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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]      Preliminary proxy statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]      Definitive proxy statement

[_]      Definitive Additional Materials

[_]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                              THE RIGHT START, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing proxy statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[_]      No fee required

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.



         (1) Title of each class of securities to which transaction applies:
             Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, Series H Contingent Convertible Preferred Stock, 4% Convertible Redeemable Pay-in-Kind Notes due 2004
         -----------------------------------------------------------------------


         (2) Aggregate number of securities to which transaction applies:
             20,761,409 shares of common stock underlying securities set forth in (1)
         -----------------------------------------------------------------------


         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
             $4.37, which is the average of the high and low prices on January 18, 2002
         -----------------------------------------------------------------------


         (4) Proposed maximum aggregate value of transaction:
             $90,727,357
         -----------------------------------------------------------------------

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         (5) Total fee paid:
             $8,347
         -----------------------------------------------------------------------


[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         -----------------------------------------------------------------------


         (2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------


         (3)  Filing Party:
         -----------------------------------------------------------------------


         (4) Date Filed:
         -----------------------------------------------------------------------


Notes:

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                              THE RIGHT START, INC.
                          26610 Agoura Road, Suite 250
                           Calabasas, California 91302

                                FEBRUARY 28, 2002


Dear Shareholders:

         We will hold a special meeting of shareholders on Tuesday, March 26, 2002, at 9:00 a.m., at The Right Start, Inc. at 26610 Agoura Road, Suite 250, Calabasas, California. The purpose of the meeting is (i) to approve the convertibility into common stock of certain shares of preferred stock and debt we recently issued and an amendment to our articles of incorporation effecting an increase in our authorized common stock from 25 million shares to 75 million shares, (ii) to approve the change of our name to FAO, Inc. and the reincorporation of our company from California to Delaware, (iii) to approve an increase in the size of our management stock option plan and (iv) to approve the adoption of a new management stock option plan.

         The formal notice of meeting, the proxy statement and the proxy card are enclosed.

         We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

         If you have shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. We look forward to meeting you at the March 26, 2002 special meeting of shareholders.

                      Very truly yours,



                      Jerry R. Welch President and Chief Executive Officer

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                              THE RIGHT START, INC.
                          26610 Agoura Road, Suite 250
                           Calabasas, California 91302

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD MARCH 26, 2002

         A special meeting of shareholders of The Right Start, Inc. will be held at our headquarters located at 26610 Agoura Road, Suite 250, Calabasas, California on March 26, 2002, at 9:00 a.m. for the following purposes:

1. To approve (i) the conversion feature of our recently-issued Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Contingent Convertible Preferred Stock convertible into an aggregate of 17,334,836 shares of our common stock (which approval will result in automatic conversion subject to certain conditions),
(ii) the conversion feature of our recently-issued 4% Subordinated Convertible Redeemable Pay-in-Kind Notes due 2004, convertible into 3,426,573 shares of our common stock, and (iii) an amendment to our articles of incorporation effecting an increase in our authorized common stock from 25 million shares to 75 million shares;

2. To approve (i) a change in our legal name from The Right Start, Inc. to FAO, Inc. and (ii) the reincorporation of our company from California to Delaware;

3. To approve an amendment to our 1991 Employee Stock Option Plan increasing the maximum aggregate number of shares of our common stock subject to the plan from 2,300,000 shares to 3,898,037 shares, an increase of 1,598,037 shares;

4. To approve our new 2001 Employee Stock Option Plan with a maximum aggregate number of shares of our common stock subject to the plan equal to 1,630,119, such that the total aggregate number of shares subject to the 1991 Employee Stock Option Plan and the 2001 Stock Option Plan would be 5,528,156; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The close of business on February 28, 2002, is the date of record for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         All shareholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PREPAID RETURN ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

                                             By Order of The Board of Directors

                                             Raymond P. Springer
                                             Secretary

Calabasas, California
February 28, 2002

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                              THE RIGHT START, INC.

                                  ------------

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

WHY ARE WE SEEKING YOUR PROXY?

         The board of directors of The Right Start, Inc. is seeking your proxy for use in connection with a special meeting of shareholders to be held on March 26, 2002, at 9:00 a.m. and at any and all adjournments thereof. At the special meeting, shareholders will act on the matters set forth in the accompanying notice of meeting, including (i) approval of the convertibility of shares of preferred stock and debt we issued on September 5, 2001 and January 6, 2002, and an increase in our authorized common stock from 25 million shares to 75 million shares, (ii) approval of the change of our name to FAO, Inc. and approval of the reincorporation of our company from California to Delaware, (iii) approval of an increase in the size of our management stock option plan and (iv) approval of the adoption of a new management stock option plan. The persons named as proxies were designated by our board of directors and our officers or directors.

CERTAIN DEFINITIONS

Proposal One relates to certain securities issued in connection with our acquisition of substantial assets and liabilities of F.A.O. Schwarz and its affiliate Quality Fulfillment Services, Inc., our acquisition of substantially all the assets and certain liabilities of Zany Brainy, Inc. and its affiliates and our acquisition of Targoff-RS, LLC. In this proxy statement, we will refer to F.A.O. Schwarz and its affiliate Quality Fulfillment Services, Inc. (two wholly-owned subsidiaries of KBB Retail USA, Inc.) as "FAO" collectively and without distinction (See KBB Retail's financial statements on Exhibit N for financial information about FAO); we will refer to Zany Brainy, Inc. and its affiliates operating the Zany Brainy business as "Zany Brainy, Inc." collectively and without distinction; and we will refer to our acquisition of Targoff-RS, LLC as the "Targoff Acquisition." The Certificate of Determination of Preferences of the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock of The Right Start, Inc. (the "Zany Certificate of Determination") that sets forth the terms of those series of our preferred stock is attached to this proxy statement as Exhibit A-1. The Certificate of Determination of Preferences of the Series H Contingent Convertible Preferred Stock of The Right Start, Inc. that sets forth the terms of that series of our preferred stock is attached to this proxy statement as Exhibit A-2.

SUMMARY OF THE ACQUISITION OF THE ASSETS OF F.A.O. SCHWARZ AND QUALITY FULFILLMENT SERVICES, INC.

The asset purchase agreement setting forth the terms of this acquisition is discussed in greater detail below and a copy of the agreement is attached to our Current Report on Form 8-K filed January 18, 2002. The following summary should be read in conjunction with that more detailed description and the agreement itself.

o Through our newly formed subsidiary, Toy Soldier, Inc., we purchased assets that included substantially all of the assets of FAO other than 19 stores and certain employment agreements and other contracts.

o As part of the purchase, Toy Soldier, Inc. assumed substantially all of the liabilities of FAO other than those owed to Royal Vendex K.B.B. N.V. and those related to the 19 closing stores and the unassumed contracts.


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o        At closing, Toy Soldier, Inc. paid (i) 20,000 shares of our Series H
Contingent Convertible Preferred Stock, par value $.01 per share (the "Series H Preferred Stock"), with a liquidation preference of $20 million, convertible upon shareholder approval into 5.0 million shares of our common stock at a price of $4.00 per common share and (ii) the 8% Subordinated Notes of Toy Soldier, Inc. in an aggregate principal amount of $17,998,000 (the "FAO Subordinated Notes"). The form of the FAO Subordinated Notes is attached to this Proxy Statement as Exhibit B-2. The closing price is adjustable if, after a post-closing physical inventory, the current portion of the assets transferred to Toy Soldier, Inc. on the closing date minus the current portion of assumed liabilities on the closing date does not equal $33 million.

o Simultaneously with the closing, we amended our Loan and Security Agreement with Wells Fargo Retail Finance LLC to increase the maximum loan amount to $17.5 million to provide a source of working capital for the FAO business.

SUMMARY OF THE ACQUISITION OF THE ASSETS OF ZANY BRAINY, INC.

The asset purchase agreement setting forth the terms of this acquisition is discussed in greater detail below and a copy of the agreement is attached to our Current Report on Form 8-K filed September 20, 2001. The following summary should be read in conjunction with that more detailed description and the agreement itself.

o Through our newly formed subsidiary, ZB Company, Inc., we purchased assets that included substantially all of the assets of Zany Brainy, Inc. other than certain rejected leases and executory contracts, certain bankruptcy rights and professional retainers.

o As part of the purchase, ZB Company, Inc. assumed certain liabilities, including liabilities under assumed contracts, cure cost settlement amounts, employee obligations, post-petition trade payables, accruals, post-closing date bankruptcy case costs, approved excess expenses, liabilities under approved subleases, liabilities of Zany Brainy, Inc. under certain employee benefit plans and other pre-closing liabilities of Zany Brainy, Inc. other than pre-petition general unsecured claims and up to $15,000 per month owed by Zany Brainy, Inc. pursuant to the terms of a transitional services agreement between Zany Brainy, Inc. and ZB Company, Inc.

o At closing, ZB Company, Inc. paid (i) cash in the amount necessary to pay all sums due and owing under the credit facility between Zany Brainy, Inc. and Wells Fargo Retail Finance, LLC, (ii) certain cure cost settlement amounts, (iii) $200,000 in cash against post-closing date costs, (iv) approximately $2.1 million to escrow against certain employee retention payment obligations of Zany Brainy, Inc., (v) $4.2 million in cash and (vi)
1.1 million shares of our common stock.

o ZB Company, Inc. agreed to pay after closing those cure cost settlement amounts agreed upon with the affected creditor or as determined by the bankruptcy court, certain employee obligations of Zany Brainy, Inc., trade payables and accruals as they became due, $2.5 million on or before December 15, 2001, $2.5 million on or before February 15, 2002 and $2.5 million on or before April 15, 2002, post-closing date bankruptcy case costs up to $1.0 million plus certain allocated costs and, in the event there are rejection claims allowed under the Bankruptcy Code that exceed $2.5 million, the additional amount required so that the percentage recovery by the holders of allowed unsecured claims under Zany Brainy, Inc.'s bankruptcy plan is not diminished, and costs incurred by Zany Brainy, Inc. after the closing date for certain professional fees and other bankruptcy case administrative costs and expenses.


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o        We sold approximately 11,919 shares of our Series E Convertible
Preferred Stock, $.01 par value (the "Series E Preferred Stock"), convertible upon shareholder approval into approximately 8.3 million shares of our common stock, for approximately $11.9 million, or approximately $1.43 per common share.

o We sold 2,200 shares of our Series G Convertible Preferred Stock, $.01 per value (the "Series G Preferred Stock"), convertible upon shareholder approval into 2.2 million shares of our common stock, for $5.5 million or $2.50 per common share to affiliates of Kayne Anderson Investment Management, Inc.

o We sold our 4% Subordinated Convertible Redeemable Pay-in-Kind Note due 2004 (the original note is referred to in this proxy statement as the "Zany Subordinated Note" and, together with any additional notes issued pursuant to its pay-in-kind provisions, as the "Zany Subordinated Notes") convertible, subject to shareholder approval, into approximately 3.4 million shares of our common stock for $4.9 million or approximately $1.43 per common share. The form of our Zany Subordinated Note is attached to this proxy statement as Exhibit B-1.

o We contributed all but $1.5 million of the cash proceeds of the offerings outlined above to ZB Company, Inc. to consummate the acquisition of the assets of Zany Brainy, Inc.

o ZB Company, Inc. entered into a new $115 million credit facility secured by substantially all of its assets and our guarantee which in turn is secured by a pledge of the stock of ZB Company, Inc.

SUMMARY OF THE TARGOFF ACQUISITION

The Targoff-RS, LLC Note Purchase Agreement, dated September 5, 2001, among the noteholders of Targoff-RS, LLC and us (the "Targoff Note Purchase Agreement"), and the LLC Purchase Agreement, dated August 17, 2001, between Michael Targoff and us (the "Targoff Acquisition Agreement"), set forth the terms of the Targoff Acquisition and are discussed in greater detail below. A copy of the Targoff Note Purchase Agreement and a copy of the Targoff Acquisition Agreement are attached to our Current Report on Form 8-K filed September 20, 2001. The following summary should be read in conjunction with the more detailed description below and those two agreements themselves.

o We acquired Targoff-RS, LLC and its debt (which was partially held by certain of our affiliates) in exchange for 1,800 shares of the Series F Convertible Preferred Stock, $.01 par value (the "Series F Preferred Stock"), convertible upon shareholder approval into approximately 1.8 million shares of our common stock, for approximately $4.0 million or approximately $2.22 per share.

o Targoff-RS, LLC, which was owned by an unaffiliated party, had previously acquired the online and catalog business conducted under the Right Start brand from the secured creditors of RightStart.com Inc. after they acquired those assets from RightStart.com Inc. in foreclosure.

o Fred Kayne, one of our directors, Richard Kayne, another director, and certain affiliates of Kayne Anderson Investment Management, Inc., of which Richard Kayne is President and Chief Executive Officer, were secured creditors of Targoff-RS, LLC and received Series F Preferred Stock convertible into 58,322 shares, 498,038 shares and 329,137 shares, respectively, of our common stock.


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HOW CAN MY PROXY BE REVOKED?

Any proxy may be revoked or superseded by executing a proxy bearing a later date or by giving notice of revocation in writing prior to, or at, the special meeting, or by attending the special meeting and voting in person.

WHAT CONSTITUTES A QUORUM?

The presence at the special meeting, in person or by proxy, of persons entitled to vote a majority of the shares of our common stock outstanding on the record date will constitute a quorum. As of the record date, 12,965,501 shares of our common stock were outstanding. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are considered "shares present" for purposes of determining whether a quorum exists.

HOW ARE PROXIES VOTED?

All proxies that are properly completed, signed and returned to us prior to the meeting, and not subsequently revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" each of the proposals set forth in this proxy statement. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are not considered to be "shares voted" and will not affect the outcome of the vote.

WHEN WAS THE PROXY STATEMENT MAILED?

This proxy statement and the accompanying proxy are being mailed to shareholders on or about February 28, 2002.

HOW ARE PROXY EXPENSES BEING PAID?

The entire cost of the solicitation of proxies will be borne by us. Expenses will also include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of our common stock. It is contemplated that this solicitation will be primarily by mail. In addition, some of our officers, directors and employees may solicit proxies personally or by telephone, facsimile or e-mail, but will not be compensated for such solicitation.

HOW DO I VOTE AT THE SPECIAL MEETING?

Shares of our common stock constitute the only class of securities entitled to notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on February 28, 2002, will be entitled to vote at the meeting or any adjournment or postponement thereof. As of February 28, 2002, there were 12,965,501 shares of our common stock issued and outstanding, each share being entitled to one vote on each matter to be voted upon.


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WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

The approval of each proposal, except Proposal Two relating to our reincorporation in Delaware, will require the affirmative vote of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote on such proposal. Proposal Two will require the affirmative vote of 60% of the outstanding shares of our common stock. Proposal Two will also require the affirmative vote of a majority of the outstanding shares of our Series A Mandatorily Redeemable Preferred Stock, our Series B Convertible Preferred Stock and our Series C Convertible Preferred Stock, voting together as a single class, which has been obtained. A properly executed proxy marked "ABSTAIN" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. As a result, an abstention will have the effect of a negative vote.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

Unless you specify your choice in your proxy, your proxy will be voted FOR each of the proposals set forth in this proxy statement which is our board of directors' recommendation. In summary our board of directors recommends a vote:

o FOR approval of (i) the conversion feature of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock convertible into an aggregate of 17,334,836 shares of our common stock (which approval will result in automatic conversion subject to certain conditions), (ii) the conversion feature of the Zany Subordinated Note, convertible into 3,426,573 shares of our common stock, and
(iii) an amendment to our articles of incorporation effecting an increase in our authorized common stock from 25 million shares to 75 million shares;

o FOR approval of (i) a change in our legal name from The Right Start, Inc. to FAO, Inc. and (ii) the reincorporation of our company from California to Delaware;

o FOR approval of a proposed amendment to our 1991 Employee Stock Option Plan increasing the maximum aggregate number of shares of our common stock subject to the plan from 2,300,000 shares to 3,898,037 shares, an increase of 1,598,037 shares; and

o FOR approval of our new 2001 Employee Stock Option Plan with a maximum aggregate number of shares of our common stock subject to the plan equal to 1,630,119, such that the total aggregate number of shares subject to the 1991 Employee Stock Option Plan and the 2001 Stock Option Plan would be 5,528,156.

Our board of directors does not know of any other matters that will be brought before the special meeting nor does it foresee or have reason to believe that the proxy holders will have to vote on any such matters. In the event that any other matter is properly brought before the special meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in accordance with their reasonable judgment.

OTHER MATTERS

Our principal executive offices are located at 26610 Agoura Road, Suite 250, Calabasas, California 91302. A list of shareholders entitled to vote at the special meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any shareholder. You should review the information in this proxy statement in connection

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with our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the period ended February 3, 2001, our Quarterly Reports on Form 10-Q for the periods ended May 5, 2001, August 4, 2001, and November 3, 2001 and Exhibit 99.1 of our Current Report on Form 8-K filed September 20, 2001, which summarizes factors that may affect our future performance.

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                                  PROPOSAL ONE

            APPROVAL OF CONVERTIBILITY OF RECENTLY-ISSUED SECURITIES
                AND INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

WHY DO OUR RECENTLY-ISSUED SECURITIES NEED TO HAVE THEIR CONVERSION FEATURE APPROVED AND WHY DO WE NEED TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK?

On September 5, 2001, ZB Company, Inc., our wholly-owned subsidiary, completed the acquisition of substantially all of the assets of Zany Brainy, Inc., including 187 retail stores in 34 states, existing inventory, all equipment, certain contractual rights and all intellectual property, through a purchase of assets and assumption of liabilities pursuant to sections 363 and 365 of the U.S. Bankruptcy Code. The financing for the acquisition was obtained through (i) the issuance of our newly-issued securities, the proceeds of which were largely contributed to ZB Company, Inc., and (ii) incurrence by ZB Company, Inc. of bank debt. We purchased the assets of Zany Brainy, Inc. because management and our board of directors determined that there was a good fit between the two brands, that the combination would allow cross-promotion throughout the childhood of our customers' children, that the Zany Brainy and Right Start brands attracted similar customers, that there were opportunities for efficiencies in operations and that the price was attractive.

Our Chief Executive Officer, Jerry Welch, has known and spoken with senior management at Zany Brainy, Inc. for many years. When Zany Brainy, Inc. filed for bankruptcy on May 15, 2001, Mr. Welch and our Chief Financial Officer, Raymond Springer, began exploring ways to combine the two companies. Principals of Waterton Management, LLC and Mr. Welch began to discuss the acquisition of Zany Brainy, Inc. and the possible combination of our company with Zany Brainy, Inc. at about the same time. The Waterton principals, together with Messrs. Welch and Springer, then commenced negotiations with Zany Brainy, Inc. for the purchase. Waterton Management, LLC ("Waterton") obtained the right to make the purchase from the bankruptcy court on July 19, 2001. Shortly thereafter, negotiations between The Right Start, Inc. and Waterton regarding the possible joint acquisition of Zany Brainy, Inc. broke down. At a subsequent bankruptcy court hearing regarding the acquisition, the bankruptcy court awarded The Right Start, Inc. the right to purchase the Zany Brainy, Inc. assets. We then arranged to have Mr. Fred Kayne and affiliates of each of Kayne Anderson Investment Management, Inc. and Waterton purchase our securities in order to finance the transaction. We were required to obtain Hart-Scott-Rodino clearance in order to consummate the transaction. We received this clearance on August 24, 2001.

As consideration, ZB Company, Inc. agreed to pay the following: $7.5 million in cash and 1.1 million shares of our common stock to the bankruptcy estate of Zany Brainy, Inc. for the benefit of its unsecured creditors (the cash portion to be paid in three equal installments on December 15, 2001, February 15, 2002 and April 15, 2002); $65.8 million (excluding renewed letters of credit) to Wells Fargo Retail Finance, LLC, as the lender to Zany Brainy, Inc. (paid at the closing from the proceeds of a Loan and Security Agreement between Wells Fargo Retail Finance, LLC and ZB Company, Inc.: $4.2 million which was offset by payments due to investors; $2.1 million paid into an escrow at the closing for Zany Brainy, Inc. management retention bonuses; and certain lesser amounts. Additionally, ZB Company, Inc. assumed certain liabilities estimated at $26.0 million consisting of post-petition trade payables, cure cost settlement amounts, bankruptcy-related professional fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits. In addition to the investments discussed below, we financed the acquisition of the assets of Zany Brainy, Inc. with the ZB Company, Inc. credit facility discussed below.

In order to fund the acquisition of the assets of Zany Brainy, Inc., we issued new securities consisting in part of approximately 11,919 shares of the Series E Preferred Stock to Waterton's affiliate Athanor Holdings, LLC ("Athanor") and 2,200 shares of the Series G Preferred Stock to certain affiliates of Kayne Anderson Investment Management, Inc. and Mr. Fred Kayne (all of which are our affiliates), for approximately $11.9 million and $5.5 million, respectively. The Series E Preferred Stock is convertible, upon approval by our shareholders, into 8,334,836 shares of our common stock, at an imputed price of $1.43 per share, and the Series G Preferred Stock is convertible, upon approval by our shareholders, into 2.2 million shares of our common stock at an imputed price of $2.50 per share. Additionally, Athanor purchased the Zany Subordinated Note, in the principal amount of $4.9 million, which will be convertible after approval by our shareholders. The Athanor investment (including the Series E Preferred Stock and the Zany Subordinated Note), if and when converted to common stock, represents approximately 34.3% of our fully diluted shares before giving effect to employee and director stock options and assuming conversion of the Series H Preferred Stock. Under a shareholders' agreement among Kayne Anderson Investment Management, Inc., Mr. Fred Kayne and Athanor and the investment agreement between us and Athanor, Athanor has the right to name three members to our board of directors, one of whom is to be "independent." The shareholders' agreement also requires the Kayne Anderson Investment Management investment affiliates and Mr. Fred Kayne to convert all of their holdings of our Senior Subordinated Convertible Pay-in-Kind Notes ("Existing Subordinated Notes") and our Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Pay-in-Kind Convertible Preferred Stock to common stock at the time that sufficient common shares have been authorized for conversion of Athanor's holdings, and the conversion feature on the newly-issued preferred stock and Zany Subordinated Note has been approved by vote of our common shareholders; and to vote their securities in favor of such matters. Upon such authorization and approval, the Series E Preferred Stock (to the extent of the conversion of our other convertible securities (other than employee or director options, outstanding warrants and our Series H Preferred Stock)) will automatically convert into shares of our common stock. The conversion of the Existing Subordinated Notes occurred on September 5, 2001, the Series D Pay-in-Kind Convertible Preferred Stock held by such entities was converted on December 1, 2001 and the Series B Convertible Stock and Series C Convertible Stock held by such entities was converted as of December 31, 2001.

In addition, the Athanor Holdings, LLC investment agreement required that we acquire from Targoff-RS, LLC the assets it acquired in the foreclosure on RightStart.com Inc. by RightStart.com Inc.'s senior secured lenders, including the online and catalog businesses conducted under the Right Start brand. We purchased Targoff-RS, LLC and its debt (held in part by certain of our affiliates) at a price of $4.0 million through the issuance of 1,800 shares of the Series F Preferred Stock. The Series F Preferred Stock is convertible, upon approval by our shareholders, into 1.8 million shares of our common stock at an imputed price of approximately $2.22 per share.

On August 15, 2001, Mr. Fred Kayne contacted Mr. Michael Targoff to purchase Targoff-RS, LLC. Mr. Targoff requested $4.0 million in cash. Mr. Kayne stated that we could not pay cash and offered our stock with a value of $4.0 million, assuming a $2.22 per common share value. Mr. Targoff agreed that he would accept stock if Mr. Kayne could arrange to have the debt of Targoff-RS, LLC repaid with a portion of the stock. Mr. Kayne spoke with certain of the other debtholders and agreed with Mr. Targoff that the debt repayment could be so structured. We entered into an agreement with Mr. Targoff dated August 17, 2001, to purchase all of the limited


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liability company interests. We agreed that we would separately purchase the outstanding debt of the limited liability company for an aggregate, for both purchases, of 1,800 shares of the Series F Preferred Stock. Our agreement with the debtholders dated September 5, 2001, reflects the agreement among the debtholders of how the shares remaining after paying Mr. Targoff would be divided among such debtholders.

The terms of each of these recently-issued securities entitle their holders to registration rights with respect to the underlying common stock. Our common stock does not have preemptive rights.

The remaining amounts necessary to consummate the acquisition of the assets of Zany Brainy, Inc. came from the ZB Company, Inc. credit facility. The ZB Company, Inc. credit facility is secured by a pledge of substantially all of the assets of ZB Company, Inc. We guaranteed ZB Company, Inc.'s obligations under the ZB Company, Inc. credit facility and secured our guarantee with a pledge of the stock of ZB Company, Inc. The ZB Company, Inc. credit facility consists of a standard revolving line of up to $100 million under which borrowings bear interest, at ZB Company, Inc.'s election, at an initial rate of 3.5% over the London Interbank Offered Rate ("LIBOR") or 1.75% over a base rate announced by Wells Fargo Bank from time to time, and a special subline of up to $15 million under which borrowings bear interest at a rate of 14.5% per annum. The special subline must be drawn upon up to $10 million before any other amounts are drawn.

On January 6, 2002, Toy Soldier, Inc., our wholly-owned subsidiary, completed the acquisition of substantial assets and liabilities of FAO consisting of 20 retail stores in 14 states including the flagship store in New York City, existing inventory at those stores and three distribution centers other than certain aged inventory, all equipment at those stores as well as certain equipment at 19 stores that were not purchased, online and catalog assets, substantially all contractual rights other than employment and benefit contracts and all intellectual property. Toy Soldier, Inc. is operating stores in Chestnut Hill, Massachusetts and Water Tower Place, Chicago (an "FAO Schweetz" candy store) under an operating agreement pending receipt of landlord consent to the assignment of the leases for those stores. In addition, Toy Soldier, Inc.
is operating the FAO flagship store in Chicago and negotiating to continue such operations for three years. We also acquired rights to the "F.A.O.
Schwarz" name under an agreement with a charitable foundation operated by the Schwarz family pursuant to which we pay royalties of 0.25% of annual sales up to $50 million and 0.375% of annual sales above that amount. The acquisition was paid for with (i) the FAO Subordinated Notes and (ii) the Series H
Preferred Stock. We purchased the assets of FAO because our management and our board of directors determined that the FAO brand was valuable for its high visibility, that the combination would allow cross-promotion, that the FAO, Zany and Right Start brands attracted similar customers, that there were opportunities for efficiencies in operations and that the price was attractive.

Our Chief Executive Officer, Jerry Welch, was contacted by Morgan Stanley & Co. Incorporated in early September 2001 about the opportunity to acquire FAO. We executed a confidentiality agreement on September 19, 2001 and began discussions shortly thereafter. On November 19, 2001 we executed the FAO Asset Purchase Agreement. We were required to obtain Hart-Scott-Rodino clearance in order to consummate the transaction. We received this clearance on December 21, 2001.

In order to fund the acquisition of the assets of FAO, we issued new securities consisting of 20,000 shares of Series H Preferred Stock with an aggregate liquidation preference of $20 million and $17,998,000 in aggregate principal amount of the FAO Subordinated Notes. The Series H


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Preferred Stock is convertible, upon approval by our shareholders, into
5,000,000 shares of our common stock, at an imputed price of $4.00 per share. The Series H Preferred Stock, if and when converted to common stock, represents approximately 14.5% of our fully diluted shares before giving effect to employee and director stock options and assuming conversion of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Zany Subordinated Note. Under a shareholders' agreement with F.A.O. Schwarz and Quality Fulfillment Services, Inc., Mr. Fred Kayne and affiliates of Kayne Anderson Investment Management have agreed to vote their securities in favor of all matters necessary to permit the conversion of the Series H Preferred Stock. Upon requisite shareholder authorization and approval, the Series H Preferred Stock (to the extent of the conversion of our other convertible securities (other than employee or director options, outstanding warrants and the Series E Preferred Stock)) will automatically convert into shares of our common stock.

The terms of the Series H Preferred Stock entitle its holders to registration rights with respect to the underlying common stock, including one demand right after two years.

As a result of the agreements we entered into in connection with the issuance of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Zany Subordinated Note, we are contractually obligated to submit the conversion feature of the securities to our shareholders for approval. Further, because our articles of incorporation only provide for 25 million authorized shares of common stock, we need to increase the number of our authorized shares. Upon approval of the conversion feature, the total number of shares of our common stock outstanding or reserved for issuance upon conversion of securities or the exercise of options or warrants will be 39,458,591. Our board of directors has determined that it is in our best interest, and that of our shareholders, to increase the total number of our authorized shares of common stock to 75 million. The increase in the authorized number of shares of common stock from 25 million shares to 75 million shares will allow us to accomplish additional equity issuances which would also dilute your ownership position in us. The increase in our outstanding number of shares of common stock will be implemented by filing an amendment to our articles of incorporation. A copy of that amendment is attached to this proxy statement as Exhibit C. Although we can issue preferred stock that would dilute your ownership interest in us, potential purchasers of such stock will likely desire the potential liquidity of the market for our common stock making the ability to issue common stock or securities convertible into common stock potentially more valuable to us than our ability to issue preferred stock or debt alone. We may use additional authorized shares of common stock for acquisitions, stock splits, stock dividends or other corporate purposes. There can be no assurance, however, that the use to which we put any additional capital raised will increase our value proportionately to the amount of dilution you experience in such a transaction. If such an increase does not occur, the value of your ownership position may decrease.

WHAT IS THE EFFECT OF MODIFICATION OF OUR NEWLY-ISSUED SECURITIES AND THEIR PROPOSED CONVERSION ON THE RIGHTS OF EXISTING SECURITY HOLDERS?

If Proposal One is approved, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock and the Zany Subordinated Note will become convertible into our common stock, and upon the conversion of our previously existing convertible securities (other than options and outstanding warrants), will automatically convert into shares of our common stock. We anticipate that substantially all of our convertible securities will be converted following the approval of Proposal One at the special meeting and prior to implementing the reincorporation merger contemplated by Proposal Two. To the extent our



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outstanding convertible securities are converted, your ownership interest in us will be diluted. There can be no assurance that the value we believe we acquired in the acquisition of the assets of FAO and Zany Brainy, Inc. and in the Targoff Acquisition will increase the value of your ownership interest in us proportionately to the dilution you will experience.

WHY AM I BEING ASKED TO APPROVE THE CONVERSION FEATURE OF SECURITIES THAT HAVE ALREADY BEEN ISSUED?

The assets of Zany Brainy, Inc. were acquired out of bankruptcy. The assets of FAO became available for purchase shortly thereafter. The opportunity to purchase these assets became available to us, in each case, late in the process of the sale of those assets and, as a result, there was insufficient time to seek shareholder approval prior to completing the issuance of the convertible securities used to finance these acquisitions and the Targoff Acquisition. For this reason, our board of directors elected to obtain investments through the issuance of new preferred stock and debt to finance the acquisition of the assets of Zany Brainy, Inc. and to pay for the FAO assets through a similar issuance of preferred stock on the agreement with the investors and FAO that we would seek to obtain the approval of our shareholders to make our newly-issued securities convertible into common stock. Also, our largest shareholders agreed that they would vote sufficient shares of our common stock held by them directly or through conversion of existing securities to ensure approval. In addition, our common stock is listed on the Nasdaq National Market, and National Association of Securities Dealers Rule 4350(i) requires shareholder approval when (i) in connection with the acquisition of the assets of another company, securities are offered in a nonpublic offering that are convertible into common stock of the issuer equal to or in excess of 20% of the voting power or number of shares outstanding before the issuance or (ii) securities are offered in a nonpublic offering that are convertible into common stock equal to or in excess of 20% of the voting power or number of shares outstanding before the issuance at a price below the market price. We believe that only the first of the two rules is applicable to the acquisition of the assets of FAO and Zany Brainy, Inc. and the Targoff Acquisition and that the size and arm's length nature of the issuance of the Series E Preferred Stock and Series H Preferred Stock, and the higher price than the then market price of our common stock obtained for the Series F Preferred Stock and the Series G Preferred Stock make the second rule inapplicable; however, obtaining the consent of our shareholders will also satisfy the second rule.

WILL THE SHARES ISSUABLE UPON CONVERSION OF OUR RECENTLY-ISSUED CONVERTIBLE SECURITIES BE FREELY TRADEABLE?

Our common stock issuable upon conversion of our recently-issued securities is restricted from trading freely. We are, however, required to file a registration statement that permits resales of our common stock issuable upon conversion of our recently-issued securities. In addition, existing registration rights agreements provide holders of our earlier issued securities certain rights to participate in this registration. The registration statement may cover securities convertible into approximately
24.5 million shares of our common stock if such registration proceeds.

WHAT BUSINESS WAS CONDUCTED BY F.A.O. SCHWARZ AND QUALITY FULFILLMENT SERVICES, INC.?

Established in 1862, F.A.O. Schwarz developed into the premier upscale retailer of toys in the United States. FAO has focused its efforts on being a retailer of unique, high quality, exclusive products in playful, interactive, fun selling environments staffed with knowledgeable and attentive sales personnel. Quality Fulfillment Services, Inc. provided telemarketing and


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fulfillment services for the FAO online and catalog business and provided similar services for several third parties.

Frederick August Otto Schwarz founded the business in 1862, just six years after he arrived in America from Westphalia, Germany. Mr. Schwarz operated his shop in Baltimore, Maryland until 1870 when he moved to New York to open the Schwarz Toy Bazaar on Broadway. In 1880, he moved to larger quarters in New York's Union Square, which was then the fashionable shopping center, housing such stores as Tiffany and other leading merchants. After moving to two other New York City locations, FAO eventually moved uptown to 745 Fifth Avenue in 1931. The flagship store remained at this location until November 1986, when it moved 93 feet across the street to its current location at 767 Fifth Avenue. FAO now has flagship stores in Manhattan, San Francisco, Las Vegas, Boston and Orlando. We are constructing an additional flagship store in Los Angeles.

HOW IS THE FAO BUSINESS CONDUCTED?

STORE DESIGN

FAO stores are designed to be playful, interactive, fun selling environments. The FAO stores acquired by our subsidiary Toy Soldier, Inc. fall into two categories: (i) flagship stores varying in size from approximately 67,000 square feet in New York to 22,000 square feet in Boston and (ii) mall stores ranging from approximately 4,000 to 12,000 square feet. The acquired stores offer a uniquely interactive and engaging environment where kids of all ages are invited to use their imaginations. Typically each store has animated displays and visual attractions highlighted by FAO's signature clock tower. Twelve of the acquired stores include an F.A.O. Schweetz candy boutique and one of the acquired stores is dedicated solely to candy sales under the name F.A.O. Schweetz. In addition, 13 of the acquired stores include an F.A.O. Baby boutique.

MERCHANDISE SELECTION

FAO stores carry over 15,000 stock keeping units ("SKUs") from more than 400 suppliers in eight different countries. Products generally range in price from $10 up to $500, with the average price paid for a single product being approximately $24.

Nearly 70% of FAO's sales are generated from products not generally available from mass toy merchants. Of this, approximately 10% of FAO's annual sales volume is generated from items found worldwide and sold in the United States exclusively through FAO. Fifteen percent of sales are from internally designed private label brands such as plush animals and arts and crafts. Co-branded exclusives such as special product Barbie and G.I. Joe represent 15% of sales. An additional 30% of sales are generated from limited distribution lines such as Corolle, Madam Alexander and Steiff.

FAO is routinely the launch site for new product offerings, such as Diva Stars, Teletubbies, Furby, Pokemon, Eloise, Star Wars, Tommy Hilfiger girls and others.

In addition, FAO flagship stores offer personal shopping services which account for approximately 10% of sales in those stores.

STORE ASSOCIATES

FAO stores have generally been staffed with a store manager, two assistant managers, product and sales specialists, and a varying number of full and part-time store associates, depending on store volume and time of year. The store manager and assistant managers supervise each store and are responsible for building relationships within the community. The operations of each store have been supervised by two district managers, a vice president of stores, a senior vice president of stores and an executive vice president of stores. We expect to flatten the reporting structure so that four district managers will report to an executive vice president of stores.

FAO store personnel are exceptionally loyal; a number of store employees have been employed by FAO for over 25 years. FAO store managers receive several days of class instruction and follow-up instruction on selling.

STORE LOCATIONS

Toy Soldier, Inc. acquired stores located in:

                           o New York
                           o Boston
                           o San Francisco
                           o Las Vegas
                           o Orlando
                           o Kansas City, Missouri
                           o Mall of America, Minnesota
                           o Tyson's Corner, Virginia
                           o Bellevue, Washington
                           o Westchester, New York
                           o King of Prussia, Pennsylvania
                           o Los Angeles (to be opened)
                           o Atlanta
                           o Houston
                           o Seattle
                           o Troy, Michigan
                           o Aventura, Florida
                           o West Palm Beach
                           o Mall of Georgia, Buford
                           o Bal Harbour, Florida

Toy Soldier, Inc. is operating stores in Chestnut Hill, Massachusetts and Water Tower Place, Chicago (an "FAO Schweetz" candy store) under an operating agreement pending receipt of landlord consent to the assignment of the leases for those stores. In addition, Toy Soldier, Inc. is negotiating to operate the Chicago flagship store for three years.

PRICING

FAO products have typically been priced without an attempt to be the discount leader in a given market. Management believes that the FAO consumer typically shops at FAO stores to find exclusive products in an entertaining and interactive atmosphere and not because of a perception that the price will be lower.


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MARKETING

FAO has not traditionally marketed using direct mail, newspaper advertising or television advertising venues, though it began limited direct mail in 2001. FAO has received attention through its catalog, the internet and recent television, movies and related product launches (such as Men in Black, Babe, Stuart Little, Star Wars, Planet of the Apes and Big). Hundreds of television interviews are conducted in the Fifth Avenue store during the holiday season. Initial product launches at FAO include Teletubbies, Furby and Pokemon. Special television tie-ins include the CBS feature the "30 Days of Christmas" which featured a different FAO product segment each day from Thanksgiving to Christmas. In addition, FAO has celebrity appearances from people such as Michael J. Fox, Mark Wahlberg, Martha Stewart and Vanessa Williams.

In 1998 FAO initiated a "Best of F.A.O." rewards program that caters to customers who purchase over $750 per year. The customers in the "Best of F.A.O." rewards program accounted for over $7 million in sales during Fiscal 2000. FAO also launched a corporate outreach program that targets local hotels and businesses.

SPECIAL EVENTS PROGRAM

Vendors contribute to support demonstrators in FAO flagship stores to promote their products to customers. At the Fifth Avenue store the F.A.O. Baby department has "Story Time" three times a day and other flagship stores hold the event at least twice a week. In addition, characters such as Barbie, Alice in Wonderland, Raggedy Ann and Mother Goose perform in FAO stores.

CATALOG SALES

Catalog sales have been a growing business for FAO since they began in 1876. FAO has two types of catalogs that it currently distributes: an upscale "Ultimate Catalog" sent to 250,000 people in the 2001 Christmas season and a core catalog sent to 6.5 million people that season. The Ultimate Catalog is sent to FAO's best customers and has generated average orders of over $270. FAO also has included catalogs in its outbound internet orders. Core catalogs include a mix of exclusive toys, limited distribution items and "Best of F.A.O." items. In Fiscal 2000 catalog sales were approximately $16.5 million. Distribution of catalog orders has been handled internally at FAO's leased distribution centers.

INTERNET SALES

FAO launched fao.com May 3, 1998. In August, 2001 the site was redesigned. Sales in Fiscal 2000 were approximately $5.3 million with 1,100 SKUs. The website consists of 18 categories, including Action Figures, Candy, Construction, Electronics, Games, Holiday Collectibles, Stuffed Toys, Watches, Arts & Crafts, Characters, Dolls, F.A.O. Baby, Girls, Preschool, Sports & Outdoors, Vehicles and Wood. Customers may shop by Category, Age, Exclusives, Brand or in one of a number of Boutiques including, Steiff, Barbie, Brio, Tommy Hilfiger, Thomas the Tank Engine, Lego and Gund. In addition, customers may select purchases by entering the catalog identifying number. Fao.com has generated an average order size of approximately $120. Customers may return products to FAO's stores or by mail to the distribution center.

PURCHASING AND SUPPLIERS

FAO products are purchased from over 400 suppliers in eight different countries. The central buying staff traditionally has been composed of the Chief Operating Officer, three vice presidents

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and three buyers, each of whom is responsible for purchasing selected categories of products. A key to FAO's strategy has been to offer exclusive toys and one-of-a-kind gifts. Approximately 15% of total FAO sales derive from co-branded exclusive products including Barbie, G.I. Joe, Eloise and Madame Alexander dolls. Approximately 10% of sales derive from items manufactured outside the United States and distributed exclusively by FAO in the United States. Another 30% of sales are generated from limited distribution lines not sold by other major toy retailers, some from specialty vendors who refuse to sell to mass merchants and discount toy retailers. The FAO brand is also promoted through an in-house private label product development team that develops products that are unique to FAO such as plush animals and arts and crafts.

DISTRIBUTION

FAO operations currently include three distribution centers, with one located in Somerset, New Jersey, and two in Roanoke, Virginia. The distribution centers are approximately 169,000, 160,000 and 48,000 square feet, respectively. Approximately 90% of FAO products are distributed through these facilities and the balance is shipped to the stores directly by the manufacturer or supplier. All retail store shipments are currently handled out of the New Jersey facility. Retail operations include an automated inventory replenishment system designed to optimize the inventory levels at FAO stores. This computerized system retrieves sales information from FAO stores, enabling picking, pricing and shipping of products to stores on a daily or weekly basis. Approximately 70% of product flow is distributed using FAO's automated allocation system while the remaining 30% is distributed at the point of receipt using a tickler system in conjunction with the merchandise allocation department. FAO stores (other than Fifth Avenue) receive shipments weekly during the year and two to three times weekly during peak periods. Fifth Avenue receives shipments three to four times weekly during the year and several times a day during peak periods.

The Virginia distribution centers handle both internet and catalog orders, as well as call center operations and third party logistics services for five other companies including Children's Wear Digest, Inc., Gold Violin, Inc., Just Boys Just Girls, Yoga Zone LLC and Sperry & Hutchison Co., Inc. In Fiscal 2000 the distribution centers handled approximately 600,000 orders and made approximately 900,000 shipments. Shipments during the holiday period are made the day following the taking of the order to the extent merchandise ordered is in stock.

CALL CENTER

Call center and customer service operations are handled in one of the Roanoke, Virginia facilities. Staffing for call center operations fluctuates seasonally between 100 and 350 employees. This center provides telemarketing and fulfillment services for FAO's catalog and internet as well as providing these same services for third parties. In addition, this operation handles all telephone calls to the Fifth Avenue store made during the fourth quarter (over 40,000 in the 2000 season). In Fiscal 2000 the call center answered approximately 900,000 phone calls with 85% answered within 25 seconds and an abandonment rate of 2% or less.

MANAGEMENT INFORMATION SYSTEMS

FAO uses STS, a business-wide software package that supports major back-office functions, including merchandising, replenishment, physical distribution, general ledger and payables. We expect to migrate FAO to the JDA management information system. We expect to use JDA for operations for FAO, Right Start and Zany Brainy brand operations.

FAO stores utilize a point-of-sale system to capture sales transactions that include price look-up, UPC scanning, check and credit authorization and zip code capture. FAO store systems will be designed to interface with JDA to replenish inventory automatically, by SKU, to each store. This information will be analyzed to tailor merchandise assortment, determine markdowns, generate forecasts and evaluate product and supplier performance.

PROPRIETARY RIGHTS

To protect its proprietary rights, FAO generally relied, as will we, on copyright, trademark and trade secret laws, and confidentiality agreements with employees and third parties and license agreements with consultants and suppliers. We have obtained the right to use "F.A.O. Schwarz" under license from the F.A.O. Schwarz Family Foundation. The license agreement permits the exclusive use of the name "F.A.O. Schwarz" for advertising, promotion or any other business purposes, including use of the mark on products, packaging and labeling and in connection with advertising in operated or licensed stores, through catalogs, internet, television, computer and other electronic means, product licensing, and branded products for resale by third party retailers. Toy Soldier, Inc. will pay royalties to the F.A.O. Schwarz Family Foundation based such sales and licensing efforts. The agreement provides the F.A.O. Schwarz Family Foundation with quality control rights over our use of the mark.

Each of "F.A.O. Schwarz," "FAO Baby," "FAO Schwarz Fifth Avenue," "FAO," "FAO Girl," "FAO Schweetz," "Truffles" and "Patrick the Pup" has been registered as a service mark and/or trademark with the United States Patent and Trademark Office. In addition, we obtained numerous pending applications for trademarks that were filed by FAO. "Fao.com," "faoschwarz.com" and numerous other related URL's are also registered as Internet domain names.

SEASONALITY

FAO's business is highly seasonal. For example, approximately 43% of FAO's Fiscal 2000 revenue was received in the fourth quarter of Fiscal 2000. Providing some balance to this seasonal high is a separate sales increase related to summer tourism. As a result, inventory levels are increased during the months of August through November in order to meet seasonal requirements.

EMPLOYEES

As of January 5, 2002, FAO employed approximately 1,150 employees in the acquired stores, its headquarters and its distribution centers, approximately 600 of whom were employed full time. Additional personnel are employed during peak selling periods. FAO considered its relationships with employees to be good. FAO employees located in the San Francisco store were covered by a collective bargaining agreement with United Food and Commercial Workers Union, Local 101. The agreement covers wage and hour matters, vacation, holidays and time off, discipline, benefits and seniority among other things. The agreement does not permit strikes and is subject to renegotiation in March 2003. We are negotiating assumption of the agreement with minor modifications.

WHAT PROPERTIES ARE ASSOCIATED WITH THE  FAO BUSINESS?

FAO's corporate headquarters are located at 767 Fifth Avenue, New York, New York, under a lease of approximately 24,500 square feet. The lease has an initial term of 15 years (expiring January 31, 2012) with one five-year renewal option.

FAO operations currently include three distribution centers, with one located in Somerset, New Jersey, and two in Roanoke, Virginia. The distribution centers are approximately 169,000, 160,000 and 48,000 square feet, respectively. The Somerset distribution center lease has an initial term of ten years expiring October 2005 with two five-year renewal options. The Roanoke distribution center leases have annual renewal terms extending through April and September 2002.

All acquired FAO stores are leased. Initial lease terms are generally for at least ten years, and many leases contain multiple five-year renewal options.

WHAT LEGAL PROCEEDINGS HAVE BEEN ASSOCIATED WITH THE FAO BUSINESS?

         FAO has been involved from time to time in litigation that ordinarily accompanies a retail business. We expect the same to be true as we operate the FAO business.

WHAT ARE THE MATERIAL FEDERAL TAX AND ACCOUNTING CONSEQUENCES OF OUR ACQUISITION OF THE FAO ASSETS?

         The purchase of the FAO assets is being financed partially by the issuance of the Series H Preferred Stock, which upon approval by the holders of our common stock will automatically convert, subject to certain conditions, into five million shares of our common stock. We expect that this conversion will trigger an "ownership change" under Section 382 of the Internal Revenue Code and the related Treasury Regulations, and will result in certain limitations on our ability to offset our taxable income against our net operating loss carryforwards.

         Additionally, the Series H Preferred Stock has a conversion rate of $4.00 per share. The market price of our common stock was approximately $3.50 per share when the economic elements of the transaction were initially agreed to by the parties; however, the share price averaged $5.29 over the seven trading day period around November 30, 2001 when the Company waived its financing contingency and was thereafter contractually committed to close. Consequently, we will be required under generally accepted accounting principles to record a "beneficial conversion feature" to recognize the difference in the market price and the conversion rate as of November 30, 2001. The impact of the charge will be to decrease the amount of earnings available to common shareholders by approximately $6.45 million in Fiscal 2001. There is no impact on our net worth resulting from this accounting requirement.

WHAT BUSINESS WAS CONDUCTED BY ZANY BRAINY, INC.?

The business of Zany Brainy, Inc. constituted a leading specialty retail business of high quality toys, games, books and multimedia products for kids. The business of Zany Brainy, Inc. was the sale of products intended to entertain, educate and spark the imaginations of children up to 12 years of age.

Zany Brainy, Inc. was incorporated in 1991 and the first Zany store was opened in Wynnewood, Pennsylvania in the same year. Zany Brainy, Inc. opened 27 new stores during the year ended

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February 3, 2001 and, as of the end of the fiscal year, operated 188 stores in 34 states. On May 15, 2001, Zany Brainy, Inc. and its affiliated companies conducting the Zany business filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. Zany Brainy, Inc.'s address, which has become the principal corporate offices for ZB Company, Inc., is 2520 Renaissance Boulevard, King of Prussia, Pennsylvania.

HOW IS THE ZANY BUSINESS CONDUCTED?

STORE DESIGN

Zany Brainy stores are designed to be bright, colorful and inviting for children and adults. Its store prototype was approximately 10,600 square feet and contained 12 major categories of products. Large banners with unique graphics identified each of these categories to enable customers to find specific items quickly. Zany Brainy stores are carpeted and have low shelving to encourage children to see, touch and play with its products. Departments are located around the perimeter of the store in a "racetrack" style to promote browsing and impulse sales. Zany Brainy stores have a play center that provides seating so adults can comfortably play with their children. The stores typically have a Showtime Theater used to show the latest video releases which is adjacent to the play center so that the two spaces can be combined to accommodate larger special events. A reading area is situated next to the book department, and software demonstration stations are near the multimedia department to encourage sampling of these items. We expect to reorganize the layout of Zany Brainy stores in order to include a boutique that sells products under the Right Start brand beginning in the first quarter of Fiscal 2002.

MERCHANDISE SELECTION

Zany Brainy, Inc. has carried over 12,500 stock keeping units from more than 400 suppliers in 20 different countries. Products generally range in price from less than one dollar up to $200 with the average price paid for a single product being approximately $10. Zany Brainy stores present merchandise across 12 product categories to satisfy a broad spectrum of customer needs.

Zany Brainy stores regularly offer numerous limited distribution, innovative products. Several specialty suppliers also provide exclusive Zany Brainy product or licensing arrangements. In addition, merchandise offerings are supplemented with products developed specifically for Zany Brainy, including products under such brand names as "Dream Dough," "Hugs-n-Snugs," "Ready, Set, Grow!" and "Kidstruments."

STORE ASSOCIATES

Zany Brainy store associates are actively recruited from educators, child care providers and back-to-work parents in the belief that that these people are most likely to possess respect and affection for children, and an appreciation of how children learn through play. Store associates receive approximately 25 hours of training within their first month of employment and are tested before they are designated a "Certified Kidsultant." In addition, some store associates receive supplemental training to become specialists in various areas including books, multimedia and events.

Zany Brainy stores have generally been staffed with a general manager, two assistant managers, three specialists, and a varying number of part-time store associates, depending on store volume and time of year. The general manager and assistant managers, who may be specialists, typically

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manage each store, and are responsible for building relationships within the community. The operations of each store have been supervised by one of 17 district managers who each report to the vice president of stores.

STORE LOCATIONS

As of May 17, 2001, Zany Brainy, Inc. operated 187 stores in 34 states. Store selection was based on geographic markets and store sites on the basis of demographic information, quality and nature of co-tenants, store visibility and accessibility. Key demographics considered include population density, household income, the number of households with children and education level. Stores were located primarily in suburban strip or power centers as well as in selected freestanding locations. Sites with destination and lifestyle-oriented retailers or high quality supermarkets as co-tenants were preferred. We kept 171 stores based on their financial performance.

COMPETITIVE PRICING

Zany Brainy products have typically been priced competitively, but without an attempt to be the discount leader in a given market. Zany Brainy, Inc. maintained a policy of matching competitors' advertised prices, though we will not continue that strategy because we believe our customers choose to shop the Zany Brainy brand because they find the selection and quality of service superior to the alternatives.

MARKETING

Zany Brainy products, stores and brand awareness were typically promoted using direct mail and newspaper. Zany Brainy, Inc. relied primarily on direct mail advertising to capitalize on its internally generated customer database. A variety of direct mail pieces, including a large, color "Zany Zone" catalog, was mailed throughout the year to both current and prospective customers. Zany also used full color newspaper inserts for broader consumer reach during peak selling periods. Zany Brainy, Inc. advertised most heavily during the Christmas holiday and back-to school seasons. We expect to continue many of the promotional activities begun by Zany Brainy, Inc. and to supplement this activity with email promotion.

SPECIAL EVENTS PROGRAM

The Zany Brainy stores have a monthly calendar of free events. Each of the stores hosts regular daily activities for kids, including creative arts and crafts activities, character and author appearances and mini-concerts by nationally known children's performers. Zany Brainy stores also feature several interactive areas, including play centers and software demonstration stations. In addition, the stores show movies throughout the day at their Showtime Theater. We expect to continue event-oriented promotions at Zany Brainy stores.

INTERNET SALES

In December 2000, Zany Brainy, Inc. entered into an agreement with Online Retail Partners, Inc. to dissolve and liquidate its Internet joint venture, ZB Holdings LLC and its wholly owned subsidiary, ZanyBrainy.com LLC. As a result, Zany Brainy, Inc. assumed full ownership and control of www.zanybrainy.com, the Zany Brainy internet shopping website, and assumed all of the joint venture liabilities. On May 8, 2001, Zany Brainy, Inc. suspended its offering of product

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sales on the internet site. We re-launched the internet site in November 2001 with a goal of making the site a self-supporting channel for promotion of the Zany Brainy brand.

PURCHASING AND SUPPLIERS

Zany Brainy products are purchased from over 400 suppliers in 20 different countries. The central buying staff traditionally has been composed of one vice president, two divisional merchandise managers and seven buyers, each of whom is responsible for purchasing selected categories of products. The Zany Brainy brand is also promoted through an in-house private label product development team that develops products that are unique to Zany Brainy.

DISTRIBUTION

Zany Brainy operations currently include two distribution centers that are located in Swedesboro, New Jersey and Phillipsburg, New Jersey. The distribution centers are approximately 250,000 and 269,000 square feet, respectively. Approximately 90% of Zany Brainy products are distributed through these facilities and the balance is shipped to the stores directly by the manufacturer or supplier. Operations include an automated inventory replenishment system designed to optimize the inventory levels at each of ZB Company, Inc.'s stores. This computerized system retrieves sales information from ZB Company, Inc.'s stores, enabling picking, pricing and shipping of products to stores on a weekly basis. We expect to rationalize distribution and open a distribution center on the west coast. We are also considering reductions in the frequency of product shipments.

Internet and catalog orders as well as some seasonal sales have traditionally been handled by third party distributors.

MANAGEMENT INFORMATION SYSTEMS

In the first quarter of 2000, Zany Brainy, Inc. completed the replacement of SFR, its existing business-wide software package, with JDA, a business-wide software package that supports major back-office functions, including buying, replenishment, physical distribution, general ledger and payables. JDA provides greater forecasting capabilities and more advanced replenishment and trend algorithms than SFR. We expect to use JDA for operations for the FAO, Right Start and Zany Brainy brand operations.

Zany Brainy stores utilize a point-of-sale system to capture sales transactions that include price look-up, UPC scanning, check and credit authorization and zip code capture. Zany Brainy store systems are designed to interface with JDA to replenish inventory automatically, by stock-keeping unit, to each store. This information is analyzed to tailor merchandise assortment, determine markdowns, generate forecasts and evaluate product and supplier performance.

PROPRIETARY RIGHTS

To protect its proprietary rights, Zany Brainy, Inc. generally relied, as will we, on copyright, trademark and trade secret laws, and confidentiality agreements with employees and third parties and license agreements with consultants and suppliers.

Each of "Zany Brainy," "A Zillion Neat Things for Kids," "Zany Brainy and Design," "Zany Zone," "Price Chomper," "Noodle Kid Design," "Oodles and Oodles of Fun Things to Learn," "Noodle Kidoodle," "Kids Learn Best When They're Having Fun," "My Little Play Pals," "Dolls

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to Love," "Kidstruments," "Why Take an Extraordinary Kid to an Ordinary Toy
Store?," "Free Fun Every Day," "ZanyBrainy.com and Design," "Oceanmotion," "ZanyBrainy.com," "Dream Dough" and "Kidsultant" have been registered as a service mark and/or trademark with the United States Patent and Trademark Office. In addition, we have numerous pending applications for trademarks that were filed by Zany Brainy, Inc. "Zanybrainy.com," "zb.com" and numerous other related URL's are also registered as Internet domain names.

SEASONALITY

The Zany Brainy brand business is highly seasonal. For example, approximately 47% of Zany Brainy, Inc.'s Fiscal 2000 revenue was received in the fourth quarter of Fiscal 2000. As a result, inventory levels are increased during the months of August through November in order to meet seasonal requirements.

EMPLOYEES

As of February 3, 2001, Zany Brainy, Inc. employed approximately 4,000 employees, approximately 1,500 of whom were employed full time. As of January 9, 2002, ZB Company, Inc. employed approximately 3,600 employees, approximately 1,000 of whom were employed full time with the reduction primarily a result of store closures and reduction of headquarters staff. Additional personnel are employed during peak selling periods. Zany Brainy, Inc. considered its relationships with employees to be good. No Zany Brainy employees are covered by collective bargaining agreements.

WHAT PROPERTIES ARE ASSOCIATED WITH THE ZANY BRAINY BUSINESS?

ZB Company, Inc.'s corporate headquarters are located at 2520 Renaissance Boulevard in King of Prussia, Pennsylvania, where it leases approximately 30,000 square feet. The lease initially expires in December 2007 and has two 72-month renewal options

ZB Company, Inc. also currently owns one distribution center in Phillipsburg, New Jersey and leases one distribution center in Swedesboro, New Jersey. The distribution centers are approximately 250,000 and 269,000 square feet, respectively. The Swedesboro distribution center lease has an initial term of five years with two five-year renewal options. There is also an option to expand the distribution center by a minimum of 100,000 and up to 250,000 square feet.

All Zany Brainy stores are leased. Initial lease terms are generally for ten years, and most leases contain multiple five-year renewal options. Zany Brainy stores are primarily in suburban strip or power shopping centers as well as in selected freestanding locations. We plan to open no new stores in 2002. We have closed or are in the process of closing 15 Zany Brainy stores.

WHAT LEGAL PROCEEDINGS HAVE BEEN ASSOCIATED WITH THE ZANY BRAINY BUSINESS?

Zany Brainy, Inc. was from time to time involved in litigation that ordinarily accompanies a retail business. We expect the same to be true as we operate the Zany Brainy business.

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WHAT ARE THE MATERIAL FEDERAL TAX AND ACCOUNTING CONSEQUENCES OF OUR ACQUISITION
OF THE ZANY BRAINY, INC. ASSETS?

The purchase of the Zany Brainy assets is being financed partially by the issuance of the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Zany Subordinated Note, which upon approval by the holders of our common stock will automatically convert, subject to certain conditions, into 15,761,409 shares of our common stock. We expect that this conversion will trigger an "ownership change" under Section 382 of the Internal Revenue Code and the related Treasury Regulations, and will result in certain limitations on our ability to offset our taxable income against our net operating loss carryforwards.

The Zany Subordinated Note contains a conversion feature, which permits the holder to convert the note into our common stock at a rate of $1.43 per share. The market price of our common stock averaged $4.25 per share over the seven day trading period around the date when the economic elements of the note were ultimately agreed to by the parties. Under generally accepted accounting principles, we are required to recognize the difference in market price and the conversion price as a "beneficial conversion feature." The amount is then amortized to interest expense for the period representing the time prior to the holder's ability to convert. We expect that the entire $4.9 million beneficial conversion feature will be charged to non-cash interest expense in Fiscal 2001.

Additionally, the Series E Preferred Stock has a conversion rate of $1.43 per share, the Series F Preferred Stock has a conversion rate of $2.22 per share and the Series G Preferred Stock has a conversion rate of $2.50 per share. The market price of our common stock averaged $4.25 per share over the seven day trading period around the date when the economic elements of these transactions were ultimately agreed to by the parties. Consequently, we will be required under generally accepted accounting principles to record a "beneficial conversion feature" to recognize the difference in the market price and the conversion rate. The impact of the charge will be to decrease the amount of earnings available to common shareholders by approximately $19.4 million in Fiscal 2001. There is no impact on our net worth resulting from this accounting requirement.

WHAT BUSINESS WAS CONDUCTED BY TARGOFF-RS, LLC?

Targoff-RS, LLC's business consisted of online specialty retail of high-quality developmental, educational and care products for children under the Right Start brand. Targoff-RS, LLC had previously acquired the online and catalog business conducted under the Right Start brand from the secured creditors of RightStart.com Inc. after the secured creditors had acquired those assets from RightStart.com Inc. in foreclosure. The internet and catalog business acquired by Targoff-RS, LLC in Fiscal 2000 had sales of approximately $16.4 million and net losses of approximately $14.1 million.

During Fiscal 2001 internet and catalog operations are expected to break even or experience a small loss.

HOW WAS THE TARGOFF BUSINESS CONDUCTED?

Targoff-RS, LLC obtained products and services from us and obtained all of its inventory from us pursuant to a management services agreement. In addition, we promoted Targoff-RS, LLC's online store in our retail stores nationwide. Under the management services agreement, we also provided various services to Targoff-RS, LLC, including payroll processing, benefits administration, insurance (property, casualty, medical, dental and life), tax, merchandising, fulfillment and telecommunications. In addition, Targoff-RS, LLC also obtained rights under an intellectual property agreement with us in the foreclosure on the assets of Rightstart.com Inc. Under the intellectual property agreement Targoff-RS, LLC had the right to use the name "Right Start," as well as all trademarks, service marks, trade dress, trade names, domain names and other source designations owned or used by us, in connection with its online and catalog business. Targoff-RS, LLC, as successor, also had a non-exclusive license to use our intellectual property and customer information.

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WHAT IS OUR COMPETITION?

The highly competitive toy retailing market is composed of:

o mass market retailers, including superstores such as Toys "R" Us and discounters such as Wal-Mart and Target;

o smaller format specialty educational and creative toy and game retailers;

o non-toy specialty retailers, such as traditional book, music, video and software retailers;

o        Internet-only retailers such as Amazon.com; and

o a variety of other retailers offering a subset of our products including card and gift shops, candy stores, craft stores and department stores.

WHAT ARE THE TERMS OF THE SECURITIES ISSUED TO FAO?

The FAO acquisition was funded through the issuance of the Series H Preferred Stock, which is contingently convertible into five million shares of our common stock and has a liquidation preference of $20 million, and the issuance of $18 million in aggregate principal amount of the FAO Subordinated Notes.

The Series H Preferred Stock is convertible, upon approval by our shareholders, at a price of $4.00 per share. The Series H Preferred Stock, if and when converted to our common stock, represents approximately 14.5% of the fully diluted shares of our common stock (approximately 34 million shares) before giving effect to employee and director stock options. Under a shareholders' agreement with F.A.O. Schwarz and Quality Fulfillment Services, Inc., Mr. Fred Kayne and affiliates of Kayne Anderson Investment Management have agreed to vote their securities in favor of all matters necessary to permit the conversion of the Series H Preferred Stock. Upon requisite shareholder authorization and approval, the Series H Preferred Stock (to the extent of the conversion of our other convertible securities (other than employee or director options, outstanding warrants to purchase our common stock or the Series E Convertible Preferred Stock)) will automatically convert into shares of our common stock.

Repayment of the FAO Subordinated Notes, which rank pari passu on liquidation with our indebtedness and indebtedness of Toy Soldier, Inc. to our respective vendors, suppliers and trade creditors incurred in the ordinary course of business, is guaranteed by us and secured by a subordinated security interest in substantially all of the assets of Toy Soldier, Inc. and us, respectively. In the event of a liquidation, insolvency or bankruptcy of us or Toy Soldier, Inc., the holders of the FAO Subordinated Notes are required to share the proceeds of any collateral on a pro-rata basis with the holders of the trade debt. Toy Soldier, Inc. must prepay 20% of the aggregate principal amount of the FAO Subordinated Notes if our consolidated EBITDA exceeds $25 million in either of fiscal 2003 or 2004 and must prepay another 20% in 2004 if the prepayment obligation is triggered in 2003. Toy Soldier, Inc. also must prepay the FAO Subordinated Notes with the net cash proceeds from the closing of a sale of debt or equity securities of us or Toy Soldier, Inc. in excess of $5 million unless the proceeds are received from the closing of a sale of debt or equity securities on condition that they be, and within 30 days of receipt are, used to accomplish a merger, consolidation or asset acquisition. Toy Soldier, Inc. also must prepay the FAO Subordinated Notes with the proceeds of asset sales in excess of $500,000 unless, within 30 days of receipt of such proceeds, such proceeds are used to repay indebtedness

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outstanding under the Wells Fargo Retail Finance LLC Loan and Security
Agreement with us. Finally, no more than 30 days following a Change of Control, Toy Soldier, Inc. must prepay the entire principal amount outstanding under the FAO Subordinated Notes. "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Toy Soldier, Inc. or us, (ii) any person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (or any successor rules)), directly or indirectly, of more than 50% of the total voting stock of Toy Soldier, Inc. or us, other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management, INC. affiliates do not sell equity or (iii) the first day on which a majority of the members of the Board of Directors of Toy Soldier, Inc. are not Continuing Directors other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell equity. The term "Continuing Director" means, as of any date of determination, any member of Toy Soldier, Inc.'s Board of Directors who (a) was a member of such Board of Directors at the closing or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

WHAT ARE THE TERMS OF THE INVESTMENT AGREEMENT WITH ATHANOR?

The investment agreement between Athanor Holdings, LLC and us is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the Athanor investment agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Under the Athanor Holdings, LLC investment agreement, we sold to Athanor 11,918.815 shares of Series E Preferred Stock, which, when the conditions to conversion set forth below are met, will automatically convert into 8,334,836 shares of our common stock. In addition, we sold to Athanor the Zany Subordinated Note in the aggregate principal amount of $4,900,000 which, if the conversion conditions are met, will convert into 3,426,573 shares of our common stock.

The Series E Preferred Stock has an aggregate liquidation preference equal to $11,918,815 payable after payment of any liquidation preference existing under any of our senior outstanding preferred stock. The Series E Preferred Stock is pari passu in right of payment upon liquidation and payment of dividends with our other series of senior preferred stock. Holders of the Series E Preferred Stock have the right to vote as a separate class until such time as the outstanding Series E Preferred Stock has an aggregate liquidation preference less than $4 million and with the holders of our common stock thereafter (with the number of votes of the Series E Preferred Stock being calculated on an as-converted basis) with respect to any merger, acquisition or sale of all or substantially all our assets to which we are a party and any equity issuance we make (other than the issuance of (i) 1,100,000 shares of our common stock in connection with the bankruptcy of Zany Brainy, Inc., (ii) the Series G Preferred Stock, (iii) shares issuable upon conversion of our outstanding convertible equity and convertible debt at the time of issuance of the Series E Preferred Stock, (iv) options, and shares issuable under such options, issued to our directors or employees and (v) the Series F Preferred Stock). The holders of the Series E Preferred Stock approved the issuance of the Series H Preferred Stock. Subject to the immediately following sentence, the Series E Preferred Stock will automatically convert into our common stock immediately upon satisfaction of the conversion conditions which are: (i) approval of the

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conversion feature in the Series E Preferred Stock by our shareholders and
(ii) authorization by our shareholders of sufficient additional shares of our common stock to permit such conversion; and we must use reasonable efforts to obtain the approval set forth in items (i) and (ii) above from the holders of our common stock as soon as practicable but in no event later than February 15, 2002. To the extent that any of our convertible securities (other than employee or director options, outstanding warrants to purchase our common stock, the Series E Preferred Stock, the Series H Preferred Stock or the Zany Subordinated Note) remain outstanding at the time the Series E Preferred Stock would otherwise automatically convert under the immediately preceding sentence, that portion of the Series E Preferred Stock convertible into the number of shares of our common stock issuable upon conversion of the remaining convertible securities, will not be converted except to the extent the remaining convertible securities are later converted. Notwithstanding the foregoing, the parties agreed that Athanor at its option and from time to time, could convert any or all of its Series E Preferred Stock into shares of our common stock once the conditions in (i) and (ii) above had been met regardless of whether any convertible securities remained outstanding.

The Zany Subordinated Note is junior to all our other indebtedness, and to all our existing and future trade payables. The Zany Subordinated Note accrues interest at an annual rate of 4% per year payable annually on September 4 of each year. Interest is paid in cash or, at our election, through the issuance of additional Zany Subordinated Notes in an aggregate principal amount equal to the amount of interest that would be payable if such interest were paid in cash. The additional Zany Subordinated Notes will convert into whole shares of our common stock at a conversion price for each additional Zany Subordinated Note to be determined based on the average closing price of our common stock for the ten trading days prior to the interest payment date for which such additional Zany Subordinated Note is issued. All accrued but unpaid interest which should have been paid but for a default in payment will, to the extent lawful, accrue interest at the rate of 4% per year. Each additional Zany Subordinated Note will be our additional obligation and will be governed by and entitled to the benefits of, and will be subject to the terms of the Athanor Holdings, LLC investment agreement and rank pari passu with and be subject to the same terms (including the interest rate from time to time payable thereon) as any other Zany Subordinated Note (except, as the case may be, with respect to the issuance date, aggregate principal amount and the conversion price with respect to such additional Zany Subordinated Notes which will be calculated in the manner set forth above).

Prior to September 4, 2004, Athanor Holdings, LLC has the right to convert the aggregate outstanding balance of the Zany Subordinated Note, including any accrued but unpaid interest, into common stock at a price of $1.43 per share. Prior to and up to September 4, 2004, we may redeem the aggregate outstanding balance of the Zany Subordinated Note, including any accrued but unpaid interest thereon, in whole but not in part, at a price equal to 105% of such aggregate outstanding balance, provided that the Zany Subordinated Note (i) may not be redeemed prior to September 5, 2002 and (ii) Athanor Holdings, LLC has 45 days from our notice of our intention to redeem the Zany Subordinated Note to determine if Athanor Holdings, LLC would like to exercise its conversion privilege in lieu of any such redemption by us. Unless otherwise agreed to by the parties, if Athanor has not exercised its conversion privilege prior to September 4, 2004, we must redeem the Zany Subordinated Note, including any accrued and unpaid interest, on September 4, 2004.

In addition, we agreed that we will not issue additional shares of our equity or securities convertible into or exercisable for our equity (other than (i) 1,100,000 shares of our common stock issued in connection with the bankruptcy of Zany Brainy, Inc. (ii) the Series G Preferred Stock, (iii) shares issuable upon conversion of our currently outstanding convertible equity, (iv)

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options, and shares issuable under such options, issued to directors or employees and (v) the Series F Preferred Stock, without the consent of Athanor Holdings, LLC. Athanor gave its consent to the issuance of the Series H Preferred Stock.

We also agreed to take all reasonable steps necessary to obtain the resignations of three of our current directors (other than Jerry Welch) and to vote to approve and to appoint three new directors designated by Athanor Holdings, LLC effective upon designation; provided that at least one of such directors is independent for purposes of the audit committee rules published by the Securities and Exchange Commission. In addition to such three directors, to the extent that we fail to obtain all such resignations, we are required to amend our bylaws if necessary to approve the appointment of additional directors sufficient to ensure that Athanor may appoint one director for each director whose resignation we failed to obtain and to appoint such additional directors designated by Athanor to serve in such position unless and until we obtain the required resignations. As of the date hereof, these changes in the board have not been implemented.

Athanor Holdings, LLC agreed that it would have no recourse against us, our officers, shareholders, directors or other representatives, nor would any such person incur any liability, for any misstatement (whether material or immaterial) or omission (whether negligent or otherwise) with respect to Athanor's purchase except to the extent our most recent Annual Report on Form 10-K and all subsequent documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended on or prior to the date of the Athanor investment agreement, when they were filed with the Securities and Exchange Commission, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

We agreed to indemnify and hold Athanor Holdings, LLC and its officers, directors, employees and other affiliates harmless from and against any losses, claims, damages or liabilities only to the extent that they result from any liabilities of us or RightStart.com Inc. arising out of the foreclosure of loans and debt obligations of RightStart.com Inc. and the transfer and/or sale of assets of RightStart.com Inc. as a consequence of such foreclosure, whether arising before or after the date of the Athanor investment agreement; provided that such indemnification does not apply to losses, claims, damages or liabilities resulting from actions taken by Athanor. We will have fulfilled our obligations under this indemnification provision if we pay to Athanor an amount equal to the loss, claims, damages or liabilities multiplied by a percentage equal to the number of shares of common stock held by Athanor on the closing date divided by the number of shares of common stock outstanding on the closing date, assuming conversion of all convertible securities (excluding from such calculation all employee and director options).

We agreed to enter into a registration rights agreement with Athanor Holdings, LLC in substantially the form of the registration rights agreement we have provided to our other investors previously that provides Athanor with the right to have the sale or exchange of its securities registered on Form S-3 on a continuous basis with customary exceptions.

Notwithstanding the provisions of the initial certificate of determination of the Series E Preferred Stock, Athanor Holdings, LLC agreed that the Series G Preferred Stock and the Series H Preferred Stock would rank on a parity with the Series E Preferred Stock upon a liquidation, dissolution or winding up.

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WHAT ARE THE TERMS OF THE SERIES G INVESTMENT AGREEMENT?

The Series G Investment Agreement is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the Series G Investment Agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Pursuant to the Series G Investment Agreement we sold 2,200 shares of the Series G Preferred Stock, convertible into 2.2 million shares of our common stock upon the satisfaction of certain conditions, in exchange for $5.5 million from certain of our affiliates. The Series G Preferred Stock has an aggregate liquidation preference of $5.5 million. We agreed to convene a meeting of our shareholders at which our shareholders will be asked to approve, among other matters: (a) an amendment to our articles of incorporation to increase the authorized number of shares of our common stock to allow for the issuance of shares of common stock upon conversion of the Series G Preferred Stock pursuant to the Zany Certificate of Determination with respect to the Series G Preferred Stock; (b) the conversion feature of the Series G Preferred Stock set forth in
Article IV of the Zany Certificate of Determination with respect to the Series G Preferred Stock; and (c) the issuance of shares of common stock to the purchasers upon conversion of the Series G Preferred Stock pursuant to the Zany Certificate of Determination with respect to the Series G Preferred Stock. We are required promptly to prepare and file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and as promptly as practicable after receipt of comments from Securities and Exchange Commission staff with respect thereto and any required or appropriate amendments thereto, to mail to our shareholders a proxy statement in connection with a special meeting of shareholders.

In addition, pursuant to the Series G Investment Agreement we are obligated to enter into a written registration rights agreement with the purchasers of the Series G Preferred Stock (i) granting demand and piggyback rights to cause the registration for resale of our common stock issuable upon conversion of the Series G Preferred Stock and (ii) confirming these rights with respect to all other shares of our common stock now held, or available upon exercise or conversion of other securities now held, by such purchasers or their affiliates. Such registration rights will also provide that if Form S-3 is not available at the time, we will use Form S-1 and agree to file post-effective amendments to the registration statement until all shares covered by the registration statement have been distributed.

WHAT ARE THE TERMS OF THE TARGOFF NOTE PURCHASE AGREEMENT?

The Targoff Note Purchase Agreement is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the Targoff Note Purchase Agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Pursuant to the Targoff Note Purchase Agreement, we purchased the outstanding debt of Targoff-RS, LLC in exchange for 1,609.447 shares of the Series F Preferred Stock, convertible into 1,609,447 shares of our common stock upon the satisfaction of certain conditions. Certain of Targoff-RS, LLC's debtholders are our affiliates.

Under the Targoff Note Purchase Agreement, we agreed to convene a meeting of our shareholders at which our shareholders will be asked to approve, among other matters: (a) an amendment to our articles of incorporation to increase the authorized number of shares of our common stock to allow for the issuance of shares of common stock upon conversion of the Series F Preferred Stock pursuant to the ZANY Certificate of Determination with respect to the Series F Preferred Stock; (b) the conversion feature of the Series F Preferred Stock set forth in
Article IV of the Zany Certificate of Determination with respect to the Series F Preferred Stock; and (c) the issuance of shares of our common stock to the holders of debt of Targoff-RS, LLC upon conversion of the Series F Preferred Stock pursuant to the Zany Certificate of Determination with respect to the Series F Preferred Stock. We are required promptly to prepare and file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and as promptly as practicable after receipt of comments from Securities and Exchange Commission staff with respect thereto and any required or appropriate amendments thereto, to mail to our shareholders a proxy statement in connection with a special meeting of shareholders.

In addition, pursuant to the Targoff Note Purchase Agreement, we are obligated to enter into a written registration rights agreement (i) granting demand and piggyback rights to cause the registration for resale of our common stock issuable upon conversion of the Series F Preferred Stock and (ii) confirming such rights with respect to all other common stock now held, or available upon exercise or conversion of other securities now held, by the such debtholders or their affiliates. These registration rights will also provide that if Form S-3 is not available at the time, we will use Form S-1 and agree to file post-effective amendments to the registration statement until all shares covered by the registration statement have been distributed.

WHAT ARE THE TERMS OF THE TARGOFF ACQUISITION AGREEMENT?

The Targoff Acquisition Agreement is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the Targoff Acquisition Agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Pursuant to the Targoff Acquisition Agreement, we purchased all of the owner's right, title and interest in that limited liability company in exchange for
190.553 shares of Series F Preferred Stock convertible upon approval of our shareholders into 190,553 shares of our common stock. We purchased Targoff-RS, LLC as is, and without any representations or warranties, express or implied, of any kind or nature whatsoever.

Under the Targoff Acquisition Agreement, we agreed that we would convene a meeting of our shareholders at which our shareholders will be asked to approve, among other matters: (a) an amendment to our articles of incorporation to increase the authorized number of shares of our common stock to allow for the issuance of shares of our common stock upon conversion of the Series F Preferred Stock pursuant to the Zany Certificate of Determination with respect to the Series F Preferred Stock; (b) the conversion feature of the Series F Preferred Stock set forth in Article IV of the Zany Certificate of Determination with respect to the Series F Preferred Stock; and (c) the issuance of shares of common stock to such owner upon conversion of the Series F Preferred Stock pursuant to the Zany Certificate of Determination with respect to the Series F Preferred Stock. We are required to promptly prepare and file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and as promptly as practicable after receipt of comments from Securities and Exchange Commission staff with respect thereto and any required or appropriate amendments thereto, to mail to our shareholders a proxy statement in connection with a special meeting of shareholders.

In addition, pursuant to the Targoff Acquisition Agreement, we entered into a written registration rights agreement relating to the registration of the resale of the common stock issuable upon conversion of the Series F Preferred Stock. The registration rights agreement grants the owner registration rights allowing the owner to sell all the shares of our common stock issuable upon conversion of the Series F Preferred Stock at any time following the first anniversary of the closing or, if requested by the owner, earlier than the first anniversary if that registration would not, in our sole discretion, interfere or conflict with registration rights of other holders of our securities. With respect to the registration rights to be so granted, the registration rights agreement has terms no less favorable than the most favorable of those rights previously granted to Fred Kayne or Richard Kayne or granted or to be granted to the holders of the Series G Preferred Stock. Such registration rights, also provide that if Form S-3 is not available at the time, we will use Form S-1 and agree to file post-effective amendments to the registration statement until all shares covered by the registration statement have been distributed.

WHAT ARE THE TERMS OF THE FAO ASSET PURCHASE AGREEMENT?

The asset purchase agreement among us, Toy Soldier, Inc., Royal Vendex KBB N.V., F.A.O. Schwarz and Quality Fulfillment Services, Inc. is on file with the Securities and Exchange Commission and is an exhibit to our Current Report on Form 8-K filed January 18, 2002 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the asset purchase agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Toy Soldier, Inc. purchased from such F.A.O. Schwarz and Quality Fulfillment Services, Inc., free and clear of any encumbrances other than real estate, minor or otherwise disclosed encumbrances, all of their right, title and interest in and to all of their property and assets (other than certain excluded assets), including:

         (a) all real property leasehold interests with respect to the acquired stores;

         (b) all tangible personal property related to the acquired stores and certain tangible personal property located at the stores retained by FAO and closed ("closing stores") including point of sale systems and trade fixtures;

         (c) all inventories located at, or in transit to or otherwise allocable to the acquired stores, excluding certain older inventories located at the distribution centers;

         (d)      all accounts receivable;

         (e) substantially all FAO contracts unrelated to the closing stores;

         (f) all governmental authorizations with respect to the acquired stores;

         (g) all data and records related to FAO operations, including client and customer lists;

         (h) all of FAO's intangible rights and including the right to use the "F.A.O. Schwarz" name under license from the Schwarz family; and

         (i)      certain other assets.

The transfer of assets pursuant to the purchase agreement did not include the assumption of any liability related to the assets except as expressly assumed. In addition, Toy Soldier, Inc. did not assume:

         (a)      any real property leases with respect to the closing stores;

         (b) certain older inventories at the distribution centers, or any inventories or tangible personal property located at the closing stores other than certain selected tangible personal property including point of sale systems and trade fixtures;

         (c) any claims and judgments in favor of FAO relating to the closing stores;

         (d)      employment contracts and employee benefit plans; or

         (e)      certain other identified property.

 Toy Soldier, Inc. did assume and agree to discharge the following liabilities:

         (a) any trade account payable reflected on the balance sheet prepared at closing (other than trade accounts payable to Royal Vendex K.B.B. N.V. or affiliates);

         (b) any liability to FAO employees employed at the acquired stores for payroll, accrued but unused vacation time, accrued but unused sick leave and payroll taxes, to the extent included as a current liability in the closing balance sheet;

         (c) liabilities directly arising out of our prosecution of the claims relating to transferred intellectual property;

         (d) any other FAO liability included as a current liability in the closing balance sheet other than taxes due as a result of sales of inventories made by FAO prior to the closing; and

         (e) any liability of FAO under assigned real property leases and other assigned contracts to the extent arising after closing.

FAO retained every other liability (including payables to Royal Vendex KBB
N.V.).

The initial purchase price for the FAO assets consisted of (i) the parties' estimate that operating working capital for the stores and other businesses assumed was $33 million plus (ii) $5 million. Toy Soldier, Inc. also assumed liabilities estimated at approximately $9 million. The initial purchase price was paid at closing to reflect the actual operating working capital for the acquired business and was paid through delivery at closing of the Series H Preferred Stock and the FAO Subordinated Notes.

The purchase price will be adjusted based on the final unaudited consolidated balance sheet of Toy Soldier, Inc. as at the closing date which will reflect the results of physical inventory counts. Disputes, if any, will be resolved by KPMG LLP. If the operating working capital of the acquired businesses is greater than estimated, Toy Soldier, Inc. will pay FAO an amount equal to the absolute value of the difference by delivery of immediately available funds, if the difference is less than or equal to $3.3 million; or, if the difference exceeds $3.3 million, by delivery of $3.3 million of immediately available funds and Toy Soldier, Inc.'s unsecured negotiable promissory notes due six months after the closing date, with interest at 8% per annum, to the extent of the remainder. If the operating working capital of the acquired businesses is less than estimated then FAO will promptly pay Toy Soldier, Inc. an amount equal to the difference in immediately available funds.

Toy Soldier, Inc. is liable for all taxes, if any, payable in connection with the sale of the assets; however, Toy Soldier, Inc. does not expect this liability will exceed $350,000. In addition, Toy Soldier, Inc. accepted certain obligations with respect to the terms under which it hired employees at the stores it acquired. We agreed to hold a meeting of shareholders to approve the convertibility of the Series H Preferred Stock and an increase in our authorized common stock sufficient to allow conversion of the Series H Preferred Stock as soon as practicable.

Royal Vendex KBB N.V. agreed not to dissolve or distribute any proceeds it received in the sale for two years after the closing date. In addition, Royal Vendex KBB N.V. and FAO agreed generally not to compete with us in the retail sale of toys, games, children's products or candy in the United States for a period of three years after the closing and not to hire our employees or interfere with our business relationships for a period of two years after the closing date. For a period of one year after the closing, FAO and Royal Vendex KBB N.V. agreed to cooperate with Toy Soldier, Inc. in its efforts to continue and maintain for the benefit of Toy Soldier, Inc. those business relationships existing prior to the closing relating to the acquired stores, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. FAO agreed to use commercially reasonable efforts to satisfy the retained liabilities other than liabilities arising from the real property leases for the closing stores in a manner that is not detrimental to any of such relationships.

FAO and Royal Vendex KBB N.V., jointly and severally, have agreed to indemnify and hold harmless Toy Soldier, Inc., and its representatives and affiliates, and have agreed to reimburse them for losses arising from or in connection with:

         (a) any breach of, or inaccuracy in, any representation or warranty (without giving effect to any materiality qualifier therein) made by FAO or Royal Vendex KBB N.V. in the FAO Asset Purchase Agreement or other certificates, documents, writings or instruments delivered by them pursuant to that agreement;

         (b) any breach of any covenant or obligation of FAO or Royal Vendex KBB N.V. in the FAO Asset Purchase Agreement or such other certificates, documents, writings or instruments;

         (c) the failure to pay, perform or discharge any liability arising out of FAO's ownership or operation of the assets prior to the closing other than the assumed liabilities; or

         (d) the failure to pay, perform or discharge any retained liabilities.

Toy Soldier, Inc. may not make a claim for indemnification until the total of all losses with respect to the indemnified matters exceeds $1,000,000, provided that once the such amount is reached, FAO and Royal Vendex KBB N.V. will be liable for all indemnifiable losses up to $10,000,000. These limitations do not apply to losses due to covenant breaches, failure to pay pre-closing liabilities (other than assumed liabilities), breach of the enforceability representation, breach of the representation of good title, breach of the environmental representation or breach of the securities representation.

We and Toy Soldier, Inc., jointly and severally, have agreed to indemnify and hold harmless FAO, Royal Vendex K.B.B. N.V. and their respective affiliates, and have agreed to reimburse them for any loss arising from or in connection with:

         (a) any breach of any representation or warranty made by us or Toy Soldier, Inc. in the FAO Asset Purchase Agreement or other certificates, documents, writings or instruments delivered by them pursuant to that agreement;

         (b) any breach of any covenant or obligation of us or Toy Soldier, Inc. in the FAO Asset Purchase Agreement or such other certificates, documents, writings or instruments;

         (c) any obligations of Toy Soldier, Inc. to bargain with the collective bargaining representatives of employees in the San Francisco store subsequent to the closing;

         (d) any liability of FAO resulting from Toy Soldier, Inc.'s determination not to assume the collective bargaining agreement related to the San Francisco store; or

         (e) the failure to pay, perform or discharge any assumed liabilities.

FAO and Royal Vendex KBB N.V. may not make a claim for indemnification until the total of all indemnifiable losses exceeds $1,000,000, provided that once such amount is reached, we and Toy Soldier, Inc. will be liable for all indemnifiable losses up to $10,000,000. These limitations do not apply to losses due to covenant breaches, losses arising with respect to the collective bargaining agreement in San Francisco or breach of the brokers and finders representation.

WHAT ARE THE TERMS OF THE ZANY BRAINY ASSET PURCHASE AGREEMENT?

The asset purchase agreement among us, ZB Company, Inc., Zany Brainy, Inc. and Zany Brainy, Inc.'s affiliates is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the asset purchase agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

Pursuant to the asset purchase agreement, except for (i) certain excluded assets or (ii) as set forth in the Bankruptcy Court's 363/365 Transaction Approval Order and subject to the terms and conditions of the asset purchase agreement, ZB Company, Inc. purchased, free and clear of all liens and encumbrances, all of Zany Brainy, Inc.'s right, title and interest in and to all assets owned, held or utilized by Zany Brainy, Inc.; provided, however, the transfer of assets was only to the extent (i) of Zany Brainy, Inc.'s interest therein and (ii) the assets were transferable or assignable by Zany Brainy, Inc. ZB Company, Inc. bought Zany Brainy, Inc.'s assets including:

         (a) all cash and cash equivalents and all pre-paid inventory deposits;

         (b) all of Zany Brainy, Inc.'s owned and leased real property, including the furniture, fixtures, equipment and other assets located there; except to the extent ZB Company, Inc. subleased any portion of such facilities subject to its latter assumption;

         (c)      all accounts receivable;

         (d)      all equipment and other personalty;

         (e)      all intangible assets;

         (f)      all inventory;

         (g)      all rights of Zany Brainy, Inc. under all assigned contracts;

         (h) originals or copies of all books, financial and other records and information;

         (i) all computer hardware, software, source code and systems documentation used in the business of Zany Brainy, Inc.;

         (j)      certain prepaid expenses and security deposits;

         (k) all actions, judgments, insurance proceeds and insurance claims in favor of or on behalf of Zany Brainy, Inc. related to property damage that relates to the business of Zany Brainy, Inc. or the transferred assets;

         (l)      any warranties of third parties on any transferred assets;

         (m) security, utility and all other deposits and other pre-paid costs relating to transferred assets and pre-paid rent relating to the assigned contracts; and

         (n) all rights of Zany Brainy, Inc. under an agreement with Ingram Book Company.

ZB Company, Inc. did not buy, and Zany Brainy, Inc. retained:

         (a) all claims for relief under the avoidance power provisions under sections 544 through 550 of the Bankruptcy Code;

         (b) all rejected contracts and all rights and all security deposits and, to the extent applicable, fixtures relating thereto; and

         (c)      professional retainers.

ZB Company, Inc. assumed and agreed to perform, discharge and satisfy when due only the following liabilities or obligations of Zany Brainy, Inc.:

         (a) liabilities according to the terms of any assigned contract, which relate to periods after the effective time of the asset purchase agreement or which arise after such time and are to be paid, performed or satisfied after such time. ZB Company, Inc. also assumed any liabilities for the payment of any cure cost settlement amounts due under the assigned contracts and acquired leases in accordance with Bankruptcy Code section 365(b). ZB Company, Inc. was permitted to reject contracts and leases and in fact rejected the leases on 16 stores and a number of other executory contracts;

         (b)      certain employee obligations;

         (c) all Zany Brainy, Inc.'s trade payables incurred through the closing date of the asset purchase which arose or were incurred after the bankruptcy petition date of Zany Brainy, Inc.;

         (d)      all accruals;

         (e)      post-closing date bankruptcy case costs;

         (f)      approved excess expenditures;

         (g) all liabilities of Zany Brainy, Inc. pursuant to the executory contracts or leases that are the subject of certain bankruptcy court approved subleases between ZB Company, Inc. and Zany Brainy, Inc. incurred during the term of any such sublease;

         (h) all liabilities of Zany Brainy, Inc. under its employee benefit plans;

         (i) all other pre-closing liabilities of Zany Brainy, Inc. other than (i) pre-petition general unsecured claims, and (ii) the $15,000 per month maximum payment obligation of Zany Brainy, Inc. pursuant to the terms of the transitional services agreement among Zany Brainy, Inc., its affiliates and ZB Company, Inc.; and

         (j) all liabilities of Zany Brainy, Inc. under an agreement with Ingram Book Company.

Except for the assumed liabilities, ZB Company, Inc. did not assume, and has no liability or obligation whatsoever at any time for any or all liabilities of Zany Brainy, Inc. arising prior to or after the effective time of the asset purchase agreement from the operation of, or any act or omission occurring in respect of, the business of Zany Brainy, Inc. or the ownership of the transferred assets.

The aggregate amount ZB Company, Inc. paid for the transferred assets was (i) the closing proceeds described in the following paragraph and (ii) the liabilities assumed at closing (estimated at $30.9 million), and (iii) the post-closing payments in the aggregate amount of $7.5 million, and (iv) certain additional post-closing payments for ongoing bankruptcy costs up to $1.0 million and certain Bankruptcy Code allowed rejection claims that exceed $2.5 million.

At the closing, ZB Company, Inc. transferred or caused the transfer of the following closing proceeds to Zany Brainy, Inc.:

         (i) $65.8 million in cash necessary to pay all sums due and owing under the credit facility between Zany Brainy, Inc. and Wells Fargo Retail Finance, LLC;

         (ii) all cure cost settlement amounts which ZB Company, Inc. had previously agreed upon with the affected creditor or which had been determined by the bankruptcy court;

         (iii) $200,000 in cash which was credited against post-closing date bankruptcy costs payable by ZB Company, Inc.;

         (iv) $2.1 million to escrow, an amount equal to the estimated maximum amount of retention payments which would be due to employees under a Zany Brainy, Inc. severance pay and retention plan;

         (v)      $4.2 million in cash;

         (vi)     1.1 million shares of our common stock.

At the closing, ZB Company, Inc. assumed Zany Brainy, Inc.'s obligations with respect to the assumed liabilities (including the payment of the cure cost settlement amounts not paid at closing). In connection therewith, ZB Company, Inc. also agreed to satisfy Zany Brainy, Inc.'s obligations regarding Zany Brainy, Inc.'s obligations under its employment agreements and its severance pay and retention plan, trade payables, and accruals in the ordinary course as such obligations become due. ZB Company, Inc., agreed to pay such cure cost settlement amounts as ZB Company, Inc. and the affected creditor agreed upon or as were determined by the bankruptcy court.

ZB Company, Inc. agreed that after the closing it would (A) pay to Zany Brainy, Inc. $2.5 million on or before December 15, 2001, $2.5 million on or before February 15, 2002 and $2.5 million on or before April 15, 2002, and (B) pay to Zany Brainy, Inc. the amount of post-closing date bankruptcy case costs up to $1.0 million plus the amount of certain post-closing allocated costs incurred by Zany Brainy, Inc. in connection with subleases, governmental filings required in connection with the acquisition of the assets of Zany Brainy, Inc., arranging financing for the acquisition of the assets of Zany Brainy, Inc., going-out-of-business sales and other agreed matters and incurred on or after the closing date and in the event there are bankruptcy code allowed rejection claims that exceed $2.5 million, the additional amount required so that the percentage recovery by the holders of allowed unsecured claims under Zany Brainy, Inc.'s bankruptcy plan is not diminished as a result of such excess lease rejection claims, and (C) pay to Zany Brainy, Inc. amounts incurred after the closing date under those leases or executory contracts that were the subject of a sublease on or before the time they are incurred and (D) pay to Zany Brainy, Inc. the post-closing costs allocated to ZB Company, Inc. and incurred by Zany Brainy, Inc. on or before the time they are incurred by or payable by Zany Brainy, Inc. From and after the closing date through the earlier of the first anniversary of the closing date or the completion of the claims process in the Zany Brainy, Inc. bankruptcy case, ZB Company, Inc. is required to allow Zany Brainy, Inc. to utilize certain facilities, personal computers, books and records and the services of certain of our employees pursuant to a transitional services agreement among Zany Brainy, Inc., its affiliates and ZB Company, Inc. Zany Brainy, Inc. agreed that all reasonable costs due to ZB Company, Inc. pursuant to the transitional services agreement would be deemed to be post-closing date bankruptcy case costs.

ZB Company, Inc. assumed and accepted the sponsorship of, and obligations arising under or in connection with, certain plans, insurance contracts and trusts that Zany Brainy, Inc. maintained for the benefit of its "eligible employees" under such plans, insurance contracts and trusts. ZB Company, Inc. also agreed to take all necessary action, including but not limited to amending their plans, insurance contracts and trusts to permit Zany Brainy, Inc. to be a participating sponsor and providing that otherwise eligible employees of Zany Brainy, Inc. would be "eligible employees." ZB Company, Inc. specifically assumed Zany Brainy, Inc.'s COBRA obligations arising under or with respect to any of the assumed employee plans. ZB Company, Inc. is required to make, and is solely responsible for, any and all contributions required to be made to the assumed employee plans on or after the effective time of the asset purchase agreement related to periods of service occurring on or after that time. ZB Company, Inc. agreed to give credit for any and all deferrals made by eligible employees of Zany Brainy, Inc. under its dependent day care program or contributions made thereto on or after August 1, 2001. Pursuant to the asset purchase agreement, ZB Company, Inc. agreed to indemnify Zany Brainy, Inc. with respect to, and be responsible for the payment of, all claims under the self-insured medical plan to be established and maintained by Zany Brainy, Inc. for its eligible employees that contains substantially similar provisions to those set forth in the Zany Brainy Associate Benefit Plan as of the effective time of the asset purchase agreement.

WHAT ARE THE TERMS OF THE WELLS FARGO RETAIL FINANCE, LLC LOAN AND SECURITY AGREEMENT WITH ZB COMPANY, INC.?

The loan and security agreement between ZB Company, Inc. and Wells Fargo Retail Finance, LLC, as agent, is on file with the Securities and Exchange Commission as an exhibit to our Current Report on Form 8-K filed September 20, 2001 and is available from us upon request. The following discussion is only a summary of certain provisions and does not purport to be a complete description of the loan and security agreement. The discussion is qualified in its entirety by reference to the full text of the agreement.

The ZB Company, Inc. credit facility is secured by a pledge of substantially all of the assets of ZB Company, Inc. We guaranteed ZB Company, Inc.'s obligations under its credit facility and secured our guarantee with a pledge of the stock of ZB Company, Inc. The ZB Company, Inc. credit facility consists of a standard revolving line of up to $100 million under which borrowings bear interest, at ZB Company, Inc.'s election, at an initial rate of 3.5% over the London Interbank Offered Rate ("LIBOR") or 1.75% over a base rate announced by Wells Fargo Bank from time to time, and a special subline of up to $15 million under which borrowings bear interest at a rate of 14.5% per annum. The interest rate on the standard revolving line adjusts based on the average quarterly availability under the ZB Company, Inc. credit facility to a low of 2.25% over LIBOR and 0.25% over the base rate, in each case, when availability exceeds $25 million. ZB Company, Inc. is required to maintain a tangible net worth of at least 85% of amounts projected in ZB Company, Inc.'s budget for each calendar month. In addition, the ZB Company, Inc. credit facility limits capital expenditures to amounts approved by the Wells Fargo Retail Finance. ZB Company, Inc. is required to keep its effective advance rate under the ZB Company, Inc. credit facility (tested at month end and on December 24) below 50% from January through March of each year, 65% from April to July of each year, 70% from August through November of each year and 35% in December of each year. ZB Company, Inc. may not permit the ratio of purchases to costs of goods sold (on a trailing three month basis tested at month end beginning November 30, 2001) to be less than 0.30:1.00 from January through May of each year, 0.70:1.00 for June of each year, 1.00:1.00 for July and November of each year, 1.25:1.00 for August and September of each year, 1.35:1.00 for October of each year and 0.50:1.00 for December of each year. ZB Company, Inc. must maintain a minimum availability under the standard revolving line of not less than $3 million while the special subline is in effect and $5 million thereafter. ZB Company, Inc. must maintain a cost value of inventory that is within 15% of ZB Company, Inc.'s business plan at all times. ZB Company, Inc. is required to reduce outstanding advances under the special subline to $7.5 million from December 26 through April 30 of the following year and to maintain special subline advances equal to or exceeding $10 million from May 1 through December 24 of each year until the special subline is terminated.

WHAT ARE THE TERMS OF THE AMENDMENT TO THE WELLS FARGO RETAIL FINANCE, LLC LOAN AND SECURITY AGREEMENT WITH US?

As of January 6, 2002, we amended our credit facility with Wells Fargo Retail Finance, LLC, to cause Toy Soldier, Inc. to become a borrower and increase the credit line by $7.5 million to $17.5 million. The inventory of Toy Soldier, Inc. is now included in the borrowing base under the credit facility. Toy Soldier, Inc. pledged substantially all of its assets as security for the facility. In addition, we pledged our membership interest in Targoff-RS, LLC and the stock of Toy Soldier, Inc., as security for the performance of the obligations of the borrowers under the credit facility and Targoff-RS, LLC guaranteed such performance. Finally, the maturity was moved forward several weeks to January 4, 2005.

WHAT IS THE FINANCIAL STATUS OF THE COMPANY, ZB COMPANY, INC. and TOY SOLDIER, INC.?

Presented below is selected financial data of The Right Start, Inc. for the past five fiscal years.

                              THE RIGHT START, INC.
                             SELECTED FINANCIAL DATA

                                                          Fiscal Year(2)                         33-Week     Fiscal
                                        -----------------------------------------------------  Transition     Year
                                           2000          1999          1998          1997        Period       1996
                                        ----------    ----------    ----------    ----------   ----------  ----------
(Dollars in thousands except share data)
Earnings Data
   Revenues:
      Net sales                         $   44,201    $   49,844    $   37,593    $   38,521   $   27,211  $  40,368
      Sales to RightStart.com                9,408
      Other revenues                                                                                             877
                                        ----------    ----------    ----------    ----------   ----------  ----------
          Total                             53,609        49,844        37,593        38,521       27,211     41,245

      Net loss                              (7,704)      (10,842)       (5,680)       (9,241)      (5,378)    (3,899)
      Basic and diluted loss            $    (1.46)   $    (2.14)   $    (1.13)   $    (2.01)  $    (1.34) $   (1.19)
         per share
Share Data (1)
   Weighted average shares
      outstanding                        5,597,809     5,355,756     5,051,820     4,594,086    4,003,095  3,268,407

                                                           Fiscal Year                          33-Week      Fiscal
                                        ----------------------------------------------------   Transition     Year
                                           2000          1999          1998          1997        Period       1996
                                        ----------    ----------    ----------    ----------   ----------  ----------
(Dollars in thousands)

Balance Sheet Data
   Current assets                       $   11,750    $   17,424    $    8,300    $    8,908   $   11,704  $   8,353
   Total assets                             22,234        30,727        17,671        18,462       22,982     17,475




   Current liabilities                       5,637        12,943         6,572         4,796        8,457      4,649
   Long-term debt                            7,945         3,000                       8,734        5,643
   Series A Preferred stock                  2,439         2,088         1,789
   Shareholders' equity                      4,724         7,921         7,861         3,307        7,172     11,902

Right Start

                                             2000 Pro Forma     Thirty-Nine weeks     Thirty-Nine       Pro Forma
                                                                ended October 28,     weeks ended      Thirty-Nine
                                                                     2000             November 3,      weeks ended
                                                                                         2001          November 3,
                                                                                                           2001
                                            --------------------------------------------------------------------------
Statement of Operations
        Net Sales                             $   611,933       $    30,951        $    80,187          $   323,585
        Other revenues                                                             $     1,468
        Sales to Right Start.com                                $     7,114        $     3,207
                                            --------------------------------------------------------------------------
                                              $   611,933       $    38,065        $    84,862          $   323,585

        Net Loss                              $    65,859       $    (7,243)       $   (12,601)         $   (80,431)

Net Income (loss) per common share:
        Basic and Diluted                     $    (13.76)      $     (1.35)       $     (5.29)         $    (11.54)

Weighted average shares outstanding
        Basic and Diluted                       6,697,809         5,590,822          6,165,116            7,020,116

                                                  November 3, 2001     November 3, 2001
                                                                           Proforma
                                                  -------------------------------------
Balance sheet data
        Current assets                                $ 162,988          $ 226,997
        Total assets                                    195,282            262,608
        Current liabilities                              61,580             92,371
        Long term debt, net of current portion          106,097            122,632
        Shareholders' equity                             24,458             44,458

  (1) All share data has been restated to give effect to our one-for-two reverse stock split, which was effective December 15, 1998.
  (2) Fiscal 2000 is comprised of 53 weeks, other fiscal periods presented, with the exception of the 33 week transition period, are comprised of 52 weeks.


For financial statements of the Company for the fiscal year ended February 3, 2001 and for the quarterly period ended November 3, 2001 and the related Management's Discussion and Analysis, please refer to Exhibits H and I hereto.

Presented below is selected financial data of Zany Brainy, Inc. for the past five fiscal years.

                                ZANY BRAINY, INC.
                             SELECTED FINANCIAL DATA

                                                                                     -----------
                                                               2000         1999         1998         1997         1996
                                                                  (in thousands, except per share, number of stores
                                                                           and sales per square foot data)
Statement of Operations data:
   Net sales                                                 $400,479     $376,232     $276,357     $205,009       $151,973
   Cost of goods sold, including occupancy costs              312,529      267,849      198,953      153,913        115,562
                                                             --------     --------     --------     --------       --------
   Gross profit                                                87,950      108,383       77,404       51,096         36,411
   Selling, general and administrative expenses               123,036       93,126       69,813       52,833         49,672
   Merger and integration costs                                20,644            -            -            -              -
                                                             --------     --------     --------     --------       --------
   Operating income (loss)                                    (55,730)      15,257        7,591       (1,737)       (13,261)
   Interest income (expense), net                              (4,498)      (1,017)      (1,055)        (107)           115
   Equity loss in joint venture                               (11,482)           -            -            -              -
                                                             --------     --------     --------     --------       --------
   Income (loss) before taxes                                 (71,710)      14,240        6,536       (1,844)       (13,146)
   Income tax benefit (expense)                                (8,989)       2,820        6,094            -              -
                                                             --------     --------     --------     --------       --------
   Income (loss)  from continuing operations                  (80,699)      17,060       12,630       (1,844)       (13,146)
   Gain from disposal of discontinued operations                    -        1,550            -            -              -
                                                             --------     --------     --------     --------       --------
   Net income (loss)                                         $(80,699)    $ 18,610     $ 12,630     $ (1,844)      $(13,146)
                                                             ========     ========     ========     ========       ========

Net income (loss) per common share:
   Basic:                                                    $  (2.58)(a) $   0.74(b)  $   0.86(c)  $  (0.13)      $  (0.92)
   Diluted:                                                  $  (2.58)(a) $   0.60(b)  $   0.46(c)  $  (0.13)      $  (0.92)
Weighted average shares outstanding:
   Basic:                                                      31,280       25,208       14,729        14,431        14,301
   Diluted:                                                    31,280       30,780       27,291        14,431        14,301
Store data:
   Number of stores at end of fiscal year                         188          161          117            84            74
   Total square feet at end of fiscal year                      1,989        1,721        1,300           964           858
   Comparable store sales increase (decrease) (d)               (10.0%)        2.8%        12.1%         11.7%          1.0%
   Sales per square foot (d)                                 $    211     $    241     $    246     $     218      $    200
   Average sales per store (d)                                  2,254        2,677        2,819         2,531         2,233
Operating data:
   Gross profit margin                                           22.0%        28.8%        28.0%         24.9%         24.0%
   Operating margin (loss)                                      (13.9%)        4.1%         2.7%         (0.8%)        (8.7%)
Capital expenditures, net                                    $ 20,294     $ 23,447     $ 14,627     $   8,084      $ 15,673
   Depreciation and amortization                               15,940       12,485        9,791         7,507         5,639
Balance sheet data:
   Inventories                                               $120,017     $106,303     $ 65,428     $ 47,499       $ 42,461
   Working capital                                             13,664       85,140       43,305       38,338         40,900
   Total assets                                               199,163      217,647      140,472      109,523        106,970
   Line of Credit                                              52,723        3,996           --           --             --
   Long term debt, net of current portion (e)                   2,867        4,544        3,572        2,140          3,373
   Total shareholders' equity                                  69,579      148,436       86,272       73,492         74,506

(a) Includes the recording of a valuation allowance on deferred tax assets of $33.9 million representing net loss per basic and diluted share of $1.08.
(b) Includes a tax benefit of $7.3 million recorded by Noodle Kidoodle due to the recognition of a deferred tax asset representing net income per basic and diluted share of $0.29 and $0.24, respectively.

(c) Includes a tax benefit of $7.2 million recorded by Zany Brainy due to recognition of a deferred tax asset representing net income per basic and diluted share of $0.49 and $0.26, respectively.
(d) Comparable store sales figures include only 52 weeks for fiscal year 2000, which has a 53 week year. Sales per square foot and average sales per store include 53 weeks for fiscal year 2000.
(e) Includes capitalized lease obligations.

                                                                                     Twenty Six Weeks Ended
                                                                                  8/4/2001         7/29/2000
Statement of Operations
      Net Sales                                                                    132,771           135,159
      Cost of goods sold, including occupancy costs                                121,726           115,965

      Gross profit                                                                  11,045            19,194
      Selling, general and administrative expenses                                  53,972            50,731
      Merger and integration costs                                                    (497)            9,830

      Operating income (loss)                                                      (42,430)          (41,367)
      Interest income (expense), net                                                (5,961)           (1,114)
      Equity loss in joint venture                                                                    (5,789)

      Loss before Chapter 11 reorganization costs and income tax benefit           (48,391)          (48,270)

      Chapter 11 Reorganization Costs                                               (4,899)

      Income (loss) before taxes                                                   (53,290)          (48,270)
      Income tax benefit (expense)                                                                    18,578

      Income (loss) from continuing operations                                     (53,290)          (29,692)
      Gain from disposal of discontinued operations

      Net income                                                                   (53,290)          (29,692)

Net Income (loss) per common share:
      Basic                                                                          (1.65)            (0.96)
      Diluted                                                                        (1.65)            (0.96)
Weighted average shares outstanding
      Basic                                                                         32,329            31,061
      Diluted                                                                       32,329            31,061
Store data
      Number of stores at end of fiscal year
      Total square feet at end of fiscal year
      Comparable store sales increase (decrease)
      Sales per square foot
      Average sales per store
Operating data
      Gross profit margin                                                                8%               14%
      Operating margin (loss)                                                          (32%)             (31%)
Captial expenditures, net
      Depreciation and amortization                                                  9,257             7,434
Balance sheet data
      Inventories                                                                  100,120           120,017
      Working Capital                                                               35,044            13,664
      Total assets                                                                 191,887           199,163
      Line of Credit                                                                54,705            52,723
      Long term debt, net of current portion                                             -               663
      Total shareholders' equity                                                    16,291            69,579

For financial statements of Zany Brainy, Inc. for the fiscal year ended February 3, 2001 and for the quarterly period ended August 4, 2001 and the related Management's Discussion and Analysis, please refer to Exhibits J, K, L and M hereto.

Presented below is selected financial data of KBB Retail USA, Inc. including F.A.O. Schwarz and Quality Fulfillment Services, Inc. for the past five fiscal years and the thirty-nine week periods ended November 3, 2001 and October 28, 2000.

                              KBB RETAIL USA, INC.
                           (Parent of F.A.O. Schwarz
                     and Quality Fulfillment Services, Inc.)
                             SELECTED FINANCIAL DATA


                                                        Year Ended
                           February 3,    January 29,  January 30,   January 31,   February 1,    Thirty-Nine Weeks Ended
                              2001          2000          1999          1998          1997         (dollars in thousands)
                                                  (dollars in thousands)                        Nov. 3, 2001   Oct. 28, 2000
Income statement data(7)

Net sales                   $214,429      $221,012       $203,696    $187,408       $160,968    $ 106,820      $ 120,373
Gross profit                 109,152       113,952        104,618      96,832         83,965       52,560         61,827
Net loss                     (19,145)(1)    (8,017)        (8,532)    (48,818)(2,3)   (8,268)(4)  (32,507)(6)    (24,600)

Balance sheet data

Working capital
deficiency (including
due to Parent and other
related party)(5)           (105,470)      (90,744)       (86,805)    (82,064)       (39,183)    (138,244)      (114,848)
Total assets                  92,968        84,356         84,397     109,098        132,427      115,820        118,194
Long-term debt to
related party payable
in fiscal 1998                     0             0              0           0         30,400            0              0
Shareholder's equity
(deficiency)                 (74,788)      (55,643)       (47,626)    (39,094)         9,724     (107,295)       (80,243)

(1) In the fourth quarter of fiscal 2000, the Company recorded an impairment charge of $3,224 related to the writeoff of store fixtures and leasehold improvements of five stores.
(2) In the fourth quarter of fiscal 1997, the Company recorded an impairment charge of $2,822 related to the writeoff of store fixtures and leasehold improvements of four stores.
(3) In the fourth quarter of fiscal 1997, the Company wrote off recorded goodwill resulting from the acquisition of the Company of $40,101.
(4) Includes a charge of $1,000 to write off the Company's investment in a Broadway production.
(5) Amounts due to Parent are payable on demand and, accordingly, are classified as current liabilities.
(6) In June 2001, the Company recorded a charge of approximately $500,000 for a lease termination payment and other miscellaneous charges associated with the closing of a store. The net book value of the related fixed assets had previously been written off in the 1997 impairment charge.
(7) Year ended February 3, 2001 is a 53-week period. All other year-end periods are 52-week periods.

For financial statements of KBB Retail USA, Inc. including its wholly-owned subsidiaries F.A.O. Schwarz and Quality Fulfillment Services, Inc. for the fiscal year ended February 3, 2001 and for the thirty-nine week period ended November 3, 2001 and the related Management's Discussion and Analysis, please refer to Exhibit N hereto.

Presented below is the unaudited pro forma combined balance sheet of our company, Zany Brainy, Inc. and FAO as of November 3, 2001 and the unaudited combined statement of operations of our company, Zany Brainy, Inc. and FAO for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001 as if the acquisitions took place on January 30, 2000, the beginning of fiscal 2000. These preliminary pro forma statements are based on management estimates. We are in the process of obtaining appraisals to determine the fair market value of the net assets as of the dates of acquisition.

                              THE RIGHT START, INC.
                   UNAUDITED PROFORMA COMBINED BALANCE SHEETS
                             AS OF NOVEMBER 3, 2001

                                     ASSETS

                                                                   KBB Retail
                                               The Right Start,     USA Inc.        Pro Forma             Pro Forma
                                                     Inc.        (FAO Schwarz)     Adjustments             Combined
                                               ---------------  ---------------  ---------------       ----------------
Current assets:
     Cash and cash equivalents                  $   3,859,000    $   1,765,000    $  (1,510,000)  a      $   4,114,000
     Accounts and other receivables, net            5,607,000        4,344,000         (245,000)  a          9,706,000
     Merchandise inventories, net                 141,232,000       62,056,000      (11,597,000)  a        191,691,000
     Other current assets                          12,290,000        9,696,000         (500,000)  a         21,486,000
                                               ---------------  ---------------  ---------------       ----------------

         Total current assets                     162,988,000       77,861,000      (13,852,000)           226,997,000

Noncurrent assets:
     Property and equipment, net                   20,959,000       37,932,000       (4,732,000)  a         24,249,000
                                                                                    (29,910,000)  b
     Deferred income tax asset                      1,400,000                -                -              1,400,000
     Intangibles                                    3,944,000                -                               3,944,000
     Deferred non-cash interest on junior
         subordinated pay-in-kind notes             4,083,000                -                -              4,083,000
     Other assets, net                              1,908,000           27,000                -              1,935,000


                                               ---------------  ---------------  ----------------      ----------------
                                                $ 195,282,000    $ 115,820,000    $ (48,494,000)         $ 262,608,000
                                               ===============  ===============  ================      ================


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                   KBB Retail
                                                The Right Start,     USA Inc.        Pro Forma             Pro Forma
                                                      Inc.        (FAO Schwarz)     Adjustments             Combined
                                                ---------------  ---------------  ----------------      ----------------
Current liabilities:
     Accounts payable and accrued expenses        $ 50,174,000     $ 24,673,000    $   1,118,000   c       $ 75,965,000
     Short term notes payables                       7,500,000                -        5,000,000   d         12,500,000
     Due to related parties                                  -      191,432,000     (191,432,000)  a                  -
     Current portion of long-term debt               1,166,000                -                -              1,166,000
     Mandatorily redeemable preferred stock          2,740,000                -                -              2,740,000
                                                ---------------  ---------------  ----------------      ----------------

         Total current liabilities                  61,580,000      216,105,000     (185,314,000)            92,371,000

Revolving line of credit                           101,197,000                -                -            101,197,000
Long-term notes payable                                      -                -       16,535,000   e         16,535,000
Junior subordinated convertible pay-in-kind notes    4,900,000                -                -              4,900,000

Deferred rent                                        1,513,000        7,010,000       (7,010,000)  a          1,513,000

Capitalized lease obligations                        1,634,000                -                -              1,634,000

Commitments and contingencies

Shareholders' equity
     Preferred stock
         Series B                                    1,547,000                -                -              1,547,000
         Series C                                    3,733,000                -                -              3,733,000
         Series D                                    4,225,000                -                -              4,225,000
         Series E                                   11,919,000                -                -             11,919,000
         Series F                                    3,996,000                -                -              3,996,000
         Series G                                    5,500,000                -                -              5,500,000
         Series H                                            -                -       20,000,000   f         20,000,000
     Common stock                                   22,730,000                -                -             22,730,000

     Paid in capital                                47,733,000       54,000,000      (54,000,000)  g         54,183,000
                                                                                       6,450,000   h
     Accumulated deficit                           (76,925,000)    (161,295,000)     161,295,000   g        (83,375,000)
                                                                                      (6,450,000)  h
                                                ---------------  ---------------  ----------------      ----------------
         Total shareholders' equity                 24,458,000     (107,295,000)     127,295,000             44,458,000
                                                ---------------  ---------------  ----------------      ----------------
                                                  $195,282,000     $115,820,000    $ (48,494,000)        $  262,608,000
                                                ===============  ===============  ================      ================

                              THE RIGHT START, INC.
              UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED FEBRUARY 3, 2001

                                                 The Right    Zany Brainy,    RightStart.com
                                                Start, Inc.        Inc.            Inc.
                                               ------------   -------------   --------------
                                                 (audited)      (audited)       (audited)
Net sales:  Retail                             $ 53,609,000   $ 400,479,000   $  16,429,000



Costs and expenses:
     Cost of goods sold                          31,360,000     241,640,000      13,052,000




     Operating expense                           17,214,000     129,521,000       4,570,000


     Marketing and advertising expense            1,000,000      14,529,000       6,089,000
     General and administrative expense           4,017,000      43,267,000       4,252,000





     Pre-opening costs                              456,000       2,946,000               -
     Depreciation and amortization expense        2,184,000      15,459,000       1,021,000




     Store closing expense                          401,000               -               -
     Impairment of long-lived assets
     Merger and integration costs                         -      20,644,000               -

                                               -------------  ----------------  ------------
                                                 56,632,000     468,006,000      28,984,000
                                               -------------  ----------------  ------------

Operating income/(loss)                          (3,023,000)    (67,527,000)    (12,555,000)

Loss on investment in RightStart.com              3,406,000               -               -
Interest expense, net                             1,197,000       4,184,000       1,517,000



                                               -------------  ----------------  ------------
Loss before income taxes                         (7,626,000)    (71,711,000)    (14,072,000)
                                               -------------  ----------------  ------------

Income tax provision                                 78,000       8,989,000           1,000

                                               -------------  ----------------  ------------
Net loss                                       $ (7,704,000)  $ (80,700,000)  $ (14,073,000)
                                               =============  ================  ============

Preferred stock accretion                         $ 351,000             $ -             $ -

Series D preferred dividends                        110,000               -               -
Beneficial conversion feature                             -               -               -

                                               -------------  ------------------------------
Basic and diluted loss applicable to common    $ (8,165,000)  $ (80,700,000)  $ (14,073,000)
                                               =============  ==============================

Basic and diluted loss per share                    $ (1.46)
                                               =============

Weighted average number of shares outstanding     5,597,809

                                               =============

                                                KBB Retail
                                                  USA Inc.      Pro Forma          Pro Forma
                                               (Fao Schwarz)   Adjustments          Combined
                                               -------------  -------------      -------------
Net sales:  Retail                             $ 214,429,000     (9,408,000)  a  $ 611,933,000
                                                                (23,855,000)  b
                                                                (39,750,000)  q

Costs and expenses:
     Cost of goods sold                          105,277,000     (9,408,000)  a    347,457,000
                                                                (14,164,000)  b
                                                                    (64,000)  p
                                                                (20,236,000)  q

     Operating expense                            96,959,000     (9,623,000)  b    215,791,000
                                                                 (1,041,000)  c
                                                                (21,809,000)  q
     Marketing and advertising expense                13,000       (963,000)  b     20,668,000
     General and administrative expense           11,555,000     (1,605,000)  c     59,179,000
                                                                 (2,332,000)  d
                                                                  2,100,000   e
                                                                    720,000   f
                                                                 (3,000,000)  r
                                                                    205,000   v
     Pre-opening costs                               221,000              -          3,623,000
     Depreciation and amortization expense         6,435,000       (748,000)  j      4,739,000
                                                                   (144,000)  b
                                                                (12,985,000)  j
                                                                   (762,000)  q
                                                                 (5,721,000)  s
     Store closing expense                                 -              -            401,000
     Impairment of long-lived assets               3,222,000     (3,222,000)  t              -
     Merger and integration costs                          -     (5,225,000)  n     16,419,000
                                                                  1,000,000   g
                                               --------------  -------------     --------------
                                                 223,682,000   (109,027,000)       668,277,000
                                               --------------  -------------     --------------

Operating income/(loss)                           (9,253,000)    36,014,000        (56,344,000)

Loss on investment in RightStart.com                       -     (3,406,000)  k              -
Interest expense, net                              9,892,000        (68,000)  h      9,436,000
                                                                    196,000   I
                                                                 (7,932,000)  u
                                                                    450,000   w
                                               --------------  -------------     --------------
Loss before income taxes                         (19,145,000)    46,774,000        (65,780,000)
                                               --------------  -------------     --------------

Income tax provision                                       -     (8,989,000)  o         79,000

                                               --------------  -------------     --------------
Net loss                                       $ (19,145,000)  $ 55,763,000      $ (65,859,000)
                                               ==============  =============     ==============

Preferred stock accretion                                $ -              -          $ 351,000

Series D preferred dividends                               -              -            110,000
Beneficial conversion feature                              -     25,873,000   l     25,873,000

                                               --------------  -------------     --------------
Basic and diluted loss applicable to common    $ (19,145,000)  $ 29,890,000      $ (92,193,000)
                                               ==============  =============     ==============

Basic and diluted loss per share                                                 $      (13.76)
                                                                                 ==============

Weighted average number of shares outstanding                     1,100,000   m      6,697,809
                                                              =============      ==============

                              THE RIGHT START, INC.
              UNAUDITED PROFORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE NINE MONTHS ENDED NOVEMBER 3, 2001


                                                    THE RIGHT START, INC.   ZANY BRAINY, INC.   RIGHTSTART.COM INC. TARGOFF-RS, LLC
                                                    ---------------------   -----------------   ------------------- ---------------
Net sales:  Retail                                        $ 84,862,000      $ 155,842,000             $ 6,124,000        $ 562,000



Costs and expenses:
         Cost of goods sold                                 48,996,000        107,416,000               4,291,000          413,000




         Operating expense                                  35,597,000         81,719,000               1,282,000          162,000


         Marketing and advertising expense                   1,053,000          8,839,000                  42,000           18,000
         General and administrative expense                  6,470,000         12,521,000                 734,000           94,000



         Pre-opening costs                                     260,000                  -                       -
         Depreciation and amortization expense               2,378,000          8,301,000                 456,000                -




         Store closing expense                                  35,000                  -                       -                -
         Merger and integration costs                                -                  -                       -                -
                                                 ----------------------   ---------------------------------------------------------
                                                            94,789,000        218,796,000               6,805,000          687,000
                                                 ----------------------   ---------------------------------------------------------

Operating income/(loss)                                     (9,927,000)       (62,954,000)               (681,000)        (125,000)

Interest expense, net                                        1,820,000          6,723,000                 194,000                -


Non-cash interest expense                                      817,000                  -                       -                -
                                                 ----------------------------------------------------------------------------------
Loss before income taxes                                   (12,564,000)       (69,677,000)               (875,000)        (125,000)
                                                 ----------------------------------------------------------------------------------
Income tax provision                                            37,000                  -                       -                -

                                                 ----------------------   ---------------------------------------------------------
Net loss                                                 $ (12,601,000)     $ (69,677,000)             $ (875,000)      $ (125,000)
                                                 ======================   =========================================================

Preferred stock accretion                                    $ 301,000                $ -                     $ -              $ -
Series D preferred dividends                                   269,000                  -                       -                -
                                                 ----------------------   ---------------------------------------------------------
Basic and diluted loss applicable to common              $ (13,171,000)     $ (69,677,000)             $ (875,000)      $ (125,000)
                                                 ======================   =========================================================

Basic and diluted loss per share                               $ (2.14)
                                                 ======================

Weighted average number of shares outstanding                6,165,116
                                                 ======================


                                                      KBB Retail USA Inc.         Pro Forma                   Pro Forma
                                                        (FAO Schwarz)             Adjustments                 Combined
                                                    -------------------      ---------------------      ----------------------
Net sales:  Retail                                       $ 106,820,000                 (3,472,000)  a            $323,585,000
                                                                                       (9,297,000)  b
                                                                                      (17,856,000)  q

Costs and expenses:
         Cost of goods sold                                 54,260,000                 (3,472,000)  a             194,801,000
                                                                                       (6,931,000)  b
                                                                                         (718,000)  p
                                                                                       (9,454,000)  q

         Operating expense                                  66,518,000                 (5,619,000)  b             165,985,000
                                                                                         (520,000)  c
                                                                                      (13,154,000)  q
         Marketing and advertising expense                      14,000                   (707,000)  b               9,259,000
         General and administrative expense                  7,814,000                 (5,639,000)  c              19,722,000
                                                                                          360,000   f
                                                                                       (2,250,000)  r
                                                                                         (500,000)  x
                                                                                          118,000   v
         Pre-opening costs                                                                      -                     260,000
         Depreciation and amortization expense               4,978,000                   (136,000)  b               4,324,000
                                                                                       (6,817,000)  j
                                                                                         (296,000)  j
                                                                                       (1,060,000)  q
                                                                                       (3,480,000)  s
         Store closing expense                                       -                          -                      35,000
         Merger and integration costs                                -                          -                           -
                                                    -------------------      ---------------------      ----------------------
                                                           133,584,000                (60,275,000)                394,386,000
                                                    -------------------      ---------------------      ----------------------

Operating income/(loss)                                    (26,764,000)                29,650,000                 (70,801,000)

Interest expense, net                                        5,743,000                 (1,882,000)  h               8,438,000
                                                                                          113,000   I
                                                                                       (4,273,000)  u
Non-cash interest expense                                            -                    338,000   w               1,155,000
                                                    -------------------      ---------------------      ----------------------
Loss before income taxes                                   (32,507,000)                35,354,000                 (80,394,000)
                                                    -------------------      ---------------------      ----------------------
Income tax provision                                                 -                          -                      37,000

                                                    -------------------      ---------------------      ----------------------
Net loss                                                 $ (32,507,000)              $ 35,354,000               $ (80,431,000)
                                                    ===================      =====================      ======================

Preferred stock accretion                                          $ -                        $ -                   $ 301,000
Series D preferred dividends                                         -                          -                     269,000
                                                    -------------------      ---------------------      ----------------------
Basic and diluted loss applicable to common              $ (32,507,000)              $ 35,354,000               $ (81,001,000)
                                                    ===================      =====================      ======================

Basic and diluted loss per share                                                                                     $ (11.54)
                                                                                                        ======================

Weighted average number of shares outstanding                                             855,000   m               7,020,116
                                                                             =====================      ======================

                              THE RIGHT START, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

         The unaudited pro forma combined balance sheet gives effect to the acquisition of FAO as if this acquisition had occurred as of November 3, 2001. The unaudited pro forma combined statements of operations assumes the acquisition of the assets and liabilities of Zany Brainy, Inc., the acquisition of Targoff-RS, LLC (operated as RightStart.com during the periods presented except for the period between August 5 and September 4, 2001 when it was owned and operated by Targoff-RS, LLC) and the acquisition of the assets and liabilities of FAO took place as of January 30, 2000, the beginning of fiscal year 2000.

         The actual acquisitions of Zany Brainy, Inc. and Targoff-RS, LLC closed on September 5, 2001; the FAO acquisition closed January 6, 2002. The actual purchase price allocation to the net assets acquired may be significantly different from the information presented in these pro forma financial statements (See Note 2).

         On a combined basis, the material transactions between us, RightStart.com Inc., and Targoff-RS, LLC, namely the sale of merchandise and its related cost of goods sold, have been eliminated by pro forma adjustment. The management service charges provided by us to RightStart.com Inc. and Targoff-RS, LLC, reflected in general and administrative expense, eliminate in the combination of the statements.

         Certain reclassifications to the Zany Brainy, Inc. statement of operations have been made to conform the presentation to our financial presentation. The most significant of the those reclassifications were: (i) to move occupancy costs from cost of goods sold in the Zany Brainy, Inc. statements to operating costs in the pro forma combined statement and (ii) separating marketing and advertising expenses, pre-opening costs, general and administrative expense, and depreciation and amortization to separate line items from selling, general and administrative expenses on the Zany Brainy, Inc. statements.

         KBB Retail USA, Inc. owned and operated F.A.O. Schwarz stores and Quality Fulfillment Services, Inc., a telemarketing and fulfillment service. We acquired certain F.A.O. Schwarz stores and certain Quality Fulfullment Services, Inc. assets in January 2002 ("FAO Acquisition"). The pro forma adjustments related to the FAO acquisition eliminate the operating results of the F.A.O. Schwarz stores not acquired and reflect the preliminary allocation of the purchase price to the assets acquired and liabilities assumed.

NOTE 2 - PRO FORMA ADJUSTMENTS

         The pro forma adjustments are based on The Right Start, Inc. management's preliminary estimates of the value of the tangible and intangible assets acquired. A valuation of the net assets acquired in the Zany Brainy, Inc., Targoff-RS,

LLC, and FAO acquisitions will be conducted by a third-party appraisal company. As a result, the actual adjustments may differ materially from those presented in these unaudited pro forma combined financial statements. A change in the pro forma balance sheet adjustments of the purchase price for an acquisition would primarily result in a reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

DESCRIPTION OF PRO FORMA ADJUSTMENTS     (amounts in 000's)

PRO FORMA BALANCE SHEET ADJUSTMENTS

a)       Eliminates the assets and liabilities not acquired
b) Reduces the historical fixed assets to the estimated residual fair value of the long term assets acquired
c)       Records severance and additional liabilities assumed
d)       Records new borrowings used to finance the acquisition
e) Records the issuance of Toy Soldier, Inc. 8% subordinated debt with a face amount of $18 million, net of discount to yield 10.12%
f) Records the issuance of Series H Contingent Convertible Preferred Stock, par value $0.01, with a liquidation preference of $20 million
g) Eliminates FAO historical common stock, paid in capital and accumulated deficit
h) Records beneficial conversion feature of the Series H Contingent Convertible Preferred Stock

PRO FORMA INCOME STATEMENT ADJUSTMENTS

a)       Eliminates sales from the Right Start, Inc. to Rightstart.com
b) Eliminates sales, cost of sales, operating expenses and depreciation and amortization for fifteen closed stores of Zany Brainy, Inc.
c) Eliminates Zany Brainy, Inc. non-recurring expenses for payroll, rent and professional fees
d)       Eliminates write-off related to Zany Brainy Direct online store
e)       Records retention bonuses related to Zany Brainy, Inc.
f)       Records additional travel expenses for Zany Brainy, Inc.
g)       Records merger integration costs related to Zany Brainy, Inc.
h) Adjusts Zany Brainy, Inc. interest expense to reflect new borrowing levels and new credit agreement
i)       Records interest expense for new junior subordinated pay-in-kind notes
j) Adjusts depreciation expense to reflect lower depreciable asset base for Zany Brainy, Inc.
k) Eliminates equity method of accounting on RightStart.com due to full consolidation of its operations
l) Recognizes beneficial conversion feature for Series E ($11,919), F ($3,654) G ($3,850) and H ($6,450) Preferred Stock

m)       Records issuance of shares in connection with acquisition of Zany
         Brainy, Inc.
n)       Eliminates merger integration costs related to Noodle Kidoodle, Inc.
o)       Reverses tax provision
p) Reverses Zany Brainy UNICAP capitalization to conform to Right Start's accounting method
q) Eliminates sales, cost of sales, operating expenses and depreciation and amortization for non-acquired stores of KBB Retail USA, Inc.
r)       Eliminates F.A.O. Schwarz non-recurring expenses for payroll
s) Adjusts depreciation expense to reflect lower depreciable asset base for KBB Retail USA, Inc. assets
t) Eliminates impairment of long-lived asset charge for non-acquired stores from KBB Retail USA, Inc.
u) Eliminates historical interest expense of KBB Retail USA, Inc. of $9,892 and records interest expense on $18 million of subordinated notes ($1,440) and working capital debt ($520) for the fiscal year ended February 3, 2001 and eliminates historical interest expense of $5,743 and records interest expense on $18 million of subordinated notes ($1,080) and working capital debt ($390) for the nine months ended November 3, 2001
v)       Records fee and increased royalty for the FAO name
w) Records non-cash interest expense, the result of discounted note issued in connection with the FAO Acquisition
x)       Reverse lease termination payment made on closed store


ACCOUNTANT MATTERS

None of Zany Brainy, Inc., Noodle Kidoodle, Inc., KBB Retail USA, Inc. or us has had any disagreements with our respective accountants on accounting matters or financial disclosure.

Representatives of Arthur Andersen LLP are expected to be present at the special meeting of stockholders and will have the opportunity to make statements if they so desire and respond to appropriate questions from shareholders.

                                  PROPOSAL TWO

                     APPROVAL OF REINCORPORATION IN DELAWARE
                       AND A CHANGE IN OUR CORPORATE NAME

WHAT ARE THE REASONS FOR THE PROPOSED REINCORPORATION AND CHANGE IN CORPORATE NAME?

As we plan for the future, our board of directors and management believe that it is essential to be able to draw upon well-established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation upon which our governance decisions can be based. We feel that the change in corporate name to "FAO, Inc." reflects the combination of the businesses.

For many years Delaware has followed a policy of encouraging corporations to incorporate in that state, and in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Both the Delaware legislature and courts have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. As a result, many corporations have chosen Delaware initially as their state of incorporation or have subsequently changed corporate domicile to Delaware in a manner similar to the reincorporation we are proposing. We believe that our shareholders would benefit from the responsiveness of Delaware corporate law to their needs and to those of the corporation they own.

In addition, the increasing incidence of anti-corporate ballot initiatives and litigation directed against directors and officers of companies in California has greatly expanded the risks facing California corporations and their directors and officers in exercising their respective duties, and, as a result, the costs of doing business as a California corporation. Our board of directors has no present knowledge of any proposed tender offer or other attempt to acquire control of us without the consent of management, and no such tender offer or other type of shift of control is presently pending or has occurred in the past. Nonetheless, if such action were attempted in the future, the laws of Delaware would be better suited to the defense of such action than the laws of California. Furthermore, the proposed reincorporation would permit us to limit the liability of directors and to provide indemnification to our officers, directors and employees to a degree greater than is presently possible under California law. We seek to retain the most capable individuals available to serve as our officers and directors. Our board of directors believes that the reincorporation may be a significant factor in attracting such individuals and in encouraging existing directors and officers to continue to serve in these capacities and in freeing them to make corporate decisions on their own merits rather than out of a desire to avoid personal liability. It should be noted, however, that there may be an inherent conflict of interest in our board of directors' recommendation of the proposed reincorporation due to the interest of the members of our board of directors in obtaining the protection of such limited liability provisions.

WHAT ARE THE MECHANICS OF REINCORPORATION?

The proposed reincorporation would be accomplished by merging us into FAO, Inc., a newly-formed Delaware corporation wholly owned by us, pursuant to an Agreement and Plan of Merger, substantially in the form attached as Exhibit D to this proxy statement. Pursuant to the merger agreement, each outstanding share of our common stock, would be automatically converted into one share of FAO, Inc. common stock, par value $0.001 per share, upon the effective date of the reincorporation merger. Following the reincorporation merger, each stock certificate representing issued and outstanding shares of our common stock would continue to represent the same number of shares of common stock of FAO, Inc. IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF FAO, Inc. Shareholders may, however, exchange their certificates if they so choose. Shares of our common stock converted into shares of FAO, Inc.'s common stock would continue to trade on the Nasdaq National Market without interruption following the reincorporation merger under a new symbol (FAOO) that we have reserved.

If approved by the shareholders, it is anticipated that the reincorporation merger will become effective as soon as practicable following the special meeting. The reincorporation, however, may be abandoned, either before or after shareholder approval if circumstances arise that, in the opinion of our board of directors, make it inadvisable to proceed.

WHAT ARE THE CONSEQUENCES OF THE REINCORPORATION?

The reincorporation proposal would result only in a change in our legal domicile and certain other changes of a legal nature that are described in this proxy statement. The proposed reincorporation would not result in any change in our business, management, fiscal year, assets or liabilities or location of the principal facilities. The following discussion provides an overview of how the reincorporation would affect certain matters.

BOARD OF DIRECTORS

Following the reincorporation merger, our board of directors would continue to consist of the directors holding office prior to the reincorporation merger.

SHAREHOLDER RIGHTS

Although the charter and bylaws of our company and FAO, Inc. are substantially similar, there are certain differences in these documents and under California law and Delaware law with respect to shareholder rights. See the section entitled "What are the Differences in the Charters and Bylaws of our Company and FAO, Inc.?" for a discussion of the effects of these differences.

EMPLOYEE BENEFITS

All our employee benefit, stock option and employee stock purchase plans would be assumed and continued by FAO, Inc., and each option or right issued pursuant to such plans would automatically be converted into an option or right to purchase the same number of shares of FAO, Inc. common stock, at the same price per share, upon the same terms, and subject to the same conditions. Other of our employee benefit arrangements would also be continued by FAO, Inc. upon the terms and subject to the conditions currently in effect.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The reincorporation is intended to be tax free to us and our shareholders under the Internal Revenue Code. Accordingly, it is expected that no gain or loss would be recognized by the holders of shares of the Company's common stock solely as a result of the reincorporation, and no gain or loss would be recognized by the Company or FAO, Inc. Each former holder of shares of the Company's common stock would have the same tax basis in the FAO, Inc. common stock received by such holder pursuant to the reincorporation as such holder has in the shares of the Company's common stock held by such holder at the effective time. Each stockholder's holding period with respect to FAO, Inc.'s common stock would include the period during which such holder held the shares of the Company's common stock, so long as the latter were held by such holder as a capital asset at the effective time. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service with respect to the tax consequences of the reincorporation.

The Company believes no gain or loss should be recognized by the holders of outstanding options to purchase shares of common stock so long as (i) such options (a) were originally issued in connection with the performance of services by the optionee and (b) lacked a readily ascertainable value (for example, were not actively traded on an established market) when originally granted and (ii) the options to purchase FAO, Inc.'s common stock into which the Company's outstanding options will be converted in the reincorporation also lack a readily ascertainable value when issued. Notwithstanding the foregoing, optionees should consult their own tax advisors regarding the federal income tax consequences to them of the reincorporation as well as any consequences under the laws of any other jurisdiction.

ACCOUNTING CONSEQUENCES

There will be no material accounting consequences for the Company resulting from the reincorporation.

ANTI-TAKEOVER MEASURES

Our board of directors believes that a hostile takeover attempt could have a negative effect on us and our shareholders. Takeover attempts that have not been negotiated or approved by the board of directors of a corporation can seriously disrupt the business and management of a corporation and generally present the risk of terms that are less favorable to all the shareholders than would be available in a negotiated, board-approved transaction. By contrast, board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders, with due consideration to matters such as capturing the value from longer term strategies, the recognition or postponement of gain or loss for tax purposes and the management and business of the acquiring corporation. Our board of directors recognizes, however, that hostile takeover attempts do not always have the unfavorable consequences or effects described above and may frequently be beneficial to the shareholders, providing all of the shareholders with considerable value for their shares. As a result, our board of directors has adopted some, but not all, available anti-takeover defenses.

Our articles of incorporation and bylaws already include certain, though not all, provisions available to a company under California law to deter hostile takeover attempts and to help provide adequate opportunity for our board of directors to consider and respond to a takeover offer. These provisions include elimination of the ability of the shareholders to take action on a merger or consolidation without a meeting and the requirement that whenever the California

Corporations Code requires approval of our outstanding shares for any merger, reorganization or sale of substantially all of our assets, the affirmative vote of 60% of our outstanding common stock is required and must be voted at a meeting of our shareholders. Shareholders will not be able to take action without a meeting under FAO, Inc.'s certificate of incorporation and bylaws either; however, FAO, Inc.'s charter documents will not include a supermajority voting provision.

FAO Inc. would also retain the rights currently available to us to issue shares of its authorized but unissued capital stock. Following the effectiveness of the proposed reincorporation, shares of authorized and unissued common stock and preferred stock of FAO, Inc. could (within the limits imposed by applicable law) be issued, or preferred stock could be created and issued with terms, provisions and rights, to make more difficult, and therefore less likely, a hostile takeover of FAO, Inc.

Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock, and such additional shares could be used to dilute the stock ownership of persons seeking to obtain control of FAO, Inc.

Unlike our current bylaws, FAO, Inc.'s bylaws will not permit stockholders holding an aggregate of 10% of the votes entitled to be cast to call a special meeting.

Unlike our current articles of incorporation, the board of directors of FAO, Inc. will specifically be permitted to consider non-economic matters when considering a takeover offer including the effect of the takeover on employees, suppliers, customers and the communities in which we do business.

In addition to specific anti-takeover measures, a number of differences between California and Delaware law, which are effective without action by FAO, Inc., could have a bearing on unapproved takeover attempts. See the section below entitled "What Significant Differences Exist Between the Corporation Laws of California and Delaware ?"

To the extent that the reincorporation may provide greater deterrence to takeover offers and greater defenses against takeovers, the reincorporation may have the effect of discouraging or defeating future takeover attempts which a substantial number or majority of FAO, Inc.'s stockholders might wish to accept and which might provide a substantial premium over market prices. We do not believe the reincorporation will significantly affect the likely success of a takeover attempt.

WHAT ARE THE DIFFERENCES IN THE CHARTERS AND BYLAWS OF OUR COMPANY AND FAO,
INC.?

The provisions of the FAO, Inc. certificate of incorporation and bylaws are similar to our articles of incorporation and bylaws in many respects. Our articles of incorporation and bylaws are on file with the Securities and Exchange Commission and are available from us upon request. The proposed forms of FAO, Inc.'s certificate of incorporation and bylaws are attached to this proxy statement as Exhibit E and Exhibit F, respectively. The following discussion is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The discussion is qualified in its entirety by reference to the respective corporation laws of California and Delaware and the full text of the corporate charters and bylaws of each of the constituent companies.

AUTHORIZED STOCK

Our articles of incorporation currently authorize us to issue up to 25 million shares of common stock, no par value, and 250,000 shares of preferred stock, no par value. Assuming Proposal No. 1 is passed, the articles will be amended to authorize us to issue up to 75 million shares of common stock. The certificate of incorporation of FAO, Inc. provides that it will have 75 million authorized shares of common stock, par value $0.001 per share, and 250,000 shares of preferred stock, par value $0.001 per share. Like our articles of incorporation, FAO, Inc.'s certificate of incorporation provides that the board of directors is entitled to determine the powers, preferences and rights, and the qualifications, limitations or restrictions, of the authorized and unissued preferred stock. The increase in the authorized number of shares of common stock through the reincorporation merger or approval of Proposal No. 1 will allow us to accomplish additional equity issuances which would dilute your ownership position in us. Although we can issue non-convertible preferred stock that would also dilute your ownership interest in us, potential purchasers of such stock will likely desire the potential liquidity of the market for our common stock making the ability to issue non-convertible common stock or securities convertible into common stock potentially more valuable to us than our ability to issue preferred stock or debt alone. We may use such additional authorized shares of common stock for acquisitions, stock splits, stock dividends or other corporate purposes. There can be no assurance, however, that the use to which we put any additional capital raised will increase our value proportionately to the amount of dilution you experience in such a transaction. If such an increase does not occur, the value of your ownership position may decrease.

MONETARY LIABILITY OF DIRECTORS

Our articles of incorporation and the certificate of incorporation of FAO, Inc. both provide for the elimination of personal monetary liability of directors to the fullest extent permissible under applicable law. The provision eliminating monetary liability of directors set forth in the FAO, Inc. certificate of incorporation is, however, potentially more expansive than the corresponding provision in our articles of incorporation. For a more detailed explanation of the foregoing, see "What Significant Differences Exist Between the Corporation Laws of California and Delaware? -- Indemnification and Limitation of Liability."

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS

Under California law, a special meeting of shareholders may be called by the board of directors, the Chairman of the Board, the President, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may only be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. The bylaws of FAO, Inc. authorize the board of directors, the Chairman of the Board or the President to call a special meeting. Therefore, the only difference in who may call a special stockholders' meeting will be that shareholders of FAO, Inc. will be unable to call such a meeting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board or directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. Our bylaws permit directors to fill vacancies other than vacancies created by removal of a director. Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws (or unless the certificate of incorporation directs that a particular class of stock is to elect such director(s), in which case a majority of the directors elected by such class, or a sole remaining director so elected, will fill such vacancy or newly created directorship). The bylaws of FAO, Inc. provide that any vacancy created, even by the removal of a director, may be filled by a majority of the board of directors.

WHAT SIGNIFICANT DIFFERENCES EXIST BETWEEN THE CORPORATION LAWS OF CALIFORNIA AND DELAWARE?

In addition to the matters discussed above, Delaware law differs in many respects from California law. Certain differences that could materially affect the rights of shareholders are discussed below. The following is not an exhaustive description of all differences between the two states' laws.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult.

DELAWARE

Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person or entity becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or that owns, individually or with or through any of its affiliates or associates, fifteen percent (15%) or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only). The three-year moratorium imposed by Section 203 on business combinations of
Section 203 does not apply if (i) prior to the date on which such stockholder became an interested stockholder the board of directors of the subject corporation approved either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; (ii) upon consummation of the transaction that made the person an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the eighty-five percent (85%) calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether the shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the date such person or entity became an interested stockholder, the board approved the business combination and it is authorized at our annual or special stockholder meeting by sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect not to be governed by Section 203 and the FAO, Inc. certificate of incorporation and bylaws do contain such an election.

Section 203 might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for FAO, Inc. in which all stockholders would not be treated equally. Our board of directors was concerned, however, that Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

CALIFORNIA

California law requires that holders of common stock receive common stock in a merger of the corporation with the holder of more than fifty percent (50%) but less than ninety percent (90%) of the target's common stock or its affiliate unless all of the target company's shareholders consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 would have provided similar protection to shareholders against coercive two-tiered bids for a corporation in which the stockholders are not treated equally.

CLASSIFIED BOARD OF DIRECTORS

A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year.

DELAWARE

Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election EACH YEAR. FAO, Inc. certificate of incorporation and bylaws do not provide for a classified board, and the adoption of a classified board of directors in the future would require stockholder approval.

CALIFORNIA

Under California law, a listed corporation generally may provide for a classified board of directors by adopting amendments to its articles or bylaws, which amendments must be approved by the shareholders. Our articles of incorporation and bylaws do not currently provide for a classified board.

REMOVAL OF DIRECTORS

DELAWARE

Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. Unless the certificate of incorporation otherwise provides, in the case of a Delaware corporation whose board is classified, however, stockholders may effect such removal only for cause. In addition, as in California, if the Delaware corporation has cumulative voting, and if less than the entire board is to be removed, a director may not be removed without cause by a majority of the outstanding shares if the votes cast against such removal would be sufficient to elect the director under cumulative voting rules.

CALIFORNIA

Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, in the case of a corporation with cumulative voting or whose Board is classified, no individual director may be removed (unless the entire Board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

Our articles of incorporation do not provide for a classified board of directors or for cumulative voting. The FAO, Inc. certificate of incorporation will not provide for a classified board of directors or for cumulative voting. As a result, after the proposed reincorporation, and like our current situation, FAO, Inc.'s directors or any individual director could be removed with or without cause with the approval of a majority of all of the outstanding shares entitled to vote.

INDEMNIFICATION AND LIMITATION OF LIABILITY

California and Delaware have similar laws respecting indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability. In general, Delaware law is somewhat broader in allowing corporations to indemnify and limit the liability of corporate agents, which, among other things, support Delaware corporations in attracting and retaining the most capable directors.

DELAWARE

The Delaware General Corporation Law was amended in 1986 in response to widespread concern about the ability of Delaware corporations to attract capable directors in light of the current difficulties in obtaining and maintaining directors and officers insurance. The legislative commentary to the law states that it is "intended to allow Delaware companies to provide substitute protection, in various forms, to their directors and to limit director liability under certain circumstances." One provision of the revised Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation that limits or eliminates the personal liability of a director for monetary damages arising from breaches of his fiduciary duties to the corporation or its stockholders, subject to certain exceptions.

The FAO, Inc. certificate of incorporation would eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently and as it may be amended in the future to the extent such amendment permits broader indemnification. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve FAO, Inc. or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

In effect, under the Delaware law provision, a director of FAO, Inc. could not be held liable for monetary damages to FAO, Inc. or its stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director so long as such gross negligence or lack of due care does not involve bad faith or a breach of his or her duty of loyalty to FAO, Inc.

CALIFORNIA

The California Corporation Law was amended in 1987 to permit California corporations to include in their articles of incorporation an indemnity provision generally similar to that permitted under Delaware law, except that: (i) the California provision applies only to actions brought by or in the right of the corporation, but not to actions brought directly by shareholders (such as a shareholder class action lawsuit), while the Delaware provision applies to both; and (ii) under the California provision, personal liability of a director for monetary damages cannot be limited or eliminated where liability arises from "acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders" or "acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders."

Our articles of incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) transactions between the corporation and a director who has a material financial interest in such transaction; and (vii) liability for improper distributions, loans or guarantees.

INSPECTION OF SHAREHOLDER LIST

Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of five percent (5%) or more of the corporation's voting shares, or shareholders holding an aggregate of one percent (1%) or more of such shares who have initiated a proxy contest with respect to the election of directors. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten-day period preceding a stockholders' meeting for any purpose germane to the meeting. Delaware law, however, contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders.

DIVIDENDS AND REPURCHASES OF SHARES

California law dispenses with the concept of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus exist under Delaware law.

DELAWARE

Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

CALIFORNIA

Under California law, a corporation may not make any distribution to its shareholders unless either: (i) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). In addition, no distribution is permitted if the corporation is, or the distribution would cause the corporation to be, insolvent. Such tests are applied to California corporations on a consolidated basis.

To date, we have not paid any cash dividends on our outstanding common shares and do not anticipate doing so in the foreseeable future.

SHAREHOLDER VOTING

In the context of a proposed acquisition, both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve a statutory merger. In addition, both California and Delaware law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

DELAWARE

Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed twenty percent (20%) of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

CALIFORNIA

California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. Our articles of incorporation provide that whenever, under the California Corporations Code, approval of our outstanding common stock is required for a merger, reorganization or sale of substantially all of our assets, the affirmative vote of holders of sixty percent (60%) of our outstanding common stock is required. FAO, Inc.'s certificate of incorporation will not have such a provision.

APPRAISAL RIGHTS

Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

DELAWARE

Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and appraisal rights are not available: (i) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation; (ii) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or (iii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the reincorporation merger under Delaware law.

CALIFORNIA

The limitations on the availability of appraisal rights under California law are different from those under Delaware law. California law generally affords appraisal rights in sale of asset reorganizations. Shareholders of a California corporation whose shares are listed on a national securities exchange generally do not have such appraisal rights unless the holders of at least five percent (5%) of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

DISSOLUTION

Under California law, shareholders holding fifty percent (50%) or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. FAO, Inc.'s certificate of incorporation contains no such supermajority voting requirement.

INTERESTED DIRECTOR TRANSACTIONS

Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain minor exceptions, the conditions are similar under California and Delaware law.

SHAREHOLDER DERIVATIVE SUITS

California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or if such stockholder's stock thereafter devolved upon such stockholder by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

APPLICATION OF THE GENERAL CORPORATION LAW OF CALIFORNIA TO DELAWARE
CORPORATIONS

Under Section 2115 of the California General Corporation Law, certain foreign corporations (i.e., corporations not organized under California law) that have significant contacts with California are subject to a number of key provisions of the California General Corporation Law. An exemption from
Section 2115 is provided for corporations whose shares are listed on a major national securities exchange, such as the Nasdaq National Market System. Following the proposed reincorporation, the common stock of FAO, Inc. will continue to be traded on the Nasdaq National Market System and, accordingly, it is expected that FAO, Inc. will be exempt from Section 2115.

WHY CHANGE THE CORPORATE NAME?

Our board of directors has proposed changing our corporate name to FAO, Inc. Our board of directors believes that such a change would highlight our ownership of the well-recognized FAO business and better reflect the high quality we will strive to maintain for each of our three store brands.

                                 PROPOSAL THREE

         APPROVAL OF AN INCREASE IN THE 1991 EMPLOYEE STOCK OPTION PLAN

WHAT IS THE PURPOSE OF THE 1991 STOCK OPTION PLAN?

We adopted the 1991 Employee Stock Option Plan (the "1991 Stock Option Plan") in November 1991 in order to provide a means of encouraging certain of our officers and employees to obtain a proprietary interest in the enterprise and thereby create an additional incentive for such persons to further our growth and development.

HOW MANY SHARES OF OUR COMMON STOCK ARE SUBJECT TO THE PLAN?

The 1991 Stock Option Plan, as amended through the date of the special meeting, covers an aggregate of 2,300,000 shares of our common stock. Options outstanding under this plan have terms ranging from five to ten years (depending on the terms of the individual grant). The information regarding the 1991 Stock Option Plan provided in this proxy statement is qualified in its entirety by the full text of such plan, copies of which have been filed with the Securities and Exchange Commission. Options to purchase 833,160 shares or our common stock were outstanding as of February 3, 2001 under the 1991 Stock Option Plan, 529,894 of which were exercisable. As of February 3, 2001, options to purchase 216,840 shares of our common stock were available for future issuance. Our shareholders approved an amendment of the plan size from 1,050,000 to 2,300,000 at our most recent annual meeting. On March 5, 2001, options to purchase 522,500 shares of our common stock were issued, on March 16, 2001, options to purchase 70,000 shares were issued, on August 12, 2001, options to purchase 2,544,876 shares of our common stock were issued, on September 17, 2001, options to purchase 42,500 shares of our common stock were issued and on October 31, 2001, option to purchase 1,067,500 shares of our common stock were issued.

WHAT ARE THE TERMS OF THE PLAN?

The 1991 Stock Option Plan provides for the granting to our officers and other key employees, including directors employed by us, and the officers and key employees of any parent or subsidiary of ours, including directors, employed by any parent or subsidiary of ours, incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to officers, key employees, consultants (even if not employed by us), and directors employed by us or any parent or subsidiary of ours, of nonstatutory stock options. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (under all of our plans and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options will be treated as nonstatutory stock options.

The 1991 Stock Option Plan may be administered by our board of directors or a committee of our board of directors. The administrator determines the terms of options granted under the 1991 Stock Option Plan, including the number of shares subject to an option, the exercise price, and the term and exercisability of options. The administrator may also amend the terms of options granted under the 1991 Stock Option Plan (with the consent of the holder), including accelerating the date on which the options become exercisable. The exercise price of all stock options granted under the 1991 Stock Option Plan generally must be at least equal to the fair market value of our common stock on the date of grant. Payment of the purchase price of options may be made in cash, by check, by the optionee's promissory note with terms approved by the administrator, other shares of our common stock, cancellation of indebtedness, through broker assisted cashless exercises, through margin loans or as determined by the administrator.

Generally, options granted under the 1991 Stock Option Plan may not have a term in excess of ten years and are nontransferable. The administrator determines the vesting terms of options at the time of grant.

Upon a merger, consolidation or other reorganization (including the sale of substantially all of our assets) in which we are not the surviving corporation, the 1991 Stock Option Plan and all unexercised options terminate unless a successor provides substantially similar consideration to the option holders as provided to our shareholders or substitutes substantially equivalent options covering shares of the successor corporation. If no such provision is made, then the administrator must provide not less than 30 days written notice of the anticipated effective date of the transaction and all options will be accelerated and exercisable on the effective date. Some options granted under the 1991 Stock Option Plan include a provision that independently causes such acceleration of vesting and requires such notification allowing the grantee to exercise the options prior to consummation of the transaction.

The 1991 Stock Option Plan terminated in October 2001. Options granted before expiration of the plan will be unaffected by its expiration. Our board of directors has the authority to amend, modify, suspend or terminate the 1991 Stock Option Plan as long as such action does not affect or impair any rights or obligations of the holders of any outstanding options and provided that shareholder approval for any amendment or modification to the 1991 Stock Option Plan must be obtained to the extent and degree required.

HOW LARGE IS THE PROPOSED INCREASE?

Our board of directors has unanimously adopted, subject to shareholder approval, an amendment to the 1991 Stock Option Plan which would increase the aggregate number of shares of our common stock that may be issued under the plan from 2,300,000 shares, or approximately 17% of the fully diluted shares prior to the recently issued securities, to 3,898,037, or approximately 10% of the fully diluted shares after the recently issued securities, an increase of 1,598,037 shares. Our board of directors believes that approval of this amendment will serve our best interests and the best interests of our shareholders. The approval of this proposal, and the consequent increase in the number of shares available for issuance under the 1991 Stock Option Plan, will enable us to attract and retain appropriate personnel.

WHAT OPTIONS HAVE BEEN GRANTED SINCE THE END OF THE FISCAL YEAR?

On March 5, 2001, our board of directors approved the following grants of options under the 1991 Stock Option Plan to occur if this proposal gains shareholder approval:

        Name and Position                                  Number of Shares(1)
        --------------------------------------------------------------------
        Marilyn Platfoot, Executive VP                            80,000
        Ronald J. Blumenthal, Sr. VP                              50,000
        Other Executive Group Members                            285,000
        Non-Executive Officer Employee Group                     127,500
        --------------------

(1) All such options have a strike price of $2.125, except for options for 20,000 shares with a strike price of $1.78.

On August 12, 2001, our board of directors approved the following grants of options under the 1991 Stock Option Plan subject to shareholder approval of the increase in the size of the 1991 Stock Option Plan:

        Name and Position                            Number of Shares(1)
        ---------------------------------------------------------------------
        Jerry R. Welch                                   1,503,857
        Raymond P. Springer                                641,019
        Jerome Kollar                                      100,000
        Kendrick F. Royer                                  150,000
        Jon Kubo                                           150,000
        Others                                              50,000

        --------------------

(1) Of all the options held by these individuals, 25% vested fully on September 5, 2001. The remainder of the newly granted options vest on the anniversary of the grant date evenly over three years. The option exercise price is $2.60, the closing price on August 10, 2001, which was the Friday before August 12, 2001, the date on which the grants were approved by our compensation committee.

Our board of directors also approved the grant on September 17, 2001 of options to purchase 42,500 shares of our common stock to Marilyn Platfoot at an exercise price of $3.35 per share, the closing price on such date, vesting evenly over four years. Such grant is subject to shareholder approval of the increase in the size of the 1991 Stock Option Plan.

Finally, our board of directors approved the grant on October 31, 2001 of options to purchase 1,067,500 shares of our common stock to various employees of ZB Company, Inc. at an exercise price of $4.50 per share, the closing price on such date, vesting evenly over four years. Such grant is subject to shareholder approval of the 2001 Stock Option Plan.

                                  PROPOSAL FOUR

                 APPROVAL OF THE 2001 EMPLOYEE STOCK OPTION PLAN

WHAT IS THE PURPOSE OF THE 2001 STOCK OPTION PLAN?

As with the 1991 Employee Stock Option Plan, we adopted the 2001 Employee Stock Option Plan (the "2001 Stock Option Plan"), in November 2001, in order to provide a means of encouraging certain of our officers and employees to obtain a proprietary interest in the enterprise and thereby create an additional incentive for such persons to further our growth and development.

HOW MANY SHARES OF OUR COMMON STOCK ARE SUBJECT TO THE PLAN?

The 2001 Stock Option Plan would cover an aggregate of 1,630,119 shares of our common stock, bringing the total options that may be granted to employees to 14% of the fully diluted shares after the recently issued securities. Options outstanding under this plan would have terms set by the individual grant but not more than 10 years. The information regarding the 2001 Stock Option Plan provided in this proxy is qualified in its entirety by the full text of such plan attached to this proxy statement as Exhibit G.

WHAT ARE THE TERMS OF THE PLAN?

PURPOSE AND ADMINISTRATION OF THE PLAN

The 2001 Stock Option Plan will be administered by our compensation committee, or, to the extent that it elects to do so, our full board of directors (the "Committee"). The Plan is intended to advance our best interests by providing those persons, including employees, consultants, advisors, and directors, who have substantial responsibility for the management and growth of us and our subsidiaries, with additional incentive by increasing their proprietary interest in our success.

The Committee may from time to time grant stock options, including incentive stock options intended to meet the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options that are not intended to be incentive stock options, and restricted stock awards to individuals eligible to receive them. Incentive stock options, nonqualified stock options, and restricted stock awards granted under the Plan are collectively referred to in this summary as "awards."

ELIGIBILITY AND PARTICIPATION

Key employees of us and our subsidiaries, as determined by the Committee from time to time, are eligible to receive incentive stock options. The individuals eligible to receive awards other than incentive stock options are those persons, including employees, consultants, advisors and directors, who have substantial responsibility for the management and growth of us and our subsidiaries, as determined by the Committee. As of the date of this proxy statement, our named executive officers, other corporate and field employees and all of our non-employee directors are eligible to receive awards under the 2001 Stock Option Plan.

SHARES SUBJECT TO THE PLAN

An aggregate amount of 1,630,119 shares of our common stock is subject to the 2001 Stock Option Plan. Such shares may be treasury shares or authorized but unissued shares. If any outstanding award expires or terminates, the shares of common stock relating to the unexercised portion of the award may again be available for purposes of awards under the 2001 Stock Option Plan. The maximum number of shares of our common stock that may be awarded to any employee pursuant to a restricted stock award under the 2001 Stock Option Plan is 1,630,119. The maximum number of shares of our common stock subject to options that may be awarded to any employee under the 2001 Stock Option Plan during any calendar year is 2,000,000.

ISSUANCE OF OPTIONS AND RESTRICTED STOCK AWARDS

OPTION PRICE. The exercise price may not be less than the fair market value of the shares of our common stock on the date the option is granted. In the case of any ten percent stockholder, the exercise price under an incentive stock option may not be less than 110 percent of the fair market value of our common stock on the date the incentive stock option is granted.

DURATION OF OPTIONS. Unless the option agreement specifies a shorter term, an option expires on the tenth anniversary of the date the option is granted. Unless the option agreement specifies a shorter term, in the case of an incentive stock option granted to a ten percent stockholder, the option expires on the fifth anniversary of the date the option is granted. Unless the option agreement specifies otherwise, an option will not continue to vest after the termination of the option holder's employment or affiliation relationship with us and our subsidiaries.

Except as otherwise provided in an option agreement, (1) an option that has been granted to a person other than a non-employee director and that has been in effect for at least two years terminates on the earlier of the date of the expiration of the general term of the option or 90 days after the date of the termination of the option holder's employment or affiliation relationship with us and our subsidiaries for any reason other than death, disability or retirement, and (2) an option that has been granted to a person other than a non-employee director and that has been in effect for less than two years terminates on the earlier of the date of the expiration of the general term of the option or 30 days after the date of the termination of the option holder's employment or affiliation relationship with us and our subsidiaries for any reason other than death, disability or retirement

Except as otherwise provided in an option agreement, an option that has been granted to a non-employee director terminates on the earlier of the date of the expiration of the general term of the option or 90 days after the non-employee director ceases being our director for any reason other than death or disability.

Unless the option agreement specifies otherwise, if the employment or affiliation relationship between us and our subsidiaries and an option holder terminates due to death before the date of expiration of the general term of the option, the option will terminate on the earlier of the date of expiration of the general term of the option or the 180 days after the option holder's death.

With respect to an option granted to a person other than a non-employee director, unless the option agreement specifies otherwise, if the employment or affiliation relationship between us and our subsidiaries and the option holder terminates due to disability before the date of the expiration of the general term of the option, the option shall terminate on the earlier of the expiration of the general term of the option or 90 days after the termination of the option holder's employment or affiliation relationship due to disability.

If a non-employee director's affiliation relationship with us or our subsidiary is terminated as a result of disability, an option may be exercised for a period of 180 days after the non-employee director ceases being our director or until the expiration of the option period, if sooner, to the extent the option could have been exercised by the option holder on the date the individual ceased being our director.

Unless the option agreement specifies otherwise, if the option holder is an employee of us or our subsidiary and the employee retires (as defined in the Plan), the option terminates on the earlier of the expiration of the general term of the option or one day less than three months after the date of the option holder's retirement.

EXERCISE OF OPTIONS. An option may be exercised at the time, in the manner, and subject to the conditions the Committee specifies in the option agreement in its sole discretion. No option holder will have any rights as a stockholder with respect to our common stock covered by the option until the date a certificate is issued for such common stock.

RESTRICTED STOCK AWARDS. Restricted stock awards under the Plan give the recipient shares of our common stock, subject to vesting requirements and other transferability restrictions that the Committee determines in its sole discretion. Recipients of restricted stock awards under the Plan will be the record owner of the shares of our common stock on the date of grant, but may forfeit their ownership of those shares if they terminate their employment or affiliation relationship with us and our subsidiaries before vesting requirements are met.

NON-TRANSFERABILITY

Awards will generally not be transferable by the holder other than by will or under the laws of descent and distribution, and will be exercisable, during the holder's lifetime, only by the holder.

FEDERAL INCOME TAX CONSEQUENCES

INCENTIVE STOCK OPTIONS. Except for the possible application of alternative minimum taxes, the federal income tax consequences associated with the exercise of an incentive stock option and the sale of shares of our common stock acquired upon the exercise of the option are the same as if shares of common stock of any unrelated corporation were bought and sold by an investor. However, the common stock acquired upon exercise of an incentive stock option must be held for certain periods discussed below. Incentive stock options must be exercised within certain time periods discussed below to qualify for this favorable tax treatment.

The grant of an incentive stock option under the Plan does not result in any federal income tax consequences. Unless subject to alternative minimum taxes in the year an incentive stock option is exercised, the option holder's exercise does not result in any income tax consequences so long as the incentive stock option is exercised (1) during the option holder's employment with us or our subsidiary, (2) within one day less than three months after the termination of the option holder's employment with us and our subsidiaries, or (3) within the special exercise period that applies in the event of death or disability.

The difference between the fair market value, on the date of exercise, of the common stock purchased under an incentive stock option and the price paid to buy our common stock generally must be included in the option holder's alternative minimum taxable income.

If shares of our common stock acquired pursuant to the exercise of an incentive stock option are sold after the expiration of both (1) two years from the date of grant of the incentive stock option and (2) one year after the transfer of the shares to the option holder (the "Waiting Period"), the option holder will generally recognize long-term capital gain or loss on the sale.

If incentive stock option shares are disposed of prior to the expiration of the Waiting Period (an "Early Disposition") the option holder will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of
(1) the lesser of (a) the fair market value of the shares as of the date of exercise or (b) the amount realized on the sale, over (2) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain, short or long term, depending on the holding period for the shares of our common stock. If the shares of common stock are sold for less than the option price, the option holder will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

We will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option or the sale of incentive stock option shares after the Waiting Period. If incentive stock option shares are disposed of in an Early Disposition, we or our subsidiary will be entitled to deduct the amount of ordinary income recognized by the option holder.

NONQUALIFIED STOCK OPTIONS. The grant of nonqualified stock options under the Plan will not result in the recognition of any taxable income by the option holder. The option holder will recognize ordinary income on the date of exercise of the nonqualified stock option equal to the difference between (1) the fair market value on the date of exercise and (2) the exercise price. The tax basis of these shares of common stock for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the nonqualified stock option. The income reportable on exercise of the nonqualified stock option is subject to federal tax withholding. We or our subsidiary will generally be entitled to a deduction in the amount reportable as income by the option holder on the exercise of a nonqualified stock option.

RESTRICTED STOCK AWARDS. A recipient of restricted stock under the Plan will not realize taxable income at the time of grant, and neither we nor our subsidiary will be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and neither we nor our subsidiary will be entitled to a corresponding deduction. Dividends paid during the period that the forfeiture restrictions apply will also be treated as compensation income to the recipient and deductible as such by us or our subsidiary.

A recipient of restricted stock may, however, elect, with our approval, to be taxed at the time of grant of the restricted stock based on the fair market value of the shares on the date of the grant. If this election is made, (1) we or our subsidiary will be entitled to a deduction at the time of grant of the restricted stock based on the fair market value of the shares on the date of the grant, (2) dividends paid during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us or our subsidiary, and (3) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

COMPENSATION DEDUCTION LIMITATION. Under section 162(m) of the Code, our federal income tax deduction for certain compensation paid to designated executives is limited to $1 million per year. These executives include our Chief Executive Officer and our next four highest compensated officers. Section 162(m) of the Code provides an exception to this deduction for certain "performance based" compensation approved by a committee consisting solely of at least two "outside directors". The Plan is generally designed to satisfy the requirements of section 162(m) of the Code with respect to stock options granted under the Plan.

                                 RECOMMENDATION

WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS?

Our board of directors believes that it is in the Company's best interests to approve each of the proposals in this proxy. Accordingly, our board of directors recommends that you vote FOR each proposal. Your proxy will be voted in favor of each proposal unless you otherwise specify.

OTHER MATTERS

Our board of directors has no knowledge of any other matters that may come before the special meeting. If any other matters shall properly come before the meeting, the persons named in the proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.


                INFORMATION REGARDING OUR PRINCIPAL SHAREHOLDERS,
         EXECUTIVE COMPENSATION, FINANCIAL MATTERS AND OTHER REQUIRED
                                INFORMATION

WHO ARE OUR PRINCIPAL SHAREHOLDERS?

The following table sets forth certain information, as of January 25, 2002, with respect to all those known by us to be the beneficial owners of more than 5% of our outstanding common stock, each director who owns shares of common stock, each executive officer named in the summary compensation table included herein (each a "Named Executive Officer"), and all our directors and executive officers as a group.

                                                                                   % of Class
                                                                                  Assuming Full
                                                                                  Conversion of       % of Class
                                                                                 Series E, F, G        Assuming
                                           Amount and Nature of                    & H and PIK    Conversion of all
                                          Beneficial Ownership                   Notes pursuant      Convertible
Name and Address of Owner (1)                  common stock         % of Class    to this Proxy      Securities (2)
- ---------------------------------------- ------------------------- ------------- ---------------- -------------------
Richard A. Kayne(3)                             7,814,102             38.0%           49.0%             22.8%
Kayne Anderson Investment
Management, Inc.
1800 Avenue of the Stars
Second Floor
Los Angeles, CA  90067

Fred Kayne(4)                                   2,166,133             10.6%           15.6%              6.3%
Fortune Fashions
6501 Flotilla Street
Commerce, CA  90040

Athanor Holdings, LLC                              -0-                  *             47.6%             34.3%
9130 Sunset Blvd.
Los Angeles, CA  90069

F.A.O. Schwarz and Quality Fulfillment             -0-                  *             27.8%             14.5%
Services, Inc.
c/o Royal Vendex KBB N.V.
De Klencke 6, NL-1083
Postbus 7997, 1008 AD
Amsterdam, The Netherlands

Marilyn Platfoot(5)                                98,296                *               *                 *
26610 Agoura Road, Suite 250
Calabasas, CA  91302

Andrew Feshbach(6)                                 32,319                *               *                 *
Big Dog Sportswear
121 Gray Avenue, Suite 300
Santa Barbara, CA  93101

Robert R. Hollman(6)                                9,598                 *               *                 *
Hollman Property Company
1801 Avenue of the Stars
Suite 444
Los Angeles, CA  90067

Jerry R. Welch(6,7)                               431,887               3.2%           3.2%               1.3%
26610 Agoura Road, Suite 250
Calabasas, CA  91302


Howard M. Zelikow(8)                               79,539                *               *                 *
Kayne Anderson Investment
Management, Inc.
1800 Avenue of the Stars
Second Floor
Los Angeles, CA  90067

Ronald J. Blumenthal(9)                            75,958                *               *                 *
26610 Agoura Road, Suite 250
Calabasas, CA 91302

Jill Higgins(10)                                   62,000                *               *                 *
10153 1/2 Riverside Drive #598
Toluca Lake, CA 91602

Raymond P. Springer(11)                           172,773               1.3%           1.3%                *
26610 Agoura Road, Suite 250
Calabasas, CA 91302

Jerome Kollar(12)                                  25,000                *               *                 *
26610 Agoura Road, Suite 250
Calabasas, CA 91302

Kendrick Royer(13)                                 43,750                *               *                 *
26610 Agoura Road, Suite 250
Calabasas, CA 91302

All executive officers and directors            7,389,858             52.1%           31.8%             32.1%
as a group (ten persons)(14)

- -------------
* Less than one percent.

(1) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) After approval of the conversion feature of Series E, F, G & H and the PIK Notes issued to Athanor Holdings, LLC but excluding management and director options. Ownership through option is calculated by dividing vested options held by the number of shares that would be outstanding if all convertible securities other than management and director options were converted.

(3) The 7,814,102 shares include (i) 1,070,538 shares held directly by Mr. Kayne (including 27,150 shares which may be acquired within 60 days upon exercise of options and 50,000 shares which may be acquired upon exercise of Warrants issued in connection with the Series D Preferred Stock) and
      (ii) 6,743,564 shares held in accounts managed by Kayne Anderson Capital Advisors, L.P. ("KA Capital"), a registered investment advisor. Mr. Kayne has sole voting and dispositive power over the shares he holds directly. He has shared voting and dispositive power along with Kayne Anderson Investment Management, Inc. ("KAIM, Inc."), the general partner of KA Capital, over the remaining shares. Mr. Kayne is the President, Chief Executive Officer and a Director of KAIM, Inc., and the principal stockholder of its parent company. The shares held by managed accounts of KA Capital include the following shares held by investment funds for which KA Capital serves as general partner or manager: 1,464,582 shares held by Kayne, Anderson Non-Traditional Investments, L.P.; 2,345,618 shares held by ARBCO Associates, L.P.; 1,841,436 shares held by Kayne Anderson Diversified Capital Partners, L.P. and 1,091,928 shares managed in other accounts.
      KA Capital disclaims beneficial ownership of the shares reported, except those shares attributable to it by virtue of its general partner interests in the limited partnerships holding such shares. Mr. Kayne disclaims beneficial ownership of the shares reported, except those shares held by him directly or attributable to him by virtue of his limited and general partner interests in such limited partnerships and by virtue of his indirect interest through the interest of KAIM, Inc.
      in such limited partnerships. The foregoing is based on information provided by Mr. Kayne and KA Capital in their 13D/A filed January 8,
      2002 with an adjustment to reflect 27,150 shares issuable upon exercise of options exercisable within 60 days. Upon approval of the conversion feature of the Series F Preferred Stock Mr. Kayne will directly own an additional 498,038 shares of common stock and have an indirect beneficial ownership interest in 329,137 additional shares of common stock. Upon approval of the conversion feature of the Series G
      Preferred Stock Mr. Kayne will have an indirect beneficial ownership interest in 2,000,000 additional shares of common stock.

(4) Of the 1,385,821 shares beneficially owned, 1,145,926 shares are held directly by Mr. Kayne (including 27,150 shares which may be acquired within 60 days upon exercise of options. Fortune Twenty-Fifth, Inc., a corporation of which Mr. Kayne is the sole stockholder, acquired 432,650 shares of our common stock upon conversion of Series D Convertible Preferred Stock (including dividends paid-in-kind) and may acquire 80,000 shares upon exercise of warrants issued in connection with the issuance of the Series D Convertible Preferred Stock. The foregoing is based on information provided by Mr. Kayne in his 13D/A filed September 21, 2001, as adjusted for certain options and warrants. Upon approval of the conversion feature of the Series F Preferred Stock Mr. Kayne will directly own an additional 584,653 shares of our common stock and, upon approval of the conversion feature of the Series G Preferred Stock, Mr. Kayne will directly own an additional 200,000 shares of our common stock.

(5) Includes currently exercisable options to purchase 97,500 shares of common stock and 796 and 203 vested shares held by our Employee Stock Purchase Plan and Employee Stock Ownership Plan, respectively, for the benefit of Ms. Platfoot.

(6) Consists of currently exercisable options to purchase common stock and shares held directly, if any.

(7) On September 5, 2001, Mr. Welch became vested with the right to exercise options for a total of 431,887 shares of our common stock.

(8) Mr. Zelikow is an officer and Managing Director of KAIM, Inc.; however, he disclaims beneficial ownership with respect to shares held by KAIM, Inc. or any of its affiliates.

(9) Includes currently exercisable stock options to purchase 75,918 shares of common stock and 958 vested shares held by our Employee Stock Ownership Plan for the benefit of Mr. Blumenthal.

(10) Includes 10,000 shares which may be acquired upon exercise of warrants issued in connection with the Series D Preferred Stock.

(11) On September 5, 2001, Mr. Springer became vested with the right to exercise options for a total of 172,773 shares of our common stock.

(12) On September 5, 2001, Mr. Kollar became vested with the right to exercise options for a total of 25,000 shares of our common stock.

(13) On September 5, 2001, Mr. Royer became vested with the right to exercise options for a total of 43,750 shares of our common stock.

(14) Includes options and common stock beneficially owned by executive officers and directors.

HOW HAVE WE PAID OUR EXECUTIVES?

The following table sets forth summary information concerning compensation paid or accrued by us for services rendered during the fiscal year ended February 3, 2001 ("Fiscal 2000"), the fiscal year ended January 29, 2000 ("Fiscal 1999") and the fiscal year ended January 30, 1999 ("Fiscal 1998") to our Chief Executive Officer and the four other executive officers who received compensation of at least $100,000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table
- ------------------------------ ---------- ---------------------------------------- -------------------------------------
Name and Principal Position                         Annual Compensation                   Long Term Compensation
                                          ---------------------------------------- -------------------------------------
                               Fiscal      Salary      Bonus      Other Annual        Securities           Other
                                                                                      Underlying
                                 Year        ($)        ($)      Compensation(1)     Options (#)      Compensation(2)
- ------------------------------ ---------- ---------- ---------- ------------------ ----------------- -------------------
Jerry R. Welch (3) Chairman      2000       75,000      -0-               -0-               -0-               -0-
of the Board, President and      1999       31,000      -0-               -0-               -0-               -0-
Chief Executive Officer          1998           -0-     -0-               -0-          211,669                -0-

Raymond P. Springer (4)          2000      250,000      -0-            7,800            50,000                -0-
Executive Vice President and     1999       38,000      -0-            1,300                -0-               -0-
Chief Financial Officer          1998           -0-     -0-               -0-               -0-               -0-

Marilyn Platfoot                 2000      176,000      -0-            7,800                -0-              325
Executive Vice President         1999      160,000      -0-            7,800                -0-              313
Retail                           1998      138,000      -0-            7,800            77,500                62

Ronald J. Blumenthal             2000      158,000      -0-            7,800                -0-               -0-
Senior Vice President Real       1999      148,000      -0-            7,800                -0-               -0-
Estate                           1998      135,000      -0-            7,800            62,500                -0-

Kendrick F. Royer (5)            2000      165,000      -0-            7,800            25,000                -0-
Senior Vice President and        1999       21,000      -0-            1,300                -0-               -0-
General Counsel                  1998           -0-     -0-               -0-               -0-               -0-

- ------------------------------ ---------- ---------- ---------- ------------------ ----------------- -------------------

- --------------------
(1)   Amounts shown represent car allowances for the named executive officers.

(2) Amounts shown include our contributions under our Employee Stock Ownership Plan and our Employee Stock Purchase Plan, as applicable, for the listed executive officers.

(3) The amount shown represents amounts paid to Mr. Welch by RightStart.com Inc. during the period it was our subsidiary. RightStart.com Inc. paid Mr. Welch an additional $25,000 during Fiscal 2000 when it was no longer our subsidiary. Mr. Welch was a managing director of KAIM, Inc., our largest shareholder, from 1993-2001 and received no compensation from us for serving as our Chief Executive Officer or President during Fiscal 2000.

(4) Mr. Springer became our Executive Vice President and Chief Financial Officer in August 2000. Beginning in July 2000, when our prior CFO terminated her employment with us, Mr. Springer provided executive services to us and we reimbursed RightStart.com Inc. for the value of such services. The salary shown includes amounts paid to Mr. Springer by RightStart.com Inc. while RightStart.com Inc. was our subsidiary and are not broken out to reflect the charges between us and RightStart.com Inc. for the value of Mr. Springer's services.

(5) Mr. Royer's salary prior to August 2000 was paid by RightStart.com Inc. and we reimbursed RightStart.com Inc. for the value of the executive services he provided to us. The salary shown includes amounts paid to Mr. Royer by RightStart.com Inc. while RightStart.com Inc. was our subsidiary and are not broken out to reflect the charges between us and RightStart.com Inc. for the value of Mr. Royer's services. Mr. Royer was employed by a third party from April 13, 2001 to July 15, 2001.

WHAT FEES DO WE PAY OUR DIRECTORS?

All of our non-employee directors receive directors' fees of $3,000 per quarter. All of the members of our board of directors have elected, in lieu of such compensation, to receive options to purchase our common stock at the fair market value on the date the options are granted.

WHAT OPTIONS DID WE GRANT IN FISCAL 2000?

The following table provides certain information regarding stock options granted to the Named Executive Officers during Fiscal 2000.

                                               OPTIONS GRANTED IN FISCAL 2000

- ------------------------ --------------- -------------- -------------- --------------- ------------------------------
Name                       Number of      % of Total
                         Common Shares      Options                                      Potential Realizable Value
                           Underlying     Granted to      Exercise                       at Assumed Annual Rates of
                            Options      Employees in    Price (per       Expiration    Stock Price Appreciation for
                          Granted (1)     Fiscal 2000    share) (2)         Date              Option Term (3)
                                                                                       ------------------------------
                                                                                            5%             10%
- ------------------------ --------------- -------------- -------------- --------------- -------------- ---------------
Raymond P. Springer          50,000           64%           $2.00         10/6/10        $162,889       $259,374

Kendrick F. Royer            25,000           32%           $2.00         10/6/10         $81,445       $129,687
- ------------------------ --------------- -------------- -------------- --------------- -------------- ---------------

- --------------------
(1) We granted an aggregate of 78,000 shares during Fiscal 2000 under our 1991 Employee Stock Option Plan. The options granted become exercisable and fully vested at the rate of 34% on the first anniversary of the grant date and 33% on each successive anniversary.

(2) All options were granted at an exercise price equal to the fair market value of our common stock as of the grant date for such options.

(3) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the 10-year option term at the assumed rates or at all. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

WHAT OPTIONS WERE EXERCISED IN FISCAL 2000 AND WHAT WERE THE OPTION VALUES AT THE END OF FISCAL 2000?

The following table provides certain information regarding the exercise of stock options to purchase our stock held by the Named Executive Officers during Fiscal 2000 and the number of options and the value of our options held as of the end of such fiscal year.

- ------------------------ ------------- -------------- -------------------------------- --------------------------------
Name                        Shares         Value           Number of Securities             Value of Unexercised
                         Acquired on     Realized     Underlying Unexercised Options   In-The-Money Options At Fiscal
                         Exercise (#)     ($)(1)          At Fiscal Year End (#)               Year End($)(1)
                                                      ----------------- -------------- ----------------- --------------
                                                        Exercisable     Unexercisable    Exercisable     Unexercisable
- ------------------------ ------------- -------------- ----------------- -------------- ----------------- --------------
Jerry R. Welch               -0-            -0-           223,661            -0-           $52,917        $  -0-

Raymond P. Springer          -0-            -0-             -0-            50,000             -0-           37,500

Marilyn Platfoot             -0-            -0-             52,500         25,000            3,750           -0-

Ronald J. Blumenthal         -0-            -0-             47,500         15,000            6,250           -0-

Kendrick F. Royer            -0-            -0-             -0-            25,000             -0-           18,750
- ------------------------ ------------- -------------- ----------------- -------------- ----------------- --------------

- --------------------
(1)   On February 2, 2001 (the last day our common stock was traded in Fiscal
      2000), the closing sale price of our common stock on the Nasdaq National Market System was $2.75 per share. On January 18, 2002, the closing sale price of our common stock was $4.48 per share.

WHAT EMPLOYMENT AGREEMENTS DO WE HAVE?

We have agreed to enter into employment agreements with Messrs. Welch and Springer. These agreements have not yet been negotiated. In addition, certain employees of ZB Company, Inc. have employment agreements with ZB Company, Inc., including Mr. Thomas Vellios and Mr. Eugene Rosadino. Toy Soldier, Inc. has agreed to pay severance to Mr. Bud Johnson, Mr. David Niggli, Mr. Bill Soncini, Ms. Michelle Gershkovich, Mr. David Rogers, Ms. Nanette DiFalco and Mr. Tom Wheeland. ZB Company, Inc.'s employment agreements grant the covered employee a guarantee of a minimum annual salary equal to the last annual salary paid by Zany Brainy, Inc., benefits and retention bonuses under the Zany Brainy, Inc. severance plan which ZB Company, Inc. funded. In addition, if ZB Company, Inc., terminates such employee other than for death, incapacity or cause, or, in the case of Mr. Vellios, on February 1, 2002, such employee will receive an amount equal to, in the case of Mr. Vellios, 2.99 times his base annual salary and, in the case of Mr. Rosadino, 1.0 times his base annual salary, together, in each case, with continuation of benefits for 12 months. Mr. Rosadino will receive such amounts only if termination occurs prior to September 5, 2004. The severance agreements with Toy Soldier's employees obligate it to pay severance benefits at the rate at which the covered employee's salary is paid for up to six months or one year after termination other than for death, disability or cause.

WHAT ARE OUR OPTION PLANS?

We have two stock option plans, an employee stock option plan and an employee stock purchase plan. The employee stock option plan is discussed above in the section on Proposal Four discussing approval of an increase in its size.

1995 NON-EMPLOYEE DIRECTORS OPTION PLAN

In October 1995, we adopted the 1995 Non-Employee Directors Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan, as amended through the date of the special meeting, covered an aggregate of 275,000 shares of common stock. The information regarding the 1995 Stock Option Plan provided herein is qualified in its entirety by the full text of such plan, copies of which have been filed with the Securities and Exchange Commission. The 1995 Stock Option Plan provides for the annual issuance on the date of the annual meeting, to each non-employee director, of options to purchase 1,500 shares of common stock. In addition, each director is entitled to make an election to receive, in lieu of directors' fees, additional options to purchase common stock. Options outstanding under this plan have terms ranging from five to ten years
(depending on the terms of the individual grant). The amount of additional options is determined based on an independent valuation such that the value of the options issued is equivalent to the fees that the director would be otherwise entitled to receive. Options issued under this plan vest on the anniversary date of their grant and upon termination of membership on our board of directors. 200,861 options were outstanding under the 1995 Stock
Option Plan as of February 3, 2001, 155,121 of which were exercisable. As of February 3, 2001, 74,139 shares were available for future issuance. Since February 3, 2001, we increased the size of the 1995 Stock Option Plan to 375,000 shares and now have options to purchase a total of 301,984 shares outstanding under the 1995 Stock Option Plan.

The 1995 Stock Option Plan provides for the granting to our directors who have not been our employees or directors of any of our subsidiaries, who have not been employees of those subsidiaries for at least one year before becoming a director, options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Our compensation committee administers the 1995 Stock Option Plan.

The exercise price for each option granted under the 1995 Stock Option Plan is the fair market value of the common stock underlying that option on the first trading day preceding its grant. Payment of the purchase price of options may be made in cash, by certified cashier's check, bank draft or money order, by delivery of our common stock owned by the optionee for at least six months (if our compensation committee and applicable law permit) or as determined by our compensation committee. Options granted under the 1995 Stock Option Plan are generally nontransferable.

Upon a merger, reorganization or other business combination in which we are the surviving corporation, optionees will be entitled to receive substitute stock options on terms and conditions that substantially preserve the value, rights and benefits of the affected option unless we elect to pay all optionees the difference between the fair market value of the options and their exercise price. If we are not the surviving corporation and do not elect to pay all optionees the difference between the fair market value of the options and their exercise price, each optionee will receive substitute options in the surviving or resulting corporation on such terms and conditions as preserve the value, rights and benefits of the affected options. Upon the occurrence of certain acquisitions of more than 50% of our common stock, approval by our shareholders of certain reorganizations, mergers, consolidations or approval by our shareholders of our liquidation or substantial dissolution, or the sale of all or substantially all of our assets (other than to a wholly-owned subsidiary), all options held by directors at such time become fully vested and exercisable. Within 10 days after such a change of control involving the acquisition of our stock, optionees may require us to purchase their options for the difference between fair market value and the exercise price.

Unless terminated earlier, the 1995 Stock Option Plan will terminate in October 2005. Options granted before expiration of the plan will be unaffected by its expiration. Our compensation committee has the authority to amend or revise the 1995 Stock Option Plan so long as such action does not alter or impair rights or obligations of any outstanding option. Terms related to amount, price and timing of annual grants and deferral rights under the 1995 Stock Option Plan may not, however, be amended more than once in any six-month period except to comply with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. In addition, shareholder approval is required to increase the maximum number of shares that may be granted under the plan, change the minimum exercise price, increase the maximum term under the plan for any option, materially modify the plan's eligibility requirements, change the term of the plan or materially increase the benefits accruing to plan participants.

The weighted average exercise price of our outstanding options under the 1991 Stock Option Plan and the 1995 Stock Option Plan at February 3, 2001 was $4.13 per share of our common stock.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTION PLANS

The following is a general description of the federal income tax consequences to the Company resulting from the grant to and/or exercise by a participant of options under the 1991 Stock Option Plan or the 1995 Stock Option Plan (collectively, the "Stock Option Plans"). This should not be relied upon by participants in either plan: each participant should consult his or her own tax advisor with respect to such matters. Rather, this summary is intended only for the information of stockholders considering how to vote at the special meeting.

COMPENSATION DEDUCTION BY COMPANY; WITHHOLDING.

In the several situations described below with respect to exercises of options or to sales or dispositions of exercise shares, the participant will recognize compensation income. We generally will be entitled to a deduction for compensation expense equal to the amount recognized as compensation income by a participant for our taxable year in which such amount is recognized by the participant. Various provisions of the Internal Revenue Code of 1986, as amended (including, for example, section 162(m) of the Code), however, may act to limit such deduction by us. We generally must withhold federal and state income and employment tax on compensation income reportable by an employee participant on exercise of a nonstatutory stock option.

NOT QUALIFIED PLANS.

Neither of the Stock Option Plans is a qualified plan under section 401(a) of the Code.

NONSTATUTORY STOCK OPTIONS.

As noted above, options granted under the 1991 Stock Option Plan to employees may be designated either as incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or as nonstatutory stock options; options granted under the 1991 Stock Option Plan to non-employees, and options granted under the 1995 Stock Option Plan, are nonstatutory stock options. The following discussion is specifically with respect to nonstatutory stock options awarded and/or exercised under either of the Stock Option Plans.

An optionee will not recognize taxable income upon the grant to him or her of a nonstatutory stock option. The federal income tax consequences to an optionee of exercising a nonstatutory stock option will vary depending on whether the shares received upon the exercise of such option (the "exercise shares") are either "substantially vested" or "substantially nonvested" within the meaning of section 83 of the Internal Revenue Code of 1986, as amended. For purposes of this discussion, it is assumed that shares acquired through the exercise of a nonstatutory stock option granted under either Stock Option Plan will be substantially vested in that such shares are not both non-transferable and also subject to a substantial risk of forfeiture.

A participant who exercises a nonstatutory stock option will recognize compensation income in the year of exercise and in an amount equal to the excess of the fair market value on the date of exercise of the exercise shares over the exercise price.

The participant's basis in shares acquired upon the exercise of a nonstatutory stock option generally will be the sum of the exercise price and the amount of compensation income (if any) recognized by the participant with respect to such shares. Upon the sale or other taxable disposition of shares acquired upon the exercise of a nonstatutory stock option, the participant for federal income tax purposes will recognize gain or loss equal to the excess (or deficiency) of the amount realized on such sale or disposition over (or from) the participant's basis in the shares. That gain (or loss) will not be compensation income.

INCENTIVE STOCK OPTIONS.

A participant does not recognize any compensation income upon the grant of an incentive stock option. A participant also will not recognize any compensation income upon the exercise of an incentive stock option provided that the participant was our employee (or an employee of our subsidiary or parent) at all times beginning on the date the incentive stock option was granted and ending on the date three months before the incentive stock option was exercised (one year in the case of a disabled employee). Nevertheless, the excess of the fair market value of the shares on the date of the exercise of an incentive stock option over the exercise price is an adjustment to the alternative minimum taxable income of the participant for purposes of computing any alternative minimum tax liability. We do not recognize any compensation deduction solely by reason of the imposition of the alternative minimum tax upon a participant's exercise of an incentive stock option.

A participant's tax basis in exercise shares acquired upon the exercise of an incentive stock option generally will be equal to the exercise price. Upon the sale or other taxable disposition of shares acquired upon the exercise of an incentive stock option, the participant for federal income tax purposes will recognize gain or loss equal to the excess (or deficiency) of the amount realized on such sale or disposition over (or from) the participant's basis in the shares. If the participant has held such exercise shares until at least the later of two years after the date on which the incentive stock option was granted and one year after the date on which the option was exercised (the "Statutory Holding Period"), then the gain (or loss) recognized by the participant upon the subsequent sale or disposition of the exercise shares will not be compensation income.

If the exercise shares acquired upon the exercise of an incentive stock option are sold or disposed of before the expiration of the Statutory Holding Period (a "Disqualifying Disposition"), however, the participant generally will recognize compensation income in the year of the Disqualifying Disposition and in an amount equal to the lesser of (i) the excess of the fair market value of such shares on the date of exercise over the exercise price paid for such shares, or
(ii) the amount realized on the sale of such shares over the exercise price, except that the amount recognized will be determined exclusively under (i) above if the Disqualifying Disposition is made to a related party or is otherwise a disposition pursuant to which no loss would be recognized by the Participant. If in such a Disqualifying Disposition the amount realized by a participant on the sale of exercise shares exceeds the fair market value of such shares on the date of exercise, the amount of such excess will be treated as gain and not as compensation income; further, if the Disqualifying Disposition occurs in a taxable year subsequent to the taxable year in which the incentive stock option was exercised, the excess of the fair market value on the exercise date of the exercise shares over the exercise price also will be treated as an adjustment to the participant's alternative minimum taxable income in the year of exercise.

WHAT INTERLOCKS OR INSIDER PARTICIPATION RELATIONSHIPS EXIST WITH MEMBERS OF OUR COMPENSATION COMMITTEE?

Richard Kayne and Fred Kayne are each directors and members of our compensation committee. Messrs. Kayne have participated in transactions requiring disclosure in our filings with the Securities and Exchange Commission.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our next annual meeting of shareholders should be received by our Secretary prior to February 1, 2002, for inclusion in the proxy statement for the annual meeting of shareholders scheduled to be held in June of 2002, and will be considered untimely if received after April 17, 2002.

REQUIRED INFORMATION ABOUT US

DESCRIPTION OF OUR BUSINESS

We are specialty retailer of high quality developmental, educational and care products for infants and children and have recently expanded our business to include educational products, toys, games, books and multimedia products for children through age 12 through the purchase by our wholly-owned subsidiary ZB Company, Inc. on September 5, 2001 of substantially all of the assets and assumption of certain liabilities of Zany Brainy, Inc. and its affiliates. In addition, our wholly-owned subsidiary, Toy Soldier, Inc. purchased certain assets and assumed certain liabilities of F.A.O. Schwarz and its online and catalog affiliate, Quality Fulfillment Services, Inc., on January 6, 2002. Each of these transactions and businesses is described elsewhere in this Proxy Statement and not included in the discussion below.

HISTORY

We were formed as a catalog company in 1985 to capitalize upon growing trends towards the use of mail order catalogs and the demand for high quality infants' and children's goods. Until our formation, parents' alternatives were limited to low-service, mass merchandise stores or sparsely-stocked, high-priced infants' and children's specialty stores. To counter this, we offer a carefully screened comprehensive selection of infant and toddler products that we consider to be the "best of the best," that is, the safest, most durable, best designed and best valued items, in a full service setting. We currently select this kind of product from over 350 vendors worldwide.

We then expanded our distribution channels beyond The Right Start Catalog and into specialty retail sales through The Right Start stores. Based on the results of the retail stores, our strategy evolved to include a reduction in The Right Start Catalog circulation and plans for a major retail expansion. At January 30, 2002, we operated 64 Right Start retail stores in 19 states throughout the United States. Twenty-two of these stores are located in large shopping malls and 44 are located in stand-alone locations or in local shopping centers, some of which are known as "lifestyle" centers because they include a mix of retailers of non-essential products. The stores' product mix includes a wide variety of items to meet the needs of parents of infants and small children up to age three, all presented within a store designed to provide a safe, baby-friendly environment for the shopping ease of parents. For the last three fiscal years approximately 27% of our revenues derived from sales of products in our travel category, such as car seats, strollers and their related accessories. Products sold in our child development category, such as musical items and toys designed to help stimulate and develop a child's sensory and motor skills, constituted approximately 22% of our revenues over the same three-year period.

The number of retail stores open reflects the rapid growth that we experienced in 1996 and 1997, during which period we opened 24 mall stores. After studying the results of both mall and street locations, we concluded that street-location stores provide our customers more convenient access and shopping since many are shopping with infants and small children. Further, street-location stores are more cost efficient to build and operate. Accordingly, we adopted a store opening plan that resulted in the opening of eight street- location stores in 1998, 13 street-location stores in 1999 and 11 street-location stores in 2000.

As part of reevaluating store location strategy, in 1997 we determined that some of our existing mall locations were not performing at an acceptable level and implemented a closing plan for those stores. Nine mall stores were closed in 1998, one mall store was closed in 1999, two mall stores were closed in 2000 and four mall stores in 2001. We may close additional stores if we deem such a decision to be warranted and we can do so on what we determine is a cost effective basis. We expect future expansion of the brand to occur in Zany Brainy stores as described elsewhere in this Proxy Statement.

During the third quarter of Fiscal 2000, RightStart.com Inc., our direct-to-customer affiliate, issued 2 million shares of common stock which reduced our ownership interest in RightStart.com Inc. to 49.4%. The sale of common stock and associated corporate actions resulted in RightStart.com Inc. being accounted for under the equity method of accounting and no longer consolidated with us. Accordingly, we restated Fiscal 2000 financial statements to present its results of operations and its statement of cash flows for the thirteen and thirty-nine weeks ended October 28, 2000 on an unconsolidated basis. In July 2001, RightStart.com Inc. was notified by its senior lenders that they intended to foreclose and sell the collateral securing their notes. This foreclosure took place on August 3, 2001, and all assets of RightStart.com Inc. were sold to Targoff-RS, LLC, an entity newly-formed by the purchaser to acquire such assets. At the time of the foreclosure, our investment had been effectively written off. As a required condition to an equity investment used to fund the Zany Acquisition in September 2001, we acquired Targoff-RS, LLC in exchange for preferred stock convertible into 1,800,000 shares of our common stock, subject to the approval of its shareholders.

OPERATIONS

We have implemented a number of marketing programs to reinforce the Right Start brand name and increase customer awareness of our new store locations. These programs include advertisements in the yellow pages and on register receipts, direct mail and e-mail campaigns, promotions with manufacturers and local efforts aimed at community organizations and merchants. In addition, we cross-promote the Right Start brand through Zany Brainy and FAO stores.

We have also taken advantage of the cross-promotional opportunities that exist between our retail stores and our online stores. We promote the website in our retail stores through in-store signage. Online we promote our physical stores by promoting our policy of taking returns of goods purchased through the website, a store location listing in the online stores and e-mail campaigns.

We now purchase products from over 350 different vendors worldwide for the Right Start brand. In total, we import approximately 7.3% of the products sold in our Right Start retail stores and have one domestic vendor that accounts for 8.0% of our total purchases from all vendors. If our ability to purchase from a particular vendor or to import from non-domestic vendors generally were impaired, we would be required to find replacements. We may be unable to find satisfactory replacements for certain vendors.

We outsource our warehousing and distribution to third party service providers and do not own or lease any warehouse facilities or trucking capability. We do not have long-term contracts with any of these service providers but have found our experience with them to be good. We plan to consolidate our warehouse operations with those of ZB Company, Inc. and Toy Soldier, Inc.

As of January 18, 2002, we employed approximately 450 employees, approximately 250 of whom were part-time and seasonal. We consider our employee relations to be good.

We have registered and continue to register, when deemed appropriate, our trademarks, trade names and domain names, including "The Right Start," "Right Start" and "rightstart.com." We consider these trademarks and trade names to be readily identifiable with, and valuable to, our business. If our intellectual property rights were to be challenged we could find our time and other resources diverted from our business.

The products we sell under the Right Start, Zany Brainy and FAO brands are subject to provisions of the Consumer Safety Act and the regulations issued thereunder. These laws authorize the Consumer Product Safety Commission ("CPSC") to protect the public from products that present a substantial risk of injury. The CPSC can require the manufacturer of defective products to repurchase or recall such products. The CPSC may also impose fines or penalties on the manufacturer. Similar laws exist in some states and cities in which we market our products. A recall of any of our products may materially adversely affect us by impairing our reputation for quality and safety and diverting our resources from our business generally.

Our Right Start business is not significantly impacted by seasonal fluctuations, when compared to many other specialty retail operations. Our products are for the most part need-driven and our customer is often the end user of the products we sell as opposed to a gift giver. We do, however, experience increased sales during the Christmas holiday season, primarily in our mall stores. Zany Brainy and FAO sales are, as noted elsewhere, highly seasonal.

PROPERTIES

We lease each of our retail locations for the Right Start brand under operating leases with lease terms ranging from five to ten years. At some locations, we have options to extend the term of the lease. In most cases the leases are triple net with rent provisions that include a fixed minimum rent and, in some cases, a contingent percentage rent based on net sales of the store in excess of a defined threshold. Certain other of the leases contain escalation clauses that provide for increases in base rental and renewal options at fair market rental rates.

We currently lease approximately 15,000 square feet as a tenant in a office park Calabasas, California. The lease agreement terminates in August of 2006 and includes one five-year renewal option.

We use third-party distribution and fulfillment providers for the Right Start brand and therefore do not directly lease or own any warehouse space with respect to these operations. We plan to consolidate our warehouse operations with those of ZB Company, Inc. and Toy Soldier, Inc.

LEGAL PROCEEDINGS

We were sued by Oxygen Media, LLC to recover the alleged value of cable television and internet media time allegedly provided or to be provided to us and RightStart.com Inc. The basis for the claim is a term sheet that Oxygen admits was non-binding and the actual provision of services under written orders. Oxygen asserts that we and RightStart.com Inc. breached an express contractual obligation to negotiate in good faith to reach an agreement that would have provided Oxygen with cash and in-kind marketing services equal to $13 million. Oxygen asserts, in the alternative, that we and RightStart.com Inc. owe Oxygen $720,000 under an implied-in-fact contract or for services provided. We believe that the breach of contract claims are without merit as to it and that the specific allegations needed to support the claims are false. Furthermore, we believe that the value of services provided to Oxygen exceeds the value of the services provided by Oxygen. We have directed legal counsel to prepare a counter-claim to recover the excess value of the services provided to Oxygen. We have filed a motion to dismiss the complaint in the New York Supreme Court on the basis that the term sheet was non-binding by its terms, as admitted by Oxygen, and therefore may not be enforced under New York law. A hearing was held on January 14, 2002 and the Court took the matter under submission.

In addition, we are a party to various legal actions arising in the ordinary course of business. In the opinion of management, any such claims that may arise from these actions are immaterial to us or are without significant merit. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the ordinary course of operations, we face no significant market risk from derivative instruments. Our purchase of imported products subjects us to a minimum amount of foreign currency risk. Foreign currency risk is that risk associated with recurring transactions with foreign companies, such as purchases of goods from foreign vendors. If the strength of foreign currencies increases compared to the United States dollar, the price of imported products could increase. We have no commitments, however, for future purchases with foreign vendors and, additionally, we have the ability to source many products domestically in the event of significant import price increases.

The interest rates on our debt obligations are linked to the prime rate. For every $1 million in debt outstanding under the our credit facility or that of ZB Company, Inc., an increase of 0.25% in our interest would cost us an additional $25,000 per year. We have not entered into any derivative financial instruments to manage interest rate risk, currency risk or for speculative purposes, and we are currently not evaluating the future use of these instruments.

INCORPORATION BY REFERENCE

We are incorporating the following information into this proxy statement by this reference:

         1. Our MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, QUANTITATIVE AND QUALITIVE DISCLOSURES ABOUT MARKET RISK and FINANCIAL STATEMENTS SCHEDULES AND REPORTS ON FORM 10-K from Items 7, 7A and 14 of our Form 10-K for the fiscal year ended February 3, 2001, a copy of which is attached hereto as Exhibit H.

         2 Our FINANCIAL STATEMENTS and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS from Items 1 and 2 of our Form 10-Q for the quarterly period ended November 3, 2001, a copy of which is attached hereto as Exhibit I.

         3. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA of Zany Brainy, Inc. from Items 7 and 14 in Exhibit 99.8 of our Form 8-K/A filed November 20, 2001, a copy of which is attached hereto as Exhibit J.

         4. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS and FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA of Noodle Kidoodle, Inc. from Items 7 and 14 in Exhibit 99.9 of our Form 8-K/A filed November 20, 2001, a copy of which is attached hereto as Exhibit K.

         5. FINANCIAL STATEMENTS FOR THE QUARTER ENDED AUGUST 4, 2001 of Zany Brainy, Inc. in Exhibit 99.11 of our Form 8-K/A filed November 20, 2001, a copy of which is attached hereto as Exhibit L.

Except as specifically incorporated by reference herein, none of the information otherwise contained in any report attached or referred to above shall be deemed incorporated in, included in or otherwise a part of this proxy statement.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the special meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.


                                                 /s/ Raymond P. Springer

                                                     Secretary
Dated:  February 28, 2002.


THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT AND OTHER DOCUMENTS REFERENCED IN THIS PROXY STATEMENT, WITHOUT CHARGE, BY WRITING TO: CORPORATE SECRETARY, THE RIGHT START, INC., 26610 AGOURA ROAD, SUITE 250, CALABASAS, CALIFORNIA 91302.

                                  PROPOSAL ONE

          APPROVAL OF CONVERTIBILITY OF OUR RECENTLY-ISSUED SECURITIES
                AND INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

Our board of directors has proposed approval of (i) the conversion feature of our (a) recently-issued Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Contingent Convertible Preferred Stock, convertible into an aggregate of 17,334,836 shares of our common stock (for which approval results in automatic conversion subject to certain conditions) and (b) 4% Subordinated Convertible Redeemable Pay-in-Kind Notes due 2002, convertible into 3,426,573 shares of our common stock, and (ii) an amendment to our articles of incorporation to increase our authorized common stock from 25,000,000 shares to 75,000,000 shares.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE CONVERTIBILITY
     OF OUR RECENTLY-ISSUED SECURITIES AND THE INCREASE IN AUTHORIZED SHARES
                                OF COMMON STOCK.

                                  PROPOSAL TWO

                     APPROVAL OF REINCORPORATION IN DELAWARE
                       AND A CHANGE IN OUR CORPORATE NAME

Our board of directors has proposed that we reincorporate in Delaware and change our corporate name to FAO, Inc. The reincorporation would be accomplished by merging our existing company into FAO, Inc., a newly formed wholly-owned Delaware subsidiary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED
                 REINCORPORATION AND CORPORATE NAME CHANGE.

                                 PROPOSAL THREE

         APPROVAL OF AN AMENDMENT TO THE 1991 EMPLOYEE STOCK OPTION PLAN

Our board of directors has amended Article 3 of our 1991 Stock Option Plan to increase the maximum number of shares of our common stock subject to the 1991 Stock Option Plan from 2,300,000 to 3,898,037, an increase of 1,598,037 shares, subject to shareholder approval. The amendment to the 1991 Stock Option Plan reads as follows:

"3.  Shares Subject to the Plan.

The stock issuable under this Plan shall be shares of our authorized but unissued or reacquired common stock ("common stock"). The total number of shares of common stock that may be issued under this Plan shall not exceed 3,898,037 shares in the aggregate, subject to adjustment as provided in
Section 8 below."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
                      AMENDMENT TO THE 1991 STOCK OPTION PLAN.

                                  PROPOSAL FOUR

                 ADOPTION OF THE 2001 EMPLOYEE STOCK OPTION PLAN

Our board of directors has proposed a new 2001 Employee Stock Option Plan with a maximum aggregate number of shares of our common stock subject to the plan equal to 1,630,119, such that the total aggregate number of shares subject to the 1991 Stock Option Plan and the 2001 Stock Option Plan would be 5,528,156.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE
                       PROPOSED 2001 STOCK OPTION PLAN.

                                INDEX TO EXHIBITS


EXHIBIT A-1                Certificate of Determination of Preferences of
                           the Series E Convertible Preferred Stock, Series F
                           Convertible Preferred Stock and Series G Convertible
                           Preferred Stock of The Right Start, Inc.

EXHIBIT A-2                Certificate of Determination of Preferences of
                           the Series H Contingent Convertible Preferred Stock
                           of The Right Start, Inc.

EXHIBIT B-1                Form of 4% Subordinated Convertible Redeemable
                           Pay-in-Kind Note due 2004.

EXHIBIT B-2                Form of 8% Subordinated Note due 2005.

EXHIBIT C                  Amendment to Articles of Incorporation of The Right
                           Start, Inc. authorizing an increase in the number of
                           authorized shares of common stock.

EXHIBIT D                  Agreement and Plan of Merger of FAO and The Right
                           Start, Inc.

EXHIBIT E                  Form of FAO, Inc.'s certificate of incorporation.

EXHIBIT F                  Form of FAO, Inc.'s bylaws.

EXHIBIT G                  The Right Start, Inc.'s proposed 2001 Stock Option
                           Plan.

EXHIBIT H                  The Right Start, Inc.'s Form 10-K for the fiscal year
                           ended February 3, 2001.

EXHIBIT I The Right Start, Inc.'s Form 10-Q for the period ended November 3, 2001.

EXHIBIT J                  Managment's Discussion and Analysis of Financial
                           Condition and Results of Operations and Audited
                           financial statements of Zany Brainy, Inc. for the
                           fiscal year ended February 3, 2001 from Exhibit 99.8
                           of The Right Start, Inc.'s Form 8-K/A filed November
                           19, 2001.

EXHIBIT K                  Managment's Discussion and Analysis of Financial
                           Condition and Results of Operations and Audited
                           financial statements of Noodle Kidoodle, Inc. for the
                           fiscal year ended February 3, 2001 from Exhibit 99.9
                           of The Right Start, Inc.'s Form 8K/A filed November
                           19, 2001.

EXHIBIT L                  Unaudited quarterly financial statements of Zany
                           Brainy, Inc. for the six-month period ended August 4,
                           2001 from Exhibit 99.11 of The Right Start, Inc.'s
                           Form 8-K/A filed November 19, 2001.

EXHIBIT M                  Management's Discussion and Analysis relating to
                           Zany Brainy, Inc.'s financial statements for the
                           fiscal year ended February 3, 2001 and the six month
                           period ended August 4, 2001.

EXHIBIT N                  Audited financial statements for the fiscal year
                           ended February 3, 2001, unaudited interim financial
                           statements for the thirty-nine week period ended


                           November 3, 2001, and Management's Discussion and
                           Analysis of KBB Retail USA, Inc., (including its wholly-owned subsidiaries F.A.O. Schwartz and
                           Quality Fulfillment Services, Inc.)



                                   EXHIBIT A-1

                   CERTIFICATE OF DETERMINATION OF PREFERENCES
                  OF THE SERIES E CONVERTIBLE PREFERRED STOCK,
                      SERIES F CONVERTIBLE PREFERRED STOCK
        AND SERIES G CONVERTIBLE PREFERRED STOCK OF THE RIGHT START, INC.

                   CERTIFICATE OF DETERMINATION OF PREFERENCES
                                     OF THE
                      SERIES E CONVERTIBLE PREFERRED STOCK,
                      SERIES F CONVERTIBLE PREFERRED STOCK
                                       AND
                      SERIES G CONVERTIBLE PREFERRED STOCK
                                       OF
                              THE RIGHT START, INC.

                     (Pursuant to Section 401 of the General
                   Corporation Law of the State of California)

                   -------------------------------------------

                  The undersigned hereby certify that (1) they hold the offices for The Right Start, Inc., a California corporation (the "CORPORATION") indicated below their names, and (2) under authority given by the Corporation's Second Amended and Restated Articles of Incorporation (the "RESTATED ARTICLES"), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

                  WHEREAS, the Restated Articles provide for a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

                  WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

                  WHEREAS, the Restated Articles provide that the Corporation is authorized to issue Two Hundred and Fifty Thousand (250,000) shares of Preferred Stock;

                  WHEREAS, the Corporation has issued one-hundred thirty thousand five hundred twenty-nine (130,529) shares of Preferred Stock and the Board of Directors of the Corporation desires to determine the rights, preferences, privileges, and restrictions relating to three (3) additional series of Preferred Stock and the number of shares constituting and the designation of such series;

                  WHEREAS, the Board of Directors of the Corporation has determined that 16,818.815 shares of Preferred Stock shall be designated as Series E Convertible Preferred Stock;

                  WHEREAS, the Board of Directors of the Corporation has determined that one thousand eight hundred (1,800) shares of Preferred Stock shall be designated as Series F Convertible Preferred Stock;

                  WHEREAS, the Board of Directors of the Corporation has determined that two thousand five hundred (2,500) shares of Preferred Stock shall be designated as Series G Convertible Preferred Stock; and

                  WHEREAS, a majority of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have approved the authorization of the Series E Convertible Preferred

Stock, Series F Convertible Preferred Stock, and Series G Convertible Preferred Stock with the rights, preferences, privileges, and restrictions relating to each as described below.

SERIES E CONVERTIBLE PREFERRED STOCK

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article III of the Restated Articles, the Board of Directors hereby creates the Corporation's Series E Convertible Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the Series E Convertible Preferred Stock as follows:

I. DESIGNATION AND AMOUNT. The number of shares constituting the Series E Convertible Preferred Stock, par value $.01 per share (the "SERIES E PREFERRED STOCK"), shall be 16,818.815 shares.

II.      DIVIDENDS AND DISTRIBUTIONS.

              A. DIVIDENDS. The holders of Series E Preferred Stock shall not be entitled to receive dividends.

              B. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, a sum equal to One Thousand Dollars ($1000.00) per share (the "SERIES E PREFERRED LIQUIDATION PREFERENCE"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior as to the payment upon liquidation, dissolution or winding up including, without limitation, all series of Preferred Stock hereafter issued by the Corporation (unless such later issued series has parity or is senior in priority, and has been permitted under SECTION III) (collectively, "JUNIOR LIQUIDATION STOCK") and, after June 1, 2002, after all liquidation preference payments to which holders of the Series A Preferred Stock are entitled shall have been made. The Series E Preferred Stock shall be (i) senior as to liquidation to the Common Stock, the Corporation's Series F Convertible Preferred Stock, par value $0.01 per share (the "SERIES F PREFERRED STOCK"), and all Junior Liquidation Stock, (ii) junior as to liquidation to the Series A Convertible Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK"), Series B Convertible Preferred Stock, par value $.01 per share ("SERIES B PREFERRED STOCK"), Series C Convertible Preferred Stock, par value $.01 per share ("SERIES C PREFERRED STOCK") and Series D Convertible Pay-in-Kind Preferred Stock, par value $.01 per share ("SERIES D PREFERRED STOCK"), until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have consented to parity of liquidation with the Series E Preferred Stock, and, from the time consent is given, on a parity as to liquidation with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (iii) in any case after June 1, 2002, junior to the Series A Preferred Stock and
              (iv) from and after the date hereof, on a parity with the Corporation's Series G Convertible Preferred Stock, $.01 per share (the "SERIES G PREFERRED STOCK"), to the extent set forth in the Series G Preferred Stock Certificate of Determination of Preferences. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series E Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series E Preferred Stock
              (including, the Series A Preferred Stock (prior to June 1, 2002 only), the Series B Preferred Stock, the Series C Preferred
              Stock, and the Series D Preferred Stock, in each case at and after such time as the holders thereof have consented to such parity of liquidation preference, the "PARITY LIQUIDATION
              STOCK"), the holders of the Series E Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the Series E Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation, or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this SECTION II.B. (unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series E Preferred
              Stock shall not be entitled to receive any payment owed for such shares under this SECTION II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series E Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

     III. VOTING RIGHTS. If the aggregate liquidation preference of the outstanding Series E Preferred Stock equals or exceeds $4 million, any (i) merger, acquisition or sale of all or substantially all assets to which the Corporation is a party and (ii) equity issuance by the Corporation (other than (a) an issuance of 1,800 shares of Series F Preferred Stock to the owners of the Corporation's online and internet business, (b) an issuance of 1,100,000 shares in connection with the bankruptcy of Zany Brainy, Inc. and its Affiliates, (c) pursuant to the conversion of outstanding convertible equity of the Corporation and (d) an issuance of 2,200 shares of Series G Preferred Stock), shall require the consent of the holders of at least a majority of the outstanding shares of Series E Preferred Stock, voting together as a separate class. If the aggregate liquidation preference of the outstanding Series E Preferred Stock is less than $4 million, the holders of the Series E Preferred Stock shall be entitled to vote with the holders of the Common Stock with respect to matters set forth in clauses (i) and (ii) in the preceding sentence and such vote shall be determined on an as-converted basis with each share of Series E Preferred Stock providing its holder with a number of votes equal to the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible. At all times, consent of the holders of at least a majority of the outstanding shares of Series E Preferred Stock, voting together as a separate class, shall be required to authorize the issuance of additional shares of Series E Preferred Stock.

     In addition, consent of the holders of at least a majority of the shares of Series E Preferred Stock (unless the consent of a greater percentage is required by applicable law or the Corporation's articles of incorporation as then in effect), voting together as a single class, will be required for
     (a) each amendment of the Corporation's articles of incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series E Preferred Stock, or (b) any reclassification of the Series E Preferred Stock. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series E Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series E Preferred Stock. Any required vote of the Series E Preferred Stock as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the

     Series E Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for equity of the Corporation.

     IV.      CONVERSION

              A.  AUTOMATIC AND VOLUNTARY CONVERSION.

                      (i)  CONVERSION,

                           (a) AUTOMATIC CONVERSION. Subject to the immediately following sentence, the Series E Preferred Stock shall automatically convert into Common Stock (without a liquidation preference) immediately upon (and not before) (1) approval of the conversion feature in the Series E Preferred Stock by the Corporation's holders of Common Stock and (2) authorization by the Corporation's holders of Common Stock of sufficient additional Common Stock to permit such conversion as well as the exercise of any outstanding warrants to purchase Common Stock (collectively, "Shareholder
                                    Authorization").

                                    If any convertible securities of the
                                    Corporation (other than employee or director options, outstanding warrants to purchase Common Stock or the Series E Preferred Stock) remain outstanding (the "Remaining Convertible Securities") at the time the Series E Preferred Stock would otherwise automatically convert under this section, that portion of the Series E Preferred Stock convertible into a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion of the Remaining Convertible Securities shall not automatically convert except to the extent the Remaining Convertible Securities are later converted or as provided in paragraph (b) of this SECTION IV.(A).(i).

                           (b) CONVERSION RIGHT. Notwithstanding the foregoing, the holders of the Series E Preferred Stock at their option and from time to time, may convert any or all of their Series E Preferred Stock into Common Stock once the conditions in (a)(1) and (2) above (the "AUTOMATIC CONVERSION CONDITIONS") have been met regardless of whether any Remaining Convertible Securities remain outstanding, but that Series E Preferred Stock outstanding because of the foregoing shall be automatically converted into Common Stock as, and to the extent, the Remaining Convertible Securities are converted into Common Stock.

                      (ii) CONVERSION RATE. Series E Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Series E Preferred Liquidation Preference by $1.43, as adjusted from time to time as provided herein (the "CONVERSION Rate") and by surrender of such shares of Series E Preferred Stock so to be converted in the manner provided in SECTION IV.A.(iii) OR
                      (iv). The

                      Conversion Rate shall initially be $1.43 as set forth above and shall be subject to adjustment and readjustment from time to time as set forth in SECTION IV.C.

                      (iii) MECHANICS OF AUTOMATIC CONVERSION. Notice of automatic conversion of the Series E Preferred Stock ("AUTOMATIC CONVERSION NOTICE") specifying the time of conversion, the Conversion Rate, the fact of Shareholder Authorization or conversion of Remaining Convertible Securities, as applicable, and the paragraph pursuant to which such conversion occurred, shall be sent via facsimile to the holder not more one Business Day after such Shareholder Authorization or receipt of notice by the Corporation of a conversion of Remaining Convertible Securities, as the case may be, and mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more five (5) Business Days after such Shareholder Authorization or receipt of notice by the Corporation of a conversion of Remaining Convertible Securities, as the case may be. For the purpose of this section only, if receipt of notice by the Corporation of a conversion of Remaining Convertible Securities occurs after 4:00pm Eastern Standard Time, then receipt of such notice shall be deemed to have occurred on the following Business Day. Upon mailing any Automatic Conversion Notice, the Corporation shall issue and deliver at its principal offices to such holder of Series E Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with the SECTION IV.B. Automatic conversion shall be deemed to have been made on the date the later of the two Automatic Conversion Conditions occurs or on the date of the conversion of Remaining Convertible Securities, as applicable, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. On the date of such mailing, the certificates representing the Series E Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation. Any Automatic Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Series E Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the automatic conversion of Series E Preferred Stock.

                      (iv) MECHANICS OF VOLUNTARY CONVERSION. In order to exercise the voluntary conversion privilege set forth in
                      SECTION IV.A.(i)(B) the holder of one or more shares of Series E Preferred Stock to be converted shall surrender such shares to the Secretary of the Corporation at the Corporation's principal offices, accompanied by the funds, if any, required to pay transfer or similar taxes and shall give written notice (the "CONVERSION NOTICE") to the Corporation that such holder elects to convert all or a specified number of such shares and stating in such Conversion Notice, his name or the name or names of his nominees in which he wishes the certificate or certificates for Common Stock to be issued, together with instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or his duly authorized attorney. As promptly as practicable after the surrender of such shares of Series E Preferred Stock, the receipt of the Conversion Notice, instruments of transfer and funds to pay any transfer or similar tax, if any, and if the Automatic Conversion Conditions have been met as aforesaid, the Corporation shall issue and deliver at such offices to such holder of Series E Convertible Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with SECTION IV.B and, if less than the full number of shares of Series E Preferred
                      Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series E Preferred Stock evidenced by such surrendered certificate less the number of such shares of Series E Preferred Stock being converted. Any conversion made at the election of a holder of Series E Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such shares to be converted, and the person or persons entitled to receive the Common
                      Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

              B. FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series E Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

              C.  ADJUSTMENTS TO CONVERSION RATE:

                  1. STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in SECTION IV.D.:

                  (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

                  (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares,

                  then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any share of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

              D. NO IMPAIRMENT. The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this SECTION IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series E Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series E Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series E Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Restated Articles and available for the purpose of issue upon such conversion.

              E. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this
              SECTION IV, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series E Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding or deemed to be outstanding, and (ii) the Conversion Rate in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how such Conversion Rate was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the Conversion Rate at the time in effect, showing how it was calculated and (ii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series E Preferred Stock.

              F. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series E Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.


     V. MISCELLANEOUS. This Certificate of Determination shall also be governed by the following:

              A. AMENDMENT AND WAIVER. This Certificate of Determination may be amended or otherwise altered in accordance with applicable law and
              SECTION III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Determination.

              B. REACQUIRED SHARES. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

              C. REGISTRATION. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series E Preferred Stock. Upon the surrender of any certificate representing Series E Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series E Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series E Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

              D. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Series E Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Series E Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

              E. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

                           "AFFILIATE" of a Person means a Person that directly
              or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                           "BUSINESS DAY" means any day which is not a Saturday
              or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

                           "COMMON STOCK" means the Common Stock of the
              Corporation without par value.

                           "CONVERSION RATE" shall have the meaning set forth in
              SECTION IV.A.(II).

                           "EXCHANGE ACT" means the Securities Exchange Act of
              1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

                           "PERSON" shall include an individual, a corporation,
              a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

                           "PREFERRED STOCK ISSUANCE DATE" means the date on
              which the Corporation first issues any shares of Series E Preferred Stock.

                  F. PREEMPTIVE RIGHTS. The Series E Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

            VI. NOTICES. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Series E Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VI).

         VII. COMMON STOCK RESERVED. The Corporation shall at all times after the Automatic Conversion Conditions are met, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series E Preferred Stock.


SERIES F CONVERTIBLE PREFERRED STOCK

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article III of the Restated Articles, the Board of Directors hereby creates the Corporation's Series F Convertible Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the Series F Convertible Preferred Stock as follows:

      I. DESIGNATION AND AMOUNT. The number of shares constituting the Series F Convertible Preferred Stock, par value $.01 per share (the "SERIES F PREFERRED STOCK"), shall be One Thousand Eight Hundred (1,800) shares.

     II.      DIVIDENDS AND DISTRIBUTIONS.

               A. DIVIDENDS. The holders of Series F Preferred Stock shall not be entitled to receive dividends.

               B. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, a sum equal to $0.01 per share (the "SERIES F PREFERRED LIQUIDATION PREFERENCE"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock and, after all liquidation preference payments to which holders of the any other series of Preferred Stock are entitled shall have been made. The Series F Preferred Stock shall be (i) senior as to liquidation to the Common Stock, (ii) junior as to liquidation to the Series A Convertible Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK"), Series
               B Convertible Preferred Stock, par value $.01 per share
               ("SERIES B PREFERRED STOCK"), Series C Convertible Preferred Stock, par value $.01 per share ("SERIES C PREFERRED STOCK") and Series D Convertible Pay-in-Kind Preferred Stock, par value $.01 per share ("SERIES D PREFERRED STOCK"), Series E Convertible Preferred Stock, par value $.01 per share, ("SERIES E PREFERRED STOCK"), and Series G Convertible
               Preferred Stock, par value $.01 per share ("SERIES G PREFERRED STOCK"). In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series F Preferred
               Stock then the holders of the Series F Preferred Stock shall receive amounts available for distribution to them pro-rata based on the number of shares held by them. After payment in full of the liquidation preference of the Series F Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this SECTION
               II.B. (unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series F
               Preferred Stock shall not be entitled to receive any payment owed for such shares under this SECTION II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series F Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

     III. VOTING RIGHTS. Consent of the holders of at least a majority of the shares of Series F Preferred Stock (unless the consent of a greater percentage is required by applicable law or the Corporation's articles of incorporation as then in effect), voting together as a single class, will be required for (a) each amendment of the Corporation's articles of incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series F Preferred Stock, or (b) any reclassification of the Series F Preferred Stock. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series F Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series F Preferred Stock. Any required vote of the Series F Preferred Stock as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the Series F Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for equity of the Corporation.

     IV.      CONVERSION

              A.  AUTOMATIC CONVERSION.

                      (i) SHAREHOLDER AUTHORIZATION. The Series F Preferred Stock shall automatically convert into Common Stock (without a liquidation preference) immediately upon (and not before) approval of the conversion feature in the Series F Preferred Stock by the Corporation's holders of Common Stock (the "Shareholder Authorization").

                      (ii) CONVERSION RATE. Series F Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by multiplying the number of shares of Series F Preferred Stock by 1,000, as adjusted from time to time as provided in SECTION IV.C. (the "CONVERSION RATE"), and by surrender of such shares of Series F Preferred Stock so to be converted in the manner provided in SECTION IV.A.(iii).

                      (iii) MECHANICS OF AUTOMATIC CONVERSION. Notice of automatic conversion of the Series F Preferred Stock ("AUTOMATIC CONVERSION NOTICE") specifying the time of conversion, the Conversion Rate, and the fact of Shareholder Authorization shall be sent via facsimile to the holder not more than (5) five Business Days after such Shareholder Authorization and mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more than five (5) Business Days after such Shareholder Authorization. Upon mailing any Automatic Conversion Notice, the Corporation shall issue and deliver at its principal offices to such holder of Series F Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with the SECTION IV.B. Automatic conversion shall be deemed to have been made on the date the later of the two Automatic Conversion Conditions occurs, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. On the date of such mailing, the certificates representing the Series F Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation. Any Automatic Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Series F Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the automatic conversion of Series F Preferred Stock.

              B. FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series F Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

              C.  ADJUSTMENTS TO CONVERSION RATE:

                  1. STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in SECTION IV.D.:

                  (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

                  (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares,

                  then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any share of Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

              D. NO IMPAIRMENT. The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this SECTION IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series F Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series F Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series F Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Restated Articles and available for the purpose of issue upon such conversion.

              E. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this
              SECTION IV, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series F Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding or deemed to be outstanding, and (ii) the Conversion Rate in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how such Conversion Rate was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the Conversion Rate at the time in effect, showing how it was calculated and (ii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series F Preferred Stock.

              F. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series F Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.


     V. MISCELLANEOUS. This Certificate of Determination shall also be governed by the following:

              A. AMENDMENT AND WAIVER. This Certificate of Determination may be amended or otherwise altered in accordance with applicable law and
              SECTION III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Determination.

              B. REACQUIRED SHARES. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

              C. REGISTRATION. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series F Preferred Stock. Upon the surrender of any certificate representing Series F Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series F Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series F Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

              D. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Series F Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Series F Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

              E. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:



                           "BUSINESS DAY" means any day which is not a Saturday
              or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

                           "COMMON STOCK" means the Common Stock of the
              Corporation without par value.

                           "CONVERSION RATE" shall have the meaning set forth in
              SECTION IV.A.(ii).

                           "EXCHANGE ACT" means the Securities Exchange Act of
              1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

                           "PERSON" shall include an individual, a corporation,
              a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

                           "PREFERRED STOCK ISSUANCE DATE" means the date on
              which the Corporation first issues any shares of Series F Preferred Stock.

              F. PREEMPTIVE RIGHTS. The Series F Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

          VI. NOTICES. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Series F Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VI).

         VII. COMMON STOCK RESERVED. The Corporation shall at all times after the Shareholder Authorization, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series F Preferred Stock.

SERIES G CONVERTIBLE PREFERRED STOCK

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article III of the Restated Articles, the Board of Directors hereby creates the Corporation's Series G Convertible Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to the Series G Convertible Preferred Stock as follows:

     I. DESIGNATION AND AMOUNT. The number of shares constituting the Series G Convertible Preferred Stock, par value $.01 per share (the "SERIES G PREFERRED STOCK"), shall be two thousand five hundred (2,500) shares.

     II.      DIVIDENDS AND DISTRIBUTIONS.

              A. DIVIDENDS. The holders of Series G Preferred Stock shall not be entitled to receive dividends.

              B. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series G Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, a sum equal to One Thousand Dollars ($1000.00) per share (the "SERIES G PREFERRED LIQUIDATION PREFERENCE"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior as to the payment upon liquidation, dissolution or winding up including, without limitation, all series of Preferred Stock hereafter issued by the Corporation (unless such later issued series has parity or is senior in priority, and has been permitted under SECTION III) (collectively, "JUNIOR LIQUIDATION STOCK") and, after June 1, 2002, after all liquidation preference payments to which holders of the Series A Preferred Stock are entitled shall have been made. The Series G Preferred Stock shall be (i) senior as to liquidation to the Common Stock, , the Corporation's Series F Convertible Preferred Stock, par value $0.01 per share (the "SERIES F PREFERRED STOCK"), and all Junior Liquidation Stock, (ii) junior as to liquidation to the Series A Convertible Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK"), Series B Convertible Preferred Stock, par value $.01 per share ("SERIES B PREFERRED STOCK"), Series C Convertible Preferred Stock, par value $.01 per share ("SERIES C PREFERRED STOCK") and Series D Convertible Pay-in-Kind Preferred Stock, par value $.01 per share ("SERIES D PREFERRED STOCK"), until such time as the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have consented to parity of liquidation with the Series G Preferred Stock, and, from the time consent is given, on a parity as to liquidation with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; provided however, that the Series G Preferred Stock shall be on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred, Series D Preferred only if and to the extent that the Series E Preferred Stock has achieved equal parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock, as the case may be, on all matters for which the Series G Preferred Stock has achieved parity with such series and, from the date hereof, on a parity as to liquidation with the Series E Preferred Stock, and (iii) in any case after June 1, 2002, junior to the Series A Preferred Stock. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series G Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series G Preferred Stock (including, the Series A Preferred Stock (prior to June 1, 2002 only), the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, in each case at and after such time as the holders thereof have consented to such parity of liquidation preference but only to the extent that the Series E Preferred Stock has achieved such parity, and the Series E Preferred
              Stock, collectively the "PARITY LIQUIDATION STOCK"), the holders of the Series G Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the Series G Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation, or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this SECTION II.B. (unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series G Preferred Stock shall not be entitled to receive any payment owed for such shares under this SECTION II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series G Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

     III. VOTING RIGHTS. If the Series E Preferred Stock retains a separate class vote on such matters ("SEPARATE CLASS VOTE MATTERS"), any (i) merger, acquisition or sale of all or substantially all assets to which the Corporation is a party and (ii) equity issuance by the Corporation (other than (a) 1,800 shares of Series F Convertible Preferred Stock to the owners of the Corporation's online and internet business, (b) an issuance of 1,100,000 shares of Common Stock (or shares convertible into such number of shares of Common Stock) in connection with the bankruptcy of Zany Brainy, Inc. and its Affiliates, (c) pursuant to the conversion of outstanding convertible equity of the Corporation and (d) issuance of shares of Series E Preferred Stock), shall require the consent of the holders of at least a majority of the outstanding shares of Series G Preferred Stock, voting together as a separate class. If the Series E Preferred Stock ceases to retain a separate class vote on Separate Class Vote Matters, the holders of the Series G Preferred Stock shall be entitled to vote with the holders of the Common Stock with respect to matters set forth in clauses (i) and (ii) in the preceding sentence and such vote shall be determined on an as-converted basis with each share of Series G Preferred Stock providing its holder with a number of votes equal to the number of shares of Common Stock into which such share of Series G Preferred Stock is convertible.

     In addition, consent of the holders of at least a majority of the shares of Series G Preferred Stock (unless the consent of a greater percentage is required by applicable law or the Corporation's articles of incorporation as then in effect), voting together as a single class, will be required for
     (a) each amendment of the Corporation's articles of incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series G Preferred Stock, or (b) any reclassification of the Series G Preferred Stock. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series G Preferred Stock shall have no voting rights as a separate Series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series G Preferred Stock. Any required vote of the Series G Preferred Stock as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the Series G Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for equity of the Corporation.

     IV.      CONVERSION

              A.  AUTOMATIC AND VOLUNTARY CONVERSION.

                      (i) AUTOMATIC CONVERSION. The Series G Preferred Stock shall automatically convert into Common Stock (without a liquidation preference) immediately upon (and not before)
                      (1) approval of the conversion feature in the Series G Preferred Stock by the Corporation's holders of Common Stock and (2) authorization by the Corporation's holders of Common Stock of sufficient additional Common Stock to permit such conversion (collectively, "SHAREHOLDER AUTHORIZATION").

                      (ii) CONVERSION RATE. Series G Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by multiplying the number of shares of Series G Preferred Stock by 1,000, as adjusted from time to time as provided in SECTION IV.C. (the "CONVERSION RATE"), and by surrender of such shares of Series G Preferred Stock so to be converted in the manner provided in SECTION IV.A.(iii).

                      (iii) MECHANICS OF AUTOMATIC CONVERSION. Notice of automatic conversion of the Series G Preferred Stock ("AUTOMATIC CONVERSION NOTICE") specifying the time of conversion, the Conversion Rate, the fact of Shareholder Authorization and the paragraph pursuant to which such conversion occurred, shall be sent via facsimile to the holder not more than five (5) Business Days after such Shareholder Authorization and mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more than five (5) Business Days after such Shareholder Authorization. Upon mailing any Automatic Conversion Notice, the Corporation shall issue and deliver at its principal offices to such holder of Series G Preferred Stock, or to his nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with the SECTION IV.B. Automatic conversion shall be deemed to have been made on the date the later of the two Automatic Conversion Conditions occurs and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. On the date of such mailing, the certificates representing the Series G Preferred Stock shall be null and void and shall no longer represent an interest in the Corporation. Any Automatic Conversion Notice that is mailed as provided in this subsection (iii) shall be conclusively presumed to have been duly given, whether or not the holder of the Series G Preferred Stock receives such notice; and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the automatic conversion of Series G Preferred Stock.

              B. FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series G Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series G Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

              C.  ADJUSTMENTS TO CONVERSION RATE:

                  1. STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in SECTION IV.D.:

                  (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

                  (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares,

                  then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any share of Series G Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

              D. NO IMPAIRMENT. The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this SECTION IV and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series G Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series G Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series G Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Restated Articles and available for the purpose of issue upon such conversion.

              E. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this
              SECTION IV, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series G Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding or deemed to be outstanding, and (ii) the Conversion Rate in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how such Conversion Rate was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series G Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) the Conversion Rate at the time in effect, showing how it was calculated and (ii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series G Preferred Stock.

              F. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series G Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.


     V. MISCELLANEOUS. This Certificate of Determination shall also be governed by the following:

              A. AMENDMENT AND WAIVER. This Certificate of Determination may be amended or otherwise altered in accordance with applicable law and
              SECTION III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Determination.

              B. REACQUIRED SHARES. Any shares of Series G Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

              C. REGISTRATION. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series G Preferred Stock. Upon the surrender of any certificate representing Series G Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series G Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series G Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

              D. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, Series G Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Series G Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

              E. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

                           "AFFILIATE" of a Person means a Person that directly
              or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                           "BUSINESS DAY" means any day which is not a Saturday
              or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

                           "COMMON STOCK" means the Common Stock of the
              Corporation without par value.

                           "CONVERSION RATE" shall have the meaning set forth in
              SECTION IV.A.(ii).

                           "EXCHANGE ACT" means the Securities Exchange Act of
              1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

                           "PERSON" shall include an individual, a corporation,
              a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

                           "PREFERRED STOCK ISSUANCE DATE" means the date on
              which the Corporation first issues any shares of Series G Preferred Stock.

              F. PREEMPTIVE RIGHTS. The Series G Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

              VI. NOTICES. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Series G Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in notice to the Corporation conforming with this Section VI).

              VII. COMMON STOCK RESERVED. The Corporation shall at all times after the Automatic Conversion Conditions are met, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series G Preferred Stock.


         The undersigned further certify that (i) the number of shares of Series E Convertible Preferred Stock is 16,818.815 shares, none of which shares have been issued, (ii) the number of shares of Series F Convertible Preferred Stock is 1,800 shares, none of which shares have been issued, (iii) the number of shares of Series G Convertible Preferred Stock is 2,500 shares, none of which shares have been issued, (iv) the holders of a majority of the Corporation's Series A Mandatorily Redeemable Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock, voting together as a class, have approved this Amendment to the Corporation's Articles of Incorporation pursuant to Section 902 of the General Corporation Law of the State of California, (v) the total number of outstanding shares of the Corporation's Series A Mandatorily Redeemable Preferred Stock is 30,000, of the Series B Convertible Preferred Stock is 16,500 and of the Series C Convertible Preferred Stock is 37,333, for a total of 83,833, (vi) the number of shares of the Corporation's Series A Mandatorily Redeemable Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, voting together as a class, voting in favor of this amendment exceeded the vote required, which was a majority and (vii) the Corporation's Series A Mandatorily Redeemable Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock, voting together as a class, have approved the parity of liquidation preference of the Series E Preferred Stock and the Series G Preferred Stock. The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of his or her own knowledge.

                                 SIGNATURE PAGE

Date:    September 4, 2001                    /s/ Jerry R. Welch
                                      ---------------------------------------
                                      Jerry R. Welch
                                      President and Chief Executive Officer





Date:    September 4, 2001                   /s/ Raymond P. Springer
                                      ---------------------------------------
                                      Raymond P. Springer
                                      Secretary and Chief Financial Officer

                          CERTIFICATE OF CORRECTION OF
             CERTIFICATE OF DETERMINATION OF PREFERENCES OF SERIES E
           CONVERTIBLE PREFERRED STOCK, SERIES F CONVERTIBLE PREFERRED
                 STOCK AND SERIES G CONVERTIBLE PREFERRED STOCK
                                       OF
                              THE RIGHT START, INC.

Jerry R. Welch and Raymond P Springer certify that:

         1. They are the President and the Secretary, respectively, of The Right Start, Inc.

         2. The name of the corporation is The Right Start, Inc., a California corporation.

         3. The instrument being corrected is titled "CERTIFICATE OF DETERMINATION OF PREFERENCES OR SERIES E CONVERTIBLE PREFERRED STOCK, SERIES F CONVERTIBLE PREFERRED STOCK AND SERIES G CONVERTIBLE PREFERRED STOCK OF THE RIGHT START, INC.," and the instrument was filed with the California Secretary of State on August 31, 2001.

         4. Paragraph II.B (Series G Convertible Preferred Stock) of the Certificate of Determination is corrected to replace the reference in the fourth and fifth lines of such paragraph to "One Thousand Dollars ($100.00)" with a reference to "Two Thousand Five Hundred Dollars ($2500.00)".

         5. Paragraph II.B (Series G Convertible Preferred Stock) as corrected, conforms the wording of the amendment set forth in the Certificate of Determination to the wording of the Certificate of Determination as approved by the board of directors in accordance with Article III of the Second Amended and Restated Articles of Incorporation of The Right Start, Inc.



                                  /s/ Jerry R. Welch
                         ----------------------------------------------------
                         Jerry R. Welch
                         President and Chief Executive Officer

                                  /s/ Raymond P. Springer
                         ----------------------------------------------------
                         Raymond P. Springer
                         Secretary



Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true and correct of his own knowledge and that this declaration was executed on December 26, 2001, at Calabasas, California.


                                 /s/ Jerry R. Welch
                         ----------------------------------------------------
                         Jerry R. Welch

                         President and Chief Executive Officer


                                /s/ Raymond P. Springer
                         ----------------------------------------------------
                         Raymond P. Springer
                         Secretary

                                   EXHIBIT A-2

                   CERTIFICATE OF DETERMINATION OF PREFERENCES
             OF THE SERIES H CONTINGENT CONVERTIBLE PREFERRED STOCK
                            OF THE RIGHT START, INC.

                   CERTIFICATE OF DETERMINATION OF PREFERENCES
                                     OF THE
                 SERIES H CONTINGENT CONVERTIBLE PREFERRED STOCK
                                       OF
                              THE RIGHT START, INC.

                     (Pursuant to Section 401 of the General
                   Corporation Law of the State of California)

                   -------------------------------------------

                  The undersigned hereby certify that (1) they hold the offices for The Right Start, Inc., a California corporation (the "CORPORATION"), indicated below their names, and (2) under authority given by the Corporation's Second Amended and Restated Articles of Incorporation (the "RESTATED ARTICLES"), the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

                  WHEREAS, the Restated Articles provide for a class of shares known as "Preferred Stock," issuable from time to time in one or more series;

                  WHEREAS, the Board of Directors of the Corporation is authorized to determine the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

                  WHEREAS, the Restated Articles provide that the Corporation is authorized to issue Two Hundred Fifty Thousand (250,000) shares of Preferred Stock;

                  WHEREAS, the Corporation has issued and there are currently outstanding Ninety-Nine Thousand Seven Hundred Fifty-Two (99,752) shares of Preferred Stock and the Board of Directors of the Corporation desires to determine the rights, preferences, privileges and restrictions relating to an additional series of Preferred Stock and the number of shares constituting and the designation of such series;

                  WHEREAS, the Board of Directors of the Corporation has determined that twenty thousand (20,000) shares of Preferred Stock shall be designated as Series H Contingent Convertible Preferred Stock; and

                  WHEREAS, a majority of the holders of the Series A Mandatorily Redeemable Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, voting together as a class, and a majority of the holders of the Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock, with each series voting separately, have approved the Series H Contingent Convertible Preferred Stock with the rights, preferences, privileges and restrictions relating to it as described below.

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article III of the Restated Articles, the Board of Directors hereby creates the Corporation's Series H Contingent Convertible Preferred Stock and determines the designation of, number of shares constituting, and the rights, preferences, privileges and restrictions relating to the Series H Contingent Convertible Preferred Stock as follows:

I. DESIGNATION AND AMOUNT. The number of shares constituting the Corporation's Series H Contingent Convertible Preferred Stock, par value $.01 per share (the "SERIES H PREFERRED STOCK"), shall be 20,000 shares.

II.      DIVIDENDS AND DISTRIBUTIONS.

         A. DIVIDENDS. The holders of Series H Preferred Stock shall not be entitled to receive dividends, except as set forth in the following sentence. No dividend shall be paid to holders of Common Stock or any other capital stock of the Corporation ranking junior as to dividend payments while the Series H Preferred Stock is outstanding unless the holders of the Series H Preferred Stock simultaneously receive dividends on an as-converted basis.

         B. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series H Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, a sum equal to One Thousand Dollars ($1,000.00) per share (the "SERIES H PREFERRED LIQUIDATION PREFERENCE"), and no more, before any payment shall be made or any assets distributed to holders of Common Stock or any other capital stock of the Corporation ranking junior as to the payment upon liquidation, dissolution or winding up including, without limitation, all series of Preferred Stock hereafter issued by the Corporation (unless such later issued series has parity or is senior in priority, and has been permitted under SECTION III) (collectively, "JUNIOR LIQUIDATION STOCK") and, on and after June 1, 2002, after all liquidation preference payments to which holders of the Series A Mandatorily Redeemable Preferred Stock are entitled shall have been made. The Series H Preferred Stock shall be (i) senior as to liquidation to the Common Stock, the Corporation's Series F Convertible Preferred Stock, par value $0.01 per share (the "SERIES F PREFERRED STOCK"), and all Junior Liquidation Stock, (ii) on a parity as to liquidation with the Series A Mandatorily Redeemable Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK") (prior to June 1, 2002 only), Series B Convertible Preferred Stock, par value $.01 per share ("SERIES B PREFERRED STOCK"), Series C Convertible Preferred Stock, par value $.01 per share ("SERIES C PREFERRED STOCK"), Series E Convertible Preferred Stock, par value $.01 per share ("SERIES E PREFERRED STOCK"), and Series G Convertible Preferred Stock, par value $.01 per share ("SERIES G PREFERRED STOCK"), and
         (iii) in any case on and after June 1, 2002, junior to the Series A Preferred Stock. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series H Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series H Preferred Stock (including the Series A Preferred Stock (prior to June 1, 2002 only), the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock and the Series G Preferred Stock, collectively, the "PARITY LIQUIDATION STOCK"), the holders of the Series H Preferred Stock and the holders of the Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the Series H Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this SECTION II.B. (unless in connection therewith the liquidation of the

         Corporation is specifically approved by the shareholders of the Corporation). The holder of any shares of Series H Preferred Stock shall not be entitled to receive any payment owed for such shares under this SECTION II.B. until such holder shall cause to be delivered to the Corporation (i) certificate(s) representing such shares of Series H Preferred Stock and (ii) transfer instruments satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free and clear of any adverse interest.

III. VOTING RIGHTS. If the aggregate liquidation preference of the outstanding Series H Preferred Stock equals or exceeds $4 million, any (i) merger, consolidation or reorganization to which the Corporation is a party,
(ii) acquisition or sale of all or substantially all assets of the Corporation and (iii) equity issuance by the Corporation (other than pursuant to the conversion of outstanding convertible equity of the Corporation or pursuant to management and director stock option plans), shall require the consent of the holders of at least a majority of the outstanding shares of Series H Preferred Stock, voting together as a separate class. If the aggregate liquidation preference of the outstanding Series H Preferred Stock is less than $4 million, the holders of the Series H Preferred Stock shall be entitled to vote with the holders of the Common Stock with respect to matters set forth in clauses (i) and (ii) in the preceding sentence and such vote shall be determined on an as-converted basis with each share of Series H Preferred Stock providing its holder with a number of votes equal to the number of shares of Common Stock into which such share of Series H Preferred Stock is convertible (regardless of any then existing limitation on such conversion). At all times, consent of the holders of at least a majority of the outstanding shares of Series H Preferred Stock, voting together as a separate class, shall be required to authorize the issuance of additional shares of Series H Preferred Stock.

In addition, consent of the holders of at least a majority of the shares of Series H Preferred Stock (unless the consent of a greater percentage is required by applicable law or the Corporation's articles of incorporation as then in effect), voting together as a single class, will be required for (a) each amendment of the Corporation's articles of incorporation as then in effect which adversely affects the relative rights, preferences, qualifications, limitations or restrictions of the Series H Preferred Stock, or (b) any reclassification of the Series H Preferred Stock. Except for such consent rights and such voting rights as may be provided by applicable law or herein, the Series H Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series H Preferred Stock. Any required vote of the Series H Preferred Stock as a separate series will be accomplished by the vote of a majority of the shares of such series. A class vote on the part of the Series H Preferred Stock specifically shall not be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with the authorization, issuance or increase in the amount of any notes, bonds, mortgages, debentures or other obligations of the Corporation not convertible into or exchangeable, directly or indirectly, for equity of the Corporation.

IV.      CONTINGENT CONVERSION

         A. AUTOMATIC CONVERSION UPON SHAREHOLDER AUTHORIZATION AND VOLUNTARY CONVERSION.

                      1. (a) SHAREHOLDER AUTHORIZATION. Subject to the immediately following sentence, the Series H Preferred Stock shall automatically convert into Common Stock (without a liquidation preference) immediately upon (and not before) (a) approval of the conversion feature in the Series H Preferred Stock by the Corporation's holders of Common Stock and (b) authorization by the Corporation's holders of Common Stock of sufficient additional Common Stock to permit such conversion as well as the exercise of any outstanding warrants to purchase Common Stock (collectively, the "AUTOMATIC CONVERSION CONDITIONS").

                      If any convertible securities of the Corporation (other than employee or director options, outstanding warrants to purchase Common Stock or the Series E Preferred Stock or Series H Preferred Stock) remain outstanding (the "Remaining Convertible Securities") at the time the Series H Preferred Stock would otherwise automatically convert under this section, that number of shares of Series H Preferred Stock convertible into the number of shares of Common Stock issuable upon conversion of the Remaining Convertible Securities shall not automatically convert. Upon conversion of any Remaining Convertible Securities in accordance with their terms, that number of shares of Series H Preferred Stock convertible into the number of shares of Common Stock issued upon conversion of the Remaining Convertible Securities so converted shall automatically convert into Common Stock.

                      (b) CONVERSION RIGHT. Notwithstanding the foregoing, the holders of the Series H Preferred Stock, at their option and from time to time, may convert any or all of their Series H Preferred Stock into Common Stock once the Automatic Conversion Conditions have been met regardless of whether any Remaining Convertible Securities remain outstanding.

                      2. CONVERSION RATE. Series H Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Series H Preferred Liquidation Preference by $4.00, as adjusted from time to time as provided herein (the "CONVERSION RATE") and, in the case of shares to be converted under SECTION IV.A.1(b), by surrender of such shares of Series H Preferred Stock to be so converted in the manner provided in SECTION IV.A.3. The Conversion Rate shall initially be $4.00 and shall be subject to adjustment and readjustment from time to time as set forth in SECTION IV.C.

                      3. MECHANICS OF AUTOMATIC CONVERSION. Notice of automatic conversion of the Series H Preferred Stock ("AUTOMATIC CONVERSION NOTICE") specifying the time of conversion, the Conversion Rate and the fact that the Automatic Conversion Conditions have been met or that a specified number of Remaining Convertible Securities have been converted shall be sent via facsimile to the holder not more one Business Day after the Automatic Conversion Conditions are met or the receipt by the Corporation of notice of conversion of Remaining Convertible Preferred Securities, and mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more than five Business Days after the Automatic Conversion Conditions are met or the receipt by the Corporation of notice of conversion of Remaining Convertible Preferred Securities. Upon mailing any Automatic Conversion Notice, the Corporation shall deliver to such holder of Series H Preferred Stock, or to his nominee or nominees, at the address shown for such holder on the records of the Corporation, a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with SECTION IV.B. Automatic conversion shall be deemed to have been made on the date (the "AUTOMATIC CONVERSION DATE") the later of the two Automatic Conversion Conditions occurs or on the date of the conversion of Remaining Convertible Securities, as the case may be, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date and the certificates representing the Series H Preferred Stock shall, without any further act of the Corporation or its shareholders, be deemed for all purposes to represent the number of shares of Common Stock into which the shares of Series H Preferred Stock represented by such certificates have been converted. Any Automatic Conversion Notice that is mailed as provided in this subsection 3 shall be conclusively presumed to have been duly given, whether or not the holder of the Series H Preferred Stock receives such notice, and failure to give such notice or any defect in such notice shall not affect the validity of the proceedings for the automatic conversion of Series H Preferred Stock.

                      4. MECHANICS OF VOLUNTARY CONVERSION. In order to exercise the voluntary conversion privilege set forth in SECTION IV.A.(1)(b) the holder of one or more shares of Series H Preferred Stock to be converted shall surrender such shares to the Secretary of the Corporation at the Corporation's principal offices together with written notice (the "CONVERSION NOTICE") to the Corporation that such holder elects to convert all or a specified number of such shares and stating in such Conversion Notice the name(s) in which the holder wishes the certificate or certificates for Common Stock to be issued, and, to the extent the shares of Common Stock are to be issued in the name of someone other than the holder or its nominee, accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and any funds required to pay transfer or similar taxes with respect to such transfer. Provided that the Automatic Conversion Conditions have been satisfied, as promptly as practicable after the surrender of such shares of Series H Preferred Stock and the delivery of the Conversion Notice and, to the extent required, instruments of transfer and funds to pay any transfer or similar tax, the Corporation shall issue and deliver, to the address specified in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which he shall be entitled as aforesaid in accordance with SECTION IV.B. and, if less than the full number of shares of Series H Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Series H Preferred Stock evidenced by such surrendered certificate less the number of such shares of Series H Preferred Stock being converted. Any conversion made at the election of a holder of Series H Preferred Stock shall be deemed to have been made immediately prior to the close of business on the date of such surrender of such shares to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

         B. FRACTIONAL SHARES. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series H Preferred Stock. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any shares of Series H Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Corporation) on the Business Day next preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such shares.

         C.  ADJUSTMENTS TO CONVERSION RATE.

             1. STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in SECTION IV.D.:


             (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

             (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or

             (iii) combine its outstanding shares of Common Stock into a smaller number of shares,

             then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted so that the holder of any share of Series H Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Corporation which he would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

             2. BELOW MARKET ISSUANCES TO INSIDERS. In case at any time or from time to time after the Preferred Stock Issuance Date the Corporation shall, subject to the restrictions set forth in
             SECTION IV.D., issue Common Stock or securities convertible or exchangeable into, or exercisable for, Common Stock (other than issuances under currently outstanding securities that are convertible or exchangeable into or exercisable for Common
             Stock) ("COMMON EQUIVALENTS"), to holders of 5% or more of the Corporation's outstanding Common Stock or their Affiliates ("INSIDERS") at a price per share of Common Stock less than the Market Price or at a time when the Market Price is Unapparent (a "SUBJECT ISSUANCE"), the Corporation shall provide the holders of the Series H Preferred Stock the right to participate in the Subject Issuance on the same terms on which the Insiders participate in such Subject Issuance, pro-rata with such Insiders on an as-converted basis with respect to all Common Equivalents held by such holders and holders of the Series H Preferred Stock. The Corporation shall provide notice to the holders of the Series H Preferred Stock of the intent of the Corporation to make a Subject Issuance not less than 15 days prior to the Subject Issuance together with a brief statement of the terms of the Subject Issuance ("SUBJECT ISSUANCE NOTICE"). Any holder of Series H Preferred Stock who desires to participate in the Subject Issuance must provide notice to the Corporation not later than five days prior to the later of the date of the Subject Issuance and the date specified in the notice as the anticipated date of the Subject Issuance. In the event that such offer is made to a holder of Series H Preferred Stock and the holder declines to accept such offer as to all the securities apportioned to such holder in the Subject Issuance, the Corporation shall have the right, within 45 days thereafter, to sell the securities as to which the offer was not accepted, provided, however, that no such sale may be effected at a price or upon terms more favorable to the sellers thereof than those specified in the Subject Issuance Notice. In the event that the Corporation has not sold such securities in the specified period, the Corporation shall not thereafter issue or sell securities in a Subject Issuance without first complying with the procedure set forth above.

             If a holder elects not to so participate in the Subject Issuance, then the Corporation shall select an independent third party valuation firm reasonably acceptable to the holders of Series H Preferred Stock to determine whether the price per share of Common Stock received by the Corporation in the Subject Issuance was equal to the "fair market value" per share of Common Stock on the date of such Subject Issuance. In determining the "fair market value" of a share of Common Stock on the date of the Subject Issuance, the independent third party valuation firm shall take into account the size of the Subject Issuance and the liquidity of the equity sold in the Subject Issuance as well as the Market Price on the date of issuance and such other factors as the independent valuation firm deems relevant.

             If the independent third party valuation firm determines that the price per share of Common Stock received by the Corporation in the Subject Issuance was less than the "fair market value" per share of Common Stock on the date of such Subject Issuance then in each such case the Conversion Rate in effect immediately prior to such action shall be adjusted by multiplying such Conversion Rate by a fraction equal to (i) the sum of (A) the number of shares of Common Stock outstanding prior to the Subject Issuance plus (B) the maximum number of shares of Common Stock (assuming the conversion, exchange or exercise of Common Equivalents) that would have been purchased with the aggregate consideration received by the Corporation with respect to the Subject Issuance if the shares of Common Stock issued to Insiders in the Subject Issuance were sold at the Conversion Rate in effect prior to the Subject Issuance divided by (ii) the sum of (A) the number of shares of Common Stock outstanding prior to the Subject Issuance plus (B) the actual number of shares of Common Stock (assuming the conversion, exchange or exercise of Common Equivalents) issued in the Subject Issuance. For example, assuming 6.7 million shares of Common Stock were outstanding prior to a Subject Issuance and a Subject Issuance consisting of 1 million shares of Common Stock issued at $2.00 per share of Common Stock at a time at which the fair market value of Common Stock was $4.00 per share of Common Stock, the Conversion Rate would be adjusted to (7.2/7.7) x $4.00 per share of Common Stock or $3.74 per share of Common Stock. An adjustment made pursuant to this SECTION IV.C.2. shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination. Notwithstanding the foregoing, no adjustment to the Conversion Rate pursuant to this SECTION IV.C.2. shall be made if such adjustment would result in the Conversion Rate being greater than the Conversion Rate in effect prior to the Subject Issuance.

             For purposes of this SECTION IV.C.2., "MARKET PRICE" on any date of determination shall mean:

                  (a) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or listed for trading on the Nasdaq National Market System, the average of the last reported sale price of the Common Stock on such exchange for the 10 consecutive trading days before the date of determination of fair market value; provided that if no sale is made on a day within the period, that day's last reported sale price shall be deemed to be the average of the closing bid and asked prices for such day on such exchange or system;

                  (b) if the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq Small Cap Market, the average of the closing bid and asked prices for the 10 consecutive trading days before date of determination of fair market value; or

                  (c) if the Common Stock is not so listed or admitted to unlisted trading privileges and is not traded on the Nasdaq Small Cap Market, the mean of the last reported bid and asked prices reported by the NASD Over the Counter Bulletin Board for the 10 consecutive trading days before the date of determination of fair market value.

             The Market Price shall be "UNAPPARENT" for purposes of this
             SECTION IV.C.2. at any time when the Market Price cannot be determined in accordance with any subsection of the definition of Market Price set forth above.

             The following shall apply for purposes of determining the consideration per share of Common Stock received by the Corporation in any Subject Issuance:

                      (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                      (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                      (iii) in the case of the issuance of Common Equivalents, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion, exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this paragraph).

          D. NO IMPAIRMENT. The Corporation will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this SECTION IV. and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of shares of Series H Preferred Stock against impairment. Without limiting the generality of the foregoing, the Corporation (i) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Series H Preferred Stock, and (ii) will not take any action which results in any adjustment of the Conversion Rate if the total number of shares of Common Stock issuable after the action upon the conversion of all of the shares of Series H Preferred Stock will exceed the total number of shares of Common Stock then authorized by the Restated Articles and available for the purpose of issue upon such conversion.

          E. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this
          SECTION IV., the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the number of shares of Common Stock then outstanding or deemed to be outstanding, and (ii) the Conversion Rate in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof, showing how such Conversion Rate was calculated. The Corporation shall, as promptly as practicable following its receipt of the written request of any holder of shares of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) the Conversion Rate at the time in effect, showing how it was calculated and (b) the number of shares of Common Stock which at the time would be received upon the conversion of the Series H Preferred Stock.

          F. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series H Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.


     V. MISCELLANEOUS. This Certificate of Determination shall also be governed by the following:

          A. AMENDMENT AND WAIVER. This Certificate of Determination may be amended or otherwise altered in accordance with applicable law and
          SECTION III. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Certificate of Determination.

          B. REACQUIRED SHARES. Any shares of Series H Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

          C. REGISTRATION. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series H Preferred Stock. Upon the surrender of any certificate representing Series H Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate (a) if prior to the conversion of such of Series H Preferred Stock, the number of shares of Series

          H Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), and (b) if on or after the conversion of such of Series H Preferred Stock, the number of shares of Common Stock into which the shares of Series H Preferred Stock represented by such certificate have been converted, in each case, subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series H Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          D. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series H Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate (a) if prior to the conversion of such of Series H Preferred Stock, a new certificate of like kind representing the number of shares of Series H Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate and (b) if on or after the conversion of such of Series H Preferred Stock, a new certificate representing the number of shares of Common Stock represented by such lost, stolen or destroyed certificate and dated as of the applicable conversion date.

          E. DEFINITIONS. The following terms shall have the following meanings, which meanings shall be equally applicable to the singular and plural forms of such terms:

                           "AFFILIATE" of a Person means a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                           "BUSINESS DAY" means any day which is not a Saturday or a Sunday or a public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

                           "COMMON STOCK" means the Common Stock of the Corporation without par value.

                           "CONVERSION RATE" shall have the meaning set forth in
          SECTION IV.A.2.

                           "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

                           "PERSON" shall include an individual, a corporation, a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof, or any other entity.

                           "PREFERRED STOCK ISSUANCE DATE" means the date on which the Corporation first issues any shares of Series H Preferred Stock.

          F. PREEMPTIVE RIGHTS. Except as set forth in SECTION IV.C.2., the Series H Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                  VI. NOTICES. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Series H Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder in a notice to the Corporation conforming with this SECTION VI.).

                 VII. COMMON STOCK RESERVED. The Corporation shall at all times after both Automatic Conversion Conditions are met, reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series H Preferred Stock.


         The undersigned further certify that (i) the number of shares of Series H Preferred Stock is 20,000 shares, none of which shares has been issued, (ii) the holders of a majority of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a class, have approved this amendment to the Corporation's Articles of Incorporation pursuant to
Section 902 of the General Corporation Law of the State of California, (iii) the holders of a majority of the Series E Preferred Stock and Series G Preferred Stock, respectively, have approved this amendment to the Corporation's Articles of Incorporation pursuant to Section 902 of the General Corporation Law of the State of California; (iv) the holders of a majority of the Series F Preferred Stock have approved this amendment to the Corporation's Articles of Incorporation pursuant to Section 903 of the General Corporation Law of the State of California, (v) the total number of outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, is 30,000, 16,500 and 37,333, for a total of 83,833, (vi) the total number of outstanding shares of the Series E Preferred Stock and Series G Preferred Stock, respectively, is 11,919 and 2,200, (vii) the total number of outstanding shares of the Series F Preferred Stock is 1,800, (viii) the number of shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a class, voting in favor of this amendment exceeded the vote required, which was a majority, (ix) the number of shares of the Series E Preferred Stock and Series G Preferred Stock, with each series voting separately, voting in favor of this amendment exceeded the vote required, which was a majority, (x) the number of shares of the Series F Preferred Stock voting in favor of this amendment exceeded the vote required, which was a majority, and (xi) all shares of the Corporation's Series D Convertible Pay-in-Kind Preferred Stock have been converted into Common Stock in accordance with the terms of such Preferred Stock and none of such shares is outstanding. The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to his knowledge.

                                [SIGNATURE PAGE]



Date:             12/31/01            /s/ Jerry R. Welch
      ------------------------------ ------------------------------------------
                                      Jerry R. Welch, President and Chief
                                      Executive Officer



Date:             12/31/01                     /s/ Raymond P. Springer
      ------------------------------- -----------------------------------------
                                      Raymond P. Springer, Secretary

                                  EXHIBIT B-1

                 FORM OF 4% SUBORDINATED CONVERTIBLE REDEEMABLE
                           PAY-IN-KIND NOTE DUE 2004

THE NOTES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE NOTES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as amended, supplemented or otherwise modified from time to time, the Subordination Agreement) dated as of September 5, 2001, among Athanor Holdings, LLC, The Right Start, Inc. (the Company) and Wells Fargo Retail Finance, LLC (the Senior Lender), to the indebtedness (including interest) owed by the Company pursuant to that certain Loan and Security Agreement dated as of January 23, 2001, between the Company and the Senior Lender, as such Loan and Security Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

                              THE RIGHT START, INC.

              SUBORDINATED CONVERTIBLE REDEEMABLE PAY-IN-KIND NOTE
                              DUE SEPTEMBER 4, 2004

$4,900,000 Calabasas, California                               September 5, 2001
Note No. PIK AZB-1

FOR VALUE RECEIVED, the undersigned, The Right Start, Inc., a California corporation (the Company), promises to pay to Athanor Holdings, LLC or registered assigns, the principal sum of FOUR MILLION NINE HUNDRED THOUSAND DOLLARS plus any accrued and unpaid interest thereon as provided for herein (or so much of such aggregate amount as shall not have been prepaid) on September 4, 2004, under the terms of the Investment Agreement dated as of August 15, 2001, as amended by the Amendment No. 1 to the Investment Agreement dated September 5, 2001 (the Agreement; capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Agreement) between the Company and Athanor Holdings, LLC. Payments are to be made to the address of the registered holder of this Note as set forth on the records of the Company in lawful money of the United States of America. The Company promises to pay interest on the principal amount of this Note annually on each September 4 (such date the Interest Payment Date) at a rate of 4% per annum commencing September 4, 2002 to the holder of record on the date that is 10 business days prior to such Interest Payment Date (the Record Date). Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Note, from the date of issuance. On each Interest Payment Date the Company may, at its option and in its sole discretion, in lieu of the payment of interest in cash on the Notes, pay interest on all outstanding

Notes in whole, or in part, through the issuance of additional notes (PIK Notes) in denominations (rounded if necessary to the nearest dollar) of one dollar and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable on such Notes, if such interest were paid in cash. On each such Interest Payment Date that the Company elects to deliver PIK Notes, the Company shall issue and deliver PIK Notes to the Holder entitled to such interest payment or, with the prior written consent of the Holder and to the extent such consent has not been revoked as to future delivery, in lieu of delivery of the physical PIK Notes, shall make a record on its books of the PIK Notes so issued without delivering physical PIK Notes to the Holders to whom such interest is due. The Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or a portion of the principal of or interest on this Note as contemplated in this Note, wherever enacted, now or at any time later in force, or that may materially affect the covenants or the performance of this Note in any manner inconsistent with its provisions. The Company expressly waives all benefit or advantage of any such law, and will not hinder, delay or impede the execution of any power granted to the Holders, but will suffer and permit the execution of every such power as though no such law had been enacted. If a court of competent jurisdiction prescribes that the Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Note, and any amount of interest paid by the Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on the Note.

Each PIK Note is an additional obligation of the Company and shall be governed by and entitled to the benefits of, and shall be subject to the terms of the Agreement and shall rank pari passu with and be subject to the same terms (including the interest rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the issuance date, aggregate principal amount and the conversion price with respect to such PIK Notes which shall be an amount equal to the average closing price of the Company's common stock, no par value (Common Stock) for the ten trading days prior to the Interest Payment Date on which such PIK Notes are issued).

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Notes. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and compounded semi-annually. Interest shall be paid to the holder of record of this Note on the Company's records (the Holder) at the close of business on the date that is 10 business days prior to the Interest Payment Date immediately preceding such Interest Payment Date. The Company shall pay principal of and interest on this Note in such coin or currency of the United States of America as at the time of payment shall be legal tender. The Company may, however, pay principal of this Note by wire transfer of federal funds, or interest on this Note by its check payable in such legal tender or, to the extent provided above, in PIK Notes.

This Note is one of the Notes (which term, for all purposes hereof, includes the PIK Notes) issued pursuant to the Agreement and is also entitled to the benefits thereof. If the Company shall (i) fail to pay principal or interest when due,
(ii) fail generally to pay its debts as they mature, (iii) have any complaint, application, or petition filed by or against it initiating any matter in which the Company is or may be granted any relief from the its debts pursuant to Title 11, U.S.C., as amended from time to time, or any other insolvency statute or procedure (a Bankruptcy Event) or (iv) fail to comply with any other provision of this Note or the Agreement which failure shall continue for five days after written notice thereof from the Holder
(each, an Event of Default), the aggregate outstanding amount of this Note, including any accrued and unpaid interest, shall be immediately due and payable, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by law. Failure to exercise any right or remedy under this Note or available under applicable law shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default. The Company and all makers, sureties, guarantors, endorsers and other persons assuming obligations pursuant to this Note hereby waive presentment, protest, demand, notice of dishonor and all other notices and all defenses and pleas on the grounds of any extension or extension of the time of payments or the due dates hereof, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, no release of any obligor and no delay in enforcement of this Note or in exercising any right or power hereunder shall affect the liability of any obligor hereunder.

1. Subordination.

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement to the indebtedness (including interest) owed by the Company pursuant to the Loan and Security Agreement with Wells Fargo Retail Finance, LLC, dated January 2001 as amended from time to time (the Wells Loan Agreement) as such Wells Loan Agreement may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement and each Holder of this Note, by acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement. In the event that any provisions of this Note are deemed to conflict with the Subordination Agreement, the provisions of the Subordination Agreement shall govern.

1.1 Agreement to Subordinate. The Company, for its successors, and the Holder, by its acceptance of this Note, each agree that the payment of the principal of or any other amounts due on this Note is subordinated in right of payment, to the extent and in the manner stated in this Section 1 and any separate agreement between the Holder and any other creditor of the Company, to the prior payment in full of all Senior Debt. For purposes hereof, Senior Debt means the principal of, interest on (including any interest accruing after the commencement of any Bankruptcy Event or which would have accrued but for such event whether or not allowed) and other amounts due on or with respect to (i) indebtedness of the Company, whether outstanding on the date hereof or incurred, assumed or guaranteed by the Company, for money borrowed from banks or other financial institutions and any refinancings or refundings thereof; (ii) indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by the Company, which is not subordinated in right of payment or in rights upon liquidation to any Senior Debt; (iii) indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements and (iv) any and all obligations of the Company to its creditors including, without limitation all indebtedness owing to vendors, suppliers and trade creditors of the Company, whether incurred in the ordinary course of business or otherwise.

1.2 No Cash Payment on this Note if Senior Debt in Default. Anything in this Note to the contrary notwithstanding, no cash payment or other cash distribution on account of principal of or redemption of, or other amounts due on this Note, and no redemption, purchase, or other acquisition of this Note, shall be made by or on behalf of the Company (i) unless full payment of amounts then due for principal and interest and of all other amounts then due on all Senior Debt has been made or duly provided for in cash pursuant to the terms of the instrument, if any, governing such Senior Debt, (ii) if, at the time of such payment, redemption, purchase or other acquisition, or immediately after giving effect thereto, there shall exist under any Senior Debt, or any agreement pursuant to which any Senior Debt is issued, any default, which default shall not have been cured or waived and which default shall have resulted in the full amount of such Senior Debt being due and payable or (iii) if, at the time of such payment, redemption, purchase or other acquisition, the Holder shall have received written notice from the holder or holders of any Senior Debt or their representative or representatives (a Payment Blockage Notice) that there exists under such Senior Debt, or any agreement pursuant to which such Senior Debt is issued, any default, which default shall not have been cured or waived, permitting the holders thereof to declare the full amount of such Senior Debt due and payable, but only for the period (the Payment Blockage Period) commencing on the date of receipt of the Payment Blockage Notice and ending (unless earlier terminated by notice given to the Holder by the holders of such Senior Debt) on the earlier of (a) the date on which such event of default shall have been cured or waived or (b) 180 days from the receipt of the Payment Blockage Notice unless payment or distribution with respect to this Note are otherwise not then permitted. Upon termination of a Payment Blockage Period, payments on account of principal of this Note (other than amounts due and payable by reason of the acceleration of the maturity of this Note) and redemptions, purchases or other acquisitions may be made by or on behalf of the Company, if otherwise permitted hereunder. Notwithstanding anything herein to the contrary, (A) only one Payment Blockage Notice may be given during any period of 360 consecutive days with respect to the same event of default and any other events of default on the same Senior Debt existing and known to the person giving such notice at the time of such notice and (B) no new Payment Blockage Period may be commenced by the holder or holders of the same Senior Debt or their representative or representatives during any period of 360 consecutive days unless all events of default which were the object of the immediately preceding Payment Blockage Notice, and any other event of default on the same Senior Debt existing and known to the Person giving such notice at the time of such notice, have been cured or waived.

In the event that, notwithstanding the provisions of this Section 1.2, payments are made by or on behalf of the Company in contravention of the provisions of this Section 1.2, such payments shall be held by the Holders in trust for the benefit of, and shall be paid over to and delivered to, the holders of Senior Debt or their representative for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full accordance with the terms of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt; provided, however, that the Company may make interest payments under this Note via PIK Notes at any time such interest payments are due and owing without violating this Section 1.2. Furthermore, nothing in this Section 1.2 shall prevent the Holder from exercising its conversion privileges, under the conditions set forth elsewhere herein, at such Holder's discretion.

The Company shall give prompt written notice to the Holders of any event of default under any Senior Debt or under any agreement pursuant to which any Senior Debt may have been issued.

So long as any Senior Debt remains unpaid and no Bankruptcy Event has occurred, the Holder shall not accelerate, or cause to be accelerated, the Notes, or exercise any remedies with respect to any Event of Default occurring with respect to the Notes for a period of no less than 180 days after the Holders have delivered to the holders of the Senior Debt notice of the occurrence of any Event of Default. If the Event of Default is cured or waived or shall have ceased to exist within such 180 day period (and payment of all amounts then due on the Notes without acceleration shall constitute a cure of any Event of Default resulting from the failure to make such payment when due), then the Holders shall not be entitled to declare these Notes due prior to their stated maturity because of such Event of Default. In the event of a Bankruptcy Event, the Notes shall be accelerated automatically or, alternatively, the Holder shall retain all rights to accelerate, or cause to be accelerated, the Notes and may exercise any remedies to which it is entitled with respect to any Event of Default.

1.3 Distribution on Acceleration of this Note; Dissolution and Reorganization; Subrogation of this Note. Upon (a) any acceleration of the principal amount due on this Note because of an Event of Default or (b) any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other dissolution, winding up, liquidation or reorganization of the Company):

(i) the holders of the Senior Debt shall first be entitled to receive payment in full of the principal thereof, the interest thereon and any other amounts due thereon before the Holder is entitled to receive payment on account of the principal of or any other amounts due on this Note.

(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this
Section 1 with respect to this Note, to the payment in full without diminution or modification by such plan of all Senior Debt), to which the Holder would be entitled except for the provisions of this Section 1, shall be paid by the liquidating trustee or agent or other person making such a payment or distribution, directly to the holders of Senior Debt (or their representative(s) or trustee(s) acting on their behalf), ratably according to the aggregate amounts remaining unpaid on account of the principal of or interest on and other amounts due on the Senior Debt held or represented by each, to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt; and

(iii) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this
Section 1 with respect to this Note, to the payment in full without diminution or modification by such plan of all Senior Debt) shall be received by the Holder before all Senior Debt is paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and be paid over to upon request by a holder of the Senior Debt, the holders of the Senior Debt remaining unpaid (or their representatives) or trustee(s) acting on their behalf, ratably as aforesaid, for application to the payment of such Senior Debt until all such Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

Subject to the payment in full of all Senior Debt, the Holder shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal of this Note shall be paid in full. For purposes of such subrogation, no such payments or distributions to the holders of Senior Debt of cash, property or securities that otherwise would have been payable or distributable to the Holder shall, as between the Company, its creditors other than the holders of Senior Debt, and the Holder, be deemed to be a payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 1 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Debt, on the other hand.

Nothing contained in this Section 1, or elsewhere in this Note, is intended to or shall impair, as between the Company and its creditors, other than the holders of Senior Debt, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of this Note as and when the same shall become due and payable in accordance with the terms of this Note, or is intended to or shall affect the relative rights of the Holder and creditors of the Company, other than holders of Senior Debt, nor shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 1 of the holders of Senior Debt in respect of cash, property and securities of the Company received upon the exercise of any such remedy. Upon distribution of assets of the Company referred to in this Section 1, the Holder shall be entitled to rely upon a certificate of the liquidating trustee or agent or other Person making any distribution to the Holder for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 1.

1.4 Reliance by Senior Debt on Subordination Provisions. The Holder of this Note by acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration for each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of this Note, to acquire and continue to hold, or to continue to hold, such Senior Debt, and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt. Notice of any default in the payment of any Senior Debt, except as expressly stated in this Section 1, and notice of acceptance of the provisions thereof are hereby expressly waived. Except as otherwise expressly provided herein, no waiver, forbearance or release by any holder of Senior Debt under such Senior Debt or under this Section 1 shall constitute a release of any of the obligations or liabilities of the Holders provided in this Section 1. Except as otherwise expressly provided herein, no right of any present or future holder of Senior Debt to enforce the subordination provisions hereof shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder or by any noncompliance by the Company with the terms, provisions or covenants of this Note, regardless of any knowledge hereof with which such holder may have otherwise been charged.

2. Conversion.

2.1 Right to Convert. Provided that the holders of the Company's outstanding Common Stock shall have approved the right of conversion set forth herein and shall have authorized sufficient additional shares of Common Stock to permit conversion of this Note and the PIK Notes, at any time, and from time to time, prior to September 4, 2004 (the Maturity Date), the Holder shall have the right to convert any portion of the aggregate outstanding balance of the
Note into Common Stock at a price of $1.43 per share, and to convert any portion of the PIK Notes at the conversion price stated therein. Prior to September 4, 2002, the Holder may exercise its conversion privileges upon the approval by the Board of Directors for, or the actual occurrence of, and in each case prior to a vote of shareholders of the Company so that it may participate in a vote thereon, if any, and participate as a shareholder therein, in connection with, (a) a transfer, sale, or other change of control of shares of, and shares convertible into, Common Stock representing at least 20% of all outstanding shares of, and shares convertible into, Common Stock (excluding shares of, and shares convertible into, Common Stock held by the Holder); provided that in the case of this item (a), the Holder may exercise its conversion privileges prior to such transfer, sale or other change of control so that it may participate therein, (b) the liquidation, dissolution or winding up of the Company, (c) an Event of Default or an Event of Default (as defined in the Wells Loan Agreement which, in each case, is continuing and has not been waived, or under any refinancing, extension or renewal of the Wells Loan Agreement, (d) a merger, consolidation or sale of all or substantially all of the Company's assets, (e) a proposal to the Company's shareholders that requires their approval (other than (1) ordinary, uncontested directorship elections, ratifications of accountants and other routine matters (2) a proposal at the next occurring special meeting of shareholders of the Company to increase the size of the Company's stock option plans for management to an amount not in excess of 5,528,156 shares in aggregate amount of all options issuable under such plans, (3) approval of the acquisition of the assets of Zany Brainy, Inc., the amendment of the Company's articles of incorporation to authorize up to a total of 75 million shares of Common Stock for issuance, including in such total number additional shares of Common Stock for the specific issuances set forth in the Agreement related to the conversion feature of the Company's Series E Convertible Preferred Stock, this Note, the PIK Notes, the Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock, (4) the reincorporation of the Company in Delaware (provided that such reincorporation proposal shall not be submitted to the shareholders of the Company if the reincorporation will have a materially adverse tax consequence to the Companyor its shareholders), and (5) the change of corporate name of the Company) or (f) other material corporate transaction (but excluding redemption of the Company's Series A Mandatorily Redeemable Preferred Stock for an amount in cash not exceeding its aggregate liquidation preference). Upon receipt of a Redemption Notice (as defined below), each Holder shall have the option to convert all or any of the aggregate outstanding amount of this Note and any PIK Notes, into that number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the principal amount of this Note, by $1.43 per share in the case of the Note, or the conversion price set forth in each PIK Note, as the case may be, and as adjusted from time to time as provided herein or therein, as applicable (in each case, the Conversion Price), and by surrender of such Note or PIK Note so to be converted in the manner provided in Section 2.2 below. The Conversion Price shall be subject to adjustment and readjustment from time to time as set forth in Section 2.3 below.

2.2 Mechanics of Conversion. In order to exercise the conversion privilege, the Holder of this Note shall surrender this Note to the Secretary of the Company at the Company's principal offices, and shall give written notice (the Conversion Notice) to the Company that such Holder elects to convert all or a specified principal amount of this Note and stating in such Conversion Notice, such Holder's name or the name or names of such Holder's nominees in which such Holder wishes the certificate or certificates for Common Stock to be issued, duly endorsed by such Holder. As promptly as practicable after the surrender of this Note and the receipt of the Conversion Notice as aforesaid, the Company shall issue and deliver at such office to such Holder, or to such Holder's nominee or nominees, a certificate or certificates representing the number of shares of Common Stock and a check or cash with respect to any fractional interest in a share of Common Stock to which such Holder shall be entitled as aforesaid in accordance with the following paragraph and, if less than the entire principal amount of Notes surrendered are being converted, a Note, with the same terms as this Note, in a principal amount equal to the portion of the principal amount of this Note that is not being converted. Any conversion made at the election of a Holder shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. Any Conversion Notice may request that the Company issue and deliver or issue and convert PIK Notes with respect to all accrued and unpaid interest which the Company shall promptly issue and deliver (or convert if so requested) to Holder.

No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of Notes. In lieu of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of any Notes, the Company shall pay to the Holder an amount in cash (computed to the nearest cent) equal to the closing price of the Common Stock (as reported on the national exchange or quotation system on which the Common Stock is then traded; or, if the Common Stock is not then traded on such an exchange or system, as determined in good faith by the Board of Directors of the Company) on the last business day preceding the day of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such Note.

Upon conversion of this Note, the Company shall forever be released from all its obligations and liabilities under this Note.

2.3 Adjustments to Conversion Price. In case at any time or from time to time after the issuance date of this Note the Company shall, subject to the restrictions set forth in Section 2.4 of this Note:

(a) pay a dividend or make a distribution on its Common Stock in shares of Common Stock,

(b) subdivide its outstanding shares of Common Stock into a greater number of shares, or

(c) combine its outstanding shares of Common Stock into a smaller number of shares,

then in each such case the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of this Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company that such Holder would have owned or been entitled to receive immediately following such action had such Note been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision or combination.

2.4 No Impairment. The Company will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this
Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment. Without limiting the generality of the foregoing, the Company (i) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid nonassessable shares of stock on the conversion of the Notes, and (ii) will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after the action upon the conversion of all of the Notes will exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation and available for the purpose of issue upon such conversion.

3. Redemption.

3.1 Right to Redeem. At any time after September 5, 2002 and prior to September 4, 2004, the Company shall have the right but not the obligation to redeem some or all the Notes at a price equal to 105% of principal amount, plus accrued and unpaid interest thereon, if any, to the redemption date.

3.2 Notice of Redemption. Notice of redemption (a Redemption Notice) shall be mailed at least 45 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. In the event of a redemption of less than all of the Notes, the Notes (or portions thereof) will be chosen for redemption by the Company in an impartial manner and identified in the Redemption Notice of redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions of the Notes called for redemption. Prior to the redemption date, the Holder shall have the right to convert the Notes for which such Redemption Notice was delivered, in whole or in part, as provided for herein, in lieu of any such redemption and the Company shall not be permitted to redeem such Notes and may not redeem any other Notes without providing a further Redemption Notice under this Section 3.2, and complying with the provisions hereunder for such further Redemption Notice.

If this Note is redeemed subsequent to a Record Date with respect to any interest payment date specified above and on or prior to such interest payment date, then any accrued interest will be paid to the person in whose name this Note is registered at the close of business on such Record Date.

4. Transfer; Registration; Replacement. Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered Holder hereof or such Holder's attorney duly authorized in writing, a new Note for a like principal amount shall be issued to, and, at the option of the Holder, registered in the name of, the transferee or assignee. The Company may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

5. Miscellaneous

5.1 Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of California, and has all necessary power to enter into and perform this Note.

5.2 Authorization. The execution and delivery of this Note, and the performance of the terms hereof, has been duly authorized by all necessary corporate action on the part of the Company, will not conflict with or result in a breach of the articles of incorporation or bylaws of the Company. This Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally.

5.3 Notices. All notices to be given under this Note shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, and by fax, email and telephone (with respect to Section 3.2, with actual voice contact (not by voicemail or other indirect communication); provided that such contact shall be deemed made when Mr. Abdalla or a lawyer handling matters for each of Messrs. Abdalla and Smith has been actually contacted by voice), addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one business day following delivery to the private delivery service, or two business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by fax.

            If to Holder: At its address set forth on the records of
                     the Company which, until changed as set
                             forth herein shall be:


                              Athanor Holdings, LLC
                                9130 Sunset Blvd.
                              Los Angeles, CA 90069
                             Attention: Ken Abdalla
                               Tel: (310) 789-7215
                               Fax: (310) 789-7218
                        Email: kabdalla@watertonmgmt.com

                                     and to:

                                Mr. Vincent Smith
                       8001 Irvine Center Drive, Suite 200
                                Irvine, CA 92618
                               Tel: (949) 754-8478
                               Fax: (949) 753-5015
                             Email: vsmith@quest.com

 with required copies to (which, in and of itself, shall not constitute notice):

                               Sullivan & Cromwell
                       1888 Century Park East, Suite 2100
                              Los Angeles, CA 90067
                       Attention: Alison R. Ressler, Esq.
                               Tel: (310) 712-6600
                               Fax: (310) 712-8800
                          Email: resslera@sullcrom.com

                                     and to:

                      Skadden, Arps, Slate, Meagher & Flom
    300 South Grand Avenue Los Angeles, CA 90071 Attention: Rod Guerra, Esq.
                               Tel: (213) 687-5000
                               Fax: (213) 687-5600
                           Email: rguerra@skadden.com

                              IF TO RIGHT START TO:

                              The Right Start, Inc.

                          26610 Agoura Road, Suite 250
                               Calabasas, CA 91302
                           Attention: General Counsel
                               Tel: (818) 735-7252
                               Fax: (818) 735-7242
                          Email: jgroner@rightstart.com

                     with required copy to (which, in and of
                      itself, shall not constitute notice):

                              Fulbright & Jaworski
                      865 South Figueroa Street, 25th Floor
                              Los Angeles, CA 90017
                           Attention: Victor Hsu, Esq.
                               Tel: (213) 892-9200
                               Fax: (213) 680-4518
                            Email: vhsu@fulbright.com

5.4 Amendment; Successors and Assigns. This Note may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought and the Senior Lender. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Company's obligations under this Note nor any PIK Notes issued pursuant hereto may be assigned or transferred by the Company without the prior written consent of the registered Holder hereof or thereof.

5.5 Governing Law. This Note shall be governed by, and shall be construed and enforced in accordance with the internal laws of the State of California, without regard to conflicts of laws principles.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Subordinated Convertible Redeemable Pay-in-Kind Note to be duly executed on its behalf as of the date first hereinabove set forth.

                                         THE RIGHT START, INC.

                                    By: /s/ Jerry R. Welch
                                        -----------------------------------
                                         Jerry R. Welch
                                         Chief Executive Officer

                                   EXHIBIT B-2

                      FORM OF 8% SUBORDINATED NOTE DUE 2005

         THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.


This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as amended, supplemented or otherwise modified from time to time, the "SUBORDINATION AGREEMENT") dated as of January 6, 2002, among F.A.O. Schwarz, Quality Fulfillment Services, Inc., The Right Start, Inc. (the "PARENT"), Toy Soldier, Inc. (the "COMPANY") (collectively with Parent, the "OBLIGORS") and Wells Fargo Retail Finance, LLC (the "SENIOR LENDER"), to the indebtedness (including interest) owed by the Obligors pursuant to that certain Loan and Security Agreement dated as of January 23, 2001, as amended, between the Obligors and the Senior Lender, as such Loan and Security Agreement has been and hereafter may be amended, supplemented or otherwise modified from time to time (the "WELLS LOAN AGREEMENT") and to indebtedness refinancing the indebtedness under that agreement as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.


                            TOY SOLDIER, INC.

                    SUBORDINATED NOTE DUE JANUARY 6, 2005






$17,098,100                                                Calabasas, California
Note No. FAO-[]                                                  January 6, 2002


         FOR VALUE RECEIVED, the undersigned, Toy Soldier, Inc., a Delaware corporation (the "COMPANY"), promises to pay to [F.A.O. SCHWARZ/QUALITY FULFILLMENT SERVICES, INC.] or registered assigns, the principal sum of [SEVENTEEN MILLION NINETY-EIGHT THOUSAND ONE HUNDRED DOLLARS/EIGHT HUNDRED NINETY-NINE THOUSAND NINE HUNDRED DOLLARS], as such principal sum may be reduced through prepayments, plus any accrued and unpaid interest thereon as provided for herein (or so much of such aggregate amount as shall not have been prepaid) on January 6, 2005. This Note is being issued as payment under the terms of the Asset Purchase Agreement dated November 19, 2001 (the "AGREEMENT"; capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Agreement) by and among the Parent, the Company, F.A.O. Schwarz, Quality Fulfillment Services, Inc. and Royal Vendex KBB N.V. Payments are to be made to the address of the registered holder of this Note as set forth on the records of the Company in lawful money of the United States of America. The Company promises to pay interest on the principal amount of this Note, in cash, semi-annually on each June 1 and December 1, commencing June
1, 2002 (each such date an "INTEREST PAYMENT DATE"), at a rate of 8% per annum, to the holder of record of this Note on the Company's records (the "HOLDER") at the close of business on the date that is 10 business days prior to such Interest Payment Date (the "RECORD DATE").

         Interest on the unpaid principal amount of this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance hereof. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and paid semi-annually. The Company shall pay principal of and interest on this Note in such coin or currency of the United States of America as at the time of payment shall be legal tender. The Company may, however, pay principal of or interest on this Note by wire transfer of federal funds, or interest on this Note by its check payable in such legal tender.

         Subject to SECTION 1, the Company shall prepay principal as set forth in SECTION 3.

         This Note is secured by a guaranty dated the date hereof from Parent (the "GUARANTY"). This Note is one of the subordinated notes totaling $17,998,000 in aggregate principal amount issued as payment under the Agreement (the "NOTES"). If the Company shall (i) fail to pay principal or interest when due, (ii) fail generally to pay its debts as they mature, (iii) have any complaint, application, or petition filed by or against it initiating any matter in which the Company is or may be granted any relief from the its debts pursuant to Title 11, U.S.C., as amended from time to time, or any other insolvency statute or procedure or make a general assignment for the benefit of its creditors (a "BANKRUPTCY EVENT"), (iv) experience or suffer to exist an "Event of Default" (as defined in the Wells Loan Agreement) which Event of Default (as defined in the Wells Loan Agreement) is continuing and has not been waived within ten days after written notice thereof to the Company, or (v) fail to comply with any other provision of this Note or the Agreement which failure shall continue for five days after written notice thereof from the Holder (each of (i) through (v) above, an "EVENT OF DEFAULT"), the aggregate outstanding amount of this Note, including any accrued and unpaid interest, shall be immediately due and payable, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by law. Failure to exercise any right or remedy under this Note or available under applicable law shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default. The Company and all makers, sureties, guarantors, endorsers and other persons assuming obligations pursuant to this Note hereby waive presentment, protest, demand, notice of dishonor and all other notices and all defenses and pleas on the grounds of any extension or extension of the time of payments or the due dates hereof, in whole or in part, before or after maturity, with or without notice. No renewal or extension of this Note, no release of any obligor and no delay in enforcement of this Note or in exercising any right or power hereunder shall affect the liability of any obligor hereunder.

         1. RANKING. This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement to the indebtedness (including interest) owed by the Company pursuant to the Wells Loan Agreement and to indebtedness refinancing the indebtedness under the Wells Loan
Agreement (the "WELLS INDEBTEDNESS") as contemplated by the Subordination Agreement, and to any other secured indebtedness of the Company for borrowed money permitted by the Wells Loan Agreement, and each Holder of this Note, by acceptance hereof, agrees to be bound by the provisions of the Subordination Agreement. In the event that any provisions of this Note are deemed to conflict with the Subordination Agreement, the provisions of the Subordination Agreement shall govern.

         2.       COVENANTS.

                  2.1 PAYMENT OF NOTE. The Company shall pay the principal of and interest on this Note on the dates and in the manner provided herein. Principal and interest shall be considered paid on the date due if the Company shall have delivered such amounts to the address of the Holder on its books and records or to such other address or by wire transfer instruction set forth in writing and delivered to the Company, in each case in accordance with the notice provisions of this Note.

                  To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on
(i) overdue principal at the rate borne by this Note compounded semiannually and
(ii) overdue installments of interest at the same rate, compounded semiannually.

                  2.2      CORPORATE EXISTENCE. Except as set forth in this
SECTION 2.2, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents, rights (charter and statutory), licenses and franchises; PROVIDED HOWEVER, that the Company shall not be required to preserve any such right, license or franchise, if the Board of Directors of the Company shall determine in good faith, which determination shall be evidenced by a board resolution, that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Holder. Notwithstanding the other provisions of this Note, the Company shall be permitted to merge with or into any other entity if
(a) the continuing corporation upon completion of the merger shall be a wholly-owned subsidiary of the Parent or (b) the merger is with and into a wholly-owned subsidiary of the Company; provided such merger is effected for the purposes of reincorporating the Company in another state or (c) the merger is with and into Parent; and, in each case, the surviving corporation of such merger expressly assumes the performance of the obligations of the Company under this Note.

                  2.3 TAXES. The Company shall pay prior to delinquency, all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings or in cases in which such failure to pay would not have a material adverse effect on the Company or other rights of the holder of this Note.

                  2.4 INVESTMENT COMPANY ACT. The Company shall not become an investment company subject to registration under the Investment Company Act of 1940, as amended.

                  2.5 TRANSACTIONS WITH RELATED PERSONS. The Company shall not directly or indirectly, conduct any business or enter into any contract, agreement, loan, advance, guarantee, understanding or other transaction or series of related transactions pursuant to which the Company shall receive or render value exceeding $750,000, with any Related Person of the Company (a "RELATED PERSON TRANSACTION") unless (i) the terms of such Related Person Transaction are (A) set forth in writing and
(B) no less favorable to the Company than those that would have been obtained in an arms length transaction with an unrelated third party.

                  2.6 RESTRICTION ON LAYERING DEBT AND ISSUING DISQUALIFIED STOCK. The Company shall not (a) incur any indebtedness that is subordinate or junior in right of payment to the Wells Indebtedness and senior in any respect (including by virtue of being secured in any manner) in right of payment to this Note or (b) issue any class of capital stock that is mandatorily redeemable prior to the final maturity date of this Note. Notwithstanding the foregoing, Company shall be permitted to incur indebtedness that is secured by a lien (including purchase money indebtedness) to the extent permitted under the Wells Loan Agreement and to enter into leases that may be capitalized in accordance with GAAP and, to the extent that any such incurrence is permitted by the Wells Loan Agreement, such incurrence or entrance into leases shall not be deemed a violation of this SECTION 2.6.

                  2.7 USURY. The Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or a portion of the principal of or interest on this Note as contemplated in this Note, wherever enacted, now or at any time later in force, or that may materially affect the covenants or the performance of this Note in any manner inconsistent with its provisions. The Company expressly waives all benefit or advantage of any such law, and will not hinder, delay or impede the execution of any power granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted. If a court of competent jurisdiction prescribes that the Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on the Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with the Note, and any amount of interest paid by the Company that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on this Note.

                  2.8 REPORTS. Unless such reports are readily accessible by the public, electronically and without cost, the Company shall deliver copies of all quarterly and annual financial reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission (the "COMMISSION") may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC REPORTS") to the Holder. If the Company is not subject to the requirements of Section 13(a) or 15(d) of the Exchange Act or shall cease to be required by the Commission to file SEC Reports pursuant to the Exchange Act, the Company shall nevertheless continue to cause SEC Reports, comparable to those that it would be required to file pursuant to Section 13(a) or 15(d) of the Exchange Act if it were subject to the requirements of either such section, to be delivered to the Holder within the same time periods as would have applied (including under the preceding sentence) had the Company been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act.

                  2.9 RESTRICTED PAYMENTS. The Company shall not directly or indirectly purchase, redeem, retire or otherwise acquire for value any indebtedness of the Company for borrowed money or evidenced by notes, debentures, bonds or other similar instruments that is subordinate (whether by agreement or otherwise) in right of payment to the Notes, except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such indebtedness.

                  2.10 ASSET SALES. The Company shall not, whether in a single transaction or a series of related transactions occurring within any twelve-month period, sell, lease, convey, dispose or otherwise transfer any assets (including by way of a sale and leaseback transaction), other than sales, leases, conveyances, dispositions or other transfers in the ordinary course of business, if the assets:

         (x)      have a Fair Market Value in excess of $500,000 or

         (y) are sold or otherwise disposed of for net proceeds in excess of $500,000 or

         (z) include the Company's rights under the Schwarz Agreement (each of the foregoing, an "ASSET SALE"), unless, in each case:

                  (a) no Event of Default exists or would occur as a result of the Asset Sale;

                  (b) the Company receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

                  (c) at least 75% of the consideration therefor received by the Company is in the form of cash.

         3.       PREPAYMENT OF THIS NOTE.

                  3.1 PREPAYMENT TRIGGERED IN FISCAL 2003. If the Consolidated EBITDA of the Parent and its Subsidiaries exceeds $25 million for the Parent's fiscal year ending on the first Saturday after January 31, 2004 (or, if Parent does not have a fiscal year ending on such date, for the 12-month period ending January 31, 2004), the Company shall prepay a portion of the outstanding principal balance of this Note in an amount equal to (i) 20% of the aggregate principal amount outstanding on this Note as of January 6, 2003 (the "PREPAYMENT AMOUNT"), plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2004 and (ii) in an amount equal to the Prepayment Amount plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2005.

                  3.2 PREPAYMENT TRIGGERED IN FISCAL 2004. If no prepayment obligation has been triggered under SECTION 3.1 and the Consolidated EBITDA of the Parent and its Subsidiaries exceeds $25 million for the Parent's fiscal year ending on the first Saturday after January 31, 2005 (or, if Parent does not have a fiscal year ending on such date, for the 12-month period ending January 31,
2005), the Company shall prepay a portion of the outstanding principal balance of this Note in an amount equal to 20% of the aggregate principal amount outstanding on this Note as of January 6, 2004, plus accrued and unpaid interest thereon to the date of prepayment, on or before June 6, 2005.

                  3.3 PREPAYMENT TRIGGERED BY SECURITIES OFFERING. In the event that the Company or Parent shall receive net cash proceeds from the closing of a sale of debt or equity securities of the Company or Parent (the "Cash Proceeds"), in excess of $5,000,000, the Company shall prepay, an aggregate principal amount of Notes, which, after addition of any accrued and unpaid interest thereon to the date of prepayment, is equal to the amount of such Cash Proceeds not more than 30 calendar days after such receipt. Notwithstanding the foregoing, the Company shall not be required to prepay the Notes from any proceeds from the closing of a sale of debt or equity securities of the Company or Parent to the extent that the issuance resulting in such Cash Proceeds was effected solely to fund a merger, consolidation or asset acquisition and the Cash Proceeds of such issuance are so used within 30 days of receipt.

                  3.4 PREPAYMENT TRIGGERED BY ASSET SALE. In the event that the Company shall receive net cash proceeds from an Asset Sale ("ASSET SALE PROCEEDS"), the Company shall prepay an aggregate principal amount of Notes, which, after addition of any accrued and unpaid interest thereon to the date of prepayment, is equal to the amount of the Asset Sale Proceeds not more than 30 calendar days after such receipt unless, within 30 days of receipt of such Asset Sale Proceeds, such Asset Sale Proceeds are used to repay the Wells Indebtedness.

                  3.5 PREPAYMENT ON CHANGE OF CONTROL. No more than 30 days following a Change of Control, the Company shall prepay the entire principal amount outstanding under this Note. As used herein, (x) the term "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company, (ii) any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules)), directly or indirectly, of more than 50% of the total voting stock of Parent or the Company, other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell, transfer or otherwise dispose of any equity security or convertible debt security of Parent or the Company or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors and (y) the term "CONTINUING DIRECTOR" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on January 6, 2002 or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

                  3.6 PREPAYMENT BY INDEMNITY CREDIT OR DUE TO FAILURE TO TRANSFER LEASES. In the event (i) the Holder shall be required to make any payments pursuant to Article 13 of the Agreement and the Holder elects in accordance with the terms of the Agreement to have such payment obligation satisfied by means of a reduction in the principal amount of the Notes and so notifies the Company in writing (an "INDEMNITY CREDIT PREPAYMENT NOTICE") or
(ii) the Holder shall fail to transfer any leases for Operated Stores in accordance with the Operating Agreement among the Company, Parent, F.A.O. Schwarz, Quality Fulfillment Services, Inc. and Royal Vendex KBB N.V. dated as of January 6, 2002, by the date set for such transfer (the "LEASE TRANSFER DEADLINE"), on the fifth Business Day following the receipt of such Indemnity Credit Payment Notice by the Company or the passing of such Lease Transfer Deadline (the "DEEMED PREPAYMENT DATE"), the Company shall be deemed to have prepaid an amount which, after addition of the accrued and unpaid interest thereon through the Deemed Prepayment Date, is equal to (A) in the case of an indemnity obligation, the amount specified in the Indemnity Credit Prepayment Notice which shall be not more than 50% of the amount of such indemnity obligation or (B) in case of the passing of a Lease Transfer Deadline, the amount calculated under the Operating Agreement. Any such prepayment shall be noted on the schedule of prepayments and adjustments attached to this Note, however, failure to make such notation shall have no effect on the actual principal amount of this Note at any time outstanding. On and after any such prepayment, interest shall cease to accrue on the principal amount of this Note so prepaid.

                  3.7 NOTICE TO HOLDER. If any event occurs that requires the Company to prepay all or a portion of this Note, the Company shall send notice of such event to the Holder not less than 10 days prior to the date such prepayment is required at such Holder's address of record by first class mail, postage prepaid. Such notice will identify the event, the aggregate principal amount of this Note to be prepaid, the prepayment date, the paragraph of this Note under which the prepayment is to be made and that, provided the prepayment amount is timely paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

                  3.8 EFFECT OF NOTICE. Once notice of prepayment is mailed, that portion of the principal amount of this Note to be prepaid shall become due and payable on the prepayment date and, provided the prepayment amount is timely paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

                  3.9 APPLICATION OF PREPAYMENT. Any prepayment of this Note shall be applied first to pay any accrued and unpaid interest on this Note to the date of prepayment and thereafter to the remaining principal balance of this Note.

         4. PAYMENT SUSPENSION. Notwithstanding anything in this Note to the contrary, to the extent that the Company and the Holder dispute the amount of any indemnity payment alleged to be due from the Holder to the Company pursuant to and in accordance with the Agreement, then the Company may suspend payment under the Notes (other than any payment due by reason of the prior occurrence of an Event of Default) up to the net amount of such indemnity payments in dispute under the Agreement until such dispute is resolved and such suspension shall not be deemed an Event of Default.

         5. TRANSFER; REGISTRATION; REPLACEMENT. Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered Holder hereof or such Holder's attorney duly authorized in writing, a new Note for a like principal amount shall be issued to, and, at the option of the Holder, registered in the name of, the transferee or assignee. The Company may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

         6.       MISCELLANEOUS.

                  6.1 ORGANIZATION AND AUTHORITY. The Company represents and warrants that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power to issue and perform its obligations under this Note.

                  6.2 AUTHORIZATION. The Company represents and warrants that the execution and delivery of this Note, and the performance of the terms hereof, have been duly authorized by all necessary corporate action on the part of the Company and will not conflict with or result in a breach of the certificate of incorporation or bylaws of the Company. The Company represents and warrants that this Note constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally.

                  6.3      DEFINITIONS.

                  (a) "CONSOLIDATED EBITDA" shall mean consolidated earnings from continuing operations (excluding extraordinary items), before interest, taxes, depreciation and amortization, each as determined in accordance with GAAP.

                  (b) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder.

                  6.4 NOTICES. All notices to be given under this Note shall be in writing and shall be given either personally, by reputable private delivery service, by regular first-class mail or certified mail return receipt requested, by fax, or email, addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of two business days following delivery to the private delivery service, or three business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by fax or email.

                  If to Holder:           At its address set forth on the
                                          records of the Company which, until
                                          changed as set forth herein shall be:

                                          c/o Royal Vendex KBB N.V.
                                          De Klencke 6, NL-1083
                                          Postbus 7997, 1008, AD
                                          Amsterdam, The Netherlands
                                          Attention: Marcel Smits/Eric ter Hark
                                          Tel: 31.20.5490.596
                                          Fax: 31.20.6461.954
                                          Email: eric.ter.hark@vendexkbb.nl

                                          with required copy to (which, in and
                                          of itself, shall not constitute
                                          notice):

                                          Kronish Lieb Weiner & Hellman LLP
                                          1114 Avenue of the Americas
                                          New York, New York 10036
                                          Attention: Mark Lipschutz
                                          Tel: (212) 479-6355
                                          Fax: (212) 479-6275
                                          Email: mlipschutz@klwhllp.com

                  If to Company to:

                                          Toy Soldier, Inc.
                                          26610 Agoura Road, Suite 250
                                          Calabasas, California 91302
                                          Attention: Legal
                                          Tel: (818) 735-7252
                                          Fax: (818) 735-7242
                                          Email: jgroner@rightstart.com

                                          with required copy to (which, in and
                                          of itself, shall not constitute
                                          notice):

                                          Fulbright & Jaworski L.L.P.
                                          865 South Figueroa Street, 29th Floor
                                          Los Angeles, CA 90017
                                          Attention: Victor Hsu, Esq.
                                          Tel:  (213) 892-9326
                                          Fax: (213) 680-4518
                                          Email: vhsu@fulbright.com


         6.5 AMENDMENT; SUCCESSORS AND ASSIGNS. This Note may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Company's obligations under this Note may not be assigned or transferred by the Company without the prior written consent of the registered Holder hereof or thereof, except in connection with a merger permitted by SECTION 2.2. This Note may not be assigned by the initial Holder prior to termination of the Operating Agreement.

         6.6 GOVERNING LAW. This Note shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of laws principles.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed on its behalf as of the date first hereinabove set forth.



                                  TOY SOLDIER, INC.



                                  By:
                                      ------------------------------------------
                                           Jerry R. Welch
                                           President and Chief Executive Officer

                Schedule of Principal Prepayments and Adjustments



- ------------------- ------------------------------------------ ----------------------------------------------
                        Amount of Principal Prepayment or        Aggregate Principal Amount of Note after
       Date                        Adjustment                            Prepayment or Adjustment
- ------------------- ------------------------------------------ ----------------------------------------------
- ------------------- ------------------------------------------ ----------------------------------------------

- ------------------- ------------------------------------------ ----------------------------------------------
- ------------------- ------------------------------------------ ----------------------------------------------

- ------------------- ------------------------------------------ ----------------------------------------------
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- ------------------- ------------------------------------------ ----------------------------------------------
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- ------------------- ------------------------------------------ ----------------------------------------------
- ------------------- ------------------------------------------ ----------------------------------------------

- ------------------- ------------------------------------------ ----------------------------------------------
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- ------------------- ------------------------------------------ ----------------------------------------------
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- ------------------- ------------------------------------------ ----------------------------------------------
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- ------------------- ------------------------------------------ ----------------------------------------------
- ------------------- ------------------------------------------ ----------------------------------------------

- ------------------- ------------------------------------------ ----------------------------------------------

                                    EXHIBIT C

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                OF THE RIGHT START, INC. AUTHORIZING AN INCREASE
               IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The first paragraph of Article III of the Corporation's Second Amended and Restated Articles of Incorporation are hereby amended by deleting such first paragraph in its entirety and replacing such first paragraph with the following:

         "The Corporation is authorized to issue to classes of stock respectively designated as Common Stock (the "Common Stock") and Preferred Stock (the "Preferred Stock"). The total number of shares of Common Stock that the Corporation shall have authority to issue is Seventy-Five Million (75,000,000), without par value. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000)."

                                    EXHIBIT D

                         AGREEMENT AND PLAN OF MERGER OF
                                    FAO, INC.
                             (A DELAWARE CORPORATION)
                                       AND
                              THE RIGHT START, INC.
                            (A CALIFORNIA CORPORATION)

         THIS AGREEMENT AND PLAN OF MERGER dated as of this ____ day of ____________, 200_ (the "Agreement"), is between FAO, Inc., a Delaware corporation ("FAO, Inc."), and The Right Start, Inc., a California corporation ("The Right Start"). FAO, Inc. and The Right Start are collectively referred to herein as the "Constituent Corporations."

                                    RECITALS

         A. FAO, Inc. is a corporation duly organized and existing under the laws of the State of Delaware and has a total authorized capital stock of Seventy-Five Million, Two Hundred Fifty Thousand (75,250,000) shares, $0.001 par value. The number of shares of common stock of FAO, Inc. authorized to be issued is Seventy-Five Million (75,000,000), $0.001 par value. The number of shares of Preferred Stock of FAO, Inc. authorized to be issued is Two Hundred Fifty Thousand (250,000), $0.001 par value. The Preferred Stock of FAO, Inc. is undesignated as to series, rights, preferences, privileges or restrictions[, with the exception of 80,000 shares of Series A Mandatorily Redeemable Preferred Stock, par value $.001 per share (the "Replacement Series A Preferred Stock"), which shall be issued in exchange for the Series A Mandatorily Redeemable Preferred Stock of The Right Start(the "California Series A Preferred Stock")]. As of the date hereof, one thousand (1,000) shares of common stock were issued and outstanding, all of which were held by The Right Start, and no shares of Preferred Stock were issued and outstanding.

         B. The Right Start is a corporation duly organized and existing under the laws of the State of California and has a total authorized capital stock of Seventy-Five Million Two Hundred Fifty Thousand (75,250,000) shares. The number of shares of common stock of The Right Start authorized to be issued is Seventy-Five Million (75,000,000), no par value. The number of shares of Preferred Stock of The Right Start authorized to be issued is Two Hundred Fifty Thousand (250,000), no par value.

         C. The Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that The Right Start merge with and into FAO, Inc. upon the terms and conditions herein provided.

         D. The respective Boards of Directors and shareholders of FAO, Inc. and The Right Start have approved this Agreement and have directed that this Agreement be executed by the undersigned officers.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FAO, Inc. and The Right Start hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                    I. MERGER

         1.1 REINCORPORATION MERGER. In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware and the California Corporations Code, The Right Start shall be merged with and into FAO, Inc. (the "Reincorporation Merger"), the separate existence of The Right Start shall cease and FAO, Inc. shall survive the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware, and FAO, Inc. shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be FAO, Inc.

         1.2 FILING AND EFFECTIVENESS. The Reincorporation Merger shall become effective when an executed counterpart of this Agreement meeting the requirements of the General Corporation Law of the State of Delaware shall have been filed with the Secretary of State of the State of Delaware.

         The date and time when the Reincorporation Merger shall become effective, as aforesaid, is herein called the "Effective Date."

         1.3 EFFECT OF THE REINCORPORATION MERGER. Upon the Effective Date, the separate existence of The Right Start shall cease and FAO, Inc., as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) shall be subject to all actions previously taken by its and The Right Start's board of directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of The Right Start in the manner more fully set forth in Section 259 of the General Corporation Law of the State of Delaware, (iv) shall continue to be subject to all of the debts, liabilities and obligations of FAO, Inc. as constituted immediately prior to the Effective Date, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of The Right Start in the same manner as if FAO, Inc. had itself incurred them, all as more fully provided under the applicable provisions of the General Corporation Law of the State of Delaware and the California Corporations Code.

                  II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 CERTIFICATE OF INCORPORATION. The certificate of incorporation of FAO, Inc. as in effect immediately prior to the Effective Date of the Reincorporation Merger (the "certificate of incorporation") shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.2 BYLAWS. The bylaws of FAO, Inc. as in effect immediately prior to the Effective Date shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

         2.3 DIRECTORS AND OFFICERS. The directors and officers of The Right Start immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

                       III. MANNER OF CONVERSION OF STOCK

         3.1 THE RIGHT START COMMON SHARES. Upon the Effective Date, every one
(1) share of The Right Start common stock, no par value, issued and outstanding immediately prior thereto shall by virtue of the Reincorporation Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         3.2 [THE CALIFORNIA SERIES A PREFERRED STOCK. Upon the Effective Date, every one (1) share of California Series A Preferred Stock, issued and outstanding immediately prior thereto shall by virtue of the Reincorporation Merger and without any action by the Constituent Corporations, the holder of such shares or any other person be converted into and exchanged for one (1) fully paid and non-assessable share of Replacement Series A Preferred Stock.

         3.3] THE RIGHT START STOCK OPTION PLANS.

         (a) Upon the Effective Date, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit plans of The Right Start. Each outstanding and unexercised option or other right to purchase The Right Start common stock shall become an option or right to purchase the Surviving Corporation's common stock on the basis of one (1) share of the Surviving Corporation's common stock for each share of The Right Start common stock issuable pursuant to any such option, or stock purchase right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such The Right Start option or stock purchase right at the Effective Date. There are no options, purchase rights for or securities convertible into Preferred Stock of The Right Start.

         (b) A number of shares of the Surviving Corporation's common stock shall be reserved for issuance upon the exercise of options or stock purchase rights equal to the number of shares of The Right Start common stock so reserved immediately prior to the Effective Date of the Reincorporation Merger.

         [3.4]    FAO, INC. COMMON STOCK. Upon the Effective Date of the
Reincorporation Merger, each share of common stock, par value $0.001 per share, of FAO, Inc. issued and outstanding immediately prior thereto shall, by virtue of the Reincorporation Merger and without any action by FAO, Inc., or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of common stock.

         [3.5]    EXCHANGE OF CERTIFICATES. After the Effective Date of the
Reincorporation Merger, each holder of an outstanding certificate representing shares of The Right Start common stock may, at such stockholder's option, but need not, surrender the same for cancellation to U.S. Stock Transfer Company as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's common stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of The Right Start common stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation's common stock into which such shares of The Right Start common stock were converted in the Reincorporation Merger.

         The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate as provided above.

         Each certificate representing common stock of the Surviving Corporation so issued in the Reincorporation Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of The Right Start so converted and given in exchange therefor or such other legend or no legend as agreed upon by the holder and the Surviving Corporation as determined by the board of directors of the Surviving Corporation in compliance with applicable law.

         If any certificate for shares of FAO, Inc. stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to FAO, Inc. or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of FAO, Inc. that such tax has been paid or is not payable.

                          IV. CONDITIONS TO THE MERGER

         The obligations of the Constituent Corporations under this Agreement are subject to the fulfillment, or the waiver by the parties, on or before the Effective Date, of each of the following:

         4.1 The shareholders of The Right Start shall have approved the Reincorporation Merger.

         4.2 The sole stockholder of FAO, Inc. shall have approved the Reincorporation Merger.

         4.3 All consents required to be obtained by the Constituent Corporations to effect the Reincorporation Merger shall have been obtained.

                                   V. GENERAL

         5.1 FURTHER ASSURANCES. From time to time, as and when required by FAO, Inc. or by its successors or assigns, there shall be executed and delivered on behalf of The Right Start such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by FAO, Inc. the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of The Right Start and otherwise to carry out the purposes of this Agreement, and the officers and directors of FAO, Inc. are fully authorized in the name and on behalf of The Right Start or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments, including but not limited to the filings required by Section 1108(d) of the California Corporations Code.

         5.2 ABANDONMENT. At any time before the Effective Date, this Agreement may be terminated and the Reincorporation Merger may be abandoned for any reason whatsoever by the board of directors of either The Right Start or of FAO, Inc., or of both, notwithstanding the approval of this Agreement by the shareholders of The Right Start or the sole stockholder of FAO, Inc. In the event of the termination of this Agreement, the Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective board of directors or shareholders with respect thereto.

         5.3 AMENDMENT. The boards of directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of The Right Start shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of The Right Start, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of The Right Start, or the holders of any securities convertible into any class or series of capital stock of The Right Start.

         5.4 REGISTERED OFFICE. The registered office of the Surviving Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Newcastle, Delaware 19801 and the Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

         5.5 AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at [26610 Agoura Road, Suite 250, Calabasas, California 91302], and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

         5.6 GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

         5.7 COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the board of directors of FAO, Inc., a Delaware corporation, and the board of directors of The Right Start, Inc., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

                                FAO, INC.,
                                a Delaware corporation


                                By: ________________________________________
                                         [NAME]
                                         [TITLE]


                                THE RIGHT START, INC.,
                                a California corporation


                                By: ________________________________________
                                         [NAME]
                                         [TITLE]

                                    EXHIBIT E

                          CERTIFICATE OF INCORPORATION

                                       OF

                                    FAO, INC.

         FIRST.            The name of the Corporation is FAO, Inc.

         SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporations Law of the State of Delaware.

         THIRD. The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

         FOURTH. (a) The Corporation shall indemnify each person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law. The Corporation may indemnify each person who is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         (b) A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

         (c) If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         FIFTH. In addition to the powers and authority herein before or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this certificate of incorporation, and the bylaws of the Corporation.

         SIXTH. The Corporation is authorized to issue two classes of stock respectively designated as Common Stock (the "COMMON STOCK") and Preferred Stock (the "PREFERRED STOCK"). The total number of shares of Common Stock which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000), par value 0.001 per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Two Hundred Fifty Thousand (250,000).

         (a)      COMMON STOCK.

         In addition to any rights, privileges or obligations provided by law, the Common Stock shall be entitled to the following:

                  (i) Dividends. Subject to the rights of the holders of Preferred Stock, if any, the holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors out of funds legally available therefore and to receive other distributions from the Corporation when and as declared by the Board of Directors.

                  (ii) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and after holders of all Preferred Stock, if any, have received their full preferences and dividends (pursuant to the relevant Preferred Stock designations), the holders of shares of Common Stock shall be entitled to all remaining assets of the Corporation available for distribution to its shareholders.

                  (iii) Voting Rights. Except as may be otherwise provided by law or in a Preferred Stock designation, the holders of the Common Stock shall have the right to elect all members of the Board of Directors.

         (b) PREFERRED STOCK. The Board of Directors of the Corporation is hereby authorized at any time and from time to time to create and provide for the issuance of shares of Preferred Stock in one or more series and to fix, from time to time, the relative rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of Preferred Stock. The authority of the Board of Directors of the Corporation with respect to each series of Preferred Stock shall include, without limiting the generality of the foregoing, the determination of the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series.

         (c)      SERIES A MANDATORILY REDEEMABLE PREFERRED STOCK.

                  (i) DESIGNATION AND AMOUNT. The number of shares constituting the Series A Mandatorily Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), shall be Thirty Thousand (30,000) shares.

                  (ii)     DIVIDENDS AND DISTRIBUTION.

                           DIVIDENDS. There shall be no dividends on Series A Preferred Stock prior to March 1, 2002. Thereafter, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available therefor, on any shares of Series A Preferred Stock that have not been redeemed by the Corporation pursuant to Section Sixth
                           (c)(vi) of this Certificate of Incorporation, dividends, at the rate of $15.00 per share per annum, on the Series A Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from September 5, 2001 through March 1, 2002, and shall be payable on March 1, 2002 if the Series A Preferred Stock has not been redeemed on or before March 1, 2002. After March 1, 2002, holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of

                           Directors of the Corporation, out of funds of the Corporation legally available therefor, on any shares of Series A Preferred Stock that have not been redeemed by the Corporation pursuant to Section Sixth
                           (c)(vi) of this Certificate of Incorporation, dividends at the rate of $17.50 per share per annum, on the Series A Preferred Stock, which dividends shall be cumulative, shall accrue on a daily basis without interest from March 1, 2002, and shall be payable in cash quarterly in arrears on June 1, September 1, December 1 and March 1 of each year (each a "SERIES A PAYMENT DATE"), commencing June 1, 2002 (except that if any such date is not a Business Day, then such dividend shall be payable on the next succeeding day that is a Business Day). The accumulation and accrual of dividends on the Series A Preferred Stock after March 1, 2002 shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends.

                           In no event, so long as any Series A Preferred Stock shall remain outstanding, shall (i) any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, (ii) without the written consent of the holders of 50% of the outstanding shares of Series A Preferred Stock, shall any shares of Common Stock be purchased or redeemed by the Corporation, nor (iii) shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock.

                           Dividends shall be payable to the holders of record on the record date established by the Board of Directors of the Corporation (the "RECORD DATE"), which date shall be no less than 10 days prior to each Series A Payment Date.

                  (iii) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive with respect to each share, out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, plus a sum equal to One Hundred Dollars ($100.00) per share (the "SERIES A PREFERRED LIQUIDATION PREFERENCE"), and no more, before any payment shall be made or any assets distributed to (a) prior to June 1, 2002, holders of Common Stock, or (b) on or after June 1, 2002, holders of the Common Stock, the Series B Convertible Preferred Stock, par value $.01 per share of the Corporation (the "SERIES B PREFERRED STOCK") and the Series C Convertible Preferred Stock, par value $.01 per share of the Corporation (the "SERIES C PREFERRED STOCK"). Prior to June 1, 2002, the Series A Preferred Stock shall be PARI PASSU with the Series B Preferred Stock and the Series C
                           Preferred Stock as to liquidation. After June 1, 2002, the Series A Preferred Stock shall be senior as to liquidation to all series of Preferred Stock issued by the Corporation. In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock and any other class or series of the Corporation's capital stock which has or may hereafter have parity as to liquidation rights with the Series A Preferred Stock (the "SERIES A PARITY LIQUIDATION STOCK") the holders of the Series A Preferred Stock and the holders of the Series A Parity Liquidation Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preferences of the Series A Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a merger, consolidation or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this Section Sixth (c)(iii) unless in connection therewith the liquidation of the Corporation is specifically approved by the shareholders of the Corporation).

                  (iv) VOTING RIGHTS. So long as any Series A Preferred Stock shall be outstanding, consent of the holders of at least a majority of the shares of Series A Preferred Stock, voting together as a single class, will be required for (a) any sale by the Corporation of a substantial portion of its assets, (b) any merger of the Corporation with another entity, (c) each amendment of the Corporation's articles of incorporation as then in effect, and (d) any action that (i) increases the authorized number of shares of Preferred Stock of the Corporation of any series,
                           (ii) except as contemplated herein, creates any new class or series of shares having preference over or being on a parity with the Series A Preferred Stock, or (iii) creates any contractually subordinated Indebtedness of the Corporation. Except for such consent rights and such voting rights as may be provided by applicable law, the Series A Preferred Stock shall have no voting rights as a separate series except the right to vote as a separate series within the class of preferred stock as to any matters regarding the modification of the rights, privileges or terms of the Series A Preferred Stock and otherwise in accordance with applicable law. Any required vote of a separate series will be accomplished by the vote of a majority of the shares of such series.

                  (v) CONVERSION. The Series A Preferred Stock shall not be convertible.

                  (vi)     MANDATORY REDEMPTION.

                           (A) MANDATORY REDEMPTION EVENTS. The Series A Preferred Stock shall be mandatorily redeemed in full by the Corporation upon the happening of the following:

                                    The Series A Preferred Stock shall be
                                    mandatorily redeemed in full by the
                                    Corporation on March 1, 2002 for cash at a price per share equal to the Series A Preferred Liquidation Preference.

                                    The Series A Preferred Stock shall be
                                    mandatorily redeemed in full by the
                                    Corporation for cash (subject to the legal availability of funds therefor) at a price per share equal to the Series A Preferred Liquidation Preference upon the occurrence of a Change of Control. For purposes of this Certificate of Incorporation, "CHANGE OF CONTROL" shall be defined as:

                                    (1)     any merger or consolidation of the
                                            Corporation where the Corporation is
                                            not the surviving entity or as a
                                            result of which Kayne Anderson and
                                            its Affiliates cease to beneficially
                                            own (as beneficial ownership is
                                            defined in Rule 13d-3 of the
                                            Exchange Act) and control, directly
                                            or indirectly, at least twenty-five
                                            (25%) percent of the issued and
                                            outstanding shares of capital stock
                                            of the Company entitled (without
                                            regard to the occurrence of any
                                            contingency) to vote for the
                                            election of a majority of the
                                            members of the Board of Directors of
                                            the Corporation; or

                                    (2)      any sale or transfer of all or
                                             substantially all of the
                                             Corporation's assets or stock.

                                            The Series A Preferred Stock shall
                                            be mandatorily redeemed in full by
                                            the Corporation for cash (subject to
                                            the legal availability of funds
                                            therefor) at a price per share equal
                                            to the Series A Preferred
                                            Liquidation Preference if the
                                            Corporation shall consummate the
                                            sale or a series of related sales
                                            for cash or equity securities, the
                                            net proceeds to the Corporation from
                                            which (after deduction of discounts,
                                            commissions and other offering
                                            expenses) shall equal or exceed
                                            Fifteen Million Dollars
                                            ($15,000,000).

                  (vii) NOTICE OF REDEMPTION. Notice of any redemption of the Series A Preferred Stock specifying the time and place of redemption, the Series A Preferred Liquidation Preference and the paragraph pursuant to which such redemption is being made, shall be mailed by certified or registered mail, return receipt requested, at the address for such holder shown on the Corporation's records not more than, one hundred twenty (120) nor less than thirty (30) days prior to the date on which such redemption is to be made, with respect to the Series A Preferred Stock. Upon mailing any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified therein all shares therein specified. The redemption price shall be payable to the holders of record of the Series A Preferred Stock on the record date established by Board of Directors of the Corporation for such redemption.

                  (viii) DEPOSIT OF REDEMPTION PRICE. On or before any date of redemption specified in any notice of redemption of any Series A Preferred Stock, the Corporation shall deposit the amount of the Series A Preferred Liquidation Preference with a bank or trust company having an office in the cities of New York or Los Angeles, designated in such notice of redemption, irrevocably in trust for the benefit of the holder of such Series A Preferred Stock, such share shall be deemed to have been redeemed on the redemption date so specified, whether or not the certificate for such Series A Preferred Stock shall be surrendered for redemption and canceled.

                  (ix) INFORMATION RIGHTS. The Corporation shall timely furnish to the holders of the Series A Preferred Stock copies of the Corporation's annual and quarterly financial statements and, upon reasonable request, copies of the Corporation's monthly financial statements. Authorized representatives of such Series A Preferred Stock holders will have the right, upon reasonable notice, to inspect the books and records of the Corporation, provided that any information obtained by such representatives shall be treated as confidential.

                  (x) MISCELLANEOUS. This Section Sixth (c) shall also be governed by the following:

                           (A) AMENDMENT AND WAIVER. This Section Sixth (c) may be amended or otherwise altered in accordance with applicable law and Section Sixth (c)(iv) above. No amendment, modification or waiver of any provision hereof shall extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege hereunder, shall operate as a waiver, amendment or modification of any provision of this Section Sixth (c).

                           (B) REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series.

                           (C) REGISTRATION. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate (and the Corporation forthwith shall cancel such surrendered certificate), subject to the requirements of applicable securities laws and any other applicable restrictions. Each such new certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as shall be requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

                           (D) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit and indemnity of the registered holder, including a bond if so requested by the Corporation, shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock or Series A Preferred Stock and, in the case of loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the registered holder is a financial institution, its own agreement of indemnity shall be satisfactory), or, in the case of mutilation, upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock or Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.


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                           (E)      DEFINITIONS. The following terms shall have
                                    the following meanings, which meanings shall be equally applicable to the singular and plural forms of such teams:

                                    "AFFILIATE" of a Person means a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                                    "BUSINESS DAY" means any day which s not a Saturday or a Sunday or a. public holiday or a day on which banks are required or permitted to close under the laws of the State of California.

                                    "CHANGE OF CONTROL" has the meaning assigned to such term in Section Sixth (c)(vi).

                                    "COMMON STOCK" means the Common Stock of the Corporation, par value $.001.

                                    "EXCHANGE ACT" means the Securities Exchange
                                    Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at any applicable time.

                                    "INDEBTEDNESS" means, as of any date,
                                    capital lease obligations, current and
                                    long-term portions of all debt with
                                    maturities of one year or longer, all debt with maturities of less than one year and other similar monetary obligations, whether direct or guaranteed, directly or indirectly, other than obligations with respect to deferred compensation and trade accounts payable less than 90 days past due.

                                    "KAYNE ANDERSON" means Kayne Anderson
                                    Investment Management, Inc., KAIM
                                    Non-Traditional, L.P., Kayne Anderson
                                    Non-Traditional Investments, L.P., Kayne
                                    Anderson Offshore Limited, ARBCO Associates,
                                    L.P., Kayne Anderson Diversified Capital
                                    Partners, L.P., and Kayne Anderson Capital
                                    Partners, L.P., and each of their
                                    Affiliates.

                                    "PERSON" shall include an individual, a
                                    corporation, a limited liability company, an association, a partnership, a limited liability partnership, a trust or estate, a government or any agency or political subdivision thereof or any other entity.

                                    "PREFERRED STOCK ISSUANCE DATE" means the date on which the Corporation first issues any shares of Preferred Stock

                           (F) NOTICES. All notices provided hereunder shall be in writing and shall be delivered by courier, messenger, registered or certified mail, return receipt requested, postage prepaid or by facsimile, receipt confirmed by sender and will be deemed. to have been given when so mailed (or receipt confirmed in the case of a facsimile) (i) to the Corporation, at its principal executive offices and (ii) to the holder of Preferred Stock, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         SEVENTH. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and the Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

         EIGHTH. The Corporation hereby elects in this, its original certificate of incorporation, not to be governed by Section 203 of the General Corporations Law of the State of Delaware.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

                                    EXHIBIT F

                                     BYLAWS

                                       OF

                                   FAO, INC.,
                             A DELAWARE CORPORATION


                                   SECTION 1.

                                     OFFICES

Section 1.1.PRINCIPAL EXECUTIVE OFFICE. The principal executive office of the Corporation is hereby fixed and located at 26610 Agoura Road, Suite 250, Calabasas, California, 91302, Los Angeles County, State of California. The Board of Directors is hereby granted full power and authority to change said principal executive office from one location to another. Any such change shall be noted on the bylaws by the secretary, opposite this section, or this section may be amended to state the new location.

Section 1.2 OTHER OFFICES. Other business offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.


                                   SECTION 2.


                            MEETINGS OF STOCKHOLDERS

Section 2.1 PLACE OF MEETINGS. All annual or other meetings of stockholders shall be held at the principal executive office of the Corporation, or at any other place within or without the State of Delaware which may be designated either by the Board of Directors or by the written consent of all persons entitled to vote thereat and not present at the meeting, given either before or after the meeting and filed with the Secretary of the Corporation.

Section 2.2 ANNUAL MEETINGS. The annual meetings of stockholders shall be held on such date as the Board of Directors shall determine. At such meetings, directors shall be elected and any other business may be transacted which is within the powers of the stockholders. Written notice of each annual meeting shall be given to each stockholder entitled to vote, either personally or by mail or other means of written communication, charges prepaid, addressed to such stockholder at such stockholder's address appearing on the books of the Corporation or given by such stockholder to the Corporation for the purpose of notice. If any notice or report addressed to the stockholder at the address of such stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the stockholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the stockholder upon written demand of the stockholder at the principal executive office of the Corporation for a period of one year from the date of the giving of the notice or report to all other stockholders. If a stockholder gives no address, notice shall be deemed to have been given such stockholder if sent by mail or other means of written communication addressed to the place where the principal executive office of the Corporation is situated, or if published at least once in some newspaper of general circulation in the county in which said principal executive office is located.

         All such notices shall be given to each stockholder entitled thereto not less than ten (10) days nor more than sixty (60) days before each annual meeting. Any such notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. If mailed, notice shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. An affidavit of mailing of any such notice in accordance with the foregoing provisions, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation, shall be prima facie evidence of the giving of the notice.

         Such notices shall specify:

         (a)  the place, the date, and the hour of such meeting;

         (b) those matters which the Board, at the time of the mailing of the notice, intends to present for action by the stockholders; and

         (c) such other matters, if any, as may be expressly required by statute.

         Any previously scheduled and noticed meeting of the stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.3 SPECIAL MEETINGS. Special meetings of the stockholders, for the purpose of taking any action permitted by the stockholders under the General Corporation Law of the State of Delaware and the certificate of incorporation of this Corporation, may be called at any time by the Chairman of the Board or the President, or by the Board of Directors. Upon request in writing that a special meeting of stockholders be called for any proper purpose, directed to the Chairman of the Board, President, Vice President or Secretary by any person (other than the Board) entitled to call a special meeting of stockholders, the officer forthwith shall cause notice to be given to stockholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for the annual meetings of stockholders. In addition to the matters required by items (a) and, if applicable, (c) of the preceding Section, notice of any special meeting shall specify the general nature of the business to be transacted, and no other business may be transacted at such meeting.

Section 2.4. QUORUM. The presence in person or by proxy of the persons entitled to vote a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors at any meeting shall constitute a quorum for the transaction of business except that when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such business. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

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Section 2.5 ADJOURNED MEETING AND NOTICE THEREOF. Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the chairman of the meeting or the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but, in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section 2.4 above.

Section 2.6. VOTING. Unless a record date for voting purposes be fixed as provided in Section 5.1 of these bylaws, then, subject to the General Corporation Law of the State of Delaware, only persons in whose names shares entitled to vote stand on the stock records of the Corporation at the close of business on the business day next preceding the day on which notice of the meeting is given or if such notice is waived, at the close of business on the business day next preceding the day on which the meeting of stockholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting. Such vote may be viva voce or by ballot; provided, however, that all elections for directors must be by ballot. If a quorum is present, except with respect to election of directors, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the stockholders, unless the vote of a greater number or voting by classes is required by the General Corporation Law of the State of Delaware. Except as otherwise set forth in the Certificate of Incorporation with respect to the right of any holder of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, whenever directors are to be elected at a meeting, they shall be elected by a plurality of the votes cast at the meeting by the holders of stock entitled to vote.

Section 2.7 VALIDATION OF DEFECTIVELY CALLED OR NOTICED MEETINGS. The transactions of any meeting of stockholders, either annual or special, however called and noticed, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, or who, though present, has, at the beginning of the meeting, properly objected to the transaction of any business because the meeting was not lawfully called or convened, or to particular matters of business legally required to be included in the notice, but not so included, signs a written waiver of notice, or a consent to the holding of such meeting, or an approval of the minutes thereof.

Section 2.8 NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in the Certificate of Incorporation to elect additional directors under specified circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing by such stockholders.

Section 2.9 PROXIES. Every person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such person or such person's duly authorized agent and filed with the Secretary of the Corporation. Any proxy duly executed is not revoked and continues in full force and effect until (i) an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the Corporation prior to the vote pursuant thereto, (ii) the person executing the proxy attends the meeting and votes in person, or (iii) written notice of the death or incapacity of the maker of such proxy is received by the Corporation before the vote pursuant thereto is counted; provided that no such proxy shall be valid after the expiration of three (3) years from the date of its execution, unless the person executing it specifies therein the length of time for which such proxy is to continue in force.

Section 2.10 INSPECTORS OF ELECTION. In advance of any meeting of stockholders, the Board of Directors shall appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy shall be filled by appointment by the Board of Directors in advance of the meeting, or at the meeting by the presiding person of the meeting.

         The duties of such inspectors shall be as prescribed by Section 231 of the General Corporation Law of the State of Delaware and shall include determining the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies and ballots; counting votes and ballots; hearing and determining all challenges and questions in any way arising in connection with determinations of the inspectors; and such acts as may be proper to conduct the election or vote with fairness to all stockholders. In the determination of the validity and effect of proxies, the dates contained on the forms of proxy shall presumptively determine the order of execution of the proxies, regardless of the postmark dates on the envelopes in which they are mailed.

         The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence by the facts stated therein.

                                    SECTION 3

                                    DIRECTORS

Section 3.1 POWERS. Subject to limitations of the certificate of incorporation and of the General Corporation Law of the State of Delaware as to action to be authorized or approved by the stockholders, and subject to the duties of directors as prescribed by the bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be controlled by, the Board of Directors. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the directors shall have the following powers, to wit:

         FIRST - To select and remove all the officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, with the certificate of incorporation or the bylaws, fix their compensation and require from them security for faithful service.

         SECOND - To conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, or with the certificate of incorporation or the bylaws, as they may deem best.

         THIRD - To change the principal executive office and principal office for the transaction of the business of the Corporation from one location to another as provided in Section 1.1 hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Delaware, as provided in Section 1.2 hereof; to designate any place within or without the State of Delaware for the holding of any stockholders' meeting or meetings; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, as in their judgment they may deem best, provided such seal and such certificates shall at all times comply with the provisions of law.

         FOURTH - To authorize the issue of shares of stock of the Corporation from time to time, upon such terms as may be lawful.

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         FIFTH - To borrow money and incur indebtedness for the purposes of the
Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor.

         SIXTH - By resolution adopted by a majority of the authorized number of directors, to designate and appoint an executive and other committees, each consisting of two or more directors, to serve at the pleasure of the Board, and to prescribe the manner in which proceedings of such committee shall be conducted. Unless the Board of Directors shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by any two members thereof; otherwise, the provisions of these bylaws with respect to notice and conduct of meetings of the Board shall govern. Any such committee, to the extent provided in a resolution of the Board, shall have all of the authority of the Board, except to the extent prohibited to be acted upon by a committee by Section 141(c)(1) of the General Corporation Law of the State of Delaware or by other law:

         SEVENTH - To the extent authorized by General Corporation Law of the State of Delaware Section 143, the Board of Directors, acting alone, shall have the authority to approve any loan or guaranty to an officer, whether or not a Director, and to approve an employee benefit plan authorizing such a loan or guaranty to an officer by a vote, sufficient without counting the vote of any interested Director or Directors, if the Board of Directors determines that such a loan or guaranty or employee benefit plan may reasonably be expected to benefit the Corporation.

Section 3.2 NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of directors shall be not less than five (5) nor more than nine (9), the exact number of which shall be fixed by a bylaw duly adopted by the stockholders or the Board of Directors.

         The number of directors of the Corporation shall be seven (7) until changed by a bylaw duly adopted by the stockholders or by the Board of Directors amending this Section 3.2.

Section 3.3 ELECTION AND TERM OF OFFICE. The directors shall be elected at each annual meeting of stockholders but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. All directors shall hold office until their respective successors are elected, subject to the General Corporation Law of the State of Delaware and the provisions of these bylaws with respect to vacancies on the Board.

Section 3.4 VACANCIES. A vacancy in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any director, if a director has been declared of unsound mind by order of court or convicted of a felony, if the authorized number of directors be increased, or if the stockholders fail, at any annual or special meeting of stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

         Vacancies in the Board of Directors may be filled by a vote of the majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the stockholders.

         The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent shall require the consent of holders of a majority of the outstanding shares entitled to vote.



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         Directors chosen in accordance with this Section 3.4 shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified.

         Any director may resign effective upon giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors of the Corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have power to appoint or elect a successor to take office when the resignation is to become effective.

         No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his or her term of office.

Section 3.5 PLACE OF MEETING. Regular meetings of the Board of Directors shall be held at any place within or without the State which has been designated from time to time by resolution of the Board or by written consent of all members of the Board. In the absence of such designation, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Board may be held either at a place so designated or at the principal executive office.

Section 3.6 ORGANIZATION MEETING. Immediately following each annual meeting of stockholders, the Board of Directors shall hold a regular meeting at the place of said annual meeting or at such other place as shall be fixed by the Board of Directors, for the purpose of organization, election of officers, and the transaction of other business. Call and notice of such meetings are hereby dispensed with.

Section 3.7 OTHER REGULAR MEETINGS. Other regular meetings of the Board of Directors shall be held without call as provided in a resolution adopted by the Board of Directors from time to time; provided, however, should said day fall upon a legal holiday, then said meeting shall be held at the same time on the next day thereafter ensuing which is a full business day. Notice of all such regular meetings of the Board of Directors is hereby dispensed with.

Section 3.8 SPECIAL MEETINGS. Special meetings of the Board of Directors for any purpose or purposes shall be called at any time by the Chairman of the Board, the President, any Vice President, the Secretary or by any two directors.

         Written notice of the time and place of special meetings shall be delivered personally to each director or communicated to each director by telephone, email, facsimile or by telegraph or mail, charges prepaid, addressed to him or her at his or her address as it is shown upon the records of the Corporation or, if it is not so shown on such records or is not readily ascertainable, at the place at which the meetings of the directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail in the place in which the principal executive office of the Corporation is located at least two days prior to the time of holding the meeting. In case such notice is delivered, personally or by telephone, email, facsimile or telegraph, as above provided, it shall be so delivered at least twenty-four hours (or, in the case of telephone or email, twelve hours) prior to the time of the holding of the meeting. Such mailing, telegraphing, facsimile transmission or delivery, personally, by facsimile, email or by telephone, as above provided, shall be due, legal and personal notice to such director.

Section 3.9 ACTION WITHOUT MEETING. Any action by the Board of Directors may be taken without a meeting if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board and shall have the same force and effect as a unanimous vote of such directors.



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Section 3.10 ACTION AT A MEETING; QUORUM AND REQUIRED VOTE. Presence of a
majority of the authorized number of directors at a meeting of the Board of Directors constitutes a quorum for the transaction of business, except as hereinafter provided. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting as permitted in the preceding sentence constitutes presence in person at such meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number, or the same number after disqualifying one or more directors from voting, is required by law, by the certificate of incorporation, or by these bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting.

Section 3.11 VALIDATION OF DEFECTIVELY CALLED OR NOTICED MEETINGS. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present or who, though present, has, prior to the meeting or at its commencement, protested the lack of proper notice to him or her, signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.12 ADJOURNMENT. A quorum of the directors may adjourn any directors' meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum a majority of the directors present at any directors' meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board and no further notice thereof need be given other than announcement of the meeting so adjourned.

Section 3.13 NOTICE OF ADJOURNMENT. If the meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment. Otherwise notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

Section 3.14 FEES AND COMPENSATION. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board.

                                    SECTION 4

                                    OFFICERS

Section 4.1 OFFICERS. The officers of the Corporation shall be a President, a Secretary and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board of Directors, a Chief Executive Officer, a Chairman of the Board, one or more vice chairmen, one or more vice presidents, one or more assistant secretaries and such other officers as may be appointed in accordance with the provisions of Section 3 of these bylaws. One person may hold two or more offices, except that no person shall hold the offices of President and Secretary.

Section 4.2 ELECTION. The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of these bylaws, shall be chosen annually by the



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Board of Directors, and each shall hold his/her office until he or she shall resign or shall be removed or otherwise disqualified to serve, or his or her successor shall be elected and qualified.

Section 4.3 SUBORDINATE OFFICERS, ETC. The Board of Directors and the President may appoint such other officers as the business of the Corporation may require, each of whom shall hold office, for such period, have such authority and perform such duties as are provided in the bylaws or as the Board of Directors may from time to time determine.

Section 4.4 REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Board of Directors, at any regular or special meeting thereof, or, except in case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors (subject, in each case, to the rights, if any, of an officer under any contract of employment).

         Any officer may resign at any time by giving written notice to the Board of Directors or to the President, or to the Secretary of the Corporation, without prejudice, however, to the rights, if any, of the Corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.5 VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the bylaws for regular appointments to such office.

Section 4.6 CHAIRMAN OF THE BOARD. The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or prescribed by the bylaws.

Section 4.7 CHIEF EXECUTIVE OFFICER. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board or any Vice-Chairman of the Board, if there be any such officer, the Chief Executive Officer shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation and shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of a Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the bylaws.

Section 4.8 PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, Vice Chairman or the Chief Executive Officer, if there be any such officer, the president shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. The President shall be ex officio a member of all the standing committees, including the executive committee, if any, and shall have the general powers and duties of management usually vested in the office of President of a Corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the bylaws.

Section 4.9 VICE PRESIDENT. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board of Directors or, if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the president, and when so acting shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors or the bylaws.

Section 4.10 SECRETARY. The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the principal executive office and such other place as the Board of Directors may order, a book of minutes of actions taken at all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of shares present or represented at stockholders' meetings, and the proceedings thereof.

         The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation's transfer agent, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

         The Secretary shall give, or cause to be given, notice of all the meetings of the stockholders and of the Board of Directors required by the bylaws or by law to be given, and he or she shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the bylaws.

Section 4.11 CHIEF FINANCIAL OFFICER. The Chief Financial Officer of the Corporation shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and shares. Any surplus, including earned surplus, paid in surplus and surplus arising from a reduction of stated capital, shall be classified according to source and shown in a separate account. The books of account shall at all reasonable times be open to inspection by any director.

         The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the president and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the bylaws.

                                    SECTION 5

                                  MISCELLANEOUS

Section 5.1 RECORD DATE. The Board of Directors may fix a time (not preceding the date upon which the resolution fixing such date is adopted by the Board of Directors) as a record date for the determination of the stockholders entitled to notice of and to vote at any meeting of stockholders or adjournment thereof or entitled to give consent to corporate action in writing without a meeting (in which case the date may not be more than ten (10) days after the date of adoption of the resolutions fixing the record date by the Board of Directors), to receive any report, to receive any dividend or distribution, or any allotment of rights, or to exercise rights in respect to any change, conversion or exchange of shares. The record date so fixed shall be not more than sixty (60) days nor less than ten (10) days prior to the date of any meeting, nor more than sixty (60) days prior to any other event for the purposes of which it is fixed. When a record date is so fixed, only stockholders of record on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive a dividend, distribution or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided in the certificate of incorporation or bylaws.

Section 5.2 CHECKS, DRAFTS, ETC. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board of Directors.

Section 5.3 CERTIFICATE FOR SHARES. Every holder of shares in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman or Vice Chairman of the Board or the President or Vice President and by the Chief Financial Officer or an Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the stockholder. Any of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

         Transfers of stock shall be made only upon the books of the Corporation by the holder, in person or by duly authorized attorney, and on the surrender of the certificate or certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The Board of Directors shall have the power to make all such rules and regulations, not inconsistent with the Certificate of Incorporation and these Bylaws and the General Corporation Law of the State of Delaware, as the Board of Directors may deem appropriate concerning the issue, transfer and registration of certificates for stock of the Corporation. The Board of Directors may appoint one or more transfer agents or registrars of transfers, or both, and may require all stock certificates to bear the signature of either or both.

         The Corporation may issue a new stock certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or his or her legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate. The Board of Directors may require such owner to satisfy other reasonable requirements as it deems appropriate under the circumstances.

Section 5.4 CONSTRUCTION AND DEFINITIONS. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of the foregoing, the masculine gender includes the feminine and neuter, the singular number includes the plural and the plural number includes the singular, and the term "person" includes a corporation or other legal entity as well as a natural person.

                                    SECTION 6

     INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS

Section 6.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement
Income Security Act of 1974, as amended, and amounts paid or to be paid in. settlement) reasonably incurred by such indemnitee in connection therewith; PROVIDED, HOWEVER, that except as provided in Section 6.3 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 6.2 RIGHT TO ADVANCEMENT OF EXPENSES. The right to indemnification conferred in Section 6.1 shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); PROVIDED, HOWEVER, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this
Section 6.2 or otherwise.

Section 6.3 RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Section 6.1 or
Section 6.2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right of an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual. determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden. of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Section 6 or otherwise shall be on the Corporation.

Section 6.4 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement of expenses conferred in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, provision of these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

 Section 6.6 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or lass, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Section 6.6 INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section 6 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 6.7 CONTRACT RIGHTS. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                                    SECTION 7

                                   AMENDMENTS

Section 7.1 POWER OF STOCKHOLDERS. New bylaws may be adopted or these bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of stockholders entitled to vote such shares, except as otherwise provided by law or by the certificate of incorporation.

Section 7.2 POWER OF DIRECTORS. Subject to the right of stockholders as provided in Section 7.1 to adopt, amend or repeal bylaws, other than a bylaw or amendment thereof changing the authorized number of directors, may be adopted, amended or repealed by the Board of Directors.

                                    EXHIBIT G

             THE RIGHT START, INC.'S PROPOSED 2001 STOCK OPTION PLAN

                              THE RIGHT START, INC.

                            2001 STOCK INCENTIVE PLAN

                                TABLE OF CONTENTS

                                                                            PAGE
ARTICLE I             PLAN....................................................1

         1.1      Purpose.....................................................1
         1.2      Term of Plan................................................1

ARTICLE II            DEFINITIONS.............................................2

         2.1      Affiliate...................................................2
         2.2      Award.......................................................2
         2.3      Board.......................................................2
         2.4      Code........................................................2
         2.5      Committee...................................................2
         2.6      Company.....................................................2
         2.7      Disability..................................................2
         2.8      Employee....................................................2
         2.9      Exchange Act................................................2
         2.10     Fair Market Value...........................................3
         2.11     Holder......................................................3
         2.12     Incentive Option............................................3
         2.13     Mature Shares...............................................3
         2.14     Non-Employee Director.......................................3
         2.15     Nonqualified Option.........................................3
         2.16     Option......................................................3
         2.17     Option Agreement............................................3
         2.18     Plan........................................................3
         2.19     Restricted Stock............................................3
         2.20     Restricted Stock Agreement..................................3
         2.21     Restricted Stock Award......................................3
         2.22     Retirement..................................................3
         2.23     Stock.......................................................3
         2.24     Ten Percent Stockholder.....................................3

ARTICLE III           ELIGIBILITY.............................................5


ARTICLE IV            GENERAL PROVISIONS RELATING TO AWARDS...................6

         4.1      Authority to Grant Awards...................................6
         4.2      Dedicated Shares; Maximum Awards............................6
         4.3      Non-Transferability.........................................6
         4.4      Requirements of Law.........................................6
         4.5      Changes in the Company's Capital Structure..................7
         4.6      Election Under Section 83(b) of the Code....................9


                                      -i-


                                                                            PAGE
ARTICLE V             OPTIONS................................................11

         5.1      Type of Option.............................................11
         5.2      Exercise Price.............................................11
         5.3      Duration of Options........................................11
         5.4      Amount Exercisable.........................................13
         5.5      Exercise of Options........................................13
         5.6      Substitution Options.......................................14
         5.7      No Rights as Stockholder...................................14

ARTICLE VI            RESTRICTED STOCK AWARDS................................15

         6.1      Restricted Stock Awards....................................15
         6.2      Holder's Rights as Stockholder.............................15

ARTICLE VII           ADMINISTRATION.........................................16

ARTICLE VIII          AMENDMENT OR TERMINATION OF PLAN.......................17

ARTICLE IX            MISCELLANEOUS..........................................18

         9.1      No Establishment of a Trust Fund...........................18
         9.2      No Employment or Affiliation Obligation....................18
         9.3      Forfeiture.................................................18
         9.4      Tax Withholding............................................18
         9.5      Written Agreement..........................................19
         9.6      Indemnification of the Committee...........................19
         9.7      Gender.....................................................20
         9.8      Headings...................................................20
         9.9      Other Compensation Plans...................................20
         9.10     Other Options or Awards....................................20
         9.11     Governing Law..............................................20

                                   ARTICLE I

                                      PLAN

         1.1 PURPOSE. The Plan is intended to advance the best interests of the Company and its stockholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or any of its Affiliates.

         1.2 TERM OF PLAN. No Award shall be granted under the Plan after November 1, 2011. The Plan shall remain in effect until all Awards under the Plan have been satisfied or expired.

                                   ARTICLE II

                                   DEFINITIONS

         The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

         2.1 "AFFILIATE" means any parent corporation and any subsidiary corporation. The term "parent corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term "subsidiary corporation" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         2.2 "AWARD" means any Incentive Option, Nonqualified Option or Restricted Stock Award granted under the Plan.

         2.3 "BOARD" means the board of directors of the Company.

         2.4 "CODE" means the Internal Revenue Code of 1986, as amended.

         2.5 "COMMITTEE" means a committee of at least two persons appointed by the Board, or, to the extent it chooses to operate as the Committee, the Board.

         2.6 "COMPANY" means The Right Start, Inc., a California corporation or any successor (by reincorporation, merger or otherwise).

         2.7 "DISABILITY" means a medically determinable mental or physical impairment which, in the opinion of a physician selected by the Committee, shall prevent the Holder from engaging in any substantial gainful activity and which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and which: (a) was not contracted, suffered or incurred while the Holder was engaged in, or did not result from having engaged in, a felonious criminal enterprise; (b) did not result from alcoholism or addiction to narcotics; (c) did not result from an injury incurred while a member of the Armed Forces of the United States for which the Holder receives a military pension; and (d) did not result from an intentionally self-inflicted injury.

         2.8 "EMPLOYEE" means a person employed by the Company or any Affiliate as a common law employee.

         2.9 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         2.10 "FAIR MARKET VALUE" of the Stock as of any date means the closing price of the Stock on such date, or, if the Stock was not traded on such date, on the immediately preceding day that the Stock was so traded. However, if the Stock is not listed on a securities exchange or quotation system, the Fair Market Value will be an amount determined by the Committee.

         2.11 "HOLDER" means a person who has been granted an Award or any person who is entitled to receive stock under an Award.

         2.12 "INCENTIVE OPTION" means an Option granted under the Plan which is designated as an "Incentive Option" and satisfies the requirements of section 422 of the Code.

         2.13 "MATURE SHARES" means shares of Stock that the Holder has held for at least six months.

         2.14 "NON-EMPLOYEE DIRECTOR" means any duly elected member of the Board who is not an Employee.

         2.15 "NONQUALIFIED OPTION" means an Option granted under the Plan other than an Incentive Option.

         2.16 "OPTION" means either an Incentive Option or a Nonqualified Option granted under the Plan to purchase shares of Stock.

         2.17 "OPTION AGREEMENT" means the written agreement which sets out the terms of an Option.

         2.18 "PLAN" means The Right Start, Inc. 2001 Stock Incentive Plan, as set forth in this document and as it may be amended from time to time.

         2.19 "RESTRICTED STOCK" means stock awarded or purchased under the Plan pursuant to a Restricted Stock Agreement.

         2.20 "RESTRICTED STOCK AGREEMENT" means the written agreement which sets out the terms of a Restricted Stock Award.

         2.21 "RESTRICTED STOCK AWARD" means an Award of Restricted Stock.

         2.22 "RETIREMENT" means the termination of an Employee's employment relationship with the Company and all Affiliates after attaining the age of 55.

         2.23 "STOCK" means the common stock of the Company, no par value, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

         2.24 "TEN PERCENT STOCKHOLDER" means an individual who, at the time the Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock or series of the Company or of any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust, shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

                                   ARTICLE III

                                   ELIGIBILITY

         The individuals who shall be eligible to receive Incentive Options shall be those key Employees of the Company or any of its Affiliates as the Committee shall determine from time to time. The individuals who shall be eligible to receive Awards other than Incentive Options shall be those persons, including Employees, consultants, advisors and directors, who have substantial responsibility for the management and growth of the Company or any of its Affiliates as the Committee shall determine from time to time.

                                   ARTICLE IV

                      GENERAL PROVISIONS RELATING TO AWARDS

         4.1 AUTHORITY TO GRANT AWARDS. The Committee may grant Awards to those key Employees of the Company or any of its Affiliates and other eligible persons as it shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock to be covered by any Award to be granted to any person shall be as determined by the Committee.

         4.2 DEDICATED SHARES; MAXIMUM AWARDS. The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 1,722,619. Such shares of Stock may be treasury shares or authorized but unissued shares. The maximum number of shares of Stock with respect to which Options may be granted under the Plan is 1,722,619 shares. The maximum number of shares of Stock with respect to which Restricted Stock Awards may be granted under the Plan is 1,722,619 shares. The maximum number of shares with respect to which Options which may be granted to any person under the Plan during any calendar year is 2,000,000 shares. If a Holder's Option is cancelled, the cancelled Option continues to be counted against the maximum number of shares of Stock for which Options may be granted to the Holder under the Plan. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. If any outstanding Award expires or terminates for any reason or any Award is surrendered, the shares of Stock allocable to the unexercised portion of that Award may again be subject to an Award granted under the Plan.

         4.3 NON-TRANSFERABILITY. Incentive Options shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder's lifetime, only by him or her. Except as specified in the applicable Award agreements or in domestic relations court orders, Awards other than Incentive Options shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder's lifetime, only by him or her. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award agreement may terminate the Award.

         4.4 REQUIREMENTS OF LAW. The Company shall not be required to sell or issue any Stock under any Award if issuing that Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder of that Award will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable on exercise of an Option or pursuant to any other Award is not registered, the

Company may imprint on the certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or vesting under an Award, or the issuance of shares pursuant thereto, to comply with any law or regulation of any governmental authority.

         4.5 CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

                  (a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or its rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (b) If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation for money, services or property, then (i) the number, class or series and per share price of shares of Stock subject to outstanding Options under this Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option, for the same aggregate cash consideration, the equivalent total number and class or series of shares the Holder would have received had the Holder exercised his or her Option in full immediately prior to the event requiring the adjustment, and (ii) the number and class or series of shares of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of shares of Stock then reserved, that number and class or series of shares of Stock that would have been received by the owner of an equal number of outstanding shares of each class or series of Stock as the result of the event requiring the adjustment.

                  (c) If while unexercised Options remain outstanding under the Plan (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (iii) the Company is to be dissolved or (iv) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury Regulations) that is not described in clauses (i), (ii) or (iii) of this sentence (each such event is referred to herein as a "Corporate Change"), then, except as otherwise provided in an Option Agreement (provided that such exceptions shall not apply in the case of a reincorporation merger) or as a result of the Board's effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Option then outstanding may be exercised, and no later than ten days after the approval by the stockholders of the Company of such Corporate Change, the Board, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Options held by any individual Holder (provided that, with respect to a reincorporation merger in which holders of the Company's common stock will receive one share of the common stock of the successor corporation for each share of the Company's common stock, none of such alternatives shall apply and, without Board action, each option and share of Restricted Stock shall automatically convert into an option or share of restricted stock of the successor corporation exercisable, in the case of an option, for the same number of shares of common stock of the successor as the Option was exercisable for shares of common stock of the Company).

                           (1) accelerate the time at which some or all of the
                  Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Board, after which specified date all such Options that remain unexercised and all rights of Holders thereunder shall terminate;

                           (2) require the mandatory surrender to the Company by
                  all or selected Holders of some or all of the then outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of this Plan or the Option Agreements evidencing such Options) as of a date, before or after such Corporate Change, specified by the Board, in which event the Board shall thereupon cancel such Options and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such Options for such shares;

                           (3) with respect to all or selected Holders, have
                  some or all of their then outstanding Options (whether vested or unvested) assumed or have a new Option substituted for some or all of their then outstanding Options (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the shares subject to the Option immediately after the assumption or substitution over the aggregate exercise price of such shares is equal to the excess of the aggregate fair market value of all shares subject to the Option immediately before such assumption or substitution over the aggregate exercise price of such shares, and (B) the assumed rights under such existing Option or the substituted rights under such new Option as the case may be will have the same terms and conditions as the rights under the existing Option assumed or substituted for, as the case may be;

                           (4) provide that the number and class or series of
                  shares of Stock covered by an Option (whether vested or unvested) theretofore granted shall be adjusted so that such Option when exercised shall thereafter cover the number and class or series of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Option; or

                           (5) make such adjustments to Options then outstanding
                  as the Board deems appropriate to reflect such Corporate Change (provided, however, that the Board may determine in its sole and absolute discretion that no such adjustment is necessary).

                  In effecting one or more of alternatives (3), (4) or (5) above, and except as otherwise may be provided in an Option Agreement, the Board, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Options then outstanding may be exercised.

                  (d) In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Option and not otherwise provided for by this Section 4.5, any outstanding Options and any agreements evidencing such Options shall be subject to adjustment by the Board in its sole and absolute discretion as to the number and price of shares of stock or other consideration subject to such Options. In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Board, whose determination shall be conclusive.

                  (e) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Holder shall be entitled to have his Restricted Stock appropriately adjusted based on the manner the Stock was adjusted under the terms of the agreement of merger or consolidation.

                  (f) The issuance by the Company of shares of stock of any class or series, or securities convertible into, or exchangeable for, shares of stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of shares or obligations of the Company convertible into, or exchangeable for, shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Options or Restricted Stock Awards.

         4.6 ELECTION UNDER SECTION 83(b) OF THE CODE. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him or her under the Plan.

                                    ARTICLE V

                                     OPTIONS

         5.1 TYPE OF OPTION. The Committee shall specify in an Option Agreement whether a given Option is an Incentive Option or a Nonqualified Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value (determined as of the time an Incentive Option is granted) of the Stock with respect to which incentive stock options first become exercisable by an Employee during any calendar year (under the Plan and any other incentive stock option plan(s) of the Company or any Affiliate) exceeds $100,000, the Incentive Option shall be treated as a Nonqualified Option. In making this determination, incentive stock options shall be taken into account in the order in which they were granted.

         5.2 EXERCISE PRICE. The price at which Stock may be purchased under an Option shall not be less than 100 percent of the Fair Market Value of the shares of Stock on the date the Option is granted. In the case of any Ten Percent Stockholder, the price at which shares of Stock may be purchased under an Incentive Option shall not be less than 110 percent of the Fair Market Value of the Stock on the date the Incentive Option is granted.

         5.3 DURATION OF OPTIONS. An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in Section 5.3(a), or
(ii) the period of time specified herein that follows the Holder's Retirement, Disability, death or other severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates. Unless the Holder's Option Agreement specifies otherwise, an Option shall not continue to vest after the severance of the employment or affiliation relationship between the Company and all Affiliates.

                  (a) GENERAL TERM OF OPTION. Unless the Option Agreement specifies a shorter general term, an Option shall expire on the tenth anniversary of the date the Option is granted. Notwithstanding the foregoing, unless the Option Agreement specifies a shorter general term, in the case of an Incentive Option granted to a Ten Percent Stockholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

                  (b) EARLY TERMINATION OF OPTION DUE TO SEVERANCE OF EMPLOYMENT OR AFFILIATION RELATIONSHIP (OTHER THAN FOR DEATH, DISABILITY OR RETIREMENT). Except as may be otherwise expressly provided in an Option Agreement, (i) an Option that has been granted to a person other than a Non-Employee Director and that has been in effect for at least two years shall terminate on the earlier of the date of the expiration of the general term of the Option or one day less than three months after the date of the termination of the employment or affiliation relationship between the Holder and the Company and all Affiliates for any reason other than the death, Disability or Retirement of the Holder, and (ii) an Option that has been granted to a person other than a Non-Employee Director and that has been in effect for less than two years shall terminate on the earlier of the date of the expiration of the general term of the Option or 30 days after the date of the termination of the employment or affiliation relationship between the Holder and the Company and all Affiliates for any reason other than the death, Disability or Retirement of the Holder, during which period the Holder shall be entitled to exercise the Option in respect of the number of shares that the Holder would have been entitled to purchase had the Holder exercised the Option on the date of such termination of employment or affiliation. Whether authorized leave of absence, absence on military or government service, or any other absence from service shall constitute a termination of the employment or affiliation relationship between the Holder and the Company and all Affiliates shall be determined by the Committee at the time thereof.

                  Except as may be otherwise expressly provided in an Option Agreement, an Option that has been granted to a Non-Employee Director shall terminate on the earlier of the date of the expiration of the general term of the Option or 90 days after the Non-Employee Director is no longer a director of the Company for any reason other than the death or Disability of the Holder.

                  (c) EARLY TERMINATION OF OPTION DUE TO DEATH. Unless the Option Agreement specifies otherwise, in the event of the severance of the employment or affiliation relationship between the Holder and the Company and all Affiliates due to death before the date of expiration of the general term of the Option, the Holder's Option shall terminate on the earlier of the date of expiration of the general term of the Option or 180 days after the Holder's death.

                  (d) EARLY TERMINATION OF OPTION DUE TO DISABILITY. With respect to an Option granted to a person other than a Non-Employee Director, unless the Option Agreement specifies otherwise, in the event of the severance of the employment or affiliation relationship between the Holder who is an Employee and the Company and all Affiliates due to Disability before the date of the expiration of the general term of the Option, the Option shall terminate on the earlier of the expiration of the general term of the Option or 90 days after the termination of the employment relationship between the Holder and the Company and all Affiliates due to Disability.

                  With respect to an Option granted to a Non-Employee Director, unless the Option Agreement specifies otherwise, in the event of the severance of the affiliation relationship between the Holder who is a Non-Employee Director and the Company due to Disability before the date of the expiration of the general term of the Option, the Option shall terminate on the earlier of the expiration of the general term of the Option or 180 days after the termination of the affiliation relationship between the Holder and the Company due to Disability.

                  (e) EARLY TERMINATION OF OPTION DUE TO RETIREMENT. Unless the Option Agreement specifies otherwise, if the Holder is an Employee and the employment relationship between the Holder and the Company and all Affiliates terminates by reason of Retirement, the Holder's Option shall terminate on the earlier of the expiration of the general term of the Option or one day less than three months after the date of the Holder's termination of employment due to Retirement.

         After the death of the Holder, the Holder's executors, administrators or any person or persons to whom the Holder's Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the Holder would have been entitled to exercise if the Holder exercised the Option prior to the Holder's death.

         5.4 AMOUNT EXERCISABLE. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Option Agreement in its sole discretion.

         5.5 EXERCISE OF OPTIONS. Each Option shall be exercised by the delivery of written notice to the Committee setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with: (a) cash, certified check, bank draft or postal or express money order payable to the order of the Company for an amount equal to the exercise price under the Option,
(b) Mature Shares with a Fair Market Value on the date of exercise equal to the exercise price under the Option, (c) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company or the Committee) or (d) except as specified below, any other form of payment which is acceptable to the Committee, and specifying the address to which the certificates for the shares are to be mailed. As promptly as practicable after receipt of written notification and payment, the Company shall deliver to the Holder certificates for the number of shares with respect to which the Option has been exercised, issued in the Holder's name. If Mature Shares are used for payment by the Holder, the aggregate Fair Market Value of the shares of Stock tendered must be equal to or less than the aggregate exercise price of the shares being purchased upon exercise of the Option, and any difference must be paid by cash, certified check, bank draft or postal or express money order payable to the order of the Company. Delivery of the shares shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the Holder, at the address specified by the Holder.

         Whenever an Option is exercised by exchanging Mature Shares owned by the Holder, the Holder shall deliver to the Company certificates registered in the name of the Holder representing a number of shares of Stock legally and beneficially owned by the Holder, free of all liens, claims and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by the certificates (with signature guaranteed by a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange). The delivery of certificates upon the exercise of Options is subject to the condition that the person exercising the Option provide the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition.

         The Committee may permit a Holder to elect to pay the exercise price upon exercise of an Option by authorizing a third-party broker to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise.

         The Committee shall not permit a Holder to pay such Holder's exercise price upon the exercise of an Option by having the Company reduce the number of shares of Stock that will be delivered to the Holder pursuant to the exercise of the Option. In addition, the Committee shall not permit a Holder to pay such Holder's exercise price upon the exercise of an Option by using shares of Stock other than Mature Shares.

         An Option may not be exercised for a fraction of a share of Stock.

         5.6 SUBSTITUTION OPTIONS. Options may be granted under the Plan from time to time in substitution for stock options held by employees of other corporations who are about to become employees of or affiliated with the Company or any Affiliate as the result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of the employing corporation, or the acquisition by the Company or any Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate of the Company. The terms and conditions of the substitute Options granted may vary from the terms and conditions set out in the Plan to the extent the Committee, at the time of grant, may deem appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

         5.7 NO RIGHTS AS STOCKHOLDER. No Holder shall have any rights as a stockholder with respect to Stock covered by such Holder's Option until the date a stock certificate is issued for the Stock.

                                   ARTICLE VI

                             RESTRICTED STOCK AWARDS

         6.1 RESTRICTED STOCK AWARDS. The Committee may make Awards of Restricted Stock to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder's rights with respect to shares of Restricted Stock, the Committee may issue such instructions to the Company's stock transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions.

         Each Restricted Stock Award shall be evidenced by a Restricted Stock Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

         6.2 HOLDER'S RIGHTS AS STOCKHOLDER. Subject to the terms and conditions of the Plan, each Holder receiving a certificate for Restricted Stock shall have all the rights of a stockholder with respect to the shares of Stock included in the Stock Award during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares, if unrestricted shares of the same class have the right to vote. Dividends paid with respect to shares of Restricted Stock in cash or property other than stock in the Company or rights to acquire stock in the Company shall be paid to the Holder currently. Dividends paid in stock in the Company or rights to acquire stock in the Company shall be added to and become a part of the Restricted Stock.

                                  ARTICLE VII

                                 ADMINISTRATION

         The Plan shall be administered by the Committee. All questions of interpretation and application of the Plan and Awards shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. The Plan shall be administered in such a manner as to permit the Options which are designated to be Incentive Options to qualify as Incentive Options. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities, to:

                  (a) determine the persons to whom and the time or times at which Awards will be made;

                  (b) determine the number of shares and the exercise price of Stock covered in each Award, subject to the terms of the Plan;

                  (c) determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan;

                  (d) accelerate the time at which any outstanding Option may be exercised, or Restricted Stock Award will vest;

                  (e) define the effect, if any, on an Award of the death, disability, retirement or termination of employment or affiliation relationship between the Holder and the Company and Affiliates;

                  (f) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and

                  (g) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

         The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of the Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.

                                  ARTICLE VIII

                        AMENDMENT OR TERMINATION OF PLAN

         The Board or the Committee may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to maintain the status of any Incentive Option under the Code, no amendment that would change the aggregate number of shares of Stock which may be issued under Incentive Options, or change the class of Employees eligible to receive Incentive Options shall be made without the approval of the Company's stockholders. Subject to the preceding sentence, the Board shall have the power to make any changes in the Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under the Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 NO ESTABLISHMENT OF A TRUST FUND. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. All Holders shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under the Plan.

         9.2 NO EMPLOYMENT OR AFFILIATION OBLIGATION. The granting of any Option or Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Option or Award has been granted to him.

         9.3 FORFEITURE. Notwithstanding any other provisions of the Plan, if the Committee finds by a majority vote after full consideration of the facts that the Holder, before or after termination of such Holder's employment or affiliation relationship with the Company or an Affiliate for any reason committed or engaged in willful misconduct, gross negligence, a breach of fiduciary duty, fraud, embezzlement, theft, a felony, a crime involving moral turpitude or proven dishonesty in the course of such Holder's employment by or affiliation with the Company or an Affiliate, the Holder shall forfeit all outstanding Restricted Stock Awards and Options, and all exercised Options if the Company has not yet delivered a stock certificate to the Holder with respect thereto. The decision of the Committee shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Holder by the Company or an Affiliate in any manner.

         9.4 TAX WITHHOLDING. Except with respect to each Holder who is a Non-Employee Director, the Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state or local tax law to be withheld with respect to the grant or exercise of an Option, or lapse of restrictions on Restricted Stock. In the alternative, the Company may require the Holder of an Award to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within ten days after the date of exercise or lapse of restrictions. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of shares of Stock issued to the Holder upon such Holder's exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares held back shall not exceed the Company's or the Affiliate's minimum statutory withholding tax obligations. The Committee may, in its discretion, permit a Holder to satisfy any tax withholding obligations arising upon the vesting of Restricted Stock by delivering to the Holder of the Restricted Stock Award a reduced number of shares of Stock in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of vesting of shares of Restricted Stock, the Company shall
(i) calculate the amount of the Company's or an Affiliate's minimum statutory tax withholding obligation on the assumption that all such vested shares of Restricted Stock are made available for delivery, (ii) reduce the number of such shares made available for delivery so that the Fair

Market Value of the shares withheld on the vesting date approximates the amount of tax the Company or an Affiliate is obliged to withhold and (iii) in lieu of the withheld shares, remit cash to the United States Treasury and other applicable governmental authorities, on behalf of the Holder, in the amount of the withholding tax due. The Company shall withhold only whole shares of Stock to satisfy its withholding obligation. Where the Fair Market Value of the withheld shares does not equal the Company's withholding tax obligation, the Company shall withhold shares with a Fair Market Value slightly less than the amount of its withholding obligation and the Holder of the Restricted Stock Award must satisfy the remaining withholding obligation in some other manner permitted under this Section 9.4. The withheld shares of Restricted Stock not made available for delivery by the Company shall be retained as treasury stock or will be cancelled and, in either case, the Holder's right, title and interest in such Restricted Stock shall terminate. The Company shall have no obligation upon exercise of any Option or lapse of restrictions on Restricted Stock until the Company or an Affiliate has received payment sufficient to cover all tax withholding amounts due with respect to that exercise. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

         9.5 WRITTEN AGREEMENT. Each Award shall be embodied in a written agreement which shall be subject to the terms and conditions of the Plan and shall be signed by the Holder and by a member of the Committee on behalf of the Committee and the Company or an executive officer of the Company, other than the Holder, on behalf of the Company. The agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms of the Plan.

         9.6 INDEMNIFICATION OF THE COMMITTEE. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further action on his or her part to indemnity from the Company for, all expenses (including attorney's fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by such member in connection with or arising out of any action, suit or proceeding in which such member may be involved by reason of such member being or having been a member of the Committee, whether or not he or she continues to be a member of the Committee at the time of incurring the expenses, including, without limitation, matters as to which such member shall be finally adjudged in any action, suit or proceeding to have been negligent in the performance of such member's duty as a member of the Committee. However, this indemnity shall not include any expenses incurred by any member of the Committee in respect of matters as to which such member shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a member of the Committee. In addition, no right of indemnification under the Plan shall be available to or enforceable by any member of the Committee unless, within 60 days after institution of any action, suit or proceeding, such member shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and shall be in addition to all other rights to which a member of the Committee may be entitled as a matter of law, contract or otherwise.

         9.7 GENDER. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

         9.8 HEADINGS. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms of the Plan.

         9.9 OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees.

         9.10 OTHER OPTIONS OR AWARDS. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

         9.11 GOVERNING LAW. The provisions of the Plan shall be construed, administered and governed under the laws of the State of Delaware.

                                   EXHIBIT H
  THE RIGHT START, INC.'S FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001

                        [Exhibits Intentionally Omitted]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                    FORM 10-K

                        FOR ANNUAL AND TRANSITION REPORTS
                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
(X) Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)

                   For the fiscal year ended February 3, 2001

( ) Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Transition Period from _________________ to _______________.

                         Commission file number 0-19536

                              THE RIGHT START, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

              California                              95-3971414
              ----------                              ----------
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)

      5388 Sterling Center Dr., Westlake Village, California     91361
      ------------------------------------------------------  ----------
          (Address of principal executive offices)            (Zip code)

               Registrant's telephone number, including area code
                                 (818) 707-7100
                                 --------------

Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                           --------------------------


Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.     Yes X  No
                                                 ---   ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.   [  ]

As of April 20, 2001, approximately 2,983,595 shares of the Registrant's Common Stock held by non-affiliates were outstanding and the aggregate market value of such shares was approximately $4,624,572.

As of April 20, 2001 there were outstanding 5,617,275 shares of Common Stock, no par value, with no treasury stock.


                                     PART I


ITEM 1.  BUSINESS
- -------  --------

General
- -------

     The Right Start, Inc. (the "Company"), a California corporation, is a specialty retailer of high quality developmental, educational and care products for infants and children. Information presented as of and for the period ended January 29, 2000 ("Fiscal 1999") reflects the consolidated results of the Company and RightStart.com Inc. ("RightStart.com"), which previously was our majority-owned subsidiary.

     RightStart.com was formed in April 1999 for the purpose of engaging in electronic commerce over the Internet. Effective May 1, 1999, we contributed our catalog assets to RightStart.com. On October 10, 2000, RightStart.com issued 2 million shares of common stock, which decreased our ownership interest in RightStart.com to 49.4%. The sale of common stock and associated corporate actions resulted in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with us. Accordingly, information as of and for the period ended February 3, 2001 ("Fiscal 2000") represents the results of operations and the financial position of The Right Start, Inc. only.

History
- -------

     We were formed as a catalog company in 1985 to capitalize upon growing trends towards the use of mail order catalogs and the demand for high quality infants' and children's goods. Until our formation, parents' alternatives were limited to low-service, mass merchandise stores or sparsely-stocked, high-priced infants' and children's specialty stores. To counter this, we offer a carefully screened comprehensive selection of infant and toddler products that we consider to be the "best of the best," that is, the safest, most durable, best designed and best valued items, in a full service setting. We currently select this kind of product from over 350 vendors worldwide.

     We then expanded our distribution channels beyond The Right Start Catalog and into specialty retail sales through The Right Start stores. Based on the results of the retail stores, our strategy evolved to include a reduction in The Right Start Catalog circulation and plans for a major retail expansion. While we have since transferred our catalog operations to our affiliate RightStart.com, we have grown to 63 retail stores in operation nationwide as of April 20, 2001.

Retail Store Operations and Market
- ----------------------------------

     As of April 20, 2001, we have 63 retail stores in operation. Twenty-six of these stores are located in large shopping malls and 37 are located in stand-alone locations or in local shopping centers, some of which are known as "lifestyle" centers because they include a mix of retailers of non-essential products. The stores' product mix includes a wide variety of items to meet the needs of parents of infants and small children up to age three, all presented within a store designed to provide a safe, baby-friendly environment for the shopping ease of parents. For the last three fiscal years approximately 27% of our revenues derived from sales of products in our travel category, such as car seats, strollers and their related accessories. Products sold in our child development category, such as musical items and toys designed to help stimulate and develop a child's sensory and motor skills, constituted approximately 22% of our revenues over the same three year period.

     The number of retail stores open reflects the rapid growth that we experienced in 1996 and 1997, during which period we opened 24 mall stores. After studying the results of both mall and street locations, we concluded that street-location stores provide our customers more convenient access and shopping since many are shopping with infants and small children. Further, street-location stores are more cost efficient to build and operate. Accordingly, we adopted a store opening plan that resulted in the opening of eight street-location stores in 1998, 13 street-location stores in 1999 and 11 street-location stores in 2000.

     As part of reevaluating store location strategy, in 1997 we determined that some of our existing mall locations were not performing at an acceptable level and implemented a closing plan for those stores. Nine mall stores were closed in 1998, one mall store was closed in 1999, and two mall stores were closed in 2000. We may close additional stores if we deem such a decision to be warranted and we can do so on what we determine is a cost effective basis. We expect to replace all or nearly all of our mall stores with street-location stores as our mall stores' leases expire.

     Our ability to open and operate new stores profitably is dependent on the identification and availability of suitable locations, the negotiation of acceptable lease terms, our financial resources, the successful hiring and training of store managers and our ability to control the operational aspects of growth. We intend to continue to open additional street-location stores in affluent neighborhoods that have a sufficient density of young families to fit our criteria and primarily in high traffic street locations.

Investment in RightStart.com
- ----------------------------

     RightStart.com is an affiliate that uses our brand name online and in its catalog business. As part of its formation we contributed assets comprising our catalog and online operations. In July 1999, RightStart.com raised $15 million in a private equity offering to third-party investors and used that money to build and market its catalog and online businesses.

     In January 2000, RightStart.com filed with the Securities and Exchange
Commission to make its initial public offering of common stock.   Due to
deteriorated market conditions, RightStart.com withdrew its filing in May 2000.

     On October 10, 2000, RightStart.com issued 1.6 million shares of common stock to a new investor (the "October Investor") and 0.4 million shares of common stock to an existing minority investor. The new issuance represented 18% of the shares outstanding after the issuance. Consequently, our percentage of common stock ownership of RightStart.com was reduced from 60.2% to 49.4%. The October Investor received a seat on the Board of Directors of RightStart.com. The current Board of Directors of RightStart.com is comprised of the October

Investor, a representative of one of RightStart.com's original minority investors, an affiliate of RightStart.com and the chief executive officer of RightStart.com who is also our chief executive officer. Additionally, the October Investor and existing investors, other than the Company, received certain participatory rights in the management of RightStart.com. The sale of common stock and the associated corporate actions resulted in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with our financial results.

     Accordingly, financial statements as of and for the period ended February 3, 2001, are presented on an unconsolidated basis retroactive to the beginning of the fiscal year.

     The operating losses of RightStart.com have been shown as a loss on investment. In connection with the deconsolidation of RightStart.com, we carry our investment in RightStart.com at zero. RightStart.com has insufficient cash to pay its creditors and has been in discussions to resolve the situation. Due to the uncertainty surrounding the ongoing viability of RightStart.com, we have provided an allowance for the potential uncollectability of $400,000 in connection with amounts owed by RightStart.com to us under a management services agreement between us and an additional $300,000 reserve for other costs and expenses associated with the investment. We are not obligated or committed, and do not intend, to fund any operating losses or obligations of RightStart.com.

     Under the equity method of accounting, the carrying value of an investment is normally adjusted on a periodic basis to recognize the investor's share of earnings and losses of the investee. The carrying value, however, generally is not reduced below zero and in that situation the equity method is, in effect, suspended. Accordingly, we will only make future adjustments to the carrying value of our investment in RightStart.com if and when RightStart.com reports net income in excess of its accumulated net losses during the period the equity method of accounting has been suspended, or if we make additional realizable advances to, or investments in, RightStart.com. We do not expect RightStart.com to report such excess net income.

     RightStart.com purchases inventory and services from us under a management
services agreement.   During Fiscal 2000 we had revenues of approximately $9.4
million from sales to RightStart.com. The income for services rendered under this agreement, which for Fiscal 2000 amounted to $405,000, is netted against general and administrative expenses. At February 3, 2001, we were owed $400,000 by RightStart.com. Due to the uncertainty surrounding the availability of capital for online retailers and ongoing viability of RightStart.com, the full amount of the receivable is reserved.

Marketing and Promotion
- -----------------------

     We have implemented a number of marketing programs to reinforce our brand name and increase customer awareness of our new store locations. These programs include advertisements in the yellow pages and on register receipts, direct mail and e-mail campaigns, promotions with manufacturers and local efforts aimed at community organizations and merchants.

     We have also taken advantage of the cross-promotional opportunities that exist between our retail stores and RightStart.com's online stores. We promote RightStart.com in our retail stores through in-store signage. RightStart.com promotes our physical stores by promoting our policy of taking returns of goods purchased through RightStart.com, a store location listing in RightStart.com's online stores and e-mail campaigns.

Purchasing and Warehousing
- --------------------------

     We now purchase products from over 350 different vendors worldwide. In total, we import approximately 7.3% of the products sold in our retail stores and have one domestic vendor that accounts for 8.0% of our total purchases from all vendors. If our ability to purchase from a particular vendor or to import from non-domestic vendors generally were impaired, we would be required to find replacements. We may be unable to find satisfactory replacements for certain vendors.

     We outsource our warehousing and distribution to third party service providers and do not own or lease any warehouse facilities or trucking capability. We do not have long-term contracts with any of these service providers but have found our experience with them to be good.

Employees
- ---------

     As of April 20, 2001, we employed 424 employees, 206 of whom were part-time. We consider our employee relations to be good.

Competition
- -----------

     The retail market for infant and toddler products served by our retail stores is very competitive. Significant competition currently comes from "big box" concept stores, such as Babies "R" Us, the Baby Depot department of Burlington Coat Factory and Target, as well as a few specialty retailers such as Zany Brainy and Imaginarium. Other competitors include small local specialty retailers. The "big box" type of operation offers customers an extensive variety of products for children and is typically located in up to 50,000 square feet of retail space, generally in lower cost locations. In addition, many national and regional mass merchants offer infant and toddler products in conjunction with a full line of hard and soft goods. Competition from RightStart.com and other internet retailers impacts us as well.

     We believe that merchants in our business compete based on brand name recognition, product selection, price, convenience and customer service. We believe that we distinguish ourselves from our competitors by offering a full assortment of children's developmental, educational and care products carefully selected with regard to quality, safety, developmental and educational value. As a specialty retailer, we also focus on providing the highest levels of customer service by offering customers carefully selected products presented by sales associates with extensive product knowledge. In addition, we currently plan to increase our services to include car seat installation instruction and a nationwide registry service that is integrated with the website run by RightStart.com. We typically do not compete on price though we use price promotions that are targeted in duration or in required response in order to attract business. In addition, we believe the relationship between ourselves and RightStart.com provides each of us with advantages over single channel retailers in our respective markets, including cross-marketing opportunities, vendor relationships, distribution capabilities and enhanced customer convenience.

Intellectual Property
- ---------------------

     We have registered and continue to register, when deemed appropriate, our trademarks, trade names and domain names, including "The Right Start" and "Right Start". We consider these trademarks and trade names to be readily identifiable with, and valuable to, our business. We license much of our intellectual property to RightStart.com for use in its online business on a royalty-free basis which we believe also provides us with value through exposure of our brand name. If our intellectual property rights were to be challenged we could find our time and other resources diverted from our business.

Governmental Regulation
- -----------------------

     The products we sell are subject to provisions of the Consumer Safety Act and the regulations issued thereunder. These laws authorize the Consumer Product Safety Commission ("CPSC") to protect the public from products that present a substantial risk of injury. The CPSC can require the manufacturer of defective products to repurchase or recall such products. The CPSC may also impose fines or penalties on the manufacturer. Similar laws exist in some states and cities in which we market our products. A recall of any of our products may materially adversely affect us by impairing our reputation for quality and safety and diverting our resources from our business generally.

Seasonality
- -----------

     Our business is not significantly impacted by seasonal fluctuations, when compared to many other specialty retail operations. Our products are for the most part need-driven and our customer is often the end user of the products we sell as opposed to a gift giver. We do, however, experience increased sales during the Christmas holiday season, primarily in our mall stores.

Forward-Looking Statements
- --------------------------

     This Annual Report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this Annual Report are intended to be subject to the safe harbor protection provided by Sections 27A and 21E. When used in this report and elsewhere by management from time to time, the words "believes," "anticipates," and "expects" and similar expressions are intended to identify forward-looking statements with respect to our financial condition, results of operations and business. Certain important factors, including but not limited to competition from other children's product retailers, discounted pricing in the market due to competitors' liquidation of overstocked inventory, lower than expected rates of maturation of cash flow in our new stores, general economic factors, energy dislocations and limitations on access to capital to fund the expansion and the growth in the number of our retail stores, could cause actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors that could affect our financial condition is included elsewhere in this annual report and in our filings with the Securities and Exchange Commission including our Registration Statement on Form S-3 (File No. 333-84319) and periodic reports. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this filing. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after that date.

ITEM 2.  PROPERTIES
- -------  ----------

  As of April 20, 2001, we operate 63 retail stores in the 16 states shown in
the table below.    We lease each of our retail locations under operating leases with lease terms ranging from five to ten years. At some locations, we have options to extend the term of the lease. In most cases the leases are triple net with rent provisions that include a fixed minimum rent and, in some cases, a contingent percentage rent based on net sales of the store in excess of a defined threshold. Certain other of the leases contain escalation clauses that provide for increases in base rental and renewal options at fair market rental rates.

  The following table sets forth the locations of our stores nationwide as of April 20, 2001:

         State                                 Number of Stores
         -----                                 ----------------
         California                                   23
         Colorado                                      2
         Connecticut                                   4
         Illinois                                      6
         Massachusetts                                 2
         Maryland                                      1
         Michigan                                      2
         Minnesota                                     1
         Missouri                                      1
         New Jersey                                    3
         New York                                      2
         Ohio                                          3
         Pennsylvania                                  2
         Texas                                         8
         Virginia                                      1
         Washington                                    2
         ----------                                   --
         Total                                        63

  We currently lease approximately 23,000 square feet as a sub-tenant in a mixed-use building in Westlake Village, California. Our corporate offices and those of RightStart.com both reside in this space. The sub-lease agreement terminates in June 2001. Effective July 1, 2001, we have entered into a new five-year lease for approximately 15,000 square feet located in Calabasas, California.

  We use third-party distribution and fulfillment providers and therefore do not directly lease or own any warehouse space.

ITEM 3.  LEGAL PROCEEDINGS
- -------  -----------------

  We are a party to various legal actions arising in the ordinary course of business. In addition, we have been named in lawsuits against RightStart.com
brought by two of RightStart.com's unsecured creditors.   In the opinion of
management, any claims that may arise from these actions are immaterial to us or are without significant merit. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial position or results of operations.

ITEM 4.  SUBMISSIONS OF MATTERS TO A VOTE OF SECURITY HOLDERS
- -------  ----------------------------------------------------

Not applicable.

                                    PART II

ITEM 5.   MARKET FOR REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDERS'
- -------   ---------------------------------------------------------------
          MATTERS
          -------

  Our common stock is traded on the Nasdaq National Market system under the symbol RTST. Our common stock is held of record by approximately 145 registered shareholders as of April 20, 2001. The following table sets forth the range of high and low bid prices on the Nasdaq National Market for our common stock for Fiscal 1999 and Fiscal 2000. The bid price quotations listed below reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                         Bid Price (1)
                                          ------------------------------------------
     Fiscal 2000                                   High                  Low
     -----------                                   ----                  ---
     First Quarter                                $18.69               $ 4.38
     Second Quarter                                 5.94                 3.75
     Third Quarter                                  4.13                 1.38
     Fourth Quarter                                 2.88                  .88

     Fiscal 1999
     -----------
     First Quarter                                $ 8.50               $ 5.00
     Second Quarter                                10.00                 6.50
     Third Quarter                                 15.00                 6.63
     Fourth Quarter                                23.75                13.00

     (1) As of April 20, 2001, the closing price for our common stock was $1.55.

     We have never paid dividends on our common stock and currently do not expect to pay dividends in the future. In addition, our credit agreement with Wells Fargo Retail Finance contains financial and operational covenants that, among other things, limit our ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

ITEM 6.   SELECTED FINANCIAL DATA
- -------   -----------------------

     The selected financial data presented below as of and for our fiscal year ended June 1, 1996 ("Fiscal 1996"), the 33-Week Transition Period ended February 1, 1997 ("Transition Period"), the fiscal year ended January 31, 1998 ("Fiscal 1997"), Fiscal 1998, Fiscal 1999 and Fiscal 2000 have been derived from financial statements which, except for Fiscal 1996, the Transition Period and Fiscal 1997, are contained elsewhere in this Annual Report on Form 10-K. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, the notes thereto and other financial information included elsewhere in this Annual Report on Form 10-K. Fiscal 1999 is presented on a consolidated basis with RightStart.com.


                                                          Fiscal Year(2)                         33-Week       Fiscal
                                        -----------------------------------------------------  Transition       Year
                                           2000          1999          1998          1997        Period         1996
                                        ----------    ----------    ----------    ----------   ----------     ----------
(Dollars in thousands except share data)
Earnings Data
   Revenues:
      Net sales                         $   44,201    $   49,844    $   37,593    $   38,521   $   27,211     $  40,368
      Sales to RightStart.com                9,408
      Other revenues                                                                                                877
                                        ----------    ----------    ----------    ----------   ----------     ---------
          Total                             53,609        49,844        37,593        38,521       27,211         41,245
      Net loss                              (7,704)      (10,842)       (5,680)       (9,241)      (5,378)       (3,899)
      Basic and diluted loss                $(1.46)       $(2.14)       $(1.13)       $(2.01)      $(1.34)       $(1.19)
         per share
Share Data (1)
   Weighted average shares
      outstanding                        5,597,809     5,355,756     5,051,820     4,594,086    4,003,095     3,268,407

                                                           Fiscal Year                          33-Week        Fiscal
                                        ----------------------------------------------------   Transition       Year
                                           2000          1999          1998          1997        Period         1996
                                        ----------    ----------    ----------    ----------   ----------     ----------
(Dollars in thousands)

Balance Sheet Data
   Current assets                       $   11,750    $   17,424    $    8,300    $    8,908   $   11,704     $   8,353
   Total assets                             22,234        30,727        17,671        18,462       22,982        17,475
   Current liabilities                       5,637        12,943         6,572         4,796        8,457         4,649
   Long-term debt                            7,945         3,000                       8,734        5,643
   Series A Preferred stock                  2,439         2,088         1,789
   Shareholders' equity                      4,724         7,921         7,861         3,307        7,172        11,902

  (1) All share data has been restated to give effect to our one-for-two reverse stock split, which was effective December 15, 1998.
  (2) Fiscal 2000 is comprised of 53 weeks, other fiscal periods presented, with the exception of the 33 week transition period, are comprised of 52 weeks.

ITEM 7.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
- -------   ---------------------------------------------------------------
          RESULTS OF OPERATIONS
          ---------------------

Overview
- --------

     The Right Start, Inc. operates 63 retail stores in 16 states throughout the United States as of April 20, 2001 and operated 61 retail stores as of the end of Fiscal 2000. The stores' product mix includes a wide variety of items to meet the needs of infants, small children and their care givers, all presented within a store designed to provide a safe, baby-friendly environment for the shopping ease of parents.

     The following table sets forth the statement of operations data for the periods indicated for retail store operations, excluding operating data for

RightStart.com (which includes catalog operations), which data is unaudited for all such periods other than Fiscal 2000:

                                                      Fiscal 2000               Fiscal 1999             Fiscal 1998
                                                ---------------------      ---------------------    -------------------
Retail Net Sales                                $44,201,000   100.00%      $38,043,000   100.00%   $31,875,000   00.00%
Cost of goods sold                               21,952,000    49.66%       18,878,000    49.62%    16,396,000   51.44%
                                                ---------------------      ---------------------   --------------------
   Gross Profit                                  22,249,000    50.34%       19,165,000    50.38%    15,479,000   48.56%
Operating expense                                17,121,000    38.73%       14,418,000    37.90%    12,880,000   40.41%
Marketing and advertising costs                   1,000,000     2.26%          830,000     2.18%       387,000    1.21%
General and administrative expenses               4,017,000     9.09%        3,310,000     8.70%     2,899,000    9.09%
Non-cash compensation expense                        93,000     0.21%        1,794,000     4.72%         -        0.00%
Depreciation and amortization expense             2,184,000     4.94%        1,672,000     4.40%     1,470,000    4.61%
Store closing (income) expense                      401,000     0.91%          151,000     0.40%      (113,000)   -0.35%
Pre-opening costs                                   456,000     1.03%          323,000     0.85%       209,000    0.66%
                                                -----------   -------      -----------   -------   -----------   -------
    Operating loss                               (3,023,000)                (3,333,000)             (2,253,000)
                                                -----------                -----------             -----------
Non-cash beneficial conversion feature                    -     0.00%                -     0.00%     3,850,000   12.08%
Loss on investment in RightStart.com Inc.         3,406,000     7.71%                -     0.00%             -    0.00%
Interest expense                                  1,197,000     2.71%          465,000     1.22%       640,000    2.01%
                                                ---------------------     ---------------------------------------------
   Loss before income taxes and extraordinary    (7,626,000)  -17.25%       (3,798,000)   -9.98%    (6,743,000)  -21.15%
    items
Extraordinary gain on debt restructure, net               -     0.00%                -     0.00%     1,211,000    3.80%
Tax provision                                        78,000     0.18%           68,000     0.18%        22,000    0.07%
                                                ---------------------      ---------------------       ----------------
   Net loss                                     $(7,704,000)  -17.43%      $(3,866,000)  -10.16%   $(5,554,000) -17.42%
                                                ===========                ===========             ===========

Fiscal 2000 Compared With Fiscal 1999
- -------------------------------------

     Net Sales. Retail net sales consist of gross product sales to customers net of returns. Retail net sales increased by $6.2 million, or 16.2%, from $38.0 million in Fiscal 1999 to $44.2 million in Fiscal 2000. The net sales growth reflects the addition of 11 new store locations offset by the impact of two store closures. Fiscal 2000 was a 53 week year while Fiscal 1999 consisted of 52 weeks. Same store sales for Fiscal 2000 increased 0.9% after adding the first week of Fiscal 2000 to Fiscal 1999 sales in order to adjust for the additional week that Fiscal 2000 would otherwise have over Fiscal 1999.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Retail gross margin remained relatively unchanged from 50.4% in Fiscal 1999 to 50.3% in Fiscal 2000.

     Operating expense. Retail operating expense consists of store operational expenses, retail personnel costs, and costs related to the distribution and warehousing of our retail merchandise. Retail operating expense was $17.1 million in Fiscal 2000 as compared to $14.4 million in Fiscal 1999. The $2.7 million or 18.8% increase primarily reflects the addition of 11 new store locations offset by a reduction in average per store payroll and occupancy costs. Retail operating expense as a percentage of retail net sales increased from 37.9% in Fiscal 1999 to 38.7% in Fiscal 2000. The addition of 11 new stores in Fiscal 2000 had the anticipated effect of initially increasing operating expenses at a rate greater than net sales.

     Marketing and advertising expense. Retail marketing and advertising expense generally consists of print advertising in national and regional publications, as well as promotional mailings to our customers. Marketing and advertising expense increased from $0.8 million in Fiscal 1999 to $1.0 million in Fiscal 2000. This growth reflects our increased utilization of promotional mailings to our customer database, as well as expenses incurred to increase brand awareness in our regional markets.

     General and administrative expense. General and administrative expense consists primarily of the costs related to management, financial, merchandising, inventory management, professional service fees and other administrative support. General and administrative expense increased 21.4% to $4.0 million for Fiscal 2000 compared to $3.3 million for Fiscal 1999. The increase is due primarily to an increase in staffing and related costs. As a percentage of sales, this expense line increased by 0.4% over prior year. General and administrative expense includes net credits in the amount of $405,000 and $407,000 for the current and prior fiscal year, respectively. These credits are the result of net billings for services provided to RightStart.com under a management services agreement between us.

     Non-cash compensation expense. During the second quarter of 1999, we recorded $1.8 million of non-cash compensation expense associated with the vesting of performance options that had been granted to our executive officers. This expense resulted from the increase in the price of our common stock from the date of grant of the options to the date on which vesting occurred. The $93,000 reported for Fiscal 2000 is made up of $57,000 related to options held by RightStart.com employees after deconsolidation and $36,000 of deferred compensation amortization related to non-employee director grants in Fiscal

1999.

     Depreciation and amortization. Depreciation and amortization expense increased $0.5 million or 30.6% from $1.7 million in Fiscal 1999 to $2.2 million in Fiscal 2000. The increase was due to the additional assets placed in service related to new store openings.

     Store closing expense. Store closing expense consists primarily of the write-off of non-recoverable assets and costs incurred in closing store locations. In Fiscal 2000, $401,000 in expense was recorded in relation to the closing of two stores. Store closing expense in Fiscal 1999 of $151,000 is related to one store closure in that year.

     Pre-opening costs. Pre-opening costs consist primarily of non-recurring marketing, advertising, and other expenses related to the opening of new store locations. Pre-opening costs increased $0.2 million from $0.3 million in Fiscal 1999 to $0.5 million in Fiscal 2000. The increase was due to 11 new stores opened during Fiscal 2000 and carryover costs related to five stores opened at the end of the Fiscal 1999 versus pre-opening costs recognized for eight of the new stores opened during Fiscal 1999.

     Loss on investment. As of October 10, 2000, we deconsolidated with RightStart.com and as a result recorded losses for Fiscal 2000 up to the level of our investment in RightStart.com of $2.7 million and recorded an allowance for the potential uncollectability of $0.4 million in connection with amounts owed to us by RightStart.com under the Management Services Agreement and an additional $0.3 million reserve for other costs and expenses associated with the investment.

     Interest expense. Interest expense, net increased to $1.2 million in Fiscal 2000 from $0.5 million in Fiscal 1999. The $0.7 million increase reflects an increase of $0.3 million due to increased borrowings and increased interest rates and $0.4 million due to loan fee amortization related to our former credit facility.

     Tax provision. Provision for income taxes is related to state income taxes. No federal or state income tax provision benefit was recorded for Fiscal 2000 or Fiscal 1999 due to the uncertainty of realizing any tax benefits in future years. As of February 3, 2001, we had net operating loss carryforwards for federal tax purposes of $28.7 million and for state tax purposes of $11.7 million. These carryforwards expire in 2021 for federal tax purposes and in 2006 for state tax purposes, if not previously utilized.

Fiscal 1999 Compared With Fiscal 1998
- -------------------------------------

     Retail Store Operations Comparison of Fiscal 1999 and Fiscal 1998
     -----------------------------------------------------------------

     Net Sales. Net sales consist of gross product sales to customers net of returns. Net sales increased by $6.2 million, or 19.4%, from $31.9 million in Fiscal 1998 to $38.0 million in Fiscal 1999. The net sales growth reflects the impact of same store sales increases of 10.1% and the opening of thirteen new street location stores, offset by the impact of one store closure.

      Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Gross margin increased from 48.6% in Fiscal 1998 to 50.4% in Fiscal 1999 as a result of changes in the product mix to include significantly more developmental toys, books, videos and other media that have higher gross margins.

      Operating expense. Operating expense consists of store operational expenses, personnel costs, and costs related to the distribution and warehousing of our retail merchandise. Operating expense was $14.4 million in Fiscal 1999 as compared to $12.9 million in Fiscal 1998. The $1.5 million or 11.9% increase primarily reflects the addition of thirteen new store locations offset by a reduction in per store payroll and occupancy costs.

      Marketing and advertising expense. Marketing and advertising expense generally consists of print advertising in national and regional publications, as well as promotional mailings to our customers. Marketing and advertising expense increased from $0.4 million in Fiscal 1998 to $0.8 million in Fiscal 1999. This growth reflects our increased utilization of promotional mailings to our customer database, as well as expenses incurred to increase brand awareness in our regional markets.

      General and administrative expense. General and administrative expense consists primarily of the costs related to management, financial, merchandising, inventory, professional service fees and other administrative support attributable to retail store operations. General and administrative expense increased 14.2% to $3.3 million for Fiscal 1999 compared to $2.9 million for Fiscal 1998. General and administrative expense includes a net credit in the amount of $407,000 for Fiscal 1999. This credit is the result of net billings for services provided to RightStart.com under a management services agreement
between us.    The credit does not appear in our financial statements for Fiscal
1999 because RightStart.com's financial results were consolidated with ours during that fiscal year.

     Non-cash compensation expense. During the second quarter of Fiscal 1999, we recorded $1.8 million of non-cash compensation expense associated with the vesting of performance options that had been granted to our executive officers. This expense results from the increase in the price of our common stock from the date of grant of the options to the date on which vesting occurred.

     Depreciation and amortization. Depreciation and amortization expense increased $0.2 million or 13.7% from $1.5 million in Fiscal 1998 to $1.7 million in Fiscal 1999. The increase was due to the additional assets placed in service related to new store openings.

     Store closing (income) expense. Store closing expense in Fiscal 1999, represents the net book value of assets written off related to the stores closed during the second quarter of Fiscal 1999. Store closing income in Fiscal 1998 represents the net amount recognized from the sale of leaseholds on closed stores, offset by store closing costs.

      Pre-opening costs. Pre-opening costs consist primarily of non-recurring marketing, advertising, and other expenses related to the opening of new store locations. Pre-opening costs increased $0.1 million from $0.2 million in Fiscal 1998 to $0.3 million in Fiscal 1999. The increase was due to the opening of thirteen new stores in Fiscal 1999 versus eight stores in 1998, offset by a 10% reduction in per store costs.

     Interest expense. Interest expense, net decreased to $0.5 million in Fiscal 1999 from $0.6 million in Fiscal 1998. The decrease reflects a reduction in our outstanding borrowings. In Fiscal 1998, we recorded a non-cash charge of $3.85 million related to the amortization of the discount associated with the $3.85 million of non-interest bearing senior subordinated notes issued during the first quarter of Fiscal 1998. The senior subordinated notes were exchanged for preferred stock in December 1998. See "Liquidity and Capital Resources - Recapitalization."

     Tax provision. Provision for income taxes is related to state income taxes. No federal or state income tax provision benefit was recorded for Fiscal 1999 or Fiscal 1998 due to the uncertainty surrounding realizing any tax benefits in future years. As of January 29, 2000, we had net operating loss carryforwards for federal tax purposes of $23.7 million and for state tax purposes of $9.4 million. These carryforwards expire in 2020 for federal tax purposes and in 2005 for state tax purposes, if not previously utilized.


    RightStart.com Operations Including Catalog Operations Comparing Fiscal
    -----------------------------------------------------------------------
                             1999 and Fiscal 1998
                             --------------------

     RightStart.com is an affiliate that uses our brand online and in its catalog business. As part of its formation we contributed assets comprising our catalog and online operations. On October 10, 2000, RightStart.com sold common stock which, together with associated corporate actions, resulted in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with us. As a result RightStart.com's financial information was consolidated with ours for Fiscal 1999 but not during Fiscal 2000.

     RightStart.com's online stores were launched on June 29, 1999. As a result, Fiscal 1999 is comprised of 52 weeks of catalog operations from January 31, 1999 through January 29, 2000 and 31 weeks of online store operations from June 29, 1999 through January 29, 2000. Fiscal 1998 is comprised of 52 weeks of catalog operations and no online store operations.

     The following table sets forth the unaudited statement of operations data for the periods indicated for RightStart.com for the periods prior to Fiscal 2000:

                                                          Fiscal 1999           Fiscal 1998
                                                          -----------           -----------
Catalog sales                                             $ 3,645,000    30.9%   $4,736,000    82.8%
Online store sales, net                                     7,391,000    62.6%            -       -
Shipping and handling revenues                                766,000     6.5%      982,000    17.2%
                                                          -----------   -----    ----------   -----
    Net revenues                                           11,802,000   100.0%    5,718,000   100.0%
Cost of goods sold                                          6,401,000    54.2%    2,180,000    38.1%
Cost of shipping and handling                               2,678,000    22.7%      969,000    16.9%
                                                          -----------   -----    ----------   -----
   Gross profit                                             2,723,000    23.1%    2,569,000    44.9%
Operating expense                                           4,040,000    34.2%    2,239,000    39.2%
Marketing and advertising expense                           6,403,000    54.3%            -       -
General and administrative expense                          1,996,000    16.9%      438,000     7.7%
Non-cash compensation expense                                 220,000     1.9%            -       -
Depreciation expense                                          278,000     2.4%       18,000     0.3%
Interest income                                              (238,000)   -2.0%            -       -
                                                          -----------   -----    ----------   -----
   Loss before income taxes and minority interest          (9,976,000)  -84.5%     (126,000)   -2.2%
Tax provision                                                       -       -             -       -
Minority interest in consolidated subsidiary loss           3,000,000    25.4%            -       -
                                                          -----------   -----    ----------   -----
Net loss                                                  $(6,976,000)  -59.1%   $ (126,000)   -2.2%
                                                          ===========            ==========


     Sales.  Sales consist of product sales to customers and are net of product
returns and promotional discounts.     Net revenues increased by $6.1 million,
or 106.4%, to $11.8 million in Fiscal 1999 from $5.7 million in Fiscal 1998. This growth in net sales was attributable to the launch of the online stores on June 29, 1999, partially offset by a decline in catalog sales. Online store net sales were $7.4 million in Fiscal 1999, compared to no sales in Fiscal 1998. Fiscal 1999 online store net sales are net of promotional discounts of $1.6 million. Catalog net sales decreased $1.1 million, or 23.0%, to $3.6 million in Fiscal 1999 from $4.7 million in Fiscal 1998. The majority of the decline in catalog net sales was attributable to a planned reduction in catalog circulation and a shift of a portion of the direct-mail business from catalog to the online store operations. Shipping and handling charges decreased by $0.2 million, in line with the decrease in catalog sales. This revenue declined as a percentage of net sales due to the substantial number of online sales that enjoyed free shipping.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Gross profit as a percentage of net sales, or gross margin, decreased to 45.8% in Fiscal 1999 from 61.9% in Fiscal 1998. Gross margin on catalog net sales increased to 56.4% in Fiscal 1999 from 54.0% in Fiscal 1998, due to a more favorable product mix. Gross margin on online store net sales was 34.7% in Fiscal 1999. Gross margin on online store net sales was lower than gross margin on catalog net sales in Fiscal 1999 due to the introductory promotional discounting offered to customers during the initial start-up of the online store operations as well as a different mix of products offered in the online store.

     Cost of shipping and handling. Cost of shipping and handling represents the fulfillment expenses related to catalog and online sales. This expense increased by $1.7 million due to the launch of the online store operations.
This expense increased as a percentage of sales due to the substantial number of online sales that were fulfilled under a free shipping promotion.

     Operating expenses. Operating expenses consist primarily of credit card processing fees and expenses related to catalog production and distribution, product distribution and customer service, as well as related personnel costs. Operating expenses increased by $1.8 million, or 80.4%, to $4.0 million in Fiscal 1999 from $2.2 million in Fiscal 1998. As a percentage of net sales, operating expenses decreased to 34.2% in Fiscal 1999 from 39.2% in Fiscal 1998. Operating expenses related to the catalog decreased by $0.2 million, or 8.0%, to $2.0 million in Fiscal 1999 from $2.2 million in Fiscal 1998. As a percentage of net catalog sales, operating expenses related to the catalog increased to 56.2% in Fiscal 1999 from 47.0% in Fiscal 1998. This increase as a percent to sales was due to lower sales. Operating expenses related to the online store were $2.0 million in Fiscal 1999.

     Marketing and advertising expense. Marketing and advertising expense consists of radio, television, magazines, newspaper, direct mail, e-mail and on-line solicitations, including all production and distribution, incurred in connection with solely promoting our online store which amounted to $6.4 million or 86.6% of online net store sales in Fiscal 1999. There was no comparable activity in the prior year.

     General and administration expenses. General and administration expenses consist primarily of the costs related to website hosting and maintenance, management and support personnel, fees paid by RightStart.com to us for accounting, payroll, and administrative support services under a management services agreement, professional service fees and office lease expenses. General and administration expenses increased $1.6 million, or 355.7%, to $2.0 million in Fiscal 1999 from $0.4 million in Fiscal 1998. As a percentage of net sales, general and administrative expenses increased to 16.9% in Fiscal 1999 from 7.7% in Fiscal 1998. Fiscal 1999 general and administrative included direct fees paid to The Right Start, Inc. of $0.4 million.

     Non-cash compensation expenses. Non-cash compensation expenses relates to stock options granted at exercise prices below the deemed fair value of RightStart.com common stock. A non-cash compensation expense of $220,000 was recorded in Fiscal 1999. There was no non-cash compensation expense in Fiscal 1998.

     Depreciation Expense. Depreciation expense increased $260,000 from $18,000 in Fiscal 1998 to $278,000 in Fiscal 1999. This increase was due primarily to web site hardware and software additions that are being depreciated over a three year period.

     Interest income. Interest income related to earnings on cash generated from the sale of preferred stock in July 1999 totaled $238,000 in Fiscal 1999. There was no interest income in Fiscal 1998.

     Tax provision. Tax provision has been computed as if RightStart.com had operated as a separate entity for all periods presented. As a result of net losses, no benefit for income taxes was recorded for Fiscal 1999 or Fiscal 1998. As of January 29, 2000, RightStart.com had net operating loss carryforwards for federal tax purposes of $9.7 million and for state tax purposes of $4.8 million. These carryforwards expire in 2020 for federal tax purposes and in 2005 for state tax purposes, if not previously utilized. A tax benefit has not been recorded for any period presented due to uncertainties surrounding the timing of realizing any benefits in future years.

     Minority interest in consolidated subsidiary. Minority interest represents minority stockholders' share of RightStart.com losses while it was our subsidiary. The allocation of the loss to the minority interest in the amount of $3,000,000 in Fiscal 1999 was due to the conversion of preferred stock into common stock of RightStart.com. The allocation of the loss was on a proportional basis from the date of conversion.

Liquidity and Capital Resources
- --------------------------------


General
- -------

     We entered into a Loan and Security Agreement with Wells Fargo Retail Finance (the "Bank") as of January 23, 2001 (the "New Credit Facility"). A portion of the proceeds was used to retire amounts due under our former credit facility, which was scheduled to terminate in February 2001, and the remaining portion is available for general corporate purposes in accordance with our operating budget that has been approved by the Bank (the "Budget"). The New Credit Facility consists of a standard revolving line of up to $7,000,000 under which borrowings bear interest at a rate of 0.75% over a base rate announced by Wells Fargo Bank from time to time and a special line of up to $3,000,000 under which borrowings bear interest at a rate of 1.5% over the base rate. As of April 20, 2001, the Wells Fargo Bank base rate was 7.50%. Up to $2,000,000 of borrowings under the special line can also be converted at our option to a term loan with a 5-year amortization. The New Credit Facility is secured by substantially all of our assets. Availability under the standard revolving line is limited to 87.5% of net retail liquidation value of our inventory or between 70% and 74% (varying over the course of the year) of the cost value of the our inventory, whichever is less. Availability under the special line is limited to 12.5% of net retail liquidation value of our inventory or, together with amounts available under the standard revolving line, between 80% and 84% (varying over the course of the year) of the cost value of our inventory, whichever is less. We are required to maintain average availability under the New Credit Facility of at least 85% of amounts in the Budget (calculated on a rolling two-month average basis). As of April 7, 2001, the date of our latest measuring period, our average availability is approximately 94.0% of Budget amounts. As of April 7, 2001, we had approximately $4,978,000 outstanding under the New Credit Facility and aggregate availability of approximately $2,967,000. The New Credit Facility matures on January 23, 2006.

     In September and October 2000, we sold a total of $3.0 million in aggregate principal amount of our Senior Subordinated Convertible Pay-in-Kind Notes due 2005 (the "Convertible Notes") to affiliates. The Convertible Notes bear interest at the rate of 8% per annum and are convertible into common stock at a price of $2.375 per share of common stock. Interest on the Convertible Notes is due and payable semi-annually in cash or in kind, at our election, on December 1 and June 1 of each year and compounded semi-annually. The Convertible Notes are secured by a subordinated lien on substantially all of our assets. The Convertible Notes rank pari passu with all our other subordinated debt and holders have registration rights with respect to our common stock issuable upon conversion.

     In October 2000, we sold 44,900 shares of our Series D Convertible Pay-in-Kind Preferred Stock (the "Series D Convertible Preferred Stock") for $4.5 million, a portion of which was purchased by affiliates. The Series D Convertible Preferred Stock pays dividends at a rate of 8% per annum, has a liquidation preference of $100 per share and is convertible into common stock at the rate of $2.00 per share. We can cause the Series D Convertible Preferred Stock to convert after October 6, 2001, if our common stock has traded at a price greater than $3.00 per share for twenty consecutive trading days. In connection with the issuance of the Series D Convertible Preferred Stock, we issued 449,000 warrants to purchase one share of common stock at an exercise price of $2.00 per share of common stock. The fair value of the warrants was estimated at $439,000 in the aggregate using the Black-Scholes option-pricing model and has been recorded as a reduction to the carrying amount of the Series D Convertible Preferred Stock and a credit to paid-in capital. Holders of the Series D Convertible Preferred Stock have registration rights with respect to the common stock issuable upon conversion of Series D Convertible Preferred Stock and exercise of the warrants.

     Each of the Convertible Notes and the Series D Convertible Preferred Stock has a pay-in-kind feature that permits us to pay dividends and interest, as the case may be, in additional securities. We paid the first dividends and interest, due on December 1, 2000, in cash and may elect to do so in the future as well.

     In Fiscal 2000, we used $4.8 million in cash in our operating activities compared to $9.3 million in Fiscal 1999 (which included $4.9 million used in operations at RightStart.com). In the current year, investing activity includes the loss on investment in RightStart.com of $3.4 million and $2.8 million for fixed asset additions compared to $3.6 million for fixed asset additions for the prior year. The primary source of funds for the current period were borrowings under our former credit facility, the sale of Series D Convertible Preferred Stock and the issuance of the Convertible Notes. The net proceeds of $7.5 million from the sale of the Convertible Notes and the Series D Convertible Preferred Stock were used to reduce amounts outstanding on our former Credit Facility.

     We have a deferred tax asset of $11.9 million, which is reserved against by a valuation allowance of $10.5 million, for a net deferred tax asset of $1.4 million. Management expects that we will generate $4.0 million of taxable income within the next 15 years to utilize a minimum of $1.4 million of the net deferred tax asset. The taxable income will be generated through a combination of improved operating results and tax planning strategies. Rather than lose the tax benefit, we could implement certain tax planning strategies including the sale of certain of our operating assets, including certain mall locations, the proceeds of which sales we would expect to use for additional street stores. Based on the expected operating improvements combined with tax planning strategies in place, management believes that adequate taxable income will be generated over the next 15 years in which to utilize the tax benefit.

     Since Fiscal 1997, our retail store operating strategy has focused on opening and operating new retail stores at street locations, while closing less profitable retail stores at mall locations. We closed nine mall stores and opened eight street-location stores in Fiscal 1998. In Fiscal 1999, we opened thirteen street-store locations and closed one mall store. In Fiscal 2000, we closed two mall stores and opened 11 street-store locations. We will make capital expenditures during the upcoming fiscal year primarily in order to continue our plan of opening street-location stores. We plan to expend approximately $125,000 on fixed assets, $25,000 on pre-opening expenses and $50,000, net of payables, on inventory for each new store we open. Our ability to fund our operations, open new stores and maintain compliance with our Credit Facility is dependent on our ability to generate sufficient cash flow from operations and secure other financing such as capital leases. We reported operating losses related to retail store operations for Fiscal 2000 of $3.0 million, for Fiscal 1999 of $3.3 million and for Fiscal 1998 of $2.25 million. During an economic downturn we expect to see reduced sales at our existing stores with our mall stores experiencing the largest impact. As a result, the rate at which we can execute our growth plan will depend on the extent to which we can improve operating results in the existing retail environment and bring our new stores up to expected sales rates. We continually look for ways to increase inventory turnover, obtain better payment terms from suppliers and otherwise improve our operations that are aimed at accomplishing these goals. We also continually consider our financing alternatives and monitor the success of our efforts to improve operating results in determining the rate at which we execute our growth strategy.

  We believe that cash flow from operations and borrowings under the Credit Facility will provide sufficient liquidity to fund operations for at least the next twelve months. If, however, we were to pursue our growth strategy too aggressively, experience a significant decrease in cash flow from operations or be unable to obtain expected capital lease financings, we may be required to obtain additional financing.


Recapitalization
- ----------------

     In April 1998, we completed a private placement of non-interest bearing senior subordinated notes in an aggregate principal amount of $3,850,000, together with detachable warrants to purchase an aggregate of 1,925,000 shares of common stock exercisable at $2.00 per share. These new securities were issued for an aggregate purchase price of $3,850,000 and were purchased principally by our affiliates. In connection with the sale of these new securities, we entered into a recapitalization agreement with all of the holders of our existing subordinated debt securities, representing an aggregate principal amount of $6,000,000. Pursuant to the recapitalization agreement, each holder (of new and existing securities) agreed to exchange all of its subordinated debt securities, together with any warrants issued in connection therewith, for newly issued shares of preferred stock. Ten shares of newly issued preferred stock were issued for each $1,000 principal amount of subordinated debt securities exchanged. The total number of shares originally issued were 30,000, 30,000 and 38,500 for Preferred Stock Series A, B and C, respectively. Holders of $3,000,000 principal amount of existing subordinated debt securities elected to receive Series A Preferred Stock which has no fixed dividend rights, is not convertible into common stock, is mandatorily redeemable by us on May 31, 2002, and will not accrue dividends unless we are unable to redeem the Series A Preferred Stock at the required redemption date, at which point dividends would begin to accumulate and accrue at a rate of $15 per share per annum. Holders of $3,000,000 principal amount of existing subordinated debt securities elected to receive Series B convertible preferred stock which has no fixed dividend rights and is convertible into common stock at a price per share of $3.00. Holders of the $3,850,000 principal amount of the new securities exchanged such securities (and the warrants issued in connection therewith) for Series C convertible preferred stock, which has no fixed dividend rights and is convertible into common stock at a price of $2.00 per share. The issuance of the shares of preferred stock occurred upon exchange of the subordinated debt securities in December 1998.


Impact of Inflation
- -------------------

     The impact of inflation on results of operations has not been significant during our last three fiscal years.


Other Matters
- -------------

New Accounting Requirements
- ---------------------------

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective beginning in the first quarter of 2000. FAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure
those instruments at fair value.   FAS No. 133 was amended by Standard FAS No.
137 which defers the effective date of the FAS No. 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. FAS No. 133 is effective for our first fiscal quarter in the year 2001 and will not have a material effect on our financial position.

In April 2001, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on issue No. 00-14, "Accounting for Certain Sales Incentives," which requires the cost of certain sales incentives, such as coupons, to be classified as a reduction of revenue. The Company's policy with respect to coupons complies with EITF No. 00-14 and, therefore, does not anticipate any impact on its financial statements.


Unaudited Quarterly Data
- ------------------------




                                                          Quarter Ended                                   Year Ended
                     ----------------------------------------------------------------------------   -------------------
 (Dollars in thousands)    April 29, 2000    July 29, 2000    October 28, 2000    February 3, 2001     February 3, 2001
                          -----------------  ----------------  -------------------  -------------------  --------------
Net revenues                      $13,193          $12,948             $11,862             $15,606              $53,609
Gross profit                        5,268            5,337               4,918               6,726               22,249
Pre-tax income (loss)              (4,668)          (3,580)              1,026                (404)             (7,626)
Earnings (loss) per               $ (0.86)         $ (0.66)            $  0.16             $ (0.11)            $ (1.46)
 share



                                                         Quarter Ended                                     Year Ended
                          -----------------------------------------------------------------------------   ------------
  (Dollars in thousands)     May 1, 1999    July 31, 1999    October 30, 1999     January 29, 2000      January 29,2000
                          -----------------  ----------------  --------------------  -------------------  -------------
Net revenues                     $11,072          $10,720             $11,661              $16,391             $ 49,844
Gross profit                       5,648            5,250               4,867                6,130               21,895
Pre-tax income (loss)                 20           (2,727)             (3,954)              (4,113)            (10,774)
Earnings (loss) per              $ (0.01)         $ (0.56)            $ (0.87)             $ (0.78)           $  (2.14)
 share


ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
- --------  ----------------------------------------------------------

     In the ordinary course of operations, we face no significant market risk. Our purchase of imported products subjects us to a minimal amount of foreign currency risk. Foreign currency risk is that risk associated with recurring transactions with foreign companies, such as purchases of goods from foreign vendors. If the strength of foreign currencies increases compared to the United States dollar, the price of imported products could increase. We have no commitments, however, for future purchases with foreign vendors and, additionally, we have the ability to source products domestically in the event of import price increases.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" above for a discussion of our secured debt obligation which has interest rates that are linked to the prime rate. For every $1 million in debt outstanding under our variable rate secured debt obligations, an increase of 0.25% in our interest would cost us an additional $25,000 per year. We have not entered into any derivative financial instruments to manage interest rate risk, currency risk or for speculative purposes and we are currently not evaluating the future use of these instruments.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
- -------  -------------------------------------------

  Our financial statements and supplementary data are as set forth in Item 14(a) hereof.

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
- -------   ---------------------------------------------------------------
          FINANCIAL DISCLOSURE
          --------------------

     We have not had any disagreements with our accountants on our accounting and financial disclosure. As previously disclosed, we selected Arthur Andersen llp to be our independent public accountants beginning in Fiscal 1999, which selection was approved by our stockholders at our annual meeting held September 9, 1999.


                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
- --------  --------------------------------------------------


Directors
- ---------


                       Director
Name               Age   Since  Business Experience
- ----               ---  ------- -------------------
Andrew Feshbach    40   1995    Mr. Feshbach is a Vice President of Fortune Financial, Chief Executive Officer of Big
                                Dog Holdings, Inc. and an Executive Vice President of Fortune Fashions. Previously,
                                Mr. Feshbach was a partner in Maiden Lane, a merchant bank, and a Vice President in the
                                Mergers and Acquisitions Group of Bear Stearns & Co. Inc.

Robert R. Hollman   57   1995   Mr. Hollman is President of Hollman Property Company and was President and Chief
                                Executive Officer of Topa Management Company from 1971 to 1999.

Fred Kayne          63   1995   Mr. Kayne is President and Chairman of Fortune Financial, where he is responsible for directing all of its investment activities.  Mr. Kayne is also President of Fortune
                                Fashions and Chairman of Big Dog Sportswear.  Mr. Kayne was a partner of Bear, Stearns
                                & Co. Inc. until its initial public offering in 1985, after which time he was a
                                Managing Director and a member of the Board of Directors of Bear, Stearns & Co. Inc.
                                until he resigned in 1986. Fred Kayne and Richard A. Kayne are brothers.

Richard A. Kayne    56   1995   Mr. Kayne currently serves as President and Chief Executive Officer and a Director of
                                Kayne Anderson Investment Management, Inc., and its broker dealer affiliate, K.A.
                                Associates, Inc. Mr. Kayne has been with Kayne Anderson Investment Management, Inc.
                                since 1984 when it was founded by Mr. Kayne and John E. Anderson.  He is also Director of Glacier Water Services, Inc.  Richard A. Kayne and Fred Kayne are brothers.

Jerry R. Welch      50   1995   See "Business Experience of Executive Officers" below.

Jill Higgins        45   2001   Ms. Higgins was appointed to fill a vacancy on the Board of Directors in April 2001.
                                Ms. Higgins is President and Chief Executive Officer of O.S. II, Inc., as well as a general partner of Lakeside Enterprises and a private investor.

Howard M. Zelikow   67   1995   Mr. Zelikow has been a Managing Director of Kayne Anderson Investment Management, Inc.
                                since 1988. Mr. Zelikow was a director of Financial Security Assurance Holdings Ltd.
                                from 1996 until 2000 and served as a director of Queensway Financial Holdings Limited from 1993 until 2000. Mr. Zelikow was a director of Victoria Financial Corporation from
                                1991 to 1995, a director of Capital Guaranty Corporation from 1994 to 1995, and a director of Nobel Insurance Limited from 1989 to 1993. Mr. Zelikow has been a director of The Navigators Group, Inc. since 1999.

     Our directors serve until their successors are elected and duly qualified at this year's Annual Meeting of Shareholders, which is expected to be held on or about June 29, 2001.


Executive Officers
- ------------------

  Our executive officers for Fiscal 2000 were as follows:


Name                        Age Position                       Executive Officer Since
- -----                       --- --------                       -----------------------
Jerry R. Welch              50  Chairman of the Board,              1996
                                President and Chief
                                Executive Officer

Raymond P. Springer         50  Executive Vice President and        2000
                                Chief Financial Officer

Marilyn Platfoot            46  Executive Vice President, Retail    1996

Ronald J. Blumenthal        55  Senior Vice President, Real Estate  1994

Jon Kubo                    43  Senior Vice President and           2000
                                Chief Technology Officer


                                     H-14


Kendrick F. Royer           37  Senior Vice President and           2000
                                General Counsel (*)

Gerald E. Mitchell          46  Executive Vice President,           1999
                                Merchandising (*)

____________

(*) Mr. Mitchell terminated his employment with us March 20, 2001; Mr. Royer terminated his employment with us on April 13, 2001.

  All officers serve at the discretion of the Board of Directors

Business Experience of Executive Officers
- -----------------------------------------

     JERRY R. WELCH became our Chief Executive Officer in March 1996, assumed the position of President in September 1996 and has served as Chairman of the Board since August 1995. Mr. Welch has served as President and Chief Executive Officer of RightStart.com since April 1999. Mr. Welch also serves as an officer and a Managing Director of Kayne Anderson Investment Management, Inc. and has served in such capacity since January 1993. Mr. Welch held the positions of Chairman of the Board from April 1993 to September 1999 and Chief Executive Officer from August 1994 to September 1999 of Glacier Water Services, Inc., a retailer of vended water. Mr. Welch continues to serve as a member of the board of directors of Glacier Water Services, Inc. and has served in such capacity since April 1993.

     RAYMOND P. SPRINGER became our Executive Vice President and Chief Financial Officer in August 2000 and has served as Executive Vice President and Chief Financial Officer of RightStart.com since December 1999. From August 1999 to December 1999, Mr. Springer served as Senior Vice President and Chief Financial Officer of Payless Cashways Inc., a retailer of building materials and home improvement products. From April 1996 to June 1999, Mr. Springer was employed as Executive Vice President and Chief Financial Officer of Jumbo Sports, Inc., a sporting goods retailer. Jumbo Sports filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in December 1998. From 1987 to 1996, Mr. Springer was the Executive Vice President and Chief Financial Officer of Kash n' Karry Food Stores, Inc., a grocery store chain.

  MARILYN PLATFOOT became our Executive Vice President-Retail in August 1999. Prior to that, Ms. Platfoot served as our Senior Vice President-Retail Operations and Human Resources from May 1999 to August 1999 and Vice President-Retail Operations from April 1996 to April 1999. Ms. Platfoot previously served as Western Regional Manager for Brookstone Stores from 1992 to 1996.

  RONALD J. BLUMENTHAL became our Senior Vice President-Real Estate in September 1996 and served as Vice President-Retail Operations from December 1993 to September 1996. Prior to joining us, Mr. Blumenthal served as Vice President of Store Operations for Cost Plus Imports from 1990 until 1993.

  JON KUBO became our Senior Vice President and Chief Technology Officer in December 2000 and has served as Senior Vice President and Chief Technology Officer of RightStart.com since April of 2000. From July 1999 to April 2000, Mr. Kubo served as Chief Technology Officer of GoodHome.com, a home furnishings ecommerce retailer which Mr. Kubo co-founded. From July 1998 to June 1999, Mr. Kubo was Director of Home Design Content for Broderbund which was acquired by The Learning Company in August 1998. From February 1996 to July 1998, Mr. Kubo was General Manager of the Creative Images Technologies Division of Autodesk, Inc. which developed home remodeling/decorating CAD software products. From May 1993 to January 1996 Mr. Kubo was President of Creative Images Technologies, Inc., a company he co-founded to develop CAD software and provide content creation facilities for the residential and commercial interior design industry and which was sold to Autodesk, Inc.

  KENDRICK F. ROYER became our Senior Vice President and General Counsel in December 2000 and has served as Senior Vice President and General Counsel of
RightStart.com since December 1999.   From November 1995 to December 1999, Mr.
Royer was an associate at the law firm of Milbank, Tweed, Hadley & McCloy LLP in Los Angeles California, practicing general corporate, securities and mergers and acquisitions law. From November 1991 to September 1995, Mr. Royer was an associate at the law firm of O'Melveny & Myers LLP in Los Angeles, California. Mr. Royer terminated his employment with us on April 13, 2001.

  GERALD E. MITCHELL served as our Executive Vice President - Merchandising from December 2000 to March 2001 and as Executive Vice President - Merchandising of RightStart.com from August 1999 to March 2001. From April 1999 to August 1999, Mr. Mitchell served as our Senior Vice President, Merchandising and Marketing. From July 1996 to April 1999, Mr. Mitchell served as our Vice President, Merchandising for the Company. Mr. Mitchell terminated his employment with us in March 2001.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
- --------------------------------------------------------------------

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and 10% stockholders are required by the Securities and Exchange Commission to furnish us with copies of all Forms 3, 4 and 5 as filed.

  Based solely on our review of the copies of such forms we have received, we believe that all of our officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during Fiscal 2000 except as follows: Mr. Fred Kayne made a late filing on Form 5 with respect to ten transactions including one that would have been filed on Form 3, Mr. Welch made a late filing on Form 5 with respect to four transactions, Mr. Hollman made a late filing on Form 5 with respect to nine transactions, Mr. Zelikow made a late filing on Form 5 with respect to eleven transactions, Mr. Feshbach made a late filing on Form 5 with respect to eleven transactions, Mr. Springer made a late filing on Form 3 and our former chief financial officer, Ms. Gina Engelhard made a late filing on Form 5 with respect to four transactions including one that would have been made on Form 4. These late filings relate primarily to director options granted in prior years for which neither we nor the reporting person was able to locate a filing of public record.


ITEM 11.  EXECUTIVE COMPENSATION
- --------  ----------------------

Executive Compensation
- ----------------------

  The following table sets forth summary information concerning compensation paid or accrued by us for services rendered during the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998 to our Chief Executive Officer and the four other executive officers who received compensation of at least $100,000 (collectively, the "Named Executive Officers").

                                           Summary Compensation Table
                                           --------------------------
                                Annual Compensation                       Long Term Compensation
                                -------------------                       ----------------------
                                                                         Securities
                               Fiscal                    Other Annual    Underlying      All Other
Name and Principal Position     Year   Salary   Bonus  Compensation (1)  Options (#)  Compensation (2)
- ------------------------------  ----  --------  -----  ----------------  -----------  ----------------
Jerry R. Welch (3)              2000  $ 75,000   $-0-           $  -0-          -0-              $-0-
Chairman of the Board,          1999    31,000    -0-              -0-          -0-               -0-
President and Chief             1998       -0-    -0-              -0-      211,669               -0-
Executive Officer

Raymond P. Springer (4)         2000   250,000    -0-            7,800       50,000               -0-
Executive Vice President and    1999    38,000    -0-            1,300          -0-               -0-
Chief Financial Officer         1998       -0-    -0-              -0-          -0-               -0-

Marilyn Platfoot                2000   176,000    -0-            7,800          -0-               325
Executive Vice President        1999   160,000    -0-            7,800          -0-               313
Retail                          1998   138,000    -0-            7,800       77,500                62

Ronald J. Blumenthal            2000   158,000    -0-            7,800          -0-               -0-
Senior Vice President           1999   148,000    -0-            7,800          -0-               -0-
Real Estate                     1998   135,000    -0-            7,800       62,500               -0-

Kendrick F. Royer (5)           2000   165,000    -0-            7,800       25,000               -0-
Senior Vice President and       1999    21,000    -0-            1,300          -0-               -0-
General Counsel                 1998       -0-    -0-              -0-          -0-               -0-


(1)  Amounts shown represent car allowances for the named executive officers.

(2) Amounts shown include our contributions under our Employee Stock Ownership Plan and our Employee Stock Purchase Plan, as applicable, for the listed executive officers.

(3) The amount shown represents amounts paid to Mr. Welch by RightStart.com during the period it was our subsidiary. RightStart.com paid Mr. Welch an additional $25,000 during Fiscal 2000 when it was no longer our subsidiary. Mr. Welch received no compensation for serving as our Chief Executive Officer or President during Fiscal 2000.

(4) Mr. Springer became our Executive Vice President and Chief Financial
Officer in August 2000. Beginning in July 2000, when our prior CFO terminated her employment with us, Mr. Springer provided executive services to us and we reimbursed RightStart.com for the value of such services. The salary shown includes amounts paid to Mr. Springer by RightStart.com while RightStart.com was our subsidiary and are not broken out to reflect the charges between us and RightStart.com for the value of Mr. Springer's services.

(5) Mr. Royer's salary prior to August 2000 was paid by RightStart.com and we reimbursed RightStart.com for the value of the executive services he provided to us. The salary shown includes amounts paid to Mr. Royer by RightStart.com while RightStart.com was our subsidiary and are not broken out to reflect the charges between us and RightStart.com for the value of Mr. Royer's services. Mr. Royer terminated his employment with us on April 13, 2001.

Directors' Fees
- ---------------

     All of our non-employee directors receive directors' fees of $3,000 per quarter. All of the members of the Board of Directors have elected, in lieu of such compensation, to receive options to purchase our common stock at the fair market value on the date the options are granted.

Option Grants in Fiscal 2000
- ----------------------------

     The following table provides certain information regarding stock options granted to the Named Executive Officers during Fiscal 2000.

                        Options Granted in Fiscal 2000
                        ------------------------------

                                Number of                                                      Potential Realizable
                                  Common          % of Total                                     Value  at Assumed
                                  Shares           Options                                      Annual Rates of Stock
                                Underlying        Granted to       Exercise                    Price Appreciation for
                                 Options         Employees in     Price (per    Expiration         Option Term (3)
Name                            Granted (1)       Fiscal 2000     share) (2)       Date           5%            10%
- ----------------------------------------------------------------------------------------------------------------------
Raymond P. Springer                 50,000               64%         $2.00       10/6/10       $162,889       $259,374
Kendrick F. Royer (4)               25,000               32%         $2.00       10/6/10       $ 81,445       $129,687

(1) We granted an aggregate of 78,000 shares during Fiscal 2000 under our 1991 Employee Stock Option Plan. The options granted become exercisable and fully vested at the rate of 34% on the first anniversary of the grant date and 33% on each successive anniversary.

(2) All options were granted at an exercise price equal to the fair market value of our common stock as of the grant date for such options.

(3) The potential realizable value is calculated assuming the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the 10-year option term at the assumed rates or at all. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(4)  Mr. Royer terminated his employment with us on April 13, 2001.

Aggregate Option Exercises in Fiscal 2000 and Option Values at Fiscal Year End
- ------------------------------------------------------------------------------

     The following table provides certain information regarding the exercise of stock options to purchase our stock held by the Named Executive Officers during Fiscal 2000 and the number of options and the value of our options held as of the end of such fiscal year.

                                                     Number of Securities  Underlying     Value of Unexercised In-The-
                            Shares                     Unexercised Options At Fiscal       Money Options At Fiscal Year
                           Acquired       Value               Year End (#)                          End($)(1)
                              on         Realized             ------------                          ---------
Name                     Exercise (#)     ($)(1)      Exercisable      Unexercisable      Exercisable     Unexercisable
- ----                     ------------      ------     -----------      -------------      -----------     -------------
Jerry R. Welch                 -0-           -0-          223,661                -0-        $52,917            $   -0-
Raymond P. Springer            -0-           -0-               -0-           50,000              -0-            37,500
Marilyn Platfoot               -0-           -0-           52,500            25,000           3,750                -0-
Ronald J. Blumenthal           -0-           -0-           47,500            15,000           6,250                -0-
Kendrick F. Royer (2)          -0-           -0-               -0-           25,000              -0-            18,750

__________

(1)  On February 2, 2001 (the last day our common stock was traded in Fiscal
     2000), the closing sale price of our common stock on the Nasdaq National Market System was $2.75 per share.

(2)  Mr. Royer terminated his employment with us on April 13, 2001.


Employment Agreements
- ---------------------

     No employment agreements are currently in effect between us and any of our officers or other employees.

Stock Compensation Programs
- ---------------------------

     We have two stock option plans, an employee stock ownership plan and an employee stock purchase plan.

     1991 Employee Stock Option Plan.

     We adopted the 1991 Employee Stock Option Plan (the "1991 Stock Option Plan") in October 1991 in order to provide a means of encouraging certain of our officers and employees to obtain a proprietary interest in the enterprise and thereby create an additional incentive for such persons to further our growth and development. The 1991 Stock Option Plan, as amended through the date of the Annual Meeting, covers an aggregate of 1,050,000 shares of our common stock. Options outstanding under this plan have terms ranging from three to ten years (depending on the terms of the individual grant). The information regarding the 1991 Stock Option Plan provided herein is qualified in its entirety by the full text of such plan, copies of which have been filed with the Securities and Exchange Commission. Options for 833,160 shares were outstanding as of February 3, 2001 under the 1991 Stock Option Plan, 529,894 of which were exercisable. As of February 3, 2001, 216,840 shares were available for future issuance.

     The 1991 Stock Option Plan provides for the granting to our officers and other key employees, including directors, and the officers and key employees of any parent or subsidiary, including directors, incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to officers, key employees, consultants and directors (even if not employed by us), of nonstatutory stock options. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value (under all of our plans and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options will be treated as nonstatutory stock options.

     The 1991 Stock Option Plan may be administered by the Board of Directors or a committee of the Board of Directors. The administrator determines the terms of options granted under the 1991 Stock Option Plan, including the number of shares subject to an option, the exercise price, and the term and exercisability of options. The administrator may also amend the terms of options granted under the 1991 Stock Option Plan (with the consent of the holder), including accelerating the date on which the options become exercisable. The exercise price of all stock options granted under the 1991 Stock Option Plan generally must be at least equal to the fair market value of our common stock on the date of grant. Payment of the purchase price of options may be made in cash, by check, by the optionee's promissory note with terms approved by the administrator, other Company common stock, cancellation of indebtedness, through broker assisted cashless exercises, through margin loans or as determined by the administrator.

     Generally, options granted under the 1991 Stock Option Plan may not have a term in excess of ten years and are nontransferable. The administrator determines the vesting terms of options at the time of grant.

     Upon a merger, consolidation or other reorganization (including the sale of substantially all of our assets) in which we are not the surviving corporation, the 1991 Stock Option Plan and all unexercised options terminate unless a successor provides substantially similar consideration to the option holders as provided to our shareholders or substitutes substantially equivalent options covering shares of the successor corporation. If no such provision is made, then the administrator must provide not less than 30 days written notice of the anticipated effective date of the transaction and all options will be accelerated and exercisable on the effective date. Some options granted under the 1991 Stock Option Plan include a provision that independently causes such acceleration of vesting and requires such notification allowing the grantee to exercise the options prior to consummation of the transaction.

     Unless terminated earlier, the 1991 Stock Option Plan will terminate in October 2001. Options granted before expiration of the plan will be unaffected by its expiration. The Board of Directors has the authority to amend, modify, suspend or terminate the 1991 Stock Option Plan as long as such action does not affect or impair any rights or obligations of the holders of any outstanding options and provided that shareholder approval for any amendment or modification to the 1991 Stock Option Plan shall be obtained to the extent and degree required.

     1995 Non-Employee Directors Option Plan.

     In October 1995, we adopted the 1995 Non-Employee Directors Option Plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan, as amended through the date of the Annual Meeting, covers an aggregate of 275,000 shares of common stock. The information regarding the 1995 Stock Option Plan provided herein is qualified in its entirety by the full text of such plan, copies of which have been filed with the Securities and Exchange Commission. The 1995 Stock Option Plan provides for the annual issuance on the date of the annual meeting, to each non-employee director, of options to purchase 1,500 shares of common stock. In addition, each director is entitled to make an election to receive, in lieu of directors' fees, additional options to purchase common stock. Options outstanding under this plan have terms ranging from five to ten years (depending on the terms of the individual grant). The amount of additional options is determined based on an independent valuation such that the value of the options issued is equivalent to the fees that the director would be otherwise entitled to receive. Options issued under this plan vest on the anniversary date of their grant and upon termination of Board membership. 200,861 options were outstanding under the 1995 Stock Option Plan as of February 3, 2001, 155,121 of which were exercisable. As of February 3, 2001, 74,139 shares were available for future issuance.

     The 1995 Stock Option Plan provides for the granting to our directors who have not been our employees or any of our subsidiaries for at least one year preceding membership on the Board of Directors, options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Compensation Committee administers the 1995 Stock Option Plan.

     The exercise price for each option granted under the 1995 Stock Option Plan is the fair market value of the common stock underlying that option on the first trading day preceding its grant. Payment of the purchase price of options may be made in cash, by certified cashier's check, bank draft or money order, by delivery of our common stock owned by the optionee for at least six months (if the Compensation Committee and applicable law permit) or as determined by the Compensation Committee. Options granted under the 1995 Stock Option Plan are generally nontransferable.

     Upon a merger, reorganization or other business combination in which we are the surviving corporation, optionees will be entitled to receive substitute stock options on terms and conditions that substantially preserve the value, rights and benefits of the affected option unless we elect to pay all optionees the difference between the fair market value of the options and their exercise price. If we are not the surviving corporation and do not elect to pay all optionees the difference between the fair market value of the options and their exercise price, each optionee will receive substitute options in the surviving or resulting corporation on such terms and conditions as preserve the value, rights and benefits of the affected options. Upon a Change of Control (as defined in the 1995 Stock Option Plan), including certain acquisitions of more than 50% of our common stock, approval by our shareholders of certain reorganizations, mergers, consolidations or approval by our shareholders of our liquidation or the sale of all or substantially all of our assets (other than to a wholly-owned subsidiary), all options held by directors at such time become fully vested and exercisable. Within 10 days after a Change of Control involving the acquisition of our stock, optionees may require us to purchase their options for the difference between fair market value and the exercise price.

     Unless terminated earlier, the 1995 Stock Option Plan will terminate in October 2005. Options granted before expiration of the plan will be unaffected by its expiration. The Compensation Committee has the authority to amend or revise the 1995 Stock Option Plan so long as such action does not alter or impair rights or obligations of any outstanding option. Terms related to amount, price and timing of annual grants and deferral rights under the 1995 Stock Option Plan may not, however, be amended more than once in any six-month period except to comply with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder. In addition, shareholder approval is required to increase the maximum number of shares that may be granted under the plan, change the minimum exercise price, increase the maximum term under the plan for any option, materially modify the plan's eligibility requirements, change the term of the plan or materially increase the benefits accruing to plan participants.

     The weighted average exercise price of our outstanding options under the 1991 Stock Option Plan and the 1995 Stock Option Plan at February 3, 2001 was $4.13 per share of our common stock.

     Company Employee Stock Purchase Plan.

     We match employees' contributions to our Employee Stock Purchase Plan at a rate of 50%. Our contributions amounted to $13,000, $12,000, and $14,000, in Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

     Company Employee Stock Ownership Plan.

     Our Employee Stock Ownership Plan is funded exclusively by discretionary
contributions determined by the Board of Directors.   No contributions were
authorized for Fiscal 2000, Fiscal 1999 or Fiscal 1998. We are in the process of terminating the Employee Stock Ownership Plan.


Compensation Committees Interlocks and Insider Participation
- ------------------------------------------------------------

     Richard Kayne and Fred Kayne, each directors of the Company, are each members of our Compensation Committee. Messrs. Kayne have participated in transactions requiring disclosure under the section "Certain Relationships and Related Transactions."


ITEM 12.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
- --------     --------------------------------------------------------------

     The following table sets forth certain information, as of April 20, 2001, with respect to all those known by us to be the beneficial owners of more than 5% of our outstanding common stock, each director who owns shares of common stock, each Named Executive Officer, and all our directors and executive officers as a group.

______________________________________________________________________________
Name and Address                    Amount and Nature of      Percent
Owner (1)                           Beneficial Ownership      of
                                    Common Stock              Class
______________________________________________________________________________

Richard A. Kayne (2)                     5,784,357            62.12%
Kayne Anderson Investment
Management, Inc.
1800 Avenue of the Stars
Second Floor
Los Angeles, CA  90067

Fred Kayne (3)                           1,357,300            21.2%
Fortune Fashions
6501 Flotilla Street
Commerce, CA  90040

J. Carlo Cannell (4)                       318,600             5.7%
Cannell Capital Management
600 California Street
San Francisco, CA 94108

Howard Kaplan                              305,000             5.4%
99 Chauncy Street
Boston, MA  02111

Lloyd I. Miller, III (5)                   533,900             6.8%
4550 Gordon Drive
Naples, FL 34102

Marilyn Platfoot  (6)                       77,803             1.4%
5388 Sterling Center Drive, Unit C
Westlake Village, CA 91361

Andrew Feshbach (7)                         44,613              *
Big Dog Sportswear
121 Gray Avenue, Suite 300
Santa Barbara, CA  93101

Robert R. Hollman (7)                       37,230              *
Hollman Property Company
1801 Avenue of the Stars
Suite 444
Los Angeles, CA  90067

Jerry R. Welch (7) (8)                     220,002             3.8%
Kayne Anderson Investment
Management, Inc.
1800 Avenue of the Stars
Second Floor
Los Angeles, CA  90067

Howard M. Zelikow (7) (8)                   86,813             1.5%
Kayne Anderson Investment
Management, Inc.
1800 Avenue of the Stars
Second Floor
Los Angeles, CA  90067

Ronald J. Blumenthal (9)                    63,418             1.1%
5388 Sterling Center Drive, Unit C
Westlake Village, CA  91361

Jill Higgins (10)                           60,000             1.1%
10153  1/2 Riverside Drive #598
Toluca Lake, CA 91602

Gerald E. Mitchell (11)                    102,732             1.8%
5388 Sterling Center Drive, Unit C
Westlake Village, CA  91361

Raymond P. Springer                           -0-              *
5388 Sterling Center Drive, Unit C
Westlake Village, CA  91361

Kendrick F. Royer                             -0-              *
5388 Sterling Center Drive, Unit C
Westlake Village, CA  91361 (12)

All executive officers and directors     7,834,269            72.8%
as a group (ten persons) (13)
_____________

 *  Less than one percent.

(1) Except as otherwise noted below, the persons named in the table have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2) The 5,784,357 shares include (i) 618,440 shares held directly by Mr. Kayne (including 57,420 shares which may be acquired within 60 days upon exercise of options, 250,000 which may be acquired upon conversion of the Series D Preferred Stock and 50,000 shares which may be acquired upon exercise of Warrants issued in connection with the Series D Preferred Stock) and (ii) 5,165,917 shares held in accounts managed by Kayne Anderson Capital Advisors, L.P. ("KA Capital"), a registered investment adviser (including 399,999 shares which may be acquired upon conversion of the Series B Preferred Stock and 1,691,650 shares which may be acquired upon conversion of the Series C Preferred Stock and 1,263,155 shares which may be acquired upon conversion of the Senior Subordinated Notes). Mr. Kayne has sole voting and dispositive power over the shares he holds directly. He has shared voting and dispositive power along with Kayne Anderson Investment Management, Inc. ("KAIM, Inc."), the general partner of KA Capital, over the remaining shares. Mr. Kayne is the President, Chief Executive Officer and a Director of KAIM, Inc., and the principal stockholder of its parent company. The shares held by managed accounts of KA Capital include the following shares held by investment funds for which KA Capital serves as general partner or manager:
1,440,574 shares held by Kayne, Anderson Non- Traditional Investments, L.P. (including 50,000 shares which may be acquired upon conversion of the Series B Preferred Stock, 465,200 shares which may be acquired upon conversion of the Series C Preferred Stock and 315,750 shares which may be acquired upon conversion of the Senior Subordinated Notes); 1,146,778 shares held by ARBCO Associates, L.P. (including 50,000 shares which may be acquired upon conversion of the Series B Preferred Stock, 465,200 shares which may be acquired upon conversion of the Series C Preferred Stock and 631,500 shares which may be acquired upon conversion of the Senior Subordinated Notes); 1,647,886 shares held by Kayne Anderson Diversified Capital Partners, L.P. (including 133,333 shares which may be acquired upon conversion of the Series B Preferred Stock, 465,200 shares which may be acquired upon conversion of the Series C Preferred Stock and 189,450 shares which may be acquired upon conversion of the Senior Subordinated Notes); 551,460 shares held by Kayne Anderson Capital Partners, L.P. (including 91,667 shares which may be acquired upon conversion of the Series B Preferred Stock, 211,450 shares which may be acquired upon conversion of the Series C Preferred Stock and 126,300 shares which may be acquired upon conversion of the Senior Subordinated Notes); 197,100 shares held by Kayne Anderson Offshore Limited (including 75,000 shares which may be acquired upon conversion of the Series B Preferred Stock and 84,600 shares which may be acquired upon conversion of the Series C Preferred Stock) and 182,119 shares managed in other accounts. KA Capital disclaims beneficial ownership of the shares reported, except those shares attributable to it by virtue of its general partner interests in the limited partnerships holding such shares. Mr. Kayne disclaims beneficial ownership of the shares reported, except those shares held by him directly or attributable to him by virtue of his limited and general partner interests in such limited partnerships and by virtue of his indirect interest through the interest of KAIM, Inc. in such limited partnerships. The foregoing is based on information provided by Mr. Kayne and KA Capital to us as of April 20, 2001 and their 13D/A filed January 8, 2001.

(3) Of the 1,357,300 shares beneficially owned, 890,107 shares are held directly by Mr. Kayne (including 57,420 shares which may be acquired within 60 days upon exercise of options, 83,333 shares may be acquired upon conversion of Series B Preferred Stock and 175,000 shares may be acquired upon conversion of
Series C Preferred Stock).   Fortune Twenty-Fifth, Inc., a corporation of which
Mr. Kayne is the sole stockholder may acquire 400,000 shares or our common stock upon conversion of Series D Convertible Preferred Stock and 80,000 shares upon exercise of warrants issued in connection with the issuance of the Series D Convertible Preferred Stock. The foregoing is based on information provided by Mr. Kayne to us as of April 20, 2001and his 13D/A filed December 11, 2000.

(4) According to a Schedule 13G filed on February 15, 2000, other members of the reporting group are Tonga Partners, LP, The George S. Sarlo 1995 Charitable Remainder Trust, The Cuttyhunk Fund Limited, Goldman Sachs and Anegada Fund, Ltd.

(5) According to a Schedule 13G filed on February 14, 2001, Mr. Miller shares dispositive and voting power on 152,250 shares of the reported securities as an adviser to the trustee of certain family trusts and Mr. Miller has sole voting and dispositive power on 381,650 of the reported securities owned by him personally and/or as the manager of a limited liability company that is the general partner of a limited partnership.

(6) Includes currently exercisable options to purchase 77,500 shares of common stock and 303 and 97 vested shares held by our Employee Stock Purchase Plan and Employee Stock Ownership Plan, respectively, for the benefit of Ms. Platfoot. Excludes 185 and 64 unvested shares held by our Employee Stock Purchase Plan and Employee Stock Ownership Plan, respectively.

(7) All shares consist of currently exercisable options to purchase common stock.

(8) Messrs. Welch and Zelikow are officers and Managing Directors of KAIM, Inc.; however, they disclaim beneficial ownership with respect to shares held by KAIM, Inc. or any of its affiliates.

(9) Includes currently exercisable stock options to purchase 62,500 shares of common stock and 919 vested shares held by our Employee Stock Ownership Plan for the benefit of Mr. Blumenthal.

(10) Includes 50,000 shares which may be acquired upon conversion of the Series

D Preferred Stock and 10,000 shares which may be acquired upon exercise of warrants issued in connection with the Series D Preferred Stock.

(11) Includes 25,128 shares, options exercisable within 60 days to purchase 77,500 shares of common stock and 104 shares held by our Employee Stock Ownership Plan for the benefit of Mr. Mitchell. Mr. Mitchell terminated his employment with us in March 2001.

(12) Mr. Royer terminated his employment with us on April 13, 2001.

(13) Includes options and common stock beneficially owned by executive officers and directors.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
- --------------------------------------------------------

Consulting Services
- -------------------

  During Fiscal 2000, Kayne Anderson Capital Advisors, L.P. provided management, consulting and advisory services to us for which it received a fee of $187,500.


Management Services Agreement
- -----------------------------

     We and RightStart.com entered into a management services agreement, dated as of July 9, 1999. Transactions between us and RightStart.com are required to be disclosed due to options in common stock of RightStart.com granted to our executive officers and loans made by Messrs. Kayne to RightStart.com. Pursuant to the management services agreement, we provide basic services, inventory supply services and promotional services to RightStart.com as detailed below:

  Basic Services. We have agreed to provide RightStart.com with various services from time to time, including, among others, services for personnel/human resources, benefits administration, payroll processing, insurance, tax, cash management, merchandising, advertising, inventory management, employee relations, employee benefits, customer relations, financial, legal, order fulfillment and collection, accounting, telecommunications, catalog production assistance and credit card processing. RightStart.com is free at any time, however, to perform any of these services for itself or contract with other third parties to supply these services. In accordance with the terms of the management services agreement, as consideration for such services, RightStart.com pays us an amount equal to Direct Cost (as defined below) plus five percent. "Direct Cost" is defined with respect to each service as the direct out-of-pocket expenses paid to third parties or incurred by us in connection with providing such service and overhead expenses directly attributable to providing such service, including, without limitation, shipping, handling, travel expenses, personnel costs, professional fees, printing and postage.

     Inventory Supply Services. We have agreed to supply RightStart.com with Common Inventory (as defined below) when and as requested and Internet-Only Inventory (as defined below) on an as needed basis to permit RightStart.com immediately to fulfill individual customer orders. RightStart.com is no longer ordering Internet-Only Inventory. "Common Inventory" is defined as all inventory purchased for RightStart.com by us that is carried for sale in our retail stores and either on RightStart.com's online store or through its catalog operations. Common Inventory consists primarily of merchandise for infants and children from birth to age three years old and their caregivers. "Internet-Only Inventory" is defined as the inventory of products sold or carried for sale only by RightStart.com in its online stores or through its catalog operations and not sold or carried for sale in our retail stores. We supply RightStart.com at a price equal to 105% of the aggregate of direct cost of the goods, the inbound freight charges and all other costs charged to us by our suppliers. We have also agreed to accept returns from RightStart.com's customers of products purchased from RightStart.com's online store. The amount refunded to a customer is charged to RightStart.com. In the case of saleable Common Inventory the inventory cost or vendor credit is credited to RightStart.com.

     Promotional Services. We have agreed to promote RightStart.com as our exclusive online and catalog distribution channel for products for parents, childcare providers, infants and children under age seventeen. We also have agreed to provide RightStart.com with the following promotional services: (i) prominent references to RightStart.com on customer bags, customer receipts, labels, invoices, counter cards, in-store audio programming, emails, letterhead, mailers, advertising and on other items to the extent such reference can be made at a low incremental cost and (ii) in-store signs promoting RightStart.com in all our retail stores. We give our employees incentives to implement RightStart.com marketing and merchandising programs.

     RightStart.com may terminate the management services agreement in full or on a service-by-service basis (a) upon 30 days prior written notice to us with respect to services provided therein, (b) upon the occurrence of a material breach by us which is not cured within 30 days of receipt of written notice from RightStart.com, (c) upon the occurrence of events relating to our bankruptcy,
(d) upon the liquidation, other termination, sale or transfer of our business or substantially all of our assets or (e) if we become insolvent or unable to pay our debts as they mature or makes an assignment for the benefit of its creditors. The management services agreement may be terminated by us in full or on a service-by-service basis (a) at any time after December 31, 2000, upon 120 days prior written notice to RightStart.com if (i) RightStart.com's annual sales run rate is projected to be in excess of $40 million or (ii) We are required to make expenditures for basic services or inventory supply services of $15,000 or more in any month on RightStart.com's behalf if such amount cannot reimbursed or otherwise paid by RightStart.com, (b) upon the occurrence of a material breach by RightStart.com which is not cured within 60 days of receiving written notice from us (except that if the material breach relates to RightStart.com's failure to pay for the services received in accordance with the management services agreement, it must be cured within 30 days), (c) upon the occurrence of certain undismissed petitions or proceedings relating to a RightStart.com bankruptcy or insolvency, (d) upon the liquidation, other termination, sale or transfer of RightStart.com's business or substantially all of RightStart.com's assets or (e) if RightStart.com makes an assignment for the benefit of its creditors. In additions, we may terminate the inventory supply portion of the management services agreement upon 90 days prior written notice. Invoices for inventory purchased by RightStart.com are prepared weekly and are due in 10 days. The income for services rendered under this agreement, which for Fiscal 2000 and Fiscal 1999 amounted to $405,000 and $407,000, respectively, is netted against general and administrative expenses. At February 3, 2001, we were owed $400,000 by RightStart.com. Due to the uncertainty surrounding the ongoing viability of RightStart.com, the full amount of the receivable is reserved.

Intellectual Property Agreement
- -------------------------------

     We and RightStart.com have entered into an intellectual property agreement, dated as of July 9, 1999, pursuant to which we (i) assigned to RightStart.com the Website IP (as defined below) and User Information (as defined below), (ii) granted RightStart.com a worldwide, non-exclusive, (except with respect to online usage) non-transferable, fully-paid up and royalty-free license to use the Right Start IP (as defined below) solely in connection with its online and catalog retail sales of products for parents, childcare providers, infants and children and (iii) granted RightStart.com a perpetual, worldwide, exclusive, fully-paid up and royalty-free, unrestricted sublicense and right to use the source code and object code and certain other intellectual property owned by Guidance Solutions, which we engaged to develop the website located at www.rightstart.com. Pursuant to the intellectual property agreement, RightStart.com granted to us a worldwide, non-exclusive, fully-paid up and royalty-free license to use the Website IP and User Information solely in connection with our retail sales of parents', childcare, infants' and children's products (other than through online or catalog sales). "Website IP" is defined as all files, text, graphics, graphics files in any file format, images, artwork, audio files, audiovisual materials and e-commerce and database applications provided by third parties or us or created by or for RightStart.com in connection with the Website and certain copyright registrations, all domain names, all trademarks, all service marks, all trade dress, all logos, all brands and designs, all trade names, all Internet domain names, all metatags and hyperlinks used in connection with the Website and the online and catalog retailing of parents', childcare, infants' and children's products. "Right Start IP" is defined as all lists of customers and prospective customers used in connection with our retail sales of infants' and children's products other than through online or catalog sales. "User Information" is defined as all information with respect to the use and users of RightStart.com's website, including all catalog customer lists of the Company or RightStart.com that existed on July 9, 1999.

     The intellectual property agreement is perpetual unless terminated. The intellectual property agreement may be terminated by us (a) upon the occurrence of mergers, reorganizations, consolidations or other business combinations (other than with an affiliate or financial advisor) as a result of which RightStart.com's stockholders immediately prior to such transaction hold less than 50% of the voting power of RightStart.com and in which the acquirer is our direct competitor and (b) upon the occurrence of a material breach by RightStart.com that is not cured within 30 business days of receipt of written notice from us. RightStart.com may terminate the intellectual property agreement upon the occurrence of a material breach by us which is not cured within 30 days of receipt of written notice from RightStart.com. After termination, RightStart.com is automatically granted a license with respect to
(i) customer information and (ii) the Right Start IP, in each case used by RightStart.com at the time of termination. We similarly are granted an automatic license with respect to User Information used by us at the time of termination. These post-termination licenses are terminable if, in the opinion of a independent recognized arbitrator, the licensee has engaged in activity that would substantially harm the image of the owner of the licensed intellectual property, substantially diminish the value of such party's intellectual property rights or the "Right Start" name.


Lease
- -----

     Since May 1, 1999, RightStart.com has subleased office space on a month-to-month basis from us. Rent expense under this sublease totaled $150,000 for Fiscal 2000. The monthly rent cost is approximately $12,500 effective February 3, 2001. RightStart.com has no formal agreement with us to continue this sublease. In April 2001, we entered into a lease agreement effective July 1, 2001, for our new corporate headquarters in Calabasas, California. We expect to sublease space in our new corporate headquarters to RightStart.com at a rate based on the number of square feet of space occupied by RightStart.com. We have no obligation, however, to do so.

Bridge Loans to RightStart.com
- ------------------------------

     Messrs. Kayne hold secured bridge notes of RightStart.com in the aggregate principal amount of $2.0 million which, since they have been defaulted upon, permit them to exercise contingent warrants to purchase approximately 29.8% of the common stock of RightStart.com for an aggregate exercise price of $2.0 million which may be paid by surrender of the bridge notes. Affiliates of Kayne Anderson Investment Management, Inc. and Fred Kayne hold secured convertible bridge notes of RightStart.com in the aggregate principal amount of $800,000 and $200,000, respectively, convertible into approximately 14.9% of the common stock of RightStart.com. The secured convertible bridge notes are in default. In each case the assumption is that all convertible bridge notes are converted and all such warrants exercised. Messrs. Kayne, together with the other holders of such notes are secured by liens on substantially all of the assets of RightStart.com.

Baby Registry Agreement
- -----------------------

  As of April 12, 2001, we entered into Baby Registry Joint Development and Use Agreement with RightStart.com pursuant to which we and RightStart.com intend to jointly develop a baby registry that can be accessed by our customers and RightStart.com's customers. Upon termination of the agreement each party would be entitled to retain all code used in the jointly developed registry, as well as any database information collected to the date of such termination and to operate a separate registry.

Indemnification Agreements
- --------------------------

  We have entered into indemnification agreements with certain of our former directors and executive officers which may, among other things, require us to indemnify such persons against liabilities that may arise by reason of such persons' status as directors or executive officers for us, other than liabilities that may not be indemnified against including short swing profits disgorgement liability, and to advance such persons' expenses incurred as a result of any proceeding against them as to which they could be indemnified. Such agreements continue even though such persons no longer serve us.


                                    PART IV


ITEM 14.     EXHIBITS, FINANCIAL STATEMENTS SCHEDULES AND REPORTS ON FORM 10-K
- --------     -----------------------------------------------------------------


(a)  The following documents are filed as part of this report.

(1)    Financial Statements:                                                       Page
                                                                             ----------------

Report of Independent Public Accountants                                          F - 1

Report of Independent Accountants                                                 F - 1-A

Balance Sheets - February 3, 2001 and January 29, 2000                            F - 2

Statements of Operations - Periods Ended February 3, 2001, January 29,            F - 3
 2000 and January 30, 1999

Statements of Shareholders' Equity - Periods Ended February 3, 2001,              F - 4
 January 29, 2000 and January 30,1999

Statements of Cash Flows - Periods Ended February 3, 2001, January 29,            F - 5
 2000 and January 30, 1999

Notes to Financial Statements                                                     F - 6

(2)    Financial Statement Schedules:

Report of Independent Public Accountants                                          F - 24

RightStart.com Inc. Balance Sheet - February 3, 2001                              F - 25

RightStart.com Inc. Statement of Operations for the Year Ended February 3,        F - 26
 2001

                                                                                  F - 27
RightStart.com Inc. Statement of Stockholders' Deficit for the Year Ended
 February 3, 2001
                                                                                  F - 28
RightStart.com Inc. Statement of Cash Flows For the Year Ended February 3,
 2001

Notes to Financial Statements                                                     F - 29

All other financial statement schedules are omitted because they are


                                   H-24


 either not applicable or the required information is shown in the financial statements or notes thereto.

(3)  Listing of Exhibits

The following exhibits are filed as part of, or incorporated by reference into, this annual report:


                               INDEX TO EXHIBITS


Exhibit
Number
- ------

3.1    Second Amended and Restated Articles of Incorporation of The Right Start,
       Inc., dated December 15, 1998

3.2    Bylaws of The Right Start, Inc. as in effect on and after October 13,
       1993

3.5    Specimen Certificate of the Common Stock of The Right Start, Inc.
       (without par value) (1)

4.1    Certificate of Determination of Preferences of Series A Preferred Stock,
       Series B Preferred Stock and Series C Preferred Stock of The Right Start,
       Inc., dated as of December 16, 1998.

4.2    Certificate of Determination of Preferences of Series D Convertible
       Pay-in-Kind Preferred Stock, Series B Preferred Stock and Series C
       Preferred Stock of The Right Start, Inc., dated as of October 4, 2000 (2)

4.3 Warrant dated January 18, 2000, to purchase 5,000 shares of common stock of The Right Start, Inc. issued to Heller Financial, Inc. (3)

4.4 Warrant dated August 8, 2000, to purchase 5,000 shares of common stock of The Right Start, Inc. issued to Heller Financial, Inc. (4)

4.5    Form of Senior Subordinated Convertible Pay-in-Kind Notes due 2005 (5)

4.6 Form of Warrant dated October 6, 2000, to purchase shares of common stock of The Right Start, Inc. issued to purchasers of The Right Start, Inc.'s
       Series D Convertible Preferred Stock (2)

10.1   1991 Employee Stock Option Plan

10.3   1995 Non-employee Directors Option Plan (7)

10.4 Form of Indemnification Agreement between The Right Start, Inc. and certain of its directors and executive officers (6)

10.5   Asset Purchase Agreement dated September 1, 1992, for acquisition of the
       Assets of Small People, Inc. and Jimash Corporation by Right Start
       Subsidiary I, Inc. (8)

10.6   Registration Rights Agreement dated September 4, 1997, between The Right
       Start, Inc. and certain funds managed by Kayne Anderson Capital Advisors,
       L.P., Cahill, Warnock Strategic Partners Fund, L.P., The Travelers
       Indemnity Company and certain other investors named therein (9)

10.7   Asset Purchase Agreement dated as of July 29, 1996 by and between
       Blasiar, Inc. (DBA Alert Communications Company) and The Right Start,
       Inc. (7)

10.8   Securities Purchase Agreement dated as of September 4, 1997 between The
       Right Start, Inc. and the investors named therein with respect to 1,510,000 shares of the company's common stock (10)

10.9   Management Services Agreement dated July 9, 1999, between The Right
       Start, Inc. and RightStart.com Inc. (11)

10.10  First Amendment to Management Services Agreement dated as of February 1,
       2000.

10.11  Second Amendment to Management Services Agreement dated as of April 1,
       2001.

10.12  Intellectual Property Agreement dated July 9, 1999 between The Right
       Start and RightStart.com (11)

10.13 Warrant dated April 18, 2000, to purchase 4,000,000 shares of the common stock of RightStart.com Inc. issued to Fred Kayne in connection with the sale by RightStart.com of Secured Bridge Notes (12)

10.14 Secured Bridge Note of RightStart.com Inc. dated April 18, 2000, issued to Fred Kayne (13)

10.15 Secured Bridge Note and Warrant Purchase Agreement dated April 18, 2000, among RightStart.com Inc., Fred Kayne, Richard Kayne and Palomar Ventures
       I, L.P. (14)

10.16  Security Agreement dated April 18, 2000 among RightStart.com Inc., Fred
       Kayne, Richard Kayne and Palomar Ventures I, L.P. (14)

10.17  First Amendment to Secured Bridge Note and Warrant Purchase Agreement and
       Security Agreement


                                   H-25


       dated June 1, 2000 between RightStart.com Inc. and Guidance Solutions,
       Inc. (14)

10.18 Secured Convertible Bridge Note Purchase Agreement dated June 22, 2000, among RightStart.com Inc., certain funds managed by Kayne Anderson
       Capital Advisors, L.P., Sierra Ventures VII, L.P., Sierra Ventures
       Associates VII, L.L.C. and Guidance Solutions, Inc., including form of
       Note and form of Security Agreement as exhibits (15)

10.19  Securities Purchase Agreement dated September 1, 2000, between The Right
       Start, Inc. and fund managed by Kayne Anderson Capital Advisors, L.P.
       with respect to The Right Start, Inc.'s Senior Subordinated Pay-in-Kind
       Notes due 2005, including form of Note, form of Registration Rights
       Agreement and form of Security Agreement as exhibits (5)

10.20  Securities Purchase Agreement dated October 6, 2000, between The Right
       Start, Inc. and the purchasers thereunder with respect to The Right
       Start, Inc.'s Series D Convertible Pay-in-Kind Preferred Stock, including form of Warrant and form of Registration Rights Agreement as exhibits (2)

10.21  Common Stock Purchase Agreement dated October 10, 2000, between
       RightStart.com Inc. and Michael Targoff (16)

10.22 Baby Registry Joint Development and Use Agreement dated April 12, 2001 between The Right Start, Inc. and RightStart.com Inc.

10.23  Loan and Security Agreement between The Right Start, Inc. and Paragon
       Capital LLC (aka Wells Fargo Retail Finance) as of January 23, 2001 (17)

23.1   Consent of Independent Public Accountants - Arthur Andersen LLP

23.2   Consent of Independent Accountants - PricewaterhouseCoopers LLP

__________________________

(1) Previously filed as an Exhibit to The Right Start, Inc.'s Registration Statement of Form S-1 dated August 29, 1991.

(2) Previously filed as an Exhibit to The Right Start, Inc.'s Current Report on Form 8-K filed October 11, 2000.

(3) Previously filed as an Exhibit to The Right Start, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 29, 2000.

(4) A substantially identical warrant was issued to Heller Financial, Inc. exercisable for 20,000 shares of common stock of The Right Start, Inc. at an exercise price of $5.00 per share.

(5) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended July 29, 2000.

(6) Previously filed as an Exhibit to Amendment Number 1 to The Right Start, Inc.'s Registration Statement on Form S-1 dated September 11, 1991.

(7) Previously filed as an Exhibit to The Right Start, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 1, 1996.

(8) Previously filed as an Exhibit to The Right Start, Inc.'s Current Report on Form 8-K filed September 24, 1992.

(9) Previously filed as an Exhibit to The Right Start, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1998, as amended.

(10) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended August 2, 1997.

(11) Previously filed as an Exhibit to The Right Start, Inc.'s Current Report on Form 8-K dated July 9, 1999.

(12) Substantially identical warrants were issued to Richard Kayne (for 4,000,000 shares), Palomar Ventures I, L.P. (for 360,000 shares) and Guidance Solutions, Inc. (for 380,220 shares).

(13) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended April 29, 2000. Substantially identical notes were issued to Richard Kayne ($1,000,000), Palomar Ventures I, L.P. ($180,000) and Guidance Solutions ($95,055).

(14) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended April 29, 2000.

(15) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended July 29, 2000.

(16) Previously filed as an Exhibit to The Right Start, Inc.'s Quarterly Report on Form 10-Q for the period ended October 28, 2000.

(17) Previously filed as an Exhibit to The Right Start, Inc.'s Current Report on Form 8-K dated January 23, 2001.

(b)  Reports on Form 8-K

     The Company filed a report on Form 8-K on November 21, 2000, with respect to the further sale of its convertible debt securities in a private placement originally described in its filing October 10, 2000 on form 8-K.

     The Company filed a report on Form 8-K on January 25, 2001, with respect to the closing of a Loan and Security Agreement with Wells Fargo Retail Finance as of January 23, 2001.

(c) A list of exhibits included as part of this report is set forth in Part IV of this Annual Report on Form 10-K above and is hereby incorporated by reference herein.

(d)  Not applicable.

                                   SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        THE RIGHT START, INC.
                                        (Registrant)

Dated:  May 1, 2001                             /s/    Jerry R. Welch
Jerry R. Welch                                  -----------------------------
                                                       Jerry R. Welch
                                                     Chairman of the Board,
                                                  Chief Executive Officer and
                                                            President

  Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


         Signature                    Title                Date

/s/  Jerry R. Welch          Chairman of the Board,    May 1, 2001
- ---------------------------  Chief Executive Officer
Jerry R. Welch               and President


/s/  Richard A. Kayne        Director                  May 1, 2001
- ---------------------------
Richard A. Kayne


/s/  Andrew D. Feshbach      Director                  May 1, 2001
- ---------------------------
Andrew D. Feshbach


/s/  Robert R. Hollman       Director                  May 1, 2001
- ---------------------------
Robert R. Hollman


/s/  Fred Kayne              Director                  May 1, 2001
- ---------------------------
Fred Kayne


/s/  Howard M. Zelikow       Director                  May 1, 2001
- ---------------------------
Howard M. Zelikow


/s/  Raymond P. Springer     Chief Financial Officer   May 1, 2001
- ---------------------------  (Principal Financial and
Raymond P. Springer          Accounting Officer)



                              THE RIGHT START, INC.

                         REPORT AND FINANCIAL STATEMENTS

                      FEBRUARY 3, 2001 AND JANUARY 29, 2000



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Shareholders and the Board of Directors of The Right Start, Inc.:

We have audited the accompanying balance sheets of The Right Start, Inc. (a California Corporation) as of February 3, 2001 and January 29, 2000 and the related statements of operations, shareholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Right Start, Inc. as of February 3, 2001 and January 29, 2000, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States.


Arthur Andersen LLP

Los Angeles, California
April 26, 2001 (except with respect to the matters discussed in Note 19, as to which the date is January 24, 2002)


                       Report of Independent Accountants
                       ---------------------------------


To the Board of Directors and
Shareholders of The Right Start, Inc.


In our opinion, the accompanying statements of operations, of shareholders' equity and of cash flows for the year ended January 30, 1999 present fairly, in all material respects, the results of operations and cash flows of The Right Start, Inc. for the year ended January 30, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the financial statements of The Right Start, Inc. for any period subsequent to January 30, 1999.


/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 12, 1999

                             THE RIGHT START, INC.
                                BALANCE SHEETS
                                --------------

                                                                      February 3, 2001                 January 29, 2000
                                                                      ----------------                 ----------------
                                   ASSETS
                                   ------
Current assets:
     Cash and cash equivalents                                     $          254,000               $         5,199,000
     Accounts and other receivables, net of allowance for doubtful
         accounts of $400,000 and $87,000, respectively                       552,000                           682,000
     Merchandise inventories                                                9,784,000                         9,694,000
     Prepaid catalog costs                                                          -                           170,000
     Other current assets                                                   1,160,000                         1,679,000
                                                                   ------------------               -------------------
                   Total current assets                                    11,750,000                        17,424,000


                                      H-28


Noncurrent assets:
     Property, plant and equipment, net                                     8,907,000                        10,648,000
     Deferred income tax asset                                              1,400,000                         1,400,000
     Other noncurrent assets                                                  177,000                         1,255,000
                                                                   ------------------               -------------------
                                                                   $       22,234,000               $        30,727,000
                                                                   ==================               ===================


                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses                         $        5,637,000               $         9,566,000
     Revolving line of credit                                                       -                         3,377,000
                                                                   ------------------               -------------------
                   Total current liabilities                                5,637,000                        12,943,000

Revolving line of credit, due January 2005                                  4,945,000
Term note payable                                                                   -                         3,000,000
Senior subordinated convertible pay-in-kind notes                           3,000,000
Deferred rent                                                               1,489,000                         1,378,000

Minority interest in consolidated subsidiary                                        -                         3,397,000

Commitments and contingencies

Mandatorily redeemable preferred stock Series A,
   $3,000,000 redemption value                                              2,439,000                         2,088,000

Shareholders' equity:
     Convertible preferred stock, $100 liquidation preference,
         $0.01 par, 25,000,000 authorized
           Series B; 16,500 and 20,000 issued and outstanding,
              respectively                                                  1,547,000                         1,875,000
           Series C; 37,333 and 38,500 issued and outstanding,
              respectively                                                  3,733,000                         3,850,000
           Series D; 44,900 issued and outstanding                          4,045,000
     Common stock (25,000,000 shares authorized at no par value;
           5,617,275 and 5,417,666 issued and
          outstanding, respectively)                                       22,730,000                        22,593,000
     Paid in capital                                                       17,003,000                        15,772,000
     Accumulated deficit                                                 (44,334,000)                      (36,169,000)
                                                                   ------------------               -------------------
                   Total shareholders' equity                               4,724,000                         7,921,000
                                                                   ------------------               -------------------
                                                                   $       22,234,000               $        30,727,000
                                                                   ==================               ===================

                See accompanying notes to financial statements

                                      F-2


                             THE RIGHT START, INC.
                           STATEMENTS OF OPERATIONS
                           ------------------------


                                                                                      Year Ended
                                                           ----------------------------------------------------------
                                                           February 3, 2001    January 29, 2000      January 30, 1999
                                                           ----------------    ----------------      ----------------
Net sales:
     Retail                                                   $44,201,000         $ 38,043,000         $31,875,000
     Sales to RightStart.com                                    9,408,000                    -                   -
     Internet                                                           -            7,391,000                   -
     Catalog                                                            -            3,645,000           4,736,000
     Shipping and handling revenues                                     -              765,000             982,000
                                                              -----------         ------------         -----------
                                                               53,609,000           49,844,000          37,593,000
                                                              -----------         ------------         -----------

Costs and expenses:
     Cost of goods sold                                        21,952,000           25,279,000          18,576,000
     Cost of goods sold to RightStart.com                       9,408,000                    -                   -
     Cost of shipping and handling                                      -            2,670,000             969,000
     Operating expense, includes non-cash compensation of
        $93,000, $2,014,000 and none, respectively             17,214,000           20,479,000          15,119,000
     Marketing and advertising expense                          1,000,000            7,233,000             387,000
     General and administrative expense                         4,017,000            5,306,000           3,337,000
     Pre-opening costs                                            456,000              323,000             209,000
     Depreciation and amortization expense                      2,184,000            1,950,000           1,488,000
     Store closing (income) expense                               401,000              151,000            (113,000)
                                                              -----------         ------------         -----------
                                                               56,632,000           63,391,000          39,972,000
                                                              -----------         ------------         -----------
Operating loss                                                 (3,023,000)         (13,547,000)         (2,379,000)

Non-cash beneficial conversion feature amortization                     -                    -           3,850,000
Loss on investment in RightStart.com Inc.                       3,406,000                    -                   -


                                      H-29


Minority interest in consolidated subsidiary loss                       -           (3,000,000)                  -
Interest expense, net                                           1,197,000              227,000             640,000
                                                              -----------         ------------         -----------


Loss before income taxes and extraordinary item                (7,626,000)         (10,774,000)         (6,869,000)
Income tax provision                                               78,000               68,000              22,000
                                                              -----------         ------------         -----------

Loss before extraordinary item                                 (7,704,000)         (10,842,000)         (6,891,000)
Extraordinary gain on debt restructuring, net                           -                    -           1,211,000
                                                              -----------         ------------         -----------


Net loss                                                      $(7,704,000)        $(10,842,000)        $(5,680,000)
                                                              ===========         ============         ===========

Basic and diluted loss per share:
     Loss before extraordinary item                           $     (1.46)        $     (2.14)         $     (1.37)
     Extraordinary item                                                 -                   -                 0.24
                                                              -----------         ------------         -----------
     Net loss                                                 $     (1.46)        $     (2.14)         $     (1.13)
                                                              ===========         ============         ===========

Weighted average number of shares
     outstanding                                                5,597,809           5,355,756            5,051,820
                                                              ===========         ============         ===========

                See accompanying notes to financial statements.

                                      F-3


                             THE RIGHT START, INC.
                      STATEMENTS OF SHAREHOLDERS' EQUITY
                      ----------------------------------





                                                                       Preferred Stock
                       -------------------------------------------------------------------------------------------------
                                        Series B                   Series C                        Series D
                       ---------------------------------  ----------------------------- --------------------------------
                               Shares          Amount          Shares          Amount         Shares             Amount
                       ---------------   ---------------  ------------  --------------- -----------   ------------------
Balance January 31, 1998

Issuance of preferred stock     30,000        $2,813,000        38,500       $3,850,000
Issuance of subordinated debt
  in conjunction
  with recapitalization, net
Net loss
                       ---------------   ---------------  ------------  --------------- ----------   -------------------
Balance January 30, 1999        30,000         2,813,000        38,500        3,850,000


Preferred shares converted to
  common                       (10,000)         (938,000)
Issuance of shares pursuant to
  the exercise of stock options
Recapitalization costs
Dividend accretion
Induced conversion of
  Subsidiary's preferred stock
Issuance of shares in
  connection with former credit
  facility
Issuance of warrants in
  connection with former credit
  facility
Perfomance options
Subsidiary options
Director's options
Amortization of deferred
  compensation
Issuance in common stock of
  subsidiary
Net loss
                       ---------------   ---------------  ------------  --------------- ----------   -------------------
Balance January 29, 2000        20,000         1,875,000        38,500        3,850,000


Preferred shares converted to
  common                        (3,500)         (328,000)       (1,167)        (117,000)
Issuance of shares pursuant to
  the exercise of stock options
Dividend accretion
Amortization of deferred
  compensation

                                      H-30

Issuance of warrants in
  connection with former credit
  facility
Issuance of preferred stock and                                                            44,900            $4,045,000
  warrants, net
Options granted to non-employees
Dividends on preferred stock
Warrants issued by subsidiary
Deferred compensation related
  to subsidiary
Net loss
                      ---------------   ---------------  ------------  --------------- ----------   -------------------
Balance February 3, 2001       16,500        $1,547,000        37,333       $3,733,000     44,900            $4,045,000
                      ===============   ===============  ============  =============== ==========   ===================

                                     Common Stock              Additional                       Retained
                               -----------------------------     Paid in         Deferred       Earnings
                                Shares          Amount           Capital     Compensation       (Deficit)    Net Equity
                           ------------  --------------- ----------------- -------------- ---------------- ------------
Balance January 31, 1998     5,051,820     $22,337,000                                    ($19,030,000)     $3,307,000

Issuance of preferred stock                                                                                  6,663,000
Issuance of subordinated                                       $3,590,000                                    3,590,000
  debt in conjunction
  with recapitalization, net                                      (19,000)                                     (19,000)
Net loss                                                                                    (5,680,000)     (5,680,000)
                           ------------  --------------- ----------------- -------------- ---------------- ------------
Balance January 30, 1999     5,051,820      22,337,000          3,571,000                  (24,710,000)      7,861,000


Preferred shares converted
  to common                    333,333                            938,000
Issuance of shares pursuant
  to the exercise of stock
  options                       27,383         155,000                                                         155,000
Recapitalization costs                                            (56,000)                                     (56,000)
Dividend accretion                                                                            (301,000)       (301,000)
Induced conversion of
  subsidiary's preferred stock                                    316,000                     (316,000)
Issuance of shares in
  connection with former
  credit facility                5,130         101,000                                                         101,000
Issuance of warrants in
  connection with former
  credit facility                                                  58,000                                       58,000
Perfomance options                                              1,770,000                                    1,770,000
Subsidiary options                                                815,000      (815,000)
Director's options                                                100,000      (100,000)
Amortization of deferred
  compensation                                                                  244,000                        244,000
Issuance in common stock of
  subsidiary                                                    8,931,000                                    8,931,000
Net loss                                                                                   (10,842,000)    (10,842,000)
                           ------------  --------------- ----------------- -------------- ---------------- ------------
Balance January 29, 2000     5,417,666      22,593,000         16,443,000      (671,000)   (36,169,000)      7,921,000


Preferred shares converted
  to common                    175,000                            445,000
Issuance of shares pursuant
  to the exercise of stock
  options                       24,609         137,000                                                         137,000
Dividend accretion                                                                            (351,000)       (351,000)
Amortization of deferred
  compensation                                                                   36,000                         36,000
Issuance of warrants in
  connection with former credit                                    70,000                                       70,000
  facility
Issuance of preferred stock and
  warrants, net                                                   439,000                                    4,484,000
Options granted to non-employees                                   57,000                                       57,000
Dividends on preferred stock                                                                  (110,000)       (110,000)
Warrants issued by subsidiary                                     184,000                                      184,000
Deferred compensation related
  to subsidiary                                                  (595,000)       595,000
Net loss                                                                                    (7,704,000)     (7,704,000)
                          ------------   -------------    ---------------   ------------   ----------     ------------
Balance February 3, 2001     5,617,275     $22,730,000        $17,043,000       ($40,000) ($44,334,000)     $4,724,000
                          ============   =============    ===============   ============   ===========    =============

                See accompanying notes to financial statements

                                      F-4


                             THE RIGHT START, INC.

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                           Year Ended
                                                                        -----------------------------------------------
                                                                         February 3,       January 29,      January 30,
                                                                            2001              2000             1999
                                                                         -----------       ----------       -----------
Cash flows from operating activities:
        Net loss                                                        $ (7,704,000)    $(10,842,000)    $ (5,680,000)
        Adjustments to reconcile net loss
          to net cash provided by (used in) operating activities:
            Depreciation and amortization                                  2,184,000        1,950,000        1,538,000
            Amortization of debt issuance costs                              128,000
            Non-cash compensation                                             93,000        2,014,000
            Non-cash beneficial conversion feature amortization                                              3,850,000
            Non-cash advertising expense                                                        9,000
            Store closing expense                                            202,000          151,000           39,000
            Loss on investment in RightStart.com                           3,406,000
            Minority interest in consolidated subsidiary loss                              (3,000,000)
            Amortization of discount on senior subordinated notes                                               44,000
            Extraordinary gain                                                                              (1,211,000)
            Change in assets and liabilities affecting operations         (3,144,000)         442,000        1,760,000
                                                                       --------------   --------------   --------------

                 Net cash (used in) provided by operating activities      (4,835,000)      (9,276,000)         340,000
                                                                       --------------   --------------   --------------

Cash flows from investing activities:
        Additions to property, plant and equipment                        (2,841,000)      (3,603,000)      (1,296,000)
        Loss on investment in RightStart.com                              (3,406,000)
                                                                       --------------   --------------   --------------

                 Net cash used in investing activities                    (6,247,000)      (3,603,000)      (1,296,000)
                                                                       --------------   --------------   --------------

Cash flows from financing activities:
        Net borrowings (payments) on revolving line of credit              1,568,000        3,377,000       (2,014,000)
        Net proceeds from (payments on) term note payable                 (3,000,000)         250,000         (250,000)
        Proceeds from sale of  senior subordinated convertible
           pay-in-kind notes                                               3,000,000
        Proceeds from private placement of Series D preferred stock
           and warrants, net                                               4,484,000
        Dividends paid on Series D preferred stock                           (52,000)
        Proceeds from common stock issued upon exercise of stock options     137,000          155,000
        Sale of preferred stock in consolidated subsidiary, net                            13,670,000
        Proceeds from sale of senior subordinated notes, net                                                 3,606,000
                                                                       --------------   --------------   --------------

                 Net cash provided by financing activities                 6,137,000       17,452,000        1,342,000
                                                                       --------------   --------------   --------------


Net increase (decrease) in cash and cash equivalents                      (4,945,000)       4,573,000          386,000
Cash and cash equivalents at beginning of period                           5,199,000          626,000          240,000
                                                                       --------------   --------------   --------------

Cash and cash equivalents at end of period                             $     254,000    $   5,199,000    $     626,000
                                                                       ==============   ==============   ==============

See accompanying notes to financial statements

                                      F-5


                             THE RIGHT START, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:
- ------------------------------------------------------------

The Company
- -----------

The Right Start, Inc. (the "Company"), a California corporation, is a specialty retailer of high quality developmental, educational and care products for infants and children. Information presented as of and for the period ended January 29, 2000 ("Fiscal 1999") reflects the consolidated results of the Company and RightStart.com Inc., a Delaware corporation, ("RightStart.com"), which previously was the Company's majority-owned subsidiary.

RightStart.com was formed in April 1999 for the purpose of engaging in electronic commerce over the internet and, effective May 1, 1999, the Company contributed its catalog assets to RightStart.com. On October 10, 2000, RightStart.com issued 2 million shares of common stock, which decreased the Company's ownership interest in RightStart.com to 49.4%. The sale of common stock and associated corporate actions resulted in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with the Company. Accordingly, information as of and for the period ended February 3, 2001 ("Fiscal 2000") represents the results of operations and the financial position of The Right Start, Inc. only.

Fiscal Year
- -----------

The Company has a fiscal year consisting of fifty-two or fifty-three weeks ending on the Saturday closest to the last day in January. Fiscal 2000 consisted of fifty-three weeks; Fiscal 1999 and the fiscal year ended January 30, 1999 ("Fiscal 1998") were fifty-two week periods.

Revenue Recognition
- -------------------

Retail sales are recorded at time of sale or when goods are delivered.    The
Company provides for estimated returns at the time of the sale.

Merchandise Inventories
- -----------------------

Merchandise inventories consist of products purchased for resale and are stated at the lower of cost or market value. Cost is determined on a weighted average basis.

Cash and Cash Equivalents
- -------------------------

The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. At various times the Company maintains cash accounts with financial institutions in excess of federally insured amounts.

Concentrations of Credit Risks and Significant Customers
- --------------------------------------------------------

RightStart.com purchases inventory and services from the Company under a management services agreement. The income for services rendered under this agreement, which for Fiscal 2000 amounted to $405,000, is

                                      F-6


netted against general and administrative expenses. At February 3, 2001, the Company was owed $400,000 by RightStart.com. Due to the lack of available capital for internet retailers and the uncertainty surrounding the ongoing viability of RightStart.com, the full amount of the receivable is reserved.

Concentration of Product Fulfillment Risk
- -----------------------------------------

The Company outsources its distribution and fulfillment activities. The Company has no long-term contracts with its fulfillment services providers but has been operating under agreements setting forth the terms at which the Company will purchase those services and believes that replacement providers could be found without material difficulty should the need arise. Nonetheless, a disruption of any of these outsourced services could have a material effect on the Company.

Prepaid Catalog Costs
- ---------------------

Prepaid catalog costs consist of the costs to produce, print and distribute catalogs. These costs are amortized over the expected sales life of each catalog, which typically does not exceed four months. The catalog is owned by RightStart.com, which is no longer consolidated with the Company. Therefore there are no prepaid catalog costs recorded at February 3, 2001. Catalog production expenses of $0, $1,334,000 and $1,363,000 were recorded in Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

Long-lived Assets
- -----------------

The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that an asset should be evaluated for possible impairment, the Company uses an estimate of the asset's undiscounted net cash flows over its remaining life in measuring whether the asset is recoverable. There are no assets that have been determined to require an impairment provision for any period presented.

Property, Fixtures and Equipment
- --------------------------------

Property, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets, generally three to five years. Amortization of leasehold improvements is based upon the term of the lease, or the estimated useful life of the leasehold improvements, whichever is shorter. In Fiscal 2000, of the $406,000 expended by the Company for internal real estate and construction management costs, the Company capitalized $258,000 directly attributable to the development of new stores and expensed $148,000. The capitalized costs are amortized over the base term of the associated lease. In Fiscal 1999, the Company expended $312,000 for internal real estate and construction management costs. No amounts were capitalized.

Pre-opening Costs
- -----------------

Pre-opening costs incurred for new stores are charged to expense as incurred.

Advertising
- -----------

Advertising costs are expensed as incurred or at the time of the initial print or media broadcast. Advertising expenses of $1,000,000 were recorded in Fiscal 2000. Advertising expenses of $7,233,000, which includes $6,403,000 for RightStart.com, were recorded in Fiscal 1999. Advertising expenses of $387,000 were recorded in Fiscal 1998.

                                      F-7


Deferred Rent
- -------------

The Company recognizes rent expense on a straight-line basis over the life of the underlying lease. The benefits from tenant allowances and landlord concessions are recorded on the balance sheet as deferred rent and expensed over the lease term.

Income Taxes
- ------------

The Company accounts for income taxes using an asset and liability approach under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established against deferred tax assets when it is more likely than not that all, or some portion, of such deferred tax assets may not be realized.

Per Share Data
- --------------

On December 15, 1998, the Company's shareholders approved a one-for-two reverse split of the Company's common stock, which had previously been approved by the Company's Board of Directors. The reverse split was effective December 15, 1998. All references in the financial statements to shares and related prices, weighted average number of shares, per share amounts and stock plan data have been adjusted to reflect the reverse split.

Basic and diluted loss per share data is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding. Diluted income per share data is computed by dividing income available to common shareholders plus adjustment for costs associated with dilutive securities by the weighted average number of shares outstanding plus any potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock in each year.

                                                           Fiscal 2000      Fiscal 1999       Fiscal 1998
                                                          --------------  ----------------  ---------------
Loss before extraordinary item                                $7,704,000       $10,842,000       $6,891,000
Plus:  Preferred stock accretion                                 351,000           301,000           19,000
Subsidiary dividend to preferred shareholders                          -           316,000                -
Series D preferred dividends                                     110,000                 -                -
                                                              ----------       -----------       ----------
Basic and diluted loss before extraordinary item              $8,165,000       $11,459,000       $6,910,000
 applicable to common shareholders                            ==========       ===========       ==========
Weighted average shares                                        5,597,809         5,355,756        5,051,820
Loss before extraordinary item per share, basic and
 diluted                                                      $     1.46       $      2.14       $     1.37
                                                              ==========       ===========       ==========

                                      F-8


Certain securities of the Company were not included in the computation of diluted per share loss because to do so would have been antidilutive for the periods presented. Such securities include:

                                         Common Stock Equivalents at:
                         ---------------------------------------------------------------
Securities                  February 3, 2001     January 29, 2000     January 30, 1999
- ----------               ---------------------  -------------------  -------------------
Options                              1,034,021            1,001,407              890,519
Series B preferred stock               550,000              666,667            1,000,000
Series C preferred stock             1,866,650            1,925,000            1,925,000
Series D preferred stock             2,245,000                    -                    -
Warrants                               479,000                5,000                    -

Stock-Based Compensation
- ------------------------

Stock options issued to employees and members of the Company's board of directors are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the fair market value of the common stock on the date of grant where the number of options and the exercise price are fixed. The difference between the fair value of the common stock and the exercise price of the stock option is recorded as deferred compensation, which is charged to expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation".

In April 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation", an interpretation of APB opinion No. 25 which was effective July 1, 2000. The interpretation requires that any options granted to non-employees of the Company after December 15, 1998 be accounted for under statement of Financial Accounting Standard No. 123. As of February 3, 2001 there were 77,500 options issued by the Company to non-employees.

Reclassifications
- -----------------

Certain reclassifications have been made to conform prior period amounts to current year presentation.

Use of Estimates
- ----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income
- --------------------

The Company has not had any items of other comprehensive income in any period presented.

Fair Value of Financial Instruments
- -----------------------------------

The carrying amounts of all receivables, payables and accrued expenses approximate fair value due to the short-term nature of such instruments. The carrying amount of the revolving credit facility approximates fair

                                      F-9


value due to the floating rate of interest on such instrument. The senior subordinated convertible pay-in-kind notes were sold to affiliates. There is no current market for these notes and therefore a fair market value is not available.

Derivatives
- -----------

The Company currently does not have or use derivative instruments.

New Accounting Pronouncements
- -----------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards FAS 133, "Accounting for Derivative Instruments and Hedging Activities," effective beginning in the first quarter of 2000. FAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. FAS 133 was amended by Standard FAS No. 137 which defers the effective date of the FAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. FAS No. 133 is effective for our first fiscal quarter in the year 2001 and will not have a material effect on the Company's financial position.

In April 2001, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on issue No. 00-14, "Accounting for Certain Sales Incentives," which requires the cost of certain sales incentives, such as coupons, to be classified as a reduction of revenue. The Company's policy with respect to coupons complies with EITF No. 00-14 and, therefore, does not anticipate any impact on its financial statements.

NOTE 2:  INVESTMENT IN RIGHTSTART.COM:
- -------------------------------------

On October 10, 2000, RightStart.com issued 1.6 million shares of common stock to a new investor (the "October Investor") and 0.4 million shares of common stock to an existing minority investor. The new issuance represented 18% of the shares outstanding after the issuance. Consequently, the percentage of common stock ownership of RightStart.com by the Company was reduced from 60.2% to 49.4%. The October Investor received a seat on the Board of Directors of RightStart.com. The current Board of Directors of RightStart.com is comprised of the October Investor, a representative of one of RightStart.com's original minority investors, an affiliate of the Company and the chief executive officer of RightStart.com who is also the chief executive officer of the Company. Additionally, the October Investor and existing investors other than the Company received certain participatory rights in the management of RightStart.com. The sale of common stock and the associated corporate actions result in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with the Company.

Accordingly, financial statements as of and for the period ended February 3, 2001 are presented on an unconsolidated basis retroactive to the beginning of the fiscal year.

The operating losses of RightStart.com have been shown as a loss on investment. In connection with the deconsolidation of RightStart.com, the Company carries its investment in RightStart.com at zero. Due to the lack of available capital for internet retailers and the uncertainty surrounding the ongoing viability of RightStart.com, the Company has provided an allowance for the potential uncollectability of $400,000 in connection with amounts owed by RightStart.com to the Company under the Management Services Agreement. We are not obligated or committed, and do not intend, to fund any operating losses or obligations of RightStart.com.

                                     F-10


Under the equity method of accounting, the carrying value of an investment is normally adjusted on a periodic basis to recognize the investor's share of earnings and losses of the investee. The carrying value, however, generally is not reduced below zero and in that situation the equity method is, in effect, suspended. Accordingly, the Company will only make future adjustments to the carrying value of its investment in RightStart.com if and when RightStart.com reports net income in excess of its accumulated net losses during the period the equity method of accounting has been suspended, or if the Company makes additional realizable advances to, or investments in, RightStart.com.


NOTE 3 -  OPERATING RESULTS AND RISKS:
- -------------------------------------

Historically, the Company has incurred losses and may incur losses in Fiscal 2001. The Company believes that its current cash on hand at February 3, 2001, cash flow from operations and the New Credit Facility (see Note 5) will allow it to maintain its operations, fund working capital and capital expenditures for at least the next twelve months. The Company's needs for additional funding will depend upon several factors, including but not limited to, generating sufficient cash flow from operations and the opening of new stores. If additional capital is required to grow its business or execute its business plan, the Company may seek to raise additional equity or incur additional debt. Although there can be no assurance given that adequate funds will be available to the Company on acceptable terms, the Company has historically been able to raise equity and debt financing to continue its operations and fund its growth.


NOTE 4 - PROPERTY, FIXTURES AND EQUIPMENT, NET:
- ----------------------------------------------


                                              February 3,   January 29,
                                                 2001          2000
                                              -----------   -----------

Property, fixtures and equipment, at cost:
     Fixtures and equipment                   $ 5,310,000   $ 5,623,000
     Leaseholds and leasehold improvements      9,673,000     8,770,000
     Computer software                          1,035,000     2,597,000
                                              -----------   -----------

                                               16,018,000    16,990,000

Accumulated depreciation and amortization      (7,111,000)   (6,342,000)
                                              -----------   -----------

                                              $ 8,907,000   $10,648,000
                                              ===========   ===========

Depreciation and amortization expense for property, fixtures and equipment amounted to $2,170,000, $1,950,000 and $1,488,000 for Fiscal 2000, Fiscal 1999
and Fiscal 1998, respectively.


NOTE 5 - CREDIT AGREEMENTS:
- --------------------------

The Company entered into a Loan and Security Agreement with Wells Fargo Retail Finance (the "Bank") as of January 23, 2001 (the "New Credit Facility"). A portion of the proceeds were used to retire amounts due under the Company's Former Credit Facility, which was scheduled to terminate in February 2001 and the remaining portion is available for general corporate purposes in accordance with the Company's operating budget that has been approved by the Bank (the "Budget"). The New Credit Facility consists of a standard

                                     F-11


revolving line of up to $7,000,000 under which borrowings bear interest at a rate of 0.75% over a base rate announced by Wells Fargo Bank from time to time and a special line of up to $3,000,000 under which borrowings bear interest at a rate of 1.5% over the base rate. At February 3, 2001, the Wells Fargo Bank base rate was 8.5%. For Fiscal 2000, the average interest rate on this facility was 8.5% and interest expense of $28,000 was recorded. Up to $2,000,000 of borrowings under the special line can also be converted at the Company's option to a term loan with a 5-year amortization. The New Credit Facility is secured by substantially all of the Company's assets. Availability under the standard revolving line is limited to 87.5% of net retail liquidation value of the Company's inventory or between 70% and 74% (varying over the course of the year) of the cost value of the Company's inventory, whichever is less. Availability under the special line is limited to 12.5% of net retail liquidation value of the Company's inventory or, together with amounts available under the standard revolving line, between 80% and 84% (varying over the course of the year) of the cost value of the Company's inventory, whichever is less. The Company is required to maintain average availability under the New Credit Facility of at least 85% of amounts in the Budget (calculated on a rolling two-month average basis). In addition, the Company is required to maintain a ratio of cost for inventory purchased to cost of goods sold on a trailing 3 month basis of at least 85% of amounts in the Budget and an annualized inventory turnover rate for inventory designated for the retail stores of at least 2.7 times through April 2001 and 3.0 times thereafter. The New Credit Facility also limits the Company's capital expenditures to 110% of planned expenditures in the Budget in the two 6 month periods during each fiscal year. The New Credit Facility matures on January 23, 2006.


NOTE 6 - SENIOR SUBORDINATED CONVERTIBLE PAY-IN-KIND NOTES:
- ----------------------------------------------------------

In September and October 2000, the Company sold a total of $3.0 million in aggregate principal amount of its Senior Subordinated Convertible Pay-in-Kind Notes due 2005 (the "Convertible Notes") to affiliated investment partnerships managed by Kayne Anderson Capital Partners, L.P.("KA Capital") The Convertible Notes bear interest at the rate of 8% per annum and are convertible into common stock at a price of $2.375 per share of common stock. Interest on the Convertible Notes is due and payable semi-annually in cash or in kind, at the Company's election, on December 1 and June 1 of each year and compounded semi-annually. The Convertible Notes are secured by a subordinated lien on substantially all of the Company's assets. The Convertible Notes rank pari passu with all other subordinated debt of the Company and holders have registration rights with respect to the Company's common stock issuable upon conversion.


NOTE 7 - MANDATORILY REDEEMABLE PREFERRED STOCK:
- -----------------------------------------------

In connection with the Company's recapitalization (see Note 8), the Company issued 30,000 shares of mandatorily redeemable Series A preferred stock. The stock has a par value of $.01 per share and a liquidation preference of $100 per share; it is mandatorily redeemable at the option of the holders on May 31, 2002 at a redemption price of $100 per share or $3,000,000. The Series A preferred stock must also be redeemed by the Company upon a change of control or upon the issuance of equity securities by the Company for proceeds in excess of $15,000,000, both as defined in the Certificate of Determination for the Series A preferred stock.

The difference in the fair value of the mandatorily redeemable Series A preferred stock at the date of issuance and the redemption amount is being accreted, using the effective interest method, over the period from the issuance date to the required redemption date as a charge to retained earnings.

There are no dividends payable on the Series A preferred stock unless the Company is unable to redeem the stock at the required redemption date, at which point dividends will cumulate and accrue on a daily basis,


                                     F-12


without interest, at the rate of $15.00 per share per annum, payable quarterly.


NOTE 8 - SHAREHOLDERS' EQUITY:
- -----------------------------

Series D Convertible Pay-in-Kind Preferred Stock and Warrants
- -------------------------------------------------------------

In October 2000 the Company sold 44,900 shares of its Series D Convertible Pay-in-Kind Preferred Stock (the "Series D Convertible Preferred Stock") for $4.5 million, a portion of which was purchased by affiliates. The Series D Convertible Preferred Stock pays dividends at a rate of 8% per annum, has a liquidation preference of $100 per share and is convertible into common stock at the rate of $2.00 per share. The Company can cause the Series D Convertible Preferred Stock to convert after October 6, 2001 if the Company's common stock has traded at a price greater than $3.00 per share for twenty consecutive trading days. In connection with the issuance of the Series D Convertible Preferred Stock, the Company issued 449,000 warrants to purchase common shares at an exercise price of $2.00 per share of common stock. The fair value of the warrants was estimated using the Black-Scholes option pricing model and has been recorded as a reduction to the carrying value of the Series D Convertible Preferred Stock and a credit to paid in capital. Holders have registration rights with respect to the common stock issuable upon conversion of the Series D Convertible Preferred Stock and exercise of the warrants.

The Series D Convertible Preferred Stock has a pay-in-kind feature that permits the Company to pay dividends in additional securities. The Company paid its first dividends on December 1, 2000 in cash and may elect to do so in the future as well.


Recapitalization
- ----------------

In April 1998 the Company completed a private placement of non-interest bearing senior subordinated notes in an aggregate principal amount of $3,850,000, together with detachable warrants to purchase an aggregate of 1,925,000 shares of common stock exercisable at $2.00 per share (the "New Securities"). The New Securities were issued for an aggregate purchase price of $3,850,000 and were purchased principally by the Company's affiliates. In connection with the sale of the New Securities, the Company entered into an agreement (the "Agreement") with all of the holders of the Company's existing subordinated debt securities, representing an aggregate principal amount of $6,000,000. Pursuant to the Agreement, each holder (of new and old securities) agreed to exchange all of its subordinated debt securities, together with any warrants issued in connection therewith, for newly issued shares of preferred stock. Ten shares of newly issued preferred stock (the "Preferred Stock") were issued for each $1,000 principal amount of subordinated debt securities exchanged. The total number of shares originally issued were 30,000, 30,000 and 38,500 for Preferred Stock Series A, B and C, respectively. Holders of $3,000,000 principal amount of existing subordinated debt securities elected to receive Series A Preferred Stock which has no fixed dividend rights, is not convertible into common stock, is mandatorily redeemable by us in May 2002 and will not accrue dividends unless the Company is unable to redeem the Series A Preferred Stock at the required redemption date, at which point dividends would begin to accumulate and accrue at a rate of $15 per share per annum. Holders of $3,000,000 principal amount of subordinated debt securities elected to receive Series B convertible preferred stock, which has no fixed dividend rights and is convertible into common stock at a price per share of $3.00. Holders of the $3,850,000 principal amount of newly issued, non-interest bearing senior subordinated notes exchanged such debt securities (and the warrants issued in connection therewith) for Series C convertible preferred stock, which has no fixed dividend rights and is convertible into common stock at a price of $2.00 per share. The issuance of the shares of preferred stock occurred upon exchange of the subordinated debt securities in December 1998.

                                     F-13


The shares of Preferred Stock are non-voting. Holders of at least a majority of the Preferred Stock acting as a class, however, must consent to certain corporate actions, including the sale of the Company, as defined in the respective Certificates of Determination. Both Series B and Series C preferred stock have a par value of $.01 per share and a liquidation preference of $100 per share. During Fiscal 2000, and Fiscal 1999, 3,500 and 10,000 shares of Series B preferred stock converted into 116,666 and 333,333 shares of common stock respectively.


NOTE 9 - INCOME TAXES:
- ---------------------

The provision for income taxes is comprised of the following:

                                         Year Ended
                            -------------------------------------
                            February 3,  January 29,  January 30,
                                2001         2000         1999
                            -----------  -----------  -----------
     Current provision:
       Federal
       State                  $ 78,000     $ 68,000     $ 22,000

     Deferred provision:
       Federal
       State
                            -----------  -----------  -----------
                              $  78,000    $  68,000    $  22,000
                            ===========  ===========  ===========

The Company's effective income tax rate differed from the federal statutory rate as follows:


                                                            Year Ended
                                             ----------------------------------------

                                      H-38

                                             February 3,   January 29,   January 30,
                                                2001          2000          1999
                                             -----------   -----------   ------------
     Federal statutory rate                         34%           34%           34%
     State income taxes, net of federal
       benefit                                       5             3
     Loss on investment in RightStart.com           (7)
     Valuation allowance                           (32)          (34)          (11)
     Debt discount amortization                                                (23)
     Other                                           1            (3)
                                             -----------   -----------   ------------
      Effective income tax rate                      1%            0%            0%
                                             ===========   ===========   ============

                                     F-14


Deferred tax (liabilities) assets are comprised of the following:

                                      February 3,     January 29,
                                          2001           2000
                                     -------------   ------------
Depreciation and amortization        $    (452,000)  $   (167,000)
Other                                     (415,000)       (27,000)

 Deferred tax liabilities                 (867,000)      (194,000)

Net operating loss carry forwards       10,676,000     12,054,000
Investment in subsidiary                   209,000
Deferred rent                              621,000        625,000
Deferred compensation                      748,000        820,000
Other reserves                             292,000         98,000
Other                                      286,000        280,000
Sales returns                                              96,000
                                     -------------   ------------

 Deferred tax assets                    12,832,000     13,973,000
                                     -------------   ------------

Valuation allowance                    (10,565,000)   (12,379,000)
                                     -------------   ------------

 Net deferred tax asset              $   1,400,000   $  1,400,000
                                     =============   ============

In evaluating the realizability of the deferred tax asset, management considered the Company's projections and available tax planning strategies. Management expects that the Company will generate $4 million of taxable income within the next 15 years to utilize the net deferred tax asset. The taxable income will be generated through a combination of improved operating results and tax planning strategies. Rather than lose the tax benefit, the Company could implement certain tax planning strategies including the sale some of its operations or a portion of the Company's ownership in RightStart.com in order to generate income to enable the Company to realize its NOL carryforwards. Based on the expected operating improvements, combined with tax planning strategies, management believes that adequate taxable income will be generated over the next 15 years in which to utilize at least a portion of the NOL carryforwards.

The Company has federal and state net operating loss carryforwards at February 3, 2001 of $28.7 million and $11.7 million, respectively. These carryforwards will expire in fiscal years ending 2002 through 2021.


NOTE 10 - EMPLOYEE BENEFITS AND STOCK OPTIONS:
- ---------------------------------------------

In October 1991, the Company adopted the 1991 Employee Stock Option Plan, which, as amended, covers an aggregate of 1,050,000 shares of the Company's common stock. Options outstanding under this plan have terms ranging from three to ten years (depending on the terms of the individual grant). In May 1998, certain option holders were given the right to cancel their existing options (many of which were vested) (the "Existing Options") and have new options issued to them at the fair market value on the date of grant of $3.50 per share (the "New Options). The New Options vest in accordance with the terms of the individual grants. Options to purchase 833,160 shares of common stock were issued under this plan at exercise prices ranging from $2.00 to $17.25 per share. At February 3, 2001, 529,894 of these options were exercisable. At February

                                     F-15


3, 2001, 216,840 shares were available for future grant under this plan.

In October 1995, the Company adopted the 1995 Non-Employee Directors Option Plan, as amended, to cover an aggregate of 275,000 shares of common stock. This Plan provides for the annual issuance, to each non-employee director, of options to purchase 1,500 shares of common stock. In addition, each director is entitled to make an election to receive, in lieu of directors' fees, additional options to purchase common stock. The amount of additional options is determined using the Black-Scholes option-pricing model such that the fair value of the options issued is equivalent to the fees that the director would be otherwise entitled to receive. The amount of additional options is determined based on an independent valuation. Options issued under this plan vest on the anniversary date of their grant and upon termination of Board membership. These options expire three to five years from the date of grant. Options to purchase 200,861 shares of common stock were issued under this plan at exercise prices ranging from $2.50 to $10.46 per share, such exercise price being equal to the price of the Company's common stock on the last trading day preceding the date of grant. At February 3, 2001, 155,121 of the options issued under this plan were exercisable. At February 3, 2001, 74,140 shares were available for future grant under this plan.

In 1993, the Company adopted an employee stock ownership plan ("ESOP") and employee stock purchase plan ("ESPP") for the benefit of its employees. The ESOP is funded exclusively by discretionary contributions determined by the Board of Directors. The Company has made no contribution since April 1996. The Company matches employees' contributions to the ESPP at a rate of 50%. The Company's contributions to the ESPP amounted to $13,000, $12,000 and $14,000 in Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively.

The following table summarizes the Company's option activity through February 3, 2001:

                                                                          Fair Value     Options         Exercisable
                                      Number of       Weighted Average    of Options   Exercisable     Weighted Average
                                       Options         Exercise Price       Granted    at Year End      Exercise Price
                                   ---------------  --------------------  -----------  ------------  ------------------
Outstanding at January 31, 1998           326,005         $7.62                           323,921           $4.17
Granted                                   785,014          3.03             $  1.07
Canceled                                 (220,500)         7.13
                                        ---------
Outstanding at January 30, 1999           890,519          3.72                           148,006            7.15
Granted                                   148,270          8.20                5.31
Canceled                                   (9,999)         3.50
Exercised                                 (27,383)         5.64
                                        ---------
Outstanding at January 29, 2000         1,001,407          4.33                           543,937            3.75
Granted                                   136,065          3.37                3.08
Canceled                                  (78,851)         2.81
Exercised                                 (24,600)         2.50
                                        ---------
Outstanding at February 3, 2001         1,034,021          4.13                           685,015            3.95
                                        =========

                                     F-16


The following table summarizes information concerning the Company's outstanding and exercisable stock options at February 3, 2001:

                       Number           Weighted Average      Weighted Average
    Range of       Outstanding at    Remaining Contractual    Exercise Price of     Number Exercisable
Exercise Prices   February 3, 2001            Life           Options Outstanding   at February 3, 2001
- ----------------  -----------------           ----           --------------------  --------------------

 $2.00 -  $3.50             749,514        7.1 years                       $ 2.90               536,914
 $4.13 -  $7.88             197,653        6.6 years                         6.16                73,246
$8.50 -  $17.25              86,854        5.2 years                        10.19                74,855
                          ---------                                        ------               -------
                          1,034,021                                        $ 3.95               685,015
                          =========                                        ======               =======

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                     Fiscal 2000     Fiscal 1999      Fiscal 1998
                                                   ---------------  --------------  ----------------
Risk-free interest rates                                  5.88%            5.27%               5.17%
Expected life (in years)                                     4                4                   4
Dividend yield                                               0%               0%                  0%
Expected volatility                                      85.06%           85.33%              76.91%
Weighted average fair value
 on grant date                                          $ 0.89           $ 5.35            $   2.28

The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25, "Accounting for

Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans based on the fair market value method prescribed by SFAS 123. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under their plans consistent with the methodology prescribed by SFAS 123, the Company's net loss and loss per share, including the Company's share of compensation expense related to RightStart.com's option grants for Fiscal 2000, would be increased to the pro forma amounts indicated below:

                                                                           Year Ended
                                              ------------------------------------------------------------------
                                                February 3, 2001        January 29, 2000      January 30, 1999
                                              ----------------------  --------------------  --------------------
Net loss:
   As reported                                      $7,704,000            $10,842,000             $5,680,000
   Pro forma                                         8,265,000             11,922,000              6,258,000
Basic and diluted loss per share:
   As reported                                         $  1.46                $  2.14                $  1.13
   Pro forma                                              1.48                   2.23                   1.24


These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

                                     F-17

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of employee stock options.

In Fiscal 1999, 100,000 options, which vest over three years, were granted to non-employee directors at an exercise price of $7.25 and a fair value at date of grant of $8.25. The Company recorded $100,000 of deferred compensation related to these options, of which $24,000 was amortized in Fiscal 1999 and $36,000 was amortized in Fiscal 2000. Additionally, 100,000 stock options held by RightStart.com employees after the deconsolidation were valued at $57,000 and charged to non-cash compensation expense.


NOTE 11 - RELATED PARTY TRANSACTIONS:
- ------------------------------------

Kayne Anderson Investment Management, Inc. ("KAIM"), the general partner of KA Capital, provides certain management services to the Company and charges the Company for such services. Annual management fees of $187,500 were paid to KAIM in Fiscal 2000 and fees of $112,500 were paid in both Fiscal 1999 and Fiscal 1998. In September and October 2000, the Company sold a total of $3.0 million in aggregate principal amount of its Senior Subordinated Convertible Pay-in-Kind Notes due 2005 (the "Convertible Notes") to KA Capital (See Note 6).

In July 1999, the Company entered into a management services agreement with RightStart.com in connection with its formation. This agreement provides that the Company will supply inventory at cost plus five percent and provide certain Basic Services at cost plus 5%. Basic Services consists of various services including among others, services for personnel/human resources, benefits administration, payroll processing, insurance, tax, cash management, financial, legal, order fulfillment and collection, accounting, telecommunications, catalog production assistance and credit card processing. Inventory designated for RightStart.com is stored separately from that of the Company and is billed to RightStart.com on a weekly basis only as the merchandise is sold and shipped to RightStart.com customers. The management services agreement may be terminated in full or on a service-by-service basis by RightStart.com on 30 days written notice and by the Company, in respect to inventory, upon 90 days written notice and by either party upon the occurrence of uncured breaches and certain bankruptcy events. The sale of inventory to RightStart.com and the related cost of those sales are shown on the statement of operations. The income for Basic Services rendered under this agreement, which for Fiscal 2000 amounted to $405,000 and for Fiscal 1999 amounted to $407,000, is netted against general and administrative expenses.

As of April 12, 2001, the Company entered into Baby Registry Joint Development and Use Agreement with RightStart.com pursuant to which the Company and RightStart.com intend to jointly develop a baby registry that can be accessed by our customers and RightStart.com's customers. Upon termination of the agreement each party would be entitled to retain all code used in the jointly developed registry, as well as any database information collected, and to operate a separate registry.

NOTE 12 - OPERATING LEASES:
- --------------------------

The Company leases real property and equipment under non-cancelable agreements expiring from 2001 through 2010. Certain retail store lease agreements provide for contingent rental payments if the store's net

                                     F-18


sales exceed stated levels ("percentage rents"). Certain other of the leases contain escalation clauses which provide for increases in base rental for increases in future operating cost and renewal options at fair market rental rates.

The Company's minimum rental commitments are as follows:

                Fiscal Year
                -----------
                   2001                      $ 4,689,000
                   2002                        4,476,000
                   2003                        4,249,000
                   2004                        3,434,000
                   2005                        2,388,000
                Thereafter                     1,488,000
                                             -----------
                                             $20,724,000
                                             ===========


Net rental expense under operating leases was $4,139,000, $3,584,000 and $3,233,000, for Fiscal 2000, Fiscal 1999 and Fiscal 1998, respectively. Percentage rents of $39,000 were incurred in Fiscal 2000. No percentage rents were incurred in Fiscal 1999 or Fiscal 1998.


NOTE 13 - STORE CLOSINGS:
- ------------------------

The Company closed two stores in Fiscal 2000 and one store in Fiscal 1999 and wrote off approximately $302,000 and $151,000, respectively, of the net book value of the assets related to the stores.


NOTE 14 - RECAPITALIZATION AND EXTRAORDINARY GAIN:
- -------------------------------------------------

In connection with its recapitalization, effective April 13, 1998, the holders of the Company's $3.0 million subordinated notes and $3.0 million subordinated convertible debentures agreed to waive their right to receive any and all interest payments accrued and owing on or after February 28, 1998. This modification of terms was accounted for prospectively, from the effective date, under Statement of Financial Accounting Standards No. 15, "Accounting of Debtors and Creditors for Troubled Debt Restructurings".

The carrying amount of the subordinated notes as of April 13, 1998 was not changed as the carrying amount of the debt did not exceed the total future cash payments of $3.0 million specified by the new terms. Interest expense was computed using the effective interest method to apply a constant effective interest rate to the payable balance between the modification date of April 13, 1998, and the original maturity date of the payable in May 2000.

The total future cash payments specified by the new terms of the convertible debentures of $3,000,000 was less than the carrying amount of the liability to the debenture holders of $3,027,000; therefore, the carrying amount was reduced to an amount equal to the total future cash payments specified by the new terms and the Company recognized a gain on restructuring of payables equal to the amount of the reduction as of April 13, 1998. No interest expense was recognized on the payable for any period between the modification date of April 13, 1998 and the date the debentures were exchanged for preferred stock.

Proceeds from the Company's private placement of New Securities in the amount of $3,850,000 were used to pay off the Company's revolving line of credit.

                                     F-19

Additionally, holders of subordinated debt and warrant securities exchanged such securities for either Series A or Series B preferred stock. The fair value of each preferred stock series was determined as of the issuance date of the stock. The difference between the fair value of the Series A preferred stock granted of $1,769,000 and the carrying amount of the related subordinated debt security's balance exchanged of $3,000,000 was recognized as a gain on the extinguishment of debt, net of transaction expenses, in the amount of $1,231,000. The difference between the fair value of the Series B preferred stock series granted of $2,812,000 and the carrying amount of the related subordinated debt security's balance plus accrued interest exchanged of $2,828,000 was recognized as a gain on the extinguishment of debt, net of transaction expenses, in the amount of $16,000 with $8,000 of the gain on the exchange of notes held by principal shareholders recorded as a credit to additional paid-in capital.
There was no gain or loss recognized on the conversion of the New Securities (See Note 8).


NOTE 15 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
- ----------------------------------------------------------

Changes in assets and liabilities which increased (decreased) cash are as follows:

                                                                            Year Ended
                                             ---------------------------------------------------------------------
                                                  February 3, 2001       January 29, 2000       January 30, 1999
                                             ------------------------  ---------------------  ---------------------
Accounts and other receivables                           $  (565,000)           $   (97,000)            $ (180,000)
Merchandise inventories                                     (768,000)            (3,897,000)               805,000
Other current assets                                        (201,000)               (61,000)               319,000
Other non-current assets                                     (45,000)            (1,168,000)               (48,000)
Accounts payable and accrued expenses                     (1,726,000)             5,736,000              1,040,000
Deferred rent                                                161,000                (71,000)              (176,000)
                                                         -----------            -----------             ----------
                                                         $(3,144,000)           $   442,000             $1,760,000
                                                         ===========            ===========             ==========

The changes in assets and liabilities for the year ended February 3, 2001 exclude the assets and liabilities of RightStart.com.

Supplementary disclosure of cash flow information:

                                                           Fiscal 2000        Fiscal 1999          Fiscal 1998
                                                         ----------------  ------------------  -------------------
Cash paid for income taxes                                  $  9,000            $ 11,000             $  3,000
Cash paid for interest                                       779,000             447,000              483,000


Non-cash investing and financing activities:

                                                           Fiscal 2000         Fiscal 1999         Fiscal 1998
                                                         ----------------  -------------------  ------------------
Conversion of Series B preferred stock to common stock      $328,000           $  938,000                   -
Conversion of Series C preferred stock to common stock       117,000                    -                   -
Issuance of common stock and warrants in connection
 with financing agreement                                          -              159,000                   -
Preferred dividend accretion                                 351,000              301,000             $19,000
Preferred dividend payable                                    58,000                    -                   -
Exchange of subsidiary stock for software                          -            1,243,000                   -

                                     F-20

NOTE 16 - SEGMENT INFORMATION:
- -----------------------------

The Company currently operates in one segment, which is the retail segment. The results of operations for Fiscal 2000 reflect only the retail stores. Operating results of RightStart.com are reflected as a gain (loss) on investment in RightStart.com.

The prior year consolidated financial statements included the Company and its former majority-owned subsidiary which together had two reportable segments; Direct-to-customers, which included online and catalog operations (the subsidiary), and Retail (the parent), which included activities related to retail stores. Both segments sold products to meet the needs of the parents of infants and small children. The Direct-to-customers segment also sold products directed to older children through age twelve. Current year financial statements include only operating information of the Company, which as a result of the deconsolidation of RightStart.com, has only one reportable segment. Accordingly, segment information for the current year is not presented below.

The accounting policies of the reportable segments were the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income taxes.

The Company charges a management fee on inventory transferred from the Retail segment to the Direct-to-customers segment and a fee on services provided by the Retail segment on behalf of the Direct-to-customers segment.

The Company's reportable segments had operations that offer the same or similar products but had a different method of delivery to its customers.

Segment information for Fiscal 1999 is as follows:

                                                                Direct-to-
                              Online           Catalog          Customers             Retail              Total
                          ---------------  ---------------      ---------         -----------------  -----------------
 Net sales                   $ 7,394,000       $3,642,000       $11,036,000            $38,043,000       $ 49,079,000
 Interest income                 238,000                -           238,000                      -            238,000
 Interest expense                      -                -                 -                465,000            465,000
 Depreciation                    278,000                -           278,000              1,672,000          1,950,000
 Non-cash compensation           220,000                -           220,000              1,794,000          2,014,000
 Pre-opening costs                     -                -                 -                323,000            323,000
 Minority interest                     -                -         3,000,000                      -          3,000,000
 Store closing expense                 -                -                 -                151,000            151,000
 Pre-tax loss                 (6,673,000)        (303,000)       (6,976,000)            (3,798,000)       (10,774,000)
 Total assets                  4,294,000          252,000         4,546,000             26,181,000         30,727,000
 Fixed asset additions         2,456,000                -         2,456,000              2,390,000          4,846,000

                                     F-21

Segment information for Fiscal 1998 is as follows:

                                       Catalog                 Retail                  Total
                                 --------------------  ----------------------  ----------------------
 Net sales                                $4,736,000             $31,875,000             $36,611,000
 Interest expense                                  -                 640,000                 640,000
 Depreciation                                 18,000               1,470,000               1,488,000
 Pre-opening costs                                 -                 209,000                 209,000
 Store closing (income)                            -                (113,000)               (113,000)
 Pre-tax loss                               (126,000)             (6,743,000)             (6,869,000)
 Total assets                                252,000              17,419,000              17,671,000
 Fixed asset additions                             -               1,296,000               1,296,000

NOTE 17 - OTHER FINANCIAL DATA:
- ------------------------------

Allowance for Doubtful Accounts
- -------------------------------

The Activity in the allowance for doubtful accounts was as follows:

                  Beginning Balance     Provision     Write-offs       Ending Balance
                ---------------------  -----------  ---------------  ------------------
Fiscal 1998                   $17,000     $ 15,000         $(5,000)            $ 27,000
Fiscal 1999                    27,000       60,000               -               87,000
Fiscal 2000                    87,000      313,000               -              400,000


Accounts payable and accrued expenses
- -------------------------------------

The components of accounts payable and accrued expenses are as follows:

                                                    Fiscal 2000      Fiscal 1999
                                                  ---------------  ---------------
Accounts payable                                       $1,216,000       $4,413,000
Bank overdraft                                          1,963,000        1,570,000
Accrued payroll and related expenses                      383,000          484,000
Accrued merchandise costs                               1,188,000        1,876,000
Accrued professional fees                                 186,000          485,000
Sales returns and allowances                              120,000          175,000
Sales and use tax accruals                                223,000          235,000
Accrued interest                                           71,000           41,000
Other accrued expenses                                    287,000          287,000
                                                       ----------       ----------
                                                       $5,637,000       $9,566,000
                                                       ==========       ==========

NOTE 18 - COMMITMENTS AND CONTINGENCIES:
- ---------------------------------------

Future Advertising
- ------------------

As of February 3, 2001, the Company had commitments of approximately $30,000 for future advertising.

                                     F-22


Leases
- ------

The Company is currently subleasing its corporate office in Westlake Village, California for $22,500 per month through June 30, 2001. In April 2001, the

Company entered into a lease agreement effective July 1, 2001 for its new corporate headquarters in Calabasas, California. The new lease commitment is for five years at an average rental of $28,000 per month. The move to the new corporate office is expected to cost the Company approximately $50,000.

Legal Matters
- -------------

We are a party to various legal actions arising in the ordinary course of business. In addition, we have been named in lawsuits against RightStart.com brought by two of RightStart.com's unsecured creditors. In the opinion of management, any claims that may arise from these actions are adequately covered by insurance, are immaterial to us or are without significant merit. We believe that the ultimate outcome of these matters will not have a material effect on our financial position or results of operations.

                                     F-23


Note 19 - Subsequent Events
- ---------------------------

On September 5, 2001, ZB Company, Inc. ("ZBCI"), a wholly-owned subsidiary of the Company, completed the acquisition of substantially all of the assets of Zany Brainy, Inc. ("Zany Brainy Acquisition"), including 187 retail stores in 34 states, through a sale of assets and assignment of liabilities pursuant to sections 363 and 365 of the U.S. Bankruptcy Code. As consideration, ZBCI agreed to pay the following: $7.5 million in cash and 1.1 million shares of Company's common stock to the Zany Brainy estate for the benefit of the unsecured creditors (the cash portion to be paid in three equal installments on December 15, 2001, February 15, 2002 and April 15, 2002); $65.8 million (excluding renewed letters of credit) to the Zany Brainy, Inc. Debtor in Possession ("DIP") lender paid at the closing from the proceeds of a Loan and Security Agreement between Wells Fargo Retail Finance, LLC (the "Bank") and ZBCI, dated September 5, 2001 (the "ZB Credit Facility"); $4.2 million which was offset by payments due to investors; $1.1 million in bankruptcy related professional fees; $2.1 million paid into an escrow at the closing for Zany Brainy management retention bonuses; and certain lesser amounts. Additionally, ZBCI assumed certain other liabilities estimated at $36.9 million consisting of post-petition trade payables, settlement amounts, bankruptcy-related professional fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits. The Company financed the Zany Brainy Acquisition with the proceeds from the issuance of preferred and common stock, notes and the ZB Credit Facility. The Company has also agreed to reimburse the Zany Brainy creditors for up to $1 million for costs that may be incurred by the creditors related to professional services. To the extent any amounts are paid by the Company, they would represent additional purchase price. In order to fund the Zany Brainy Acquisition, the Company issued approximately 11,919 shares of its Series E Convertible Preferred Stock, par value $.01 per share ("Series E Preferred Stock"), to Athanor Holdings, LLC ("Athanor") and 2,200 shares of its Series G Convertible Preferred Stock, par value $.01 per share ("Series G Preferred Stock"), to certain affiliates of Kayne Anderson Investment Management, Inc. ("KAIM") and Mr. Fred Kayne (each of which are affiliates of the Company), for approximately $11.9 million and $5.5 million, respectively. The Series E Preferred Stock is convertible, upon approval by the Company's shareholders, into 8,334,836 shares of the Company's common stock, no par value ("Common Stock"), at an imputed price of $1.43 per share, and the Series G Preferred Stock is convertible, upon approval by the Company's shareholders, into 2,200,000 shares of Common Stock at an imputed price of $2.50 per share. Additionally, Athanor purchased $4.9 million in aggregate principal amount of the Company's 4% Subordinated Convertible Pay-in-Kind Notes due September 4, 2004 (the "Junior Notes"). The Series E Preferred Stock and Junior Notes held by Athanor (the "Athanor Investment"), if and when converted to Common Stock, represent approximately 34.4% of the fully diluted shares of the Company before giving effect to employee and director stock options but assuming conversion of the contingently convertible securities issued in the FAO Acquisition discussed below. In November 2001, in connection with the consent to the FAO transaction, the $4.9 million pay-in-kind notes became convertible upon the closing of the FAO transaction. Under a shareholders' agreement among KAIM, Mr. Fred Kayne and Athanor and the investment agreement between the Company and Athanor, Athanor has the right to name three members to the Company's Board of Directors, one of whom is to be "independent." The shareholders' agreement also requires the KAIM investment affiliates and Mr. Fred Kayne to convert all of their holdings in the Company's Senior Subordinated Convertible Pay-in-Kind Notes ("Senior Subordinated Notes") and the Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Pay-in-Kind Convertible Preferred Stock to Common Stock at the time that sufficient common shares have been authorized, and the conversion feature on the newly-issued preferred stock and Junior Notes has been approved, by vote of the Company's common shareholders; and to vote their securities in favor of such matters. Upon such authorization and approval, the Company's Series E Preferred Stock (to the extent of the conversion of our convertible securities (other than employee or director options, outstanding warrants to purchase our Common Stock or the Series E Preferred Stock)), Series F Preferred Stock and Series G Preferred Stock will automatically convert into Common Stock. In addition, the Athanor investment agreement required that the Company acquire from Targoff-RS, LLC the assets it acquired in the foreclosure on RightStart.com by RightStart.com's senior secured lenders, including the online business and the Right Start catalog business. The Company purchased Targoff-RS, LLC and its debt at an aggregate price of $4.0 million through the issuance of 1,800 shares of Series F Convertible Preferred Stock, no par value (the "Series F Preferred Stock"). The Series F Preferred Stock is convertible into 1,800,000 shares of Common Stock at an imputed price of $2.22 per share. The remaining amounts necessary to consummate the Zany Brainy Acquisition came from the ZB Credit Facility. The ZB Credit Facility is secured by a pledge of substantially all of the assets of ZBCI. The Company has guaranteed ZBCI's obligations under the ZB Credit Facility and secured its guarantee with a pledge of the stock of ZBCI. The ZB Credit Facility consists of a standard revolving line of up to $100 million under which borrowings bear interest, at ZBCI's election, at an initial rate of 3.5% over the London Interbank Offered Rate ("LIBOR") or 1.75% over a base rate announced by Wells Fargo Bank from time to time, and a special subline of up to $15 million under which borrowings bear interest at a rate of 14.5% per annum. The interest rate on the standard revolving line adjusts based on the average quarterly availability under the ZB Credit Facility to a low of 2.25% over LIBOR and 0.25% over the base rate, in each case, when availability exceeds $25 million. ZBCI is required to maintain a tangible net worth of at least $26 million as of February 2, 2002 and 85% of amounts projected in ZBCI's budget for each calendar month on or after February 28, 2002. In addition, the ZB Credit Facility limits capital expenditures for the fiscal year ending
February 2, 2002 in excess of $5 million or $2.5 million in any fiscal quarter of such year and amounts approved by the Bank thereafter. ZBCI is required to keep its effective advance rate under the ZB Credit Facility
(tested at month end and on December 24) below 50% from January through March of each year, 65% from April to July of each year, 70% from August through November of each year and 35% in December of each year (except that, in connection with the provision of a $5 million letter of credit, ZBCI was permitted to have an effective advance rate of 50% in December 2001 and to increase its effective advance rate for October and November 2001 by $5 million). ZBCI may not permit the ratio of purchases to costs of goods sold
(on a trailing three month basis tested at month end beginning November 30, 2001) to be less than 0.30:1.00 from January through May of each year, 0.70:1.00 for June of each year, 1.00:1.00 for July and November of each year, 1.25:1.00 for August and September of each year, 1.35:1.00 for October of each year and 0.50:1.00 for December of each year. ZBCI must maintain a minimum availability under the standard revolving line of not less than $5 million. ZBCI must maintain a cost value of inventory that is within 15% of ZBCI's business plan at all times. ZBCI is required to reduce outstanding advances under the special subline to $7.5 million from December 26 through April 30 of the following year and to maintain special subline advances equal to or exceeding $10 million from May 1 through December 24 of each year until the special subline is terminated.

In January 2002, the Company's newly formed wholly-owned subsidiary Toy Soldier, Inc. ("Toy Soldier") acquired certain assets and assumed certain liabilities of F.A.O. Schwarz and its affiliate, Quality Fulfillment Services, Inc. ("FAO Acquisition").

The Company issued 20,000 shares of Series H Contingent Convertible Preferred Stock, par value $0.01 per share ("Series H Preferred Stock"), with a liquidation preference of $20 million, convertible upon shareholder approval into five million shares of common stock at an imputed price of $4.00 per common share, and 8% subordinated notes of Toy Soldier in the aggregate principal amount of $17,998,000 ("FAO Subordinated Notes"). The purchase price is adjustable if, after a post closing physical inventory the current portion of the assets transferred to Toy Soldier does not equal $33 million. Simultaneously with the closing the Company amended its Loan and Security Agreement with Wells Fargo Retail Finance, LLC to increase the maximum loan amount to $17.5 million to provide a source of working capital to the FAO business.

Our acquisitions have been accounted for under the purchase method of accounting. The Company is in the process of finalizing valuations of the individual assets. The allocation of the purchase prices may change based upon these valuations. The Company's preliminary allocation of purchase price for the acquisitions, based upon estimated fair values, is as follows:

                                             Zany Brainy    Targoff-RS, LLC    FAO Schwarz
Net current assets                          $ 108,919,000    $    140,000      $ 64,009,000
Property, plant and equipment                  11,448,000         820,000         3,741,000
Non-current assets                                286,000          34,000            27,000
Net current liabilities                       (33,857,000)       (679,000)      (31,241,000)
Non-current liabilities                        (3,000,000)              -                 -
                                            -------------    ------------     -------------
Estimated fair value, net assets acquired      83,796,000         315,000        36,536,000
Goodwill and other intangible assets              457,000       3,681,000                 -
                                            -------------    ------------     -------------
Total purchase price                        $  84,253,000    $  3,996,000     $  36,536,000
                                            -------------    ------------     -------------


The final allocation of the purchase price will be made based on appraised values. Based on management's preliminary estimates, no goodwill will be recorded on the FAO Acquisition. In December 2001 the Company's Series D Preferred Stock converted into 2,428,192 shares of common stock.

RIGHTSTART.COM INC.
FINANCIAL STATEMENTS AS OF FEBRUARY 3, 2001
TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and Board of Directors of RightStart.com Inc.:

We have audited the accompanying balance sheet of RightStart.com Inc., a Delaware corporation (the "Company"), as of February 3, 2001, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RightStart.com Inc. as of February 3, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, for the year ended February 3, 2001, the Company incurred a loss from operations of $12,275,000 and a net loss of $14,073,000, and at February 3, 2001, the Company had a working capital deficit of $7,499,000 and an accumulated deficit of $24,753,000 which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



                                   GILDERMAN, JOHNSON & COMPANY, LLP

Encino, California
April 13, 2001 (except for Note 17 as to which the date is January 24, 2002)

                                      F-24


                              RIGHTSTART.COM INC.
                                 BALANCE SHEET
                                FEBRUARY 3, 2001

                                 ASSETS
                                 ------
Current assets:
  Cash                                                                        $     19,000
  Accounts and other receivables, net of allowance
    for doubtful accounts of $15,000                                               130,000
  Prepaid catalog expenses                                                         160,000
  Other                                                                             28,000
                                                                              ------------
    Total current assets                                                           337,000


Property and equipment, net                                                      1,602,000
Other                                                                               36,000
                                                                              ------------
                                                                              $  1,975,000
                                                                              ============
               LIABILITIES AND STOCKHOLDERS' DEFICIT
               -------------------------------------

Current liabilities:
  Accounts payable                                                            $  2,768,000
  Accrued liabilities                                                              736,000
  Due to The Right Start, Inc.                                                     397,000
  Secured bridge note                                                            2,275,000
  Secured convertible bridge note                                                1,660,000
                                                                              ------------
    Total current liabilities                                                    7,836,000
                                                                              ------------
Commitments and contingencies

Stockholders' deficit:
  Preferred stock (5,000,000 shares authorized at $0.01 par value;
    none issued or outstanding)                                                         --
  Common stock (29,120,458 shares authorized at $0.01 par value;
    11,112,000 shares issued and outstanding)                                      111,000
  Additional paid-in capital                                                    18,918,000
  Deferred compensation                                                           (137,000)


                                     H-47


  Accumulated deficit                                                          (24,753,000)
                                                                              ------------
                                                                                (5,861,000)
                                                                              ------------
                                                                              $  1,975,000
                                                                              ============

                See accompanying notes to financial statements.
                                      F-25


                              RIGHTSTART.COM INC.
                            STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED
                                FEBRUARY 3, 2001

Net sales                                                                      $  16,430,000

Cost of goods sold                                                                13,052,000
                                                                               -------------
  Gross profit                                                                     3,378,000

Operating expenses:
  Sales and marketing                                                              9,626,000
  General and administrative                                                       4,120,000
  Product development                                                                498,000
  Non-cash compensation                                                              536,000
  Write off of initial public offering costs                                         873,000
                                                                               -------------
                Loss from operations                                             (12,275,000)
                                                                               -------------
Other expenses:
     Interest expense, net of interest income of $58,000                           1,517,000
     Loss on disposal of property                                                    280,000
                                                                               -------------
                                                                                   1,797,000
                                                                               -------------
                  Loss before provision for income taxes                         (14,072,000)

Provision for income taxes                                                             1,000
                                                                               -------------
Net loss                                                                       $ (14,073,000)
                                                                               =============
Basic and diluted net loss per common share                                    $       (1.45)
                                                                               =============
Shares used to compute basic and net diluted loss per common share
                                                                                   9,733,000

                See accompanying notes to financial statements.

                                      F-26


                              RIGHTSTART.COM INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                      FOR THE YEAR ENDED FEBRUARY 3, 2001

                                             Common Stock         Additional
                           Preferred     ---------------------     Paid-in        Deferred       Accumulated
                             Stock         Shares       Amount      Capital     Compensation       Deficit        Total
                           ----------    ----------   --------    -----------   ------------   -------------   --------
Balance at January 29, 2000 $    --    9,100,000   $ 91,000    $17,101,000    $(595,000)    $(10,680,000)   $ 5,917,000

Net proceeds from issuance of
 common stock                  --       2,000,000     20,000        443,000          --               --        463,000

Proceeds from exercise of stock
 options                       --          12,000        --           5,000          --               --          5,000

Amortization of deferred
 compensation                  --            --          --             --      458,000               --        458,000

Compensation from stock options
 issued to non-employees       --            --          --          78,000          --               --         78,000

Issuance of warrants in
 association with secured bridge
 financing                     --            --          --       1,291,000          --               --      1,291,000

Net loss                       --            --          --             --          --      (14,073,000)   (14,073,000)
                        --------     ---------    --------    -----------      -------     ------------    ------------
Balance February 3, 2001 $     --    11,112,000    $111,000     $18,918,000   $(137,000)    $(24,753,000)  $ 5,861,000)
                                    ========    ==========    ========    ===========    =========     ============    ============

                See accompanying notes to financial statements.

                                      F-27


                              RIGHTSTART.COM INC.
                            STATEMENT OF CASH FLOWS
                               FOR THE YEAR ENDED
                                FEBRUARY 3, 2001



Cash flows from operating activities:
  Net loss                                                                           $(14,073,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                                       1,021,000
    Loss on disposal of property and equipment                                            280,000
    Write off of non current assets                                                     1,086,000
    Amortization of discount on secured bridge notes to interest expense                1,291,000
    Amortization of non-cash compensation                                                 458,000
    Compensation from stock options issued to non-employees                                78,000
    Change in operating assets and liabilities:
        Accounts and other receivables                                                     63,000
        Inventories                                                                       678,000
        Prepaid catalog expenses                                                           10,000
        Other                                                                             619,000
        Accounts payable                                                                1,800,000
        Accrued liabilities                                                              (715,000)
        Due to The Right Start, Inc.                                                     (182,000)
                                                                                     ------------
             Net cash used in operating activities                                     (7,586,000)
                                                                                     ------------

Cash flows from investing activities--
  Purchase of property and equipment                                                     (808,000)
                                                                                     ------------

Cash flows from financing activities:
  Proceeds from issuance of secured bridge notes                                        2,275,000
  Proceeds from issuance of secured convertible bridge notes                            1,660,000
  Net proceeds from the issuance of common stock                                          463,000
  Proceeds from an exercise of stock options                                                5,000
                                                                                     ------------
             Net cash provided by financing activities                                  4,403,000
                                                                                     ------------
Net decrease in cash                                                                   (3,991,000)

Cash at beginning of year                                                               4,010,000
                                                                                     ------------
Cash at end of year                                                                  $     19,000
                                                                                     ============

                See accompanying notes to financial statements.

                                      F-28


                              RightStart.com Inc.

                         Notes to Financial Statements
                                February 3, 2001

Note 1 - Formation and Operation of the Company and Going Concern
- -----------------------------------------------------------------

Organization

     RightStart.com Inc. (the "Company") is an online specialty retailer focused on high-quality developmental and educational products for children. The Company was formed in April 1999, for the purpose of engaging in electronic commerce over the Internet ("Online store"). As part of the Company's initial capitalization, The Right Start, Inc. ("The Right Start"), the Company's former majority shareholder (see note 11), contributed certain assets related to its catalog operation to the Company; thus, the Company also serves customers and generates sales through its catalog operations.

     Prior to October 10, 2000, the Company was a majority owned subsidiary of The Right Start. On October 10, 2000 the Company issued 2,000,000 shares of common stock, which decreased The Right Start ownership interest to 49.4%. The sale of common stock and associated corporate actions resulted in the Company no longer being consolidated with The Right Start (see notes 9 and 11).

Fiscal Year

     The Company's fiscal year ends on the Saturday closest to the last day of January. The most recent fiscal year which ended on February 3, 2001 ("Fiscal 2000") is comprised of fifty-three weeks.

Going Concern

     For fiscal 2000, the Company incurred a loss from operations of $12,275,000 and a net loss of $14,073,000, and at February 3, 2001, the Company had a working capital deficit of $7,499,000 and an accumulated deficit of $24,753,000 that raise substantial doubt about its ability to continue as a going concern.
In addition, the Company used cash in operations of $7,586,000.   Due to the
Company's operating losses, approximately $2.5 million of the trade accounts payable is past due at February 3, 2001. Further, the Company has no credit
facility to enhance cash flow.   In addition, the Company is in default with the
terms of its secured bridge loans (See notes 3 and 5). The Company's financial condition is discussed further in note 3.

Management's plans in regard to these items include the following:

- - The Company raised $2,275,000 via a secured bridge loan in April 2000 (see note 5)

                                     F-29


- - The Company raised $1,660,000 via a secured convertible bridge note in June 2000 (see note 5)
- -  The Company reduced portions of its fixed overhead expenses
- - Web site maintenance and development was brought in-house in order to reduce costs
- - Management revised its marketing and promotional strategy and reduced advertising expenditures
- - Management intends to focus additional efforts toward engineering a profitable e-commerce business model

     There are no assurances that the Company will be able to successfully negotiate a settlement of amounts owed to certain vendors, raise additional funds and negotiate with its bridge note holders. In addition, the Company is dependent upon The Right Start for administrative and operational assistance (see note 9). There can be no assurance that the Company will be able to continue to maintain its management agreement services with The Right Start. Further, there is no assurance that management will be able to successfully maintain its presence in the e-commerce marketplace. The failure of the Company to successfully achieve one or all of the above items will have a material impact on the Company's financial position and results of operations. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Note 2 - Summary of Significant Accounting Policies
- ---------------------------------------------------

Revenue Recognition

     The Company recognizes revenues from product sales, net of discounts, coupon redemptions and promotional allowances when products are shipped to customers. Shipping and handling revenues and expenses are included in sales and cost of sales, respectively. For the fiscal year ended February 3, 2001 shipping and handling revenues and expenses were $969,000 and $3,773,470, respectively. The Company provides for estimated returns at the time of sale. The Company is the principal in its transactions with customers. Specifically, the Company takes title to all products sold to its customers prior to shipment. Furthermore, the Company bears credit risk and inventory risk; however, these risks are mitigated through relationships with credit card issuers and shippers.

Advertising Barter

     Advertising barter is recorded as revenue and expense when the advertising surrendered is determinable based on the Company's own historical practice of receiving cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. During fiscal 2000 the Company did not record any revenue or expense related to advertising barter transactions.

                                     F-30


Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. At various times the Company maintains cash accounts with financial institutions in excess of federally insured amounts.

Concentrations of Credit Risks, Significant Customers and Financial Instruments

     At February 3, 2001, accounts receivable were due from credit card companies and others. There was no single customer who accounted for more than 10% of the Company's revenues during any period.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of uncollateralized accounts receivable. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

Merchandise Inventory

     In connection with the Company's formation, the Company entered into a management services agreement with The Right Start (See note 9). This agreement provides, among other things, that The Right Start will supply inventory to the Company. Inventory owned by The Right Start but designated for the Company is stored separately from that of The Right Start and is billed to the Company on a weekly basis as the merchandise is sold and shipped to customers.

Prepaid Catalog Expenses

    Prepaid catalog expenses consist of the costs to produce, print and distribute catalogs. These costs are amortized over the expected sales life of each catalog, which typically does not exceed four months. Catalog production expenses of $1,235,000 were recorded in Fiscal 2000.

Long-lived Assets

    The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets might warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the assets' undiscounted net cash flows over its remaining useful life in measuring whether the asset is recoverable. During fiscal 2000, the Company wrote off $280,000 of assets in connection with the abandonment of online stores that focused on products to kids over age 6 ("Big Kids Store"), teachers ("Learning Store") and maternity clothing ("Maternity Store").

                                       F-31

Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method based upon the estimated useful lives of the assets, generally three to ten years. Software capitalized in connection with the Company's website is being amortized over a three-year period.

Income Taxes

    The Company accounts for income taxes using an asset and liability approach under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established against deferred tax assets when it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. Income and deferred taxes have been calculated for the Company on a stand-alone basis for all periods.

Advertising and Marketing

    Marketing expense consists primarily of advertising and catalog production and distribution expenses. Advertising costs are expensed as incurred or at the time of the initial print or media broadcast. Catalog costs are typically amortized over a four-month period. Advertising expenses of $5,951,000 were recorded in Fiscal 2000.

Statement of Cash Flows

    The Company prepares its statements of cash flows using the indirect method in accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows".

    Supplemental Disclosure of Cash Flow Information for Fiscal 2000 is:


          Cash paid for interest                               $        -
                                                               ==========
          Cash paid for income taxes                           $        -
                                                               ==========
     Non-cash activities:

          Issuance of warrants in connection with the sale of
           Secured Bridge Notes                                $  299,000
                                                               ----------
          Issuance of the Secured Bridge Note Contingent
           Warrants                                            $  992,000
                                                               ----------
          Amortization of non-cash compensation                $  458,000
                                                               ==========
          Compensation from stock options issued to
           non-employees                                       $   78,000
                                                               ==========

                                       F-32

Stock-based Compensation

    Stock options issued to employees, members of the Company's board of directors and, through October 10, 2000, employees of The Right Start who provide services to the Company, are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"); accordingly, compensation expense is recorded for options awarded to employees and directors to the extent that the exercise prices are less than the fair market value of the common stock on the date of grant when the number of options and the exercise price are fixed. The difference between the fair value of the common stock and the exercise price of the stock option is recorded as deferred compensation, which is charged to expense over the vesting period of the underlying stock option. The Company follows the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation", ("SFAS 123") (See note 7).

    In April 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB 25, which was effective July 1, 2000. The interpretation requires that any options granted to non-employees of the Company after December 15, 1998, be accounted for under SFAS 123. Due to the Company's sale of its common stock on October 10, 2000, which resulted in the percentage ownership of the Company's common stock by The Right Start to fall below 50%, employees of The Right Start are no longer considered employees of the Company. Accordingly, the Company recorded a non-cash compensation charge of $78,000 along with a corresponding credit to additional paid-in capital. As of February 3, 2001, there were 1,101,700 options issued by the Company to non-employees.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

    The Company has not had any items of other comprehensive income during fiscal 2000.

New Accounting Pronouncements

    In June 1999, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting For Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including

                                       F-33

certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS 133, as amended by SFAS No. 137 and SFAS No 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company currently does not have or use derivative instruments and management does not expect adoption of this statement to have an impact on the Company's financial position or results of operations.

    In September 2000, the FASB issued SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No.125." The standard is effective in 2001 and management does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

Loss Per Share

    The Company computes earnings or loss per share in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net income or loss per common share is computed by dividing net income or loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted per share data is computed by dividing income available to common stockholders by the weighted average number of shares outstanding plus any potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock during the fiscal year. The calculation of diluted loss per common share for fiscal 2000 does not include 17,488,000 potential shares of common stock equivalents as their inclusion would be anti-dilutive.

Concentration of Vendors, Distribution and Technology Risk

    The Company outsources its distribution and fulfillment function to a third party product fulfillment provider under a short-term agreement. Although this arrangement creates a concentration in sourcing of distribution, management believes alternatives are available on similar terms and conditions. A failure of or a change in the Company's product fulfillment provider, however, could cause delays in the order fulfillment process and a possible loss of sales,
which would adversely affect operating results.   In addition, the Company is
dependent on The Right Start to sell it inventory that it needs to fulfill customer orders under a management services agreement under which the Company is in default. The Right Start has not indicated that it intends to terminate the agreement, however, it has no obligation to continue to provide such services or to provide them at the rate at which it currently provides them. Management believes that the termination of this contract will have a material adverse effect on the Company's financial position.


Note 3 - Financial Condition
- ----------------------------

    The Company launched its Online store on June 29, 1999. In July 1999, the Company raised approximately $13,700,000 in net proceeds from the sale of equity to venture capitalists. This money allowed the Company to hire additional staff and increase its marketing efforts. Accordingly, the Company experienced a sizable increase in sales but at the same time experienced increasing losses. On January 18, 2000, the Company filed a registration statement with the Securities Exchange Commission with respect to an offering of its common stock. On May 19, 2000, the Company withdrew this registration statement because of adverse market conditions. The Company's losses continued and therefore the Company required additional funding.

    In April 2000, the Company issued 10% secured bridge notes to affiliates (see notes 5 and 9) in the aggregate principal amount of $2,275,000 (the "Bridge Notes"), warrants to purchase 113,753 shares of common stock (the "Bridge Warrants") (see note 12) and contingent warrants to purchase approximately 9.1 million shares of the Company's common stock upon a default under the Bridge Notes (the "Contingent Warrants") (See note 12). The Bridge Notes are secured by substantially all of the Company's assets.

    In June 2000, the Company issued 10% junior secured convertible bridge notes to affiliates in the aggregate principal amount of approximately $1,660,000 (the "Convertible Bridge Notes"). The Convertible Bridge Notes are secured by a subordinate lien on substantially all of the Company's assets.

    On June 27, 2000, the Company engaged Morgan Stanley Incorporated ("Morgan Stanley") to explore potential business combinations. Concurrently, Management began to contact certain service providers and let them know that the Company was experiencing severe cash flow problems, that all future services, if not already eliminated, should be eliminated and that invoices for past services ("Unsecured Frozen Amounts") could not be paid until the Company could conclude a successful business combination or sale. The Unsecured Frozen Amounts owed to these former service providers is approximately $2,500,000.

    On October 10, 2000, the Company sold $500,000 of its common stock (see note
11) and requested an extension of the Bridge Notes and the Convertible Bridge Notes until January 18, 2001. The extensions were granted. At the same time the Company released several of its executive officers and began to obtain those services from The Right Start under the management services agreement.

    The Bridge Notes and the Convertible Bridge Notes are currently in default. The default on the Bridge Notes permits the holders of the Bridge
Notes to exercise the Contingent Warrants.   A majority of holders of the
Bridge Notes and the Convertible Bridge Notes have notified the Company that they will no longer extend the maturity date of the Bridge Notes or the Convertible Bridge Notes and have demanded that they be paid. The Company has insufficient cash to pay any of the notes. The principal amount of the Bridge Notes and the Convertible Bridge Notes exceeds the book value of the
Company assets.   As evidenced by the results of the efforts of Morgan
Stanley, it has been difficult to raise the amount of money necessary to satisfy the outstanding principal amount of the Bridge Notes and Convertible Bridge Notes. Further, the Company is unable to pay the Unsecured Frozen Amounts and has been sued by three of the creditors holding these receivables (see note 10). The Company is attempting to resolve the

                                       F-35

situation with the holders of the Bridge Notes and the Convertible Bridge Notes. The Bridge Note holders, at any time, may elect to foreclose on the assets of the Company if no solution can be reached otherwise. The Convertible Bridge Note holders have subordinate rights to the Bridge Note holders. The Bridge Note holders have not exercised their contingent warrants.


Note 4 - Property, Plant and Equipment, net
- -------------------------------------------
  The components of property and equipment at February 3, 2001 are as follows:

         Furniture and equipment                           $ 1,145,000
         Leasehold improvements                                 46,000
         Computer software                                   2,064,000
                                                           -----------
                                                             3,255,000
         Less - accumulated depreciation
            and amortization                                (1,653,000)
                                                           -----------
                                                           $ 1,602,000
                                                           ===========

    In Fiscal 2000, the Company capitalized amounts related to web site development of approximately $660,000. These costs are being amortized over 36 months. In January 2001, the Company wrote off approximately $280,000 in connection with the abandonment of its Big Kids Store, Learning Store and Maternity Store.

Note 5 - Bridge Notes Payable
- -----------------------------

    In April 2000, the Company issued 10% secured bridge notes to affiliates in the aggregate principal amount of $2,275,000 (the "Bridge Notes") and warrants to purchase 113,753 shares of its common stock at an exercise price of $6.70 (the "Bridge Warrants") (see note 12). The Bridge Notes are secured by substantially all of the Company's assets. Using the Black-Scholes model, the estimated fair value of the Bridge Warrants was calculated at $299,000 and has been recorded as a reduction in the carrying amount of the Bridge Notes, with a corresponding increase in additional paid in capital. The discount on the Bridge Notes was amortized over the term of the notes as additional interest expense.
A default on the Bridge Notes permits such holders to foreclose on the assets of the Company and require the Company, to the extent it has not already done so, to issue to the holders of the Bridge Notes, additional warrants to purchase an aggregate of 9,100,220 shares (the "Contingent Warrants") at an exercise price of $0.25 per share, payable in cash or by surrender of Bridge Notes (see note
12). If the Contingent Warrants were converted to common stock, they would represent approximately 45.0% of the then outstanding common stock of the Company. The Bridge Notes were due and payable on January 18, 2001. As of February 3, 2001 the secured Bridge Note holders had not converted the contingent warrants to common stock.

    In June 2000, the Company issued 10% junior secured convertible bridge notes to affiliates in the aggregate principal amount of approximately $1,660,000 (the "Convertible Bridge Notes"). The Convertible Bridge Notes are subordinate to the Bridge Notes, are convertible at any time into common stock at a price of $0.25 per share and were due and payable on January 18, 2001. If the Convertible Bridge Notes were converted to common stock, they would represent approximately 37.4% of the then outstanding common stock of the Company. The Convertible Bridge Notes are secured by substantially all of the Company's assets.

    Both the Bridge Notes and the Convertible Bridge Notes are in default. The holders of the Bridge Notes and the Convertible Bridge Notes have notified the Company that they will not extend the maturity of the Bridge Notes and the Convertible Bridge Notes, respectively. As such, the Contingent Warrants were triggered for the benefit of the Bridge Note holders. Using the Black-Scholes model, the estimated fair vale of the Contingent Warrants was calculated at $992,000 and has been recorded as additional interest expense with a corresponding increase in additional paid in capital.

    If both the Contingent Warrants and the Convertible Bridge Notes were to convert to common stock they would represent approximately 58.6% of the then outstanding common stock.


Note 6 - Write off of Initial Public Offering Costs
- ---------------------------------------------------

    On January 18, 2000, the Company filed a registration statement with the Securities and Exchange Commission with respect to an offering of its common stock. Costs of $873,000, incurred in connection with the offering, including audit fees, legal fees, various filing fees and printer costs were deferred pending the completion of the offering. On May 19, 2000, the Company withdrew this registration statement because of adverse market conditions and expensed the deferred costs in Fiscal 2000.


Note 7 - Stock Option Plans
- ---------------------------

    In April 1999, the board of directors adopted the 1999 Stock Option Plan, which was approved by the Company's stockholders in June 1999. The total number of shares that can be issued under the plan is 2,031,500. The 1999 Stock Option Plan provides for the granting to employees, including officers and directors, of Incentive Stock Options ("ISO") and for the granting to employees, consultants and non-employee directors, of non-statutory stock options. Included in the options granted through February 3, 2001, are options to employees of The Right Start totaling 1,101,700 options. The Right Start employees provided services to the Company at the time the options were granted. Generally, options granted under the 1999 Stock Option Plan have a term of ten years, are nontransferable, and vest 25% on the first anniversary of grant and monthly thereafter over three years.

The following table summarizes the Company's stock option activity during fiscal 2000:

                                                                                                        Exercisable
                                                                                                         Weighted
                                                          Weighted         Fair Value      Options        Average
                                        Number of         Average          of Options    Exercisable     Exercise
                                         Options       Exercise Price        Granted      at Year End      Price
                                      -------------    --------------     ------------  -------------    ----------
Outstanding at January 29, 2000          1,769,500             $1.09                      494,000           $.45
Granted                                    312,000               .73           .17
Canceled                                  (317,800)             1.03
Exercised                                  (12,000)              .45
                                         ---------             -----
Outstanding at February 3, 2001          1,751,700             $1.02                      842,238           $.61


                                       H-54

                                         =========             =====


The following table summarizes information concerning the Company's outstanding and exercisable stock options at February 3, 2001:


                       Number                                   Weighted Average
                   Outstanding at       Weighted Average       Exercise Price of         Number
   Range of         February 3,             Remaining               Options             Exercisable
Exercise Prices         2001              Contractual Life        Outstanding       at February 3, 2001
- ---------------    ---------------      ------------------     ------------------   -------------------
     $0.45             1,420,700              8.6 years                  $0.45               758,425
     $1.90                60,000              9.4 years                   1.90                    -
     $3.75               250,000              8.8 years                   3.75                78,125
     $4.50                21,000              8.8 years                   4.50                 5,688
                       ---------                                         -----               -------
                       1,751,700                                         $1.02               842,238
                       =========                                         -----               =======


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                              Risk-free interest rates             5.88%
                              Expected life (in years)                4
                              Dividend yield                          0%
                              Expected volatility                 85.06%


    Compensation expense has been recognized for options granted under the 1999 Stock Option Plan pursuant to APB 25 in the amount of $536,000 for Fiscal 2000. The estimated fair value of the stock at the grant dates were based on third party appraisals or based on the conversion price of the preferred stock into common stock. Had compensation cost been determined based on the fair value of the options at the date of grant consistent with the provisions of SFAS 123, the Company's net loss would have been increased to the pro forma amount indicated below. Because options vest over several years, the pro forma result for Fiscal 2000, is not representative of the pro forma result for future years.

Net loss attributable to common stockholders:



  As Reported                  $14,073,000
  Pro Forma                    $14,080,000

Net loss per common share:
  As Reported                       $(1.45)
  Pro Forma                         $(1.45)


Note 8 - Income Taxes
- ---------------------

    As of February 3, 2001, the Company has net operating loss carryforwards for federal income tax purposes of approximately $19,457,000 expiring through 2021 and approximately $10,415,000 for state income tax purposes expiring through 2010. Utilization of the above carry-forwards may be subject to utilization limitations, which may inhibit the Company's ability to use carry-forwards in the future.

    The income tax provision for the fiscal 2000 represents the minimum state taxes due in California.

    The deferred income tax assets as of February 3, 2001 are:


                    Net operating loss              $ 7,241,000
                    Depreciation                        (34,000)
                    Accounts payable and accrued
                       liabilities                    1,511,000
                    Deferred compensation               297,000
                    Other                                39,000
                                                    -----------
                                                      9,054,000


                                       H-55

                    Valuation allowance              (9,054,000)
                                                    -----------
                                                    $         -
                                                    ===========

    In fiscal year 2000 the Company's valuation allowance increased by $5,533,000. The Company's provision for income taxes differs from the expected statutory tax benefit due to the change in the valuation allowance.

Note  9 - Transactions with Affiliates
- --------------------------------------

    In April 2000 10% Bridge Notes each totaling $1,000,000 were sold to both Richard Kayne and Fred Kayne. Richard Kayne is the Chief Executive Officer of Kayne Anderson Capital Partners, LLP ("KACP") which is an affiliate of The Right Start. The Right Start owns 49.4% of the Company's common stock. Fred Kayne is an affiliate of The Right Start, is a member of the Company's Board of Directors, a brother of Richard Kayne and a member of the Board of Directors of The Right Start. In June 2000 10% Convertible Bridge Notes of $800,000 were sold to various investment partnerships managed by KACP, $200,000 to Fred Kayne and $486,000 to Sierra Ventures LLP. Sierra Ventures LLP holds approximately 24% of the Company's outstanding common stock and appointed a representative to one seat on the Company's Board of Directors.

    In July 1999, in connection with the formation of the Company, the Company entered into a management services agreement with The Right Start. This agreement provided that The Right Start would supply the Company with inventory during Fiscal 2000, at cost plus two percent (amended to cost plus five percent effective February 4, 2001) and provide certain basic services at cost plus five percent. Basic Services consists of various services including among others, services for personnel/human resources, benefits administration, payroll processing, insurance, tax, cash management, financial, legal, order fulfillment and collection, accounting, telecommunications, catalog production assistance and credit card processing. Inventory designated for the Company is stored separately from that of The Right Start and is billed to the Company on a weekly basis only as the merchandise is sold and shipped to its customers. The management services agreement may be terminated in full or on a service-by-service basis by the Company on 30 days written notice and by The Right Start, with respect to inventory supply services, upon 90 days written notice and by either party upon the occurrence of uncured breaches and certain bankruptcy events. The costs for the services rendered under this agreement, which for Fiscal 2000 amounted to $371,000 is included in general and administrative expenses in the accompanying statement of operations.

    The Company entered into an intellectual property agreement with The Right Start, dated as of July 9, 1999, pursuant to which The Right Start (i) assigned the Website IP (as defined below) and User Information (as defined below), (ii) granted a worldwide, non-exclusive, (except with respect to online usage) non-transferable, fully-paid up and royalty-free license to use the Right Start IP (as defined below) solely in connection with the Company's online and catalog retail sales of products for parents, childcare providers, infants and children and (iii) granted a perpetual, worldwide, exclusive, fully-paid up and royalty-free, unrestricted sublicense and right to use the source code and object code and certain other intellectual property owned by Guidance Solutions, which the Company engaged to develop the website located at www.rightstart.com. Pursuant to the intellectual property agreement, the Company granted to The Right Start a worldwide, non-exclusive, fully-paid up and royalty-free license to use the Website IP and User Information solely in connection with its retail sales of parents', childcare, infants' and children's products (other than through online or catalog sales). "Website IP" is defined as all files, text, graphics, graphics files in any file format, images, artwork, audio files, audiovisual materials and e-commerce and database applications provided by third parties or The Right Start or created by or for the Company in connection with its website and certain copyright registrations, all domain names, all trademarks, all service marks, all trade dress, all logos, all brands and designs, all trade names, all Internet domain names, all metatags and hyperlinks used in connection with the Company's website and the online and catalog retailing of parents', childcare, infants' and children's products. "Right Start IP" is defined as all lists of customers and prospective customers used in connection with The Right Start's retail sales of infants' and children's products other than through online or catalog sales. "User Information" is defined as all information with respect to the use and users of the Company's website, including all catalog customer lists of The Right Start or the Company that existed on July 9, 1999.

    The intellectual property agreement is perpetual unless terminated. The intellectual property agreement may be terminated by The Right Start (a) upon the occurrence of mergers, reorganizations, consolidations or other business combinations (other than with an affiliate or financial advisor) as a result of which the Company's stockholders immediately prior to such transaction hold less than 50% of the Company's voting power and in which the acquirer is a direct competitor to The Right Start and (b) upon the occurrence of a material breach by the Company that is not cured within 30 business days of receipt of written notice from The Right Start. The Company may terminate the intellectual property agreement upon the occurrence of a material breach by The Right Start that is not cured within 30 days of receipt of written notice from the Company. After termination, the Company is automatically granted a license with respect to (i) customer information and (ii) the Right Start IP, in each case used by the Company at the time of termination. The Right Start is similarly granted an automatic license with respect to User Information used by The Right Start at the time of termination. These post-termination licenses are terminable if, in the opinion of a independent recognized arbitrator, the licensee has engaged in activity that would substantially harm the image of the owner of the licensed intellectual property, substantially diminish the value of such party's intellectual property rights or the "Right Start" name.

    The Company has entered into indemnification agreements with certain of its directors and executive officers which may, among other things, require it to indemnify such persons against liabilities that may arise by reason of such persons' status as directors or executive officers for the Company, other than liabilities arising from willful misconduct of a culpable nature, and to advance such persons' expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    For other transactions with affiliates see note 15 - Subsequent Event.

                                       F-41

Note 10 - Commitments and Contingencies
- ---------------------------------------


Future Advertising
    The Company has no commitments for future advertising but has traded advertising services with Nestle.
Leases

    Since May 1, 1999 the Company has sub-leased office space from The Right Start on a month-to-month basis. Rent expense under this sub-lease totaled $150,000 for Fiscal 2000. The Company has no long-term lease obligations.

Legal Matters

    The Company is a party to various legal actions arising in the ordinary course of business. The Company has been sued by three of its unsecured creditors who provided advertising services - for which they have not received payment. Total damages sought from these three unsecured creditors are
$431,000.   Management has attempted to reach settlement with these unsecured creditors without success to date and intends to pursue its available defenses to their claims.


Note 11 - Common Stock
- ----------------------

    On October 9, 2000 the Board of Directors of the Company authorized an increase in the number of authorized shares form 20,000,000 to 29,120,458.

    On October 10, 2000, the Company issued 1.6 million shares of common stock to a new investor (the "October Investor") and 400,000 shares of common stock to
an existing minority investor.   The Company used the $500,000 of net proceeds
it received to fund operations. The new issuance represented 18% of the Company's shares outstanding and reduced the percentage ownership of its common stock by The Right Start from 60.2% to 49.4%. The October Investor received a seat on the Company's Board of Directors. The Company's current Board of Directors is comprised of the October Investor, a representative of one of the Company's original minority investors, an affiliate of the Company and the chief executive officer of the Company who is also the chief executive officer of The Right Start. Additionally, the October Investor and existing investors other than The Right Start received certain participatory rights in the management of the Company. The sale of common stock and the associated corporate actions resulted in the Company no longer being consolidated with The Right Start.


Note 12 - Warrants
- ------------------

                                       F-42

    During fiscal 1999, in connection with the issuance and conversion of the Company's convertible preferred stock, the Company issued warrants to purchase 347,000 shares at an exercise price of $4.50 per share exercisable for five years and expiring in 2004. Also, during fiscal 1999 the Company granted 136,500 warrants to a third party vendor to purchase common stock at $11.25 per share exercisable for five years and expiring in 2004. These warrants were issued in connection with entering into a strategic alliance. During fiscal 1999 the Company valued the 136,500 warrants at $337,000, using the Black-Scholes pricing model, and amortized the value of the warrants over a three year period. During fiscal 2000 the strategic alliance was terminated and the Company wrote off the remaining value of the warrants, $226,000, to the statement of operations.

    In connection with the issuance of the Bridge Notes in April 2000, the Company issued 113,753 warrants. The warrants are valued at $299,000, using the Black-Scholes pricing method. The full value of these warrants is included in additional paid in capital in the accompanying statement of shareholders deficit.

    In connection with the event of default on the Company's Bridge Note warrants to purchase 9,100,220 of common stock at $.25 per share have been issued to the Bridge Note holders. The warrants are valued at $992,000, using the Black-Scholes pricing method. The full value of these warrants is included in additional paid in capital in the accompanying statement of shareholders deficit.

Note 13 - Employee Benefit Plan
- -------------------------------

    The Company currently maintains a defined contribution (401(k)) plan for its employees. All employees that are at least 21 years of age with three months of service may contribute to the Plan. At this time, the Company provides no employer match.


Note 14 - Other Financial Data
- ------------------------------

Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts for fiscal year ended 2000 is as follows:

         Beginning
          Balance         Provision      Write-offs        Ending Balance
        -----------      -----------   --------------    ------------------
          $89,000              --           74,000             $15,000

Accrued liabilities

The details of accrued liabilities as of February 3, 2001 is as follows:


        Sales returns and allowances              $ 37,000
        Accrued interest                           284,000

                                       F-43

        Accrued professional fees                   54,000
        Sales taxes payable                         54,000
        Accrued expenses                           179,000
        Accrued marketing                           79,000
        Accrued salaries                            49,000


Note 15 - Segment Reporting
- ---------------------------

    The Company operates in a single operating segment: retail sales of consumer products. The Company has no organization structure dictated by product lines, geography or customer type.


Note 16 - Subsequent Event
- --------------------------

    As of April 12, 2001, the Company entered into Baby Registry Joint Development and Use Agreement with The Right Start pursuant to which the Company and The Right Start intend to jointly develop a baby registry that can be accessed by the Company's customers and The Right Start's customers. Upon termination of the agreement each party would be entitled to retain all code used in the jointly developed registry, as well as any database information collected to the date of such termination and to operate a separate registry.

                                       F-44



Note 17 - Senior Lender Foreclosure and Subsequent Asset Sale
- -------------------------------------------------------------

    In July 2001, RightStart.com was notified by its senior lenders that they intended to foreclose and sell the underlying collateral. This foreclosure took place on August 3, 2001, with the assets being sold to Targoff-RS, LLC, an entity newly formed to purchase such assets. In September 2001, as a condition to an investment received by The Right Start, Inc. at the time of its acquisition of Zany Brainy, The Right Start, Inc. acquired Targoff-RS, LLC in exchange for preferred convertible stock.

                           [Exhibits Intentionally Omitted]

                                   EXHIBIT I

                       THE RIGHT START, INC.'S FORM 10-Q
                     FOR THE PERIOD ENDED NOVEMBER 3, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                    Form 10-Q


- --------------------------------------------------------------------------------


                                   (Mark one)
             [ X ] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the quarterly period ended November 3, 2001

                                       OR

    [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                For the transition period from to_______________


                         Commission File Number 0-19536

                              THE RIGHT START, INC.
             (Exact name of registrant as specified by its charter)


                              California 95-3971414

                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)


                26610 Agoura Road, Suite 250, Calabasas, CA 91302
               (Address of principal executive offices) (Zip Code)

                                 (818) 707-7100
              (Registrant's telephone number, including area code)



              (Former name, former address and former fiscal year,
                         if changed since last report.)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                Yes X No_______


Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

Common Stock Outstanding as of December 11, 2001: 10,605,309 shares.

                              THE RIGHT START, INC.

                               INDEX TO FORM 10-Q
                  FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS
                             ENDED NOVEMBER 3, 2001




                         PART I - FINANCIAL INFORMATION

Item 1.   Consolidated Financial Statements (unaudited):
          Consolidated Balance Sheets                                         3
          Consolidated Statements of Operations                               4
          Consolidated Statements of Cash Flows                               5
          Notes to Consolidated Financial Statements                          6


                                      I-1


Item 2.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations                                 15


Item 3.   Quantitative and Qualitative Disclosures About Market Risk          27



                           PART II - OTHER INFORMATION


Item 6.   Exhibits and Reports on Form 8-K                                    28


SIGNATURES                                                                    29


                      THE RIGHT START, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                            November 3, 2001        February 3, 2001
                                        ASSETS                                 (unaudited)

Current assets:
     Cash and cash equivalents                                              $       3,859,000     $          254,000
     Accounts and other  receivables, net of allowance for doubtful                                                -
        accounts of $6,000 and $400,000, respectively                               5,607,000                552,000
     Merchandise inventories                                                      141,232,000              9,784,000
     Prepaid catalog costs                                                            322,000                      -
     Other current assets                                                          11,968,000              1,160,000
                                                                            ------------------    -------------------
         Total current assets                                                     162,988,000             11,750,000

Noncurrent assets:
     Property, plant and equipment, net                                            20,959,000              8,907,000
     Deferred income tax asset                                                      1,400,000              1,400,000
     Acquisition costs                                                                263,000                      -
     Goodwill, net                                                                  3,681,000                      -
     Deferred non-cash interest on junior
     subordinated pay-in-kind notes                                                 4,083,000                      -
     Other noncurrent assets                                                        1,908,000                177,000
                                                                            ------------------    -------------------

                                                                            $     195,282,000     $       22,234,000
                                                                            ==================    ===================


                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                       $      31,897,000     $        3,534,000
     Accrued expenses                                                              12,638,000              1,624,000
     Accrued salaries and bonuses                                                   5,639,000                479,000
     Note payable                                                                   7,500,000                      -
     Current portion of long term debt                                              1,166,000                      -
     Mandatorily redeemable preferred stock Series A,
      $3,000,000 redemption value; due March 2002                                   2,740,000                      -
                                                                            ------------------    -------------------
         Total current liabilities                                                 61,580,000              5,637,000

Revolving lines of credit                                                         101,197,000              4,945,000
Senior subordinated convertible pay-in-kind notes                                                          3,000,000
Junior subordinated convertible pay-in-kind notes                                   4,900,000                      -
Deferred rent                                                                       1,513,000              1,489,000
Lease obligation                                                                    1,634,000                      -

Commitments and contingencies

Mandatorily redeemable preferred stock Series A,
     $3,000,000 redemption value; due March 2002                                            -              2,439,000

Shareholders' equity:
  Convertible preferred stock, $0.01 par,
   25,000,000 authorized:
     Series B; 16,500 issued and outstanding, $100 liquidation preference           1,547,000              1,547,000
     Series C; 37,333 issued and outstanding, $100 liquidation preference           3,733,000              3,733,000
     Series D; 46,696 issued and outstanding, $100 liquidation preference           4,225,000              4,045,000
     Series E; 11,919 issued and outstanding, $1,000 liquidation preference        11,919,000                      -
     Series F; 1,800  issued and outstanding, $0.01 liquidation preference          3,996,000                      -
     Series G; 2,200  issued and outstanding, $2,500 liquidation preference         5,500,000                      -

     Common stock 25,000,000 shares authorized
         at no par value; 8,058,981  issued and outstanding                        22,730,000             22,730,000
     Paid in capital                                                               47,733,000             17,000,000
     Accumulated deficit                                                          (76,925,000)           (44,331,000)
                                                                            ------------------    -------------------


                                      I-2


         Total shareholders' equity                                                24,458,000              4,724,000
                                                                            ------------------    -------------------

                                                                            $     195,282,000     $       22,234,000
                                                                            ==================    ===================

See accompanying notes to financial statements


                      THE RIGHT START, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                                    Thirteen weeks ended
                                                                 ------------------------------------------------------
                                                                       November 3, 2001              October 28, 2000
Net sales:
       Retail                                                                    $57,150,000                $9,865,000
       Direct to customer                                                          1,009,000
       Shipping and handling revenues                                                194,000                         -
       Sales to Targoff-RS, LLC                                                      265,000
       Sales to RightStart.com Inc.                                                        -                 1,997,000
                                                                      ------------------------      ------------------
                                                                                  58,618,000                11,862,000
                                                                      ------------------------      ------------------

Costs and expenses:
       Cost of goods sold                                                         33,421,000                 4,986,000
       Cost of shipping and handling                                                 263,000                         -
       Cost of goods sold to Targoff-RS, LLC                                         265,000                         -
       Cost of goods sold to RightStart.com                                                -                 1,997,000
       Operating expense, includes non-cash compensation of
           $2,000, $66,000, $37,000 and $84,000 respectively                      26,039,000                 4,260,000
       Marketing and advertising expense                                             792,000                   194,000
       General and administrative expense                                          4,342,000                   956,000
       Pre-opening costs                                                              77,000                   117,000
       Depreciation and amortization expense                                       1,088,000                   541,000
       Store closing expense                                                          35,000                    46,000
                                                                    ------------------------      --------------------
                                                                                  66,322,000                13,097,000
                                                                      ----------------------      --------------------
Operating loss                                                                    (7,704,000)              (1,235,000)

Loss (gain) on investment in RightStart.com                                                -               (2,554,000)
Non-cash interest expense                                                            817,000                         -
Interest expense, net                                                              1,402,000                   293,000
                                                                      ----------------------      --------------------

Income (loss) before income taxes                                                 (9,923,000)                1,026,000
Income tax provision                                                                  12,000                    19,000
                                                                    ------------------------      --------------------

Net income (loss)                                                     $           (9,935,000)     $          1,007,000
                                                                   =========================      ====================


Basic income (loss) per share:                                        $                (4.07)     $               0.16
                                                                      ======================      ====================

Basic weighted average number of shares
     outstanding                                                                   7,260,798                 5,615,435
                                                                     =======================      ====================

Diluted income (loss) per share:                                      $               (4.07)      $               0.15
                                                                     =======================      ====================

Diluted weighted average number of shares
     outstanding                                                                   7,260,798                 6,496,024
                                                                   =========================      ====================


                      THE RIGHT START, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                                               Thirty-nine weeks ended
                                                                     -------------------------------------------------
                                                                        November 3, 2001              October 28, 2000
Net sales:
       Retail                                                        $            80,187,000      $         30,951,000


                                      I-3


       Direct to customer                                                          1,009,000                         -
       Shipping and handling revenues                                                194,000                         -
       Sales to Targoff-RS, LLC                                                      265,000                         -
       Sales to RightStart.com Inc.                                                3,207,000                 7,114,000
                                                                     -----------------------      --------------------
                                                                                  84,862,000                38,065,000
                                                                     ------------------------     --------------------


Costs and expenses:
       Cost of goods sold                                                         45,261,000                15,533,000
       Cost of shipping and handling                                                 263,000                         -
       Cost of goods sold to Targoff-RS, LLC                                         265,000                         -
       Cost of goods sold to RightStart.com                                        3,207,000                 7,114,000
       Operating expense, includes non-cash compensation of
           $2,000, $66,000, $37,000 and $84,000 respectively                      35,597,000                12,512,000
       Marketing and advertising expense                                           1,053,000                   673,000
       General and administrative expense                                          6,470,000                 2,867,000
       Pre-opening costs                                                             260,000                   318,000
       Depreciation and amortization expense                                       2,378,000                 1,590,000
       Store closing expense                                                          35,000                   387,000
                                                                    ------------------------      --------------------
                                                                                  94,789,000                40,994,000
                                                                    ------------------------      --------------------
Operating loss                                                                    (9,927,000)              (2,929,000)

Loss (gain) on investment in RightStart.com                                           -                      3,406,000
Non-cash interest expense                                                            817,000                         -
Interest expense, net                                                              1,820,000                   850,000
                                                                    ------------------------      --------------------

Income (loss) before income taxes                                                (12,564,000)               (7,185,000)
Income tax provision                                                                  37,000                    58,000
                                                                    ------------------------      --------------------

Net income (loss)                                                    $           (12,601,000)     $         (7,243,000)
                                                                    ========================      ====================


Basic income (loss) per share:                                       $                 (5.29)     $             (1.35)
                                                                    ========================      ====================

Basic weighted average number of shares
     outstanding                                                                  6,165,116                  5,590,822
                                                                    ========================      ====================

Diluted income (loss) per share:                                     $                 (5.29)      $            (1.35)
                                                                    ========================      ====================

Diluted weighted average number of shares
     outstanding                                                                   6,165,116                 5,590,822
                                                                    ========================      ====================

See accompanying notes to financial statements


                      THE RIGHT START, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Thirty-nine weeks ended
                                                                            ------------------------------------------
                                                                             November 3, 2001         October 28, 2000
                                                                                (unaudited)             (unaudited)
Cash flows from operating activities:
       Net loss                                                         $      (12,601,000)       $    (7,243,000)
       Adjustments to reconcile net loss
         to net cash provided by (used in) operating activities:
           Depreciation and amortization                                         2,378,000              1,590,000
           Amortization of debt issuance costs                                           -                 75,000
           Non-cash compensation                                                    37,000                 84,000
           Non-cash interest related to junior subordinated pay-in-kind notes      817,000                      -
           Store closing expense                                                     8,000                205,000
           Loss on investment in RightStart.com                                          -              3,406,000
           Change in assets and liabilities affecting operations, net          (35,453,000)            (2,117,000)
                                                                            -------------------      -----------------

               Net cash used in operating activities                           (44,814,000)            (4,000,000)
                                                                            -------------------      -----------------


                                      I-4


Cash flows from investing activities:
       Additions to property, plant and equipment                               (1,913,000)            (1,296,000)
       Investment in Zany Brainy, net of cash acquired                         (14,678,000)                     -
       Contingent purchase price adjustment                                       (200,000)                     -
       Loss on investment in RightStart.com                                              -             (3,406,000)
                                                                            -------------------      -----------------

               Net cash used in investing activities                           (16,791,000)            (4,702,000)
                                                                            -------------------      -----------------

Cash flows from financing activities:
       Net borrowings (payments) on revolving lines of credit and overdrafts    43,781,000             (2,259,000)
       Payments on term note payable                                                     -             (1,600,000)
       Payments on capital leases and notes payable                               (200,000)
       Proceeds from sale of  senior subordinated convertible pay-in-kind notes         -               3,000,000
       Proceeds from private placement of Series D preferred stock
          and warrants, net                                                              -              4,484,000
       Proceeds from the issuance of Series E and G preferred stock              17,419,000
       Proceeds from sale of  junior subordinated convertible pay-in-kind notes   4,900,000                     -
       Proceeds from common stock issued upon exercise of stock options                  -                137,000
       Payment on financing costs                                                  (690,000)
                                                                             -------------------      -----------------

               Net cash provided by (used in) financing activities               65,210,000              3,762,000
                                                                             -------------------      -----------------


Net increase (decrease) in cash and cash equivalents                              3,605,000             (4,940,000)
Cash and cash equivalents at beginning of period                                    254,000              5,199,000
                                                                             -------------------      -----------------

Cash and cash equivalents at end of period                               $        3,859,000        $       259,000
                                                                             ===================      =================

See accompanying notes to financial statements


                              THE RIGHT START, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  Description of Business and Significant Accounting Policies

     The Right Start, Inc. (the "Company") is a specialty retailer of high quality developmental, educational and care products for infants and children and has recently expanded its business to include educational products, toys, games, books and multimedia products for children up to age 12 through the purchase by its wholly-owned subsidiary ZB Company, Inc. ("ZBCI") on September 5, 2001 of substantially all of the assets and assumption of certain liabilities of Zany Brainy, Inc. and its affiliates (the "ZB Acquisition"). In addition, the Company has agreed to purchase (the "FAO Acquisition") certain assets and assume certain liabilities of F.A.O. Schwarz and its online and catalog affiliate, Quality Fulfillment Services, Inc. (collectively, "FAO") on or about January 6, 2002 but not later than January 31, 2002 (see Note 14).

     There have been no changes in the Company's significant accounting policies as set forth in the Company's financial statements for the year ended February 3, 2001. These unaudited consolidated financial statements as of November 3, 2001 and for the thirteen and thirty-nine weeks then ended have been prepared in accordance with generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These interim consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended February 3, 2001 ("Fiscal 2000"). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain reclassifications have been made to conform prior year amounts to the current year presentation.

     Operating results for the thirteen and thirty-nine week periods ended November 3, 2001 are not indicative of the results that may be expected for the year ending February 2, 2002 ("Fiscal 2001") because they include the results of only two months of Zany Brainy store operations and Right Start direct to customer operations (acquisition to date) and no results for FAO. Further, the Zany Brainy business is highly seasonal and its fourth quarter typically accounts for over 40% of its annual sales.


NOTE 2:  Investment in RightStart.com Inc.

     During   the  third   quarter   of   Fiscal   2000,   RightStart.com   Inc.
("RightStart.com"), the Company's direct-to-customer affiliate, issued 2 million


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shares of common  stock  which  reduced  the  Company's  ownership  interest  in
RightStart.com to 49.4%. The sale of common stock and associated corporate actions resulted in RightStart.com being accounted for under the equity method of accounting and no longer consolidated with the Company. Accordingly, the Company has restated Fiscal 2000 financial statements to present its results of operations and its statement of cash flows for the thirteen and thirty-nine weeks ended October 28, 2000 on an unconsolidated basis.

     The operating losses of RightStart.com have been shown as a loss on investment in a non-consolidated subsidiary in the Company's statement of operations for the thirteen and thirty-nine weeks ended October 28, 2000. In connection with the deconsolidation of RightStart.com, the Company recorded a gain of $3.3 million in the third quarter of Fiscal 2000 which reversed previously recorded losses in excess of its investment and increased the Company's investment in RightStart.com to zero.

     Under the equity method, the carrying value of an investment is normally adjusted on a periodic basis to recognize the investor's share of earnings and losses of the investee; however the carrying value generally is not reduced below zero and in that situation the equity method is, in effect, suspended.

     In July 2001, RightStart.com was notified by its senior lenders that they intended to foreclose and sell the collateral securing their notes. This foreclosure took place on August 3, 2001, and all assets of RightStart.com were sold to Targoff-RS, LLC, an entity newly-formed by the purchaser to acquire such assets. At the time of the foreclosure, the Company's investment had been effectively written off. As a result of the foreclosure, accounts receivable from RightStart.com in the amount of $655,000, which were fully reserved, were deemed uncollectable and written off.

     As a required condition to an equity investment used to fund the ZB Acquisition (the "Athanor Investment") in September 2001, the Company acquired Targoff-RS, LLC (the "Targoff Acquisition") in exchange for preferred stock convertible into 1,800,000 shares of the Company's common stock, subject to the approval of its shareholders (see Note 11-"Zany Brainy Acquisition"). The Internet and catalog operations previously held by Targoff-RS, LLC (the "Direct to Customer Operations") are included in the Company's results of operations from September 5, 2001 through November 3, 2001.


NOTE 3:  Per Share Data

     Basic per share data is computed by dividing the Company's loss available to common shareholders by the weighted average number of the Company's common shares outstanding. Diluted per share data is computed by dividing the Company's loss available to common shareholders plus proceeds associated with dilutive securities by the weighted average number of shares outstanding plus any potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock in each period.

                                           Thirteen weeks ended                 Thirty-nine weeks ended
                                           --------------------                 -----------------------
                                    November 3, 2001    October 28, 2000   November 3, 2001    October 28, 2000
                                    ----------------    ----------------   ----------------    ----------------
Net income (loss)                  $   (9,935,000)      $   1,007,000    $   (12,601,000)     $   (7,243,000)
Less:  Preferred stock
  accretion                              (104,000)            (89,000)          (301,000)           (258,000)
  Beneficial conversion
    feature on Series E, F
    and G preferred stock             (19,423,000)                  -        (19,423,000)                  -
  Series D preferred
   dividends                              (90,000)            (20,000)          (269,000)            (20,000)
                                   --------------       -------------    ---------------      --------------
Basic income (loss)
  applicable to common
  shareholders                    $   (29,552,000)      $     898,000     $  (32,594,000)     $   (7,521,000)
                                      ============            =======        ============         ===========
Weighted average shares,
  basic                                 7,260,798           5,615,435          6,165,116           5,590,822
Income (loss) per share,
      basic                       $         (4.07)      $        0.16     $        (5.29)     $        (1.35)
Basic income (loss)
  applicable to common
  shareholders                    $   (29,552,000)       $    898,000     $  (32,594,000)     $   (7,521,000)
Plus:  Interest on
      pay-in-kind notes                         -              28,000                  -                   -

  Preferred stock dividend                      -              20,000                  -                   -
                                   --------------       -------------    ---------------      --------------
Basic and diluted loss
  applicable to common
  shareholders                    $   (29,552,000)        $   946,000     $  (32,594,000)     $   (7,521,000)
                                      ============            =======        ============         ===========
Weighted average shares,
  basic                                 7,260,798           5,615,435          6,165,116           5,590,822
Plus incremental shares from
  assumed conversions:                          -                                      -                   -
    Options                                     -               5,530                  -                   -
    Series D Preferred Stock                    -             542,747                  -                   -
    Warrants                                    -              26,933                  -                   -
    Pay-in-kind notes                           -             305,379                  -                   -
                                   --------------       -------------    ---------------      --------------


                                      I-6


Weighted average shares,
  diluted                               7,260,798          6,496,024           6,165,116           5,590,822
Loss per share, basic and
  diluted                          $        (4.07)      $       0.15       $       (5.29)     $        (1.35)

         Certain securities of the Company were not included in the computation of diluted per share loss for the thirty-nine week periods because to do so would have been antidilutive for the periods presented. Such securities include:

                                -----------------------------------------------
                                         Common Stock Equivalents at:
                                --------------------- -------------------------
Securities                        November 3, 2001        October 28, 2000
- ----------                        ----------------        ----------------
Options                               5,183,125               1,050,442
Series B Preferred Stock                550,000                 550,000
Series C Preferred Stock              1,866,650               1,866,650
Series D Preferred Stock              2,334,800               1,702,253
Series E Preferred Stock              8,334,836                       -
Series F Preferred Stock              1,800,000                       -
Series G Preferred Stock              2,200,000                       -
Warrants                                479,000                 422,067
Convertible Senior Notes                      -                 957,779
Convertible Junior Notes              3,426,573                   -


NOTE 4:  Supplemental Disclosure of Cash Flow Information

         Interest paid amounted to $1,609,000 and $546,000 for the thirty-nine weeks ended November 3, 2001 and October 28, 2000, respectively. Cash paid for income taxes was $18,000 and $8,000 for the thirty-nine weeks ended November 3, 2001 and October 28, 2000, respectively.


Changes in assets and liabilities which increased (decreased) cash are as follows:

                                                                         Thirty-nine weeks ended
                                                              -----------------------------------------------
                                                                     November 3, 2001       October 28, 2000
Accounts and other receivables                                     $     (3,632,000)         $    (706,000)
Merchandise inventories                                                 (35,660,000)            (2,938,000)
Prepaid catalog costs                                                      (316,000)                     -
Other current assets                                                     (5,370,000)              (215,000)
Acquisition costs                                                          (263,000)                     -
Other noncurrent assets                                                    (339,000)               (38,000)
Accounts payable                                                          9,887,000              2,009,000
Accrued expenses                                                         (1,173,000)              (268,000)
Accrued salaries and bonuses                                              1,389,000                (31,000)
Deferred rent                                                                24,000                 70,000
                                                                    ---------------             ----------
                                                                    $   (35,453,000)        $   (2,117,000)
                                                                    ===============             ==========

Non-cash investing and financing activities:

                                                                          Thirty-nine weeks ended
                                                                   ---------------------------------------

                                                                     November 3, 2001    October 28, 2000
Conversion of Series B preferred stock to common stock                   $   -            $ 328,000
Conversion of Series C preferred stock to common stock                       -              117,000
Conversion of senior subordinated convertible pay-in-kind notes         3,187,000               -
Preferred dividend accretion                                              301,000           258,000
Issuance of warrants                                                         -               70,000
Issuance of common stock in connection with ZB Acquisition              3,245,000               -
Issuance of Series F preferred stock in connection with Targoff
Acquisition                                                             3,996,000               -
Accrued expenses for store closures                                          -               50,000
Deferred rent reduction for store closures                                   -               50,000
Dividends issued on Series D preferred stock                              180,000
Preferred dividend payable                                                 89,000           439,000
Notes issued for interest due on senior subordinated convertible
  pay-in-kind notes                                                       120,000              -

See Note 11 for additional disclosure related to the ZB Acquisition and the Targoff Acquisition.

NOTE 5:  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for


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


Derivative Instruments and Hedging Activities," effective beginning in the first quarter of 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. SFAS 133 was amended by SFAS 137 which defers the effective date of the SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 became effective for our first fiscal quarter in the year 2001 and did not have a material effect on the Company's financial position.

     In June 2001, the FASB issued two new pronouncements: SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141
requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the use of the pooling-of-interests method is no longer permitted. SFAS 142 requires that upon adoption, amortization of goodwill will cease and instead the carrying value of goodwill will be evaluated for impairment at least annually using a fair value test. Other identifiable intangible assets will continue to be amortized over their useful lives and reviewed at least annually for impairment using a method appropriate to the nature of the intangible asset. The Company was required to implement SFAS 141 on July 1, 2001 and SFAS 142 at the beginning of its next fiscal year, February 3, 2002. The Company adopted SFAS 141 effective July 1, 2001. The Company is currently evaluating the impact of the adoption of SFS 142 and has not yet determined the effect, if any, that its adoption will have on its financial position or results of operations.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for the fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. SFAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. The Company plans to adopt SFAS 144 on February 3, 2002. The Company believes the adoption of this standard will not have a material impact on its financial position or results of operations.


NOTE 6:  Mandatorily Redeemable Preferred Stock

     The Company issued 30,000 shares of mandatorily redeemable Series A preferred stock in December 1998. The stock has a par value of $.01 per share and a liquidation preference of $100 per share; it is mandatorily redeemable at the option of the holders on May 31, 2002 at a redemption price of $100 per share or $3,000,000 (subject to the legal availability of funds). The Series A preferred stock must also be redeemed by the Company (subject to the legal availability of funds) upon a change of control or upon the issuance of equity securities for cash by the Company resulting in net proceeds to the Company in excess of $15,000,000, both as set forth in the Certificate of Determination for the Series A preferred stock. The Company has received notice from holders of the Series A preferred stock that such holders believe the ZB Acquisition triggered the mandatory redemption provisions related to the receipt of net proceeds from an equity issuance. The Company informed the holders that it disagreed with their position. In settlement of the disagreement between the two parties, the Company has agreed to redeem the Series A preferred shares no later than March 31, 2002. (See Liquidity and Capital Resources for further discussion).


NOTE 7:  Segment Information

     At November 3, 2001, the Company operated in two reportable segments; Direct-to-customer, which includes online and catalog operations, and Retail, which includes activities related to the Company's retail stores. Both segments sell products to meet the needs of the parents of infants and small children. Through the ZB Acquisition the Retail segment also sells products directed to
older  children  through age twelve.  Beginning in November 2001, ZBCI   will
also engage in Direct-to-customer sales with the relaunch of its online operations. Prior to the Targoff Acquisition, the Company operated in only one reportable segment, Retail.

     The accounting  policies of the segments are the same as those described in
the  summary  of  significant   accounting   policies.   The  Company  evaluates
performance based on profit or loss from operations before income taxes.

     The Company allocates costs for certain services provided by the Retail segment to the Direct-to-customer segment.

     The Company's reportable segments have operations that offer the same or similar products but have a different method of delivery to their customers.

     Segment information for the thirteen weeks ended November 3, 2001 is as follows (Direct-to-customer operations reflect activity for September and October only):

                                    Total
                              Direct-to-Customers       Retail          Total
 Net sales                         $1,203,000        $57,150,000    $58,353,000
 Interest expense                           -          1,402,000      1,402,000
 Depreciation                          46,000          1,042,000      1,088,000
 Non-cash compensation                      -              2,000          2,000
 Pre-opening costs                          -             77,000         77,000
 Store Closing Expense                      -             35,000         35,000
 Pre-tax income (loss)                (37,000)        (9,886,000)    (9,923,000)
 Total assets                         820,000        194,462,000    195,282,000
 Fixed asset additions                      -          1,913,000      1,913,000

NOTE 8: Operating Results and Risks

     Historically, the Company has incurred losses, though it expects to generate sufficient operating income in the fourth quarter to offset operating losses incurred during the first three quarters of Fiscal 2001. The Company believes that its current cash on hand at November 3, 2001, cash flow from operations, its working capital facility and the $115 million credit facility entered into by ZBCI (See NOTE 11-"Zany Brainy Acquisition") will allow it to maintain its operations, fund working capital and capital expenditures for the current fiscal year and Fiscal 2002. The Company's needs for additional funding will depend upon several factors, including, but not limited to, generating sufficient cash flow from operations, the expenses or savings from integration of Zany Brainy, Inc. and its affiliates (collectively, "Zany Brainy") and FAO into the Company's operations and the Company's dependence on independent manufacturers and suppliers and their credit terms. If additional capital is required to grow its business or execute its business plan, the Company may seek to raise additional equity or incur additional debt. There can be no assurance given that adequate funds will be available to the Company on acceptable terms. Assuming the FAO Acquisition is completed as planned, the Company expects to enter into a temporary credit facility to provide working capital for the business of FAO and replace that facility with a new credit facility to provide working capital for the business of Right Start, FAO and Zany Brainy. There can be no assurance given that these credit facilities will be available as expected or otherwise on acceptable terms.


NOTE 9:  Related Party Transactions

     Through July 2001, Kayne Anderson Investment Management, Inc. ("KAIM"), the general partner of Kayne Anderson Capital Advisors L.P. ("KACALP"), provided certain management services to the Company and charged the Company for such services. Management fees of $75,000 and $113,000 were paid to KAIM in the thirty-nine weeks ended November 3, 2001 and October 28, 2000, respectively. KAIM and Mr. Fred Kayne are directly or indirectly, substantial shareholders. Mr. Ric Kayne, who shares voting and dispositive power over the shares of the Company held directly or indirectly by KAIM, and Mr. Fred Kayne are brothers and directors of the Company.


     Prior to the foreclosure on RightStart.com, the Company and RightStart.com were parties to a management services agreement. This agreement provided that the Company will supply inventory at cost plus five percent and provide certain Basic Services at cost plus five percent. Basic Services consist of various services, including, among others, services for personnel/human resources, benefits administration, payroll processing, insurance, tax, cash management, financial, legal, order fulfillment and collection, accounting, telecommunications, catalog production assistance and credit card processing. The sale of inventory to RightStart.com and the related cost of those sales are shown on the statements of operations. The fees for Basic Services rendered under this agreement for the thirty-nine weeks ended November 3, 2001 amounted to $592,000; for the same period in the Fiscal 2000 these fees amounted to
$289,000 and is included in general and administrative expense in the accompanying statements of operations. After the foreclosure, the Company provided management services to Targoff-RS, LLC on terms similar to those previously provided to RightStart.com. The fees for those services amounted to $85,000 in the month of August, 2001. On September 5, 2001, the Company purchased Targoff-RS, LLC and recognized no further fees for these services.

     On November 13, 2001 KAIM affiliates and Mr. Fred Kayne provided a $5 million letter of credit to Wells Fargo Retail Finance, LLC (the "Bank") in connection with the credit facility the Bank, as agent, provides to ZBCI. The letter of credit may be drawn upon only if ZBCI defaults under the minimum availability requirements of the Loan and Security Agreement and must be drawn, if at all, on or before December 27, 2001. In exchange, such affiliates and Mr. Kayne received warrants exercisable for an aggregate of 100,000 shares of the Company's common stock at a price of $3.50 per share. Such persons also received notes in the aggregate maximum principal amount of $5 million that pay interest at 8% per annum and mature one year beginning, in each case, at such time as Wells draws on the letter of credit. The outstanding principal amount on such notes at any time, if any, will equal the amount so drawn. The Company will record a one-time non cash interest charge of $200,000 in the fourth quarter of this fiscal year related to the warrants issued.


NOTE 10:  Nasdaq Compliance

     In May 2001, the Company received notice from Nasdaq that it had failed to evidence a market value of public float of at least $5.0 million for thirty consecutive trading days. In June 2001, the Company received notice from Nasdaq that it had failed to maintain the minimum listing standard of $4.0 million in net worth. The Company then informed Nasdaq of the ZB Acquisition (see Zany Brainy Acquisition below) and that a potential combination would result in a combined entity with substantially more net worth than the requisite minimum listing standard. In August 2001, the Company received notice from Nasdaq that its stock was to be delisted as a result of not meeting each of the two aforementioned minimum listing standards. The Company was informed by the Nasdaq in a letter dated October 17, 2001 that it had regained compliance with each of the listing standards and the hearing file regarding the Company's compliance with the continued listing requirements would be closed.


NOTE 11:  Acquisitions

Zany Brainy Acquisition

     On September 5, 2001, ZB Company, Inc. ("ZBCI"), a wholly-owned subsidiary of the Company, completed the acquisition of substantially all of the assets of Zany Brainy, including 187 retail stores in 34 states, through a sale of assets and assignment of liabilities pursuant to sections 363 and 365 of the U.S. Bankruptcy Code as management and the Board of Directors determined that there was a good fit between the two brands, the combination would allow cross-promotion throughout the childhood of our customers' children, the brands attract similar customers, that there were opportunities for efficiencies in operations and that the price was attractive. As consideration, ZBCI agreed to pay the following: $7.5 million in cash and 1.1 million shares of Company's common stock to the Zany Brainy estate for the benefit of the unsecured creditors (the cash portion to be paid in three equal installments on December 15, 2001, February 15, 2002 and April 15, 2002); $65.8 million (excluding renewed letters of credit) to the Zany Brainy, Inc. Debtor in Possession ("DIP") lender paid at the closing from the proceeds of a Loan and Security Agreement between Wells Fargo Retail Finance, LLC (the "Bank") and ZBCI, dated September 5, 2001 (the "ZB Credit Facility"); $4.2 million which was offset by payments due to investors; $1.1 million in bankruptcy related professional fees; $2.1 million paid into an escrow at the closing for Zany Brainy management retention bonuses; and certain lesser amounts. Additionally, ZBCI assumed certain other liabilities estimated at $36.9 million consisting of post-petition trade payables, settlement amounts, bankruptcy-related professional fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits. The Company financed the ZB Acquisition with the proceeds from the issuance of preferred and common stock, notes and the ZB Credit Facility discussed below.

     The Company has also agreed to reimburse the Zany Brainy creditors for up to $1 million for costs the may be incurred by the creditors related to professional services. To the extent any amounts are paid by the Company, they would represent additional purchase price.

     In order to fund the ZB Acquisition, the Company issued approximately 11,919 shares of its Series E Convertible Preferred Stock, par value $.01 per share ("Series E Preferred Stock") to Athanor Holdings, LLC ("Athanor") and 2,200 shares of its Series G Convertible Preferred Stock, par value $.01 per share ("Series G Preferred Stock"), to certain affiliates of Kayne Anderson Investment Management ("KAIM") and Mr. Fred Kayne (each of which are affiliates of the Company), for approximately $11.9 million and $5.5 million, respectively. The Series E Preferred Stock is convertible, upon approval by the Company's shareholders, into 8,334,836 shares of the Company's common stock, no par value ("Common Stock"), at an imputed price of $1.43 per share, and the Series G Preferred Stock is convertible, upon approval by the Company's shareholders, into 2,200,000 shares of Common Stock at an imputed price of $2.50 per share. Additionally, Athanor purchased $4.9 million in aggregate principal amount of the Company's 4% Subordinated Convertible Pay-in-Kind Notes due September 4, 2004 (the "Junior Notes"). The Series E Preferred Stock and Junior Notes held by Athanor (the "Athanor Investment"), if and when converted to Common Stock, represent approximately 34.4% of the fully diluted shares of the Company before giving effect to employee and director stock options but assuming conversion of the contingently convertible securities issued in the FAO Acquisition. In November 2001, in connection with the consent to the FAO transaction, the $4.9 million pay-in-kind notes became convertible upon the closing of the FAO transaction. As a result, the Company will expense the remaining deferred non-cash interest of $4.1 million in its quarter ending February 2, 2002. Under a shareholders' agreement between KAIM, Mr. Fred Kayne and Athanor and the investment agreement between the Company and Athanor, Athanor has the right to name three members to the Company's Board of Directors, one of whom is to be "independent." The shareholders' agreement also requires the KAIM investment affiliates and Mr. Fred Kayne to convert all of their holdings in the Company's Senior Subordinated Convertible Pay-in-Kind Notes ("Senior Subordinated Notes") and the Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Pay-in-Kind Convertible Preferred Stock to Common Stock at the time that sufficient common shares have been authorized, and the conversion feature on the newly-issued preferred stock and Junior Notes has been approved, by vote of the Company's common shareholders; and to vote their securities in favor of such matters. Upon such authorization and approval, the Company's Series E Preferred Stock (to the extent of the conversion of our convertible securities (other than employee or director options, outstanding warrants to purchase our Common Stock or the Series E Preferred Stock)), Series F Preferred Stock and Series G Preferred Stock will automatically convert into Common Stock.

     In addition, the Athanor investment agreement required that the Company acquire from Targoff-RS, LLC the assets it acquired in the foreclosure on RightStart.com by RightStart.com's senior secured lenders including the online business and the Right Start catalog business. The Company purchased Targoff-RS, LLC and its debt at an aggregate price of $4.0 million through the issuance of 1,800 shares of Series F Convertible Preferred Stock, no par value (the "Series F Preferred Stock"). The Series F Preferred Stock is convertible into 1,800,000 shares of Common Stock at an imputed price of $2.22 per share.

     The remaining amounts necessary to consummate the ZB Acquisition came from the ZB Credit Facility. The ZB Credit Facility is secured by a pledge of substantially all of the assets of ZBCI. The Company has guaranteed ZBCI's obligations under the ZB Credit Facility and secured its guarantee with a pledge of the stock of ZBCI. The ZB Credit Facility consists of a standard revolving line of up to $100 million under which borrowings bear interest, at ZBCI's election, at an initial rate of 3.5% over the London Interbank Offered Rate ("LIBOR") or 1.75% over a base rate announced by Wells Fargo Bank from time to time, and a special subline of up to $15 million under which borrowings bear interest at a rate of 14.5% per annum. The interest rate on the standard revolving line adjusts based on the average quarterly availability under the ZB Credit Facility to a low of 2.25% over LIBOR and 0.25% over the base rate, in each case, when availability exceeds $25 million. ZBCI is required to maintain a tangible net worth of at least $26 million as of February 2, 2002 and 85% of amounts projected in ZBCI's budget for each calendar month on or after February 28, 2002. In addition, the ZB Credit Facility limits capital expenditures for the fiscal year ending February 2, 2002 in excess of $5 million or $2.5 million in any fiscal quarter of such year and amounts approved by the Bank thereafter. ZBCI is required to keep its effective advance rate under the ZB Credit Facility (tested at month end and on December 24) below 50% from January through March of each year, 65% from April to July of each year, 70% from August through November of each year and 35% in December of each year (except that, in connection with the provision of a $5 million letter of credit, ZBCI was permitted to have an effective advance rate of 50% in December 2001 and to increase its effective advance rate for October and November 2001 by $5 million). ZBCI may not permit the ratio of purchases to costs of goods sold (on a trailing three month basis tested at month end beginning November 30, 2001) to be less than 0.30:1.00 from January through May of each year, 0.70:1.00 for June of each year, 1.00:1.00 for July and November of each year, 1.25:1.00 for August and September of each year, 1.35:1.00 for October of each year and 0.50:1.00 for December of each year. ZBCI must maintain a minimum availability under the standard revolving line of not less than $5 million. ZBCI must maintain a cost value of inventory that is within 15% of ZBCI's business plan at all times. ZBCI is required to reduce outstanding advances under the special subline to $7.5 million from December 26 through April 30 of the following year and to maintain special subline advances equal to or exceeding $10 million from May 1 through December 24 of each year until the special subline is terminated.


Purchase Allocation

     Our acquisitions have been accounted for under the purchase method of accounting. The financial statements reflect the preliminary allocation of the purchase prices to the acquired net assets based on their estimated fair values as of the acquisition date. The Company is in the process of finalizing valuations of the individual assets. The allocation of the purchase prices may change based upon these valuations. The Company's preliminary allocation of purchase price for the acquisitions, based upon estimated fair values is as follows:

                                        Zany Brainy          Targoff-RS, LLC
Net current assets                       $   108,919,000      $     179,000
Property, plant and equipment                 11,448,000          1,192,000
Non-current assets                               286,000             34,000
Net current liabilities                      (33,857,000)        (1,090,000)
Non-current liabilities                       (3,000,000)                 -
                                              -----------    ---------------
Estimated   fair  value,   net  assets        83,796,000            315,000
acquired

Goodwill and other intangible assets             457,000          3,681,000
                                          --------------          ---------
Total purchase price                          84,253,000          3,996,000

Less:
  Common stock issued                         (3,245,000)                 -
  Notes payable issued                        (7,500,000)                 -
  Preferred stock issued                               -         (3,996,000)
  Amount refinanced                          (52,664,000)                 -
                                             ------------    ---------------
Cash paid                                     20,844,000                  -
Less cash acquired                            (6,166,000)                 -
                                            -------------    ---------------
Net cash paid                            $    14,678,000     $            -
                                             ===========     ===============

     Of the $0.5 million of acquired intangible assets $0.4 million was assigned to registered trademarks that are not subject to amortization.

Supplemental unaudited pro forma information for the consolidated company:

                                      Thirteen weeks ended                    Thirty-nine weeks ended
                                      --------------------                    -----------------------
                                November 3, 2001    October 28, 2000    November 3,2001        October 28, 2000
                                ----------------    ----------------    ---------------        ----------------
Revenue                         $  78,996,000      $  85,417,000        $ 237,546,000          $ 235,329,000
Loss before extraordinary
  items and cumulative
  effect of accounting
  changes                         (32,883,000)      (14,816,000)          (72,370,000)           (92,811,000)
Net loss                          (32,883,000)      (14,816,000)          (72,370,000)           (92,811,000)
Basic and diluted loss per
  share                             $ (3.86)           $ (2.21)            $ (9.96)                $ (13.87)

     The   supplemental   proforma   information   presented   includes  certain
non-recurring  items. In July 2000, Zany Brainy,  Inc. acquired Noodle Kidoodle,

Inc. in a pooling of interest transaction. The thirteen and thirty-nine weeks ended October 28, 2000 include approximately $5.1 million and $28.8 million respectively, in expense for merger, integration and restructuring and exclude the results of operation of 15 stores closed during the period from the date of acquisition through November 3, 2001. On May 15, 2001(the "Petition Date") Zany Brainy, Inc. and its subsidiaries filed for voluntary petitions for relief under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. From the Petition Date through September 5, 2001, Zany Brainy, Inc. managed their business as a debtor-in-possession pursuant to Bankruptcy Court approval. This resulted in significant operational disruption due to disruption of product flow, employee turnover and other factors which are reflected in the operating results for the thirteen and thirty-nine weeks ended November 3, 2001.


NOTE 12:  Other developments

         Contingencies

     The Company was sued by Oxygen Media, LLC ("Oxygen") to recover the alleged value of cable television and internet media time allegedly provided or to be provided to the Company and RightStart.com, Inc. The basis for the claim is a term sheet that Oxygen admits was non-binding and the actual provision of services under written orders. Oxygen asserts that the Company and RightStart.com breached an express contractual obligation to negotiate in good faith to reach an agreement that would have provided Oxygen with cash and in-kind marketing services equal to $13 million. Oxygen asserts, in the alternative, that the Company and RightStart.com owe Oxygen $720,000 under an implied-in-fact contract or for services provided. The Company believes that the breach of contract claims are without merit as to it and that the specific allegations needed to support the claims are false. Furthermore, the Company believes that the value of services provided to Oxygen exceeds the value of the services provided by Oxygen. The Company has directed legal counsel to prepare a counter-claim to recover the excess value of the services provided to Oxygen. The Company has filed a motion to dismiss the complaint in the New York Supreme Court on the basis that the term sheet was non-binding by its terms and as admitted by Oxygen and therefore may not be enforced under New York law. Oxygen has filed its answer but there is no hearing scheduled at this time.


Stock Options

     The Company authorized an increase in the number of options issuable under the Company's 1991 Employee Stock Option Plan and a newly-adopted 2001 Stock Option Plan to a total of approximately 5.5 million shares of which approximately 5.0 million shares have been granted, subject to shareholder approval.


Debt and Preferred Stock

     On September 5, 2001 the holders of the Senior Subordinated Notes converted their notes into an aggregate of 1,341,706 shares of Common Stock. Additionally, on December 1, 2001 the Company forced conversion of its Series D Pay-in-Kind Convertible Preferred Stock into an aggregate of 2,428,192 shares of Common Stock.


NOTE 13:  Beneficial Conversion Feature

     Generally accepted accounting principles require that we recognize the difference between the negotiated conversion price of an instrument and the actual closing price of the underlying common stock as a beneficial conversion feature and charge it to: a) additional paid in capital in the case of an equity instrument; b) non-cash interest expense in the case of a debt instrument; or c) non-cash compensation expense in the case of an employee stock option grant. The interest and compensation expense is amortized over the period, or periods, prior to the related instruments becoming freely convertible. In the current period the Company recorded the following amounts as beneficial conversion features:

                                 Beneficial Conversion
         Instrument                 Feature Amount

Series E Preferred Stock            $   11,918,815
Series F Preferred Stock                 3,654,000
Series G Preferred Stock                 3,850,000
                                     -------------
    Total preferred                     19,422,815
Junior Notes                             4,900,000
                                    --------------
    Total                           $   24,322,815
                                     =============

     Non-cash interest expense on the Junior Notes was $0.8 million for the third quarter. It is expected that the Company will amortize the remaining $4.1 million of deferred interest in its fourth quarter of this year.


NOTE 14:  Subsequent Event

FAO Schwarz Acquisition

     Toy  Soldier,  Inc.  ("Toy  Soldier"),  a wholly  owned  subsidiary  of the

Company, has agreed to purchase certain assets and assume liabilities of approximately $9.0 million of FAO Schwarz, including its Fifth Avenue store in New York and 21 other stores throughout the United States. The purchase transaction is expected to close on or about January 6, 2002, but in no event later than January 31, 2002. Toy Soldier will change its name to FAO Schwarz, Inc. after the closing. Toy Soldier has also agreed to purchase the assets of Quality Fulfillment Services, Inc.("QFS"), an affiliate of FAO Schwarz, which runs the fulfillment services for the FAO Internet and catalog operations. QFS also provides fulfillment services for several third party catalog companies as well. The transaction is subject to antitrust regulatory and third party approvals.

     The  acquisition  is being  funded  through the  issuance of the  Company's
Series H Contingent Convertible Preferred Stock (the "Series H Preferred Stock"), which is contingently convertible into 5 million shares of Common Stock, and the issuance of $18 million in aggregate principal amount of Toy Soldier's 8% Subordinated Notes due 2005 (the "FAO Notes").

     The Series H Preferred Stock is convertible, upon approval by the Company's shareholders, at a price of $4.00 per share. The Series H Preferred Stock, if and when converted to Common Stock, represents approximately 14.5% of the fully diluted shares of the Common Stock (approximately 34 million shares) before giving effect to employee and director stock options but assuming conversion of the contingently convertible securities issued in the ZB Acquisition. Under a shareholders' agreement with FAO and QFS, Mr. Fred Kayne and affiliates of Kayne Anderson Investment Management have agreed to vote their securities in favor of all matters necessary to permit the conversion of the Series H Preferred Stock. Upon such authorization and approval, the Company's Series H Preferred Stock (to the extent of the conversion of the Company's other convertible securities, other than employee or director options, outstanding warrants to purchase Common Stock or the Series E Preferred Stock), will automatically convert into Common Stock.

     The FAO Notes, which rank pari-passu on liquidation with indebtedness of the Company or Toy Soldier to its vendors, suppliers and trade creditors incurred in the ordinary course of business ("Trade Debt"), will be guaranteed by the Company and secured by a subordinated security interest in substantially all of the assets of the Company and Toy Soldier, respectively. In the event of a liquidation, insolvency or bankruptcy of the Company or Toy Soldier, the holders of the FAO Notes are required to share the proceeds of any collateral on a pro-rata basis with the holders of the Trade Debt. Toy Soldier must prepay 20% of the aggregate principal amount of the FAO Notes if its consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") exceeds $25 million in either of fiscal 2003 or 2004 and must prepay another 20% in 2004 if the prepayment obligation is triggered in 2003. Toy Soldier also must prepay the FAO Notes with the net cash proceeds from the closing of a sale of debt or equity securities of the Company or Toy Soldier in excess of $5 million unless the proceeds are received from the closing of a sale of debt or equity securities on condition that they be, and within 30 days of receipt are, used to accomplish a merger, consolidation or asset acquisition. Toy Soldier also must prepay the FAO Notes with the proceeds of asset sales in excess of $500,000 unless, within 30 days of receipt of such proceeds, such proceeds are used to repay indebtedness outstanding under its Loan and Security Agreement with the Bank. Finally, no more than 30 days following a Change of Control, Toy Soldier must prepay the entire principal amount outstanding under the FAO Notes. "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Toy Soldier or the Company,
(ii) any person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), directly or indirectly, of more than 50% of the total voting stock of Toy Soldier or the Company, other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell equity or (iii) the first day on which a majority of the members of the Board of Directors of Toy Soldier are not Continuing Directors other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell equity. The term "Continuing Director" means, as of any date of determination, any member of the Board of Directors of Toy Soldier who (i) was a member of such Board of Directors at the closing or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     The Company expects that Toy Soldier will become a party to the Company's existing working capital line of credit with Wells for a temporary time period. Toy Soldier is expected to maintain approximately $33 million in inventory at cost. The Company is currently negotiating with Wells to include Toy Soldier as a party to a longer term consolidated Loan and Security Agreement with Wells and has no reason to believe that it will not reach agreement; however, there can be no assurance that Wells will agree to include Toy Soldier on favorable terms or, if it does not, that other lenders will offer favorable terms or otherwise agree to enter into a line of credit with Toy Soldier. Nor can there be any assurance that, once the temporary period has ended, a new favorable consolidated agreement with Wells or other lenders can be reached.

     The Company expects to file a preliminary proxy statement, as soon as possible after obtaining the appropriate information from FAO, seeking shareholder approval to increase the number of authorized shares of Common Stock from 25 million shares to 75 million shares to accommodate the conversions of the Company's various recently-issued contingently convertible securities including the Series H Preferred Stock. The number of shares of Common Stock expected to be outstanding upon conversion of the Junior Notes and such convertible preferred stock and the issuance of shares in connection with the ZB Acquisition will amount to approximately 34 million shares excluding employee and director option exercises. Each of the newly-issued series of convertible preferred stock entitles its holders to registration rights with respect to the underlying Common Stock.


     Under the terms of the Junior Notes, the Board of Directors' approval of the FAO Acquisition would have resulted in those notes becoming freely convertible. On November 13, 2001 the Company obtained a waiver from the holders of the Junior Notes which delayed triggering the convertibility of those notes until the FAO Acquisition closes in January, 2002. As a result of these actions, the Company must accelerate its recognition of $4.9 million in non-cash interest from over the original twelve months (September 2001 through September 2002) to the date the conversion feature is exercisable.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

     When used in this report and elsewhere by management from time to time, the words "believes," "anticipates," and "expects" and similar expressions are intended to identify forward-looking statements with respect to our financial condition, results of operations and business. Certain important factors could cause actual results to differ materially from those expressed in our forward-looking statements, including, but not limited to, the need for shareholder approval of certain features of the investments, competition from other retailers and potential product liability claims, the need to renegotiate the Company's credit agreement in connection with the FAO transaction, potential operational or integration challenges with respect to the ZB Acquisition and the FAO Acquisition, changes in consumer spending and the Company's dependence on independent manufacturers and suppliers and their credit terms. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this filing. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after that date.


Overview

     The Right Start, Inc. sells developmental, educational and care products for infants and children through retail stores ("Right Start Retail Store Operations"), on the Internet and through a mail order catalog ("Right Start Direct to Customer Operations") and has recently expanded its business to include educational products, toys, games, books and multimedia products for children up to age 12 through the ZB Acquisition ("Zany Brainy Retail Store Operations"). To facilitate the analysis of our historical results, each of the three distinct operations is discussed separately below.

                     Unaudited Consolidating Statement of Operations for the thirteen weeks ended November 3, 2001

                                                                                 Right Start
                                                                                  Direct to
                              Right Start Retail       Zany Brainy Retail          Customer
                               Store Operations         Store Operations          Operations          Totals
                            ------------------------ ------------------------ ------------------- ----------------
                               (Thirteen weeks)           (Eight weeks)         (Eight weeks)
Sales:
Retail                        $   10,937,000             $   46,213,000                       -    $  57,150,000
Direct to customer                         -                          -           $   1,009,000        1,009,000
Shipping and handling
  revenues                                 -                          -                 194,000          194,000
Cost of goods sold                 5,629,000                 27,266,000                 526,000       33,421,000
Cost of shipping and
  handling                                 -                          -                 263,000          263,000
Operating expense                  4,902,000                 20,881,000                 254,000       26,037,000
Non-cash compensation                  2,000                          -                       -            2,000
Marketing and advertising
  expense                            132,000                    651,000                   9,000          792,000
General and
  administrative expense           1,163,000                  3,037,000                 142,000        4,342,000
Pre-opening costs                     77,000                          -                       -           77,000
Store closing costs                   35,000                          -                       -           35,000
Depreciation and
  amortization expense               707,000                    335,000                  46,000        1,088,000
                              --------------            ---------------           -------------     ------------
Operating Loss                    (1,710,000)                (5,957,000)                (37,000)      (7,704,000)
Non-cash interest expense            817,000                          -                       -          817,000
Interest expense                     212,000                  1,190,000                       -        1,402,000
                              --------------           ----------------        ----------------      -----------
Income (loss) before
  provision for income
  taxes                        $  (2,739,000)             $  (7,147,000)            $   (37,000)  $   (9,923,000)
                               ==============             ==============            ============  ===============

Right Start Retail Store Operations

     At November 3, 2001, the Company operated 70 Right Start retail stores in 19 states throughout the United States. The stores' product mix includes a wide variety of items to meet the needs of infants young children and their caregivers, all presented within a store designed to provide a safe, child-friendly environment for the shopping ease of parents.


Thirteen weeks ended November 3, 2001 compared with October 28, 2000

The following table sets forth the Company's unaudited statements of operations data:

                                                                        Thirteen weeks ended
                                                     ------------------------------------------------------------

                                                            November 3, 2001                October 28, 2000
                                                            ----------------                ----------------
Retail net sales                                       $   10,937,000         100.0%       $   9,865,000    100.0%
Cost of goods sold                                          5,629,000          51.5%           4,986,000     50.5%
Operating expense                                           4,902,000          44.8%           4,194,000     42.5%
Non-cash compensation                                           2,000           0.0%              66,000      0.7%
Marketing & advertising expenses                              132,000           1.2%             194,000      2.0%
General & administrative expenses                           1,163,000          10.6%             956,000      9.7%
Pre-opening costs                                              77,000           0.7%             117,000      1.2%
Store closing expense                                          35,000           0.3%              46,000      0.5%
Depreciation & amortization expense                           707,000           6.5%             541,000      5.5%
                                                        -------------                      -------------
   Operating loss                                          (1,710,000)        -15.6%          (1,235,000)   -12.5%
Gain on investment                                                  -                          2,554,000     25.9%
Non-cash interest expense                                     817,000           7.5%
Interest expense                                              212,000           1.9%             293,000      3.0%
                                                        -------------                     --------------
   Income (loss) before provision for income taxes         (2,739,000)        -25.0%           1,026,000     10.4%
Provision for income taxes                                     12,000           0.1%              19,000      0.2%
                                                         ------------                      -------------
   Net income (loss)                                    $  (2,751,000)        -25.2%        $  1,007,000     10.2%
                                                         ============                      =============

     Net Sales. Retail net sales consist of gross product sales to customers net of returns. Retail net sales increased by $1.0 million, or 10.9%, from $9.9 million for the thirteen weeks ended October 28, 2000 to $10.9 million for the thirteen weeks ended November 3, 2001. The net sales growth reflects an increase in the store base from 53 stores to 70 stores offset by a 5.8% decrease in same-store sales. The primary reason for the decrease in same store sales is attributable to weak sales in our mall-based stores. On a same-store basis, mall stores were down 10.9% while street stores were up 1.5%. The effects of the events that occurred on September 11, 2001 cannot be precisely determined, however same store sales in August were down 3.4% , whereas in September same store sales were down 9.2%.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Retail gross margin decreased to 48.5% from 49.5% in the prior year period. Approximately half of this decrease is attributable to timing differences on vendor rebates. The balance of the decrease is due to slightly increased freight costs, a small shift in the retail mix to lower margin items and a higher inventory shrinkage provision.

     Operating expense. Retail operating expense consists of store operational expenses, retail personnel costs, and costs related to the distribution and warehousing of our retail merchandise. Retail operating expense was $4.9 million for the current period as compared to $4.2 million for the same period last year. The $0.7 million or 16.9% increase reflects the addition of 17 new store locations. The increase as a percent of sales is primarily due to the operating costs-to-sales ratio for new stores.

     Non-cash compensation. During the third quarter of Fiscal 2000, the Company recorded $9,000 of non-cash compensation expense associated with certain non-employee director grants and $57,000 related to non-employee options. The current year reflects $2,000 related to non-employee director grants.

     Marketing and advertising expense. Retail marketing and advertising expense generally consists of print advertising in national and regional publications, as well as promotional mailings to our customers. Marketing and advertising expense decreased from $194,000 for the thirteen-week period ended October 28, 2000 to $132,000 for the same period this year. This decrease is primarily due to a decrease in print advertising expense.

     General and administrative expense. General and administrative expense consists primarily of the costs related to management, financial, merchandising, inventory, professional service fees and other administrative support. General and administrative expense increased by $0.2 million, or 21.7%, from $1.0 million for the thirteen week period ended October 28, 2000 to $1.2 million for the thirteen week period ended November 3, 2001. The net increase in general and administrative expense is primarily attributable to the acquisition and consolidation of Targoff-RS, LLC. General and administrative expense includes net credits in the amount of $279,000 and $66,000 for the current and prior year period, respectively. $85,000 of the current year credits is the result of net billings to Targoff-RS, LLC under the management services agreement. The balance of the net credits, $194,000, is the net general and administrative support provided by the Company to Zany Brainy, which net to zero on consolidation. The entire credit amount in the prior year was the result of net billings to RightStart.com under the management services agreement.

     Pre-opening costs. Pre-opening costs consist primarily of non-recurring marketing, advertising, and other expenses related to the opening of new store locations. Pre-opening costs decreased $40,000 from $117,000 for the thirteen weeks ended October 28, 2000 to $77,000 for the current year. The primary reason for the decrease from last year is $38,000 of expense related to abandoned sites recognized in the prior year.

     Store closing expense. Store closing expense consists primarily of the write-off of non-recoverable assets and costs incurred in closing the store locations. In the prior year period $46,000 was recognized in relation to two store closures; in the current year there is $19,000 related to the closure of one store and $16,000 primarily related to disposal of store fixtures.

     Depreciation and amortization. Depreciation and amortization expense increased $166,000 from $541,000 in the prior period to $707,000 in the current period. The increase is due to additional assets placed in service related to new store openings.

     Loss on investment. In connection with the deconsolidation of RightStart.com, the Company recorded a net gain of $2.6 million in the third quarter of Fiscal 2000, which reversed previously recorded losses in excess of its investment and increased the Company's investment in RightStart.com to zero. On August 3, 2001, the senior debt holders foreclosed on RightStart.com and sold its assets to Targoff-RS, LLC.

     Non-cash interest expense: In connection with the Athanor Investment, we issued $4.9 million of Junior Notes with a conversion price equal to the conversion price we negotiated with Athanor for its purchase of the Series E Preferred Stock. Generally accepted accounting principles require that we recognize the difference between the negotiated price and the actual closing price of the underlying common stock as a beneficial conversion feature and charge it to non-cash interest expense over the time period prior to the Junior Notes becoming convertible. The total beneficial conversion amount, $4.9 million, will be recognized ratably over the period from issuance to the time the Junior Notes will become freely convertible. In November 2001, the conversion feature was amended so that the notes become convertible upon the acquisition of FAO. As a result, the $4.1 million unamortized non-cash interest is expected to be expensed in the Company's fourth quarter.

     Interest expense. Interest expense decreased from $293,000 in the thirteen weeks ended October 28, 2000 to $212,000 for the same period this year. The decrease reflects lower interest rates on our borrowings.

     Provision for income taxes. The provision for income taxes is related to state income taxes. No federal or state income tax benefit was recorded for either the current or prior period due to the uncertainty surrounding realizing any further tax benefits in future years.

Eight weeks and three days ended November 3, 2001 compared with October 28, 2000

The following table sets forth the Company's unaudited statements of operations data:

                                                                    Eight weeks and 3 days ended
                                                     ------------------------------------------------------------
                                                            November 3, 2001                October 28, 2000
                                                     -------------------------------    -------------------------
Retail net sales                                       $   46,213,000         100.0%       $  48,384,000    100.0%
Cost of goods sold                                         27,266,000          59.0%          27,225,000     56.3%
Operating expense                                          20,881,000          45.2%          21,135,000     43.7%
Non-cash compensation                                               -           0.0%                   -      0.0%
Marketing & advertising expenses                              651,000           1.4%           1,357,000      2.8%
General & administrative expenses                           2,938,000           6.6%           4,437,000      9.1%
Pre-opening costs                                                   -           0.0%             695,000      1.4%
Merger integration & acquisition costs                              -           0.0%           1,236,000      2.6%
Depreciation & amortization expense                           434,000           0.7%             460,000      0.9%
                                                        -------------                      -------------
   Operating loss                                          (5,957,000)        -12.9%          (8,161,000)   -16.9%
Interest expense                                            1,190,000           2.6%                          2.2%
                                                                                               1,078,000
Equity loss in joint venture                                        -           0.0%           1,300,000      2.7%
                                                                    -                          ---------
   Loss before provision for income taxes                  (7,147,000)        -15.5%       (10,539,000)     -21.8%
Provision for income taxes                                                      0.0%                          0.0%
                                                     ---------------------              -------------------
                                                                    -                                  -


                                      I-16


   Net loss                                             $  (7,147,000)        -15.5%     $   (10,539,000)    -21.8%
                                                           ===========                       ============

     Net Sales. Retail net sales consist of gross product sales to customers net of returns. Retail net sales decreased by $2.2 million, or 4.5%, from $48.4 million for the eight weeks and 3 days ended October 28, 2000 to $46.2 million for the eight weeks and three days ended November 3, 2001. The net sales decrease reflects a 6.4% decrease in same-store sales slightly offset by an non-comparable stores increase in sales. The primary reasons for the decrease in same store sales is the general weakness in retail toy industry and, though the effects of the events that occurred on September 11, 2001 cannot be precisely determined, same store sales were down 16.2% in August and in September same store sales were down 25.2%, whereas in October same store sales increased by 12.2%.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Retail gross margin decreased to 41.0% from 43.7% in the prior year period. Over one half of the variance is related to higher inventory shrinkage and damage provisions in the current year than in the same period of the prior year. The balance of the decrease is the result of lower vendor allowances in the current year period as compared to the prior year period, slightly offset by higher selling margins due to lower promotional activity in the current year period.

     Operating expense. Retail operating expense consists of store operational expenses, retail personnel costs, and costs related to the distribution and warehousing of our retail merchandise. Retail operating expense was $20.9 million for the current period as compared to $21.1 million for the same period last year. The $0.2 million or 1.2% decrease is primarily the result of improvements in warehousing and distribution.

     Marketing and advertising expense. Retail marketing and advertising expense generally consists of print advertising in national and regional publications, as well as promotional mailings to our customers. Marketing and advertising expense decreased from $1.4 million for the eight week and three day period ended October 28, 2000 to $0.7 million for the same period this year. This decrease is primarily due to a decrease in print advertising expense.

     General and administrative expense. General and administrative expense consists primarily of the costs related to management, financial, merchandising, inventory, professional service fees and other administrative support. General and administrative expense decreased by $1.5 million, or 33.9%, from $4.4 million for the eight week and three day period ended October 28, 2000 to $2.9 million for eight week and three day period ended November 3, 2001. The decrease in general and administrative expense is due to lower staffing levels and staffing related expenses.

     Pre-opening costs. Pre-opening costs consist primarily of non-recurring marketing, advertising, and other expenses related to the opening of new store locations. Pre-opening costs were $695,000 lower in this period as compared to the same period in the prior year. The lower costs were the result of no new store locations opened in the current year period compared to 17 locations in the prior year period.

     Merger, integration & acquisitions. In July 2000, Zany Brainy, Inc. acquired Noodle Kidoodle, Inc. in a pooling of interests transaction. The $1.2 million relate to merger, integration and restructuring charges related to that transaction.

     Depreciation  and  amortization.   Depreciation  and  amortization  expense
decreased $26,000 from $460,000 in the prior period to $434,000 in the current period.

     Interest expense. Interest expense increased from $1.1 million in the eight weeks and 3 days ended October 28, 2000 to $1.2 million for the same period this year. The increase reflects lower interest rates on our borrowings offset slightly by a higher outstanding loan balance than in the prior year.

     Equity loss on joint venture. In the prior year, Zany Brainy Brainy, Inc. dissolved their e-commerce joint venture was dissolved at the end of last year. Up until the dissolution, Zany Brainy, Inc recorded an equity loss in the joint venture of $1.3 million for the 8 weeks and three days ended October 28, 2000.

     Provision for income taxes. The provision for income taxes is reported at the parent company.

Zany Brainy Closed Stores

     Included in the eight weeks and three days ended November 3, 2001 and October 28, 2000 are the following unaudited amounts related to the fifteen stores closed between the date of acquisition and November 3, 2001:

                                                               Eight weeks and 3 days ended
                                                       ---------------------------------------------
                                                        November 3, 2001         October 28, 2000
                                                       --------------------     --------------------
Retail net sales                                          $   2,064,000             $  4,264,000
Cost of goods sold                                            1,581,000                2,431,000


                                      I-17


Operating expense                                             1,740,000                2,104,000
Non-cash compensation                                                 -                        -
Marketing & advertising expenses                                297,000                  111,000
General & administrative expenses                                     -                        -
Pre-opening costs                                                     -                        -
Store closing expense                                                 -                        -
Depreciation & amortization expense                               64,000                 226,000
                                                       -----------------           -------------
   Operating loss                                            (1,618,000)                (608,000)
Interest expense                                                                               -
                                                       ---------------------    -------------------

Loss before provision for income taxes                       (1,618,000)               (608,000)
Provision for income taxes
                                                       ---------------------    -------------------
Net loss                                                  $  (1,618,000)            $   (608,000)
                                                             ===========                =========

Right Start Direct to Customer Operations

     The Company acquired Targoff-RS, LLC on September 5, 2001 and with that acquisition is currently engaged in sales over the Internet and through direct mail catalogs. The Right Start Direct to Customer Operation sells a product mix that is similar to the product carried in the Right Start Retail stores. The statement below consists of results for the eight weeks of operations since the acquisition. For comparative purposes, the same eight week period from the prior year is shown.


     Eight weeks ended November 3, 2001 compared with eight weeks ended October 28, 2000

The following table sets forth the Company's unaudited statements of operations data:

                                                                          Eight weeks ended

                                                     ------------------------------------------------------------
                                                            November 3, 2001                October 28, 2000
                                                     -------------------------------    -------------------------
Direct to customer net sales                            $   1,009,000          83.9%       $   2,244,000     92.7%
Shipping and handling revenues                                194,000          16.1%             176,000      7.3%
Cost of goods sold                                            526,000          43.7%           1,370,000     56.6%
Cost of shipping and handling                                 263,000          21.9%             469,000     19.4%
Operating expense                                             254,000          21.1%             543,000     22.4%
Marketing & advertising expenses                                9,000           0.7%             247,000     10.2%
General & administrative expenses                             142,000          11.8%             440,000     18.2%
Depreciation & amortization expense                            46,000           3.8%             172,000      7.1%
                                                         ------------                      -------------
   Operating loss                                             (37,000)         -3.1%            (821,000)   -33.9%
Interest expense                                                    -           0.0%             136,000      5.6%
                                                      ---------------                      -------------
   Income (loss) before provision for income taxes            (37,000)         -3.1%            (957,000)   -39.5%
Provision for income taxes                                          -           0.0%                          0.0%
                                                       --------------                   ---------------
                                                                                                       -
   Net income (loss)                                     $    (37,000)         -3.1%        $   (957,000)   -39.5%
                                                               ======                            =======

     Net Sales. Direct to customer net sales consist of gross product sales to customers net of returns. Net sales decreased by $1.2 million, or 55.0%, from $2.2 million for the eight weeks ended October 28, 2000 to $1.0 million for the eight weeks ended November 3, 2001. The net sales reflect a $1.3 million decrease in online sales, offset by a $0.1 million increase in catalog sales. The decrease in online sales is primarily due to the curtailment of extensive price discounting, free shipping and handling on certain qualifying orders and the discontinuation of product lines targeted to older children and educators.

     Shipping and handling revenues. Shipping and handling revenues increased by $18,000, or 10.2%, for the current period as compared to the same period last year. This increase is due to higher shipping and handling rates for online orders, and the elimination of free shipping and handling on certain qualifying orders.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Direct to customer gross margin increased to 47.9% from 38.9% in the prior year period. This increase is due to less price discounting of online product sales.

     Cost of goods sold- Shipping and handling. Shipping and handling expenses include amounts paid to our third party distribution service, returns processing costs, shipping supplies and actual shipping charges. These expenses for the eight weeks of the current year were $0.3 million or 21.9% of net sales as compared to $0.5 million or 19.4% of net sales in the same period of the prior year. The decrease in shipping and handling cost is attributable to the decrease in online sales. The percentage of these costs covered by the shipping and handling revenue increased from 37.5% in the prior period to 73.8% in the current period, reflecting the elimination of free shipping and handling on certain qualifying orders and higher shipping and handling rates overall.

     Operating expense. Operating expenses consist primarily of credit card processing fees, expenses related to catalog production and distribution, customer service, as well as related personnel costs. Operating expenses decreased by $0.3 million to $0.3 million or 21.1% of net sales in the eight weeks of this year from $0.6 million or 22.4% of net sales in the same period of last year. The decrease is attributable to a reduction in staffing, the savings attributable to bringing customer service in-house from a third party service provider and decreased sales.

     Marketing and advertising expense. Marketing and advertising expense consists of magazines, direct mail, e-mail and on-line solicitations, including all production and distribution, incurred in connection with promoting our online store. This amounted to $9,000 or 0.7% of net sales during the current eight weeks, as compared to $0.2 million or 10.2% of net sales in the prior year period. This reflects a decrease in the use of costly print advertising in favor of virtually no-cost email solicitations.

     General and administrative expense. General and administrative expenses consist primarily of the costs related to website hosting and maintenance, management and support personnel, professional service fees and office lease expenses. In the prior year period, general and administrative expenses also included direct fees paid to The Right Start, Inc. for accounting, payroll, and administrative support services rendered under a management services agreement. These fees amounted to $48,000 in the eight weeks presented for the prior year. General and administrative expenses decreased $0.3 million from $0.4 million in the prior year to $0.1 million in the current eight week period. As a percentage of net sales, general and administrative expenses decreased to 11.8% in the current year from 18.2% in the comparable prior year period. The decrease is due to the acquisition of operations by Right Start, Inc.

     Depreciation and amortization. Depreciation and amortization expense decreased $126,000 from $172,000 in the prior period to $46,000 in the current period. The decrease is due to a reduced carrying value of the depreciable assets acquired in the Targoff-RS, LLC acquisition.

     Interest expense. Interest expense of $136,000 was recorded for the eight weeks in the prior year. No interest is recorded for the current year, as the interest expense is incurred and recorded at the parent level.

     Provision for income taxes. The provision for income taxes is reported at the parent company.


Right Start Retail Store Operations


Thirty-nine weeks ended November 3, 2001 compared with October 28, 2000

The following table sets forth the Company's unaudited statements of operations data:

                                                                       Thirty-nine weeks ended
                                                     ------------------------------------------------------------
                                                            November 3, 2001                October 28, 2000
                                                     -------------------------------    -------------------------
                                                     -------------------- ----------
Retail net sales                                       $   33,974,000         100.0%      $   30,951,000    100.0%
Cost of goods sold                                         17,469,000          51.4%          15,533,000     50.2%
Operating expense                                          14,428,000          42.5%          12,427,000     40.2%
Non-cash compensation                                          34,000           0.1%              85,000      0.3%
Marketing & advertising expenses                              393,000           1.2%             673,000      2.2%
General & administrative expenses                           3,291,000           9.7%           2,867,000      9.3%
Pre-opening costs                                             260,000           0.8%             318,000      1.0%
Store closing expense                                          35,000           0.1%             387,000      1.3%
Depreciation & amortization expense                         1,997,000           5.9%           1,590,000      5.1%
                                                        -------------                      -------------
   Operating loss                                          (3,933,000)        -11.6%          (2,929,000)    -9.5%
Loss on investment                                                  -                          3,406,000     11.0%
Non-cash interest expense                                     817,000           2.4%                   -
Interest expense                                              630,000           1.9%             850,000      2.7%
                                                         ------------                     --------------
   Income (loss) before provision for income taxes         (5,380,000)        -15.8%          (7,185,000)   -23.2%
Provision for income taxes                                     37,000           0.1%              58,000      0.2%
                                                        -------------                      -------------
   Net income (loss)                                    $  (5,417,000)        -15.9%       $  (7,243,000)  --23.4%
                                                        =============                      =============

     Net Sales. Retail net sales consist of gross product sales to customers net of returns. Retail net sales increased by $3.0 million, or 9.8%, from $31.0 million for the thirty-nine weeks ended October 28, 2000 to $34.0 million for the thirty-nine weeks ended November 3, 2001. The net sales growth reflects an increase in the store base from 53 stores to 69 stores offset by a 3.5% decrease in same-store sales. The primary reason for the decrease in same store sales is attributable to weak sales in our mall-based stores. On a same-store basis, mall stores were down 9.5% while street stores were up 8.0%.

     Cost of goods sold. Cost of goods sold consists primarily of the cost of products sold, inbound freight costs and inventory shrinkage costs. Retail gross margin decreased to 48.6% from 49.8% in the prior year period. This decrease is due to a shift in retail sales mix from higher margin categories such as toys to lower margin travel items, higher shrinkage results in the current year and increased freight costs.

     Operating expense. Retail operating expense consists of store operational expenses, retail personnel costs, and costs related to the distribution and warehousing of our retail merchandise. Retail operating expense was $14.4 million for the current nine months as compared to $12.4 million for the same period last year. The $2.0 million or 16.1% increase reflects the addition of 17 new store locations. The increase as a percent of sales is primarily due to the operating costs-to-sales ratio for new stores which is expected to improve as the new stores achieve their projected sales targets.

     Non-cash compensation. During the first nine months of Fiscal 2000, the Company recorded $28,000 of non-cash compensation expense associated with certain non-employee director grants and $57,000 related to non-employee options. The current year reflects $11,000 related to non-employee director grants as well as $23,000 related to former employees' options.

     Marketing and advertising expense. Retail marketing and advertising expense generally consists of print advertising in national and regional publications, as well as promotional mailings to our customers. Marketing and advertising expense decreased from $673,000 for the thirty-nine-week period ended October 28, 2000 to $393,000 for the same period this year. This decrease is primarily due to a decrease in print advertising expense.

     General and administrative expense. General and administrative expense consists primarily of the costs related to management, financial, merchandising, inventory, professional service fees and other administrative support. General and administrative expense increased by $0.4 million, or 14.8%, from $2.9 million for the thirty-nine week period ended October 28, 2000 to $3.3 million for the thirty-nine week period ended November 3, 2001. The current period includes $73,000 in severance charges recorded for a former executive, $55,000 for settlements related to disputed charges, a $25,000 signing bonus and $20,000 related to the corporate office move. Absent these amounts, which we believe to be non-recurring, general and administrative expense, as a percentage of sales, would be relatively flat at 9.2% for the current period and 9.3% for the same period last year. General and administrative expense includes net credits in the amount of $871,000 and $289,000 for the current and prior year period, respectively. $592,000 and $85,000 of the credits are the result of net billings to RightStart.com and Targoff-RS, LLC, respectively, under their respective management services agreements. The prior year credits are related solely to net billings to RightStart.com. The balance of the net current year credits, $194,000, is the net general and administrative support provided by the Company to Zany Brainy, which nets to zero in consolidation.

     Pre-opening costs. Pre-opening costs consist primarily of non-recurring marketing, advertising, and other expenses related to the opening of new store locations. Pre-opening costs decreased $58,000 from $318,000 for the thirty-nine weeks ended October 28, 2000 to $260,000 for the current year. The Company recognized costs for opening 9 stores in the current year and 10 stores in the comparable period last year.

     Store closing expense. Store closing expense consists primarily of the write-off of non-recoverable assets and costs incurred in closing the store locations. In the prior year period there were two store closures for a total of $387,000. In the current year the amount consists of $19,000 related to the closure of one store and $16,000 primarily related to disposal of store fixtures.

     Depreciation and amortization. Depreciation and amortization expense increased $0.4 million from $1.6 million in the prior period to $2.0 million in the current period. The increase is due to additional assets placed in service related to new store openings.

     Loss on investment. In connection with the deconsolidation of RightStart.com, the Company recorded a net gain of $2.6 million in the third quarter of Fiscal 2000 which reversed previously recorded losses in excess of its investment and increased the Company's investment in RightStart.com to zero. On August 3, 2001, the senior debt holders foreclosed on RightStart.com, its assets were sold and the Company's 40% equity interest was extinguished.

     Interest expense. Interest expense decreased from $850,000 in the thirty-nine weeks ended October 28, 2000 to $630,000 for the same period this year. The decrease reflects a decrease in our average outstanding borrowings for the current period over the prior period and lower interest rates on those borrowings.

     Provision for income taxes. The provision for income taxes is related to state income taxes. No federal or state income tax benefit was recorded for either the current or prior period due to the uncertainty surrounding realizing any further tax benefits in future years.


Liquidity and Capital Resources

General

     We entered  into a Loan and  Security  Agreement  with Wells  Fargo  Retail
Finance, LLC (the "Bank") as of January 23, 2001 (the "Right Start Credit Facility"). The Right Start Credit Facility consists of a standard revolving line of up to $7,000,000 under which borrowings bear interest at a rate of the greater of either 8% or 0.75% over a base rate announced by Wells Fargo Bank from time to time, and a special line of up to $3,000,000 under which borrowings bear interest at a rate of the greater of either 8% or 1.5% over the base rate. As of November 3, 2001, the Wells Fargo Bank base rate was 5.5%. We are required to maintain average availability under the Right Start Credit Facility of at least 85% of amounts in our budget (calculated on a rolling two-month average basis). As of November 3, 2001, the date of our latest measuring period, our average availability is approximately 90.7% of budget amounts. As of November 3, 2001, we had approximately $6,835,000 outstanding under the Right Start Credit Facility and aggregate availability of approximately $1,241,000. As a result of the anticipated acquisition of FAO by Toy Soldier, the Company is currently negotiating with the Bank to include Toy Soldier as a party to the Right Start Credit Facility. The Right Start Credit Facility matures on January 23, 2006.

     The  Company's  wholly-owned  subsidiary,  ZBCI,  entered  into a Loan  and
Security Agreement with the Bank on September 5, 2001 (the "ZB Credit Facility"). The ZB Credit Facility is secured by a pledge of substantially all of the assets of ZBCI. The Company has guaranteed ZBCI's obligations under the ZB Credit Facility and secured its guarantee with a pledge of the stock of ZBCI. The ZB Credit Facility consists of a standard revolving line of up to $100 million under which borrowings bear interest, at ZBCI's election, at an initial rate of 3.5% over LIBOR or 1.75% over a base rate announced by Wells Fargo Bank from time to time, and a special subline of up to $15 million under which borrowings bear interest at a rate of 14.5% per annum. The interest rate on the standard revolving line adjusts based on the average quarterly availability under the ZB Credit Facility to a low of 2.25% over LIBOR and 0.25% over the base rate, in each case, when availability exceeds $25 million. ZBCI is required to maintain a tangible net worth of at least $26 million as of February 2, 2002 and 85% of amounts projected in ZBCI's budget for each calendar month on or after February 28, 2002. In addition, the ZB Credit Facility limits capital expenditures for the fiscal year ending February 2, 2002 in excess of $5 million or $2.5 million in any fiscal quarter of such year and amounts approved by the Bank thereafter. ZBCI is required to keep its effective advance rate under the ZB Credit Facility (tested at month end and on December 24) below 50% from January through March of each year, 65% from April to July of each year, 70% from August through November of each year and 35% in December of each year (except that, in connection with provision of a $5 million letter of credit, ZBCI was permitted to have an effective advance rate of 50% in December 2001 and to increase its effective advance rate for October and November 2001 by $5 million). ZBCI may not permit the ratio of purchases to costs of goods sold (on a trailing three month basis tested at month end beginning November 30, 2001) to be less than 0.30:1.00 from January through May of each year, 0.70:1.00 for June of each year, 1.00:1.00 for July and November of each year, 1.25:1.00 for August and September of each year, 1.35:1.00 for October of each year and 0.50:1.00 for December of each year. ZBCI must maintain a minimum availability under the standard revolving line of not less than $5 million. ZBCI must maintain a cost value of inventory that is within 15% of ZBCI's business plan at all times. ZBCI is required to reduce outstanding advances under the special subline to $7.5 million from December 26 through April 30 of the following year and to maintain special subline advances equal to or exceeding $10 million from May 1 through December 24 of each year until the special subline is terminated.

     The Company is currently in discussions with the Bank to enter into a consolidated credit agreement which would be completed in the first quarter of fiscal 2002.

     On November 13, 2001 KAIM affiliates and Mr. Fred Kayne provided a $5 million letter of credit to the Bank in connection with the credit facility that the Bank, as agent, provides to ZBCI. The letter of credit may be drawn upon only if ZBCI defaults under the minimum availability requirements of the Loan and Security Agreement and must be drawn, if at all, on or before December 27, 2001. In exchange, such affiliates and Mr. Kayne received warrants exercisable for an aggregate of 100,000 shares of the Company's common stock at a price of $3.50 per share. Such persons also received notes in the aggregate maximum principal amount of $5 million that pay interest at 8% per annum and mature in one year beginning, in each case, at such time as the Bank draws on the letter of credit. The outstanding principal amount on such notes at any time, if any, will equal the amount so drawn.

     On September 5, 2001 the holders of the Senior Subordinated Notes converted their notes into an aggregate of 1,341,706 shares of Common Stock. Additionally, on December 1, 2001 the Company forced conversion of its Series D Pay-in-Kind Convertible Preferred Stock into an aggregate of 2,428,192 shares of Common Stock.


     During the first three quarters of Fiscal 2001, operating activities used $44.8 million of cash compared to using $4.0 million in the comparable period of Fiscal 2000. In the current year, investing activity consisted of $1.9 million for fixed asset additions compared to $1.3 million for fixed asset additions for the prior year. Borrowings on our revolving lines of credit, as well as the issuance of preferred stock and pay-in-kind notes, provided the primary source

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of funds for the current period.


     Our ability to fund our operations and maintain compliance with both credit facilities is dependent on our ability to generate sufficient cash flow from operations. We reported operating losses related to retail store operations for Fiscal 2000 of $3.0 million, for Fiscal 1999 of $3.3 million and for Fiscal 1998 of $2.3 million. During an economic downturn we expect to see reduced sales at our existing stores with our mall stores experiencing the largest impact. With the recent acquisition of Zany Brainy and our planned acquisition of FAO, the upcoming fourth quarter operating results are extremely important in determining the amount of liquidity and capital resources available for the next 12 months. We continually look for ways to improve operating results, increase inventory turnover and obtain better payment terms from suppliers.

     Our expansion plans have changed with the acquisition of Zany Brainy and our planned acquisition of FAO. We have currently suspended our search for stand alone Right Start locations but will begin opening Right Start stores within the four walls of our existing Zany Brainy stores. We believe that many of the existing Zany Brainy stores have excess floor space which will be better utilized by these "store-in-a-store" additions. We expect to open up to 120 of these beginning in the second quarter of next year at a rate of approximately 10 per month. The capital outlay for these additions is expected to average approximately $35,000 per store, whereas the capital outlay for opening a stand alone Right Start store had averaged $125,000. Our ability to execute any expansion will be dependent on future operating results. We will also consider our financing alternatives in determining the rate at which we execute our "store-in-a-store" growth strategy.

     Upon completing the "store-in-a-store" expansion, we expect to open new "Combo Stores" that will contain both a Zany Brainy and a Right Start. No time frame has yet been established for opening new "Combo Stores."

     According to its certificate of determinations, the Company's Series A Mandatorily Redeemable Preferred Stock is mandatorily redeemable at its $3.0 million liquidation preference on May 31, 2002, to the extent funds are legally available. The holders of such stock have notified the Company that they believe the investments received by the Company in order to accomplish the ZB Acquisition require a mandatory redemption. The Company informed the holders that it disagreed with their position. In December 2001, the two parties settled the redemption disagreement by resolving, among other things, to reset the redemption date to March 31, 2002. The Company anticipates funding this redemption under the consolidated credit agreement that it is currently discussing with the Bank.


     We believe that cash flow from operations and borrowings under the Right Start Credit Facility (as it may be amended in connection with the FAO Acquisition) and the ZB Credit Facility will provide sufficient liquidity to fund operations for the current fiscal year and Fiscal 2002. If, however, we were to experience a significant decrease in cash flow from operations we may be required to obtain additional financing. There can be no assurance, however, that such additional financing would be available on terms favorable to the Company at such time.

     On September 5, 2001, ZBCI completed the acquisition of substantially all of the assets of Zany Brainy, including 187 retail stores in 34 states, through a sale of assets and assignment of liabilities pursuant to sections 363 and 365 of the U.S. Bankruptcy Code as management and the Board of Directors determined that there was a good fit between the two brands, the combination would allow cross-promotion throughout the childhood of our customers' children, the brands attract similar customers, that there were opportunities for efficiencies in operations and that the price was attractive. As consideration, ZBCI agreed to pay the following: $7.5 million in cash plus 1.1 million shares of Common Stock to the Zany Brainy estate for the benefit of the unsecured creditors (the cash portion to be paid in three equal installments on December 15, 2001, February 15, 2002 and April 15, 2002); $65.8 million (excluding renewed letters of credit) to the Zany Brainy, Inc. DIP lender paid at the closing from the proceeds of the ZB Credit Facility; $4.2 million which was offset by payments due to investors; $2.1 million paid at the closing into an escrow for Zany Brainy management retention bonuses; and certain lesser amounts. Additionally, ZBCI assumed certain other liabilities estimated at $36.9 million consisting of post-petition trade payables, settlement amounts, bankruptcy-related professional fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits The Company has also agreed to reimburse the Zany Brainy creditors for up to $1 million for costs the may be incurred by the creditors related to professional services. To the extent any amounts are paid by the Company, they would represent additional purchase price.. In addition to the investments discussed below, the Company financed the ZB Acquisition through the ZB Credit Facility. The Company plans to maintain both the Zany Brainy and Right Start stores as separate and distinct brands although the two brands are expected to share physical space where appropriate and as permitted by the relevant leases.


     In order to fund the ZB Acquisition, the Company issued approximately 11,919 shares of its Series E Preferred Stock to Athanor and 2,200 shares of its Series G Preferred Stock to certain KAIM investment affiliates for approximately $11.9 million and $5.5 million, respectively. The Series E Preferred Stock is convertible, upon approval by the Company's shareholders, into 8,334,836 shares of the Company's Common Stock, at an imputed price of $1.43 per share, and the Series G Preferred Stock is convertible, upon approval by the Company's shareholders, into 2,200,000 shares of Common Stock at an imputed price of $2.50 per share. Additionally, Athanor purchased $4.9 million in aggregate principal amount of the Junior Notes. The Athanor Investment, if and when converted to

Common Stock, represents approximately 34.4% of the fully diluted shares of the Company before giving effect to employee and director stock options but assuming conversion of the Series H Preferred Stock. Under a stockholders' agreement between KAIM investment affiliates and Athanor and the investment agreement between the Company and Athanor, Athanor has the right to name three members to the Company's Board of Directors, one of whom is to be considered "independent." The stockholders' agreement also requires the KAIM investment affiliates and Mr. Fred Kayne convert all of their holdings in the Company's Senior Subordinated Notes and the Company's Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Pay-in-Kind Convertible Preferred Stock to Common Stock at the time that sufficient common shares have been authorized, and the conversion feature on the newly-issued preferred stock and Junior Notes has been approved by vote of the Company's common shareholders and to vote their securities in favor of such matters.

     In addition, the Athanor investment agreement required that the Company acquire from Targoff-RS, LLC the assets it acquired in the foreclosure on RightStart.com including the online business and the Right Start catalog business (see Note 2). These assets were acquired at a price of $4.0 million for 1,800 shares of Series F Convertible Preferred Stock. The Series F Preferred Stock is convertible into 1,800,000 shares of Common Stock at an imputed price of $2.22 per share.

     The FAO Acquisition will be funded through the issuance of the Company's Series H Preferred Stock which is contingently convertible into 5 million shares of the Company's common stock, and the issuance of $18 million in aggregate principal amount of 8% Subordinated Notes, due 2004 (the "FAO Notes").

     The Series H Preferred Stock is convertible, upon approval by our shareholders, at a price of $4.00 per share. The Series H Preferred Stock, if and when converted to our common stock, represents approximately 14.5% of the fully diluted shares of our common stock (approximately 34 million shares)
before  giving  effect  to  employee  and  director  stock   options.   Under  a
shareholders' agreement with FAO, Mr. Fred Kayne and affiliates of Kayne Anderson Investment Management have agreed to vote their securities in favor of all matters necessary to permit the conversion of the Series H Preferred Stock. Upon such authorization and approval, the Series H Preferred Stock (to the extent of the conversion of our other convertible securities other than employee or director options, outstanding warrants to purchase our common stock or the Series E Preferred Stock) will automatically convert into shares of our common stock.

     The FAO Notes, which rank pari-passu on a liquidation with our indebtedness and indebtedness of Toy Soldier to our respective vendors, suppliers and trade creditors incurred in the ordinary course of business, is guaranteed by us and secured by a subordinated security interest in substantially all of the assets of Toy Soldier and us, respectively. In the event of a liquidation, insolvency or bankruptcy of us or Toy Soldier, the holders of the FAO Notes are required to share the proceeds of any collateral on a pro-rata basis with the holders of the trade debt. Toy Soldier must prepay 20% of the aggregate principal amount of the FAO Notes if its consolidated EBITDA exceeds $25 million in either of fiscal 2003 or 2004 and must prepay another 20% in 2004 if the prepayment obligation is triggered in 2003. Toy Soldier also must prepay the FAO Notes with the net cash proceeds from the closing of a sale of debt or equity securities of us or Toy Soldier in excess of $5 million unless the proceeds are received from the closing of a sale of debt or equity securities on condition that they be, and within 30 days of receipt are, used to accomplish a merger, consolidation or asset acquisition. Toy Soldier also must prepay the FAO Notes with the proceeds of asset sales in excess of $500,000 unless, within 30 days of receipt of such proceeds, such proceeds are used to repay indebtedness outstanding under its Loan and Security Agreement with the Bank. Finally, no more than 30 days following a Change of Control, Toy Soldier must prepay the entire principal amount outstanding under the FAO Notes. "Change of Control" means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Toy Soldier or the Company, (ii) any person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (or any successor rules)), directly or indirectly, of more than 50% of the total voting stock of Toy Soldier or us, other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell equity or (iii) the first day on which a majority of the members of the Board of Directors of Toy Soldier are not Continuing Directors other than in connection with a merger, consolidation or acquisition of assets in which Kayne Anderson Investment Management affiliates do not sell equity. The term "Continuing Director" means, as of any date of determination, any member of Toy Soldier's Board of Directors who (i) was a member of Toy Soldier's Board of Directors at the closing or (ii) was nominated for election or elected to Toy Soldier's Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.


Impact of Inflation

     The impact of inflation on the results of operations has not been significant during our last three fiscal years.

Seasonality

     The Right Start Retail Store Operations and Direct to Customer Operations are not significantly impacted by seasonal fluctuations when compared to many other specialty retail operations. The products sold in those operations are for the most part need-driven and the customer is often the end user of the products as opposed to a gift giver. These operations do, however, experience increased sales during the Christmas holiday season, primarily in mall stores. As a result of the ZB Acquisition and the FAO Acquisition we expect our business to become more seasonal. Each of those businesses is highly seasonal and over 40% of the associated revenue can be expected to be received in the fourth quarter. As a result, we expect to increase levels of inventory through the month of November in order to meet seasonal requirements.

Other Matters

New Accounting Requirements

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities," effective beginning in the first quarter of 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires companies to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. SFAS 133 was amended by SFAS 137 which defers the effective date of the SFAS 133 to all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 became effective for our first fiscal quarter in the year 2001 and did not have a material effect on the Company's financial position.

     In June 2001, the FASB issued two new pronouncements: SFAS 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets." SFAS 141
requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and that the use of the pooling-of-interests method is no longer permitted. SFAS 142 requires that upon adoption, amortization of goodwill will cease and instead the carrying value of goodwill will be evaluated for impairment at least annually using a fair value test. Other identifiable intangible assets will continue to be amortized over their useful lives and reviewed at least annually for impairment using a method appropriate to the nature of the intangible asset. The Company was required to implement SFAS 141 on July 1, 2001 and SFAS 142 at the beginning of its next fiscal year, February 3, 2002. The Company adopted SFAS 141 effective July 1, 2001. The Company is currently evaluating the impact of the adoption of SFS 142 and has not yet determined the effect, if any, that its adoption will have on its financial position or results of operations.

     In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for the fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. SFAS 144 establishes an accounting model for impairment or disposal of long-lived assets to be disposed of by sale. The Company plans to adopt SFAS 144 on February 3, 2002. The Company believes the adoption of this standard will not have a material impact on its financial position or results of operations.


           Quantitative and Qualitative Disclosures About Market Risk

     In the ordinary course of operations, we face no significant market risk from derivative instruments. Our purchase of imported products subjects us to a minimal amount of foreign currency risk. Foreign currency risk is that risk associated with recurring transactions with foreign companies, such as purchases of goods from foreign vendors. If the strength of foreign currencies increases compared to the United States dollar, the price of imported products could increase. We have no commitments, however, for future purchases with foreign vendors and, additionally, we have the ability to source many products domestically in the event of significant import price increases.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" above for a discussion of our debt obligations, the interest rates of which are linked to the prime rate. For every $1 million in debt outstanding under the Right Start Credit Facility or the ZB Credit Facility, an increase of 0.25% in our interest would cost us an additional $25,000 per year. We have not entered into any derivative financial instruments to manage interest rate risk, currency risk or for speculative purposes and we are currently not evaluating the future use of these instruments.


                                     PART II

                                OTHER INFORMATION

Item 6.       Exhibits and Reports on Form 8-K

              The Company filed two reports on Form 8-K in the quarter.


The following exhibits of The Right Start, Inc. are included herein:


Exhibit Number

              No exhibits to be filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.


                                                  THE RIGHT START, INC.



Date:  December 18, 2001                      /s/ Jerry R. Welch
                                                  Jerry R. Welch
                                                  Chief Executive Officer


Date:  December 18, 2001                      /s/ Raymond P. Springer
                                                  Raymond P. Springer
                                                  Chief Financial Officer

                                   EXHIBIT J

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
         AND AUDITED FINANCIAL STATEMENTS OF ZANY BRAINY, INC. FOR THE
          FISCAL YEAR ENDED FEBRUARY 3, 2001 FROM EXHIBIT 99.8 OF THE
            RIGHT START, INC.'S FORM 8-K/A FILED NOVEMBER 19, 2001


The following provides information that management believes is relevant to an assessment and understanding of Zany Brainy's consolidated results of operations and financial condition. The discussion should be read in conjunction with the Zany Brainy's consolidated financial statements and accompanying notes. All references to 2000, 1999 and 1998 mean the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the Saturday nearest January 31. All fiscal years presented include 52 weeks of operations, except 2000, which includes 53 weeks.

Overview

We are a specialty retailer of high quality toys, games, books and multimedia products for children, operating 188 stores in 34 states as of February 3, 2001. Our financial results in 2000 were affected by several significant factors, including the acquisition of 60 Noodle Kidoodle stores (two of which were opened subsequent to January 29, 2000, but prior to the Merger), the opening of 25 new Zany Brainy stores and substantial investment in our Internet strategy. These factors along with a difficult retail climate, compounded by an absence of "hot" product, led to a decline in sales which caused liquidity issue that precipitated in filing for Chapter 11.

Effective July 26, 2000, we merged with Noodle Kidoodle, Inc., a specialty retailer of toys, games, books and multimedia for kids, in a tax-free, stock-for-stock transaction that was accounted for as a pooling of interests. Under the terms of the Merger agreement, we issued 1.233 shares of Zany Brainy, Inc. common stock for each outstanding share of Noodle common stock for an aggregate issuance of approximately 9.4 million shares of our common stock to the former Noodle stockholders. Our historical financial information has been retroactively restated to reflect the acquisition of Noodle as though they had been combined from the beginning of each of the periods presented.

Our net sales increased 6.4% from $376.2 million in 1999 to $400.5 million in 2000, while our net income decreased from income of $18.6 million in 1999 to a loss of ($80.7) million in 2000. The increase in net sales was primarily due to the opening of new stores offset by comparable net sales declines. Our comparable store net sales declined by 10% in 2000 compared to net sales growth of 2.8% and 12.1% in 1999 and 1998, respectively. The net loss in 2000 was a result primarily of a decrease in comparable net sales of 10%, charges associated with the acquisition of Noodle Kidoodle of $29.4 million, losses from ZanyBrainy.com of $11.5 million and a full valuation recorded against the Company's deferred tax assets of $33.9 million. We opened 33 stores in 1998, 44 stores in 1999 and 27 stores in 2000 increasing our store base from 84 stores at the end of 1997 to 188 stores at the end of 2000.

In 1999, two popular products, Beanie Babies and Pokemon, represented over 5% and 6% of our sales respectively. Consumer demand for these products decreased significantly in 2000. The decrease in demand led to negative comparisons during 2000. In addition, subsequent to our acquisition of 60 Noodle Kidoodle stores in July 2000, those stores recognized a decline in comparable net sales, due to not only a lack of hot product but also as a result of integration and transition issues, including but not limited to the change in the names of the stores from Noodle Kidoodle to Zany Brainy. Additionally, we experienced certain difficulties with our conversion of the JDA merchandising module and the Noodle conversion to Zany's system, which affected our ability to maintain an adequate and appropriate merchandise mix at store locations.

Recent Developments

Bankruptcy

On May 15, 2001, we and five of our subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

We report our operating results and financial statements on a consolidated basis. These public reports are available through the Securities and Exchange Commission and other sources, and also are provided free of charge to investors who contact us. However, under applicable bankruptcy law, we are now required to file periodically with the Bankruptcy Court various documents, including certain financial information on an unconsolidated basis. This information includes statements, schedules, and monthly operating reports in forms prescribed by federal bankruptcy law.

                                       13


We caution that such materials are prepared according to requirements of federal bankruptcy law. While they accurately provide then-current information required under federal bankruptcy law, they are nonetheless unconsolidated, unaudited, and are prepared in a format different from that used in our consolidated financial statements filed under the securities laws. Accordingly, we believe the substance and format do not allow meaningful comparison with our regular publicly-disclosed consolidated financial statements.

The materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to our stock, or for comparison with other financial information filed with the Securities and Exchange Commission.

Notwithstanding, most of the Debtors' filings with the Court are available to the public at the office of the Clerk of the Bankruptcy Court. Those filings may also be obtained through private document retrieval services. We undertake no obligation to make any further public announcement with respect to the documents filed with the Court or any matters referred to in them.

Results of Operations

The following table sets forth our financial data expressed as a percentage of net sales, and operating data for the periods indicated:

                                                      2000     1999     1998
Net sales                                            100.0%   100.0%   100.0%
Cost of goods sold, (1)
including occupancy costs                             78.0%    71.2%    72.0%
                                                     -----    -----    -----
Gross profit                                          22.0%    28.8%    28.0%
Selling, general and
  administrative expenses                             30.7%    24.7%    25.3%
Merger and integration costs                           5.2%       -        -
                                                     -----        -        -
Operating income (loss)                              (13.9%)    4.1%     2.7%
Interest income (expense), net                        (1.1%)   (0.3%)   (0.3%)
Equity loss in joint venture                          (2.9%)      -        -
                                                     -----    -----    -----
Income (loss) before taxes                           (17.9%)    3.8%     2.4%
Income tax benefit (expense)                          (2.3%)    0.7%     2.2%
                                                     -----    -----    -----
Income (loss)  from continuing operations            (20.2%)    4.5%     4.6%
Gain from disposal of discontinued operations            -      0.4%       -
                                                     -----    -----    -----
Net income (loss)                                    (20.2%)    4.9%     4.6%
                                                     =====    =====    =====

Comparable store net sales increase (decrease)(2)    (10.0%)    2.8%    12.1%
Total number of stores at end of period                188      161      117
Stores opened during period                             27       44       33

(1) Cost of sales includes buying, distribution and occupancy costs (2) A store becomes comparable in the 14th full month of store operations. Comparable store sales figures include only 52 weeks for fiscal 2000, which has a 53-week year.

Year Ended February 3, 2001 compared to Year-Ended January 29, 2000

NET SALES. Net sales increased $24.3 million, or 6.4%, to $400.5 million in 2000 from $376.2 million in the comparable 1999 period. Sales for the 27 stores opened in 2000 contributed $33.0 million of the increase in net sales. Comparable store net sales decreased 10.0% from the prior year and offset the increase in net sales due to new stores by $36.0 million. The decrease in comparable net sales was due to a decrease in customer transactions partially as a result of lower traffic in the stores due to lack of hot products, offset by an increase in average customer purchases and the average retail price in our stores. Sales were further affected due to certain difficulties we experienced with our conversion of the JDA merchandising module and the Noodle conversion to our system which affected our ability to maintain an adequate and appropriate merchandise mix at store locations. Stores open prior to January 29, 2000 but not qualifying as a comparable store contributed $22.0 million to the net sales increase. The extra week in fiscal 2000 accounted for $4.6 million of the net sales increase. Decreases in catalog sales of $0.8 million and Noodle Kidoodle, Inc. internet sales of $0.9 million were offset by sales of $2.3 million related to www.zanybrainy.com subsequent to us assuming full ownership of www.zanybrainy.com. Sales of Pokemon and Beanie Babies declined from approximately 6.2% and 5.2% of sales, respectively, in 1999, to 2.3% and less than 2.0% of sales, respectively, for the comparable 2000

                                       14

period.

GROSS PROFIT. Gross profit decreased by $20.4 million, or 18.9%, to $88.0 million in 2000, from $108.4 million in the comparable 1999 period. As a percentage of net sales, gross profit decreased to 22.0% in 2000, from 28.8% in 1999. Buying and distribution costs increased 1.0% as a percentage of net sales. Product margins as a percentage of net sales decreased by 4.7% due to changes in product mix to merchandise with lower product margins, including the introduction of video games, increases in inventory shrinkage and freight costs and an inventory write-off of $8.8 million related to the Merger. Store occupancy expense increased 1.1% as a percent of net sales, primarily due to lower average sales per store.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $29.9 million, or 32.1%, to $123.0 million in 2000, from $93.1 million in 1999. The dollar increase in these expenses was due primarily to an increase of $21.5 million in store payroll, selling and depreciation expenses primarily associated with the opening of 27 additional stores following the end of 1999, an increase of $2.3 million in write-downs on internet property under SFAS No. 121 and an increase of $4.3 million in corporate expenses related to the Noodle acquisition were partially offset by a decrease in preopening expenses of $0.8 million due to the opening of fewer stores in 2000. Selling, general, and administrative expenses as a percentage of net sales increased by 6.0% to 30.7% in 2000 from 24.7% in 1999 due primarily to fixed costs spread over a lower comparable store sales base.

MERGER AND INTEGRATION COSTS. Merger and integration costs related to the Merger with Noodle represented 5.2% of net sales during fiscal 2000. As the Merger took place during fiscal 2000, there were no such costs in the comparable fiscal 1999 period. These costs include, professional fees, severance and change in control costs, grand reopening and related costs, store closures, including a write down for asset impairments under SFAS NO. 121 and other integration costs.

INTEREST EXPENSE, NET. Net interest expense was approximately $4.5 million for 2000, an increase of $3.5 million from 1999. The increase was due primarily to an increase in borrowings under our credit facility and higher interest rates.

INCOME TAXES. For 2000, an income tax expense of $9.0 million was primarily related to a valuation allowance recorded against all our deferred tax assets as of the beginning of the fiscal year. In addition, a 100% valuation was recorded against the tax benefit generated from the fiscal 2000 net loss of $71.7 million. This valuation allowance was recorded in the fourth quarter of fiscal 2000. For 1999, an income tax benefit of $2.8 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.3 million offset by income tax expense of $4.5 million. See Note 11 of "Notes to Consolidated Financial Statements."

DISCONTINUED OPERATIONS. In the third quarter ended October 30, 1999, we adjusted the estimated gain on disposal of our discontinued wholesale operations recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.6 million, net of tax of $1.0 million. The additional gain arose from the sale of our leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999. There were no similar charges in the comparable fiscal 2000 period.

Year Ended January 29, 2000 Compared to Year Ended January 30, 1999

NET SALES. Net sales increased by $99.8 million, or 36.1%, to $376.2 million in 1999 from $276.4 million in 1998. Sales for the 44 stores opened in 1999 contributed $59.6 million of the increase in net sales. Comparable store net sales increased 2.8% over the prior year and contributed $7.3 million of the increase in net sales. The growth in comparable store sales was due primarily to an increase in the average customer purchase. Stores open prior to January 31, 1999 but not qualifying as comparable stores contributed $29.7 million of the increase in net sales. Sales of Pokemon products, which are represented in several different departments including games, books, stationery, and plush, represented approximately 6.2% of sales in 1999. Sales of Beanie Babies declined from approximately 8% of sales in the 1998, to 5.2% of sales for the comparable 1999 period. Catalog sales accounted for an additional $2.5 million in sales.

GROSS PROFIT. Gross profit increased by $31.0 million to $108.4 million in 1999 from $77.4 million in 1998. As a percentage of net sales, gross profit increased to 28.8% in 1999 from 28.0% in 1998. The increase in the gross profit percentage was primarily attributable to improved product margins. Product margins as a percent of sales increased 0.7% in 1999 primarily due to an increase in sales of products with a higher gross margin and reduced inventory shrinkage, partially offset by increased freight expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $23.3 million to $93.1 million in 1999 from $69.8 million in 1998. The dollar increase in these expenses was primarily related to an increase of $19.9 million in store payroll, selling and depreciation expenses and an increase in property expenses of $0.9 million incurred in 1999 associated with the opening of 44 additional stores

                                       15

following the end of 1998 as well as an increase in corporate expenses of $2.5 million. As a percentage of net sales, selling, general and administrative expenses were consistent from 1998 to 1999.

INTEREST EXPENSE, NET. Net interest expense decreased slightly to $1.0 million in 1999 from $1.1 million in 1998.

INCOME TAXES. For 1999, an income tax benefit of $2.8 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.3 million offset by income tax expense of $4.5 million. For 1998, an income tax benefit of $6.1 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.2 million offset by income tax expense of $1.1 million. See
Note 11 of "Notes to Consolidated Financial Statements."

DISCONTINUED OPERATIONS. In the third quarter ended October 30, 1999, we adjusted the estimated gain on disposal of our discontinued wholesale operations previously recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.6 million, net of income tax expense of $1.0 million. The additional gain arose from the sale of our leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999. There were no similar charges in the comparable fiscal 1998 period.

Liquidity and Capital Resources

Our main sources of liquidity have been cash flows from operations, borrowing under our credit facilities, and proceeds from our initial public offering (the "Offering"). We require cash principally to finance capital investment in new stores, new store inventories and seasonal working capital.

Cash flows used by operating activities were $50.4 million for fiscal 2000, an increase of $46.2 million over the same period for the previous year. The increase was primarily a result of a decrease in net income after the noncash effect of deferred income taxes offset by the merger-related inventory write-down of $8.8 million and the equity loss in our Internet joint venture of $11.5 million. Cash flows used in operating activities were $4.3 million in fiscal 1999 compared to cash provided by operating activities in fiscal year 1998 of $12.2 million. This increase was primarily due to an increase in inventories net of payables, offset by an increase in net income after the noncash effect of deferred income taxes. The increase in inventories was due to the opening of 44 new stores in fiscal 1999.

Cash flows used in investing activities were $24.0 million for fiscal 2000, a decrease of $4.4 million over the same period for the previous year. The decrease was due to a decrease in purchases of property and equipment of $3.2 million and cash acquired for the liquidation of the joint venture of $3.1 million, partially offset by an increase in the investment in the joint venture. Cash flows used in investing activities increased from fiscal 1998 to fiscal 1999 by $13.8 million primarily due to increased capital spending for the 44 new stores, new enterprise software, a new distribution center and the investment of $5.0 million in the internet joint venture.

Cash flows provided by financing activities during fiscal 2000 increased by $5.9 million from the previous year primarily due to an increase in borrowings under the line of credit agreement of $44.7 million and an increase of bank overdrafts of $6.3 million partially offset by a decrease in the exercise of stock options of $0.8 million compared to 1999, an increase in debt issuance costs of $1.2 million in 2000 a decrease in net proceeds of $42.3 million from the sale of common stock associated with the Offering in fiscal 1999. In fiscal 1999, cash provided by financing activities was $45.9 million compared to cash used in financing activities of $1.8 million in fiscal 1998. This change which reflected the net proceeds from the sale of common stock associated with the Offering and an increase in borrowings under the credit facility.

In July 1999, we entered into a master lease agreement with a bank which provides for $5.0 million for leasing new and used equipment through June 30, 2000. The agreement requires that the leases be capital in nature and is subject to certain covenants, as defined. In fiscal 2000 and 1999, we financed $1.0 million and $3.8 million, respectively, of equipment under the agreement. We are required to make monthly payments, including interest, at an average rate of 9.9%. The equipment leased under the agreement is the collateral. This master lease agreement was not renewed upon expiration, however, the existing capital leases remain outstanding.

In July 2000, we entered into a three-year credit facility, with Congress Financial Corporation ("Congress) (the "Credit Facility") covering a maximum principal amount of $115.0 million, secured by our inventories and other assets, subject to a borrowing base as defined as a percentage of eligible inventories (see Note 10 of "Notes to Consolidated Financial Statements"). The Credit Facility bore interest at the prime rate, the annual Federal funds rate plus 2.0 percent or, if the Company elected, at

                                       16

an annual rate of LIBOR plus 2.0-2.5 percent (depending on availability). The Credit Facility was completed in two parts. An initial $65.0 million portion was completed on July 26, 2000 and replaced our $30.0 million bank line then existing. The remaining $50.0 million portion was completed on October 12, 2000 and replaced Noodle Kidoodle's existing $50.0 million facility. The Credit Facility required us to comply with various covenants, as defined, and restricted the payment of dividends and our ability to divest assets and make additional corporate investments. We had an outstanding balance on the line of credit of $52.7 million as of February 3, 2001. At February 3, 2001 and January 29, 2000, there were $2.4 million and $2.1 million, respectively, in outstanding letters of credit issued against the Credit Facility.

In January 2001, the appraiser retained by the bank appraised our inventory at a value that significantly reduced our borrowing availability.

On February 28, 2001, the bank asserted that we were in default under the Credit Facility. As a result of the defaults asserted by the bank, outstanding borrowings under the Credit Facility began to accrue interest at a rate equal to 2% above the highest alternative pre-default rates (the "Default Rate"). Under the Credit Facility, our borrowing availability was tied to a seasonal percentage of eligible inventory. Such formula included a limitation that we could not borrow any amounts that exceeded the lesser of (a) 65% of the cost of eligible inventory or (b) 85% of the appraisal value of eligible inventory, subject to additional reserves imposed by the bank.

In connection with the bankruptcy filing, the Debtors obtained a two year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility is secured with substantially all of our assets. The DIP Facility includes a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75% or, if we elect, at an annual rate of LIBOR plus 3.5%, and an additional line of $15.0 million bearing interest at 14.5% per annum. The DIP Facility requires us to comply with various financial covenants and contains certain restrictions upon the operations of the business, including restrictions upon the ability to borrow additional money, pay dividends, divest assets, make additional corporate investments and increase compensation to directors, officers and senior management employees. On May 17, 2001, we had an outstanding balance under the DIP Facility of approximately $46.6 million ($10.0 million bearing interest at 14% and approximately $36.6 million bearing interest at 8.75%). Of this amount, approximately $45.0 million, including a $1.7 million termination fee, was used to repay the Credit Facility which has now been terminated.

As a consequence of the Filing and the impact of certain provisions in our DIP Facility and in the interim order entered by the Bankruptcy Court, we are now subject to certain restrictions, including a limitation in the aggregate borrowings under the DIP Facility to approximately $63.8 million.

We believe, based on information presently available to us, that cash available from operations and the DIP Facility will provide sufficient liquidity to allow us to continue as a going concern for the foreseeable future. However, our ability to continue as a going concern (including our ability to meet post-petition obligations of the Debtors) and the appropriateness of using the going concern basis for our financial statements are dependent upon, among other things, (i) our ability to comply with the terms of the DIP Facility and any cash management order entered by the Bankruptcy Court in connection with the Chapter 11 cases, (ii) our ability to maintain adequate cash on hand, (iii) our ability to generate cash from operations, (iv) entry by the Bankruptcy Court of a final order approving the DIP Facility and the priority of the liens security obligations, (v) confirmation of a plan of reorganization under the Bankruptcy Code, and (vi) our ability to achieve profitability following such confirmation. As a result of those uncertainties, there can be no assurance that existing or future sources of liquidity will be adequate.

Seasonality of Business

Seasonal shopping patterns affect our business. A significant portion of our sales occur in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, results of operations for the entire year depend heavily on fourth quarter results and the success of the Christmas selling season. Based upon previous experience, we do not expect to earn an operating profit in the first three-quarters of a fiscal year in the foreseeable future.

Cautionary Statement Pursuant to Safe Harbor Provisions Of the Private Securities Litigation Act of 1995

This report contains, in addition to historical information, forward-looking statements by us with regard to the continued listing of our stock on the Nasdaq National Market, an appeal and hearing of any Nasdaq delisting determination, the success of any appeal and hearing, the postponement of any Nasdaq determination, whether there will be a trading market for our common stock, whether we will enter into a new relationship for book inventory in our stores, losses that may be associated with any relaunched version of our internet shopping site, the impact of

                                       17

our bankruptcy filing on its relationships with our vendors, managers, employees and customers, the effect of the outcome of any pending or threatened litigation in which we are involved, our payment of dividends, our relationship with our lenders, our pursuit of alternative solutions to our borrowing limitations, the nature and import of credit or credit-related agreements under negotiation, plans regarding meetings with trade and expense creditors, our ability to continue as a going concern and our expected profit during the first three quarters of a fiscal year, which may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "should," "anticipate," "believe," "plan," "estimate," "expect," and "intend," and other such similar expressions are intended to identify forward-looking statements. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such difference include, but are not limited to, our ability to relaunch our internet sales site, the sales resulting from that site, the decision of the Nasdaq panel, an ability to enter into a relationship for book inventory, the reaction of our vendors, managers, employees and customers to our bankruptcy filing, our stock price, the willingness of our bank to negotiate, the success of negotiations with the bank and other potential lenders, the availability under the DIP Facility, the development in and the outcome of the Chapter 11 proceeding, the availability of additional capital and the adverse effects on our business as a result of general economic conditions, as well as the risks set forth in our filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to us as of the date of this document, and we assume no obligation to update these cautionary statements or any forward-looking statements.


ITEM 14: EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)  1.   Financial Statements: Financial Statements listed in the
               accompanying Index to Financial Statements appearing on page
               F-1 are filed as part of this annual report on Form 10-K. The
               Company is not required to file any supplemental schedules under Regulation S-X.

          2.   Exhibits: (see (c) below).

     (b)  Reports on Form 8-K:

          No reports on Form 8-K were filed by us during the last quarter of the period covered by this report.

     (c)  Exhibits:

     The following is a list of exhibits filed as part of this annual report on Form 10-K. Where so indicated, exhibits, which were previously filed, are incorporated by reference.

                    2.1 Amended and Restated Agreement and Plan of Merger dated as of April 21, 2000 among Zany Brainy, Inc., Noodle Kidoodle, Inc. and Night Owl Acquisition, Inc. (1)
                    2.2 Plan of Dissolution dated as of December 4, 2000 by and among ZanyBrainy.com LLC, ZB Holdings LLC, Children's Equity LLC, Zany Brainy Direct LLC, Zany Brainy, Inc. and Online Retail Partners Inc. (4)
                    2.3 Stock Purchase Agreement dated as of December 4, 2000 by and between Zany Brainy, Inc. and Online Retail Partners Inc. (4)
                    10.1 Employment Agreement with Keith C. Spurgeon dated June
                         6, 2000 (2)(3)
                    10.2 Employment Agreement with Robert A. Helpert dated June
                         6, 2000 (2)(3)
                    10.3 Amended and Restated Employment Agreement with Thomas
                         G. Vellios dated September 15, 2000 (3)(4)
                    10.4 Amendment to Incentive Stock Option Grants dated
                         September 15, 2000 between Zany Brainy, Inc. and Thomas
                         G. Vellios (3)(4)
                    10.5 Loan and Security Agreement dated July 25, 2000 by and among First Union National Bank, Congress Financial Corporation and Zany Brainy, Inc. (5)
                    21.1 Subsidiaries
                    23.1 Consent of Arthur Andersen LLP
                    23.2 Consent of Janover Rubinroit, LLC

(1) Previously filed as an exhibit to our Current Report on Form 8-K filed August 9, 2000 and incorporated herein by reference.
(2) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2000 and incorporated herein by reference.
(3) Management contract or compensatory plan or arrangement required to be filed or incorporated as an exhibit.
(4) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended October 28, 2000 and incorporated herein by reference.
(5) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended July 29, 2000 and incorporated herein by reference.


                                  SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  Zany Brainy, Inc.
Date:  May 17, 2001               By: /s/ Thomas G. Vellios
                                     -------------------------
                                          Thomas G. Vellios
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: May 17, 2001                 By: /s/ Thomas G. Vellios
                                       ---------------------
                                       Thomas G. Vellios
                                       President and Chief Executive Officer,
                                       Director
                                       (Principal Executive Officer)

Date: May 17, 2001                 By: /s/ Robert A. Helpert
                                       ---------------------
                                       Robert A. Helpert
                                       Chief Financial Officer, Secretary and
                                       Treasurer
                                       (Principal Financial Officer and
                                       Principal Accounting Officer)

Date: May 17, 2001                 By: /s/ C. Donald Dorsey
                                       --------------------

                                       C. Donald Dorsey
                                       Director

Date: May 17, 2001                 By: /s/ Stanley Greenman
                                       --------------------
                                       Stanley Greenman
                                       Director

Date: May 17, 2001                 By: /s/ Henry Nasella
                                       -----------------
                                       Henry Nasella
                                       Director

Date: May 17, 2001                 By: /s/ Mary Ann Tocio
                                       -------------------
                                       Mary Ann Tocio
                                       Director



                               ZANY BRAINY, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants (Arthur Andersen LLP)        Page F-2

Report of Independent Public Accountants (Janover Rubinroit, LLC)     Page F-3

Consolidated Balance Sheet                                            Page F-4

Consolidated Statements of Operations                                 Page F-5

Consolidated Statements of Shareholders' Equity                       Page F-6

Consolidated Statements of Cash Flows                                 Page F-7

Notes to Consolidated Financial Statements                            Page F-8


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Zany Brainy, Inc.:

We have audited the accompanying consolidated balance sheets of Zany Brainy, Inc. (a Pennsylvania Corporation) and subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years for the period ended February 3, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Noodle Kidoodle, Inc. and subsidiaries, as of January 29, 2000 and for each of the two years for the period ended January 29, 2000, a company acquired during the fiscal year ended February 3, 2001 in a transaction accounted for as a pooling of interests, as discussed in Note 3 to the consolidated financial statements. Such statements are included in the consolidated financial statements of Zany Brainy, Inc. and reflect total assets and total revenues of 34 percent and 36 percent, respectively, in the fiscal year ended January 29, 2000 and 39 percent of total revenues in the fiscal year ended January 30, 1999 of the related consolidated totals, after restatement to reflect certain adjustments as set forth in Note 2 to the consolidated financial statements. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Noodle Kidoodle, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States as well as evaluating the overall financial statement presentation. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zany Brainy, Inc. and subsidiaries as of February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2001, in conformity with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company voluntarily filed for Chapter 11 bankruptcy on May 15, 2001. This action, was taken as a result of the Company's inability to pay creditors due to the defaults of debt covenants, as discussed in Notes 2 and 10 to the consolidated financial statements and raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in

Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
May 16, 2001 (except with respect to the matters discussed in Note 16, as to which the dates are November 19, 2001 and January 22, 2002)



                         INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Noodle Kidoodle, Inc.

We have audited the accompanying consolidated balance sheet of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and the results of their operations and cash flows for each of the years in the two year period ended January 29, 2000 in conformity with generally accepted accounting principles.

Janover Rubinroit, LLC

/s/ Janover Rubinroit, LLC
Garden City, New York
March 15, 2000



                      ZANY BRAINY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (in thousands except share data)

                                                                               February 3,      January 29,
                                                                                  2001              2000
                                                                                  ----              ----
ASSETS
- - ------
CURRENT ASSETS:
Cash and cash equivalents                                                      $   2,352         $  25,041
Receivables, net                                                                   2,270             4,880
Inventories, net                                                                 120,017           106,303
Deferred tax asset                                                                     -             2,308
Prepaid expenses                                                                   6,874             3,942
                                                                               ---------         ---------
Total current assets                                                             131,513           142,474
PROPERTY AND EQUIPMENT, net                                                       66,153            63,533
DEFERRED TAX ASSET                                                                     -             6,251
OTHER ASSETS, net                                                                  1,497               389
INVESTMENT IN JOINT VENTURE                                                            -             5,000
                                                                               ---------         ---------

                                                                               $ 199,163         $ 217,647
                                                                               =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY
- - ------------------------------------
CURRENT LIABILITIES:
Bank overdrafts                                                                $   7,314              $505
Line of credit                                                                    52,723             3,996
Accounts payable                                                                  37,117            29,396
Accrued liabilities                                                               18,081            20,836
Current portion of long-term debt                                                     26                23
Capitalized lease obligations                                                      2,588             2,578
                                                                               ---------         ---------
Total current liabilities                                                        117,849            57,334
                                                                               ---------         ---------

DEFERRED RENT                                                                      8,868             7,333

                                       J-8

                                                                               ---------         ---------

LONG-TERM DEBT, net of current portion                                               663               689
                                                                               ---------         ---------

CAPITALIZED LEASE OBLIGATIONS, net of current portion                              2,204             3,855
                                                                               ---------         ---------

COMMITMENTS AND CONTINGENCIES (NOTE 14)

SHAREHOLDERS' EQUITY:
Convertible Preferred stock, $.01 par value, 5,000,000 shares authorized at
    February 3, 2001; 0 shares issued and outstanding at
    February 3, 2001 and January 29, 2000, respectively                                -                 -
Common stock, $.01 par value, 100,000,000 shares authorized at
    February 3, 2001; 32,329,420 and 31,052,116 shares issued and
    outstanding at February 3, 2001 and January 29, 2000, respectively               323               311
Additional paid-in capital                                                       145,334           143,504
Retained earnings (deficit)                                                      (76,078)            4,621
                                                                               ---------         ---------
Total shareholders' equity                                                        69,579           148,436
                                                                               ---------         ---------
                                                                               $ 199,163         $ 217,647
                                                                               =========         =========

       The accompanying notes are an integral part of these statements.



                      ZANY BRAINY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                                     For the Fiscal Year Ended

                                                                                February 3,  January 29,   January 30,
                                                                                -----------  -----------   -----------
                                                                                       2001         2000          1999
                                                                                       ----         ----          ----
NET SALES                                                                         $ 400,479    $ 376,232     $ 276,357
COST OF GOODS SOLD, including
    occupancy costs                                                                 312,529      267,849       198,953
                                                                                  ---------    ---------     ---------

Gross profit                                                                         87,950      108,383        77,404
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES                                                         123,036       93,126        69,813
MERGER AND INTEGRATION COSTS                                                         20,644            -             -
                                                                                  ---------    ---------     ---------
Operating income (loss)                                                             (55,730)      15,257         7,591
INTEREST INCOME                                                                          39          636           350
INTEREST EXPENSE                                                                     (4,537)      (1,653)       (1,405)
EQUITY LOSS IN JOINT VENTURE                                                        (11,482)           -             -
                                                                                  ---------    ---------     ---------
Income (loss) before income tax benefit (expense)                                   (71,710)      14,240         6,536
INCOME TAX BENEFIT (EXPENSE)                                                         (8,989)       2,820         6,094
                                                                                  ---------    ---------     ---------
Income (loss) from continuing operations                                            (80,699)      17,060        12,630
GAIN FROM DISPOSAL OF DISCONTINUED OPERATIONS (net of income taxes of
$950)                                                                                     -        1,550             -
                                                                                  ---------    ---------     ---------
NET INCOME (LOSS)                                                                  ($80,699)   $  18,610     $  12,630
                                                                                  =========    =========     =========


BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations                                                                ($2.58)    $   0.68      $   0.86
Discontinued operations                                                                   -         0.06             -
                                                                                  ---------    ---------     ---------
     Net income (loss) per share                                                     ($2.58)    $   0.74      $   0.86
                                                                                  =========    =========      ========
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations                                                                ($2.58)    $   0.55      $   0.46
Discontinued operations                                                                   -         0.05             -
                                                                                          -            -             -
     Net income (loss) per share                                                     ($2.58)    $   0.60      $   0.46
                                                                                  =========    =========     =========

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic                                                                                31,280       25,208        14,729
Diluted                                                                              31,280       30,780        27,291


       The accompanying notes are an integral part of these statements.

                      ZANY BRAINY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (in thousands)

                                                                 Convertible Preferred Stock
                                                                 ---------------------------
                                                            Series       Series       Series        Series
                                                                 A            B           BB             C   Common Stock
                                                               -            -           --             -   ------------
BALANCE, JANUARY 31, 1998                                    $ 8          $ 1          $ 7           $ 8          $ 148
Exercise of common stock options                               -            -            -             -              -
Net loss                                                       -            -            -             -              -
                                                             ---          ---          ---           ---            ---
BALANCE, JANUARY 30, 1999                                      8            1            7             8            148
Exercise of common stock options                               -            -            -             -              4
Exercise of warrants                                           -            -            -             -              -
Conversion of preferred stock                                 (8)          (1)          (7)           (8)           112
Initial public offering of common stock, net                   -            -            -             -             47
Deferred compensation in connection with issuance
of Common stock options and amortization of
deferred compensation                                          -            -            -             -              -
Income tax benefit from exercise of stock options              -            -            -             -              -
Net income                                                     -            -            -             -              -
                                                             ---          ---          ---           ---            ---
BALANCE, JANUARY 29, 2000                                      -            -            -             -            311
Exercise of common stock options                               -            -            -             -              -
Deferred compensation in connection with issuance
of Common
    stock options and amortization of deferred
    compensation                                               -            -            -             -              -
Common stock and common stock warrant issued for
joint venture liabilities assumed                              -            -            -             -             12
Net loss                                                       -            -            -             -              -
                                                             ---          ---          ---           ---            ---

BALANCE, FEBRUARY 3, 2001                                    $ -          $ -          $ -           $ -           $323
                                                             ===          ===          ===           ===           ====

                                                                     Additional
                                                                         Paid-                  Retained
                                                                     In Capital        earnings (deficit)         Total
                                                                     ----------        ------------------         -----
BALANCE, JANUARY 31, 1998                                               $99,939                  ($26,619)      $73,492
Exercise of common stock options                                            152                         -           152
Net income                                                                    -                    12,630        12,630
                                                                      ---------                ----------      --------
BALANCE, JANUARY 30, 1999                                               100,091                   (13,989)       86,274
Exercise of common stock options                                            844                         -           848
Exercise of warrants                                                        130                         -           130
Conversion of preferred stock                                               (88)                        -             -
Initial public offering of Common stock, net                             42,266                         -        42,313
Deferred compensation in connection with issuance of Common stock
options and amortization of deferred compensation                            19                         -            19
Income tax benefit from exercise of stock options                           242                         -           242
Net income                                                                    -                    18,610        18,610
                                                                      ---------                ----------      --------
BALANCE, JANUARY 29, 2000                                               143,504                     4,621       148,436
Exercise of common stock options                                             80                         -            80
Deferred compensation in connection with issuance of common
    stock options and amortization of deferred compensation                   8                         -             8
Common stock and common stock warrant issued for joint venture
liabilities assumed                                                       1,742                         -         1,754
Net loss                                                                     -                   (80,699)      (80,699)
                                                                      ---------                ----------      --------
BALANCE, FEBRUARY 3, 2001                                             $ 145,334                $  (76,078)     $ 69,579
                                                                      =========                ==========      ========

       The accompanying notes are an integral part of these statements.



                      ZANY BRAINY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                      For the Fiscal Year Ended

                                                                 February 3, 2001   January 29, 2000   January 30, 1999
                                                                 ----------------   ----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
CONTINUING OPERATIONS:
Net income (loss) from continuing operations                            ($80,699)            $17,060            $12,630
Adjustments to reconcile net income (loss) to net


                                       J-10

 cash provided by (used in) continuing operations:
Depreciation and amortization                                             15,940              12,485              9,791
Provision for deferred rent                                                1,535               2,402              1,289
Amortization of deferred compensation                                          -                  19                  -
Merger-related inventory write-down                                        8,802                   -                  -
Equity loss in joint venture                                              11,482                   -                  -
Deferred income tax expense (benefit)                                      8,559              (2,640)            (6,243)
Noncash compensation expense                                                 342                   -                  -
Tax benefit from exercise of stock options                                     -                 242                  -
Loss on impairment and disposal of assets                                  5,858                  17                  -
Changes in assets and liabilities
(Increase) decrease in:
Receivables                                                               (1,362)               (173)           (1,782)
Inventories                                                              (19,151)            (40,878)          (17,926)
Prepaid expenses                                                       (2,785)                 (851)          (875)
Other assets                                                                (263)                253               (123)
Increase (decrease) in:
Accounts payable                                                           7,721               4,659             10,574
Accrued liabilities                                                       (6,414)              2,888              4,735
                                                                         -------               -----             ------
Net cash provided by (used in) continuing operations                     (50,435)             (4,517)            12,070
DISCONTINUED OPERATIONS:
Gain from disposal of discontinued operating activities                        -               1,550                  -
Change in net liabilities of discontinued operations                           -              (1,303)               130
                                                                         -------             -------             ------
Net cash provided by (used in) operating activities                      (50,435)             (4,270)            12,200
                                                                         -------             -------             ------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net                                 (20,294)            (23,447)          (14,627)
Investment in joint venture                                               (6,816)             (5,000)                 -
Cash acquired upon liquidation of joint venture                            3,081                   -                  -
                                                                         -------             -------             ------
Net cash used in investing activities                                    (24,029)            (28,447)          (14,627)
                                                                         -------             -------            -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on line of credit, net                                         48,727               3,996               (20)
Change in bank overdrafts                                                  6,809                 501              (477)
Net proceeds from sale of Common stock                                       -                42,313                  -
Payments on capitalized lease obligations                                 (2,660)             (1,892)           (1,379)
Payments on long-term debt                                                   (23)                (21)                 -
Debt issuance costs                                                       (1,158)                 -                (95)
Proceeds from exercise of stock options                                       80                 848                152
Proceeds from exercise of warrants                                             -                 130                  -
                                                                         -------             -------            -------
Net cash (used in)  provided by financing activities                      51,775              45,875            (1,819)
                                                                         -------             -------            -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     (22,689)             13,158            (4,246)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            25,041              11,883             16,129
                                                                         -------             -------            -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                 $ 2,352             $25,041            $11,883
                                                                         =======             =======            =======

       The accompanying notes are an integral part of these statements.

                                      F-7


                       ZANY BRAINY, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 3, 2001


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
- - -----------------------------------------------

Background
- - ----------

Zany Brainy, Inc. is a retailer of high quality toys, games, books, and multimedia products for kids. Zany Brainy, Inc. was incorporated in Pennsylvania on August 19, 1991. As of February 3, 2001, Zany Brainy, Inc. operated 188 stores in 34 states, under the name "Zany Brainy," offering educational products for children. In addition, the Company sells its products through its internet site at www.zanybrainy.com and through its catalog.
        ------------------

Principles of Consolidation
- - ---------------------------

The consolidated financial statements include the accounts of Zany Brainy, Inc. its wholly owned subsidiaries, Children's Products, Inc., Children's Development, Inc., Zany Brainy Direct, LLC ("ZB Direct"), Noodle Kidoodle, Inc., and Children's Distribution, LLC. and a majority owned partnership, Noodle Kidoodle.com LLC (collectively, the "Company"). In July 2000, the Company acquired Noodle Kidoodle, Inc. ("Noodle") in a pooling of interests transaction. The activities of Noodle are fully consolidated with the Company for all periods presented (see Note 3). In December of 2000, ZB Holdings LLC, the internet joint venture between the Company and Online Retail Partners, LLC ("ORP") originally formed to operate www.zanybrainy.com, accounted for by the Company under the equity method of accounting, was dissolved (see Note 4). The Company assumed full ownership of its E-commerce business and this business was fully consolidated into the Company after the liquidation. All significant intercompany transactions and accounts have been eliminated in consolidation.

The Company has reported 100% of its majority owned partnership's loss for the year since the minority interest is limited to the extent of its equity capital.

Fiscal Year-End
- - ---------------

The Company operates under a 52-53 week fiscal year ending the Saturday nearest January 31. The financial statements for the years ended February 3, 2001 (fiscal 2000), January 29, 2000 (fiscal 1999) and January 30, 1999 (fiscal 1998) include 53 weeks, 52 weeks and 52 weeks, respectively.

Bankruptcy Accounting
- - ---------------------

On May 15, 2001, Zany Brainy Inc. and its wholly owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (see Note 2). American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7) does not change the application of generally accepted accounting policies in the preparation of financial statements, however, it does require that the financial statements for periods including and subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.

Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business shall be reported separately as reorganization items in the consolidated statements of operations.

The balance sheet should distinguish pre-petition liabilities subject to compromise from those that are not and post-petition liabilities. Liabilities that may be affected by the plan should be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts.

The Company adopted SOP 90-7 and will segregate those items as outlined above for all reporting periods including and subsequent to the filing date of May 15, 2001.

                                      F-8


Fair Value of Financial Instruments
- - -----------------------------------

The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt instruments. The carrying values of these assets and liabilities are considered to be representative of their respective fair values, as of the fiscal year end.

Business and Credit Risk Concentration
- - --------------------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company limits its credit risk associated with cash and cash equivalents by placing its investments in highly liquid funds. Receivables associated with third party credit cards are processed by financial institutions which are monitored for financial stability. The Company is dependent on key suppliers to provide sufficient quantities of inventory at competitive prices. No single supplier represented 10% or more of net purchases in fiscal 2000, fiscal 1999 and fiscal 1998.

Use of Estimates
- - ----------------

The presentation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
- - -------------------------

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents is $19,434,000 of overnight investments in repurchase agreements at January 29, 2000.

Inventories
- - -----------

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method based on moving average and includes certain buying and distribution costs relating to the processing of merchandise. Buying and distribution costs charged to cost of goods sold were $21,409,000, $16,518,000 and $11,581,000 during fiscal 2000, fiscal 1999 and fiscal 1998, respectively. Buying and distribution costs remaining in inventories at February 3, 2001 and January 29, 2000 were $5,883,000 and $5,068,000, respectively. Store occupancy costs, accounted for as cost of goods sold in the accompanying statements of operations, include store rental, utilities and maintenance expenditures and are included in cost of goods sold.

Property and Equipment
- - ----------------------

Property and equipment are stated at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense as incurred. The straight-line method of depreciation is used for financial reporting purposes. The estimated useful lives are ten to forty years for buildings and improvements, three to ten years for furniture and fixtures, computers and equipment and the shorter of ten years, or the lease term, for leasehold improvements. Certain personnel costs and out-of-pocket costs directly associated with the construction or remodeling of stores are capitalized and amortized over the lease term.

                                      F-9


Long-Lived Assets
- - -----------------

The Company follows Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property, equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flow associated with the asset is compared to the asset's carrying value to determine if a write-down to recoverable value is necessary. During the fourth quarter of fiscal 2000, the Company recorded a $2.3 million noncash impairment charge in conjunction with management's plan to significantly alter its use of the assets assumed from the dissolution of the internet joint venture. The impairment charge has been included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the fiscal year ended February 3, 2001. The Company calculated the present value of expected cash flows of the internet site to determine the fair value of the assets. In connection with the merger with Noodle (see Note 3), the Company recorded an impairment charge of $1.7 million related to assets to be disposed of for stores being closed as a result of the merger. These costs have been included in merger and integration costs on the accompanying consolidated statement of operations for the fiscal year ended February 3, 2001 and charged against property in the accompanying consolidated balance sheet at February 3, 2001. Management believes that there has been no other impairment of the Company's long-lived assets.

Store Pre-opening Costs
- - -----------------------

Pre-opening costs incurred at new store locations are charged to expensed as incurred.

Income Taxes
- - ------------

The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Deferred Rent
- - -------------

Rent expense on leases is recorded on a straight-line basis over the lease period. The excess of rent expense over the actual cash paid is recorded as deferred rent.

Revenue Recognition
- - -------------------

Revenue is recognized at the point of sale. For internet and catalog sales, revenue is recognized when the product is shipped, net of an allowance for estimated returns.

Advertising Costs
- - -----------------

Advertising costs are charged to expense the first time the advertising takes place. Advertising expense, including grand opening, was $14,529,000 and $10,045,000 and $8,197,000, net of certain vendor reimbursements, in fiscal 2000, fiscal 1999 and fiscal 1998, respectively.

Supplemental Cash Flows Information
- - -----------------------------------

For fiscal 2000, fiscal 1999 and fiscal 1998, the Company paid cash of $4,518,000, $1,297,000 and $1,223,000, respectively, for interest expense. For fiscal 2000, fiscal 1999 and fiscal 1998 the Company paid $850,000, $229,000 and $57,000 for income taxes. Capital lease obligations of $1,019,000, $3,783,000 and $3,315,000 were incurred on equipment leases entered into in fiscal 2000, 1999 and 1998, respectively.

In fiscal 2000, the Company issued 1.25 million shares of Common stock and a five-year warrant to purchase an additional one million shares of Common stock at an exercise price of $6.00 per share valued at $117,000 to ORP in

                                      F-10


a non-cash transaction in satisfaction of a $1.8 million assumed liability in connection with the liquidation of ZB Holdings LLC (see Note 4).

Reclassifications
- - -----------------

Certain reclassifications have been made to the prior year's financial statements to conform to the current year presentation.

2.   VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11
- - ---------------------------------------------------

On May 15, 2001, the "Petition Date", Zany Brainy, Inc. and Children's Products, Inc., Children's Development, Inc., Noodle Kidoodle, Inc., Children's Distribution, LLC, and Zany Brainy Direct, LLC (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company is managing their business as debtors-in-possession pursuant to the Bankruptcy Code Approval. The Company's rapid growth in fiscal 2000, which included the acquisition of 60 Noodle Kidoodle stores, the opening of 25 new Zany Brainy stores and substantial investment in the Company's Internet strategy presented significant operational challenges. These factors, along with a difficult retail climate, compounded by an absence of "hot" product, led to a decline in sales which caused liquidity issues which contributed to the Company's inability to pay creditors and resulted in defaults of debt covenants. These factors precipitated the Company's filing for Chapter 11 protection.

Subsequent to the commencement of the Chapter 11 cases, the Debtors sought and obtained several orders from the Bankruptcy Court which were intended to stabilize their businesses and enable the Debtors to continue business operations as debtors-in-possession. To date, the most significant of these orders (i) permitted the Debtors to operate their consolidated cash management system during the Chapter 11 cases in substantially the same manner as it was operated prior to the commencement of the Chapter 11 cases; (ii) authorized payment of pre-petition wages, vacation pay, and employee benefits and reimbursement of employee business expenses; (iii) authorized payment of pre-petition sales and use taxes owed by the Debtors; (iv) authorized the Debtors to pay certain pre-petition obligations to critical vendors, common carriers and workers' compensation insurance to aid the Debtors in maintaining operation of their businesses; and (v) authorized the Debtors to obtain interim and final debtor-in-possession financing. On May 16, 2001, the Bankruptcy Court approved, on an interim basis, the Company's $115.0 million debtor-in-possession credit facility (the DIP facility") with Wells Fargo Retail Finance L.L.C.

In bankruptcy, the rights of, and the Debtors' ultimate payments to, prepetition creditors and shareholders may be substantially altered. This could result in claims being liquidated in the bankruptcy cases at less (and possibly substantially less) than 100% of their face value, and the equity of common shareholders being diluted or cancelled. The Bankruptcy Code provides that the Debtors have an exclusive period during which only they may propose and file and solicit acceptances of a plan of reorganization. This period may be extended upon request of the Debtors and subsequent Bankruptcy Court approval. If the Debtors fail to file a plan of reorganization during the exclusive period, as extended, or, after such plan has been filed, if the Debtors fail to obtain acceptance of such plan from the requisite classes of creditors and equity security holders during the exclusive solicitation period, any party in interest may file their own plan or reorganization for the Debtors.

Due to material uncertainties, it is not possible to determine the additional amount of claims that may arise or ultimately be filed, or to predict the length of time the Debtors will operate under the protection of Chapter 11 of the Bankruptcy Code, the outcome of the bankruptcy cases in general, whether the Debtors will continue to operate under their current organizational structure, or the effect of the cases on the Debtors' business or on the claims and interests of the various creditors and security holders.

The Chapter 11 cases have been assigned Chapter 11 Case Nos. 01-1744 through 01-1749. The cases have been consolidated for procedural purposes only and are being administered jointly pursuant to an order entered on May 16, 2001. Each of the Debtors continues to operate its business and manage its property as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. As a result of the bankruptcy filings, litigation relating to prepetition claims against the Debtors is stayed.

Although the Chapter 11 bankruptcy filing raises substantial doubt about the Company's ability to continue as a going-concern, the accompanying financial statements have been prepared on a going-concern basis. This basis contemplates the continuity of operations, realization of assets, and discharge of liabilities in the ordinary course of business. The statements also present the assets of the Company at historical cost. A plan of reorganization could materially change the amounts currently disclosed in the financial statements.

                                      F-11


The Company believes, based on information presently available to it, that cash available from operations and the DIP Financing (see Note 10) will provide sufficient liquidity to allow it to continue as a going concern for the foreseeable future. However, the ability of the Company to continue as a going concern (including its ability to meet post-petition obligations of the Debtors) and the appropriateness of using the going concern basis for its financial statements are dependent upon, among other things, (i) the Company's ability to comply with the terms of the DIP Financing and any cash management order entered by the Bankruptcy Court in connection with the Chapter 11 cases, (ii) the ability of the Company to maintain adequate cash on hand, (iii) the ability of the Company to generate cash from operations, (iv) confirmation of a plan of reorganization under the Bankruptcy Code, and (v) the Company's ability to achieve profitability following such confirmation.

3.  THE MERGER
- - --------------

Effective July 26, 2000, Night Owl Acquisition, Inc., our wholly owned subsidiary, and Noodle were merged in a tax-free, stock-for-stock transaction that was accounted for as a pooling of interests (the "Merger"). Under the terms of the Merger agreement, the Company issued 1.233 shares of Zany Brainy, Inc. Common Stock for each outstanding share of Noodle Common Stock for an aggregate issuance of approximately 9.4 million shares of our Common Stock to the former Noodle stockholders. Subsequent to the Merger, Noodle Kidoodle, Inc. became a wholly owned subsidiary of Zany Brainy, Inc.

The Company's historical financial statements have been retroactively restated to reflect the acquisition of Noodle as though they had been combined from the beginning of each of the periods presented. Revenue and net income (loss) as previously reported for the years ended January 29, 2000 and January 30, 1999 and as restated for the pooling of interests transaction is as follows (in thousands):

                                                                        Fiscal Year Ended
                                                       January 29, 2000                  January 30, 1999
                                                    Revenues     Net income           Revenues       Net income
Zany Brainy, Inc (as previously reported)           $  241,194     $  6,904             $ 168,471      $  8,999
Noodle Kidoodle, Inc. (as previously reported)         135,038       11,038               107,886         3,752
Adjustments                                                  -          668 (a)                 -          (121) (a)
                                                    ----------     --------             ---------      --------
Restated                                            $  376,232     $ 18,610             $ 276,357      $ 12,630
                                                    ==========     ========             =========      ========


(a) Includes adjustments to conform Noodle's accounting policies for inventory capitalization and pre-opening expenses to the Company's accounting policies.

Subsequent to the merger, the Company had recorded $29.4 million in expense for merger, integration and restructuring. The breakdown of those costs is as follows (in thousands):


                                                                                  Fiscal Year
                                                                             Ended February 3, 2001
                                                                             ----------------------
As Part of Cost of Sales:
Inventory write-downs                                                                 $  8,802

As Part of SG&A Expense:
Professional fees                                                                        6,164
Severance and change in control costs                                                    4,120
Grand reopening and related costs                                                        1,935
Store closures, including $1.7 million of impairments under SFAS No. 121                 2,300
Other integration costs                                                                  6,125
                                                                                      --------

                                       Total                                          $ 29,446
                                                                                      ========

Management's restructuring and integration plan relates primarily to the discontinuance and liquidation of product SKU's, and resulted in inventory write-downs of $8.8 million for the year ended February 3, 2001. These costs have been included in cost of goods sold on the accompanying consolidated statements of operations. As of February 3, 2001, there was a $3.0 million accrual remaining for these costs as an inventory reserve on the accompanying

                                      F-12


consolidated balance sheet. Additionally, management has consolidated Noodle's administrative functions into our headquarters in King of Prussia, PA and is in the process of closing three stores identified as part of the restructuring plan. Management expects the integration plan to be completed in the second quarter of fiscal 2001.

The utilization of the initial accruals as of the date of the merger and changes through February 3, 2001 is as follows (in thousands):

                                                                                                 Accrual as of
                                         Initial Accrual       Charges        Utilized         February 3, 2001
                                         ---------------       -------        ---------        ----------------
Merger and Integration Costs
- - ----------------------------

Inventory write-downs                              $ 8,650           $   -    $  (5,625)               $ 3,025
Professional fees                                    5,025               -       (4,956)                    69
Store closures                                           -             600            -                    600
Other integration costs                                905             350         (841)                   414

Restructuring Costs
- - -------------------

Severance and change in control costs                3,000               -       (3,000)                     -
Disposal of property                                   900               -         (900)                     -
                                                   -------           -----    ----------               -------

                                                   $18,480           $ 950    $ (15,322)               $ 4,108
                                                   =======           =====    ==========               =======

Charges during the period outlined above include $350,000 related to the closing of Noodle's headquarters in Syosset, NY, and closing costs, including brokers fees and additional rental payments through the date of closing for three stores.

4.  DISSOLUTION OF ZB HOLDINGS LLC
- - ----------------------------------

In October 1999, the Company formed ZB Holdings LLC, a joint venture with OnLine Retail Partners, LLC ("ORP") for the purpose of developing and operating www.zanybrainy.com, an internet shopping website. The investment was accounted for under the equity method of accounting and included an initial investment of $5.0 million during fiscal 1999 for financial accounting purposes and certain intangibles which were not recorded under accounting principles generally accepted in the United States (collectively "the Company's Capital Account"). Losses were allocated first to ORP to the extent of its investment and then to the Company to extent of the Company's Capital Account. The Company did not record any equity losses in the joint venture during fiscal 1999.

During fiscal 2000, the Company contributed an additional $6.9 million in cash which was added to the Company's Capital Account. Also during fiscal 2000 certain ownership interests were transferred to individuals and Children's Equity LLC and accounted for a reduction in the Company's Capital Account of $334,000. The Company recorded $11.4 million in an equity loss related to the joint venture.

On December 4, 2000, the Company entered into an agreement with Online Retail Partners ("ORP") to dissolve and liquidate the Internet joint venture, ZB Holdings LLC and its wholly owned subsidiary, ZanyBrainy.com LLC. As a result, the Company assumed full ownership and control of www.zanybrainy.com , the internet shopping website, through the wholly-owned subsidiary, Zany Brainy Direct LLC. Accordingly, the Company's consolidated statements of operations include the operating results of the internet operations after December 4, 2000. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations and the report of an independent third party appraiser. A summary of the assets acquired and liabilities assumed in the acquisition, which equaled the investment on the Company's book at the date of dissolution follows (in thousands):

                                      F-13

Estimated fair values:
        Cash                                                      $  3,081
        Accounts receivable                                            292
        Inventory                                                    3,365
        Prepaid expenses                                               147
        Equipment                                                    2,953
        Other assets                                                    71
        Accrued liabilities                                         (9,677)
                                                                -----------
Net investment at date of dissolution                             $    232
                                                                ===========

Included in accrued liabilities is $4.3 million due to Zany Brainy, Inc., which was eliminated in consolidation on the date of dissolution against the corresponding receivables on the Company's books. This amount has been treated as a non-cash item in the accompanying consolidated statement of cash flows for the fiscal year ended February 3, 2001.

Pursuant to the terms of the transaction, in satisfaction of approximately $3.4 million of ZanyBrainy.com payables to ORP for web site services through fiscal year end, the Company issued to ORP 1.25 million shares of Common stock and a five year warrant to purchase an additional one million shares of Common stock at an exercise price of $6.00, which were valued in the Black-Scholes Option Pricing Model at $117,000, and agreed to pay ORP $1 million. At February 3, 2001, $650,000 was included in accrued expenses related to this obligation.

The Company had entered into certain agreements with ZanyBrainy.com pursuant to which it provided services to and acted as an agent for ZanyBrainy.com. Prior to dissolution, the Company procured and transferred, at cost, $2.9 million and $8.2 million during fiscal 2000 and fiscal 1999, respectively, of merchandise, including freight and other procurement costs, to ZanyBrainy.com. In addition, the Company transferred costs of $2.7 million for the cost of production and marketing materials and $250,000 for the cost of services rendered during fiscal 1999. There were no such costs transferred during fiscal 2000.

On May 8, 2001, the Company suspended offering products for sale on the internet.

5.  DISCONTINUED OPERATIONS
- - ---------------------------
During the third quarter of fiscal 1999, the Company adjusted the estimated gain on disposal of the Noodle discontinued wholesale operations recognized in fiscal 1996. The adjustment, resulting in an additional net gain on disposal of discontinued operations of approximately $1.6 million net of income taxes of $950,000, arose from the sale of the Company's leasehold interest in its former distribution center in Birmingham, Alabama and the finalization of liabilities related to its discontinued wholesale operations.

6.  INITIAL PUBLIC OFFERING AND SUBSEQUENT DELISTING NOTIFICATION
- - -----------------------------------------------------------------
In June 1999, the Company sold 4,722,669 shares of Common stock at $10.00 per share ($9.30 after an underwriting discount of $.70 per share) in an initial public offering (the "Offering"). All shares of Preferred stock outstanding prior to the Offering were converted into 11,250,273 shares of Common stock. The Offering generated proceeds of $43.9 million ($42.3 million after deducting transaction expenses of $1.6 million).

On May 1, 2001, the Company received a letter from the Nasdaq Market, Inc. indicating that it failed to meet the continued listing requirements for minimum bid price under the Nasdaq National Market rules, specifically, its common stock failed to maintain a minimum bid price of $1.00 over 30 consecutive trading days as required by the Nasdaq National Market minimum bid price rules. Therefore, the Company's securities, are subject to delisting from The Nasdaq National Market. Zany Brainy has requested a hearing before a Nasdaq Listings Qualifications Panel to appeal the staff determination.

7.  NET INCOME (LOSS) PER SHARE
- - -------------------------------
Net income (loss) per share is calculated utilizing the principles of SFAS No. 128, "Earnings per Share" ("EPS"). Basic EPS excludes potentially dilutive securities and is computed by dividing net income (loss) applicable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed, using the treasury stock method, assuming the conversion or exercise of all dilutive securities such as Preferred stock, options and warrants.

Under SFAS No. 128, the Company's granting of certain stock options, warrants and Preferred stock resulted in potential dilution of basic EPS. The following table summarizes the differences between basic weighted average shares outstanding and diluted weighted average shares outstanding used to compute diluted EPS (in thousands).

                                                                             February 3,    January 29,     January 30,
                                                                                2001           2000            1999
                                                                                ----           ----            ----
Basic weighted average number of shares outstanding                            31,280         25,208          14,729
Incremental shares from assumed exercise or conversion of:
    Stock Options                                                                   -          1,576           1,284
    Warrants                                                                        -              9              28
    Preferred Stock                                                                 -          3,987          11,250
                                                                               ------         ------          ------
Diluted weighted average number of shares outstanding                          31,280         30,780          27,291
                                                                               ======         ======          ======

The number of incremental shares from the assumed exercise of stock options and warrants is calculated applying the treasury stock method. Stock options and warrants were excluded from the fiscal 2000 calculation, as they were anti-dilutive.

8.  PROPERTY, PLANT AND EQUIPMENT (in thousands)
- - ------------------------------------------------

                                                        February 3,
                                                        -----------
                                                              2001         January 29, 2000
                                                              ----         ----------------
Land                                                     $     272                 $    272
Buildings and improvements                                   1,986                    1,986
Furniture and fixtures                                      48,268                   45,785
Computers and equipment                                     35,557                   20,368


                                      J-17


Leasehold improvements                                      38,978                   35,390
                                                         ---------                 --------
                                                           125,061                  103,801
Less- Accumulated depreciation and amortization            (58,908)                 (40,268)
                                                         ---------                 --------
                                                         $  66,153                 $ 63,533
                                                         =========                 ========

9.  ACCRUED LIABILITIES (in thousands)
- - --------------------------------------

                                                       February 3, 2001          January 29, 2000
                                                       ----------------          ----------------
Payroll and related expenses                                   $  3,121                   $ 4,157
Merger related expenses                                           1,083                         -
Accrued gift certificates                                         1,642                     1,179
Accrued sales and use tax                                         1,298                     1,751
Accrued advertising and marketing                                   100                     4,169
Other                                                            10,837                     9,580
                                                               --------                   -------
                                                               $ 18,081                   $20,836
                                                               ========                   =======

10.  LONG-TERM DEBT (in thousands)
- - ----------------------------------

                                                      February 3, 2001            January 29, 2000
                                                      ----------------            ----------------
Revolving credit facility                                     $ 52,723                     $ 3,996

8% unsecured promissory note, due
   in quarterly installments through
   2016                                                            689                         712
                                                              --------                     -------
                                                                53,412                       4,708
Less current maturities                                        (52,749)                     (4,019)
                                                              --------                     -------
Long-term debt                                                $    663                     $   689
                                                              ========                     =======

In July 1999, the Company entered into a master lease agreement with a bank which provides for $5.0 million for leasing new and used equipment through June 30, 2000. The agreement requires that the leases be capital in nature and is subject to certain covenants, as defined. In fiscal 2000 and 1999, the Company financed $1.0 million and $3.8 million, respectively, of equipment under the agreement. The Company is required to make monthly payments, including interest, at an average rate of 9.9%. The equipment leased under the agreement is the collateral. This agreement was not renewed upon expiration.

In July 2000, the Company entered into a three-year credit facility (the "Credit Facility") covering a maximum principal amount of $115.0 million, secured by inventories and other assets, subject to a borrowing base, as defined as a percentage of eligible inventories. This secured credit facility bears interest at the prime rate, the annual Federal funds rate plus 2.0 percent or, if the Company elects, at an annual rate of LIBOR plus 2.0-2.5 percent (depending on availability). The credit facility was completed in two parts. An initial $65.0 million portion was completed on July 26, 2000 and replaced an existing $30.0 million bank line. The remaining $50.0 million portion was completed on October 12, 2000 and replaced Noodle's existing $50.0 million facility. The Credit Facility requires the Company to comply with various covenants, as defined, and restricts the payment of dividends. The Company had an outstanding balance on the line of credit of $52.7 million as of February 3, 2001. At February 3, 2001 and January 29, 2000, there were $2.4 million and $2.1 million, respectively, in outstanding letters of credit issued against the Credit Facility.

Deferred acquisition costs of $1,158,000 and amortization expense of $152,000 recorded during the year ended February 3, 2001 are included in the accompanying consolidated financial statements.

Annual maturities of long-term debt are as follows (in thousands):

                                                        February 3,
                                                           2001
                                                      ---------------
              2001                                          $52,749
              2002                                               26
              2003                                               28
              2004                                               31
              2005                                               33


                                      J-18


              Thereafter                                        545
                                                            -------
                                                            $53,412
                                                            =======

The Company's lender has asserted that the Company is in default under its Credit Facility, and all such debt has been classified as current. As a result of the defaults asserted by the bank that are described below, outstanding borrowings under the Credit Facility are accruing interest at a rate equal to 2% above the highest alternative pre-default rates (the "Default Rate"). Under the Credit Facility, the Company's borrowing availability is tied to a seasonal percentage of eligible inventory. Such formula currently includes a limitation that the Company cannot borrow any amounts that exceed the lesser of (a) 65% of the cost of eligible inventory or (b) 85% of the appraisal value of eligible inventory, subject to additional reserves imposed by the bank. In January 2001, the appraiser retained by the bank appraised the Company's inventory at a value that significantly reduced the Company's borrowing availability.

In connection with the Filing the Debtors obtained a two year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility is secured with substantially all of the Company's assets. The DIP Facility includes a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75 or, if we elect, at an annual rate of LIBOR plus 3.5%, and an additional line of $15.0 million bearing interest at 14.5% per annum.

The Company's DIP Facility contains covenants that require them to satisfy ongoing financial requirements and which limit their ability to borrow additional money, pay dividends, divest assets, make additional corporate investments and increase compensation paid to directors, officers and senior management employees. The DIP Facility also prohibits a change in control. In the event of default, the annual interest rate shall increase by 2.0%.

Under the DIP Facility, the Company's borrowing availability is tied to a percentage of eligible inventory. Such formula currently includes limitations based on a percentage of the value of eligible inventory that adjusts seasonally and a general limitation that the Company cannot borrow any amounts that exceed 100% of the liquidation value of eligible inventory. The amounts calculated based on eligible inventory are subject to additional reserves imposed by the bank.

As a consequence of the Filing and the impact of certain provisions in our DIP Facility and in the interim order entered by the Bankruptcy Court, we are now subject to certain restrictions, including a limitation in the aggregate borrowings under the DIP Facility to $63.8 million.

In connection with the DIP Facility the Company will be required to pay an origination and arrangement fee of $1.3 million or 1.25% on the credit line, an origination fee of $450,000 or 3.0% on the maximum additional line, an annual agent's fee of $200,000, certain unused credit line, collateral and letter of credit fees, as defined in the agreement.

In connection with the DIP Facility, the Company plans to terminate and repay its existing Credit Facility. At the time of termination, the Company will be required to pay a $1.7 million termination fee and will write off approximately $932,000 of unamortized deferred financing costs which will be expensed in the period of termination.

Borrowings under the DIP Facility are immediately reduced by transfers from the Company's bank accounts, including store retail receipts, on a daily basis.

11.  INCOME TAXES
- - -----------------

The Company files a consolidated Federal income tax return. Short period returns will be filed for the results of operations of Noodle prior to the merger. The Company has adopted SFAS No. 109, "Accounting for Income Taxes." The effect of this statement is to take principally a balance sheet approach to providing deferred income taxes. Deferred tax balances are regularly adjusted through the income statement to reflect the current year estimate of future tax payments.

Income tax expense (benefit) consists of the following components (in thousands):

                                                                      Fiscal Year Ended
                                                     February 3, 2001    January 29, 2000      January 30, 1998
                                                     ----------------    ----------------      ----------------
Continuing Operations:
Current:
              Federal                                  $         -                    282                 236
              State                                            250                    458                  14
                                                     -------------       ----------------      --------------
                                                               250                    740                 250
Deferred:
              Federal                                      (25,142)                 3,690                 822
              State                                              -                     84                   -
                                                     -------------       ----------------      --------------
                                                           (25,142)                 3,774                 822


                                      J-19


Increase (decrease) in valuation allowance                  33,881                 (7,334)             (7,166)
              Income tax expense (benefit)                   8,989                 (2,820)             (6,094)
Discontinued Operations- expense                                 -                    950                   -
                                                     -------------       ----------------      --------------
                                                       $     8,989          $      (1,870)       $     (6,094)
                                                     =============       ================      ==============

The deferred tax effect of temporary differences giving rise to the Company's deferred tax assets and liabilities consists of the following components (in thousands):

                                                       February 3, 2001     January 29, 2000
Deferred tax assets:
     Deferred rent                                          $  3,104             $  1,751
     Inventory reserves                                        2,286                  495
     Unicap                                                      853                  649
     Other                                                     1,628                  714
     Net operating loss carryforwards                         28,142                6,758
     AMT credit carryforwards                                    402                  402
                                                            --------             --------
            Gross deferred tax assets                         36,415               10,769
                                                            --------             --------
Deferred tax liabilities:

Depreciation
                                                              (1,541)              (1,235)
Other                                                          (376)                (358)
                                                            --------             --------

            Gross deferred tax liabilities                    (1,917)              (1,593)
                                                            --------             --------

Net deferred tax asset, before valuation                      34,498                9,176
     Less-Valuation allowance                                (34,498)                (617)
                                                            --------             --------
Net deferred tax asset                                      $      -             $  8,559
                                                            ========             ========

Valuation allowances, primarily attributable to the Federal net operating loss carryforward, were established in fiscal 1996 and 1997 in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company reversed $7.3 million of Noodle's valuation allowance in fiscal 1999 and $7.2 million of Zany's valuation allowance in fiscal 1998 based on management's assessment that it was more likely than not that the net deferred tax assets would be realized through future taxable earnings. In fiscal 2000, management has reassessed the realizability of the net deferred tax asset based on operating results and determined that a full valuation reserve is appropriate at February 3, 2001.

The reconciliation of the Federal statutory rate to the Company's effective income tax rate is as follows:

                                                                                   Fiscal Year Ended
                                                                February 3, 2001   January 29, 2000   January 31, 1999
Tax provision (benefit) at Federal statutory rate                       (35.0)%             34.5%              34.0%

State taxes, net of Federal benefit                                       0.3                2.7                0.2
Other, including utilization of loss carryforwards                         -                (4.6)             (17.8)
Increase (decrease) in valuation allowance                               47.2              (43.8)            (109.6)
                                                                    ---------            -------             -------
                                                                         12.5%             (11.2)%            (93.2)%

The Company has Federal net operating loss carryforwards of approximately $78.5 million which expire in 2011.

A provision of the Tax Reform Act of 1986 may limit the Company's ability to utilize its net operating loss carryforwards, including those net operating loss carryforwards acquired from Noodle, in future periods where significant changes in ownership have occurred.

12.  CONVERTIBLE PREFERRED STOCK
- - --------------------------------

In June 1999, the Company converted all outstanding Preferred stock into 11,250,273 shares of Common stock. As of February 3, 2001, 5,000,000 shares of Preferred stock were authorized, none of which is outstanding.

13.  COMMON STOCK OPTIONS AND WARRANTS
- - --------------------------------------

The Company's 1993 Stock Incentive Plan provides for the granting of Common stock, Common stock options and stock appreciation rights to key employees and members of the Board of Directors. The Company's 1998 Equity Compensation Plan provides for the granting of Common stock options, restricted stock, stock appreciation rights ("SARS")and performance units to employees, Board members and consultants. Noodle's Stock Incentive Plan for key employees, directors and consultants provided for the granting of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock and performance shares. At the effective date of the merger, each outstanding and unexercised option or right to purchase shares of Noodle common stock granted under the Noodle stock option plan was assumed by the Company and converted into an option or a right to purchase shares of the Company's common stock under the same terms and conditions as were applicable to the options as granted under the Noodle stock plan. The number of shares of the Company's common stock that the converted options are exercisable for, and the exercise price of the options were adjusted to reflect the exchange ratio of 1.233. The Noodle Stock Incentive Plan provided for the granting of stock options, stock appreciation rights (SAR's), dividend equivalent rights, restricted stock, unrestricted stock and performance shares to key employees, directors and consultants. Required disclosure information regarding the 1993 Stock Incentive Plan, the 1998 Equity Compensation Plan and the Noodle Stock Incentive Plan (collectively, the "Plans") have been combined due to similarities in the Plans.

The Company reserved 5,500,000, 5,500,000 and 3,700,000 shares of its Common stock for awards under the Plans as of February 3, 2001, January 29, 2000 and January 30, 1999, respectively. The Company accounts for the Plans under Accounting Principles Board Opinion No. 25. Had compensation cost for the options issued under the Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income (loss), basic EPS and diluted EPS would have been equal to the pro forma amounts indicated below (in thousands except per share data):

                                                                Fiscal Year Ended
                                                                -----------------

                                                 February 3, 2001 January 29, 2000  January 30, 1999
                                                 ---------------- ----------------  ----------------
Net income (loss)                As reported            $(80,699)          $18,610           $12,630
                                 Pro forma               (82,541)           17,374            11,527

Basic EPS                        As reported            $  (2.58)          $  0.74           $  0.86
                                 Pro forma                 (2.64)             0.69              0.78

Diluted EPS                      As reported            $  (2.58)          $  0.60           $  0.46
                                 Pro forma                 (2.64)             0.56              0.42

The weighted average fair value of options granted in fiscal 2000, 1999 and 1998 was $2.96, $11.32 and $2.60, respectively. The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. The table below is based on historical information for both Zany and Noodle and have been

                                      F-18


retroactively restated to reflect the acquisition of Noodle as though they had been combined from the beginning of each if the periods presented:
- ---------

                                                                            Fiscal Year Ended
                                                                            -----------------
                                                       February 3, 2001        January 29, 2000      January 30, 1999
                                                       ----------------        ----------------      ----------------
Expected dividend rate                                      -                              -                     -
Expected volatility                                        80%                  45.0% - 53.8%          45.0% -50.1%
Weighted average risk-free interest rate                 6.28%                  5.33% - 6.77%          4.55% - 5.3%
Expected lives (years)                                      4                        4-5                    4-5

In fiscal 2000 and 1999, the Company granted 315,413 and 1,230,686 options, respectively, under the Plans to employees and directors to purchase Common stock at prices ranging from $0.84 to $11.75 per share. Options to purchase 400,000 shares of Common stock vest 100% after three years and remaining options primarily vest over a four-year period from the date of grant. During 1999, options to purchase 8,200 shares of Common Stock were granted with exercise prices below the fair market value of the Company's Common Stock on the date of grant. These options were valued at $43,000 and are being amortized as deferred compensation expense over the vesting period. All other options were issued with exercise prices equal to or greater than the fair market value on the grant date. The options are exercisable over a maximum of 10 years.

Information with respect to all options outstanding, including options to purchase 130,000 shares of Common stock issued outside the Plans prior to fiscal 1997, is as follows:



                                                            Option Price Per      Weighted Average
                                                  Shares         Share             Price Per Share
Options outstanding, January 31, 1998             3,196,559  $0.67 -13.125            $3.52
Granted                                             831,939      4.00-9.00             5.25
Exercised                                           (42,263)     3.00-7.13             3.61
Canceled                                           (236,991)    3.00-13.13             3.98
                                               ------------
Options outstanding, January 30, 1999             3,749,244     0.67-13.13             3.88
Granted                                           1,230,686     3.33-11.75             9.08
Exercised                                          (274,694)     0.67-6.69             3.09
Canceled                                           (357,733)    3.00-11.75             5.81
                                               ------------
Options outstanding January 29, 2000              4,347,503     0.84-11.75             5.28
Granted                                             315,413      0.84-5.38             2.96
Exercised                                           (27,314)     3.00-5.25             3.37
Canceled                                         (1,551,410)    2.00-11.75             5.35
                                                -----------
Options outstanding February 3, 2001
                                                  3,084,192    $0.84-11.75            $5.03
                                                ===========

Of the 130,000 shares of Common stock issued outside the Plans, none were exercised in fiscal 2000.

At February 3, 2001, the weighted average contractual life of all options outstanding was 5.5 years, there were 2,111,359 options vested at a weighted average exercise price of $4.22 and there were 2,218,307 shares reserved under the Plans which were not covered by stock options granted.

On March 26, 2001, options to purchase an aggregate of 2,000,000 shares of common stock were granted to certain key employees at an exercise price equal to the fair market value of the Company's common stock. Options to purchase 1,500,000 shares of common stock are for a ten-year term and vest in four equal installments commencing on the first anniversary of the date of grant. Options to purchase 500,000 shares of common stock are for a ten-year term with vesting over a four-year period, as defined, with certain provisions for acceleration pursuant to an employment agreement.

In fiscal 1996 and fiscal 1997, the Company granted warrants to purchase 15,000 shares and 32,550 shares of Common stock, respectively, to certain consultants. The warrants have an exercise price of $4.00 per share and are exercisable on various dates through January 2003. In June 1999, the warrants to purchase 32,550 shares of Common stock at $4.00 per share were exercised. In addition, the agent who placed the Series A preferred purchased for $561 warrants to purchase 56,073 shares of Common stock at $6.00 per share. These warrants were exercised in conjunction with the Offering.

In 2000, the Company granted warrants to ORP in conjunction with the dissolution of the joint venture (see Note 4), to purchase 1 million shares of the Company's Common Stock at an exercise price of $6.00 per share. These warrants vest over five years and will expire in 2010. The fair market value was determined using the Black Scholes option pricing model.

                                      F-19


14.  COMMITMENTS AND CONTINGENCIES
- - ----------------------------------

Leases
- ------

The Company leases retail, distribution and office space and equipment under various operating leases. Most store leases typically have an average initial term of ten years, with two five-year renewal options. Certain leases provide for additional rent contingent upon store sales levels. Base rent expense, including any required contingent payments, for fiscal 2000, 1999 and 1998 was approximately $37,006,000, $30,642,000 and $21,780,000 respectively.

The Company has entered into several leases for store and distribution center equipment and fixtures that have been accounted for as capital leases. The capitalized cost of $8,266,000 and $10,130,000 and related accumulated amortization of $3,538,000 and $4,044,000 has been included in property and equipment at February 3, 2001 and January 29, 2000, respectively. The present value of the minimum lease payments is as follows (in thousands):

                                                 As of
                                              February 3,
                                                 2001
                                                 ----
Total minimum lease payments                    $5,218
Less - Amount representing interest               (426)
                                                ------
Present value of minimum lease payments         $4,792
                                                ======


Future minimum lease payments under the Company's operating and capital leases, including leases for stores opening in fiscal 2000 which were entered into before the period indicated, are as follows (in thousands):

                           As of February 3, 2001

Fiscal                          Operating                    Capital
- ------                          ---------                    -------
2001                             $38,981                     $2,726
2002                              39,275                      1,741
2003                              38,838                        751
2004                              37,666                          -
2005                              33,932                          -
2006 and thereafter               97,624                          -
                                --------                     ------
                                $286,316                     $5,218
                                ========                     ======


As debtors-in-possession, the Company has the right, subject to Bankruptcy Court approval and certain other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties affected by such rejections may file pre-petition claims with the Bankruptcy Court in accordance with bankruptcy procedures.

401(k) Plan
- ------------

On October 1, 1996, the Company adopted a 401(k) plan for its employees (the
Plan). The Plan allows participants to contribute up to 15% of their compensation. As of August 1, 2000, the Company provides a match of 25% of the first 6% contributed by employees.

Employer contributions vest 20% per year.

Prior to the merger, Noodle offered a 401(k) plan for its employees with a match of 25% of the first 5% contributed by employees. As of the date of the merger, the Noodle 401(k) plan was terminated and Noodle employees became participants in the Company's 401(k) plan.

The employer contributions were $150,000 and $32,000 for 2000 and 1999, respectively. The cost to administer the Plan was $29,000 and $19,000 for fiscal 2000 and 1999, respectively.

Employment Agreements
- ----------------------

Certain members of key management have employment agreements which would require payments of $1,782,500,

                                      F-20


$782,500 and $117,700 in fiscal 2001, 2002 and 2003, respectively. The agreements also provide for other terms and conditions of employment including termination payments.

General
- --------

From time to time, the Company is named as a defendant in legal actions arising from its normal business activities. In connection with the Company's inability to pay its creditors, the Company was named in numerous pre-petition lawsuits. Although the amount of any liability that could arise with respect to currently pending actions cannot be estimated, in the opinion of the Company, any such liability will not have a material adverse effect on its financial position or operating results.


                                      F-21

16.  SUBSEQUENT EVENT

On August 16, 2001, pursuant to Bankruptcy Court approval, the Company announced that it had agreed to sell substantially all of its assets to The Right Start, Inc. (the "Right Start") and, in early September, the transaction (the "Right Start Transaction") was completed and the Company ceased all operations. Pursuant to the terms of the Right Start Transaction, the Right Start acquired substantially all of the assets of the Company through its wholly-owned subsidiary, ZB Company, Inc., including cash, inventory and accounts receivable, in exchange for up to $11.7 million in cash and notes due through April 15, 2002, approximately $103 million in the assumption of certain liabilities, and the issuance of 1.1 million shares of Right Start common stock. In January 2002, the Bankruptcy Court approved the Company's disclosure statement which included the proposed plan of liquidation. A hearing is expected in March 2002 to confirm the proposed plan of liquidation. The cash and the Right Start shares received by the Company in the Right Start Transaction will be used by the Company to pay certain expenses of the Debtors, with the balance to be distributed to prepetition creditors. Under the proposed plan of liquidation, existing shareholders of the Company will not receive any distributions in connection with the Right Start Transaction or in connection with the Company's liquidation.

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)
- ---  ------------------------------------

                                                     First         Second          Third         Fourth
                                                    Quarter        Quarter        Quarter        Quarter
                                                    -------        -------        -------        -------
                                                            (In thousands except per share data)


Fiscal Year Ended February 3, 2001:
Sales                                               $63,435        $71,723        $76,408       $ 188,913
Gross profit                                         12,677          8,154         17,002          50,117
Net loss:                                            (7,497)       (22,198)       (13,284)        (37,720)

Net loss per share:
           Basic                                      (0.24)         (0.71)         (0.43)          (1.18)
           Diluted                                    (0.24)         (0.71)         (0.43)          (1.18)

Weighted average shares:
           Basic                                     31,056         31,065         31,079          31,857
           Diluted                                   31,056         31,065         31,079          31,857


Fiscal Year Ended January 29, 2000:
Sales                                               $63,467        $64,937        $73,902       $ 173,926
Gross profit                                         16,629         16,365         21,164          54,225
Net income (loss):
           Continuing operations                     (2,284)        (5,460)        (4,241)         29,045
           Discontinued operations                        -              -          1,550               -
                       Net income (loss)             (2,284)        (5,460)        (2,691)         29,045

Basic income (loss) per share:
           Continuing operations                    $ (0.15)       $ (0.23)       $ (0.14)      $   $0.94
           Discontinued operations                        -              -           0.05               -
                       Net income (loss)            $ (0.15)       $ (0.23)       $ (0.09)      $   $0.94

Diluted income (loss) per share:
           Continuing operations                    $ (0.15)       $ (0.23)       $ (0.14)      $    0.90
           Discontinued operations                        -              -           0.05               -
                       Net income (loss)            $ (0.15)       $ (0.23)       $ (0.09)      $    0.90

Weighted average shares:
           Basic                                     14,754         24,124         30,904          30,986
           Diluted                                   14,754         24,124         30,904          32,371

                                      F-22


                                 EXHIBIT INDEX

                     Exhibit
                     Number    Description
                     ------    -----------

                     2.1 Amended and Restated Agreement and Plan of Merger dated as of April 21, 2000 among Zany Brainy, Inc., Noodle Kidoodle, Inc. and Night Owl Acquisition, Inc. (1)*
                     2.4 Plan of Dissolution dated as of December 4, 2000 by and among ZanyBrainy.com LLC, ZB Holdings LLC, Children's Equity LLC, Zany Brainy Direct LLC, Zany Brainy, Inc. and Online Retail Partners Inc.
                               (4)
                     2.5 Stock Purchase Agreement dated as of December 4, 2000 by and between Zany Brainy, Inc. and Online Retail Partners Inc. (4)
                     10.6 Employment Agreement with Keith C. Spurgeon dated June 6, 2000 (2)(3)
                     10.7 Employment Agreement with Robert A. Helpert dated June 6, 2000 (2)(3)
                     10.8 Amended and Restated Employment Agreement with Thomas G. Vellios dated September 15, 2000 (3)(4)
                               10.9 Amendment to Incentive Stock Option Grants dated September 15, 2000 between Zany Brainy, Inc. and Thomas G. Vellios (3)(4)
                     10.10 Loan and Security Agreement dated July 25, 2000 by and among First Union National Bank, Congress Financial Corporation and Zany Brainy, Inc. (5)
                     21.2      Subsidiaries
                     23.3      Consent of Arthur Andersen LLP
                     23.4      Consent of Janover Rubinroit, LLC

         (1) Previously filed as an exhibit to our Current Report on Form 8-K filed August 9, 2000 and incorporated herein by reference.
         (2) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2000 and incorporated herein by reference.
         (3) Management contract or compensatory plan or arrangement required to be filed or incorporated as an exhibit.
         (4) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended October 28, 2000 and incorporated herein by reference.
         (5) Previously filed as an exhibit to our quarterly report on Form 10-Q for the fiscal quarter ended July 29, 2000 and incorporated herein by reference.

* The schedules to this document (which are listed on the table of contents included in this document) have been omitted. The Company agrees to furnish supplementally a copy of any of the omitted schedules to the Securities and Exchange Commission upon request.

                                   EXHIBIT K

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND AUDITED FINANCIAL STATEMENTS OF NOODLE KIDOODLE, INC. FOR
          THE FISCAL YEAR ENDED FEBRUARY 3, 2001 FROM EXHIBIT 99.9 OF THE RIGHT START, INC.'S FORM 8-K/A FILED NOVEMBER 19, 2001


RESULTS OF OPERATIONS

Fiscal Year Ended January 29, 2000 compared to
Fiscal Year Ended January 30, 1999

Continuing operations:
Net sales increased a total of 25.1% to $135.0 million in Fiscal 2000 from $107.9 million in Fiscal 1999 due to the addition of sixteen new stores during Fiscal 2000 and ten new stores during Fiscal 1999. Sales in comparable stores increased 1% for the year. Sales on the internet were $0.9 million in Fiscal 2000, compared to $0.1 million in Fiscal 1999. Sales of Beanie Babies declined from approximately 13% of sales in Fiscal 1999 to approximately 7% of sales in Fiscal 2000. The Company operated 58 Noodle Kidoodle stores at January 29, 2000 compared to 42 Noodle Kidoodle stores at January 30, 1999.

Gross profit (derived from net sales less cost of products sold, which includes buying and warehousing costs) increased 23.1% to $52.3 million for Fiscal 2000 from $42.5 million in Fiscal 1999. Overall gross profit as a percent of sales ("gross profit percentage") decreased to 38.7% in Fiscal 2000 from 39.4% in Fiscal 1999. The decrease in gross profit percentage was primarily attributable to increased distribution costs this year. Distribution costs increased because the Company leased 65,000 square feet of additional warehousing space to supplement the storage capacity of its Phillipsburg, NJ distribution center, and also because as our store base expands, freight costs to more distant store locations increase.

Selling and administrative expenses increased $10.6 million or 27.3% to $49.4 million in Fiscal 2000 from $38.8 million in the prior year. $1.1 million of this increase is related to the costs of NoodleKidoodle.com, our internet subsidiary. Direct store expenses which consist of payroll, occupancy, advertising and other store operating expenses increased $9.2 million, primarily due to an increase in the store base. Home office expenses increased $0.8 million, including an increase of $0.4 million of store pre-opening costs. Selling and administrative expenses as a percent of net sales increased to 36.5% in Fiscal 2000 from 36.0% in the prior year, primarily as a result of the costs incurred in new stores and costs related to our internet activities.

Net interest expense in Fiscal 2000 was $0.5 million as compared to net interest income of $0.1 million in the comparable period in the prior year. The increase in interest expense of $0.6 million in Fiscal 2000 resulted primarily from an increase in borrowings under the Company's revolving credit facility.

Discontinued Operations:
In the third quarter ended October 30, 1999, the Company adjusted the estimated gain on disposal of its discontinued wholesale operations recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.5 million, net of tax of $1.0 million. The additional gain arose from the sale of the Company's leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of

                                  11

liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999.

This year's results include the recognition of a deferred tax asset relating primarily to the Company's net operating loss carryforward. Recognizing this asset resulted in an income tax benefit of $7.3 million from continuing operations this year. At January 29, 2000, the Company had approximately $16.0 million of net operating loss carryforwards for tax purposes.

The cumulative effect of a change in accounting principle of $195,000, net of a tax benefit of $119,000 represents the write-off of unamortized pre- opening costs as a result of adopting SOP 98-5, "Reporting on the Costs of Start-Up Activities", in the first quarter of fiscal 2000. This accounting change requires the Company to expense on a current basis previously capitalized pre-opening costs.

Net income rose to $11.0 million ($1.42 per share) in Fiscal 2000 from net income of $3.8 million ($.49 per share) in the prior year.


                                  12

Fiscal Year Ended January 30, 1999 compared to
Fiscal Year Ended January 31, 1998

Net sales increased a total of 32.1% to $107.9 million in Fiscal 1999 from $81.7 million in fiscal year ended January 31, 1998 ("Fiscal 1998"). Noodle Kidoodle sales increased $26.4 million or 32.4% to $107.9 million in Fiscal 1999 from $81.5 million in the prior year, primarily due to increased sales in comparable stores of 16%, the addition of ten new stores during Fiscal 1999 and one new store during Fiscal 1998. Other retail stores had $.2 million of sales in Fiscal 1998. The last Playworld store was closed on October 31, 1997. The Company operated 42 Noodle Kidoodle stores at January 30, 1999 compared to 32 Noodle Kidoodle stores at January 31, 1998.

Gross profit (derived from net sales less cost of products sold, which includes buying and warehousing costs) increased 35.8% to $42.5 million for Fiscal 1999 from $31.3 million in Fiscal 1998. Overall gross profit as a percent of sales ("gross profit percentage") increased to 39.4% in Fiscal 1999 from 38.3% in Fiscal 1998. The increase in gross profit percentage was primarily attributable to favorable product mix and the leveraging of buying and fixed warehousing costs over a larger sales base, offset by slightly higher variable warehousing costs.

Selling and administrative expenses increased $5.2 million or 15.5% to $38.8 million in Fiscal 1999 from $33.6 million in the prior year. Direct store expenses which consist of payroll, occupancy, advertising and other store operating expenses increased $4.4 million, due to change in the store base and higher sales levels. Home office expenses increased $.8 million. Selling and administrative expenses as a percent of net sales decreased to 36.0% in Fiscal 1999 from 41.1% in the prior year, primarily as a result of sales leveraging against the fixed portion of these costs.

Net income rose to $3.8 million ($.49 per share) in Fiscal 1999 from a net loss of $1.9 million ($.25 per share) in the prior year. The net income in Fiscal 1999 did not include a tax provision and the net loss in Fiscal 1998 did not include a tax benefit. At January 30, 1999, the Company had approximately $16.5 million of net operating loss carryforwards for tax purposes.

                                 13

LIQUIDITY AND CAPITAL RESOURCES

During the past three fiscal years the Company satisfied the cash requirements of its continuing retail operations principally through borrowings under its revolving credit facility and from internal cash balances. These cash requirements principally have included financing operating losses, working capital requirements and expenditures for new store openings.


                                              Fiscal Years Ended
                                        2000         1999         1998
                                                (In thousands)



Net cash provided by (used in)
 Operating activities:
  Continuing operations                $(4,134)     $ 6,215      $ 2,673
  Discontinued operations                  247          130       (1,252)
 Investing activities                   (9,835)      (7,315)      (1,637)
 Financing activities                    4,025           59          (18)

Net increase (decrease) in cash
 and cash equivalents                   (9,687)        (911)        (234)
Cash and cash equivalents -
 beginning of year                      10,188       11,099       11,333
Cash and cash equivalents -
 end of year                           $   491      $10,188      $11,099

During Fiscal 2000, the Company used $4.1 million of cash in its operating activities, primarily due to increases in working capital of $10.9 million (excluding borrowings under the Company's revolving credit facility), an increase in deferred tax assets of $6.4 million, and other items of $0.3 million, offset by net income of $9.7 million and non-cash charges of $3.8 million. The net increase in working capital was attributable to higher inventory levels as a result of opening sixteen new stores and an increase in average store inventories of $77 thousand per store at year-end. Cash provided by discontinued operations was $.2 million during the year. Net cash used in investing activities was $9.8 million, primarily to purchase fixed assets for new stores. Borrowings under the Company's revolving credit facility increased by $4.0 million during the year. As a result of the foregoing, cash and cash equivalents decreased during the year by $9.7 million.

During Fiscal 1999, the Company generated $6.2 million of cash from operating activities, primarily from net income of $3.8 million and non- cash charges of $2.9 million, offset by increases in working capital of $.5 million. The net increase in working capital was attributable to higher inventory levels as a result of opening ten new stores. The net liabilities of discontinued operations increased $.1 million during the year. Net cash used in investing activities was $7.3 million, primarily to purchase fixed assets for new stores including $.7 million for stores scheduled to open in Fiscal 2000. As a result of the foregoing, cash and cash equivalents decreased during the year by $.9 million. The Company maintains a revolving credit facility, effective through June 2000, with The CIT Group/Business Credit, Inc., which provides up to $15 million of available borrowings. This facility may be used for direct borrowings and letters of credit and may not exceed a certain percentage

                                   14

of, and is collateralized by, the Company's inventory, receivables and certain other assets. The agreement provides for an annual collateral management fee and commitment fee on the unused portion of the commitment. Outstanding borrowings bear interest, at the option of the Company, based on the prime rate or LIBOR. The agreement contains certain covenants which among other items, limits the payment of cash dividends when borrowings under the agreement are outstanding. As of January 29, 2000, $4.0 million of borrowings and $1.0 million of letters of credit were outstanding under the revolving credit facility.

The Company has obtained a commitment from its current lender to replace its expiring credit facility with a three year, $50 million dollar revolving credit facility. This commitment is subject to, among other things, the execution of a mutually acceptable agreement and completion of a satisfactory appraisal of the Company's inventory.

The Company expects to open approximately ten stores and to add a second distribution center during Fiscal 2001. The Company anticipates that its capital expenditures in Fiscal 2001 will be approximately $8.1 million. The Company expects to meet these cash requirements through a combination of operating cash flows and borrowings from its revolving credit facility.

The Company has available net operating loss carryforwards of approximately $16.0 million for income tax purposes.

The Company expects to fund its near-term cash requirements principally by borrowing under its revolving credit facility. The Company expects to finance its long-term expansion plan with internally and externally generated funds, which may include borrowings under future credit facilities, and through the sale of equity, equity-related or debt securities. There can be no assurance that financing will be available in amounts, or at rates or on terms and conditions acceptable to the Company.

Seasonality
The Company's operations are highly seasonal and approximately 48% of its revenues fall within the Company's fourth quarter which coincides with the Christmas selling season. New stores are expected to be opened throughout the year, but generally before the Christmas selling season, which will make the Company's fourth quarter revenues an even greater percentage of the total year's revenues. Operations during the first three quarters are not expected to be profitable for the foreseeable future.

Impact of Inflation
The impact of inflation on the Company's results of operations has not been significant. The Company attempts to pass on increased costs by increasing product prices over time.

Year 2000 Compliance
Last year, the Company discussed the nature and progress of its plan to become year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company's expenditures in connection with remediating its systems were not material. The Company is not aware of any material

                                    15

problems resulting from Year 2000 issues, either with its internal systems, or with the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Cautionary statement pursuant to safe harbor provisions of the private securities litigation act of 1995

This report and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this report and the documents incorporated herein by reference, the words "anticipate", "believe", "estimate", and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements include, among others, the statements about the following: Our ability to provide a creative merchandise selection and superior customer service; our ability to service new and existing customers over the internet and the potential negative effects that selling our products on the internet could have on our existing store sales and on our existing base of customers; our ability to conduct our operations at a lower cost than that of our internet only competitors; our ability to profitably expand our store base; our ability to successfully bring our second distribution center on stream; our ability to replace our expiring credit facility; and our ability to complete the merger with Zany Brainy.

There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including, but not limited to, the following: a decline in general economic and business conditions and in the specialty retail or toy industry in particular; our inability to manage our growth, open new stores on a timely basis and expand in new and existing markets; our ability to successfully market and expand our internet shopping site; the availability of product and our ability to replenish product on a timely basis; our ability to successfully manage our inventory; unanticipated cash requirements to support current operations or expansion of our business; the availability and cost of additional capital to fund our operations and our ability to attract, train and retrain highly qualified associates. These and other risks and uncertainties affecting Noodle Kidoodle are discussed in greater detail in this report and in other fillings by the Company with the Securities and Exchange Commission.



ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K.

(a) 1. Financial Statements                             Page

       Independent auditor's report                     F-1

       Consolidated balance sheets at January
         29, 2000 and January 30, 1999                  F-2

       Consolidated statements of operations for
       the years ended January 29, 2000,
       January 30, 1999 and January 31, 1998            F-3

       Consolidated statements of stockholders'
       equity for the years ended January 29,
       2000, January 30, 1999, and January 31,
       1998                                             F-4

       Consolidated statements of cash flows for
       the years ended January 29, 2000,
       January 30, 1999,and January 31, 1998            F-5

       Notes to consolidated financial statements       F-6

All other schedules have been omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

The individual financial statements and schedules of Registrant have been omitted since consolidated financial statements have been filed and Registrant is primarily an operating company and all subsidiaries included in the consolidated financial statements filed are wholly-owned subsidiaries.

Shareholders may obtain a copy of any exhibit not contained herein free of charge by writing to Kenneth S. Betuker, Vice President, Chief Financial Officer and Secretary, Noodle Kidoodle, Inc., 6801 Jericho Turnpike, Syosset, NY 11791.

                                   18

3.  Index to Exhibits

 (a) The following documents are filed as Exhibits to this document:

  Exhibit
  Number    Description of Document

3.1 Certificate of Incorporation of the Registrant currently in effect, with all amendments thereto (Incorporated by reference to Exhibit 3.1 to Registrant's Form S-1 Registration Statement (Commission File No. 33-65029), effective February 13, 1996)

3.2 (New York) Certificate of Merger of Noodle Kidoodle, Inc., a New York corporation, into Noodle Kidoodle, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.2 to Registrant's Form S-1 Registration Statement (Commission File No. 33-65029), effective February 13, 1996)

3.3 Agreement and Plan of Merger of Noodle Kidoodle, Inc., a New York corporation, and Noodle Kidoodle, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.3 to Registrant's Form S-1 Registration Statement (Commission File No. 33-65029), effective February 13, 1996)

3.4 By-laws of Registrant (Incorporated by reference to Exhibit 3.4 to Registrant's Form S-1 Registration Statement(Commission File No. 33-65029), effective February 13, 1996)

3.5 (Delaware) Certificate of Merger of Noodle Kidoodle, Inc., a New York corporation into Noodle Kidoodle, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.5 to Registrant's Form S-1 Registration Statement (Commission File No. 33-65029), effective February 13, 1996)

3.6 Plan of Merger of C.W.P.W., Inc., a Michigan corporation, into Noodle Kidoodle, Inc., a Delaware corporation (Incorporated by reference to Registrant's Annual Report on Form 10-K for fiscal year ended February 1, 1997.)


                         19


3.7 Certificate of Ownership and Merger of C.W.P.W., Inc., a Michigan corporation, into Noodle Kidoodle, Inc., a Delaware corporation (Incorporated by reference to Registrant's Annual Report on Form 10-K for fiscal year ended February 1, 1997.)

3.8 Amended and Restated By-Laws dated November 12, 1997 (Incorporated by reference to Exhibit 3.4 to Registrant's Form S-1 Registration Statement (Commission File No. 33-65029), effective February 13, 1996 and Registrant's Report on Form 8-K dated November 21, 1997)

3.9 Amendment to Article I and II, Section 3 of the Amended and Restated Bylaws of the Registrant (Incorporated by reference to Registrant's Report on Form 8-K dated March 11, 1998 and August 31, 1998)

4.1 Rights Agreement, dated as of May 1, 1998, between Registrant and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (Incorporated by reference to Registrant's Report on Form 8-K dated March 11, 1998 and the exhibits filed therewith)

4.2 Amendment to Rights Agreement dated as of April 21, 2000 between Registrant and Chase Mellon Shareholder services, L.L.C.

4.3* Commitment letter from The CIT Group/Business Credit, Inc. for a secured committed credit facility.

10.1 Outside Directors Stock Option Plan, dated April 26, 1994 (Incorporated by reference to Registrant's Form S-8 Registration Statement (Commission File No. 33- 82104), effective July 26, 1994 and the exhibits filed therewith)

10.2 Employment Agreement by and between Registrant and Stanley Greenman dated as of February 1, 1998.

10.3 Employment Agreement by and between Registrant and Stewart Katz dated as of February 1, 1998.

10.4 Non-Contributory Insured Medical Reimbursement Plan (Incorporated by reference to Exhibit 10.05 to Registrant's Annual Report on Form 10-K for the fiscal year ended January 30, 1993)

                            20

10.5 Agreement and Plan of Merger dated February 1, 1994 by and between Registrant and certain wholly-owned subsidiaries of the Registrant (Incorporated by reference to Exhibit 10.08 to Registrant's Annual Report on Form 10-K for fiscal year ended January 29, 1994)

10.6 Amendment to Outside Directors Stock Option Plan, dated December 13, 1995 (Incorporated by reference to Exhibit 10.6 to Registrant's Form S-1 Registration Statement (Commission File No. 33- 65029), effective February 13, 1996)

10.8* Stock Incentive Plan dated April 26, 1994 as amended through November 16, 1999.

10.9* Agreement and Plan of Merger dated as of April 21, 2000 among Noodle Kidoodle, Inc., Zany Brainy, Inc. and Night Owl Acquisition, Inc.*

21.0 Subsidiaries of the Registrant NoodleKidoodle.com, L.L.C. (a Delaware limited liability company)

27.0*    Financial Data Schedule


            *  Filed herewith


 (b) Reports on Form 8-K
     None

                                21


                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 NOODLE KIDOODLE, INC.
                                 (Registrant)

April 28, 2000              BY:  /s/Stanley Greenman
                                 Stanley Greenman
                                 Chairman of the Board,
                                 Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.


/s/Stanley Greenman              /s/Robin Farkas
Stanley Greenman                 Robin Farkas, Director
Chairman of the Board,
Chief Executive Officer,
and Treasurer                    /s/Lester Greenman
(Principal Executive Officer)    Lester Greenman, Director


/s/Stewart Katz                  /s/Joseph Madenberg
Stewart Katz, President,         Joseph Madenberg, Director
Chief Operating Officer,
Assistant Secretary and Director
                                 /s/Melvin C. Redman
                                 Melvin C. Redman, Director
/s/Kenneth S. Betuker
Kenneth S. Betuker
Vice President,                  /s/Barry W. Ridings
Chief Financial Officer          Barry W. Ridings, Director
and Secretary
(Principal Financial and
Accounting Officer)              /s/Robert Stokvis
                                 Robert Stokvis, Director


                                  22


                INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Noodle Kidoodle, Inc.

We have audited the accompanying consolidated balance sheets of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Noodle Kidoodle, Inc. and Subsidiaries as of January 29, 2000 and January 30, 1999 and the results of their operations and cash flows for each of the years in the three year period ended January 29, 2000 in conformity with generally accepted accounting principles.

As discussed in Note 12 to the Consolidated Financial Statements, the Company changed its method of accounting for start-up costs.

Janover Rubinroit, LLC


/s/ Janover Rubinroit, LLC
Garden City, New York
March 15, 2000

                                F-1

                 NOODLE KIDOODLE, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                 January 29, 2000 and January 30, 1999

                                                  January 29,   January 30,
                                                     2000          1999
                                             (In thousands except share data)
                             ASSETS

Current assets:
 Cash and cash equivalents                        $   491        $10,188
 Merchandise inventories                           33,610         21,074
 Prepaid expenses and other current assets          3,244          3,780
 Deferred income taxes                              1,448              -

  Total current assets                             38,793         35,042

Property, plant and equipment at cost              41,874         32,138
 Less accumulated depreciation                     12,943          9,238
                                                   28,931         22,900

Other assets
  Deferred income taxes                             4,992              -
  Other                                               166             20
                                                    5,158             20

Total Assets                                      $72,882        $57,962


                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Current maturities of long-term debt            $  4,019        $    21
 Trade accounts payable                             9,498          8,576
 Accrued expenses and taxes                         9,976          9,738
 Net liabilities of discontinued operations             -          1,303

  Total current liabilities                        23,493         19,638

Long-term debt                                        689            712

Deferred income taxes                                   -              -

Minority interest                                       -              -

Commitments and contingencies                           -              -

Stockholders' equity:
 Preferred stock-authorized 1,000,000 shares,
  par value $.001 (none issued)                         -              -
 Common stock-authorized 15,000,000 shares,
  par value $.001; issued 8,506,901 shares              9              9
 Capital in excess of par value                    43,097         43,087
 Retained earnings (deficit)                        9,291         (1,747)
                                                   52,397         41,349
 Less treasury stock, at cost, 901,261 and
  910,861 shares, respectively                      3,697          3,737

  Total stockholders' equity                       48,700         37,612

Total Liabilities and Stockholders' Equity        $72,882        $57,962

The accompanying notes are an integral part of the financial statements.

                                  F-2

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Fiscal Years Ended January 29, 2000,
                      January 30, 1999 and January 31, 1998



                                            January 29,    January 30,    January 31,
                                               2000           1999           1998
                                                (In thousands except share data)

Net sales                                    $135,038       $107,886       $81,664

Costs and expenses:
 Cost of products sold including
  buying and warehousing costs                 82,770         65,405        50,388
 Selling and administrative expenses           49,356         38,804        33,552
                                              132,126        104,209        83,940

 Operating income (loss)                        2,912          3,677        (2,276)
Interest income                                   116            269           448
Interest expense                                 (616)          (194)          (90)

 Income (loss)from continuing
  operations before income taxes                2,412          3,752        (1,918)

Income taxes (benefit)                         (7,271)            -             -
Minority interest                                   -              -             -
 Income (loss) from continuing operations       9,683          3,752        (1,918)

Gain on disposal of discontinued operation,
 net of income taxes of $950                    1,550              -             -

 Net income (loss) before cumulative
  effect of change in accounting principle     11,233          3,752        (1,918)

Cumulative effect of change in accounting
 principle, net of income taxes (benefit)
 of $(119)                                       (195)             -             -

  Net income (loss)                           $11,038         $3,752       $(1,918)

Basic income (loss) per share:
  Continuing operations                       $  1.27         $  .49       $  (.25)
  Discontinued operations                         .20              -             -
  Cumulative effect of change in
   accounting principle                          (.03)             -             -
                                              $  1.45         $  .49       $  (.25)

Diluted income (loss) per share:
  Continuing operations                       $  1.25         $  .49       $  (.25)
  Discontinued operations                         .20              -             -
  Cumulative effect of change in
   accounting principle                          (.03)             -             -
                                              $  1.42         $  .49       $  (.25)



The accompanying notes are an integral part of the financial statements.

                                       F-3



                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Fiscal Years Ended January 29, 2000,
                     January 30, 1999, and January 31, 1998
                                 (In thousands)

                                                   Capital in  Retained   Treasury Stock
                                     Common Stock   Excess of  Earnings     (at Cost)
                                    Shares  Amount  Par Value  (Deficit)  Shares   Amount

Balance - February 1, 1997          8,504  $    9    $43,063   $ (3,581)    924    $3,792
 Net loss for the year                  -       -          -     (1,918)      -         -

Balance - January 31, 1998          8,504       9    $43,063   $ (5,499)    924    $3,792

 Exercise of stock options              3       -         24          -     (13)      (55)
 Net income for the year                -       -          -      3,752       -         -

Balance - January 30, 1999          8,507       9     43,087     (1,747)    911     3,737

Exercise of stock options               -       -         10          -     (10)      (40)
Net income for the year                 -       -          -     11,038       -         -

Balance - January 29, 2000          8,507  $    9    $43,097   $ 9,291      901   $ 3,697


The accompanying notes are an integral part of the financial statements.

                                      F-4


                                      K-8

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the Fiscal Years Ended January 29, 2000,
                      January 30, 1999 and January 31, 1998
                                 (In thousands)

                                              January 29,     January 30,     January 31,
                                                 2000            1999            1998

Continuing Operations:
Cash flows from operating activities:
 Net income (loss) from continuing operations  $ 9,683         $ 3,752         $(1,918)
 Adjustments to reconcile to net cash
  provided (used):
    Depreciation                                 3,787           2,932           2,490
    Deferred income taxes                       (6,440)              -               -
    Loss on disposal of fixtures and equipment      17               -             243
    Cumulative effect of accounting change        (195)              -               -
    Decrease (increase) in non-cash
     working capital accounts:
      Merchandise inventories                  (12,536)         (4,253)            497
      Prepaid expenses and other current assets    536            (756)           (272)
      Trade accounts payable                       922           2,528             999
      Accrued expenses and taxes                   238           2,012             634
      Increase in other assets                    (146)              -               -

 Net cash provided by (used in) continuing
  operations                                    (4,134)          6,215           2,673
Discontinued Operations:
 Net gain from disposal of discontinued
  operating activities                           1,550               -               -

 Decrease (increase) in non-cash working
  capital accounts                              (1,303)            130          (1,252)

 Net cash provided by (used in)
  discontinued operations                          247             130          (1,252)

 Net cash provided by (used in) operating
  activities                                    (3,887)          6,345           1,421

Cash flows from investing activities:
 Property additions                             (9,835)         (7,318)         (1,664)
 Other                                               -               3              27

 Net cash used in investing activities          (9,835)         (7,315)         (1,637)

Cash flows from financing activities:
 Proceeds from line of credit                   53,326               -               -
 Payments on line of credit                    (49,330)              -               -
 Maturities of long-term debt                      (21)            (20)            (18)
 Exercise of employee options                       50              79               -

  Net cash provided by (used in) financing
  activities                                     4,025              59             (18)

  Net increase (decrease) in cash and cash
  equivalents                                   (9,697)           (911)           (234)
  Cash and cash equivalents - beginning of
   year                                         10,188          11,099          11,333

  Cash and cash equivalents - end of year      $   491         $10,188         $11,099

Supplemental cash flow information: Net cash paid during the year for:
  Interest expense                             $   617         $   195         $    91
  Income taxes, net                                  -               -               -

The accompanying notes are an integral part of the financial statements.

                                         F-5

                     NOODLE KIDOODLE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

The following summary of the Company's major accounting policies is presented to assist in the interpretation of the financial statements.

Principles of consolidation
The consolidated financial statements include the accounts of the parent company and all majority owned subsidiary and partnership companies. All significant intercompany balances and transactions are eliminated in consolidation. The Company and its subsidiaries are on a 52-53 week accounting period ending on the Saturday closest to January 31. The fiscal years for the financial statements presented all consist of 52 week periods.

The Company has reported 100% of its majority owned partnership's loss for the year since the minority interest is limited to the extent of its equity capital. Should the losses reverse in subsequent years, the Company will be credited with the amount of minority interest losses previously absorbed before credit is made to the minority interest.

Description of business
The Company is in one business segment, a specialty retailer of a broad assortment of educationally oriented, creative and non-violent children's products, including toys, books, games, video and audio tapes, computer software, crafts, and other learning products, and follows the requirements of SFAS No. 131.

Revenue recognition
Revenue is recognized at the point of sale to retail customers.

Cash and cash equivalents
All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. The Company places its temporary cash investments in high grade instruments with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

Inventories
Inventories are stated at the lower of cost (first-in, first-out) or market.

Earnings per share
Basic earnings per share has been computed based on the average number of common shares outstanding. Diluted earnings per share reflects the increase in average common shares outstanding that would result from the assumed exercise of outstanding stock options, calculated using the treasury stock method.

                                 F-6

Property, plant and equipment
Plant and equipment is stated at cost and is depreciated on a straight-line basis over estimated useful lives. Repairs and maintenance are charged to expense as incurred; renewals and betterments, which significantly extend the useful lives of existing plant and equipment, are capitalized.

Leasehold improvements are amortized over the terms of the respective leases or over their useful lives, whichever is shorter. Useful lives of other plant and equipment vary among the classifications, but range for buildings and improvements from 10-40 years and for fixtures and equipment from 4-10 years.

Store Pre-opening Costs
Pre-opening costs incurred at new store locations are charged to expense as incurred in accordance with AICPA statement of position 98-5.

Income taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Fair value disclosures
The carrying amounts of cash and cash equivalents, other current assets, accounts payable and other current liabilities approximates fair value because of the short term maturity of these instruments. The stated value of long-term debt, including current maturities, approximates fair value.


NOTE 2 - DISCONTINUED OPERATIONS:

During the third quarter of fiscal 2000, the Company adjusted the estimated gain on disposal of its discontinued wholesale operations recognized in fiscal 1996. The adjustment, resulting in an additional net gain on disposal of discontinued operations of $1,550 net of income taxes of $950, arose from the sale of the Company's leasehold interest in its former distribution center in Birmingham, Alabama and the finalization of liabilities related to its discontinued wholesale operations.

                                  F-7

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT:

                                  Fiscal Years Ended
                              January 29,    January 30,
                                 2000           1999
                                   (In thousands)
Land                            $   272        $   272
Building and improvements         1,986          1,896
Fixtures and equipment           19,621         14,839
Leasehold improvements           19,995         15,131
                                 41,874         32,138

Less accumulated depreciation   (12,943)        (9,238)
                                $28,931        $22,900

NOTE 4 - ACCRUED EXPENSES AND TAXES:

                                 Fiscal Years Ended
                             January 29,     January 30,
                                2000            1999
                                    (In thousands)
Payroll and related benefits   $1,372          $1,721
Rent and occupancy              2,600           2,051
Insurance                         193             226
Advertising                     1,286           2,103
Fixtures and equipment            256             302
Other                           4,269           3,335
                               $9,976          $9,738

                                      F-8

NOTE 5 - LONG-TERM DEBT:

Long-term debt consists of the following:

                                    Fiscal Years Ended
                                 January 29,  January 30,
                                    2000         1999
                                      (In thousands)
Revolving credit facility          $3,996       $  -

8% unsecured promissory note,
 due in quarterly installments
 through 2016                         712        733
                                    4,708        733
Less current maturities             4,019         21
                                   $  689       $712

The Company has a revolving credit agreement which provides for maximum borrowings of up to $15 million until June 27, 2000. Borrowings may not exceed certain percentages of, and are collateralized by, inventories, receivables, and certain other assets. The agreement provides for an annual collateral management fee and a commitment fee on the unused portion of the commitment. Outstanding borrowings bear interest, at the option of the Company, based on the prime rate or LIBOR. Interest rates on borrowings ranged from 7.75% to 8.50% during the year. The agreement contains certain covenants which among other items, limits the payment of cash dividends when borrowings under the agreement are outstanding.

Annual maturities of long-term debt during the next five years are $4,019,000, $25,000, $26,000, $28,000 and $31,000.

NOTE 6 - COMMITMENTS AND CONTINGENCIES:

Minimum annual commitments under non-cancelable leases in effect at January 29, 2000 are as follows (in thousands):

2001                        $ 14,821
2002                          14,936
2003                          14,724


                                      K-11


2004                          14,714
2005                          14,383
Thereafter                    51,419
                            $124,997

At January 29, 2000, the Company and its subsidiaries were lessees of office and warehouse space, stores and transportation equipment under various leases. In addition to fixed rents and rentals based on sales, certain of the leases require the payment of taxes and other costs. Some leases include renewal options.

                                 F-9

Rental expense (income) for operating leases was as follows:

                                  Fiscal Years Ended
                         January 29,  January 30,  January 31,
                            2000         1999         1998
                                    (In thousands)
Minimum rentals           $10,310      $ 7,853      $6,979
Taxes and other costs       3,438        2,775       2,637
Sublease rentals             (133)         (73)          -
                          $13,615      $10,555      $9,616

Litigation
The Company is not party to any legal proceedings other than claims and lawsuits arising in the normal course of its business which, in the opinion of the Company's management, are not individually or in the aggregate material to its business.

Employment agreements
The Company has employment agreements with certain officers. Those agreements provide for minimum salary levels as well as for incentive bonuses which are payable if specified performance goals are attained.

NOTE 7 - CAPITAL STOCK:

Preferred stock
The Company has 1,000,000 authorized (none-issued) shares of preferred stock, par value $0.001, consisting of 440,000 shares of Series A Junior Participating Preferred reserved for use under the Stockholders' Rights Plan and the remainder for other unspecified purposes.

Stockholders' Rights Plan
On March 11, 1998, the Board of Directors of the Company adopted a new Stockholder Rights Plan (the "Plan") to succeed the Stockholder Rights Plan that expired on May 15, 1998. Under the terms of the Plan, which expires on May 15, 2008, the Company declared a dividend of one preferred stock purchase right for every outstanding share of common stock to stockholders of record on May 15, 1998. The rights are exercisable, if not previously redeemed, under certain circumstances involving actual or potential acquisitions of 15% or more of the outstanding common stock of the Company. Each right represents a right to buy from the Company 1/100th of a share of Series A Junior Participating Stock, par value $.001, at a price of $25.00, subject to certain anti-dilution adjustments. The rights are redeemable by the Company at a redemption price of $.001 per right.

NOTE 8 - STOCK OPTIONS:

Stock Incentive Plan
The Company's Stock Incentive Plan (the "Plan") for key employees, directors and consultants provides for the granting of stock options, stock appreciation rights (SAR's), dividend equivalent rights, restricted stock, unrestricted stock and performance shares and is administered by the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of the Company. The Plan provides for automatic increases in the number of shares available for issuance under the plan of 2% per year of

                                 F-10

the total outstanding shares of common stock at the end of the immediately preceding year. In no event may the sum of the number of shares subject to then outstanding awards under all of the Company's stock-based incentive plans ("Stock Plans") and the shares then available for future awards under the Stock Plans exceed 15% of the number of then outstanding shares of Common Stock, together with the shares subject to the then outstanding awards under the Stock Plans and the shares then available for future awards under the Stock Plans.

Under the terms of the Plan, options granted may be either non-qualified or incentive stock options and the exercise price, determined by the Committee, shall be at least 75% (100% in the case of an incentive stock option) of the fair market value of a share on the date of grant. SAR's may be granted (subject to specified restrictions) in connection with all or any part of, or independently of, any option granted under the Plan. No SAR's, dividend equivalent rights, restricted stock, unrestricted stock or performance shares have been granted to date under the Plan. Options granted under the Plan are exercisable in installments; however, no options are exercisable within one year or later than ten years from the date of grant.

Stock option plan for outside directors The Company's Outside Directors Stock Option Plan reserves 125,000 shares of common stock for the issuance of stock options related to this plan. The Stock Option Plan for Outside Directors provides that upon the initial election to the Board, each eligible director is granted an option to purchase 5,000 shares of common stock and 6,000 shares each year thereafter at the fair market value on the date of grant. The options have a term of five years and become exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. The Outside Directors Stock Option Plan expired in April, 1999, and there will be no future grants under this plan.

                                   F-11

The following summary sets forth the activity under the Company's stock incentive plans:

                                                    Weighted Average
                                        Shares       Exercise Price
Outstanding at February 1, 1997         630,859          $5.81
  Granted                               247,000           3.39
  Exercised                                   -              -
  Terminated                           (358,034)          5.36

Outstanding at January 31, 1998         519,825           4.97
  Granted                               291,600           4.83
  Exercised                             (16,400)          4.82
  Terminated                            (67,900)          5.26

Outstanding at January 30, 1999         727,125           4.92
  Granted                               311,500           5.12
  Exercised                              (9,600)          5.12
  Terminated                            (97,200)          5.77

Outstanding at January 29, 2000         931,825          $4.90

Options exercisable at:
  January 29, 2000                      358,944          $5.16
  January 30, 1999                      232,913           5.56
  January 31, 1998                      141,406           6.01

Available for grant at:
  January 29, 2000                       85,657
  January 30, 1999                      198,036
  January 31, 1998                      128,800

The following table summarizes information concerning currently outstanding and exercisable options:


           Outstanding Options                        Options Exercisable

                              Weighted
                              Average       Weighted             Weighted
Range of           Number     Remaining     Average    Number    Average
Exercise           Out-       Contractual   Exercise   Exer-     Exercise
 Prices            standing   Life          Price      cisable   Price
$ 3.00 - $ 5.00    609,825       3.57        4.07      161,693    3.64

$ 5.01 - $10.00    317,000       3.20        6.39      192,251    6.23

$10.01 - Up          5,000       5.75       13.13        5,000   13.13
                   931,825                             358,944

                                   F-12

The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting For Stock Based Compensation", and, accordingly, no compensation cost has been recognized for the stock option plans. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                               Fiscal Years Ended
                              January 29,     January 30,    January 31,
                                 2000            1999            1998
Expected life (years)            5              5              5
Risk-free interest rate          6.77%          4.55%          6.0%
Expected volatility             53.8%          50.1%          44.7%
Dividend yield                   0.0%           0.0%           0.0%

Had compensation for options granted in Fiscal 2000, 1999 and 1998 been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would approximate the pro-forma amounts indicated below.

                               Fiscal Years Ended
                              January 29,     January 30,    January 30,
                                 2000            1999           1998
                                  (In thousands except share data)
Net income (loss)               $10,721         $3,546          $(2,042)
Basic income (loss) per share   $  1.41         $  .47          $  (.27)
Diluted income (loss) per
 share                          $  1.38         $  .46          $  (.27)

The effects of applying SFAS No. 123 in this pro-forma disclosure are not indicative of future effects. SFAS No. 123 does not apply to awards prior to Fiscal 1996, and additional awards in future years are anticipated.

The weighted average fair value of options granted was $2.77, $2.27, and $1.61 for Fiscal 2000, 1999 and 1998 respectively.

NOTE 9 - TAXES ON INCOME:

Income taxes (benefit) consist of the following:

                                            Fiscal Years Ended
                                   January 29,  January 30, January 31,
                                      2000         1999        1998
                                 (In thousands)
Current:
  Federal                           $   20       $ 100        $    -
  State and local                        -           -             -

                                        20         100             -
Deferred                               (20)       (100)            -
                                         -           -             -

Decrease in valuation allowance     (7,271)          -             -
Continuing operations               (7,271)          -             -

Discontinued operations                950           -             -
Cumulative effect of change in
 accounting principle                 (119)          -             -

                                   $(6,440)     $    -       $     -

A reconciliation of the statutory federal income tax rate attributable to income
(loss) from continuing operations to the effective income tax rate is as follows:

                                            Fiscal Years Ended
                                   January 29,  January 30, January 31,
                                      2000         1999        1998
                                 (In thousands)
Federal at statutory rates            34%          34%         (34)%
State and local taxes
  net of federal tax benefits          4            4           (4)
Losses with no current tax
  benefit                              -            -           38
Utilization of loss carryforwards    (38)         (38)           -
Decrease in valuation allowance     (301)           -            -
                                    (301)%          -%           -%

Deferred income taxes result from temporary differences in the recognition of revenue and expense for tax and financial statement purposes. The components of deferred tax assets (liabilities) consist of the following:

                               Fiscal Years Ended
                             January 29, January 30,
                                         2000         1999
                                 (In thousands)
Net operating loss carryforward         $6,042       $6,282
Capitalizable inventory costs              566          342
Discontinued operations                      -          711
Allowance for doubtful accounts              -          485
Restructured operations and other          487          680

 Gross deferred tax assets               7,095        8,500


                                      K-14


Depreciation                              (655)        (827)

 Gross deferred tax liabilities           (655)        (827)

 Net deferred tax assets                 6,440        7,673

Valuation allowance                          -        7,673

Net tax assets $6,440 $ -

Valuation allowances, primarily attributable to the Federal net operating loss carryforward, were established in fiscal 1996 through 1998 in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". The Company reversed $6,440 of the valuation allowance in the current fiscal year based on management's assessment that it is more likely than not that the net deferred tax assets will be realized through future taxable earnings.

The Company has available net operating loss carryforwards of approximately $16.0 million which expire between 2011 and 2013 and alternative minimum tax credit carryovers of approximately $100 thousand which can be carried forward indefinitely.

NOTE 10 - EMPLOYEE RETIREMENT PLANS:

The Company has a 401-k savings plan designed to provide additional financial security during retirement by providing eligible employees with an incentive to make regular savings contributions. The Company previously matched 10% of the first 4% of compensation contributed by the employee. Effective during fiscal year 2000, the Company's matching contribution increased to 25% of the first 5% of compensation contributed.

The Company also has a non-qualified deferred compensation program which permits key employees to defer a portion of their compensation until their retirement.

NOTE 11 - EARNINGS PER SHARE:

The following table sets forth the computation of basic and diluted income
(loss) per share from continuing operations:

                                               Fiscal Years Ended
                                     January 29,  January 30,   January 31,
                                        2000         1999          1998
                                       (In thousands except share data)
Numerator
  Net income (loss) from continuing operations - numerator for basic and diluted income (loss)
    per share                          $9,683      $  3,752     $ (1,918)

Denominator
  Denominator for basic income (loss)
    per share - weighted average
    shares                              7,603         7,588        7,580

  Effect of dilutive securities -
    employee stock options                158           134            7

    Denominator for diluted
      earnings per share -
      weighted average shares
      and dilutive potential
      common shares                     7,761         7,722        7,587

Income (loss) per share - continuing operations:

  Basic                                $ 1.27      $    .49      $  (.25)

  Diluted $ 1.25 $ .49 $ (.25)

In accordance with SFAS No. 128, as a result of losses from continuing operations in fiscal 1998, the inclusion of stock options were antidilutive and, therefore, were not utilized in the computation of diluted earnings per share.

NOTE 12 - ACCOUNTING CHANGE:

In the first quarter of fiscal 2000, the Company adopted Statement of Position ("SOP") 98-5, "Reporting on The Costs of Start-Up Activities". The change involved expensing store pre-opening costs as incurred. Previously, the Company capitalized such costs and amortized them over the first twelve months of a store's operations.

NOTE 13 - INTERIM FINANCIAL DATA (UNAUDITED):

                                          First     Second       Third       Fourth
                                         Quarter    Quarter     Quarter     Quarter
                                              (In thousands except share data)
Fiscal Year Ended January 29, 2000:
  Sales                                  $22,890   $20,795      $27,205     $64,148
  Gross profit                             8,990     8,229       10,522      24,527
  Net income (loss):
    Continuing operations                 (1,054)   (3,339)      (2,996)     17,072
    Discontinued operations                    -         -        2,500        (950)
    Accounting change                       (314)        -            -         119

      Net income (loss)                  $(1,368)  $(3,339)     $  (496)    $16,241

  Basic income (loss) per share:
    Continuing operations                $  (.14)  $  (.44)     $  (.39)    $  2.24
    Discontinued operation                     -         -          .33        (.12)
    Accounting change                       (.04)        -            -         .02

      Net income (loss)                  $  (.18)  $  (.44)     $  (.06)    $  2.14

  Diluted income (loss) per share:
    Continuing operations                $  (.14)  $  (.44)     $  (.39)    $  2.21
    Discontinued operations                    -         -          .33        (.12)
    Accounting change                       (.04)        -            -         .01

      Net income (loss)                  $  (.18)   $ (.44)     $  (.06)    $  2.10

  Weighted average shares:
    Basic                                  7,599     7,604        7,604       7,605
    Assuming dilution                      7,852     7,770        7,681       7,740

Fiscal Year Ended January 30, 1999:
  Sales                                  $18,045    $18,431     $22,670     $48,740
  Gross profit                             7,015      7,342       8,854      19,270
  Net income (loss)                      $(1,049)   $(1,525)    $(1,554)    $ 7,880

Net income (loss) per share:
  Basic                                  $  (.14)   $  (.20)    $  (.20)    $  1.04
  Assuming dilution                      $  (.14)   $  (.20)    $  (.20)    $  1.00

Weighted Average Shares:
  Basic                                    7,580      7,587       7,592       7,594
  Assuming dilution                        7,670      7,699       7,661       7,860

                                     F-17

In accordance with SFAS 128, as a result of net losses, the inclusion of stock options were antidilutive and, therefore, were not utilized in the computation of diluted loss per share in quarters with a net loss.

The Company's sales are highly seasonal. Net income (loss) per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each period and the sum of the quarters may not necessarily be equal to the full year income (loss) per share amount.

Fiscal 2000 interim financial data reflects the effect in the fourth quarter of reversing the valuation allowance against deferred tax assets based on management's assessment that it is more likely than not that the deferred tax assets will be realized through future taxable earnings.

                                   EXHIBIT L

         UNAUDITED QUARTERLY FINANCIAL STATEMENTS OF ZANY BRAINY, INC.
        FOR THE SIX-MONTH PERIOD ENDED AUGUST 4, 2001 FROM EXHIBIT 99.11
         OF THE RIGHT START, INC.'S FORM 8-K/A FILED NOVEMBER 19, 2001




                       ZANY BRAINY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                       Thirteen Weeks Ended              Twenty Six Weeks Ended
                                                       --------------------              ----------------------
                                                 August 4, 2001    July 29, 2000     August 4, 2001    July 29, 2000
                                                -----------------------------------------------------------------------
                                                -----------------------------------------------------------------------
NET SALES                                                 $66,564           $71,724           $132,771        $135,159
COST OF GOODS SOLD, including occupancy costs              65,846            65,206            121,726         115,965
                                                -----------------------------------------------------------------------
                                                -----------------------------------------------------------------------

Gross profit                                                  718             6,518             11,045          19,194
SELLING, GENERAL, AND
    ADMINISTRATIVE EXPENSES                                28,026            26,169             53,972          50,731
MERGER AND INTEGRATION COSTS                                 (497)            9,830               (497)          9,830
                                                -----------------------------------------------------------------------
                                                -----------------------------------------------------------------------
Operating loss                                            (26,811)          (29,481)           (42,430)        (41,367)

INTEREST EXPENSE, NET                                       4,349               841              5,961           1,114
EQUITY LOSS IN JOINT VENTURE                                    -             5,789                  -           5,789
                                                -----------------------------------------------------------------------
                                                -----------------------------------------------------------------------

Loss before Chapter 11 reorganization costs
         and income tax benefit                           (31,160)          (36,111)           (48,391)        (48,270)

CHAPTER 11 REORGANIZATION COSTS                             3,063                 -              4,899               -
                                                -----------------------------------------------------------------------
Loss before income tax benefit                            (34,223)          (36,111)           (53,290)        (48,270)
INCOME TAX BENEFIT                                              -            13,917                  -          18,578
                                                -----------------------------------------------------------------------
                                                -----------------------------------------------------------------------
NET LOSS                                                 $(34,223)         $(22,194)          $(53,290)       $(29,692)
                                                =======================================================================
                                                =======================================================================

NET LOSS PER SHARE:                                        $(1.06)           $(0.71)            $(1.65)         $(0.96)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted                                          32,329            31,065             32,329          31,061

- --------------------------------------------------------------------------------



                       ZANY BRAINY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                        (in thousands except share data)


                                                                               August 4, 2001     February 3, 2001
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------
                                     ASSETS

CURRENT ASSETS:

Cash and cash equivalents                                                               $ 3,980             $ 2,352


                                      L-1


Receivables, net                                                                          4,799               2,270
Inventories, net                                                                        100,120             120,017
Prepaid expenses                                                                         21,064               6,874
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------
                            Total current assets                                        129,963             131,513

PROPERTY AND EQUIPMENT, net                                                              59,023              66,153
OTHER ASSETS, net                                                                         2,901               1,497
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

                                                                                       $191,887            $199,163
                                                                             =================== ===================
                                                                             =================== ===================

                    LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES:
Bank overdraft                                                                          $ 8,755              $7,314
Line of credit                                                                           54,705              52,723
Accounts payable                                                                         18,679              37,117
Accrued liabilities                                                                       9,405              18,081
Chapter 11 reorganization costs                                                           3,375                   -
                                                                             ------------------- -------------------
Current portion of long-term debt                                                             -                  26
Capitalized lease obligations                                                                 -               2,588
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------
                          Total current liabilities                                      94,919             117,849
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

                                                                             ------------------- -------------------

DEFERRED RENT                                                                                 -               8,868
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

LONG TERM DEBT, net of current portion                                                        -                 663
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

CAPITALIZED LEASE OBLIGATIONS, net of current portion                                         -               2,204
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

LIABILITIES SUBJECT TO COMPROMISE (NOTE 4)                                               80,677                   -
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

COMMITMENTS AND CONTINGENCIES (NOTE 12)

SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 100,000,000 shares authorized at August 4, 2001,
    32,329,420 shares issued and outstanding at August 4, 2001 and
    bruary 2001                                                                             323                 323
    February 3, 2001
Additional paid-in capital                                                              145,336             145,334
Accumulated deficit                                                                    (129,368)            (76,078)
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------
                         Total shareholders' equity                                      16,291              69,579
                                                                             ------------------- -------------------
                                                                             ------------------- -------------------

                                                                                       $191,887            $199,163
                                                                             =================== ===================

- --------------------------------------------------------------------------------




                       ZANY BRAINY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (in thousands)


                                                                                               Twenty-Six Weeks Ended
                                                                                               ----------------------
                                                                                        August 4, 2001    July 29, 2000
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:


                                      L-2


Net loss                                                                                     $(53,290)        $(29,692)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
- ----------------------------------------------------------------------------------------
Depreciation and amortization                                                                   9,257            7,434
Provision for deferred rent                                                                        15              688
Amortization of deferred compensation                                                               2                -
Deferred income tax benefit                                                                         -         (19,028)
Equity loss in joint venture                                                                        -            5,789
Inventory writedowns                                                                                -            8,650
Loss on disposal of assets                                                                         77                -
(Increase) decrease in operating assets:
     Receivables                                                                               (2,529)           1,214
     Inventories                                                                               19,897           (8,562)
     Prepaid expenses                                                                         (14,190)             548
     Other assets                                                                                  77              316
Increase (decrease) in operating liabilities:
     Accounts payable                                                                          29,554           (2,573)
     Accrued liabilities                                                                       14,352           (1,586)
Changes in liabilities subject to compromise                                                     (668)               -
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------
         Net cash provided by (used in) operating activities                                    2,554          (36,802)
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net                                                         (924)          (9,602)
Investment in joint venture                                                                         -           (6,870)
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------
         Net cash used in investing activities                                                   (924)         (16,472)
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on line of credit, net                                                               1,982           32,889
Payments on capitalized lease obligations                                                        (664)          (1,360)
Change in bank overdrafts                                                                       1,441                -
Debt issuance costs                                                                            (2,761)            (320)
Proceeds from exercise of stock options                                                             -               82
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------
         Net cash provided by (used in) financing activities                                       (2)          31,291
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                            1,628          (21,983)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                  2,352           25,041
                                                                                     ----------------- ----------------
                                                                                     ----------------- ----------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                       $3,980           $3,058
                                                                                     ================= ================


- ----------------------------------------------------------------------------

                                    EXHIBIT M

      MANAGEMENT'S DISCUSSION AND ANALYSIS RELATING TO ZANY BRAINY, INC.'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001 AND
                  THE SIX-MONTH PERIOD ENDED AUGUST 4, 2001

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following provides information that management believes is relevant to an assessment and understanding of Zany Brainy's consolidated results of operations and financial condition. The discussion should be read in conjunction with the Zany Brainy's consolidated financial statements and accompanying notes. All references to 2000, 1999 and 1998 mean the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999, respectively. Our fiscal year consists of 52 or 53 weeks and ends on the Saturday nearest January 31. All fiscal years presented include 52 weeks of operations, except 2000, which includes 53 weeks.

Overview

We are a specialty retailer of high quality toys, games, books and multimedia products for children, operating 188 stores in 34 states as of February 3, 2001. Our financial results in 2000 were affected by several significant factors, including the acquisition of 60 Noodle Kidoodle stores (two of which were opened subsequent to January 29, 2000, but prior to the Merger), the opening of 25 new Zany Brainy stores and substantial investment in our Internet strategy. These factors along with a difficult retail climate, compounded by an absence of "hot" product, led to a decline in sales which caused liquidity issue that precipitated in filing for Chapter 11.

Effective July 26, 2000, we merged with Noodle Kidoodle, Inc., a specialty retailer of toys, games, books and multimedia for kids, in a tax-free, stock-for-stock transaction that was accounted for as a pooling of interests. Under the terms of the Merger agreement, we issued 1.233 shares of Zany Brainy, Inc. common stock for each outstanding share of Noodle common stock for an aggregate issuance of approximately 9.4 million shares of our common stock to the former Noodle stockholders. Our historical financial information has been retroactively restated to reflect the acquisition of Noodle as though they had been combined from the beginning of each of the periods presented.

Our net sales increased 6.4% from $376.2 million in 1999 to $400.5 million in 2000, while our net income decreased from income of $18.6 million in 1999 to a loss of ($80.7) million in 2000. The increase in net sales was primarily due to the opening of new stores offset by comparable net sales declines. Our comparable store net sales declined by 10% in 2000 compared to net sales growth of 2.8% and 12.1% in 1999 and 1998, respectively. The net loss in 2000 was a result primarily of a decrease in comparable net sales of 10%, charges associated with the acquisition of Noodle Kidoodle of $29.4 million, losses from ZanyBrainy.com of $11.5 million and a full valuation recorded against the Company's deferred tax assets of $33.9 million. We opened 33 stores in 1998, 44 stores in 1999 and 27 stores in 2000 increasing our store base from 84 stores at the end of 1997 to 188 stores at the end of 2000.

In 1999, two popular products, Beanie Babies and Pokemon, represented over 5% and 6% of our sales respectively. Consumer demand for these products decreased significantly in 2000. The decrease in demand led to negative comparisons during 2000. In addition, subsequent to our acquisition of 60 Noodle Kidoodle stores in July 2000, those stores recognized a decline in comparable net sales, due to not only a lack of hot product but also as a result of integration and transition issues, including but not limited to the change in the names of the stores from Noodle Kidoodle to Zany Brainy. Additionally, we experienced certain difficulties with our conversion of the JDA merchandising module and the Noodle conversion to Zany's system, which affected our ability to maintain an adequate and appropriate merchandise mix at store locations.

Recent Developments

Bankruptcy

On May 15, 2001, we and five of our subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

We report our operating results and financial statements on a consolidated basis. These public reports are available through the Securities and Exchange Commission and other sources, and also are provided free of charge to investors who contact us. However, under applicable bankruptcy law, we are now required to file periodically with the Bankruptcy Court various documents, including certain financial information on an unconsolidated basis. This information includes statements, schedules, and monthly operating reports in forms prescribed by federal bankruptcy law.

We caution that such materials are prepared according to requirements of federal bankruptcy law. While they accurately provide then-current information required under federal bankruptcy law, they are nonetheless unconsolidated, unaudited, and are prepared in a format different from that used in our consolidated financial statements filed under the securities laws. Accordingly, we believe the substance and format do not allow meaningful comparison with our regular publicly-disclosed consolidated financial statements.

The materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to our stock, or for comparison with other financial information filed with the Securities and Exchange Commission.

Notwithstanding, most of the Debtors' filings with the Court are available to the public at the office of the Clerk of the Bankruptcy Court. Those filings may also be obtained through private document retrieval services. We undertake no obligation to make any further public announcement with respect to the documents filed with the Court or any matters referred to in them.

Results of Operations

The following table sets forth our financial data expressed as a percentage of net sales, and operating data for the periods indicated:


                                                      2000     1999     1998
                                                     -----    -----    -----

Net sales                                            100.0%   100.0%   100.0%

Cost of goods sold, (1)
including occupancy costs                             78.0%    71.2%    72.0%
                                                     -----    -----    -----

Gross profit                                          22.0%    28.8%    28.0%

Selling, general and
  administrative expenses                             30.7%    24.7%    25.3%

Merger and integration costs                           5.2%       -        -
                                                     -----        -        -

Operating income (loss)                              (13.9%)    4.1%     2.7%

Interest income (expense), net                        (1.1%)   (0.3%)   (0.3%)

Equity loss in joint venture                          (2.9%)      -        -
                                                     -----    -----    -----

Income (loss) before taxes                           (17.9%)    3.8%     2.4%

Income tax benefit (expense)                          (2.3%)    0.7%     2.2%
                                                     -----    -----    -----

Income (loss)  from continuing operations            (20.2%)    4.5%     4.6%

Gain from disposal of discontinued operations            -      0.4%       -
                                                     -----    -----    -----

Net income (loss)                                    (20.2%)    4.9%     4.6%
                                                     =====    =====    =====


Comparable store net sales increase (decrease)(2)    (10.0%)    2.8%    12.1%

Total number of stores at end of period                188      161      117

Stores opened during period                             27       44       33


(1) Cost of sales includes buying, distribution and occupancy costs

(2) A store becomes comparable in the 14th full month of store operations. Comparable store sales figures include only 52 weeks for fiscal 2000, which has a 53-week year.

Year Ended February 3, 2001 compared to Year-Ended January 29, 2000

NET SALES. Net sales increased $24.3 million, or 6.4%, to $400.5 million in 2000 from $376.2 million in the comparable 1999 period. Sales for the 27 stores opened in 2000 contributed $33.0 million of the increase in net sales. Comparable store net sales decreased 10.0% from the prior year and offset the increase in net sales due to new stores by $36.0 million. The decrease in comparable net sales was due to a decrease in customer transactions partially as a result of lower traffic in the stores due to lack of hot products, offset by an increase in average customer purchases and the average retail price in our stores. Sales were further affected due to certain difficulties we experienced with our conversion of the JDA merchandising module and the Noodle conversion to our system which affected our ability to maintain an adequate and appropriate merchandise mix at store locations. Stores open prior to January 29, 2000 but not qualifying as a comparable store contributed $22.0 million to the net sales increase. The extra week in fiscal 2000 accounted for $4.6 million of the net sales increase. Decreases in catalog sales of $0.8 million and Noodle Kidoodle, Inc. internet sales of $0.9 million were offset by sales of $2.3 million related to www.zanybrainy.com subsequent to us assuming full ownership of www.zanybrainy.com. Sales of Pokemon and Beanie Babies declined from approximately 6.2% and 5.2% of sales, respectively, in 1999, to 2.3% and less than 2.0% of sales, respectively, for the comparable 2000 period.

GROSS PROFIT. Gross profit decreased by $20.4 million, or 18.9%, to $88.0 million in 2000, from $108.4 million in the comparable 1999 period. As a percentage of net sales, gross profit decreased to 22.0% in 2000, from 28.8% in 1999. Buying and distribution costs increased 1.0% as a percentage of net sales. Product margins as a percentage of net sales decreased by 4.7% due to changes in product mix to merchandise with lower product margins, including the introduction of video games, increases in inventory shrinkage and freight costs and an inventory write-off of $8.8 million related to the Merger. Store occupancy expense increased 1.1% as a percent of net sales, primarily due to lower average sales per store.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $29.9 million, or 32.1%, to $123.0 million in 2000, from $93.1 million in 1999. The dollar increase in these expenses was due primarily to an increase of $21.5 million in store payroll, selling and depreciation expenses primarily associated with the opening of 27 additional stores following the end of 1999, an increase of $2.3 million in write-downs on internet property under SFAS No. 121 and an increase of $4.3 million in corporate expenses related to the Noodle acquisition were partially offset by a decrease in preopening expenses of $0.8 million due to the opening of fewer stores in 2000. Selling, general, and administrative expenses as a percentage of net sales increased by 6.0% to 30.7% in 2000 from 24.7% in 1999 due primarily to fixed costs spread over a lower comparable store sales base.

MERGER AND INTEGRATION COSTS. Merger and integration costs related to the Merger with Noodle represented 5.2% of net sales during fiscal 2000. As the Merger took place during fiscal 2000, there were no such costs in the comparable fiscal 1999 period. These costs include, professional fees, severance and change in control costs, grand reopening and related costs, store closures, including a write down for asset impairments under SFAS NO. 121 and other integration costs.

INTEREST EXPENSE, NET. Net interest expense was approximately $4.5 million for 2000, an increase of $3.5 million from 1999. The increase was due primarily to an increase in borrowings under our credit facility and higher interest rates.

INCOME TAXES. For 2000, an income tax expense of $9.0 million was primarily related to a valuation allowance recorded against all our deferred tax assets as of the beginning of the fiscal year. In addition, a 100% valuation was recorded against the tax benefit generated from the fiscal 2000 net loss of $71.7 million. This valuation allowance was recorded in the fourth quarter of fiscal 2000. For 1999, an income tax benefit of $2.8 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.3 million offset by income tax expense of $4.5 million. See Note 11 of "Notes to Consolidated Financial Statements."

DISCONTINUED OPERATIONS. In the third quarter ended October 30, 1999, we adjusted the estimated gain on disposal of our discontinued wholesale operations recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.6 million, net of tax of $1.0 million. The additional gain arose from the sale of our leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999. There were no similar charges in the comparable fiscal 2000 period.

Year Ended January 29, 2000 Compared to Year Ended January 30, 1999

NET SALES. Net sales increased by $99.8 million, or 36.1%, to $376.2 million in 1999 from $276.4 million in 1998. Sales for the 44 stores opened in 1999 contributed $59.6 million of the increase in net sales. Comparable store net sales increased 2.8% over the prior year and contributed $7.3 million of the increase in net sales. The growth in comparable store sales was due primarily to an increase in the average customer purchase. Stores open prior to January 31, 1999 but not qualifying as comparable stores contributed $29.7 million of the increase in net sales. Sales of Pokemon products, which are represented in several different departments including games, books, stationery, and plush, represented approximately 6.2% of sales in 1999. Sales of Beanie Babies declined from approximately 8% of sales in the 1998, to 5.2% of sales for the comparable 1999 period. Catalog sales accounted for an additional $2.5 million in sales.

GROSS PROFIT. Gross profit increased by $31.0 million to $108.4 million in 1999 from $77.4 million in 1998. As a percentage of net sales, gross profit increased to 28.8% in 1999 from 28.0% in 1998. The increase in the gross profit percentage was primarily attributable to improved product margins. Product margins as a percent of sales increased 0.7% in 1999 primarily due to an increase in sales of products with a higher gross margin and reduced inventory shrinkage, partially offset by increased freight expenses.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $23.3 million to $93.1 million in 1999 from $69.8 million in 1998. The dollar increase in these expenses was primarily related to an increase of $19.9 million in store payroll, selling and depreciation expenses and an increase in property expenses of $0.9 million incurred in 1999 associated with the opening of 44 additional stores following the end of 1998 as well as an increase in corporate expenses of $2.5 million. As a percentage of net sales, selling, general and administrative expenses were consistent from 1998 to 1999.

INTEREST EXPENSE, NET. Net interest expense decreased slightly to $1.0 million in 1999 from $1.1 million in 1998.

INCOME TAXES. For 1999, an income tax benefit of $2.8 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.3 million offset by income tax expense of $4.5 million. For 1998, an income tax benefit of $6.1 million was recorded as a result of a reversal of a valuation allowance in the amount of $7.2 million offset by income tax expense of $1.1 million. See
Note 11 of "Notes to Consolidated Financial Statements."

DISCONTINUED OPERATIONS. In the third quarter ended October 30, 1999, we adjusted the estimated gain on disposal of our discontinued wholesale operations previously recognized in fiscal 1996. The adjustment resulted in an additional gain of $1.6 million, net of income tax expense of $1.0 million. The additional gain arose from the sale of our leasehold interest in its former distribution center in Birmingham, Alabama and the settlement of liabilities related to its discontinued operations. The leasehold interest in the Birmingham, Alabama distribution center was sold on November 15, 1999. There were no similar charges in the comparable fiscal 1998 period.

Liquidity and Capital Resources

Our main sources of liquidity have been cash flows from operations, borrowing under our credit facilities, and proceeds from our initial public offering (the "Offering"). We require cash principally to finance capital investment in new stores, new store inventories and seasonal working capital.

Cash flows used by operating activities were $50.4 million for fiscal 2000, an increase of $46.2 million over the same period for the previous year. The increase was primarily a result of a decrease in net income after the noncash effect of deferred income taxes offset by the merger-related inventory write-down of $8.8 million and the equity loss in our Internet joint venture of $11.5 million. Cash flows used in operating activities were $4.3 million in fiscal 1999 compared to cash provided by operating activities in fiscal year 1998 of $12.2 million. This increase was primarily due to an increase in inventories net of payables, offset by an increase in net income after the noncash effect of deferred income taxes. The increase in inventories was due to the opening of 44 new stores in fiscal 1999.

Cash flows used in investing activities were $24.0 million for fiscal 2000, a decrease of $4.4 million over the same period for the previous year. The decrease was due to a decrease in purchases of property and equipment of $3.2 million and cash acquired for the liquidation of the joint venture of $3.1 million, partially offset by an increase in the investment in the joint venture. Cash flows used in investing activities increased from fiscal 1998 to fiscal 1999 by $13.8 million primarily due to increased capital spending for the 44 new stores, new enterprise software, a new distribution center and the investment of $5.0 million in the internet joint venture.

Cash flows provided by financing activities during fiscal 2000 increased by $5.9 million from the previous year primarily due to an increase in borrowings under the line of credit agreement of $44.7 million and an increase of bank overdrafts of $6.3 million partially offset by a decrease in the exercise of stock options of $0.8 million compared to 1999, an increase in debt issuance costs of $1.2 million in 2000 a decrease in net proceeds of $42.3 million from the sale of common stock associated with the Offering in fiscal 1999. In fiscal 1999, cash provided by financing activities was $45.9 million compared to cash used in financing activities of $1.8 million in fiscal 1998. This change which reflected the net proceeds from the sale of common stock associated with the Offering and an increase in borrowings under the credit facility.

In July 1999, we entered into a master lease agreement with a bank which provides for $5.0 million for leasing new and used equipment through June 30, 2000. The agreement requires that the leases be capital in nature and is subject to certain covenants, as defined. In fiscal 2000 and 1999, we financed $1.0 million and $3.8 million, respectively, of equipment under the agreement. We are required to make monthly payments, including interest, at an average rate of 9.9%. The equipment leased under the agreement is the collateral. This master lease agreement was not renewed upon expiration, however, the existing capital leases remain outstanding.

In July 2000, we entered into a three-year credit facility, with Congress Financial Corporation ("Congress) (the "Credit Facility") covering a maximum principal amount of $115.0 million, secured by our inventories and other assets, subject to a borrowing base as defined as a percentage of eligible inventories (see Note 10 of "Notes to Consolidated Financial Statements"). The Credit Facility bore interest at the prime rate, the annual Federal funds rate plus 2.0 percent or, if the Company elected, at an annual rate of LIBOR plus 2.0-2.5 percent (depending on availability). The Credit Facility was completed in two parts. An initial $65.0 million portion was completed on July 26, 2000 and replaced our $30.0 million bank line then existing. The remaining $50.0 million portion was completed on October 12, 2000 and replaced Noodle Kidoodle's existing $50.0 million facility. The Credit Facility required us to comply with various covenants, as defined, and restricted the payment of dividends and our ability to divest assets and make additional corporate investments. We had an outstanding balance on the line of credit of $52.7 million as of February 3, 2001. At February 3, 2001 and January 29, 2000, there were $2.4 million and $2.1 million, respectively, in outstanding letters of credit issued against the Credit Facility.

In January 2001, the appraiser retained by the bank appraised our inventory at a value that significantly reduced our borrowing availability.

On February 28, 2001, the bank asserted that we were in default under the Credit Facility. As a result of the defaults asserted by the bank, outstanding borrowings under the Credit Facility began to accrue interest at a rate equal to 2% above the highest alternative pre-default rates (the "Default Rate"). Under the Credit Facility, our borrowing availability was tied to a seasonal percentage of eligible inventory. Such formula included a limitation that we could not borrow any amounts that exceeded the lesser of (a) 65% of the cost of eligible inventory or (b) 85% of the appraisal value of eligible inventory, subject to additional reserves imposed by the bank.

In connection with the bankruptcy filing, the Debtors obtained a two year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility is secured with substantially all of our assets. The DIP Facility includes a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75% or, if we elect, at an annual rate of LIBOR plus 3.5%, and an additional line of $15.0 million bearing interest at 14.5% per annum. The DIP Facility requires us to comply with various financial covenants and contains certain restrictions upon the operations of the business, including restrictions upon the ability to borrow additional money, pay dividends, divest assets, make additional corporate investments and increase compensation to directors, officers and senior management employees. On May 17, 2001, we had an outstanding balance under the DIP Facility of approximately $46.6 million ($10.0 million bearing interest at 14% and approximately $36.6 million bearing interest at 8.75%). Of this amount, approximately $45.0 million, including a $1.7 million termination fee, was used to repay the Credit Facility which has now been terminated.

As a consequence of the Filing and the impact of certain provisions in our DIP Facility and in the interim order entered by the Bankruptcy Court, we are now subject to certain restrictions, including a limitation in the aggregate borrowings under the DIP Facility to approximately $63.8 million.

We believe, based on information presently available to us, that cash available from operations and the DIP Facility will provide sufficient liquidity to allow us to continue as a going concern for the foreseeable future. However, our ability to continue as a going concern (including our ability to meet post-petition obligations of the Debtors) and the appropriateness of using the going concern basis for our financial statements are dependent upon, among other things, (i) our ability to comply with the terms of the DIP Facility and any cash management order entered by the Bankruptcy Court in connection with the Chapter 11 cases, (ii) our ability to maintain adequate cash on hand, (iii) our ability to generate cash from operations, (iv) entry by the Bankruptcy Court of a final order approving the DIP Facility and the priority of the liens security obligations, (v) confirmation of a plan of reorganization under the Bankruptcy Code, and (vi) our ability to achieve profitability following such confirmation. As a result of those uncertainties, there can be no assurance that existing or future sources of liquidity will be adequate.

Seasonality of Business

Seasonal shopping patterns affect our business. A significant portion of our sales occur in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, results of operations for the entire year depend heavily on fourth quarter results and the success of the Christmas selling season. Based upon previous experience, we do not expect to earn an operating profit in the first three-quarters of a fiscal year in the foreseeable future.

Cautionary Statement Pursuant to Safe Harbor Provisions Of the Private Securities Litigation Act of 1995

This report contains, in addition to historical information, forward-looking statements by us with regard to the continued listing of our stock on the Nasdaq National Market, an appeal and hearing of any Nasdaq delisting determination, the success of any appeal and hearing, the postponement of any Nasdaq determination, whether there will be a trading market for our common stock, whether we will enter into a new relationship for book inventory in our stores, losses that may be associated with any relaunched version of our internet shopping site, the impact of our bankruptcy filing on its relationships with our vendors, managers, employees and customers, the effect of the outcome of any pending or threatened litigation in which we are involved, our payment of dividends, our relationship with our lenders, our pursuit of alternative solutions to our borrowing limitations, the nature and import of credit or credit-related agreements under negotiation, plans regarding meetings with trade and expense creditors, our ability to continue as a going concern and our expected profit during the first three quarters of a fiscal year, which may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "should," "anticipate," "believe," "plan," "estimate," "expect," and "intend," and other such similar expressions are intended to identify forward-looking statements. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause such difference include, but are not limited to, our ability to relaunch our internet sales site, the sales resulting from that site, the decision of the Nasdaq panel, an ability to enter into a relationship for book inventory, the reaction of our vendors, managers, employees and customers to our bankruptcy filing, our stock price, the willingness of our bank to negotiate, the success of negotiations with the bank and other potential lenders, the availability under the DIP Facility, the development in and the outcome of the Chapter 11 proceeding, the availability of additional capital and the adverse effects on our business as a result of general economic conditions, as well as the risks set forth in our filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to us as of the date of this document, and we assume no obligation to update these cautionary statements or any forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Zany Brainy, Inc. ("Zany Brainy") was a leading specialty retailer of high quality toys, games, books and multimedia products for children that, as of August 4, 2001, had 187 stores operating in 34 states.

On May 15, 2001, Zany Brainy and five of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the "Filing").

As a result of the Filing, Zany Brainy is now required to file periodically with the Bankruptcy Court various documents, including certain financial information on an unconsolidated basis. This information includes statements of financial affairs, schedules of assets and liabilities, and monthly operating reports in forms prescribed by federal bankruptcy law.

Zany Brainy cautions that such materials are prepared according to requirements of federal bankruptcy law. While they accurately provide then-current information required under federal bankruptcy law, they are nonetheless unconsolidated, unaudited, and are prepared in a format different from that used in our consolidated financial statements filed under the securities laws. Accordingly, Zany Brainy believes that the substance and format do not allow meaningful comparison with Zany Brainy's regular publicly-disclosed consolidated financial statements.

The materials filed with the Bankruptcy Court are not prepared for the purpose of providing a basis for an investment decision relating to Zany Brainy stock, or for comparison with other financial information filed with the Securities and Exchange Commission.

Most of the Debtors' filings with the Bankruptcy Court are available to the public at the office of the Clerk of the Bankruptcy Court. Those filings may also be obtained through private document retrieval services. Zany Brainy undertakes no obligation to make any further public announcement with respect to the documents filed with the Bankruptcy Court or any matters referred to in them.

Recent Developments

On August 16, 2001, Zany Brainy announced that it had agreed to sell substantially all of its assets to The Right Start, Inc. (the "Right Start"). The Bankruptcy Court approved the transaction with Right Start and it was completed in the beginning of September. Under the terms of the transaction, the Right Start acquired substantially all of the assets of Zany Brainy in exchange for $11.7 million in cash, approximately $85 million in the assumption of certain liabilities, including Zany Brainy's DIP Facility, and the issuance of 1.1 million shares of The Right Start, Inc. common stock.

On January 18, 2002, the Bankruptcy Court approved the Debtors disclosure statement including its proposed plan of liquidation. The hearing for confirmation of the plan of liquidation is currently scheduled for March 6, 2002. The proposed plan of liquidation provides that proceeds from the transaction with Right Start will be used to pay the Debtors' liabilities. Zany Brainy shareholders will not receive any of the proceeds from the Right Start transaction.

Results of Operations

The following table sets forth Zany Brainy financial data expressed as a percentage of net sales, and operating data for the periods indicated.



                                          Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                    --------------------------------    --------------------------------
                                    August 4, 2001     July 29, 2000    August 4, 2001     July 29, 2000
                                    --------------     -------------    --------------     -------------
Net sales                                    100.0%            100.0%            100.0%            100.0%
Cost of goods sold /1/                        98.9              90.9              91.7              85.8
                                    --------------     -------------    --------------     -------------

Gross profit                                   1.1               9.1               8.3              14.2
Selling, general, and
  administrative expenses                     41.4              36.5              40.3              37.5
Merger and integration costs                                    13.7                                 7.3
                                    --------------     -------------    --------------     -------------
Operating loss                               (40.3)            (41.1)            (32.0)            (30.6)
Interest expense, net                         (6.5)             (1.2)             (4.5)             (0.8)
Equity loss in joint venture                   0.0              (8.1)              0.0              (4.3)
                                    --------------     -------------    --------------     -------------
Loss before reorganization costs
  and income tax benefit                     (46.8)            (50.3)            (36.5)            (35.7)
Reorganization costs                          (4.6)              0.0              (3.7)              0.0
                                    --------------     -------------    --------------     -------------
Loss before tax benefit                      (51.4)            (50.3)            (40.2)            (35.7)
Income tax benefit                             0.0              19.4               0.0              13.7
                                    --------------     -------------    --------------     -------------
Net loss                                     (51.4)%           (30.9)%           (40.2)%           (22.0)%
                                    ==============     =============    ==============     =============
Comparable store sales /2/                   (14.5)%            (8.5)%           (11.8)%           (14.3)%

Total number of stores open                    187               171               187               171
  at end of period

Stores opened (closed)
  during the period, net /3/                     0                 5                (1)               10


- ---------------------------
/1/ Cost of goods sold includes buying, distribution and occupancy costs. /2/ A store becomes comparable in the 14th full month of store operations. /3/ One store was closed during the first quarter of 2001.

Thirteen Weeks Ended August 4, 2001 Compared to Thirteen Weeks Ended July 29,
2000

     NET SALES. Net sales decreased $5.1 million, or 7%, to $66.6 million for the thirteen weeks ended August 4, 2001, from $71.7 million for the comparable 2000 period. The decrease was primarily due to a 15% comparable store sales decrease of $10.1 million, partially offset by sales from 16 new store openings
(net) since the 2nd quarter of 2000. The decrease in comparable store sales for the period is primarily attributable to reduced merchandise receipts. As a result of Zany Brainy's financial difficulties, many vendors have reduced merchandise shipment quantities and payment terms.

     GROSS PROFIT. Gross profit includes all buying, distribution and occupancy costs. Gross profit decreased $5.8 million, or 89.0%, to $0.7 million for the thirteen weeks ended August 4, 2001, from $6.5 million for the same period last year. The decrease was primarily attributable to higher cost of goods sold from increased freight-in costs and higher inventory shrinkage, and the inability to leverage store occupancy, buying and distribution costs over the decrease in store sales. Gross profit decreased to 1.1% of net sales for the period, from 9.1% for the comparable 2000 period.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include all direct store level expenses and all corporate level costs not directly associated with or allocable to cost of sales. Selling, general and administrative expenses increased $1.9 million, or 6.6%, to $28.0 million for the thirteen weeks ended August 4, 2001, from $26.2 million for the same period last year. The increase is primarily related to the additional 16 stores (net) in the second quarter of fiscal year 2001 compared to the same period last year, partially offset by lower corporate and store pre-opening expenses.

     MERGER AND INTEGRATION COSTS. During the thirteen weeks ended July 29, 2000, Zany Brainy recognized pre-tax merger-related costs totaling $18.5 million of which $8.7 million was included in costs of goods sold and $9.8 million was related to professional fees, severance and change in control costs, and other expenses. These costs were incurred in conjunction with Zany Brainy's acquisition of Noodle Kidoodle, Inc. in the second quarter of fiscal year 2000.

     INTEREST EXPENSE, NET. Net interest expense was approximately $4.3 million for the period, an increase of $3.5 million from the comparable period in 2000. This increase was due to an increase in borrowings under Zany Brainy's credit facility and higher interest rates.

     EQUITY LOSS IN JOINT VENTURE. Zany Brainy's e-commerce joint venture was dissolved at the end of fiscal 2000. As a result, there was no equity loss in joint venture incurred during the thirteen weeks ended August 4, 2001 versus $5.8 million incurred during the comparable period of the previous year,

     REORGANIZATION COSTS. During the thirteen weeks ended August 4, 2001, Zany Brainy incurred reorganization costs of $3.1 million related to the Filing consisting primarily of professional fees.

     INCOME TAX BENEFIT. A 100% valuation allowance was established during the thirteen weeks ended August 4, 2001 for the tax benefit generated in the period due to Zany Brainy's net loss. This is based on management's assessment that it is not more likely than not that the net deferred tax asset generated during the period will be realized. For the comparable thirteen week period in 2000, we recorded an income tax benefit of $13.9 million.

Twenty-Six Weeks Ended August 4, 2001 Compared to Twenty-Six Weeks Ended July 29, 2000

     NET SALES. Net sales decreased $2.4 million, or 2%, to $132.7 million for the twenty-six weeks ended August 4, 2001, from $135.2 million for the comparable 2000 period. The decrease was primarily due to a 12% comparable store sales decrease of $15.6 million, partially offset by sales from 16 new store openings (net) since the second quarter of 2000. The decrease in comparable store sales for the period is primarily attributable to reduced merchandise receipts. As a result of Zany Brainy's financial difficulties, many vendors have reduced merchandise shipment quantities and payment terms.

     GROSS PROFIT. Gross profit includes all buying, distribution and occupancy costs. Gross profit decreased $8.2 million, or 42.7%, to $11.0 million for the twenty-six weeks ended August 4, 2001, from $19.2 million for the same period last year. The decrease was primarily attributable to higher cost of goods sold from increased freight-in costs and higher inventory shrinkage, and the inability to leverage store occupancy, buying and distribution costs over the decrease in comparable store sales. Gross profit decreased to 8.3% of net sales for the period, from 14.2% in the comparable period in 2000.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include all direct store level expenses and all corporate level costs not directly associated with or allocable to cost of sales. Selling, general and administrative expenses increased $3.2 million, or 6.0%, to $54.0 million for the twenty-six weeks ended August 4, 2001, from $50.7 million for the same period in 2000. The increase is primarily related to the additional 16 stores (net) in the second quarter of fiscal year 2001 compared to the same period last year, partially offset by lower corporate and store pre-opening expenses.

     MERGER AND INTEGRATION COSTS. During the thirteen weeks ended July 29, 2000, Zany Brainy recognized pre-tax merger-related costs totaling $18.5 million of which $8.7 million was included in costs of goods sold and $9.8 million was related to professional fees, severance and change in control costs, and other expenses. These costs were incurred in conjunction with Zany Brainy's acquisition of Noodle Kidoodle, Inc. in the second quarter of fiscal year 2000.

     INTEREST EXPENSE, NET. Net interest expense was approximately $6.0 million for the period, an increase of $4.9 million from the comparable period in 2000. This increase was due to an increase in borrowings under Zany Brainy's credit facility and higher interest rates.

     EQUITY LOSS IN JOINT VENTURE. Zany Brainy's e-commerce joint venture was dissolved at the end of last year. As a result, there was no equity loss in joint venture incurred during the twenty-six weeks ended August 4, 2001 versus $5.8 million incurred during the comparable period of the previous year.

     REORGANIZATION COSTS. During the twenty-six weeks ended August 4, 2001, Zany Brainy incurred reorganization costs of $4.9 million related to the Filing consisting primarily of professional fees.

     INCOME TAX BENEFIT. A 100% valuation allowance was established during the twenty-six weeks ended August 4, 2001 for the tax benefit generated in the period due to Zany Brainy's net loss. This is based on management's assessment that it is not more likely than not that the net deferred tax asset generated during the period will be realized. For the comparable twenty-six week period in 2000, we recorded an income tax benefit of $18.6 million.

LIQUIDITY AND CAPITAL RESOURCES

Zany Brainy's main sources of liquidity have been cash flows from operations and borrowing under Zany Brainy's credit facilities.

Net cash provided by operating activities was $2.6 million for the twenty-six weeks ended August 4, 2001 compared to net cash used in operating activities of $36.8 million for the same period for the previous year. This change is primarily due to a decrease in inventories, resulting from many vendors having reduced merchandise shipment quantities due to Zany Brainy's financial difficulties, and an increase in accounts payable the resulting from Zany Brainy's inability to pay pre-prepetition trade vendor amounts.

Net cash used in investing activities was $0.9 million for the twenty-six week period ending August 4, 2001, a decrease of $15.5 million compared to the same period for the previous year. This decrease was due primarily to lower purchases of property, plant and equipment due to no new store development in the first six months of fiscal year 2001 compared to the opening of 10 new stores in the first six months of fiscal year 2000. Additionally, during the twenty-six week period last year, an investment was made in Zany Brainy's e-commerce joint venture versus none this year. The Internet joint venture was dissolved and liquidated in December 2000.

Net cash used in financing activities was $0.2 million for the twenty-six weeks ended August 4, 2001 compared to cash provided by financing activities of $31.3 million for the same period for the previous year. The change was primarily a result of decreased borrowings under Zany Brainy's line of credit.

On February 28, 2001, Congress Financial Corporation ("Congress") asserted that Zany Brainy was in default under the three-year credit facility (the "Credit Facility") it had entered into in July 2000. As a result of the defaults asserted by the bank, outstanding borrowings under the Credit Facility began to accrue interest at a rate equal to 2% above the highest alternative pre-default rates (the "Default Rate"). Under the Credit

Facility, Zany Brainy's borrowing availability was tied to a seasonal percentage of eligible inventory. Such formula included a limitation that Zany Brainy could not borrow any amounts that exceeded the lesser of (a) 65% of the cost of eligible inventories or (b) 85% of the appraisal value of eligible inventories, subject to additional reserves imposed by the bank.

In connection with the Filing, Zany Brainy obtained a two-year, $115.0 million debtor-in-possession credit facility from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Facility"). The DIP Facility is secured with substantially all of Zany Brainy's assets. The DIP Facility includes a credit line of up to $100.0 million bearing interest at the prime rate plus 1.75% or, if Zany Brainy elects, at an annual rate of LIBOR plus 3.5%, and an additional line of credit of $15.0 million bearing interest at 14.5% per annum. The DIP Facility requires Zany Brainy to comply with various financial covenants and contains certain restrictions upon the operations of the business, including restrictions upon the ability to borrow additional money, pay dividends, divest assets, make additional corporate investments, and increase compensation paid to directors, officers and senior management employees. On August 4, 2001, we had an outstanding balance under the DIP Facility of approximately $54.7 million ($10.0 million bearing interest at 14.5% and approximately $44.7 million bearing at 8.75%). Of this amount, approximately $45.0 million, including a $1.7 million termination fee, was used to repay the Credit Facility which was terminated on May 17, 2001.

Seasonality of Business

     Seasonal shopping patterns affect Zany Brainy's business. A significant portion of Zany Brainy's sales occurs in the fourth quarter, coinciding with the Christmas holiday shopping season. Therefore, results of operations for the entire year depend heavily on fourth quarter results and the success of the Christmas selling season.

                                    EXHIBIT N

    AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001, UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIOD
              ENDED NOVEMBER 3, 2001, AND MANAGEMENT'S DISCUSSION
           AND ANALYSIS OF KBB RETAIL, INC. (INCLUDING ITS WHOLLY-OWNED SUBSIDIARIES F.A.O. SCHWARZ AND QUALITY FULFILLMENT SERVICES, INC.)

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

            February 3, 2001, January 29, 2000, and January 30, 1999

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
KBB Retail USA, Inc.:


We have audited the accompanying consolidated balance sheets of KBB Retail USA, Inc. (a Delaware corporation) and subsidiaries as of February 3, 2001 and January 29, 2000, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the three-year period ended February 3, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KBB Retail USA, Inc. and subsidiaries as of February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended February 3, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP


New York, New York
March 1, 2001, except for note 7,
which is as of January 6, 2002

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                     February 3, 2001 and January 29, 2000

                                                              FEBRUARY 3,    JANUARY 29,
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents                                   $         --      2,462,504
  Other receivables                                              3,358,294      2,952,530
  Merchandise inventories                                       49,463,310     39,745,523
  Prepaid expenses                                               4,080,218      1,274,557
                                                              ------------   ------------
                                                                56,901,822     46,435,114
Property and equipment, net                                     36,024,511     37,854,650
Other assets                                                        42,061         66,402
                                                              ------------   ------------
    Total assets                                              $ 92,968,394     84,356,166
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Accounts payable                                            $  6,241,295      8,146,397
  Accrued expenses                                               6,038,871      5,854,194
  Due to related party                                         150,091,415    123,178,085
                                                              ------------   ------------
    Total current liabilities                                  162,371,581    137,178,676
                                                              ------------   ------------
Deferred rent                                                    5,384,911      2,820,939
                                                              ------------   ------------
Commitments and contingencies
Stockholder's deficiency:
  Common stock, $.01 par value. Authorized, issued, and
    outstanding 100 shares                                               1              1
  Additional paid-in capital                                    53,999,999     53,999,999
  Accumulated deficit                                         (128,788,098)  (109,643,449)
                                                              ------------   ------------
    Total stockholder's deficiency                             (74,788,098)   (55,643,449)
                                                              ------------   ------------
    Total liabilities and stockholder's deficiency            $ 92,968,394     84,356,166
                                                              ============   ============

See accompanying notes to consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

         Consolidated Statements of Operations and Accumulated Deficit
                                  Years ended
            February 3, 2001, January 29, 2000, and January 30, 1999

                                                      FEBRUARY 3,    JANUARY 29,    JANUARY 30,
                                                         2001            2000           1999
                                                     -------------   ------------   ------------
Net sales                                            $ 214,429,235    221,012,451    203,695,828
Cost of sales                                          105,277,233    107,060,066     99,077,369
                                                     -------------   ------------   ------------
                                                       109,152,002    113,952,385    104,618,459
Selling, general, and administrative expenses          118,405,228    115,173,898    105,433,211
Interest expense, net                                    9,891,423      6,795,902      7,717,279
                                                     -------------   ------------   ------------
  Net loss                                             (19,144,649)    (8,017,415)    (8,532,031)
Accumulated deficit at beginning of year              (109,643,449)  (101,626,034)   (93,094,003)
                                                     -------------   ------------   ------------
Accumulated deficit at end of year                   $(128,788,098)  (109,643,449)  (101,626,034)
                                                     =============   ============   ============

See accompanying notes to consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  Years ended
            February 3, 2001, January 29, 2000, and January 30, 1999

                                                                          JANUARY      JANUARY
                                                          FEBRUARY 3,       29,          30,
                                                              2001          2000         1999
                                                          ------------   ----------   ----------
Cash flows from operating activities:
  Net loss                                                $(19,144,649)  (8,017,415)  (8,532,031)
                                                          ------------   ----------   ----------
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Impairment of property and equipment                     3,223,771           --           --
    Depreciation and amortization                            6,435,010    5,781,353    7,274,227
    Deferred rent expense                                    2,563,972    2,820,939    1,656,871
    Changes in operating assets and liabilities:
      Other receivables                                       (405,764)   1,413,138      (68,576)
      Merchandise inventories                               (9,717,787)  (2,081,429)   7,430,197
      Prepaid expenses                                      (2,805,661)    (422,570)      66,423
      Accounts payable and accrued expenses                 (1,720,425)  (2,553,900)  (1,736,423)
      Other assets                                              (9,510)      17,721       76,153
                                                          ------------   ----------   ----------
        Total adjustments                                   (2,436,394)   4,975,252   14,698,872
                                                          ------------   ----------   ----------
        Net cash provided by (used in) operating
          activities                                       (21,581,043)  (3,042,163)   6,166,841
                                                          ------------   ----------   ----------
Cash flows used in investing activities:
  Additions to property and equipment                       (7,794,791)  (4,541,089)  (5,216,297)
                                                          ------------   ----------   ----------
Cash flows from financing activities:
  Net advances from (to) related parties                    26,913,330    7,709,359   (1,522,415)
                                                          ------------   ----------   ----------
        Net increase (decrease) in cash and cash
          equivalents                                       (2,462,504)     126,107     (571,871)
Cash and cash equivalents at beginning of year               2,462,504    2,336,397    2,908,268
                                                          ------------   ----------   ----------
Cash and cash equivalents at end of year                  $         --    2,462,504    2,336,397
                                                          ============   ==========   ==========

See accompanying notes to consolidated financial statements.

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

            February 3, 2001, January 29, 2000, and January 30, 1999


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       KBB Retail USA, Inc. (the Company) is a wholly owned subsidiary of Royal Vendex KBB N.V. (Vendex KBB), a retailer based in Amsterdam, Netherlands. The Company, which operates in a single segment, operates retail stores specializing in toys in major cities throughout the United States. The Company also sells its products through its catalogs and the internet, and operates a catalog fulfillment center that processes Company and third-party orders. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates.

       FISCAL YEAR

       The Company's fiscal year ends on the Saturday closest to January 31. References to fiscal 2000, 1999, and 1998 relate to the fiscal years ended on February 3, 2001 (53 weeks), January 29, 2000 (52 weeks), and January 30, 1999 (52 weeks), respectively.

       TRADENAME

       The Company, pursuant to a license agreement, has the exclusive right to use the name "FAO Schwarz." The license agreement, as amended, provides for annual payments based on a percentage of net sales as defined in the agreement. License payments amounted to approximately $707,000 in 2000, $665,000 in 1999, and $521,000 in 1998 and are classified in selling, general, and administrative expenses in the accompanying statements of operations and accumulated deficit.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

       MERCHANDISE INVENTORIES

       Merchandise inventories are stated at the lower of cost or market (first in, first-out basis) as determined by the retail inventory method. Transportation and distribution center costs are capitalized in merchandise inventories.

       Cost of sales includes the cost of merchandise and in-bound freight costs.

       PROPERTY AND EQUIPMENT

       Property and equipment are stated at cost, less accumulated depreciation and amortization. Furniture, equipment, and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years. Capitalized software and web site costs are depreciated using the


                                       5                             (Continued)
       straight-line method over 4 to 7 years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the terms of the respective leases, whichever are shorter. Maintenance and repairs are charged to current operations as incurred.

       STORE PRE-OPENING AND CLOSING COSTS

       Store pre-opening costs are charged to expense as incurred. In the event a store is closed before its lease has expired, the estimated post-closing lease exit costs, less estimated sublease rental income, if any, is provided for when a decision to close the store is made.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The carrying values of cash and cash equivalents, other receivables, and accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities.

       COMPREHENSIVE INCOME

       There are no items of other comprehensive income (loss) and therefore net loss equals comprehensive loss.

       IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

       Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The estimation of fair value is determined by discounting expected future cash flows directly related to those assets being evaluated. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The recoverability of goodwill is determined by the Company using fair value techniques. The amount of goodwill impairment, if any, is measured by the estimated fair value of the related acquired business.

       As a result of poor operating results and after consideration of the related projections, in the fourth quarter of 2000, the Company recorded an impairment charge of $3,223,771, which represented the write-off of store fixtures and leasehold improvements of five stores. The impairment charge is included in selling, general, and administrative expenses in 2000.

       INCOME TAXES

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                       6                             (Continued)

       REVENUE RECOGNITION

       Revenue from store sales is recognized at the time of sale. Revenue from catalog and internet sales is recognized when the product is shipped to customers. Shipping and handling fees are included in net sales and the associated costs are included in selling, general, and administrative expenses. Shipping and handling costs were $6,522,000 in 2000, $6,353,000 in 1999, and $5,636,000 in 1998.

       DEFERRED CATALOG COSTS AND ADVERTISING EXPENSES

       Direct-response advertising, which consists of printing, mailing, photo, and other preparation costs are capitalized and amortized over the expected future revenue stream, which extends up to three months from the dates catalogs are mailed. There were no advertising costs deferred as of February 3, 2001 or January 29, 2000.

       Advertising and sales promotion costs are expensed at the time the advertising or promotion takes place. These costs, which are included in selling, general, and administrative expenses, were $803,000 in 2000, $439,000 in 1999, and $463,000 in 1998.

       PREPAID EXPENSES

       Included in prepaid expenses at February 3, 2001 is prepaid rent of approximately $3,000,000.

(2)    PROPERTY AND EQUIPMENT

                                                          2000               1999
                                                       -------------    -------------
       Construction in progress                       $     750,529          382,420
       Furniture and fixtures                            27,271,038       23,141,917
       Leasehold improvements                            20,111,459       20,037,669
                                                       -------------    -------------
                                                         48,133,026       43,562,006

       Accumulated depreciation and amortization         12,108,515        5,707,356
                                                       -------------    -------------

                     Net property and equipment       $  36,024,511       37,854,650
                                                       =============    =============

(3)    INCOME TAXES

       The Company files a consolidated federal income tax return. Due to the Company's net operating losses, the provision for income taxes, which is included in selling, general, and administrative expenses, consists only of state and local taxes which are determined based on capital and net worth.

       At February 3, 2001, consolidated net operating tax loss carryforwards for Federal purposes were approximately $42 million for tax reporting purposes. The net operating loss carryforwards, which are subject to certain limitations, will expire through 2020.


                                       7                             (Continued)

       The tax effects of temporary differences that give rise to significant components of deferred tax assets and liabilities are presented below:

                                                                                   2000          1999
                                                                               -----------  -------------
       Deferred tax assets:
           Net operating loss carryforwards                                  $ 16,971,524     15,793,921
           Inventories                                                          2,063,012      1,631,506
           Deferred rent                                                        2,153,964      1,128,376
           Non-deductible interest expense                                      5,501,495      2,410,881
           Impairment of property and equipment                                 2,192,660        978,415
           Compensation-related accruals                                          530,000        506,000
                                                                              ------------  -------------

                                                                               29,412,655     22,449,099

           Less valuation allowance                                           (22,740,513)   (15,089,637)
                                                                              ------------  -------------

                                                                                6,672,142      7,359,462
                                                                              ------------  -------------

       Deferred tax liabilities:
           Property and equipment, principally due to differences in
             depreciation and amortization                                      6,605,347      7,292,667

           Other                                                                   66,795         66,795
                                                                              ------------  -------------

                                                                                6,672,142      7,359,462
                                                                              ------------  -------------

                     Net deferred tax assets                                 $         --             --
                                                                              ============  =============

       The valuation allowance increased by $7,650,876 and $3,044,944 in 2000 and 1999, respectively.

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and net operating losses and tax credits can be carried forward. Management considers projected future taxable income and tax planning strategies in making this assessment. After consideration of the Company's operating losses in recent years, and projections for future taxable income over the periods in which the deferred tax assets are deductible, a valuation allowance has been established against all of the Company's net deferred tax assets.

(4)    COMMITMENTS AND CONTINGENCIES

       LEASE COMMITMENTS

       The Company operates various retail stores and occupies warehouses and office space under leases expiring at various dates through 2013. The leases require minimum annual rentals plus, under the terms of certain leases, additional payments for taxes, other expenses, and rentals based upon sales. Certain leases provide for fixed rental escalations and correspondingly, related rent expense is recorded on a straight-line basis over the terms of the leases.


                                       8                             (Continued)

       Future minimum payments, under operating leases with initial or remaining terms of one year or more, consist of the following:

                                                           TOTAL MINIMUM
                                                              RENTALS
                                                        ---------------------
            Period ending January:
                2002                                 $        25,115,942
                2003                                          25,535,146
                2004                                          25,890,699
                2005                                          25,261,988
                2006                                          22,246,841
                Thereafter                                   119,507,497
                                                        ---------------------

                         Minimum lease payments      $       243,558,113
                                                        =====================


       Rental expense was as follows:

                                                              YEARS ENDED
                                   ------------------------------------------------------------------
                                       FEBRUARY 3,             JANUARY 29,           JANUARY 30,
                                           2001                    2000                  1999
                                   ---------------------    -------------------   -------------------
       Minimum rent             $        28,085,000               27,409,000            25,575,000
       Contingent rent                    1,067,000                1,404,000               879,000
                                   ---------------------    -------------------   -------------------
                                $        29,152,000               28,813,000            26,454,000
                                   =====================    ===================   ===================

       Vendex KBB guarantees the leases of two store locations and one of the warehouses.

       LITIGATION

       The Company is subject to various legal proceedings and claims that arise in the ordinary conduct of its business. Although the outcome of these claims cannot be predicted with certainty, management does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company's financial condition or results of operations.

(5)    RETIREMENT PLAN

       The Company maintains a 401(k) plan (the Plan) to provide retirement benefits for its employees with more than one year of service, who have worked more than 1,000 hours. The Company's matching contribution, is equal to 50% of employee elective contributions up to a maximum of 6% of earnings.

       Company contributions to the Plan during fiscal 2000, 1999, and 1998 were approximately $149,000, $180,000, and $195,000, respectively.


                                       9                             (Continued)

(6)    RELATED PARTY TRANSACTIONS

       The Company relies upon Vendex KBB for the funding of its operational and capital requirements. Vendex KBB has committed to fund the Company through January 6, 2002, the date of the sale of assets to The Right Start, Inc. (see note 7). The Company incurred interest expense of $10,013,320, $7,009,358, and $7,807,392 in fiscal 2000, 1999, and 1998, respectively, on outstanding amounts due to Vendex KBB. Interest on outstanding balances ranged from 5.7% to 6.8% in 2000, 4.8% to 6.3% in 1999, and 5.1% to 6.2% in 1998.

       The amounts due to Vendex KBB are payable on demand and accordingly have been classified as current liabilities in the accompanying consolidated balance sheets.

       The Company typically gets advances from Vendex KBB throughout the year, but, due to the sales volume of the fall and holiday seasons, makes repayments to Vendex KBB in the fourth quarter. These repayments are not differentiated between principal and interest.

(7)    SUBSEQUENT EVENT

       On January 6, 2002, The Right Start, Inc. completed the acquisition of certain assets of the Company, including 23 stores, the catalog and internet operations, its warehouses and corporate office and the assumption of certain related liabilities.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                     November 3, 2001 and February 3, 2001

                                                              NOVEMBER 3,     FEBRUARY 3,
                                                                 2001            2001
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents                                   $  1,765,113             --
  Other receivables                                              4,343,815      3,358,294
  Merchandise inventories                                       62,056,149     49,463,310
  Prepaid expenses                                               9,696,187      4,080,218
                                                              ------------   ------------
                                                                77,861,264     56,901,822
Property and equipment, net                                     37,932,310     36,024,511
Other assets                                                        26,742         42,061
                                                              ------------   ------------
      Total assets                                            $115,820,316     92,968,394
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
  Accounts payable                                            $ 16,674,188      6,241,295
  Accrued expenses                                               7,999,291      6,038,871
  Due to related party                                         191,431,985    150,091,415
                                                              ------------   ------------
      Total current liabilities                                216,105,464    162,371,581
                                                              ------------   ------------
Deferred rent                                                    7,009,911      5,384,911
                                                              ------------   ------------
Commitments and contingencies
Stockholder's deficiency:
  Common stock, $.01 par value. Authorized, issued, and
    outstanding 100 shares                                               1              1
  Additional paid-in capital                                    53,999,999     53,999,999
  Accumulated deficit                                         (161,295,059)  (128,788,098)
                                                              ------------   ------------
      Total stockholder's deficiency                          (107,295,059)   (74,788,098)
                                                              ------------   ------------
      Total liabilities and stockholder's deficiency          $115,820,316     92,968,394
                                                              ============   ============

See accompanying notes to unaudited consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                Unaudited Consolidated Statements of Operations
                         Thirty-nine week periods ended
                     November 3, 2001 and October 28, 2000

                                                              NOVEMBER 3,    OCTOBER 28,
                                                                  2001          2000
                                                              ------------   -----------
Net sales                                                     $106,820,109   120,372,769
Cost of sales                                                   54,259,644    58,546,109
                                                              ------------   -----------
                                                                52,560,465    61,826,660

Selling, general, and administrative expenses                   79,324,008    79,463,102
Interest expense, net                                            5,743,418     6,963,103
                                                              ------------   -----------
  Net loss                                                    $(32,506,961)  (24,599,545)
                                                              ============   ===========

See accompanying notes to unaudited consolidated financial statements.

                     KBB RETAIL USA, INC. AND SUBSIDIARIES

                Unaudited Consolidated Statements of Cash Flows
                         Thirty-nine week periods ended
                     November 3, 2001 and October 28, 2000

                                                              NOVEMBER 3,    OCTOBER 28,
                                                                  2001          2000
                                                              ------------   -----------
Cash flows from operating activities:
  Net loss                                                    $(32,506,961)  (24,599,545)
                                                              ------------   -----------
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization                                4,977,511     4,848,542
    Deferred rent expense                                        1,625,000     2,100,000
    Changes in operating assets and liabilities:
      Other receivables                                           (985,521)      677,379
      Merchandise inventories                                  (12,592,839)  (30,307,990)
      Prepaid expenses                                          (5,615,969)   (4,803,604)
      Accounts payable and accrued expenses                     12,393,313    12,366,469
      Other assets                                                  15,319      (286,910)
                                                              ------------   -----------
        Total adjustments                                         (183,186)  (15,406,114)
                                                              ------------   -----------
        Net cash used in operating activities                  (32,690,147)  (40,005,659)
                                                              ------------   -----------
Cash flows used in investing activities:
  Additions to property and equipment                           (6,885,310)   (6,166,276)
                                                              ------------   -----------
Cash flows from financing activities:
  Net advances from related party                               41,340,570    43,970,719
                                                              ------------   -----------
        Net increase (decrease) in cash and cash equivalents     1,765,113    (2,201,216)
Cash and cash equivalents at beginning of period                        --     2,462,504
                                                              ------------   -----------
Cash and cash equivalents at end of period                    $  1,765,113       261,288
                                                              ============   ===========

See accompanying notes to unaudited consolidated financial statements.

                      KBB RETAIL USA, INC. AND SUBSIDIARIES

                Notes to Unaudited Consolidated Financial Statements


(1)  GENERAL

     The accompanying consolidated financial statements have been prepared by KBB Retail USA, Inc. and its wholly owned subsidiaries (collectively, the Company) and have not been audited. They do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement as of and for the year ended February 3, 2001. Results for the interim periods presented herein are not necessarily indicative of the results that may be reported for any other interim period or for the entire fiscal year.

     The Company utilizes a 52- or 53-week reporting period ending on the Saturday closest to January 31st. The periods ended November 3, 2001 and October 28, 2000 represent 39-week reporting periods.

(2)  CHARGE FOR CLOSED STORE

     During the period ended November 3, 2001, the Company recorded a charge of $500,000, representing a lease exit payment of approximately $300,000 and other miscellaneous charges of approximately $200,000, associated with the Company's decision to close one of its stores. The net book value of the fixed assets of the store had been written off in an impairment charge recorded in 1997.

(3)  SUBSEQUENT EVENT

     On January 6, 2002, The Right Start, Inc. completed its acquisition of certain assets of the Company, including 23 stores, the catalog and internet operations, its warehouses and corporate office, and its assumption of certain related liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

When used in this report and elsewhere by management from time to time, the words "believes," "anticipates" and "expects" and similar expressions are intended to identify forward-looking statements with respect to our financial condition, results of operations and business. Certain important factors could cause actual results to differ materially from those expressed in our forward-looking statements, including, but not limited to, competition from other retailers and potential product liability claims, potential operational challenges, changes in consumer spending and the Company's dependence on independent manufacturers and suppliers. We caution readers not to place undue reliance on forward-looking statements, which speak only as to the date of this filing. We undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after that date.

OVERVIEW

KBB Retail USA, Inc. (the "Company"), which operates in a single segment, operates upscale specialty toy stores in major cities throughout the United States under the name FAO SCHWARZ. The Company also sells its products through its FAO Schwarz catalogs and the Internet (under the name FAO.com). The Company also operates a catalog fulfillment operation, which processes catalog and Internet orders, for the Company and other third-party catalog retailers.

THE THIRTY-NINE WEEKS ENDED NOVEMBER 3, 2001 COMPARED TO THE THIRTY-NINE WEEKS ENDED OCTOBER 28, 2000

At November 3, 2001 the Company operated 40 retail stores in 19 states throughout the United States. There was one store closing and no new store openings during the first thirty-nine weeks of the current year.

NET SALES
Net sales of $106.8 million for the thirty-nine weeks of the current year were down $13.6 million or 11.3% as compared to net sales of $120.4 million for the same period in the prior year. Sales in retail stores accounted for most of the sales decrease. Same store sales decreased 12.8%. Retail store sales were adversely impacted in the third quarter as a result of fewer tourists visiting our major flagship stores due to the tragic events of September 11, 2001, a general slow down in the economy throughout the 2001 thirty-nine week period, and the absence of any new high-demand product offerings.

COST OF SALES AND GROSS MARGIN
Cost of sales consists primarily of the cost of products sold, inbound freight costs, and inventory shrinkage costs. The costs associated with the revenues and fees included in net sales from shipping and handling of product for the Company and other third-party catalog retailers are included in selling, general and administrative expenses. Gross margin on net sales was 49.2% for the thirty-nine weeks ended November 3, 2001, a decrease of 2.2 percentage points as compared to 51.4% for the same period of the prior year. The decrease is primarily the result of the Company taking aggressive markdowns to clear overstock inventory positions.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") consists of store operational expenses, store occupancy costs, marketing and advertising, expenses related to catalog production and distribution, costs incurred in connection with shipping and handling of product for the Company and other third-party catalog retailers, customer service, warehouse and distribution expenses related to retail stores, general and administrative expenses and depreciation expense. SG&A for the current period was $79.3 million down $0.2 million as compared to the same period of the prior year. As a percentage of sales, SG&A increased to 74.3%, compared with 66.0% for the same period in fiscal year 2000 due to substantially the same amount of retail store labor and occupancy costs on a smaller sales base.

INTEREST EXPENSE
Interest expense is incurred on amounts advanced by the Company's parent to support our operations and fund capital expenditures. Interest in the current year decreased $1.2 million or 17.5% due to lower interest rates, partially offset by higher outstanding advances.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

FISCAL YEAR 2000 COMPARED WITH FISCAL YEAR 1999

At February 3, 2001 the Company operated 41 retail stores in 19 states throughout the United States. The Company opened two new stores in the current fiscal year and closed three stores upon lease expiration due to the inability to renew on favorable economic lease terms.

The year ended February 3, 2001 includes 53 weeks, while the year ended January 29, 2000 includes 52 weeks.

NET SALES
Net sales of $214.4 million were down $6.6 million or 3.0% as compared to net sales of $221.0 million for the prior year. Net sales in retail stores accounted for most of the sales decline. Same store sales were down 3.6%. Retail toy sales were generally down due to a slow down in the economy, the absence of new high-demand product offerings to replace products that fueled sales growth in the prior year such as Furby, Pokemon and Star Wars, and an increasingly competitive environment.

COST OF SALES AND GROSS MARGIN
Cost of sales consists primarily of the cost of products sold, inbound freight costs, and inventory shrinkage costs. The costs associated with the revenues and fees included in net sales from shipping and handling of product for the Company and other third-party catalog retailers are included in selling, general and administrative expenses. Gross margin on net sales was 50.9% in fiscal 2000, a decrease of 70 basis points as compared to 51.6% in the prior year. The decline in gross margin is primarily the result of lower initial markups and the mix of sales by department.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") consists of store operational expenses including occupancy costs, marketing and advertising, expenses related to catalog production and distribution, customer service, costs incurred in connection with shipping and handling of product for the Company and other third-party catalog retailers, customer service, warehouse and distribution expenses related to retail stores, general and administrative expenses and depreciation expense. SG&A for the current year of $118.4 million was up $3.2 million or 2.8% compared to $115.2 million in the prior year. Included in the current year SG&A is a $3.2 million impairment charge taken in the fourth quarter, which represents a non-cash charge for the write-off of store fixtures and leasehold improvements of five under performing stores. As a percentage of sales, SG&A increased to 55.2 %, compared with 52.1 % for the same period in 1999, primarily due to the decline in net sales and the $3.2 million impairment charge.

INTEREST EXPENSE
Interest expense is incurred on amounts advanced by the Company's parent to support our operations and fund capital expenditures. Interest expense of $9.9 million in the current year increased by $3.1 million or 45.5% from $6.8 million in the prior year due to higher average amounts outstanding and higher interest rates.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

FISCAL YEAR 1999 COMPARED WITH FISCAL YEAR 1998

At January 29, 2000 the Company operated 42 retail stores in 20 states throughout the United States. There were no store closings or new store openings during the current year.

NET SALES
Net sales of $221.0 million were up $17.3 million or 8.5% as compared to net sales of $203.7 million for the prior year. Net sales in retail stores accounted for most of the sales increase. Same store sales increased 5.8% or $10.0 million. Over-all industry sales benefited from the popularity of high-demand products such as POKEMON, FURBY and STAR WARS.

COST OF SALES AND GROSS MARGIN
Gross margin on net sales was 51.6% in fiscal 1999, consistent with 51.4% in the prior year. The slight increase is primarily the result of increased sales in higher margin categories.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses ("SG&A") for the current year were $115.2 million, up $9.7 million or 9.2% compared to the prior year. The increase is due to an increase in occupancy expenses of $1.5 million due to new stores opened during fiscal year 1998, an increase of $3.8 million in bonus payments made to senior management, an increase in other personnel costs of $3.5 million, or 10.7%, due primarily to more stores and additional sales, and increased catalog production costs of $0.9 million. As a percentage of sales, SG&A increased to 52.1% compared with 51.8 % for the same period in 1998.

INTEREST EXPENSE
Interest expense of $6.8 million in the current year decreased by $0.9 million or 11.9% from $ 7.7 million in the prior year due to lower interest rates partially offset by higher outstanding balances.

INCOME TAXES
Due to the Company's operating losses, there is no provision for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

Generally, the Company's primary sources of cash have been from operations and borrowings from the parent company. The principal uses of cash have been to finance operating losses, inventory requirements, capital expenditures related to store openings and store remodelings, repayments to the parent company, and to fund other general working capital requirements.

During the first thirty-nine weeks of the current year, operating activities used $32.7 million of cash compared to $40.0 million of cash used by operating activities in the same thirty-nine week period of the prior year. The $7.3 million lower use of cash relates to $8.3 million higher cash operating loss (net loss plus the add back of non-cash expenses such as depreciation and amortization expense, and deferred rent expense) in the current period as compared to the prior period, offset by $15.6 million less use of cash for other net working capital components. The primary contributor was lower seasonal inventory build-up in the current period as compared to the same period of the prior year. In the thirty-nine week period of the current year, investing activities, comprised of capital expenditures, were $6.9 million compared to $6.2 million in the prior year. Financing activities in the current period, comprised of advances from the Company's parent, were $41.3 million compared to $44.0 million for the same period of the prior year. The advances in the current year were used to fund operating activities and investing activities.

During the fiscal year ended February 3, 2001, operating activities used $21.6 million of cash compared to $3.0 million of cash used in the prior year. The $18.6 million higher use of cash relates to $7.5 million higher cash operating loss (net loss plus the add back of non-cash expenses such as depreciation and amortization expense, deferred rent expense, and impairment charge), and $11.1 million higher use of cash for other net working capital components. The primary contributor was higher end of season inventory levels than planned due to lower than expected sales. In the fiscal year ended February 3, 2001, investing activities, comprised of capital expenditures, were $7.8 million compared to $4.5 million in the prior year due primarily to the opening of two new stores, Internet development costs and other capital improvements. Financing activities in the fiscal year ended February 3, 2001, comprised of net additional advances from the Company's parent, were $26.9 million compared to $7.7 million in the prior year. These advances along with beginning of the year cash balance provided the source of funds for the current year.

Our ability to fund operations and capital expenditures is dependent upon the ongoing financial support from our parent and our suppliers. We rely on prospective landlords, through cash contributions for store build-outs, to provide the capital to build and, in certain cases, to fixture our new stores.

On January 6, 2002 the Company completed the sale of certain assets and liabilities to The Right Start, Inc. The assets included 21 operating stores and the new flag ship store under construction in Los Angeles, California. The Right Start, Inc. is managing one additional store under an operating agreement for a period of up to three years, which may be terminated earlier if a satisfactory resolution to the lease can be negotiated with the landlord. The remaining 18 stores are being liquidated, their leases are being terminated by mutual agreement with the respective landlords and the stores will be closed in early 2002. The Company expects to then cease any further operations. The Right Start, Inc. has agreed to assume certain ongoing liabilities of the Company in connection with their purchase of the assets including amounts payable to suppliers and others as of the closing date.

We believe that cash flow from operations, support from our suppliers and advances from our parent will provide sufficient liquidity to fund operations through the closing date of the sale to The Right Start, Inc. and up to the point we cease any further operations. We expect that all outstanding obligations to third parties will be either assumed by The Right Start, Inc. or satisfied by us in a mutually agreeable manner.

SEASONALITY

Our business is seasonal in nature with revenues generally being higher in the fourth quarter due to the holiday season.

INFLATION

Components of our operations subject to inflation include purchases, lease and labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance, and utilities, all of which are subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

EFFECT OF NEW ACCOUNTING STANDARDS

In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142 and that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142. The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective February 3, 2002. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and the accounting and reporting provisions of Accounting Principles Bulletin No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and transactions" for the disposal of a segment of a business. SFAS No. 144 establishes a single accounting model to account for impairment of long-lived assets to be disposed of. The Statement will be effective for the Company's fiscal year beginning February 2002. The Company does not believe that the adoption of this Statement will have a material effect on its consolidated financial statements.

PROXY

                              THE RIGHT START, INC.
                      PROXY SOLICITED BY BOARD OF DIRECTORS

  JERRY R. WELCH, with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in The Right Start, Inc. at the Special Meeting of Shareholders on March 26, 2002, and at any adjournments, to be held at The Right Start corporate Offices located at 26610 Agoura Road, Suite 250, Calabasas, California.

  MANAGEMENT RECOMMENDS THAT YOU VOTE "FOR" THE BOARD'S PROPOSALS ONE, TWO, THREE AND FOUR.

PROPOSAL 1. APPROVAL OF CONVERTIBILITY OF OUR RECENTLY-ISSUED SECURITIES AND INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

      [_] FOR    [_] AGAINST     [_] ABSTAIN

PROPOSAL 1 approval of (i) the conversion feature of our (a) recently-issued Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Contingent Convertible Preferred Stock, convertible into an aggregate of 17,334,836 shares of our common stock (for which approval results in automatic conversion subject to certain conditions) and (b) 4% Subordinated Convertible Redeemable Pay-in-Kind Notes due 2002, convertible into 3,426,573 shares of our common stock, and (ii) an amendment to our articles of incorporation to increase our authorized common stock from 25,000,000 shares to 75,000,000 shares.

PROPOSAL 2. APPROVAL OF REINCORPORATION IN DELAWARE AND A CHANGE IN OUR CORPORATE NAME

      [_] FOR    [_] AGAINST     [_] ABSTAIN

PROPOSAL 2 approval of our reincorporation in Delaware and a change of our corporate name to FAO, Inc. The reincorporation to be accomplished by merging our existing company into FAO, Inc., a newly formed wholly-owned Delaware subsidiary.

PROPOSAL 3. APPROVAL OF AN AMENDMENT TO THE 1991 EMPLOYEE STOCK OPTION PLAN

         [_] FOR    [_] AGAINST     [_] ABSTAIN

PROPOSAL 3. approval of an amendment to The Right Start, Inc. 1991 Employee Stock Option Plan increasing the maximum aggregate number of shares of our common stock subject to the plan from 2,300,000 to 3,898,037 shares.

PROPOSAL 4. APPROVAL OF ADOPTION OF THE 2001 EMPLOYEE STOCK OPTION PLAN

         [_] FOR    [_] AGAINST     [_] ABSTAIN

PROPOSAL 4. approval of adoption of the The Right Start, Inc. 2001 Employee Stock Option Plan with a maximum aggregate number of shares of our common stock subject to the plan of 1,630,119, such that the aggregate number of shares subject to the 1991 Stock Option Pland and the 2001 Stock Option Plan would be 5,528,156.

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

  THE PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                        Please sign exactly as name appears hereon.

                            ----------------------------------

                            ----------------------------------

                            Dated: _____________________, 2002

                            When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please indicate as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.